As filed with the Securities and Exchange Commission on April 24, 2020

Registration No. 333-236461

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DROPCAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	4899	98-0204758
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1412 Broadway, Suite 2105

New York, New York 10018

(646) 342-1595

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Spencer Richardson

Chief Executive Officer

DropCar, Inc.

1412 Broadway, Suite 2105

New York, NY 10018

(646) 342-1595

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rick A. Werner, Esq. Matthew L. Fry, Esq. Jayun Koo, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Tel. (212) 659-7300 Fax (212) 918-8989	Rodney C. Keller, Jr. AYRO, Inc. 900 E. Old Settlers Boulevard, Suite 100 Round Rock, TX 78664 Tel: (512) 994-4917	Kenneth R. Koch, Esq. Daniel A. Bagliebter, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. Chrysler Center, 666 Third Avenue New York, NY 10017 Tel: (212) 935-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

If applicable, place an [X] in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) [  ]

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)
Common Stock, $0.0001 par value per share	63,955,115	N/A	$58,968.20	$7.66

(1)	Represents the maximum number of shares of common stock, par value $0.0001 per share, of the registrant estimated to be issuable at the effective time of the merger of AYRO, Inc. (“AYRO”) with and into ABC Merger Sub, Inc., a wholly owned subsidiary of the registrant (“Merger Sub”), with AYRO continuing as the surviving corporation, to holders of common stock of AYRO or upon the conversion of options, warrants, preferred stock and other securities convertible into or exercisable for shares of common stock of AYRO, including, without limitation (share numbers calculated after giving effect to the conversion of AYRO shares into DropCar common stock in the merger at the exchange ratio), 4,098,427 shares of the registrant to be issued in respect of shares of AYRO to be issued upon conversion of a bridge loan made by certain investors to AYRO prior to the closing of the merger, 5,237,185 shares of the registrant to be issued in respect of shares of AYRO to be issued to investors in a private placement of AYRO common stock for gross proceeds of $850,000 to be consummated prior to the closing of the merger, 3,867,375 shares of the registrant to be issued in respect of shares of AYRO to be issued in connection with a private placement of AYRO common stock for gross proceeds of $1,150,000 to be consummated prior to the closing of the merger, 2,200,495 shares of the registrant to be issued in respect of shares of AYRO to be issued in connection with the April Bridge Financing prior to closing of the merger, 550,125 shares of the registrant to be issued in respect of shares of AYRO to be issued to a financial advisor of AYRO prior to the closing of the merger, 2,475,557 shares of the registrant to be issued in respect of AYRO common stock to be issued to a consultant of AYRO, prior to the closing of the merger, and 16,024,898 shares of the registrant deliverable upon the exercise of warrants to purchase shares of AYRO common stock, following their automatic conversion into warrants to purchase shares of the registrant’s common stock in the merger, to be issued to the investors in the bridge loan financing, the foregoing private placements and a pre-funded warrant financing for nominal proceeds prior to the closing of the merger and to the placement agent in connection therewith, with warrants to purchase 4,098,427 shares of the registrant at an exercise price of $0.2806 to be issued to the bridge loan investors; warrants to purchase 5,237,185 shares of the registrant at an exercise price of $0.1866 to be issued in connection with the $850,000 financing; warrants to purchase 3,867,375 shares of the registrant at an exercise price of $0.3420 to be issued in connection with the $1,150,000 financing; pre-funded warrants to purchase 1,897,700 shares of the registrant at an exercise price of $0.000092 to be issued in the pre-funded warrant financing for nominal proceeds; and warrants to purchase an aggregate of 924,211 shares of the registrant to be issued to the placement agent. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of common stock that may be issued because of events such as recapitalizations, stock dividends, stock splits, and similar transactions. Also includes 10,000 shares that may be issuable as a result of the provision of the Merger Agreement that rounds up to the nearest share in lieu of issuing fractional shares.

(2)	Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(f) of the Securities Act. AYRO is a private company and no market exists for its equity securities and AYRO has accumulated a capital deficit; therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum offering price is one-third of the aggregate par value of AYRO’s capital stock being acquired in the proposed merger, which is calculated by taking one-third of the product of the par value of $0.001 per share and 58,968,194 shares of AYRO capital stock that may be cancelled or exchanged in the merger (computed as of April 20, 2020, the latest practicable date prior to the date of filing this registration statement, and inclusive of all shares of AYRO capital stock issuable upon conversion of any securities convertible into or exercisable for shares of AYRO capital stock).

(3)	Determined in accordance with Section 6(b) of the Securities Act, at a rate equal to $129.80 per $1 million of the proposed maximum aggregate offering price.

(4)	Filing fee of $7.05 was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary joint proxy and consent solicitation statement/prospectus is not complete and may be changed. The securities being offered by the use of this preliminary joint proxy and consent solicitation statement/prospectus may not be sold nor may offers to buy be accepted prior to the time the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary joint proxy and consent solicitation statement/prospectus is not an offer to sell these securities nor a solicitation of any offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED APRIL 24, 2020

JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Stockholders of DropCar, Inc. and AYRO, Inc.:

On December 19, 2019, DropCar, Inc. (“DropCar”), ABC Merger Sub, Inc., a wholly owned subsidiary of DropCar (“Merger Sub”), and AYRO, Inc. (“AYRO”) entered into an agreement and plan of merger and reorganization (as may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of AYRO with and into Merger Sub, with AYRO continuing as the surviving corporation and a wholly owned subsidiary of DropCar, on the terms and conditions set forth in the Merger Agreement. The boards of directors of each of DropCar and AYRO have approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger.

If the merger is completed, holders of outstanding shares of AYRO common stock and preferred stock (collectively referred to herein as the AYRO equity holders) will be entitled to receive 1.0844 shares of DropCar common stock per share of AYRO common stock they hold or into which their shares of preferred stock convert (the “Exchange Ratio”), prior to giving effect to the proposed reverse stock split discussed below, or an aggregate of approximately 42,112,223 shares of DropCar common stock at closing, including 23,683,059 shares of DropCar common stock to be issued in respect of the AYRO equity securities outstanding as of the date of this joint proxy and consent solicitation statement/prospectus, 4,098,427 shares of DropCar common stock to be issued in respect of shares of AYRO to be issued upon conversion of certain bridge loans made to AYRO in the Bridge Financing (defined below) immediately prior to the merger, 9,104,560 shares of DropCar common stock to be issued in respect of shares of AYRO to be issued pursuant to the AYRO Private Placements (defined below) completed prior to the filing of this Registration Statement on Form S-4, 2,200,495 of shares of DropCar common stock to be issued in respect of shares of AYRO to be issued in connection with the April Bridge Financing (defined below), and 550,125 and 2,475,557 shares of DropCar common stock to be issued in respect of AYRO common stock to be issued to a financial advisor of AYRO and a consultant of AYRO, respectively, prior to the closing of the merger. While the AYRO Private Placement shares have not been issued yet, the investors are bound to purchase from AYRO, and AYRO is bound to sell to the investors, the shares of AYRO common stock subject to the satisfaction of the conditions in the securities purchase agreements for the AYRO Private Placements. At the effective time of the merger, pre-funded warrants to purchase an aggregate of 1,750,000 shares of AYRO common stock at an exercise price of $0.0001 per whole share (the “Pre-funded Warrants”) to be issued in a nominal stock subscription (the “Nominal Stock Subscription,” and the underlying agreement, the “Nominal Stock Subscription Agreement”) and other warrants, including those to be issued to investors and the placement agent in the Bridge Financing and the AYRO Private Placements, to purchase an aggregate of 14,720,661 shares of AYRO common stock (such other warrants collectively, the “Outstanding Warrants”) will automatically convert into the right to purchase shares of DropCar common stock equal to the number of shares of AYRO common stock issuable upon exercise of such warrants multiplied by an exchange ratio (the “Exchange Ratio”) with an exercise price equal to the exercise price of such warrants divided by the Exchange Ratio, prior to giving effect to the proposed reverse stock split. Upon completion of the merger and the transactions contemplated in the Merger Agreement and assuming the exercise of the Pre-funded Warrants, (i) AYRO equity holders (including the investors in the Bridge Financing, the AYRO Private Placements, the April Bridge Financing and the Nominal Stock Subscription and a consultant to AYRO) will own approximately 79% of the outstanding equity of DropCar; (ii) current DropCar stockholders (including holders of Series H-4 Preferred Stock and Series H-6 Preferred Stock) will own approximately 18% of the outstanding equity of DropCar; and (iii) the financial advisor to DropCar and AYRO will own approximately 3% of the outstanding equity of DropCar. Immediately following the merger, subject to the approval of the current DropCar stockholders, it is anticipated that the combined company will effect a reverse stock split at a ratio between 1-for-10 and 1-for-30 with respect to its issued and outstanding common stock. The reverse stock split will increase DropCar’s stock price to at least $5.00 per share.

DropCar common stock is currently listed on The Nasdaq Capital Market (also referred to herein as “Nasdaq”) under the symbol “DCAR.” On December 19, 2019, the last full trading day before the announcement of the merger, the last reported sale price of DropCar common stock was $0.59 per share, and, on April 23, 2020, the latest practicable date prior to the date of this joint proxy and consent solicitation statement/prospectus, the last reported sale price of DropCar common stock was $0.4962 per share. DropCar and AYRO urge you to obtain current market quotations for the price of DropCar common stock.

Each of DropCar and AYRO expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

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DropCar will hold a special meeting of its stockholders, while AYRO will solicit its stockholders’ approval by written consent. DropCar stockholders will be asked to consider and vote upon the following proposals: (i) to approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of DropCar common stock to AYRO equity holders and other parties in connection with the merger, the Merger Agreement, and the transactions contemplated thereby or in connection therewith (the “DropCar Share Issuance Proposal”), (ii) to approve an amendment to the amended and restated certificate of incorporation of DropCar to effect a reverse stock split with a ratio between 1-for-10 and 1-for-30 with respect to the issued and outstanding common stock of the combined company immediately following the merger (the “Reverse Stock Split Proposal”), (iii) to sell substantially all assets of DropCar (the “Asset Sale Proposal”) pursuant to the Asset Purchase Agreement, dated December 19, 2019, by and among DropCar Operating Company, Inc., DC Partners Acquisition LLC, Spencer Richardson and David Newman, as it may be amended from time to time (the “Asset Purchase Agreement”), (iv) to approve an amendment to the amended and restated certificate of incorporation of DropCar to provide for the reduction of the conversion price of the Series H-4 Convertible Preferred Stock to $0.50 per share and the automatic conversion of such shares into DropCar common stock, as well as the issuance of shares of DropCar common stock in connection therewith (the “DropCar Preferred Conversion Proposal”), (v) to approve the amended and restated certificate of incorporation of DropCar which shall be in effect upon consummation of the merger (the “A&R Charter Proposal”), (vi) to approve the 2020 Long-Term Equity Incentive Plan (the “Incentive Plan Proposal”), (vii) to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to DropCar’s named executive officers in connection with the merger (the “DropCar Golden Parachute Compensation Proposal”), and (viii) to adjourn the special meeting, if necessary, to permit the solicitation of additional proxies in the event that there are insufficient votes on one or more of the proposals presented to DropCar stockholders (the “Adjournment Proposal”).

The DropCar special meeting will be held on Wednesday, May 27, 2020 at 10:00 a.m., Eastern Time, and will be “virtual,” meaning that you can participate in the meeting online at www.issuerdirect.com/virtual-event/DCAR at the appointed time and date and entering the control number included in the proxy card that you receive. DropCar stockholders are encouraged to access the special meeting before the start time. Please allow ample time for online check-in. DropCar stockholders will not be able to attend the special meeting in person.

AYRO stockholders will be asked to approve by written consent a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the merger (the “AYRO Merger Proposal”), and holders of AYRO preferred stock will be asked for their written consent of the conversion of AYRO preferred stock into AYRO common stock immediately prior to the consummation of the proposed merger (the “AYRO Preferred Stock Conversion”).

Completion of the merger is conditioned upon satisfaction or waiver of all closing conditions under the Merger Agreement, including, among other things, (i) the approval of the DropCar Share Issuance Proposal by the holders of a majority of the votes cast for or against the proposal, (ii) the approval of the Reverse Stock Split Proposal, the Asset Sale Proposal, the DropCar Preferred Conversion Proposal and the A&R Charter Proposal, which require the affirmative vote of a majority of the DropCar shares of common stock and preferred stock outstanding, voting as a single class, (iii) the adoption and approval of the AYRO Merger Proposal by written consent of the holders of a majority of the outstanding shares of AYRO common stock and preferred stock, voting together as a single class on an as-converted-to-common stock basis, and (iv) the approval of the AYRO Preferred Stock Conversion by the holders of a majority of the outstanding shares of AYRO preferred stock voting together as a single class and on an as-converted-to-common stock basis.

DropCar’s board of directors has determined that it is advisable and in the best interest of DropCar and its stockholders to enter into the Merger Agreement and the Asset Purchase Agreement, and the DropCar board of directors has authorized and approved the terms of each of the Merger Agreement and the Asset Purchase Agreement and the transactions contemplated thereby and recommends that DropCar stockholders vote “FOR” the DropCar Share Issuance Proposal, “FOR” the Reverse Stock Split Proposal, “FOR” the Asset Sale Proposal, “FOR” the DropCar Preferred Conversion Proposal, “FOR” the A&R Charter Proposal, “FOR” the Incentive Plan Proposal, “FOR” the DropCar Golden Parachute Compensation Proposal, and “FOR” the Adjournment Proposal.

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AYRO’s board of directors has (i) determined that the Merger Agreement and transactions contemplated thereby, including the merger, are just, equitable and fair to AYRO and its stockholders and that it is advisable and in the best interests of AYRO and its stockholders that AYRO consummate the merger, (ii) unanimously approved the Merger Agreement and the merger and the other transactions contemplated by the Merger Agreement and (iii) unanimously recommended that AYRO stockholders adopt and approve the Merger Agreement and the transactions contemplated thereby, including the merger, by written consent and that AYRO preferred stockholders approve the AYRO Preferred Stock Conversion by written consent.

This joint proxy and consent solicitation statement/prospectus provides you with important information about the special meeting and solicitation of written consents, DropCar, AYRO, the proposed merger and the transactions and documents related to the merger. Please carefully read this entire joint proxy and consent solicitation statement/prospectus, including “RISK FACTORS” beginning on page 61.

For the DropCar stockholders: your vote is very important. Whether or not you plan to attend the DropCar special meeting, please take the time to vote by completing and returning the enclosed proxy card to DropCar or by granting your proxy electronically over the Internet or by telephone. If your shares are held in “street name,” you must instruct your broker in order to vote on all proposals.

Sincerely,

Spencer Richardson Chief Executive Officer DropCar, Inc.	Rodney C. Keller, Jr. Chief Executive Officer AYRO, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the DropCar common stock to be issued in the merger, or determined if this joint proxy and consent solicitation statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy and consent solicitation statement/prospectus is dated April 24 , 2020 and is first expected to be mailed or otherwise delivered to the stockholders of DropCar and AYRO on or about April 24, 2020.

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DropCar, Inc.

1412 Broadway, Suite 2105

New York, New York 10018

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 27, 2020

10:00 a.m. Eastern Time

To be Held Online at www.issuerdirect.com/virtual-event/DCAR

To the Stockholders of DropCar, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the “special meeting”) of DropCar, Inc., a Delaware corporation (“DropCar,” “we,” “our,” or “us”), will be held on Wednesday, May 27, 2020 at 10:00 a.m., Eastern Time and will be “virtual,” meaning that you can participate in the meeting online at www.issuerdirect.com/virtual-event/DCAR, to consider and vote upon the following matters:

(1) The DropCar Share Issuance Proposal — to approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of our common stock to AYRO equity holders and to other parties in connection with the merger of ABC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of DropCar (the “Merger Sub”), with and into AYRO, Inc., a Delaware corporation (“AYRO”), pursuant to the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated as of December 19, 2019, as it may be amended, by and among DropCar, the Merger Sub and AYRO (the “Merger Agreement”), the Merger Agreement and the transactions contemplated thereby or in connection therewith (the “DropCar Share Issuance Proposal”);

(2) The Reverse Stock Split Proposal — to approve an amendment to our amended and restated certificate of incorporation to effect a reverse stock split with a ratio between 1-for-10 and 1-for-30 with respect to the issued and outstanding common stock of the combined company immediately following the merger (the “Reverse Stock Split Proposal”);

(3) The Asset Sale Proposal — to approve the sale of substantially all of the assets of DropCar (the “Asset Sale Transaction”) pursuant to the terms and conditions of the Asset Purchase Agreement, dated as of December 19, 2019, as it may be amended (the “Asset Purchase Agreement”), by and among DropCar, DropCar Operating Company, Inc., DC Partners Acquisition, LLC (“DC Partners”), Spencer Richardson and David Newman (the “Asset Sale Proposal”);

(4) The DropCar Preferred Conversion Proposal — to approve an amendment to our certificate of incorporation to provide for the reduction of the conversion price of the Series H-4 Convertible Preferred Stock to $0.50 per share and the automatic conversion of such shares into DropCar common stock and to authorize, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of DropCar common stock in connection therewith (the “DropCar Preferred Conversion Proposal”);

(5) The A&R Charter Proposal — to approve the amendment and restatement of our certificate of incorporation in its entirety (the “A&R Charter Proposal”);

(6) The Incentive Plan Proposal — to approve the 2020 Long-Term Equity Incentive Plan (the “Incentive Plan Proposal”);

(7) The DropCar Golden Parachute Compensation Proposal — to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to DropCar’s named executive officers in connection with the merger (the “DropCar Golden Parachute Compensation Proposal”); and

(8) The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote (the “Adjournment Proposal”).

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The DropCar special meeting will be a virtual meeting via live webcast on the Internet. DropCar stockholders will be able to attend the special meeting, vote and submit questions during the special meeting by visiting www.issuerdirect.com/virtual-event/DCAR and entering the control number included in the proxy card that you receive. DropCar stockholders are encouraged to access the special meeting before the start time of 10:00 a.m., Eastern Time on May 27, 2020. Please allow ample time for online check-in. DropCar stockholders will not be able to attend the special meeting in person.

Our board of directors has fixed the close of business on April 14, 2020 as the record date for the special meeting. Only holders of record of shares of DropCar capital stock at the close of business on such date are entitled to receive notice of, and vote at, the special meeting or at any postponement(s) or adjournment(s) of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten (10) days before the special meeting at our principal executive office for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Approval of the DropCar Share Issuance Proposal requires the affirmative vote of the majority of the votes cast on such matter. The Incentive Plan Proposal, the DropCar Golden Parachute Compensation Proposal and the Adjournment Proposal require the affirmative vote of the majority of the shares present and entitled to vote on such matter. Approval of each of the Reverse Stock Split Proposal, the Asset Sale Proposal, the DropCar Preferred Conversion Proposal and the A&R Charter Proposal requires the affirmative vote of the holders of the majority of shares outstanding and entitled to vote on such matter.

OUR BOARD OF DIRECTORS HAS DETERMINED THAT IT IS ADVISABLE AND IN THE BEST INTEREST OF DROPCAR AND ITS STOCKHOLDERS TO ENTER INTO THE MERGER AGREEMENT AND THE ASSET PURCHASE AGREEMENT AND THE BOARD HAS AUTHORIZED AND APPROVED THE TERMS OF THE MERGER AGREEMENT AND THE ASSET PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. OUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE ASSET PURCHASE AGREEMENT AND RECOMMENDS THAT DROPCAR STOCKHOLDERS VOTE “FOR” THE DROPCAR SHARE ISSUANCE PROPOSAL, “FOR” THE REVERSE STOCK SPLIT PROPOSAL, “FOR” THE ASSET SALE PROPOSAL, “FOR” THE DROPCAR PREFERRED CONVERSION PROPOSAL, “FOR” THE A&R CHARTER PROPOSAL, “FOR” THE INCENTIVE PLAN PROPOSAL, “FOR” THE DROPCAR GOLDEN PARACHUTE COMPENSATION PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

Your vote is very important. If your shares are registered in your name as a stockholder of record of DropCar, whether or not you expect to attend the special meeting, please sign and return the enclosed proxy card promptly in the envelope provided or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card, to ensure that your shares will be represented at the special meeting.

If your shares are held in “street name” through a broker, trust, bank or other nominee, and you received the notice of the special meeting through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by such broker or other intermediary to instruct them how to vote your shares or contact your broker or other intermediary directly in order to obtain a proxy issued to you by your nominee holder to attend the special meeting and vote at the special meeting. Failure to do so may result in your shares not being eligible to be voted by proxy at the special meeting.

You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed joint proxy and consent solicitation statement/prospectus.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 27, 2020, TO BE HELD ONLINE AT www.issuerdirect.com/virtual-event/DCAR: This notice is not a form for voting and presents only an overview of the more complete joint proxy and consent solicitation statement/prospectus. We urge you to read the accompanying joint proxy and consent solicitation statement/prospectus, including its annexes and the section titled “RISK FACTORS” beginning on page 61, carefully and in their entirety. Copies of the joint proxy and consent solicitation statement/prospectus and the accompanying proxy card are available, without charge, on the internet, on our website (http://www.dropcar.com), and can be obtained by sending an e-mail to ir@dropcar.com. To obtain timely delivery, our stockholders must request the materials no later than five (5) business days prior to the DropCar special meeting. If you have any questions concerning the merger, the Merger Agreement, the Asset Purchase Agreement, the proposals, the DropCar special meeting or the accompanying joint proxy and consent solicitation statement/prospectus or need help voting your shares of DropCar capital stock, please contact DropCar’s investor relations department at 646-916-4595.

By Order of the Board of Directors,

/s/ Joshua N. Silverman
Joshua N. Silverman
Chairman of the Board

April 24 , 2020

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AYRO, Inc.

900 E. Old Settlers Boulevard, Suite 100
Round Rock, TX 78664

NOTICE OF SOLICITATION OF WRITTEN CONSENT
FOR ACTION TO BE TAKEN BY WRITTEN CONSENT
IN LIEU OF A MEETING OF STOCKHOLDERS

To the Stockholders of AYRO, Inc.:

Included in the accompanying joint proxy and consent solicitation statement/prospectus is a consent solicitation statement furnished by the board of directors of AYRO, Inc., a Delaware corporation (“AYRO”), to the holders of record of the outstanding shares of AYRO common stock and preferred stock (collectively referred to herein as the “AYRO equity holders”), at the close of business on April 20, 2020, or the record date.

This joint proxy and consent solicitation statement/prospectus is being delivered to holders of AYRO common stock and preferred stock as of the record date, to solicit written consent to the adoption and approval of the Agreement and Plan of Merger and Reorganization, dated as of December 19, 2019, as it may be amended from time to time (the “Merger Agreement”), by and among DropCar, Inc., a Delaware corporation (“DropCar”), ABC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of DropCar (the “Merger Sub”), and AYRO, pursuant to which Merger Sub will merge with and into AYRO, with AYRO continuing as the surviving corporation and a wholly owned subsidiary of DropCar, and to the transactions contemplated by the Merger Agreement including the merger (the “AYRO Merger Proposal”). Additionally, this joint proxy and consent solicitation statement/prospectus is being delivered to holders of AYRO preferred stock as of the record date to solicit their written consent of the conversion of AYRO preferred stock into AYRO common stock immediately prior to the consummation of the proposed merger (the “AYRO Preferred Stock Conversion”).

As a record holder of outstanding AYRO common stock or preferred stock on the record date, you are urged to complete, date and sign the enclosed written consent and promptly return the completed and executed written consent by one of the means described in “AYRO SOLICITATION OF WRITTEN CONSENT — Submission of Consents” beginning on page 137 of the enclosed joint proxy and consent solicitation statement/prospectus. AYRO’s board of directors has set May 12, 2020, as the target final date for receipt of written consents. AYRO reserves the right to extend the final date for receipt of written consents without any prior notice to stockholders.

The enclosed joint proxy and consent solicitation statement/prospectus describes the Merger Agreement and the proposed merger in detail and includes, as Annex A, the complete text of the Merger Agreement. We urge you to read the accompanying joint proxy and consent solicitation statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy and consent solicitation statement/prospectus and its annexes carefully and in their entirety. In particular, you should carefully read the section captioned “RISK FACTORS” beginning on page 61 of the enclosed joint proxy and consent solicitation statement/prospectus for a discussion of certain risk factors relating to the Merger Agreement and the merger.

Approval of the AYRO Merger Proposal requires the affirmative vote or written consent of holders of at least a majority of the outstanding shares of AYRO common stock and preferred stock, voting together as a single class on an as-converted-to-common stock basis.

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Approval of the AYRO Preferred Stock Conversion requires the affirmative vote or written consent of the holders of a majority of the outstanding shares of AYRO preferred stock voting together as a single class and on an as-converted-to-common stock basis.

You are entitled to the right to seek appraisal of the fair value of your shares of AYRO common stock or preferred stock, as determined by the Delaware Court of Chancery with respect to the merger under Section 262 of the Delaware General Corporation Law. A summary of the appraisal rights that may be available to you is described in the section titled “THE MERGER — Appraisal Rights” beginning on page 169. An AYRO stockholder of record who wishes to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent approving the AYRO Merger Proposal or deliver a signed written consent without indicating a decision on the AYRO Merger Proposal. Any signed written consent returned without indicating a decision on the AYRO Merger Proposal will be counted as approving the AYRO Merger Proposal. AYRO stockholders seeking to exercise appraisal rights must also take all other steps necessary to perfect their appraisal rights.

Your written consent is very important. The Merger Agreement and the AYRO Preferred Stock Conversion must be adopted by the requisite affirmative vote of the AYRO stockholders in order for the merger to be consummated. PLEASE NOTE: Your consents, as evidenced by your signing and returning the signature page to the enclosed written consent, are irrevocable once they are received by AYRO, as explained in the joint proxy and consent solicitation statement/prospectus. If you have any questions concerning the merger, the Merger Agreement, the AYRO Merger Proposal, the AYRO Preferred Stock Conversion, the written consent or the accompanying joint proxy and consent solicitation statement/prospectus, would like additional copies of the accompanying joint proxy and consent solicitation statement/prospectus or need help executing the written consent, please call Curtis Smith at (512) 643-1256.

AYRO’S BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE MERGER AND THE TERMS OF THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS JUST, EQUITABLE AND FAIR TO AYRO AND ITS STOCKHOLDERS AND THAT IT IS ADVISABLE AND IN THE BEST INTERESTS OF AYRO AND ITS STOCKHOLDERS THAT AYRO CONSUMMATE THE MERGER. ACCORDINGLY, AYRO’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AYRO STOCKHOLDERS APPROVE THE MERGER AND ADOPT AND APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND APPROVE THE AYRO PREFERRED STOCK CONVERSION, BY EXECUTING AND DELIVERING THE WRITTEN CONSENT FURNISHED WITH THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS.

By Order of the Board of Directors,

/s/ Rodney C. Keller, Jr.
Rodney C. Keller, Jr.
Chief Executive Officer

April 24 , 2020

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REFERENCE TO ADDITIONAL INFORMATION

This joint proxy and consent solicitation statement/prospectus includes important business and financial information about DropCar. Additional information about DropCar is available to you without charge upon your request. You can obtain any of the documents filed with or furnished to the Securities and Exchange Commission, or the “SEC,” by DropCar at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents at no cost by requesting them in writing or by telephone at the following address and telephone number:

DropCar, Inc.:
1412 Broadway

Suite 2105

New York, New York 10018
Attention: Corporate Secretary
Telephone: (646) 342-1595
E-mail: ir@dropcar.com

Or

DropCar’s Proxy Solicitor:
Kingsdale Advisors

Telephone (toll-free in North America): (888) 642-3150

Telephone (outside of North America): (416) 867-2272

Email: contactus@kingsdaleadvisors.com

To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the special meeting or deadline for submitting written consents. This means that DropCar stockholders requesting documents must do so by May 20, 2020 and AYRO stockholders requesting documents must do so by May 5, 2020.

You should rely only on the information contained in this document. No one has been authorized to provide you with information that is different from that contained in this document. This document is dated April 24, 2020, and you should assume that the information in this document is accurate only as of such date. Neither the mailing nor delivery of this document to DropCar stockholders or AYRO stockholders nor the issuance by DropCar of shares of DropCar common stock in connection with the merger will create any implication to the contrary.

ABOUT THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS

Except where the context otherwise indicates, information contained in this document regarding DropCar has been provided by DropCar and information contained in this document regarding AYRO has been provided by AYRO. See “Where You Can Find More Information” beginning on page 317 of this joint proxy and consent solicitation statement/prospectus for more details.

This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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WHERE YOU CAN FIND MORE INFORMATION	317
FUTURE STOCKHOLDER PROPOSALS	318
DropCar – Inclusion of Proposals in DropCar’s Proxy Statement and Proxy Card under the SEC’s Rules	318
DropCar – Bylaws Requirements for Stockholder Submissions of Nominations and Proposals	318
AYRO – Inclusion of Proposals in AYRO’s Proxy Statement and Proxy Card under the SEC’s Rules	318
AYRO – Bylaws Requirements for Stockholder Submissions of Nominations and Proposals	318
AYRO, INC. – INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1
DROPCAR, INC. – INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-28

ANNEXES
A. Merger Agreement
B. DropCar Amended and Restated Charter
C. Form of DropCar Series H-4 Preferred Stock Charter Amendment
D. DropCar Reverse Stock Split Charter Amendment
E. Section 262 of DGCL
F. Opinion of Financial Advisor
G. Asset Purchase Agreement
H. Employment Agreement of Rod Keller
I. Amendment to Employment Agreement of Curt Smith
J. 2020 Long-Term Equity Incentive Plan
K. AYRO Private Placement SPAs
L. Bridge Financing
M. Nominal Stock Subscription Agreement
N. DropCar Amended and Restated Bylaws
O. Secured Loan
P. April Bridge Financing

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QUESTIONS AND ANSWERS

The following are answers to some questions that DropCar stockholders and AYRO stockholders may have regarding the proposed merger and the other proposals being considered by DropCar stockholders and AYRO stockholders. DropCar and AYRO urge you to read carefully this entire joint proxy and consent solicitation statement/prospectus, including the annexes, because the information in this section does not provide all the information that might be important to you.

Unless the context otherwise requires, references in this joint proxy and consent solicitation statement/prospectus to “DropCar” refers to DropCar, Inc., a Delaware corporation; “Merger Sub” refers to ABC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of DropCar, and “AYRO” refers to AYRO, Inc., a Delaware corporation.

Questions and Answers About the Merger and the Asset Sale Transaction

Q:	Why am I receiving this joint proxy and consent solicitation statement/prospectus?

A:

You are receiving this joint proxy and consent solicitation statement/prospectus because you are a stockholder of record of either DropCar, as of April 14, 2020, the record date for the DropCar special meeting, or AYRO, as of April 20, 2020 the record date for AYRO solicitation of written consent.

DropCar, Merger Sub and AYRO have entered into an Agreement and Plan of Merger and Reorganization, dated as of December 19, 2019 (as may be amended from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into AYRO, with AYRO continuing as the surviving company and a wholly owned subsidiary of DropCar. See “THE MERGER” beginning on page 139 and “THE MERGER AGREEMENT” beginning on page 178 of this joint proxy and consent solicitation statement/prospectus. A copy of the Merger Agreement is attached to this joint proxy and consent solicitation statement/prospectus as Annex A. DropCar will issue shares of DropCar common stock to the AYRO equity holders in connection with the merger as merger consideration. In addition, at the effective time of the merger, the Pre-funded Warrants to purchase an aggregate of 1,750,000 shares of AYRO common stock at an exercise price of $0.0001 per whole share, other warrants to purchase an aggregate of 14,720,661 shares of AYRO common stock, including warrants to purchase an aggregate of 3,779,442 shares of AYRO common stock at an exercise price of $0.3043 per whole share to be issued in the Bridge Financing, 4,829,569 shares of AYRO common stock at an exercise price of $0.2024 per whole share to be issued in the $850,000 AYRO Private Placement, 3,566,373 shares of AYRO common stock at an exercise price of $0.3708 per whole share to be issued in the $1,150,000 AYRO Private Placement, warrants to purchase an aggregate of 852,277 shares of AYRO common stock to be issued to the placement agent in the Bridge Financing and the AYRO Private Placements and 1,693,000 shares of AYRO common stock at an exercise price of $2.00 per whole share (such warrants other than the Pre-funded Warrants, collectively the “Outstanding Warrants”), and options to purchase an aggregate of 3,662,952 shares of AYRO common stock (the “AYRO Options”) will automatically convert into the right to purchase shares of DropCar common stock equal to the number of shares of AYRO common stock issuable upon exercise of such Pre-funded Warrants, warrants or options multiplied by 1.0844 (the “Exchange Ratio”) with an exercise price for the Pre-funded Warrants, warrants and options equal to the exercise price of the Pre-funded Warrants, warrants and options divided by the Exchange Ratio. The aggregate number of shares of common stock that DropCar will issue pursuant to the terms of the Merger Agreement will be in excess of twenty (20%) of DropCar’s pre-merger outstanding shares of common stock. Accordingly, DropCar is asking its stockholders to approve the DropCar Share Issuance Proposal in accordance with the Nasdaq Listing Rules.

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The Merger Agreement requires, among other things, unless otherwise waived by DropCar and AYRO, for the merger to be consummated:

●	Approval of each of the proposals presented to DropCar stockholders to be voted on at the DropCar special meeting excluding the DropCar Golden Parachute Compensation Proposal, including the approval of the DropCar Share Issuance Proposal, which requires the affirmative vote of the majority of the votes cast on such matter; the approval of the Incentive Plan Proposal, which requires the approval of a majority of the shares present and entitled to vote; and approval of each of the Reverse Stock Split Proposal, the Asset Sale Proposal, the DropCar Preferred Conversion Proposal and the A&R Charter Proposal, which require the affirmative vote of the holders of the majority of shares outstanding and entitled to vote on such matters; and

●

Adoption and approval of the AYRO Merger Proposal, which requires the affirmative vote or written consent of at least a majority of the issued and outstanding shares of AYRO common stock and preferred stock, voting together as a single class on an as-converted-to-common stock basis; and the approval of the AYRO Preferred Stock Conversion, which requires the affirmative vote or written consent of the holders of a majority of the issued and outstanding preferred stock voting together as a single class.

As a condition to closing the merger, the Merger Agreement also requires that AYRO consummate the sale of shares of AYRO common stock (or common stock equivalents) and warrants to purchase AYRO common stock resulting in gross proceeds of an aggregate of $2 million, which AYRO has agreed to effect pursuant to the AYRO Private Placement (as defined below), and that DropCar consummate the sale of substantially all of DropCar’s assets related to the business of DropCar conducted as of and prior to the date of the Merger Agreement, in each case, subject only to the substantially concurrent closing of the merger.

On December 19, 2019, DropCar entered into an asset purchase agreement (the “Asset Purchase Agreement”) by and among DropCar, DropCar Operating Company, Inc., a Delaware corporation and wholly owned subsidiary of DropCar (“DropCar Operating”), DC Partners Acquisition, LLC (“DC Partners”), Spencer Richardson and David Newman, pursuant to which DropCar Operating agreed to sell substantially all of the assets associated with its business of providing vehicle support, fleet logistics and concierge services for both consumers and the automotive industry to an entity controlled by Messrs. Richardson and Newman, DropCar’s current Chief Executive Officer and Chief Business Development Officer, respectively (the “Asset Sale Transaction”). The aggregate purchase price for the purchased assets consists of the cancellation of certain liabilities pursuant to those certain employment agreements by and between DropCar Operating and each of Messrs. Richardson and Newman, plus the assumption of certain liabilities relating to, or arising out of, workers’ compensation claims that occurred prior to the closing date of the Asset Purchase Agreement.

The Asset Purchase Agreement contains representations, warranties and covenants by DropCar Operating and DC Partners that are typical for this type of transaction. Consummation of the transactions contemplated by the Asset Purchase Agreement is subject to certain conditions, including customary closing conditions relating to the (i) the accuracy of each party’s representations and warranties (subject to certain qualifications), (ii) material compliance by the parties with their respective covenants and agreements contained in the Asset Purchase Agreement, (iii) the consummation of a Change in Control (as defined in the Asset Purchase Agreement), including the merger and (iv) the receipt by DropCar of the affirmative vote of the holders of the majority of the shares of DropCar capital stock outstanding and entitled to vote on such matters with respect to the matters contemplated by the Asset Purchase Agreement.

This joint proxy and consent solicitation statement/prospectus contains important information about the merger and the proposals being voted on by DropCar stockholders and AYRO stockholders, and you should read it carefully. This document collectively serves as a proxy statement of DropCar, consent solicitation statement of AYRO and a prospectus of DropCar. It is a joint proxy and consent solicitation statement because both the DropCar and AYRO boards of directors are soliciting proxies or written consents from their respective stockholders. It is a prospectus because DropCar will issue shares of DropCar common stock to AYRO equity holders in connection with the merger. Your vote is important. You are encouraged to submit your proxy or written consent as soon as possible after carefully reviewing this joint proxy and consent solicitation statement/prospectus and its annexes.

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Q:	What will happen in the merger?

A:

At the closing of the merger, Merger Sub will merge with and into AYRO, with AYRO surviving the merger as a wholly owned subsidiary of DropCar, and DropCar will issue approximately 42,112,223 shares of its common stock to AYRO equity holders, prior to giving effect to the proposed reverse stock split contemplated by the Reverse Stock Split Proposal, including 23,683,059 shares of DropCar common stock to be issued in respect of the AYRO equity securities outstanding as of the date of this joint proxy and consent solicitation statement/prospectus, 4,098,427 shares of DropCar common stock to be issued in respect of shares of AYRO to be issued upon conversion of certain bridge loans made to AYRO immediately prior to the merger, 9,104,560 shares of DropCar common stock to be issued in respect of shares of AYRO to be issued in the AYRO Private Placements immediately prior to the merger, 2,200,495 shares of DropCar common stock to be issued in respect of shares of AYRO to be issued in connection with April Bridge Financing prior to the merger and 550,125 and 2,475,557 shares of DropCar common stock in respect of AYRO common stock to be issued to a financial advisor of AYRO and a consultant of AYRO, respectively, prior to the closing of the merger. In addition, the Pre-funded Warrants, Outstanding Warrants and AYRO Options will automatically convert into the right to purchase pre-reverse stock split shares of DropCar common stock. Further, upon completion of the merger, DropCar will issue approximately 1,100,249 pre-reverse stock split shares of DropCar common stock to DropCar and AYRO’s financial advisor and warrants to purchase 500,000 pre-reverse stock split shares of DropCar common stock at an exercise price of $0.01 per share to the purchasers of $500,000 aggregate principal amount of secured promissory notes of AYRO (the “Secured Loan”).

At the effective time of the merger, the Pre-funded Warrants will convert into the right to purchase 1,897,700 shares of DropCar common stock at an exercise price of $0.000092 per share; the Outstanding Warrants will convert into the right to purchase an aggregate of 15,963,087 shares of DropCar common stock, with the warrants to be issued in the Bridge Financing being exercisable to purchase 4,098,427 shares of DropCar common stock at an exercise price of $0.2806 per share, the warrants to be issued in the $850,000 AYRO Private Placement being exercisable to purchase 5,237,185 shares of DropCar common stock at an exercise price of $0.1866 per share, the warrants to be issued in the $1,150,000 AYRO Private Placement being exercisable to purchase 3,867,375 shares of DropCar common stock at an exercise price of $0.3420 per share, the warrants to be issued to the private placement agent in the Bridge Financing and the AYRO Private Placements being exercisable to purchase an aggregate of 924,211 shares of DropCar common stock and the other warrants being exercisable to purchase 1,835,889 shares of DropCar common stock at an exercise price of $1.84 per share; and the AYRO Options will convert into the right to purchase 3,972,105 shares of DropCar common stock.

Q:	What will happen in the Asset Sale Transaction?

A:	At the closing of the Asset Sale Transaction, which is expected to occur immediately following the closing of the merger, DropCar Operating will sell substantially all of the assets associated with its business of providing vehicle support, fleet logistics and concierge services for both consumers and the automotive industry to DC Partners. Following the merger and the Asset Sale Transaction, it is anticipated that the combined company will focus its resources on executing AYRO’s current business plan.

Q:	What equity stake will current DropCar stockholders and former AYRO stockholders hold in DropCar after the closing of the merger?

A:	It is anticipated that, after the closing of the merger, assuming exercise of the Pre-funded Warrants, (i) AYRO equity holders (including the investors in the Bridge Financing, the AYRO Private Placements, the April Bridge Financing and the Nominal Stock Subscription and a consultant to AYRO) will own approximately 79% of the outstanding equity of DropCar; (ii) current DropCar stockholders (including holders of Series H-4 Preferred Stock and Series H-6 Preferred Stock) will own approximately 18% of the outstanding equity of DropCar; and (iii) the financial advisor to DropCar and AYRO will own approximately 3% of the outstanding equity of DropCar. If the Reverse Stock Split Proposal is approved and the combined company effects the reverse stock split, the percentage ownership interest of the combined company’s stockholders will not change, except to the extent that the reverse stock split would result in the rounding up of a fractional share issued to a combined company stockholder.

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Q:	When is the merger expected to be completed?

A:	DropCar and AYRO anticipate that the merger will be consummated promptly following the DropCar special meeting, provided that all other conditions to the consummation of the merger in the Merger Agreement have been satisfied or waived. However, it is possible that the failure to timely meet the closing conditions specified in the Merger Agreement or other factors outside of DropCar’s or AYRO’s control could require DropCar and AYRO to complete the merger at a later time or not at all. See “THE MERGER AGREEMENT — Conditions to Completion of the Merger” on page 178 of this joint proxy and consent solicitation statement/prospectus for a more complete summary of the conditions that must be satisfied prior to closing.

Q:	What happens if the merger is not consummated or is terminated?

A:

There are certain circumstances under which the Merger Agreement may be terminated. If the Merger Agreement is terminated pursuant to its terms, the merger will not be consummated. If the merger is not completed for any reason, AYRO equity holders will not receive any merger consideration or shares of DropCar common stock for their equity in AYRO pursuant to the Merger Agreement or otherwise. Instead, DropCar and AYRO will remain separate companies, and DropCar expects that its common stock will continue to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and traded on The Nasdaq Capital Market. See “THE MERGER AGREEMENT — Termination of the Merger Agreement,” “THE MERGER AGREEMENT — Effect of Termination” and “THE MERGER AGREEMENT — Termination Fees; Expenses in Connection with the Termination” beginning on page 178 of this joint proxy and consent solicitation statement/prospectus for information regarding the parties’ specific termination rights.

If the merger does not close, the board of directors of DropCar (the “DropCar Board of Directors”) may elect to, among other things, attempt to complete another strategic transaction like the merger, attempt to sell or otherwise dispose of the various assets of DropCar or continue to operate the business of DropCar. If the DropCar Board of Directors decides to dissolve and liquidate DropCar’s assets, DropCar would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims. This would be a lengthy and uncertain process, and there can be no assurances as to the amount or timing of available cash, if any, that would be left to distribute to DropCar stockholders after paying the debts and other obligations of DropCar and setting aside funds for reserves.

Q:	Is there a break-up fee under the Merger Agreement?

A:

Yes. If DropCar terminates the Merger Agreement because the affirmative vote of the holders of a majority of the voting power of the outstanding shares of AYRO common stock and preferred stock, voting together as a single class on an as-converted-to-common stock basis, shall not have been obtained within five (5) business days following the date that this Registration Statement on Form S-4 is declared effective, then AYRO shall pay to DropCar an amount equal to $1,000,000 (the “Termination Fee”). If (i) AYRO terminates the Merger Agreement because the DropCar Board of Directors has withdrawn or modified its recommendation that DropCar’s stockholders vote to approve the merger, the issuance of DropCar common stock in the merger, the Asset Sale Transaction and the DropCar Charter Amendment, including for purposes of effectuating the reverse stock split, or if (ii) DropCar enters into a definitive agreement to effect a Parent Superior Offer, as defined in the Merger Agreement, then DropCar shall pay to AYRO the Termination Fee. Further, DropCar shall be required to pay to AYRO the Termination Fee if either DropCar or AYRO terminates the Merger Agreement because (i) DropCar’s stockholder meeting was held and the stockholder approval contemplated by the Merger Agreement was not obtained thereat, subject to certain exceptions, (ii) prior to DropCar’s stockholder meeting an acquisition proposal for more than 20% of DropCar or any liquidation or dissolution of DropCar shall have been publicly announced, disclosed or otherwise communicated to DropCar board of directors, and (iii) within twelve (12) months after the date of such termination, DropCar enters into a definitive agreement with respect to an acquisition proposal for more than 20% of DropCar or any liquidation or dissolution of DropCar or consummates such acquisition transaction, then DropCar shall pay AYRO, upon such entry into a definitive agreement and/or consummation of a such acquisition transaction, the Termination Fee.

In addition to the Termination Fee, should either party fail to pay the Termination Fee when due, then such party shall reimburse the other party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights to collect the Termination Fee plus interest on such overdue amount at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

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Q:	What do I need to do now?

A:

After you have carefully read this joint proxy and consent solicitation statement/prospectus and have decided how you wish to vote your shares, in the case of DropCar stockholders, please authorize a proxy to vote your shares promptly so that your shares are represented and voted at the DropCar special meeting or, in the case of AYRO stockholders, please execute and return your written consent as soon as possible.

Questions and Answers for DropCar Stockholders

Q:	What will I receive in the merger?

A:	If the merger is completed, DropCar stockholders will not receive any merger consideration and will continue to hold the shares currently held by such stockholders.

Shares of DropCar are currently traded on The Nasdaq Capital Market under the symbol “DCAR.” In connection with and immediately prior to the merger, AYRO will change its name to “AYRO Operating Company, Inc.” and DropCar will change its name to “AYRO, Inc.” and seek to change its trading symbol on The Nasdaq Capital Market to “AYRO.” DropCar stockholders will experience dilution as a result of the issuance of DropCar common stock to the AYRO equity holders in connection with the merger.

Q:	When and where is the DropCar special meeting?

A:

The DropCar special meeting will be held on Wednesday, May 27, 2020 at 10:00 a.m., Eastern Time and will be “virtual,” meaning that you can participate in the meeting online at www.issuerdirect.com/virtual-event/DCAR at the appointed time and date. DropCar stockholders are encouraged to access the special meeting before the start time of 10:00 a.m., Eastern Time on Wednesday, May 27, 2020. Please allow ample time for online check-in. DropCar stockholders will not be able to attend the special meeting in person.

Q:	Why are you holding a virtual special meeting?

A:	Due to the emerging public health impact of COVID-19 and to support the health and well-being of DropCar stockholders, this special meeting will be held in a virtual meeting format only. DropCar has designed its virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows DropCar stockholders to communicate with DropCar in advance of, and during, the special meeting so they can ask questions of the DropCar board of directors or management, as time permits. It is the present expectation of the DropCar board of directors that future special meetings will have an in-person format.

Q:	What happens if there are technical difficulties during the special meeting?

A:

DropCar will have technicians ready to assist its stockholders with any technical difficulties they may have accessing the virtual special meeting, voting at the special meeting or submitting questions at the special meeting. If DropCar stockholders encounter any difficulties accessing the virtual special meeting during the check-in or meeting time, they should call 1-877-481-4014 (toll free) or 1-919-481-4000 (international).

Q:	What is being voted on?

A:

At the DropCar special meeting, DropCar stockholders will be asked to consider and vote upon the matters outlined in the accompanying Notice of Special Meeting of Stockholders of DropCar, including the following:

(1) The DropCar Share Issuance Proposal — to approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of DropCar common stock to AYRO equity holders and other parties in connection with the merger of Merger Sub with and into AYRO, pursuant to the terms and conditions of the Merger Agreement and the transactions contemplated thereby or in connection therewith;

(2) The Reverse Stock Split Proposal — to approve an amendment to DropCar’s amended and restated certificate of incorporation to effect a reverse stock split with a ratio between 1-for-10 and 1-for-30 with respect to the issued and outstanding common stock of the combined company immediately following the merger. The reverse stock split will increase DropCar’s stock price to at least $5.00 per share;

(3) The Asset Sale Proposal — to approve the sale of substantially all of the assets of DropCar (the “Asset Sale Transaction”) pursuant to the terms and conditions of the Asset Purchase Agreement, by and among DropCar, DropCar Operating, DC Partners, Spencer Richardson and David Newman;

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(4) The DropCar Preferred Conversion Proposal — to approve an amendment to DropCar’s certificate of incorporation to provide for the reduction of the conversion price of the Series H-4 Convertible Preferred Stock to $0.50 per share and the automatic conversion of such shares into DropCar common stock and to authorize, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of DropCar common stock in connection therewith;

(5) The A&R Charter Proposal — to approve the amendment and restatement of DropCar’s certificate of incorporation in its entirety;

(6) The Incentive Plan Proposal — to approve the 2020 Long-Term Equity Incentive Plan;

(7) The DropCar Golden Parachute Compensation Proposal — to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to DropCar’s named executive officers in connection with the merger; and

(8) The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Q:	Are the proposals conditioned on one another?

A:	The DropCar Share Issuance Proposal, the DropCar Preferred Conversion Proposal and the Asset Sale Proposal are conditioned on each other. Each of the Reverse Stock Split Proposal, A&R Charter Proposal, and Incentive Plan Proposal are conditioned on the approval of the DropCar Share Issuance Proposal, but the approval of the DropCar Share Issuance Proposal is not conditioned on the approval of the Reverse Stock Split Proposal, the A&R Charter Proposal or the Incentive Plan Proposal. The Adjournment Proposal and the DropCar Golden Parachute Compensation Proposal do not require approval of any other proposal to be effective. It is important for you to note that in the event that any proposal other than the Reverse Stock Split Proposal, the Incentive Plan Proposal, the A&R Charter Proposal, the DropCar Golden Parachute Compensation Proposal or the Adjournment Proposal does not receive the requisite vote for approval, then DropCar and AYRO will not consummate the merger.

Q:	What will happen if the Reverse Stock Split Proposal is approved?

A:

If the Reverse Stock Split Proposal is approved, DropCar will effect a reverse stock split with a ratio between 1-for-10 and 1-for-30 with respect to the issued and outstanding common stock of the combined company immediately following the merger, thereby reducing the total number of outstanding shares of the combined company’s common stock from approximately 50,157,548 shares to between approximately 5,015,755 shares and 1,671,919, excluding shares underlying outstanding shares of preferred stock, options and warrants or from approximately 52,555,248 to between approximately 5,255,525 shares and 1,751,842 shares, assuming the exercise in full of the Pre-funded Warrants and the warrants to be issued pursuant to the Secured Loan and excluding shares underlying outstanding shares of preferred stock options and other warrants. To the extent that the reverse stock split would result in any stockholders of the combined company otherwise owning a fractional share of the combined company’s common stock, such share will be rounded up to the nearest whole share. The reverse stock split will affect all stockholders of the combined company uniformly and will not change any stockholder’s percentage ownership interest in the combined company, except to the extent that the reverse stock split would result in the rounding up of fractional shares. Unless otherwise set forth herein or unless the context indicates otherwise, all share amounts in this joint proxy and consent solicitation statement/prospectus do not give effect to the reverse stock split. You are encouraged to review the proposed amendments to the DropCar Charter, a copy of which is included in this joint proxy and consent solicitation statement/prospectus as Annex D. The reverse stock split will cause the price of the issued and outstanding common stock of the combined company at the effective time to equal at least $5.00.

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Q:	What will happen if the DropCar Preferred Conversion Proposal is approved?

A:

If DropCar obtains stockholder approval of the DropCar Preferred Conversion Proposal, the exercise price of the Series H-4 Convertible Preferred Stock will be reduced to $0.50 per share and such shares will convert automatically into shares of DropCar common stock at the reduced conversion price. You are encouraged to review the proposed amendment to the DropCar Charter, a copy of which is included in this joint proxy and consent solicitation statement/prospectus as Annex C.

Q:	What constitutes a quorum for the DropCar special meeting?

A:

Pursuant to DropCar’s amended and restated bylaws (the “DropCar Bylaws”), the presence of holders of thirty-three and one-third percent (33.33%) of DropCar’s outstanding capital stock entitled to vote at the special meeting is necessary to constitute a quorum to transact business. Stockholders of common stock present at the special meeting or represented by proxy (including stockholders who abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present. “Broker non-votes,” which are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter, will not be counted for purposes of determining whether a quorum is present.

Pursuant to the DropCar Bylaws, if a quorum is not present, the special meeting shall be adjourned to another place, date, or time by the chairman of the meeting. As of the record date for the special meeting, 2,510,650 shares of our common stock would be required to achieve a quorum.

Q:	What is the record date and what does it mean?

A:	The record date to determine the stockholders entitled to notice of and to vote at the special meeting is the close of business on April 14, 2020. The record date was established by the DropCar Board of Directors as required by Delaware law. On the record date, 4,550,503 shares of DropCar common stock and 29,822 shares of DropCar Series H-6 Preferred Stock (which were convertible into an aggregate of 2,982,200 shares of DropCar common stock) were issued and outstanding, for total voting power of 7,532,703 shares.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of DropCar common stock and Series H-6 Convertible Preferred Stock at the close of business on the DropCar record date may vote at the special meeting.

Q:	How many votes do I have?

A:

You are entitled to one vote on each proposal to be considered at the DropCar special meeting for each share of DropCar common stock that you owned as of the close of business on April 14, 2020, which is the DropCar record date. Holders of Series H-6 Convertible Preferred Stock are entitled to vote together with the holders of DropCar common stock those shares of Series H-6 Convertible Preferred Stock owned on the record date, on an as-if converted to DropCar common stock basis, subject to certain beneficial ownership blockers.

Q:	Why is my vote important?

A:

The DropCar Share Issuance Proposal, DropCar Preferred Conversion Proposal and the Asset Sale Proposal are conditioned on each other. Each of the Reverse Stock Split Proposal, A&R Charter Proposal and Incentive Plan Proposal are conditioned on the approval of the DropCar Share Issuance Proposal, but the approval of the DropCar Share Issuance Proposal is not conditioned on the approval of the Reverse Stock Split Proposal, A&R Charter Proposal or Incentive Plan Proposal. The Adjournment Proposal and the DropCar Golden Parachute Compensation Proposal do not require approval of any other proposal to be effective. It is important for you to note that in the event that any proposal other than the Reverse Stock Split Proposal, the Incentive Plan Proposal, the A&R Charter Proposal, the DropCar Golden Parachute Compensation Proposal or the Adjournment Proposal does not receive the requisite vote for approval, then DropCar and AYRO will not consummate the merger.

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Q:	What happens if the DropCar Golden Parachute Compensation Proposal is not approved?

A:

Nothing will happen if the DropCar Golden Parachute Compensation Proposal is not approved, as it is advisory only. The DropCar Golden Parachute Compensation Proposal gives DropCar stockholders the opportunity to express their views on the compensation DropCar’s named executive officers would receive in connection with the merger. If the merger is completed, the Asset Sale Transaction compensation and merger-related compensation may be paid to DropCar’s named executive officers to the extent payable in accordance with the terms of the relevant compensation agreements and arrangements, even if DropCar stockholders fail to approve the advisory vote regarding merger-related compensation.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote your shares of DropCar capital stock on the matters to be presented at the DropCar special meeting in any of the following ways:

●	At the Special Meeting — To vote at the special meeting, you can participate in the meeting online at www.issuerdirect.com/virtual-event/DCAR at the appointed time and date and you will be able to vote by ballot. To ensure that your shares of DropCar capital stock are voted at the DropCar special meeting, the DropCar Board of Directors recommends that you submit a proxy even if you plan to attend the DropCar special meeting. DropCar stockholders will not be able to attend the special meeting in person.
●	By Mail — To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to DropCar before the DropCar special meeting, the persons named as proxies will vote your shares of DropCar capital stock as you direct.
●	By Telephone — To vote by telephone, dial the toll free telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card.
●	By Internet — To vote over the Internet, go to the web address identified on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card.

If your shares are held in “street name” by a broker, bank or other nominee, please refer to the voting instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Your bank, brokerage firm or other nominee cannot vote your shares without instructions from you. Please note that if your shares are held in “street name” and you wish to vote at the DropCar special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:	What is the vote required to approve each proposal?

A:

Assuming the presence of a quorum, (i) approval of the DropCar Share Issuance Proposal requires, for purposes of complying with Nasdaq Listing Rule 5635(d), the affirmative vote of a majority of votes cast; (ii) approval of the Incentive Plan Proposal, the DropCar Golden Parachute Compensation Proposal and the Adjournment Proposal require the affirmative vote of a majority of the shares present at the special meeting or by proxy and entitled to vote; and (iii) approval of each of the Reverse Stock Split Proposal, the Asset Sale Proposal, the DropCar Preferred Conversion Proposal and the A&R Charter Proposal requires the affirmative vote of the holders of the majority of shares outstanding and entitled to vote on such matter. A DropCar stockholder’s abstention from voting, or the failure of a DropCar stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have no effect on the outcome of any vote on the DropCar Share Issuance Proposal. A DropCar stockholder’s abstention from voting will have the effect of a vote against the Incentive Plan Proposal, the DropCar Golden Parachute Compensation Proposal and the Adjournment Proposal, but the failure of a DropCar stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have no effect on the outcome of any vote on the Incentive Plan Proposal, the DropCar Golden Parachute Compensation Proposal or the Adjournment Proposal. A DropCar stockholder’s failure to vote by proxy or to vote at the special meeting, an abstention from voting, or the failure of a DropCar stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee will have the effect of a vote against the Reverse Stock Split Proposal, the Asset Sale Proposal, the DropCar Preferred Conversion Proposal, and the A&R Charter Proposal.

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Consummation of the merger is subject to certain closing conditions, including, among other things, approval by the stockholders of DropCar and AYRO, the continued listing of DropCar’s common stock on The Nasdaq Stock Market after the merger and satisfaction of minimum net cash thresholds by DropCar and AYRO. In accordance with the terms of the Merger Agreement, (i) certain executive officers, directors and stockholders of AYRO (solely in their respective capacities as AYRO stockholders) holding approximately 57% of the outstanding AYRO capital stock have entered into voting agreements with DropCar to vote all of their shares of AYRO capital stock in favor of adoption of the Merger Agreement (the “AYRO Voting Agreements”) and (ii) certain executive officers, directors and stockholders of DropCar (solely in their respective capacities as DropCar stockholders) holding approximately 10% of the outstanding DropCar common stock have entered into voting agreements with AYRO to vote all of their shares of DropCar common stock in favor of approval of the Merger Agreement (the “DropCar Voting Agreements” and, together with the AYRO Voting Agreements, the “Voting Agreements”). The Voting Agreements include covenants with respect to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals.

Q:	Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the special meeting?

A:	No. DropCar stockholders do not have any dissenters’ or appraisal rights under Delaware law in connection with the proposed merger or with respect to any of the matters to be voted on at the special meeting.

Q:	How does the DropCar Board of Directors recommend that I vote at the special meeting?

A:	The DropCar Board of Directors recommends that you vote “FOR” the following proposals: (i) the DropCar Share Issuance Proposal, (ii) the Reverse Stock Split Proposal, (iii) the Asset Sale Proposal, (iv) the DropCar Preferred Conversion Proposal, (v) the A&R Charter Proposal, (vi) the Incentive Plan Proposal, (vii) the DropCar Golden Parachute Compensation Proposal and (viii) the Adjournment Proposal.

Q:	What interests do DropCar’s current executive officers and directors have in the merger?

A:	DropCar’s directors and executive officers may have interests in the merger that are different from, or in addition to, or in conflict with, yours. These interests include:

●

after the merger, Mr. Silverman, DropCar’s current director and chairman of the board of directors, as well as Messrs. Giordano and Schiffman, will serve on the board of directors of the combined company as the designees of DropCar. In addition, Mr. Joseph, who is a current director of DropCar, will serve on the board of directors of the combined company as the designee of Alpha Capital Anstalt, the lead investor in the AYRO Private Placement. These directors may receive cash and other compensation from the combined company pursuant to director compensation as determined by the compensation committee of the board of the directors of the combined company;

●	as current stockholders of DropCar, certain of DropCar’s directors and officers will retain an ownership stake in DropCar after the closing of the merger, at which time the operations of AYRO’s business will comprise substantially all of DropCar’s operations;

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●	the continued indemnification of current directors and officers of DropCar and the continuation of directors’ and officers’ liability insurance after the merger; and

●	upon the merger, the vesting of outstanding equity awards held by DropCar’s officers will accelerate.

These interests may influence the DropCar directors in making their recommendation that you vote in favor of the approval of the merger and other proposals.

Q:	What happens if I abstain from voting or fail to instruct my bank or broker?

A:

DropCar will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present, but for purposes of approval, an abstention will have no effect on the DropCar Share Issuance Proposal, but will have the effect of a vote against the Reverse Stock Split Proposal, the Asset Sale Proposal, the DropCar Preferred Conversion Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the DropCar Golden Parachute Compensation Proposal and the Adjournment Proposal.

In addition, if you hold your shares of record and fail to submit a proxy or vote at the DropCar special meeting or if you hold your shares in “street name” and fail to instruct your bank or broker how to vote with respect to any of the proposals, it will have no effect on the DropCar Share Issuance Proposal, the Incentive Plan Proposal, the DropCar Golden Parachute Compensation Proposal or the Adjournment Proposal, but will have the effect of a vote against the Reverse Stock Split Proposal, the Asset Sale Proposal, the DropCar Preferred Conversion Proposal and the A&R Charter Proposal. Such failure to vote or submit a proxy or instruct your bank or broker how to vote will further prevent your vote from counting towards quorum, and a failure to achieve quorum will require that the meeting be adjourned. Therefore, it is imperative that you either submit a proxy or vote at the DropCar special meeting or provide instructions to your bank or broker on how to vote with respect to any of the proposals.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:	All proxies will be voted in accordance with the instructions contained therein. Signed and dated proxies received by DropCar without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each of the DropCar Share Issuance Proposal, the Reverse Stock Split Proposal, the Asset Sale Proposal, the DropCar Preferred Conversion Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the DropCar Golden Parachute Compensation Proposal and the Adjournment Proposal.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:	No. If you are a DropCar stockholder and your shares are held in “street name” by a broker, bank or other nominee, you will receive instructions from your brokerage firm, bank or other nominee that you must follow in order to have your shares of DropCar capital stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. You may not vote shares held in “street name” by returning a proxy card directly to DropCar or by voting at the DropCar special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of DropCar capital stock on behalf of their customers may not give a proxy to DropCar to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a DropCar stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your shares will NOT be voted on any of the proposals to be voted upon at the DropCar special meeting, which will have the same effect as described above under “What happens if I abstain from voting or fail to instruct my bank or broker?”

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Q:	Can I attend the DropCar special meeting and vote my shares?

A:	Yes. All holders of DropCar common stock and Series H-6 Convertible Preferred Stock as of the record date, including stockholders of record and stockholders who hold their shares through brokers, banks, nominees or any other holder of record, are invited to attend the DropCar special meeting. Holders of record of DropCar common stock and Series H-6 Convertible Preferred Stock can vote at the DropCar special meeting. If you are not a stockholder of record, you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote at the DropCar special meeting. If you plan to attend the DropCar special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.

Q:	Can I change or revoke my vote?

A:	Yes. If your shares of DropCar capital stock are registered in your own name, you may revoke your proxy in one of the following ways by:

●	Attending the DropCar special meeting and voting. Your attendance at the DropCar special meeting will not by itself revoke a proxy. You must vote your shares by ballot at the DropCar special meeting to revoke your proxy;

●	Voting again by telephone or over the Internet (only your latest telephone or Internet vote submitted prior to the DropCar special meeting will be counted);

●	Completing and submitting a new valid proxy card bearing a later date; or

●	Sending notice of revocation to DropCar by emailing Sandra Robinson at Sandra.Robinson@DropCar.com, which notice must be received before noon, Eastern Time, on May 25, 2020.

If your shares of DropCar capital stock are held in “street name,” your broker, bank or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who can help answer my questions?

A:

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this joint proxy and consent solicitation statement/prospectus. DropCar urges you to carefully read this entire joint proxy and consent solicitation statement/prospectus, including the documents referred to herein or otherwise incorporated by reference. If you have any questions, or need additional material, please feel free to contact:

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DropCar, Inc.:
1412 Broadway

Suite 2105

New York, New York 10018
Attention: Corporate Secretary
Telephone: (646) 342-1595
E-mail: ir@dropcar.com

Or

DropCar’s Proxy Solicitor:
Kingsdale Advisors

Telephone (toll-free in North America): (888) 642-3150

Telephone (outside of North America): (416) 867-2272

Email: contactus@kingsdaleadvisors.com

Questions and Answers for AYRO Stockholders

Q:	What will I receive in the merger?

A:

If the merger is completed, the AYRO equity holders will be entitled to receive approximately 1.0844 shares of DropCar common stock per share of AYRO common stock they hold or into which their shares of preferred stock convert, prior to giving effect to the proposed reverse stock split contemplated by the Reverse Stock Split Proposal, or an aggregate of approximately 42,112,223 shares of DropCar common stock at closing, including 23,683,059 shares of DropCar common stock to be issued in respect of the AYRO equity securities outstanding as of the date of this joint proxy and consent solicitation statement/prospectus, 4,098,427 shares of DropCar common stock to be issued in respect of shares of AYRO to be issued upon conversion of certain bridge loans made to AYRO immediately prior to the merger, 9,104,560 shares of DropCar common stock to be issued in respect of shares of AYRO to be issued in the AYRO Private Placements immediately prior to the merger, 2,200,495 shares of DropCar common stock to be issued in respect of shares of AYRO to be issued in connection with the April Bridge Financing and 550,125 and 2,475,557 shares of DropCar common stock to be issued in respect of shares of AYRO common stock to be issued to a financial advisor of AYRO and a consultant to AYRO, respectively, prior to the closing of the merger.

In addition, the Pre-funded Warrants, Outstanding Warrants and AYRO Options will automatically convert into the right to purchase pre-reverse stock split shares of DropCar common stock. Further, upon completion of the merger, DropCar will issue approximately 1,100,249 pre-reverse stock split shares of DropCar common stock to DropCar and AYRO’s financial advisor and warrants to purchase 500,000 shares of pre-reverse stock split shares of DropCar common stock at an exercise price of $0.01 per share pursuant to the Secured Loan.

For more information, see the section titled “THE MERGER AGREEMENT — Effects of Merger; Merger Consideration” on page 178 of this joint proxy and consent solicitation statement/prospectus.

Q:	Will the value of the merger consideration change between the date of this joint proxy and consent solicitation statement/prospectus and the time the merger is completed?

A:	No. The Merger Agreement contains an Exchange Ratio that will be appropriately adjusted to reflect fully the effect of any stock split, reverse split (including the reverse stock split contemplated by the Merger Agreement), stock dividend (including any dividend or distribution of securities convertible into DropCar common stock or AYRO capital stock), reorganization, recapitalization or other like change with respect to DropCar common stock or AYRO capital stock or issuance of DropCar common stock or AYRO capital stock occurring after the date of the Merger Agreement and prior to the effective time. However, pursuant to the Exchange Ratio, if a holder of outstanding AYRO options or warrants exercises those securities, or if AYRO issues any additional shares of capital stock other than as contemplated by the Merger Agreement, then the merger consideration will be reduced to each AYRO stockholder.

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Q:	What will happen to AYRO preferred stock, warrants and convertible notes in the merger?

A:	Immediately prior to the effective time of the merger, all outstanding shares of AYRO preferred stock will be converted into shares of AYRO common stock pursuant to approval by a majority of holders of AYRO’s preferred stock. This joint proxy and consent solicitation statement/prospectus is being delivered to holders of AYRO preferred stock as of the record date to solicit their written consent of the conversion of AYRO preferred stock into AYRO common stock immediately prior to the consummation of the proposed merger.

Immediately prior to the effective time of the merger, certain outstanding bridge loans made to AYRO (the “Outstanding Debt”) will convert into 3,779,442 shares of AYRO’s common stock pursuant to the Loan and Security Agreement, dated as of December 19, 2019, between AYRO and certain investors (the “Bridge Financing”). In addition, at the effective time of the merger, the Pre-funded Warrants, Outstanding Warrants and AYRO Options will automatically convert into the right to purchase shares of DropCar common stock equal to the number of shares of AYRO common stock issuable upon exercise of such pre-funded warrants, warrants and options multiplied by the Exchange Ratio with an exercise price for the Pre-funded Warrants, warrants and options equal to the exercise price of the Pre-funded Warrants, warrants and options divided by the Exchange Ratio. At the effective time of the merger, the Pre-funded Warrants will convert into the right to purchase 1,897,700 shares of DropCar common stock at an exercise price of $0.000092 per share; the Outstanding Warrants will convert into the right to purchase an aggregate of 15,963,087 shares of DropCar common stock, with the warrants to be issued in the Bridge Financing being exercisable to purchase 4,098,427 shares of DropCar common stock at an exercise price of $0.2806 per share, the warrants to be issued in the $850,000 AYRO Private Placement being exercisable to purchase 5,237,185 shares of DropCar common stock at an exercise price of $0.1866 per share, the warrants to be issued in the $1,150,000 AYRO Private Placement being exercisable to purchase 3,867,375 shares of DropCar common stock at an exercise price of $0.3420 per share, the warrants to be issued to the placement agent in the Bridge Financing and the AYRO Private Placements being exercisable to purchase an aggregate of 924,211 shares of DropCar common stock and the other warrants will convert into the right to purchase 1,835,889 shares of DropCar common stock at an exercise price of $1.84 per share; and the AYRO Options will convert into the right to purchase 3,972,105 shares of DropCar common stock.

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Q:	What will happen to the AYRO Stock Option Plan and Stock Options?

A:	At the effective time of the merger, DropCar will assume all of AYRO’s rights and obligations under all stock options granted pursuant to AYRO’s 2017 Long Term Incentive Plan (the “AYRO Equity Plan”) that are outstanding immediately prior to the effective time of the merger. In addition, the AYRO Equity Plan will be assumed by DropCar. For more information, see the section titled “THE MERGER AGREEMENT — Assumption of AYRO Stock Options” on page 178 of this joint proxy and consent solicitation statement/prospectus.

Q:	What are the U.S. federal income tax consequences of the merger to AYRO stockholders?

A:	The merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the “Code”) and Treasury Regulations promulgated thereunder. As a result of the “reorganization,” AYRO stockholders and warrant holders generally should not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of AYRO stock for shares of DropCar common stock and on the exchange of their AYRO warrants for DropCar warrants in connection with the merger, subject to the uncertainty concerning the tax treatment of fractional shares.

Tax matters are very complicated, and the tax consequences of the merger to a particular AYRO stockholder or AYRO warrant holder will depend in part on such holder’s circumstances. Accordingly, AYRO urges you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section titled “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” on page 156 of this joint proxy and consent solicitation statement/prospectus.

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Q:	What am I being asked to approve?

A:	You are being asked to adopt the Merger Agreement and thereby approve the merger and the other transactions contemplated by the Merger Agreement, which we refer to as the AYRO Merger Proposal. See the section titled “THE MERGER AGREEMENT” beginning on page 178 for additional information. If you are a holder of AYRO preferred stock, you are also being asked to approve the conversion of AYRO preferred stock into AYRO common stock immediately prior to the consummation of the proposed merger, which we refer to as the AYRO Preferred Stock Conversion.

Q:	What is the record date and what does it mean?

A:	The record date to determine the stockholders entitled to notice of solicitation of written consent is the close of business on April 14, 2020. The record date was established by AYRO’s board of directors as permitted by Delaware law.

Q:	Who is entitled to give a written consent?

A:	Holders of common stock and preferred stock of AYRO at the close of business on the AYRO record date may give a written consent.

Q:	What approval is required to adopt the AYRO Merger Proposal?

A:

The adoption and approval of the Merger Agreement requires written consent of the holders of a majority of the outstanding shares of AYRO common stock and preferred stock, voting together as a single class on an as-converted-to-common stock basis.

Consummation of the merger is subject to certain closing conditions, including, among other things, approval by the stockholders of DropCar and AYRO, the continued listing of DropCar’s common stock on The Nasdaq Stock Market after the merger and satisfaction of minimum net cash thresholds by DropCar and AYRO. In accordance with the terms of the Merger Agreement, (i) certain executive officers, directors and stockholders of AYRO (solely in their respective capacities as AYRO stockholders) holding approximately 57% of the outstanding AYRO capital stock have entered into the AYRO Voting Agreements with DropCar to vote all of their shares of AYRO capital stock in favor of adoption of the Merger Agreement and (ii) certain executive officers, directors and stockholders of DropCar (solely in their respective capacities as DropCar stockholders) holding approximately 10% of the outstanding DropCar common stock have entered into the DropCar Voting Agreements with AYRO to vote all of their shares of DropCar common stock in favor of approval of the Merger Agreement. The Voting Agreements include covenants with respect to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals.

Q:	What approval is required to adopt the AYRO Preferred Stock Conversion?

A:	The adoption and approval of the AYRO Preferred Stock Conversion requires written consent of the holders of a majority of the issued and outstanding shares of AYRO preferred stock, voting together as a single class on an as-converted-to-common stock basis.

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Q:	Can I dissent and require appraisal of my shares?

A:	Yes. Pursuant to Section 262 of the Delaware General Corporation Law (the “DGCL”), holders of AYRO common stock and preferred stock who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of AYRO common stock, as determined by the Delaware Court of Chancery, if the merger is completed. For further information, see “THE MERGER — Appraisal Rights” on page 139 of this joint proxy and consent solicitation statement/prospectus.

Q:	Why is my written consent important?

A:	The merger cannot be completed unless each of the AYRO Merger Proposal and the AYRO Preferred Stock Conversion is adopted and approved by the requisite affirmative vote of the AYRO equity holders.

Q:	How do I return my written consent?

A:	You may consent to the AYRO Merger Proposal (which is equivalent to a vote for the proposal) with respect to your shares by completing and signing the written consent furnished with this joint proxy and consent solicitation statement/prospectus and promptly returning it to AYRO by faxing it to Curtis Smith, by emailing a .pdf copy of your written consent to investors@AYRO.com, or by mailing your written consent to AYRO, Inc., 900 E. Old Settlers Boulevard, Suite 100, Round Rock, TX 78664, Attention: Curtis Smith.

Q:	What is the deadline for returning AYRO written consents?

A:	Please return the completed and executed the written consent by no later than May 12, 2020. AYRO reserves the right to extend the final date for receipt of written consents beyond May 12, 2020, in the event that consents approving the merger and adopting and approving the Merger Agreement and the transactions contemplated thereby have not been obtained by that date from holders of a sufficient number of shares of AYRO common stock and AYRO preferred stock to satisfy the conditions to the merger.

Q:	What if I am a record holder and return my signed written consent without indicating a decision with respect to the AYRO Merger Proposal or the AYRO Preferred Stock Conversion?

A:	If you are a record holder and you return a signed written consent without indicating your decision on the AYRO Merger Proposal, you will have given your consent to the adoption of the Merger Agreement. Likewise, if you are a record holder of preferred stock and you return a signed written consent without indicating your decision on the AYRO Preferred Stock Conversion, you will have given you consent to the adoption of the AYRO Preferred Stock Conversion.

Q:	What if I am a record holder and do not return my consent?

A:	If you do not return your written consent, it will have the same effect as a vote against each proposal on which you were entitled to vote.

Q:	Can I change or revoke my written consent?

A:	No. Your written consent, as evidenced by your signing and returning the enclosed written consent, is irrevocable once it is received by AYRO as explained in the joint proxy and consent solicitation statement/prospectus. For more information, see “AYRO SOLICITATION OF WRITTEN CONSENT — Executing Consents; Revocation of Consents” on page 136 of this joint proxy and consent solicitation statement/prospectus.

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Q:	What is AYRO’s board of directors’ recommendation for the AYRO Merger Proposal?

A:	AYRO’s board of directors unanimously recommends that you execute a written consent to approve the AYRO Merger Proposal to adopt the Merger Agreement and thereby approve the merger and the other transactions contemplated by the Merger Agreement.

Q:	Should I send in my AYRO stock certificates now?

A:	No. Please do not send in your AYRO stock certificates with your written consent. After the effective time of the merger, an exchange agent will send you a letter of transmittal with instructions for exchanging AYRO stock certificates for the merger consideration.

Q:	Whom may I contact if I cannot locate my AYRO stock certificate(s) after the merger?

A:	After the effective time of the merger, an exchange agent will send you a letter of transmittal with instructions for exchanging AYRO stock certificates for the merger consideration, including instructions for completing an affidavit of lost, stolen or destroyed certificate for AYRO common stock. Promptly following receipt of duly completed affidavit, the exchange agent will issue you shares of DropCar common stock in exchange for your lost, stolen or destroyed certificate; provided, however, that DropCar in its discretion and as a condition precedent to the issuance of DropCar common stock, may require you to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against DropCar or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

Q:	Who can help answer my questions?

A:

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this joint proxy and consent solicitation statement/prospectus. AYRO urges you to carefully read this entire joint proxy and consent solicitation statement/prospectus, including the documents referred to herein or otherwise incorporated by reference. If you have any questions, or need additional material, please feel free to contact Curtis Smith at (512) 643-1256 or at investors@AYRO.com.

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SUMMARY

This summary highlights selected information from this joint proxy and consent solicitation statement/prospectus and may not contain all of the information that is important to you. You are urged to carefully read this entire document, including the annexes, and the other documents to which DropCar and AYRO refer for a more complete understanding of the merger. In addition, DropCar and AYRO encourage you to read the information about DropCar in the section titled “Information About DropCar” beginning on page 241 of this joint proxy and consent solicitation statement/prospectus, which includes important business and financial information about DropCar, and to read the information in the section titled “Information About AYRO” beginning on page 264 of this joint proxy and consent solicitation statement/prospectus, which includes important business and financial information about AYRO. Stockholders of DropCar and AYRO may obtain additional information about DropCar without charge by following the instructions in the section titled “Where You Can Find More Information” beginning on page 317 of this joint proxy and consent solicitation statement/prospectus. Each item in this summary refers to the page of this joint proxy and consent solicitation statement/prospectus on which that subject is discussed in more detail.

This summary and the balance of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read “Cautionary Statement Regarding Forward-Looking Statements” on page 106 of this document.

The Companies (see page 109)

DropCar, Inc.

1412 Broadway

Suite 2105

New York, New York 10018

(646) 342-1595

DropCar is a New York City based corporation incorporated in the State of Delaware on December 18, 1997 under the name “Internet International Communications Ltd.” Pursuant to a Certificate of Amendment to the Certificate of Incorporation filed on December 23, 2004, the corporation’s name was changed to “WPCS International Incorporated.” On January 30, 2018, the corporation completed a business combination with then private DropCar, Inc. (“Private DropCar”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of September 6, 2017, as subsequently amended (the “2018 Merger Agreement”), by and among DropCar, DC Acquisition Corporation (“Acquisition Sub”), and Private DropCar, pursuant to which the Acquisition Sub merged with and into Private DropCar, with Private DropCar surviving as DropCar’s wholly owned subsidiary, and the surviving corporation’s name was changed to DropCar, Inc. (the “2018 Merger”).

DropCar provides consumer and enterprise solutions to urban automobile-related logistical challenges. The DropCar business is a provider of automotive vehicle support, fleet logistics and concierge services for both consumers and businesses in automotive-related industries. In 2015, DropCar launched its cloud-based Enterprise Vehicle Assistance and Logistics (“VAL”) platform and mobile application (“App”) to assist customer consumers and companies in reducing the costs, hassles and inefficiencies of owning or servicing vehicles in urban centers. DropCar’s VAL platform is a web-based interface facilitating DropCar’s core service by coordinating the movements and schedules of its trained valets who pick up and drop off cars at dealerships, customer and other locations. The App tracks progress and provides real-time email and/or text notifications on status to customers, increasing the quality of communication and customer satisfaction. To date, DropCar operates its business-to-consumer (“B2C”) services within the greater New York City metropolitan area and operates its business-to-business (“B2B”) services across the greater New York City metropolitan area, New Jersey, Washington D.C., Baltimore, Los Angeles and San Francisco. Expanding city populations have created a growing dependence on cars for urban mobility; however, the supply of vehicle services (i.e., garages, service centers, etc.) has continued to decrease as rising costs and other factors have made access to such services increasingly limited. To solve for these systemic urban mobility challenges, DropCar’s technology captures and analyzes real-time data to dynamically optimize a rapidly growing network of professional valets across a suite of vehicle transport and high-touch support services. DropCar common stock trades on The Nasdaq Capital Market under the symbol “DCAR.”

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Additional information about DropCar can be found in the sections titled “INFORMATION ABOUT DROPCAR — Overview” beginning on page 241, “INFORMATION ABOUT DROPCAR — DropCar Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 251 and DropCar’s financial statements included elsewhere in this joint proxy and consent solicitation statement/prospectus.

ABC Merger Sub, Inc.

c/o DropCar, Inc.

1412 Broadway

Suite 2105

New York, New York 10018

(646) 342-1595

ABC Merger Sub, Inc., a Delaware corporation, is a wholly owned subsidiary of DropCar that was recently incorporated solely for the purpose of entering into the Merger Agreement and consummating the merger and the other transactions contemplated by the Merger Agreement. It is not engaged in any business and has no material assets. Its principal executive offices have the same address and telephone number as DropCar set forth above. In the merger, Merger Sub will merge with and into AYRO, with AYRO surviving as DropCar’s wholly owned subsidiary, and Merger Sub will cease to exist.

AYRO, Inc.

900 E. Old Settlers Boulevard

Suite 100

Round Rock, Texas 78664

(512) 994-4917

AYRO, a Delaware corporation, was originally incorporated in 2016 in Texas as Austin PRT Vehicle, Inc. In March 2017, the corporation’s name was changed to Austin EV, Inc., doing business as AEV Technologies. Effective as of July 2019, the corporation was converted into a Delaware corporation and changed its name to AYRO, Inc. AYRO designs and manufactures compact, sustainable electric vehicles for closed campus mobility, urban and community transport, local on-demand and last mile delivery, and government use. AYRO’s three- and four-wheeled purpose-built electric vehicles are geared toward commercial customers including universities, last mile delivery services and food service providers.

Additional information about AYRO can be found in the sections titled “INFORMATION ABOUT AYRO — Business” beginning on page 264, “INFORMATION ABOUT AYRO — AYRO Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 251 and AYRO’s financial statements included elsewhere in this joint proxy and consent solicitation statement/prospectus.

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The Merger (see page 139)

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement, and the copy of the Merger Agreement attached as Annex A to this joint proxy and consent solicitation statement/prospectus, are intended only to provide information regarding the terms of the Merger Agreement. They are not intended to provide any factual information about AYRO, DropCar, DropCar’s subsidiaries or DC Partners or to modify or supplement any factual disclosures about DropCar in its public reports filed with the SEC. The Merger Agreement and the related summary are not intended to be a source of factual, business or operational information about AYRO, DropCar, DropCar’s subsidiaries or DC Partners, and the following summary of the Merger Agreement and the copy thereof included as Annex A are not intended to modify or supplement any factual disclosure about DropCar in any documents DropCar has or will publicly file with the SEC. The Merger Agreement contains representations and warranties by, and covenants of, AYRO, DropCar, DC Partners and certain subsidiaries of DropCar that were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in DropCar’s public disclosures.

The Merger Agreement (see page 178 and Annex A)

On December 19, 2019, DropCar, Merger Sub and AYRO entered into the Merger Agreement. The Merger Agreement is the legal document governing the merger and is included in this joint proxy and consent solicitation statement/prospectus as Annex A. All descriptions in this Summary and elsewhere in this joint proxy and consent solicitation statement/prospectus of the terms and conditions of the merger are qualified in their entirety by reference to the full text of the Merger Agreement. Please read the Merger Agreement carefully for a more complete understanding of the merger.

The Merger (see page 139)

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of DropCar, will merge with and into AYRO, with AYRO continuing as the surviving corporation and a wholly owned subsidiary of DropCar. Immediately prior to the merger, AYRO will change its name to “AYRO Operating Company, Inc.” and DropCar will change its name to “AYRO, Inc.”

Effects of Merger; Merger Consideration (see page 178)

Upon the terms and subject to the conditions set forth in the Merger Agreement, upon the effectiveness of the merger, each share of AYRO common stock issued and outstanding immediately prior to the effective time of the merger (excluding those certain shares owned by AYRO as treasury stock or otherwise and any dissenting shares exercising appraisal rights under Section 262 of the DGCL) will convert into and become exchangeable for the number of pre-reverse stock split shares of DropCar common stock equal to the number of shares of AYRO common stock multiplied by the Exchange Ratio as described below. Additionally, the Pre-funded Warrants to purchase 1,750,000 shares of AYRO common stock, Outstanding Warrants to purchase 14,720,661 shares of AYRO common stock and AYRO Options to purchase 3,662,952 shares of AYRO common stock will automatically convert into the right to purchase pre-reverse stock split shares of DropCar common stock equal to the number of shares of AYRO common stock underlying such outstanding AYRO pre-funded warrants, warrants and options multiplied by the Exchange Ratio, with the exercise price of such converted pre-funded warrants, warrants and options determined by dividing the exercise price of the AYRO pre-funded warrants, warrants and options by the Exchange Ratio. As a result of the issuance of the merger consideration and the merger, AYRO stockholders will receive an aggregate of approximately 42,112,223 pre-reverse stock split shares of DropCar common stock, including 23,683,059 shares of DropCar common stock to be issued in respect of the AYRO equity securities outstanding as of the date of this joint proxy and consent solicitation statement/prospectus, 4,098,427 shares of DropCar common stock to be issued in respect of shares of AYRO to be issued upon conversion of the bridge loans made to AYRO in the Bridge Financing immediately prior to the merger, 9,104,560 shares of DropCar common stock to be issued in respect of shares of AYRO to be issued upon closing of the AYRO Private Placements immediately prior to the merger, 2,200,495 shares of DropCar common stock to be issued in respect of shares of AYRO to be issued upon conversion of the bridge loan and other shares issued in the April Bridge Financing prior to the merger and 550,125 and 2,475,557 shares of DropCar common stock to be issued in respect of AYRO common stock to be issued to a financial advisor of AYRO and a consultant of AYRO, respectively, prior to the closing of the merger.

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Immediately prior to the effective time of the merger, all outstanding shares of AYRO preferred stock will be converted into shares of AYRO common stock.

All shares of AYRO capital stock held by AYRO as treasury stock or otherwise will be cancelled and no payment will be made with respect to such shares.

Pursuant to the Merger Agreement, all outstanding AYRO Options will be assumed by DropCar. Each option to purchase shares of AYRO common stock will be converted into an option to purchase a number of shares of DropCar common stock representing the number of AYRO shares of common stock for which the exchanged option was exercisable multiplied by the Exchange Ratio with an exercise price equal to the exercise price of such options divided by the Exchange Ratio.

In addition, in respect of the warrants issued by AYRO that are outstanding upon consummation of the merger, including the warrants issued by AYRO to the investors and the placement agent in connection with the Bridge Financing, the AYRO Private Placements and the Nominal Stock Subscription, upon consummation of the merger, the Pre-funded Warrants issued in the Nominal Stock Subscription will convert into the right to purchase 1,897,700 shares of DropCar common stock at an exercise price of $0.000092 per share; the Outstanding Warrants will convert into the right to purchase an aggregate of 15,963,087 shares of DropCar common stock, with the warrants to be issued in the Bridge Financing being exercisable to purchase 4,098,427 shares of DropCar common stock at an exercise price of $0.2806 per share, the warrants to be issued in the $850,000 AYRO Private Placement being exercisable to purchase 5,237,185 shares of DropCar common stock at an exercise price of $0.1866 per share, the warrants to be issued in the $1,150,000 AYRO Private Placement being exercisable to purchase 3,867,375 shares of DropCar common stock at an exercise price of $0.3420 per share, the warrants to be issued to the placement agent of the Bridge Financing and the AYRO Private Placements to be exercisable to purchase an aggregate of 924,211 shares of DropCar common stock and the other warrants being exercisable to purchase 1,835,889 shares of DropCar common stock at an exercise price of $1.84 per share.

Based on the number of shares of DropCar common stock outstanding as of April 22, 2020, the total number of shares of DropCar common stock outstanding after the closing of the merger and all related transactions will be approximately 55,521,601 assuming the exercise in full of the Pre-funded Warrants and the warrants to be issued pursuant to the Secured Loan and the conversion of outstanding shares of DropCar preferred stock, prior to giving effect to the proposed reverse stock split contemplated by the Reverse Stock Split Proposal, and (i) AYRO equity holders (including the investors in the Bridge Financing, the AYRO Private Placements, the April Bridge Financing and the Nominal Stock Subscription and a consultant to AYRO) will own approximately 79% of the outstanding equity of DropCar; (ii) current DropCar stockholders (including holders of Series H-4 Preferred Stock and Series H-6 Preferred Stock) will own approximately 18% of the outstanding equity of DropCar; and (iii) the financial advisor to DropCar and AYRO will own approximately 3% of the outstanding equity of DropCar.

DropCar will not issue any fractional shares of DropCar common stock in the merger. AYRO stockholders who would otherwise be entitled to a fraction of a share of DropCar common stock upon the completion of the merger (after aggregating all fractional shares of DropCar common stock to be received by such holder) will instead receive from DropCar one full share of DropCar common stock (i.e., rounded up to the nearest whole share).

Each share of Merger Sub common stock issued and outstanding immediately prior to the effective time of the merger will convert into and become one (1) share of common stock of post-merger AYRO, which will represent all of the issued and outstanding shares of common stock of post-merger AYRO immediately following the effective time of the merger.

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After the merger is completed, AYRO equity holders will have only the right to receive the merger consideration and one full share in lieu of any fractional shares of DropCar common stock, or, in the case of AYRO stockholders that properly exercise and perfect appraisal rights, the right to receive the fair market value for such shares, and will no longer have any rights as AYRO stockholders, including voting or other rights.

For a full description of the merger consideration, see the sections titled “THE MERGER” beginning on page 139 and “THE MERGER AGREEMENT — Effects of Merger; Merger Consideration” beginning on page 178 of this joint proxy and consent solicitation statement/prospectus.

AYRO Private Placements (see page 175)

Pursuant to the Merger Agreement, on December 19, 2019, AYRO entered into two securities purchase agreements (collectively the “AYRO Private Placement SPAs”) with accredited investors whereby AYRO agreed to sell to the investors for an aggregate of $2.0 million a number of shares of AYRO common stock for an aggregate of 16.55% of the combined company’s outstanding common stock immediately following the merger, as well as warrants to purchase an equivalent number of shares of common stock of the combined company, which are referred to herein as the AYRO Private Placements.

For a full description of the AYRO Private Placements, see the section titled “THE MERGER — AYRO Private Placements.” beginning on page 175 of this joint proxy and consent solicitation statement/prospectus.

DropCar’s Reasons for the Merger (see page 146)

In evaluating strategic alternatives, the DropCar Board of Directors consulted with DropCar’s management and legal and financial advisors, reviewed a significant amount of information, and considered a number of factors, including, among others, the following factors regarding the combined company that the DropCar Board of Directors viewed as supportive of its decision to approve the merger with AYRO, as being in the best interests of DropCar’s stockholders:

●	it will be led by an experienced senior management team and an expanded board of directors; and

●	it will be well-capitalized.

Each of the DropCar Board of Directors and the AYRO board of directors also considered other reasons for the merger, as described herein. For example, the DropCar Board of Directors considered, among other things:

●	the strategic alternatives of DropCar to the merger, including potential transactions that could have resulted from discussions that DropCar management conducted with other potential merger parties;

●	the consequences of current market conditions, DropCar’s current liquidity position, its depressed stock price and the likelihood that the resulting circumstances for the company would not change for the benefit of the DropCar stockholders in the foreseeable future on a stand-alone basis;

●	the risks of continuing to operate DropCar on a stand-alone basis, including the fact that it has only one line of business;

●	DropCar management’s belief that it would be difficult to obtain additional equity or debt financing on acceptable terms, if at all;

●	the opportunity for DropCar stockholders to participate in the potential value that may result from AYRO’s business and the potential increase in value of the combined company following the merger; and

●	the opinion of Gemini Valuation Services, LLC (“Gemini”), delivered to the DropCar Board of Directors (in its capacity as such) that, as of December 18, 2019, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in the opinion, the Exchange Ratio for the conversion of AYRO capital stock into shares of DropCar common stock pursuant to the Merger Agreement was fair to the DropCar stockholders from a financial point of view.

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The DropCar Board of Directors also reviewed the terms and conditions of the proposed Merger Agreement and associated transactions, as well as the safeguards and protective provisions included therein to mitigate risks, including:

●	the determination that the Exchange Ratio is appropriate to reflect the expected relative percentage ownership of DropCar securityholders and AYRO securityholders;

●	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that the AYRO stockholders will not recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of AYRO capital stock for DropCar common stock pursuant to the merger; and

●	that the potential termination fee of $1,000,000 payable by DropCar to AYRO and the circumstances when such fee may be payable, were reasonable.

The DropCar Board of Directors believes that, overall, the potential benefits to DropCar stockholders of the Merger Agreement and the transactions contemplated thereby outweigh the risks and uncertainties.

Although this discussion of the information and factors considered by the DropCar Board of Directors is believed to include the material factors it considered, it is not intended to be exhaustive and may not include all of the factors considered by the DropCar board of directors. The DropCar Board of Directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the transactions contemplated thereby are fair to, advisable, and in the best interests of DropCar and its stockholders. The DropCar Board of Directors based its determination on the totality of the information presented to and factors considered by it. In addition, individual members of the DropCar Board of Directors may have given differing weights to different factors.

For a more complete discussion of DropCar’s reasons for the merger, see the section titled “THE MERGER — DropCar’s Reasons for the Merger.” beginning on page 146 of this joint proxy and consent solicitation statement/prospectus.

AYRO’s Reasons for the Merger (see page 149)

AYRO’s board of directors considered many factors in making its decision to approve and adopt the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and to recommend that its stockholders approve the AYRO Merger Proposal. In arriving at its decision, AYRO’s board of directors consulted with AYRO’s senior management and legal advisors, reviewed a significant amount of information, and conducted an overall analysis of a number of factors, including the following material facts (not in any relative order of importance):

●	the expectation that the merger with DropCar would be a more time- and cost-effective means to access sufficient capital than other options considered, including an initial public offering or additional rounds of private financing;

●	the view that the range of options available to the combined company to access private and public equity markets will likely be greater as a public company than continuing as a privately held company;

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●	the view that the proposed merger with DropCar would provide AYRO stockholders with a greater potential opportunity to realize a return on their investment than any other alternative reasonably available to AYRO and its stockholders including the strategic alternatives to the proposed merger with DropCar, such as by remaining an independent private company, attempting an initial public offering, entering into a business combination transaction with other companies and additional strategic partnerships;

●	the view that the combined company’s potential revenue sources, access to opportunities for non-dilutive funding and other synergies create a superior company when compared to remaining as an independent private company;

●	each of AYRO’s and DropCar’s historical and current information concerning its business, financial performance, financial condition, operations and management, including financial projections under various scenarios and its short- and long-term strategic objectives and the significant risks associated therewith;

●	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that in the merger, AYRO’s stockholders and warrant holders would generally not recognize taxable gain or loss for U.S. federal income tax purposes;

●	the likelihood that the merger would be consummated on a timely basis, including the likelihood that the merger would receive all necessary approvals;

●	the opportunity for AYRO stockholders to hold shares of a publicly traded company;

●	the possibility that the combined entity would be able to take advantage of the potential benefits resulting from the combination of DropCar’s public company infrastructure and AYRO’s management team; and

●	the terms and conditions of the Merger Agreement, including, without limitation, the following:

○	the determination that the relative percentage ownership of AYRO and DropCar stockholders is fair and based on the valuations of each company at the time of AYRO’s board of directors’ approval of the Merger Agreement;

○	the structure of the merger and the level of certainty as to the percentage of the total shares of common stock of the combined company that current AYRO and DropCar stockholders would own after the merger;

○	the guaranteed amount of DropCar’s unrestricted cash on hand;

○	the view that the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances; and

○	the view that terms of the new employment agreement between DropCar and Mr. Keller and the amendment to the employment agreement between AYRO and Mr. Smith are reasonable under the circumstances.

For a more complete discussion of AYRO’s reasons for the merger, see the section titled “THE MERGER — AYRO’s Reasons for the Merger” beginning on page 149 of this joint proxy and consent solicitation statement/prospectus.

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Risk Factors (see page 61)

In evaluating the Merger Agreement and the merger and related transactions contemplated by the Merger Agreement, you should carefully consider all of the information in this joint proxy and consent solicitation statement/prospectus. In particular, you are urged to read and consider all of the factors discussed in the section titled “RISK FACTORS” beginning on page 61.

Recommendation of the DropCar Board of Directors (see page 110)

The DropCar Board of Directors has determined that the Merger Agreement and the transactions contemplated thereby, including the merger and the issuance of shares of DropCar common stock pursuant to the terms of the Merger Agreement, are advisable and in the best interests of DropCar and its stockholders and has approved and adopted the Merger Agreement, the merger and the other transactions contemplated therein. In addition, the DropCar Board of Directors has determined that the Asset Purchase Agreement and the transactions contemplated thereby, including the sale of all or substantially all of the assets related to the existing DropCar business, are advisable and in the best interests of DropCar and its stockholders and has approved and adopted the Asset Purchase Agreement and the other transactions contemplated therein. The DropCar Board of Directors believes that each of the DropCar Share Issuance Proposal, the Reverse Stock Split Proposal, the Asset Sale Proposal, the DropCar Preferred Conversion Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the DropCar Golden Parachute Compensation Proposal and the Adjournment Proposal to be presented at the special meeting is in the best interests of DropCar and its stockholders, and recommends that its stockholders vote “FOR” each of the proposals. For the factors considered by the DropCar Board of Directors in reaching its decision to approve the merger and Merger Agreement, see the section titled “THE MERGER — DropCar’s Reasons for the Merger” beginning on page 146 of this joint proxy and consent solicitation statement/prospectus.

Recommendation of AYRO’s Board of Directors (see page 138)

AYRO’s board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including the merger, are just, equitable and fair to AYRO and its stockholders and that it is advisable and in the best interests of AYRO and its stockholders that AYRO consummate the merger and has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the merger and the AYRO Preferred Stock Conversion. AYRO’s board of directors unanimously recommends that AYRO stockholders consent to the adoption and approval of the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the merger, and that AYRO’s preferred stockholders consent to the AYRO Preferred Stock Conversion. For the factors considered by AYRO’s board of directors in reaching its decision to approve the merger and Merger Agreement, see the section titled “THE MERGER — AYRO’s Reasons for the Merger” beginning on page 149 of this joint proxy and consent solicitation statement/prospectus.

The DropCar Special Meeting (see page 110)

The DropCar special meeting will be held on May 27, 2020, at 10:00 a.m., Eastern Time and will be “virtual,” meaning that you can participate in the meeting online at www.issuerdirect.com/virtual-event/DCAR at the appointed time and date. At the special meeting, DropCar stockholders will be asked to consider and vote on the following:

(1) The DropCar Share Issuance Proposal — to approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of DropCar common stock to AYRO equity holders and other parties in connection with the merger of Merger Sub with and into AYRO, pursuant to the terms and conditions of the Merger Agreement and the transactions contemplated thereby or in connection therewith;

(2) The Reverse Stock Split Proposal — to approve an amendment to DropCar’s amended and restated certificate of incorporation (the “DropCar Charter”) to effect a reverse stock split with a ratio between 1-for-10 and 1-for-30 with respect to the issued and outstanding common stock of the combined company immediately following the merger. The reverse stock split will increase DropCar’s stock price to at least $5.00 per share;

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(3) The Asset Sale Proposal — to approve the sale of substantially all of the assets of DropCar pursuant to the terms and conditions of the Asset Purchase Agreement by and among DropCar, DropCar Operating, DC Partners, Spencer Richardson and David Newman;

(4) The DropCar Preferred Conversion Proposal — to approve an amendment to DropCar’s certificate of incorporation to provide for the reduction of the conversion price of the Series H-4 Convertible Preferred Stock to $0.50 per share and the automatic conversion of such shares into DropCar common stock and to authorize, for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of DropCar common stock in connection therewith;

(5) The A&R Charter Proposal — to approve the amendment and restatement of the DropCar Charter in its entirety;

(6) The Incentive Plan Proposal — to approve the 2020 Long-Term Equity Incentive Plan;

(7) The DropCar Golden Parachute Compensation Proposal — to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to DropCar’s named executive officers in connection with the merger; and

(8) The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit the solicitation of additional proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote.

Only the holders of record of shares of DropCar capital stock at the close of business on April 14, 2020, the DropCar record date, will be entitled to vote at the special meeting. Each share of DropCar common stock is entitled to one vote on each proposal to be considered at the DropCar special meeting. Holders of Series H-6 Convertible Preferred Stock are entitled to vote together with the holders of DropCar common stock those shares of Series H-6 Convertible Preferred Stock owned on the record date, on an as-if converted to DropCar common stock basis, subject to certain beneficial ownership blockers. As of the DropCar record date, there were 4,550,503 shares of DropCar common stock and 29,822 shares of DropCar Series H-6 Preferred Stock (which were convertible into an aggregate of 2,982,200 shares of DropCar common stock) outstanding entitled to vote at the DropCar special meeting, for total voting power of 7,532,703 shares.

Consummation of the merger is subject to certain closing conditions, including, among other things, approval by the stockholders of DropCar and AYRO, the continued listing of DropCar’s common stock on The Nasdaq Stock Market after the merger and satisfaction of minimum net cash thresholds by DropCar and AYRO. In accordance with the terms of the Merger Agreement, (i) certain executive officers, directors and stockholders of AYRO (solely in their respective capacities as AYRO stockholders) holding approximately 57% of the outstanding AYRO capital stock have entered into the AYRO Voting Agreements with DropCar to vote all of their shares of AYRO capital stock in favor of adoption of the Merger Agreement and (ii) certain executive officers, directors and stockholders of DropCar (solely in their respective capacities as DropCar stockholders) holding approximately 10% of the outstanding DropCar common stock have entered into the DropCar Voting Agreements with AYRO to vote all of their shares of DropCar common stock in favor of approval of the Merger Agreement. The Voting Agreements include covenants with respect to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals. As of the close of business on the DropCar record date, the directors and executive officers of DropCar and their affiliates collectively beneficially owned and were entitled to vote 391,410 shares of DropCar capital stock, which represent, in the aggregate, approximately 5.2% of DropCar capital stock outstanding on that date. DropCar currently expects that DropCar’s directors and executive officers will vote their shares in favor of the DropCar Share Issuance Proposal, the Reverse Stock Split Proposal, the Asset Sale Proposal, the DropCar Preferred Conversion Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the DropCar Golden Parachute Compensation Proposal and the Adjournment Proposal.

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Assuming the presence of a quorum, approval of the DropCar Share Issuance Proposal requires the affirmative vote of a majority of the votes cast, the approval of the Incentive Plan Proposal, the DropCar Golden Parachute Compensation Proposal and the Adjournment Proposal require the affirmative vote of a majority of the votes present and entitled to vote thereon, and the approval of the Reverse Stock Split Proposal, the Asset Sale Proposal, the DropCar Preferred Conversion Proposal and the A&R Charter Proposal require the affirmative vote of holders of at least a majority of the shares of DropCar capital stock outstanding and entitled to vote. DropCar will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention will have no effect on any of the DropCar Share Issuance Proposal but will have the effect of a vote against the Reverse Stock Split Proposal, the Asset Sale Proposal, the DropCar Preferred Conversion Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the DropCar Golden Parachute Compensation Proposal and the Adjournment Proposal. In addition, if a holder fails to submit a proxy or vote at the DropCar special meeting or fails to instruct such holder’s bank or broker how to vote with respect to any of the proposals, it will have no effect on the DropCar Share Issuance Proposal, the Incentive Plan Proposal, the DropCar Golden Parachute Compensation Proposal or the Adjournment Proposal, but will have the same effect as a vote against the Reverse Stock Split Proposal, the Asset Sale Proposal, the DropCar Preferred Conversion Proposal and the A&R Charter Proposal.

AYRO Solicitation of Written Consent (see page 136)

AYRO stockholders are being asked to adopt the Merger Agreement and thereby approve the AYRO Merger Proposal and the AYRO Preferred Stock Conversion by written consent.

Only the holders of record of shares of AYRO capital stock at the close of business on April 20, 2020, the AYRO record date, will be entitled to approve the AYRO Merger Proposal by written consent. As of the AYRO record date, there were 14,478,795 shares of AYRO common stock, 3,272,500 shares of Series Seed-1 Preferred Stock, 1,907,684 shares of Series Seed-2 Preferred Stock and 2,180,801 shares of Series Seed-3 Preferred Stock issued and outstanding.

In accordance with the terms of the Merger Agreement, (i) certain executive officers, directors and stockholders of AYRO (solely in their respective capacities as AYRO stockholders) holding approximately 57% of the outstanding AYRO capital stock have entered into the AYRO Voting Agreements with DropCar to vote all of their shares of AYRO capital stock in favor of adoption of the Merger Agreement, and (ii) certain executive officers, directors and stockholders of DropCar (solely in their respective capacities as DropCar stockholders) holding approximately 10% of the outstanding DropCar common stock have entered into the DropCar Voting Agreements with AYRO to vote all of their shares of DropCar common stock in favor of approval of the Merger Agreement. The Voting Agreements include covenants with respect to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals.

As of the close of business on the AYRO record date, the directors and executive officers of AYRO and their affiliates collectively beneficially owned 6,774,950 shares of AYRO common stock and 80,000 shares of AYRO preferred stock, which represent, in the aggregate, approximately 31.4% of AYRO voting stock outstanding and entitled to vote on that date on an as-converted-to-common stock basis. AYRO currently expects that AYRO’s directors and executive officers will provide written consents to the AYRO Merger Proposal.

The adoption and approval of the AYRO Merger Proposal requires the affirmative vote or written consent of the holders of at least a majority of the issued and outstanding shares of AYRO common stock and preferred stock, voting together as a single class on an as-converted-to-common stock basis. The adoption and approval of the AYRO Preferred Stock Conversion requires the approval of the holders of a majority of the outstanding shares of AYRO preferred stock voting together as a single class and on an as-converted-to-common stock basis.

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Interests of DropCar’s Directors and Executive Officers in the Merger (see page 157)

In considering the recommendation of the DropCar Board of Directors that DropCar stockholders vote to approve all of the presented proposals, DropCar stockholders should be aware that some of DropCar’s directors and officers have interests in the merger and have arrangements that are different from, or in addition to, those of DropCar stockholders generally. These interests and arrangements may create potential conflicts of interest. The DropCar Board of Directors was aware of these interests and considered these interests, among other matters, in adopting and approving the Merger Agreement, the Asset Sale Agreement and the transactions contemplated thereby, including the merger, and in recommending that DropCar stockholders approve the DropCar Share Issuance Proposal, the Reverse Stock Split Proposal, the Asset Sale Proposal, the DropCar Preferred Conversion Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the DropCar Golden Parachute Compensation Proposal and the Adjournment Proposal.

When you consider the recommendation of the DropCar Board of Directors in favor of approval of the DropCar Share Issuance Proposal, the Reverse Stock Split Proposal, the Asset Sale Proposal, the DropCar Preferred Conversion Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the DropCar Golden Parachute Compensation Proposal and the Adjournment Proposal, you should keep in mind that DropCar’s directors and officers have interests in the merger that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

●

after the merger, Mr. Silverman, DropCar’s current director and chairman of the board of directors, as well as Messrs. Giordano and Schiffman, will serve on the board of directors of the combined company as the designees of DropCar. In addition, Mr. Joseph, who is a current director of DropCar, will serve on the board of directors of the combined company as the designee of Alpha Capital Anstalt, the lead investor in the AYRO Private Placement. These directors may receive cash and other compensation from the combined company pursuant to director compensation as determined by the compensation committee of the board of the directors of the combined company;

●	as current stockholders of DropCar, certain of DropCar’s directors and officers will retain an ownership stake in DropCar after the closing of the merger, at which time the operations of AYRO’s business will comprise substantially all of DropCar’s operations;
●	the continued indemnification of current directors and officers of DropCar and the continuation of directors’ and officers’ liability insurance after the merger; and
●	upon the merger, the vesting of outstanding equity awards held by DropCar’s officers will accelerate.

For a more complete description of these interests, see “THE MERGER — Interests of DropCar’s Directors and Executive Officers in the Merger” beginning on page 157 of this joint proxy and consent solicitation statement/prospectus.

Interests of AYRO’s Directors and Executive Officers in the Merger (see page 159)

In considering the recommendation of AYRO’s board of directors that AYRO stockholders consent to approve the Merger Agreement and the merger, AYRO stockholders should be aware that some of AYRO’s directors and officers have interests in the merger and have arrangements that are different from, or in addition to, those of AYRO stockholders generally. These interests and arrangements may create potential conflicts of interest. AYRO’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the Merger Agreement and the transactions contemplated thereby, including the merger, and in recommending that AYRO stockholders approve the AYRO Merger Proposal.

When AYRO’s stockholders consider the recommendation of AYRO’s board of directors in favor of approval of the AYRO Merger Proposal, AYRO’s stockholders should keep in mind that AYRO’s directors and officers have interests in the merger that are different from, or in addition to, the interests of its stockholders. These interests include, among other things:

●	continuing service of certain members of the board of directors of AYRO as directors of DropCar and executive officers of AYRO as executive officers of DropCar following the completion of the merger;
●	Rodney Keller, Chief Executive Officer of AYRO, will enter into an employee agreement with DropCar which, among other things, provides for his continued employment and the issuance of an equity award in the combined company to Mr. Keller;

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●	Curtis Smith, Chief Financial Officer of AYRO, will enter into an amendment of his employment agreement with AYRO;
●	Mark Adams and Christian Okonsky, directors of AYRO, or entities in which they have an ownership interest, received shares of AYRO common stock in connection with certain transactions preceding the execution of the Merger Agreement;
●	as current stockholders of AYRO, certain of AYRO’s directors and executive officers will obtain an ownership stake in DropCar after the closing of the merger;

●	each outstanding stock option of AYRO held by AYRO’s directors and executive officers will be assumed by DropCar, and DropCar common stock will be issued upon the exercise of such stock options;

●	continued indemnification of current directors and officers of DropCar and expected continuation of coverage of directors’ and officers’ liability insurance after the merger; and

For a more complete description of these interests, see “THE MERGER — Interests of AYRO’s Directors and Executive Officers in the Merger” beginning on page 159 of this joint proxy and consent solicitation statement/prospectus.

Assumption of AYRO Stock Options (see page 173)

At the effective time of the merger, all of AYRO’s rights and obligations under all stock options granted pursuant to the AYRO Equity Plan that are outstanding immediately prior to the effective time of the merger will be assumed by DropCar. Each outstanding stock option to purchase shares of AYRO common stock will be converted into an option to purchase a number of shares of DropCar common stock representing the number of shares of AYRO common stock for which the exchanged option was exercisable multiplied by the Exchange Ratio with an exercise price equal to the exercise price of such options divided by the Exchange Ratio. As a general matter, except as set forth in the Merger Agreement, all other material terms and conditions governing stock options granted pursuant to the AYRO Equity Plan in effect immediately prior to the merger will remain in effect following the merger.

For more information on the assumption of outstanding stock options of AYRO, see the section titled “THE MERGER AGREEMENT — Assumption of AYRO Stock Options” beginning on page 173 of this joint proxy and consent solicitation statement/prospectus.

Board Composition and Management of DropCar After the Merger (see page 156)

Pursuant to the Merger Agreement, immediately after the effective time of the merger, the combined company’s board of directors will initially be fixed at seven members, three of whom will be directors designated by the DropCar board and will include Joshua Silverman, DropCar’s current director and chairman of the board of directors, as chairman of the board of directors of the combined company, as well as Sebastian Giordano and Greg Schiffman, both of whom are current directors of DropCar. Zvi Joseph, who is a current member of the DropCar Board of Directors, will be designated by Alpha Capital Anstalt, the lead investor in the AYRO Private Placement, and the three remaining will be the current directors of AYRO. The Merger Agreement permits AYRO to nominate additional members to the combined company’s board of directors if the combined company meets certain performance milestones (the “Business Milestones”). Accordingly, if the Business Milestones are met, the AYRO-designated members of the combined company’s board of directors will be permitted to nominate an additional three board members. Designees to the board of directors are expected to satisfy the requisite independence requirements for the combined company’s board of directors, as well as the sophistication and independence requirements for committee members pursuant to Nasdaq listing requirements.

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The following table lists the names and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon the completion of the merger:

Name	Position
Rodney C. Keller, Jr.	Chief Executive Officer and Director
Joshua Silverman	Director, Chairman of the Board of Directors
George Devlin	Director
Mark Adams	Director
Sebastian Giordano	Director
Zvi Joseph	Director
Greg Schiffman	Director

Following the merger, the management team of the combined company is expected to be composed of the current management team of AYRO, listed as follows:

●	Rodney C. Keller, Jr. — Chief Executive Officer
●	Curtis Smith — Chief Financial Officer
●	Brian Groh – Chief of Business Development
●	Richard Perley – Chief Marketing Officer

Appraisal Rights (see page 169 and Annex E)

If the merger is completed, AYRO stockholders are entitled to appraisal rights under Section 262 of the DGCL. In view of the complexity of Section 262 of the DGCL, AYRO stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. An AYRO stockholder of record who wishes to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the Merger Agreement or deliver a signed consent without indicating a decision on the AYRO Merger Proposal. Any signed written consent returned without indicating a decision on the AYRO Merger Proposal will be counted as approving the AYRO Merger Proposal. The obligations of DropCar to effect the merger are subject to the condition that less than 5% of the shares of AYRO capital stock (on an as converted to AYRO common stock basis) shall have exercised statutory appraisal rights pursuant to Section 262 of the DGCL. For a more complete discussion of the appraisal rights, see the provisions of Section 262 of the DGCL, referred to as Section 262, and attached to this joint proxy and consent solicitation statement/prospectus as Annex E, and the section titled “THE MERGER — Appraisal Rights” beginning on page 169 of this joint proxy and consent solicitation statement/prospectus.

DropCar stockholders do not have any dissenters’ or appraisal rights under the DGCL in connection with the merger or with respect to any of the matters to be voted on at the DropCar special meeting.

No Solicitation (see page 185)

The Merger Agreement contains provisions that make it more difficult for each of AYRO and DropCar to solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of, any “acquisition proposal” or “acquisition inquiry,” as defined in the Merger Agreement, or take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry, including the following:

●	a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of DropCar or AYRO; or

●	the acquisition, in any manner, of any equity securities or consolidated total assets of DropCar and its subsidiaries or AYRO and its subsidiaries, in each case other than in connection with the merger.

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Conditions to Completion of the Merger (see page 182)

Currently, DropCar and AYRO expect to complete the merger during the second quarter of 2020. As more fully described in this joint proxy and consent solicitation statement/prospectus and in the Merger Agreement, each party’s obligation to complete the merger depends on a number of conditions being satisfied or, where legally permissible, waived, including the following:

●	there shall not have been issued any temporary restraining order, preliminary or permanent injunction or other order preventing the closing of the merger by any court of competent jurisdiction or other governmental entity of competent jurisdiction, and no law, statute, resolution, ordinance, code, rule, regulation, requirement, ruling or decree shall be in effect which has the effect of making the closing of the merger illegal;

●	all waiting periods applicable to any filing under the Hart-Scott-Rodino Antitrust Improvements Act by DropCar, AYRO or any subsidiary shall have expired or been terminated;

●	the holders of a majority in voting power of the outstanding shares of all AYRO capital stock shall have duly approved the adoption of the Merger Agreement, the merger and the transactions contemplated by the Merger Agreement, and the holders of a majority of the AYRO preferred stock shall have approved the conversion of AYRO’s preferred stock;

●	the holders of a majority in voting power of the outstanding shares of DropCar common stock outstanding on the record date (except that the approval of DropCar Share Issuance Proposal only requires the affirmative vote of a majority of the votes cast assuming that a quorum is present at the DropCar special meeting) shall have duly approved the DropCar Share Issuance Proposal, the DropCar Asset Sale Proposal, the A&R Charter Proposal and the Reverse Stock Split Proposal;

●	the shares of DropCar’s common stock to be issued in the merger shall have been approved for listing on The Nasdaq Capital Market, subject to official notice of issuance;

●	a registration statement on Form S-4 (including a prospectus) in connection with the issuance of shares of DropCar common stock as merger consideration in the merger, which will include a proxy statement to be sent to the stockholders of each of DropCar and AYRO, shall have become effective under the Securities Act, and shall not be the subject of any stop order; and

●	AYRO shall have consummated the AYRO Private Placements prior to the effective date on the terms and conditions set forth in the AYRO Private Placement SPAs.

The obligation of DropCar to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

●	certain fundamental representations and warranties of AYRO shall have been true and correct in all respects on the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on and as of the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties shall be true and correct as of that particular date;

●	all other representations and warranties of AYRO in the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties shall be true and correct as of that particular date, except where the failure of these representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the other party;

●	AYRO shall have performed or complied with, in all material respects, all of its covenants and agreements in the Merger Agreement required to be performed or complied with by it on or before the closing of the merger;

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●	AYRO shall have delivered certain certificates and other documents required under the Merger Agreement for the closing of the merger;

●	DropCar shall have received executed lock-up agreements from certain stockholders of AYRO, as set forth on a schedule to the Merger Agreement;

●	all outstanding shares of AYRO preferred stock shall have been converted into shares of AYRO common stock;

●	less than 5% of the shares of AYRO capital stock shall have exercised statutory appraisal rights pursuant to Section 262 of the DGCL;

●	AYRO shall have unencumbered, unrestricted cash on hand as set forth in the Merger Agreement of at least $2,000,000;

●	since the date of the Merger Agreement, there shall have been no effect, change, event, circumstance, or development that has had or would reasonably be expected to have had a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, or results of operations of AYRO and its subsidiaries, taken as a whole, or prevent AYRO from consummating the merger. The Merger Agreement provides that certain effects, changes, events, circumstances, or developments arising or resulting from the following shall not be considered a material adverse effect on AYRO:

○	general conditions affecting the industry in which AYRO operates;

○	changes generally affecting the United States or global economy or capital markets as a whole;

○	any changes (after the date of the Merger Agreement) in generally accepted accounting principles (“GAAP”) or applicable law; or

○	any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof.

The obligation of AYRO to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

●	certain fundamental representations and warranties of DropCar shall have been true and correct in all respects on the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on and as of the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties shall be true and correct as of that particular date;

●	all other representations and warranties of DropCar in the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties shall be true and correct as of that particular date, except where the failure of these representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the other party;

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●	DropCar and Merger Sub shall have performed or complied with, in all material respects, all of their covenants and agreements in the Merger Agreement required to be performed or complied with by them on or before the closing of the merger;

●	DropCar shall have delivered certain certificates and other documents required under the Merger Agreement for the closing of the merger;

●	DropCar shall have delivered to AYRO written resignations of the directors of DropCar who are not to continue as directors of DropCar and all officers of DropCar pursuant to the terms of the Merger Agreement, in a form reasonably satisfactory to AYRO;

●	AYRO shall have received a copy of the lock-up agreement from certain stockholders of DropCar set forth on a schedule to the Merger Agreement and each director of DropCar who is elected or appointed as an executive officer and director of DropCar as of immediately following the closing of the Merger;

●	DropCar shall have satisfied all conditions to the consummation of the sale of substantially all assets of DropCar pursuant to the Asset Purchase Agreement and have consummated such sale in accordance with the terms of the Asset Purchase Agreement substantially simultaneous with the closing of the merger;

●	DropCar shall have unencumbered, unrestricted cash on hand as set forth in the Merger Agreement of at least $2,500,000;

●	DropCar shall have executed and delivered to Rodney Keller an employment agreement, and such employment agreement shall be in full force and effect; and

●	since the date of the Merger Agreement, there shall have been no effect, change, event, circumstance, or development that that has had or would reasonably be expected to have had a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, or results of operations of DropCar, or prevent DropCar or Merger Sub from consummating the merger. The Merger Agreement provides that certain effects, changes, events, circumstances, or developments arising or resulting from the following shall not be considered a material adverse effect on DropCar, including without limitation:

○	general conditions generally affecting the industry in which DropCar operates;

○	any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof;

○	changes generally affecting the United States or global economy or capital markets as a whole;

○	any changes (after the date of the Merger Agreement) in GAAP or applicable law;

○	any change in the stock price or trading volume of DropCar stock (but not the underlying causes of such changes or failures);

○	any changes resulting from the announcement or pendency of the merger or the consummation of the transactions or compliance with the terms of the Merger Agreement;

○	any specific action taken at the written request of AYRO or expressly required by the Merger Agreement; or

○	continued losses from operations or decreases in cash balances of any of DropCar or its subsidiaries or on a consolidated basis among DropCar and its subsidiaries.

Neither DropCar nor AYRO can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. See “THE MERGER AGREEMENT — Conditions to Completion of the Merger” on page 182 of this joint proxy and consent solicitation statement/prospectus for a more complete summary of the conditions that must be satisfied prior to closing.

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Listing of DropCar Common Stock (see page 155)

DropCar common stock is currently listed on The Nasdaq Capital Market under the symbol “DCAR.” Pursuant to the Merger Agreement, DropCar has agreed to obtain approval for listing on The Nasdaq Capital Market the shares of DropCar common stock to be issued to AYRO equity holders in the merger. In addition, under the Merger Agreement, each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, including that DropCar must have caused such shares of DropCar common stock to be approved for listing on The Nasdaq Capital Market, subject only to official notice of issuance as of the closing of the merger.

In connection with and immediately prior to the merger, AYRO will change its name to “AYRO Operating Company, Inc.”, and DropCar will change its name to “AYRO, Inc.” and seek to change its trading symbol on The Nasdaq Capital Market to “AYRO.”

Ancillary Agreements (see page 193)

Transaction Documents

On or prior to December 19, 2019, AYRO entered into the following transactions, the completion of which are conditions to closing the merger: (i) the AYRO Private Placements; (ii) the conversion of $715,000 principal amount plus associated accrued interest of certain outstanding promissory notes of AYRO into 777,301 shares of AYRO’s preferred stock, (iii) the holders of $637,729.03 principal amount of certain outstanding promissory notes of AYRO agreed to extend the maturity date of $500,000.00 in principal amount of such notes until April 30, 2021 and $137,729.03 in principal amount of such notes until May 31, 2021, (iv) the Bridge Financing; and (v) the Nominal Stock Subscription.

Pursuant to the AYRO Private Placements, prior to closing the Merger Agreement, AYRO shall issue (i) to the investors in the $1,150,000 AYRO Private Placement an aggregate of 3,566,373 shares of AYRO common stock and warrants to purchase an aggregate of 3,566,373 shares of AYRO common stock at an exercise price of $0.3708 per share and (ii) to the investors in the $850,000 AYRO Private Placement an aggregate of 4,829,569 shares of AYRO common stock and warrants to purchase an aggregate of 4,829,569 shares of AYRO common stock at an exercise price of $0.2024 per share. The AYRO Private Placement SPAs include registration rights agreements by and between DropCar and the investors in the AYRO Private Placements.

Pursuant to the Bridge Financing, immediately prior to closing the Merger Agreement, the bridge loans shall convert into an aggregate of 3,779,442 shares of AYRO common stock, and AYRO shall issue to the bridge loan investors warrants to purchase an aggregate of 3,779,442 shares of AYRO common stock at an exercise price of $0.3043 per share.

Pursuant to the Nominal Stock Subscription, immediately prior to closing the Merger Agreement, AYRO shall issue to the investor Pre-funded Warrants to purchase an aggregate of 1,750,000 shares of AYRO common stock at an exercise price of $0.0001 per share.

The shares of common stock issued as a result of the foregoing transactions will be exchanged for merger consideration at the effective time of the merger, and the warrants issued in the foregoing transactions will automatically convert into the right to purchase shares of DropCar common stock equal to the number of shares of AYRO common stock issuable upon exercise of such warrants multiplied by the Exchange Ratio, with an exercise price equal to the exercise price of such warrants divided by the Exchange Ratio. For additional information, see “ANCILLARY AGREEMENTS — Transaction Documents” on page 193 of this joint proxy and consent solicitation statement/prospectus. Copies of the complete text of the AYRO Private Placement SPAs, the Bridge Financing and the Nominal Stock Subscription Agreement are included in this joint proxy and consent solicitation statement/prospectus as Annexes K, L and M, respectively.

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April Bridge Financing

On April 14, 2020, an investor of AYRO (the “Payee”) agreed to extend a loan in the aggregate amount of $600,000 (the “Initial Principal Amount”) to AYRO, which loan is evidenced by a Secured Promissory Note dated as of April 14, 2020 (the “April Bridge Financing”). The April Bridge Financing is secured by a subordinated lien security interest in all assets of AYRO. All outstanding principal and accrued and unpaid interest under the April Bridge Financing shall be due and payable in full at the April Bridge Financing Maturity Date, which is the earliest of (a) the date that is ninety (90) days following the date of issuance of the April Bridge Financing, or (b) the date that is three (3) business days following the closing of the merger between AYRO and Drop Car. The Note features an interest rate equal to 15.0% per annum, simple interest from the date of funding until repaid. Upon and during the continuance of an event of default, Payee may, at its option, exercise any one or more of the following remedies, by notice in writing to AYRO: (i) declare the total unpaid principal balance of the April Bridge Financing, together with all accrued and unpaid interest thereon, immediately due and payable; or (ii) exercise any other right or remedy available to Payee under the security Agreement, or at law or in equity. Events of default include the failure by AYRO to pay any principal amount or accrued and unpaid interest within ten (10) business days of the due date thereof (whether at the April Bridge Financing Maturity Date, upon acceleration, or otherwise), the breach of certain covenants by AYRO, the occurrence of certain changes of control of AYRO, the commencement of certain proceedings related to a bankruptcy by AYRO, and the entry of certain judgments or decrees against AYRO. Mark Adams entered into a personal guaranty for up to $300,000 of amounts owing under the Secured Promissory Note. As further consideration for the loan and guaranty, AYRO agreed, upon Payee’s funding in full of the Initial Principal Amount, to grant to each of Payee and Mark Adams a number of shares of AYRO common stock that will convert into two percent (2%) of the aggregate issued and outstanding shares of DropCar immediately post-merger.

Secured Loan

On February 20, 2020, certain existing investors of DropCar and AYRO (the “Noteholders”) agreed to extend a loan in the aggregate amount of $500,000 to AYRO, which loan is evidenced by a Secured Promissory Note dated as of February 20, 2020 (the “Secured Loan”). The Secured Loan is the secured obligation of AYRO and ranks pari passu with AYRO’s other outstanding debt obligations. The Secured Loan is secured by a security interest in and lien on substantially all of the assets of AYRO (the “Collateral”), with the Noteholders’ security interest in the Collateral ranking junior to the secured lenders pursuant to the Loan and Security Agreement, dated December 19, 2019, by and between AYRO and the persons signatory thereto as lenders. The aggregate unpaid principal amount of the loan, together with all accrued and unpaid interest thereon and all other amounts payable under the Secured Loan shall be due and payable in cash upon the Maturity Date, defined as the earliest of (a) the date on which the closing of the merger occurs pursuant to the Merger Agreement, (b) May 20, 2020 and (c) the date on which all amounts under the Secured Loan become due and payable in connection with certain events of default. The Note features an interest rate equal to 7.0% per annum, which interest is payable in arears on the Maturity Date. Upon the occurrence and during the continuance of an event of default, any amounts due pursuant to the Secured Loan, whether at stated maturity, by acceleration or otherwise, shall bear interest at a rate equal to 10.0% per annum from the date of such non-payment until such amount is paid in full. Events of default include the failure by AYRO to pay any principal amount or accrued and unpaid interest on the Maturity Date, the breach of certain covenants by AYRO and the commencement of certain proceedings related to a bankruptcy by AYRO.

In connection with the Secured Loan, AYRO also entered into a subscription agreement with each of the Noteholders (the “Subscription Agreements”), pursuant to which, contingent upon the closing of the merger and effective immediately thereafter, AYRO agreed to cause DropCar to issue and sell, and the Noteholders agreed to subscribe for, warrants to purchase an aggregate of 500,000 shares of DropCar’s common stock for an aggregate price equal to $10,000. The warrants shall feature an exercise price of $0.01 and shall be exercisable immediately upon issuance.

Palladium Placement Agent and Merger Advisory Agreement

On December 19, 2019, AYRO entered into an engagement agreement (the “Palladium Advisory Agreement”) with Palladium Capital Advisors, LLC (“Palladium”), whereby Palladium agreed to (i) act as the non-exclusive placement agent in a private placement of, or similar unregistered transaction involving, equity or equity-linked securities of AYRO to a limited number of institutional, accredited individual or strategic investors, and (ii) serve as AYRO’s non-exclusive advisor in connection with a merger. Palladium served as the non-exclusive placement agent in the Bridge Financing and the AYRO Private Placements.

Pursuant to the Palladium Advisory Agreement, among other things, in connection with the Bridge Financing and the AYRO Private Placement, AYRO is to (a) pay Palladium a cash fee equal to 8% of the aggregate gross proceeds raised in each transaction, payable in cash at the time of such closing, provided that, any cash fees in excess of $40,000 shall not be payable until the consummation of the merger, (b) issue Palladium five-year warrants to purchase a number of shares of common stock of AYRO equal to 7% of the aggregate number of shares sold in the Bridge Financing and the AYRO Private Placements, at an exercise price equal to 115% of the offering price per share in each closing.

Pursuant to the Palladium Advisory Agreement, for Palladium’s advisory services in connection with the merger, upon consummation of the merger, Palladium will receive the number of shares of common stock of AYRO, or 507,308 shares, that will convert into that number of shares of common stock of the post-merger entity immediately following the merger that represents 1% equity ownership in such entity based on the total number of shares outstanding.

In addition, AYRO agrees to reimburse Palladium periodically for its reasonable and customary out-of-pocket and incidental expenses incurred during the term of Palladium’s engagement, including the fees and expenses of its legal counsel and those of any other advisor retained by Palladium.

DropCar Placement Agent and Merger Advisory Agreement with Palladium

On December 5, 2019, DropCar entered into a Placement Agent and Merger Advisory Agreement with Palladium (the “DropCar Palladium Agreement”), whereby Palladium agreed to (i) act as the non-exclusive placement agent in a private placement of, or similar unregistered transaction involving, equity or equity-linked securities of DropCar to a limited number of institutional, accredited individual or strategic investors, and (ii) serve as DropCar’s exclusive financial advisor and investment banker to provide general financial advisory and investment banking services in connection with a possible business combination of DropCar with an unaffiliated third party.

The engagement and retention of Palladium will expire on the earlier of December 5, 2020, or the consummation of a business combination of DropCar with an unaffiliated third party.

Pursuant to the DropCar Palladium Agreement, for Palladium’s advisory services in connection with the merger, upon consummation of the merger, Palladium will receive 1,100,249 shares of common stock of the combined company immediately following the merger that represents 2% equity ownership in the combined company based on the total shares outstanding.

In addition, DropCar agreed to reimburse Palladium periodically for its reasonable and customary out-of-pocket and incidental expenses incurred during the term of Palladium’s engagement, including the fees and expenses of its legal counsel and those of any other advisor retained by Palladium.

The DropCar Palladium Agreement contains indemnification provisions and representations and warranties customary to such agreements.

ALS Letter Agreement

On December 19, 2019, AYRO entered into a letter agreement (the “ALS Letter Agreement”) with ALS Investment, LLC (“ALS”), which provides that if the merger is consummated by June 19, 2020, upon consummation of the merger, AYRO shall issue ALS 2,282,881 shares of AYRO common stock, which shall convert into 4.5% of the outstanding shares of common stock of the combined company giving effect to the merger.

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Termination of Merger Agreement (see page 192)

The Merger Agreement may be terminated at any time prior to the effective time of the merger, whether before or after the required stockholder approvals to complete the merger and related matters have been obtained, as set forth below:

●	by mutual written consent of AYRO and DropCar duly authorized by each of their respective boards of directors;

●	by either DropCar or AYRO if the merger has not been consummated by June 19, 2020; provided, however, in the event that the SEC has not concluded its review of the S-4 Registration Statement by the date which is sixty (60) days prior to the End Date, then either DropCar or AYRO shall be entitled to extend the End Date for an additional sixty (60) days;

●	by either DropCar or AYRO if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

●	by DropCar if AYRO stockholder approval is not obtained within five (5) business days following the date the S-4 Registration Statement is declared effective, subject to certain exceptions;

●	by either DropCar or AYRO, if DropCar’s stockholder meeting was held and the stockholder approval contemplated by the Merger Agreement was not obtained thereat, subject to certain exceptions;

●	by DropCar upon breach of any of the representations, warranties, covenants or agreements on the part of AYRO set forth in the Merger Agreement, or if any representation or warranty of AYRO will have become inaccurate, in either case such that certain conditions in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by AYRO, then the Merger Agreement will not terminate as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) business day following the date of written notice given by DropCar to AYRO informing AYRO of such breach or inaccuracy and DropCar’s intention to terminate the agreement; provided, further, that no termination may be made solely as a result of the failure of AYRO to obtain AYRO’s stockholder approval;

●	by AYRO upon breach of any of the representations, warranties, covenants or agreements on the part of AYRO or Merger Sub set forth in the Merger Agreement, or if any representation or warranty of DropCar or Merger Sub will have become inaccurate, in either case such that certain conditions set forth in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by DropCar or Merger Sub, then the Merger Agreement will not terminate as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) business day following the date of written notice given by AYRO to DropCar informing DropCar of such breach or inaccuracy and AYRO’s intention to terminate the agreement; provided, further, that no termination may be made solely as a result of the failure of DropCar to obtain DropCar’s stockholder approval;

●	by AYRO if the DropCar board of directors has withdrawn or modified its recommendation to DropCar stockholders to vote for the merger, the sale of substantially all assets of DropCar pursuant to the Asset Purchase Agreement, the A&R Charter Proposal and the Reverse Stock Split Proposal by the DropCar stockholders for a superior offer; and

●	by DropCar in connection with DropCar entering into a definitive agreement to effect an unsolicited superior offer.

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Termination Fees (see page 192)

DropCar must pay AYRO a termination fee of $1,000,000 if the Merger Agreement was terminated (i) by AYRO because the DropCar Board of Directors has withdrawn or modified its recommendation to DropCar stockholders to vote for the merger, the sale of substantially all assets of DropCar pursuant to the Asset Purchase Agreement, the A&R Charter Proposal and the Reverse Stock Split Proposal by the DropCar stockholders for a superior offer; or (ii) by DropCar in connection with DropCar entering into a definitive agreement to effect an unsolicited superior offer.

AYRO must pay DropCar a termination fee of $1,000,000 if the Merger Agreement was terminated by DropCar because AYRO’s stockholder approval was not obtained within five (5) business days following the date the S-4 Registration Statement is declared effective, subject to certain exceptions.

If either DropCar or AYRO terminates the Merger Agreement because (i) DropCar’s stockholder meeting was held and the stockholder approval contemplated by the Merger Agreement was not obtained thereat; (ii) prior to DropCar’s stockholder meeting, an acquisition proposal with respect to DropCar shall have been publicly announced, disclosed or otherwise communicated to DropCar board of directors; or (iii) within 12 months after the date of such termination, DropCar enters into a definitive agreement with respect to an acquisition transaction for more than 50% of DropCar or any liquidation or dissolution of DropCar or consummates such acquisition transaction, then DropCar shall pay AYRO, upon such entry into a definitive agreement and/or consummation of such acquisition transaction, a termination fee of $1,000,000.

Comparison of the Rights of DropCar Stockholders and AYRO Stockholders (see page 307)

Each of DropCar and AYRO is incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each company are currently, and will continue to be, governed by the DGCL. If the merger is completed, AYRO stockholders will become stockholders of DropCar, and their rights will be governed by the DGCL, as well as the DropCar Charter and DropCar Bylaws. The rights of DropCar stockholders contained in the DropCar Charter and the DropCar Bylaws, as amended and restated, differ from the rights of AYRO stockholders under AYRO’s amended and restated certificate of incorporation (the “AYRO Charter”) and AYRO’s amended and restated bylaws (the “AYRO Bylaws”), as more fully described under the section titled “COMPARISON OF RIGHTS OF DROPCAR STOCKHOLDERS AND AYRO STOCKHOLDERS” on page 307 of this joint proxy and consent solicitation statement/prospectus.

Accounting Treatment (see page 168)

Although DropCar is the legal acquirer and will issue shares of its common stock to effect the merger with AYRO, the business combination will be accounted for as an acquisition of DropCar by AYRO under GAAP. Under the “acquisition” method of accounting, the assets and liabilities of DropCar will be recorded, as of the completion of the merger, at their respective fair values in the financial statements of AYRO. The financial statements of AYRO issued after the completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of DropCar.

For a more complete discussion of the accounting treatment of the merger, see the section titled “The Merger — Accounting Treatment” on page 168 of this joint proxy and consent solicitation statement/prospectus.

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U.S. Federal Income Tax Considerations (see page 168)

The merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations promulgated thereunder. As a result of the “reorganization,” AYRO stockholders and warrant holders generally should not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of AYRO stock for shares of DropCar common stock and in the conversion of AYRO warrants into DropCar warrants in connection with the merger, subject to the uncertainty concerning the tax treatment of fractional shares. DropCar stockholders generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger.

Tax matters are very complicated, and the tax consequences of the merger to a particular DropCar or AYRO stockholder or AYRO warrant holder will depend in part on such holder’s circumstances. Accordingly, DropCar and AYRO urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section titled “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” on page 238 of this joint proxy and consent solicitation statement/prospectus.

Regulatory Approvals (see page 167)

DropCar and AYRO believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that both parties will be able to obtain all requisite regulatory approvals prior to the anticipated closing. DropCar must also comply with the applicable federal and state securities laws and the rules and regulations of The Nasdaq Stock Market LLC for the approval of the listing application to be submitted in connection with the issuance of shares of DropCar common stock in the merger and the filing with the SEC of the registration statement of which this joint proxy and consent solicitation statement/prospectus forms a part. For a more complete discussion of the regulatory approvals required in connection with the merger, see the section titled “THE MERGER — Regulatory Approvals Required for the Merger” on page 167 of this joint proxy and consent solicitation statement/prospectus.

Opinion of DropCar’s Financial Advisor (see page 150 and Annex F)

On December 18, 2019, Gemini rendered its oral opinion to the DropCar Board of Directors (which was confirmed in writing by delivery of Gemini’s written opinion, dated December 18, 2019), as of December 18, 2019, as to the fairness, from a financial point of view, to DropCar of the Exchange Ratio in the merger, after giving effect to the ancillary transactions, pursuant to the Merger Agreement. In the sections of this joint proxy and consent solicitation statement/prospectus regarding Gemini’s analyses or opinion, references to the AYRO Private Placements, the AYRO Preferred Stock Conversion, the AYRO convertible note conversion and the DropCar private placement are referred to collectively as the “ancillary transactions” and, together with the merger and the bridge loan conversion, as the “transaction.”

The opinion was addressed to the DropCar Board of Directors for the use and benefit of the members of the DropCar Board of Directors (in their capacities as such) in connection with the DropCar Board of Directors’ evaluation of the merger. Gemini’s opinion only addressed whether, as of the date of the opinion, the Exchange Ratio in the merger, after giving effect to the ancillary transactions pursuant to the Merger Agreement, was fair, from a financial point of view, to DropCar. It did not address any other terms, aspects, or implications of the transaction or the Merger Agreement. The summary of the opinion in this joint proxy and consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex F to this joint proxy and consent solicitation statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Gemini in preparing its opinion. Neither the opinion nor the summary of the opinion and related analyses set forth in this joint proxy and consent solicitation statement/prospectus is intended to and they do not constitute advice or a recommendation to any of the stockholders of DropCar or any other security holders as to how such holder should vote or act with respect to any matter relating to the transaction or otherwise.

For further information, see the section titled “THE MERGER — Opinion of DropCar’s Financial Advisor” beginning on page 150 and the full text of the opinion attached as Annex F to this joint proxy and consent solicitation statement/prospectus.

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Asset Purchase Agreement

(see page 199)

The following summary of the Asset Purchase Agreement, and the copy of the Asset Purchase Agreement attached as Annex G to this joint proxy and consent solicitation statement/prospectus, are intended only to provide information regarding the terms of the Asset Purchase Agreement. They are not intended to provide any factual information about DropCar, its subsidiaries or DC Partners or to modify or supplement any factual disclosures about DropCar in its public reports filed with the SEC. The Asset Purchase Agreement and the related summary are not intended to be a source of factual, business or operational information about DropCar, its subsidiaries or DC Partners, and the following summary of the Asset Purchase Agreement and the copy thereof included as Annex G are not intended to modify or supplement any factual disclosure about DropCar in any documents DropCar has or will publicly file with the SEC. The Asset Purchase Agreement contains representations and warranties by, and covenants of, DropCar, DC Partners and certain subsidiaries of DropCar that were made only for purposes of the Asset Purchase Agreement and as of specified dates. The representations, warranties and covenants in the Asset Purchase Agreement were made solely for the benefit of the parties to the Asset Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Asset Purchase Agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in DropCar’s public disclosures.

On December 19, 2019, DropCar entered into the Asset Purchase Agreement by and among DropCar, DropCar Operating, DC Partners, Spencer Richardson and David Newman, pursuant to which DropCar Operating agreed to sell substantially all of the assets associated with its business of providing vehicle support, fleet logistics and concierge services for both consumers and the automotive industry to an entity controlled by Messrs. Richardson and Newman, DropCar’s current Chief Executive Officer and Chief Business Development Officer, respectively. The aggregate purchase price for the purchased assets consists of the cancellation of certain liabilities pursuant to those certain employment agreements by and between DropCar Operating and each of Messrs. Richardson and Newman, plus the assumption of certain liabilities relating to, or arising out of, workers’ compensation claims that occurred prior to the closing date of the Asset Purchase Agreement.

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SELECTED HISTORICAL FINANCIAL INFORMATION OF DROPCAR

The following table sets forth selected historical financial information of DropCar for each of the periods presented. Such information has been derived from DropCar’s audited financial statements as of and for the years ended December 31, 2019 and 2018, each of which is included elsewhere in this joint proxy and consent solicitation statement/prospectus.

The following table should be read together with “INFORMATION ABOUT DROPCAR — DropCar Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 251 of this joint proxy and consent solicitation statement/prospectus and DropCar’s audited financial statements as of and for the years ended December 31, 2019 and 2018 and related notes beginning on page F-28 of this joint proxy and consent solicitation statement/prospectus.

DropCar’s historical results are not necessarily indicative of results to be expected in any future period.

	Years Ended December 31,
	2019	2018
Consolidated Statements of Operations Data:
Operating loss	(2,477,160)	(2,230,634)
Loss from continuing operations	(2,477,160)	(2,902,778)
Loss from discontinued operations, net of tax	(2,425,223)	(11,676,667)
Loss on sale of component, net of tax	-	(4,169,718)
Net loss	$(4,902,383)	$(18,749,163)
Net loss attributable to common stockholders	$(4,960,258)	$(20,148,824)
Amounts attributable to common stockholders
Loss from continuing operations	(2,535,035)	(4,302,439)
Loss from discontinued operations	(2,425,223)	(15,846,385)
Weighted average number of common shares outstanding	3,541,511	1,352,826

	At December 31,
	2019	2018

Consolidated Balance Sheet Data:
Cash	4,259,091	3,887,910
Total assets	5,257,477	5,630,156
Total current assets	4,816,082	4,927,718
Total current liabilities	2,389,132	2,591,760

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SELECTED HISTORICAL FINANCIAL INFORMATION OF AYRO

The following table sets forth selected historical financial information of AYRO for each of the periods presented (in thousands, except share and per share data). Such information has been derived from AYRO’s audited financial statements as of and for the years ended December 31, 2019 and 2018, each of which is included elsewhere in this joint proxy and consent solicitation statement/prospectus.

The following tables should be read together with “INFORMATION ABOUT AYRO — AYRO’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 251 of this joint proxy and consent solicitation statement/prospectus and AYRO’s audited financial statements as of and for the years ended December 31, 2019 and 2018 and related notes beginning on page F-1 of this joint proxy and consent solicitation statement/prospectus.

AYRO’s historical results are not necessarily indicative of results to be expected in any future period.

AYRO, Inc.

Statement of Operations Data

	Year Ended December 31,
	2019	2018

Revenues	$890,152	$5,302,964
Cost of Revenue	691,843	5,008,700
Gross Profit	198,309	294,264
Operating Expenses
Research and development expenses	714,281	768,382
Sales and marketing expenses	1,300,120	999,724
General and administrative expenses	6,678,310	2,578,078
Total Operating Expenses	8,692,711	4,346,184
Operating Loss	(8,494,402)	(4,051,920)
Other income (expense), net
Other Income	2,188	47
Interest Expense	(172,479)	(144,618)
Net Loss	$(8,664,693)	$(4,196,491)
Weighted Average Fully Diluted Shares	10,655,957	10,242,650
Net Loss per fully diluted share	$(0.81)	$(0.41)

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AYRO, Inc.

Balance Sheet Information

	December 31,
	2019	2018
Assets
Current Assets
Cash	641,822	$39,243
Accounts Receivable, net of allowance for doubtful accounts of $36,084 and $6,985, respectively	71,146	260,231
Inventories	1,118,516	1,650,605
Prepaid Expenses and Other Current Assets	164,399	169,055

Total Current Assets	1,995,883	2,119,134

Property and Equipment, net	489,366	725,985

Other Assets	292,881	397,560

Total Assets	2,778,130	$3,242,679
Liabilities and Members’ Equity
Current Liabilities
Accounts Payable	757,077	$2,385,872
Accrued Expenses	612,136	364,274
Related Party Payables	15,000	339,202
Deferred Income	0	9,999
Notes Payable, Current Portion	1,006,947	6,392
Total Current Liabilities	2,391,160	3,105,739
Notes Payable, net of Current Portion	318,027	28,554
Total Liabilities	2,709,187	3,134,293

Stockholders’ Equity
AYRO’s Preferred stock, $0.001 par value, 8,472,500 shares authorized

AYRO Series Seed 1 Preferred Stock, 3,272,500 shares designated, 3,272,500 and 3,272,500 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively;	3,272,500	3,272,500

AYRO Series Seed 2 Preferred Stock, 2,200,000 shares designated, 1,907,684 and 610,291 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively;	3,268,444	998,007

AYRO Series Seed 3 Preferred Stock, no shares designated at December 31, 2018, 3,000,000 shares designated, 2,180,801 shares issued and outstanding at December 31, 2019.	2,484,301	-

AYRO Common stock, $0.001 par value; 26,347,500 shares authorized, 14,478,795 and 10,244,945 issued and outstanding as of December 31, 2019 and December 31, 2018, respectively;	16,683	12,449

Additional paid in capital	4,985,659	1,119,381
Accumulated deficit	(13,958,644)	(5,293,951)
Total Stockholders’ Equity	68,943	108,386
Total Liabilities and Stockholders’ Equity	2,778,130	$3,242,679

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SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial data as of and for the year ended December 31, 2019, give effect to the proposed merger of Merger Sub with and into AYRO, and have been prepared under the acquisition method of accounting with AYRO treated as the accounting acquirer. AYRO is anticipated to be the accounting acquirer based upon the terms of the merger and other factors, such as the number of shares to be issued to AYRO stockholders under the Merger Agreement, relative voting rights and the composition of the combined company’s board and senior management. The following selected unaudited pro forma condensed financial data also give effect to the proposed disposition by DropCar of the assets associated with its business of providing vehicle support, fleet logistics and concierge services for both consumers and the automotive industry to DC Partners (the “Asset Sale Transaction”).

The selected unaudited pro forma condensed combined financial data presented below are based on, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements that appear elsewhere in this joint proxy and consent solicitation statement/prospectus, including the footnotes thereto, and the historical financial statements of AYRO and DropCar that appear elsewhere in this joint proxy and consent solicitation statement/prospectus. See the sections titled “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Statements” for additional information.

The following selected unaudited pro forma condensed combined balance sheet data as of December 31, 2019 combine the historical condensed balance sheet of AYRO as of December 31, 2019 and the historical condensed consolidated balance sheet of DropCar as of December 31, 2019, giving pro forma effect to the merger and the Asset Sale Transaction as if such transactions had been completed on December 31, 2019. The following selected unaudited pro forma condensed combined statements of operations data for the year ended December 31, 2019, combine the historical audited condensed statement of operations data of DropCar for its fiscal year ended December 31, 2019 and the historical audited condensed statements of operations data of AYRO for its fiscal year ended December 31, 2019, giving pro forma effect to the merger and the Asset Sale Transaction as if such transactions had been completed on January 1, 2019.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the actual or future financial position or results of operations that would have been realized if the proposed merger or the Asset Sale Transaction had been completed as of the dates indicated in the unaudited pro forma condensed combined financial statements or that will be realized upon the consummation of the proposed transactions.

Unaudited Pro Forma Condensed Combined Statements of Operations, Balance Sheet and Other Data:

For the Year Ended December 31, 2019
Statements of Operations Data
Total revenue	$890,152
Loss from operations	$(11,310,750)
Net loss	$(11,481,041)
Net loss attributable to common stockholders	$(11,538,916)
Net loss per share attributable to common stockholders, basic and diluted	$(2.10)

As of December 31, 2019
Balance Sheet Data
Cash and cash equivalents	$8,900,913
Working capital(1)	$6,697,263
Total assets	$11,219,026
Total liabilities	$4,057,544
Accumulated deficit	$(13,958,644)
Total stockholders’ equity	$7,161,483

(1)	We define working capital as current assets less current liabilities.

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COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following unaudited pro forma per share information as of and for the year ended December 31, 2019 and reflects the merger and related transactions and the Asset Sale Transaction as if they had occurred on January 1, 2019. The information in the table is based on, and should be read together with, the historical financial statements of DropCar that appear elsewhere in this joint proxy and consent solicitation statement/prospectus, the unaudited pro forma condensed combined financial statements that appear elsewhere in this joint proxy and consent solicitation statement/prospectus, including the notes thereto, and the historical financial statements of AYRO that appear elsewhere in this joint proxy and consent solicitation statement/prospectus. See the sections titled “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Statements.”

The unaudited pro forma per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the proposed merger had been completed as of the dates indicated or will be realized upon the completion of the proposed merger. DropCar and AYRO have not declared or paid any dividends during the periods presented.

As of and for the Year Ended December 31, 2019
AYRO:
Book value per share – historical	$0.01
Basic and diluted net loss per share – historical	$(0.81)
DropCar:
Book value per share – historical	$0.71
Basic and diluted net loss per share – historical	$(1.40)
Combined:
Book value per share – pro forma	$1.30
Basic and diluted net loss per share – pro forma	$(2.10)

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RISK FACTORS

You should carefully consider the risks described below in evaluating whether to vote for or consent to the proposals discussed herein. The risks and uncertainties described below are not the only ones DropCar and AYRO face, and these factors should be considered in conjunction with general investment risks and other information included in this joint proxy and consent solicitation statement/prospectus, including the matters addressed in the section titled “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 106 of this joint proxy and consent solicitation statement/prospectus. You should read and consider the risks associated with the business of AYRO beginning on page 74 of this joint proxy and consent solicitation statement/prospectus as these risk factors will also affect the operations of the combined company going forward because, assuming that the Asset Sale Proposal is approved, the business of the combined company will be AYRO’s business. You should also read and consider the risk factors associated with DropCar beginning on page 61 of this joint proxy and consent solicitation statement/prospectus because these risk factors may affect the operations and financial results of the combined company.

Risks Related to the Proposed Merger

There is no assurance when or if the merger will be completed. Any delay in completing the merger may substantially reduce the intended benefits that DropCar and AYRO expect to obtain from the merger.

Completion of the merger is subject to the satisfaction or waiver of a number of conditions, as set forth in the Merger Agreement, including the approval by DropCar’s stockholders, approval by Nasdaq of DropCar’s application for initial listing of DropCar’s common stock in connection with the merger, and other customary closing conditions. There can be no assurance that DropCar and AYRO will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived. For a discussion of the conditions to the completion of the merger, see the section titled “THE MERGER AGREEMENT — Conditions to Completion of the Merger” beginning on page 182 of this joint proxy and consent solicitation statement/prospectus. If the conditions are not satisfied or waived, the merger may not occur or will be delayed, and DropCar and AYRO each may lose some or all of the intended benefits of the merger. In addition, if the Merger Agreement is terminated under certain circumstances, DropCar or AYRO may be required to pay a termination fee of $1,000,000. Moreover, each of DropCar and AYRO has incurred and expects to continue to incur significant expenses related to the merger, such as legal and accounting fees, some of which must be paid even if the merger is not completed.

In addition, if the Merger Agreement is terminated and DropCar’s or AYRO’s board of directors determines to seek another business combination, it may not be able to find a third party willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the merger. In such circumstances, the DropCar Board of Directors may elect to, among other things, divest all or a portion of DropCar’s business, or take the steps necessary to liquidate all of DropCar’s business and assets, and in either such case, the consideration that DropCar receives may be less attractive than the consideration to be received by DropCar pursuant to the Merger Agreement. Further, approval of the DropCar Share Issuance Proposal and the Asset Sale Proposal are conditioned on the approval of each other. Accordingly, if the DropCar Share Issuance Proposal is not approved, the Asset Sale Transaction will not be completed.

The issuance of shares of DropCar common stock to AYRO stockholders in the merger will substantially dilute the voting power of current DropCar stockholders. Having a minority share position may reduce the influence that current stockholders have on the management of DropCar.

Pursuant to the terms of the Merger Agreement, at the effective time of the merger, DropCar will issue approximately 42,112,223 pre-reverse stock split shares of its common stock to AYRO equity holders as merger consideration, including shares to be issued in respect of the AYRO Private Placement shares and upon conversion of the bridge loans immediately prior to the closing of the merger. As a result, assuming the conversion of all shares of DropCar preferred stock into common stock and the exercise of the Pre-funded Warrants, upon completion of the merger, the current DropCar stockholders (including holders of Series H-4 Preferred Stock and Series H-6 Preferred Stock) will hold approximately 9,902,276 pre-reverse stock split shares, or approximately 18% of the issued and outstanding equity in DropCar; former AYRO stockholders (including the investors in the Bridge Financing, the AYRO Private Placements and the Nominal Stock Subscription and a consultant) will own approximately 44,009,923 pre-reverse stock split shares, or approximately 79% of the issued and outstanding equity in DropCar, in each case, excluding certain warrants, options and restricted stock units; and the financial advisor to DropCar and AYRO will own approximately 1,650,374 pre-reverse stock split shares, or approximately 3% of the outstanding equity of DropCar. Accordingly, the issuance of the shares of DropCar common stock to AYRO equity holders in the merger will significantly reduce the ownership stake and relative voting power of each share of DropCar common stock held by current DropCar stockholders. Consequently, following the merger, the ability of DropCar’s current stockholders to influence the management of DropCar will be substantially reduced.

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Because the lack of a public market for AYRO common stock makes it difficult to evaluate the fairness of the merger, AYRO stockholders may receive consideration in the merger that is greater than or less than the fair market value of AYRO common stock.

The outstanding capital stock of AYRO is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of AYRO shares. Since the percentage of DropCar’s common stock to be issued to AYRO equity holders was determined based on negotiations between the parties, it is possible that the value of the DropCar common stock to be issued in connection with the merger will be greater than the fair market value of AYRO shares. Alternatively, it is possible that the value of the shares of DropCar common stock to be issued in connection with the merger will be less than the fair market value of AYRO shares.

Directors and officers of DropCar and AYRO may have interests in the merger that are different from, or in addition to, those of DropCar stockholders and AYRO stockholders generally that may influence them to support or approve the merger.

The officers and directors of DropCar and AYRO may have interests in the merger that are different from, or are in addition to, those of DropCar stockholders and AYRO stockholders generally. Effective upon the closing of the merger, Mr. Keller and Mr. Smith will be employed by the combined company and receive compensation and other consideration as described in more detail in the section titled “THE MERGER — The Employment Agreements and the Lock-up Agreements” beginning on page 173 of this joint proxy and consent solicitation statement/prospectus. It is expected that four of the current directors of DropCar, Messrs. Silverman, Giordano, Joseph and Schiffman, and two of the current directors of AYRO, Mr. Keller and Mr. Adams, will be appointed as directors of the combined company after the completion of the merger and will receive cash and equity compensation in consideration for such service as described in more detail in the section titled “MANAGEMENT OF THE COMBINED COMPANY” beginning on page 210 of this joint proxy and consent solicitation statement/prospectus. All of AYRO’s executive officers are expected to continue to serve as executive officers of DropCar after the completion of the merger. Each outstanding stock option to acquire shares of AYRO common stock held by executive officers and directors of AYRO will be converted into an option to acquire shares of DropCar common stock. In addition, the directors and executive officers of DropCar and AYRO also have certain rights to indemnification or to directors’ and officers’ liability insurance that will survive the completion of the merger. These interests may have influenced the directors and executive officers of DropCar and AYRO to support or recommend the proposals presented to DropCar and AYRO stockholders. See the sections titled “THE MERGER — Interests of DropCar’s Directors and Executive Officers in the Merger” beginning on page 157 and “THE MERGER — Interests of AYRO’s Directors and Executive Officers in the Merger” beginning on page 159 of this joint proxy and consent solicitation statement/prospectus.

The announcement and pendency of the merger could have an adverse effect on DropCar’s or AYRO’s business, financial condition, results of operations or business prospects.

The announcement and pendency of the merger could disrupt DropCar’s and/or AYRO’s businesses in the following ways, among others:

●	DropCar’s or AYRO’s current and prospective employees could experience uncertainty about their future roles within the combined company, and this uncertainty might adversely affect DropCar’s or AYRO’s ability to retain, recruit and motivate key personnel;

●	the attention of DropCar’s or AYRO’s management may be directed towards the completion of the merger and other transaction-related considerations and may be diverted from the day-to-day business operations of DropCar or AYRO, as applicable, and matters related to the merger may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to DropCar or AYRO, as applicable;

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●	customers, prospective customers, suppliers, collaborators and other third parties with business relationships with DropCar or AYRO may decide not to renew or may decide to seek to terminate, change or renegotiate their relationships with DropCar or AYRO as a result of the merger, whether pursuant to the terms of their existing agreements with DropCar or AYRO; and

●	the market price of DropCar’s common stock may decline to the extent that the current market price reflects a market assumption that the proposed merger will be completed.

Should they occur, any of these matters could adversely affect the businesses of, or harm the financial condition, results of operations or business prospects of, DropCar or AYRO.

During the pendency of the merger, DropCar or AYRO may not be able to enter into a business combination with another party and will be subject to contractual limitations on certain actions because of restrictions in the Merger Agreement.

Covenants in the Merger Agreement impede the ability of DropCar or AYRO to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the merger, other than the sale of substantially all of the assets of DropCar pursuant to the Asset Purchase Agreement, the AYRO Private Placement and the Nominal Stock Subscription. As a result, if the merger is not completed, the parties may be at a disadvantage to their competitors. In addition, while the Merger Agreement is in effect and subject to limited exceptions, each party is prohibited from soliciting, initiating, encouraging or taking actions designed to facilitate any inquiries or the making of any proposal or offer that could lead to the entering into certain extraordinary transactions with any third party, such as a sale of assets, an acquisition, a tender offer, a merger or other business combination outside the ordinary course of business. These restrictions may prevent each of DropCar and AYRO from pursuing otherwise attractive business opportunities or other capital structure alternatives and making other changes to its business or executing certain of its business strategies prior to the completion of the merger, which could be favorable to DropCar stockholders or AYRO stockholders. See the section titled “THE MERGER AGREEMENT — No Solicitation” beginning on page 185 of this joint proxy and consent solicitation statement/prospectus.

Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of DropCar and AYRO from soliciting competing proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances if the DropCar Board determines in good faith, after consultation with its independent financial advisor, if any, and outside counsel, that an unsolicited competing proposal constitutes, or would reasonably be expected to result in, a superior competing proposal and that failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the DropCar Board of Directors. In addition, if DropCar or AYRO terminate the Merger Agreement under specified circumstances, including, in the case of DropCar, terminating because of a decision of the DropCar Board of Directors to recommend a superior competing proposal, DropCar or AYRO would be required to pay a termination fee of  $1,000,000, as described under “THE MERGER AGREEMENT —Termination of the Merger Agreement” and “THE MERGER AGREEMENT—Termination Fees.” This termination fee may discourage third parties from submitting competing proposals to DropCar or its stockholders and may cause the DropCar Board of Directors to be less inclined to recommend a competing proposal.

The rights of AYRO stockholders who become DropCar stockholders in the merger and DropCar stockholders following the merger will be governed by the A&R Charter and the A&R Bylaws.

Upon consummation of the merger, outstanding shares of AYRO common stock will be converted into the right to receive shares of DropCar common stock. AYRO stockholders who receive shares of DropCar common stock in the merger will become DropCar stockholders. As a result, AYRO stockholders who become stockholders in DropCar will be governed by DropCar’s organizational documents and bylaws, rather than being governed by AYRO’s organizational documents and bylaws. See the section titled “COMPARISON OF RIGHTS OF DROPCAR STOCKHOLDERS AND AYRO STOCKHOLDERS” beginning on page 307 of this joint proxy and consent solicitation statement/prospectus. Pursuant to the Merger Agreement, the DropCar Charter will be amended and restated, subject to DropCar stockholders’ approval of the A&R Charter Proposal, and the DropCar Bylaws will be amended and restated, immediately prior to the effective time of the merger. See the section titled “COMPARISON OF RIGHTS OF DROPCAR STOCKHOLDERS AND AYRO STOCKHOLDERS” beginning on page 307 of this joint proxy and consent solicitation statement/prospectus.

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The Exchange Ratio is not adjustable based on the market price of DropCar common stock, so the merger consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.

The Merger Agreement has set the Exchange Ratio formula for the AYRO common stock, and the Exchange Ratio is only adjustable upward or downward to reflect DropCar’s and AYRO’s equity capitalization as of immediately prior to the effective time of the merger. Any changes in the market price of common stock before the completion of the merger will not affect the number of shares AYRO securityholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the merger, the market price of DropCar common stock declines from the market price on the date of the merger agreement, then AYRO securityholders could receive merger consideration with substantially lower value. Similarly, if before the completion of the Merger, the market price of DropCar common stock increases from the market price on the date of the Merger Agreement, then AYRO securityholders could receive merger consideration with substantially more value for their shares of AYRO capital stock than the parties had negotiated for in the establishment of the Exchange Ratio.

If the merger does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, or is otherwise taxable to U.S. AYRO equity holders, then such holders may be required to pay U.S. federal income taxes.

For U.S. federal income tax purposes, the merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. If the Internal Revenue Services (the “IRS”) or a court determines that the merger should not be treated as a reorganization, a holder of AYRO common stock and warrants would recognize taxable gain or loss upon the exchange of AYRO common stock and conversion of warrants for DropCar common stock and warrants pursuant to the Merger Agreement.

DropCar is expected to incur substantial expenses related to the merger with AYRO.

DropCar has incurred, and expects to continue to incur, substantial expenses in connection with the merger with AYRO, as well as operating as a public company. DropCar will incur significant fees and expenses relating to legal, accounting, financial advisory and other transaction fees and costs associated with the merger. Actual transaction costs may substantially exceed AYRO’s estimates and may have an adverse effect on the combined company’s financial condition and operating results.

Failure to complete the merger could negatively affect the value of DropCar common stock and the future business and financial results of both DropCar and AYRO.

If the merger is not completed, the ongoing businesses of DropCar and AYRO could be adversely affected and each of DropCar and AYRO will be subject to a variety of risks associated with the failure to complete the mergers, including without limitation the following:

●	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the merger;

●	reputational harm due to the adverse perception of any failure to successfully complete the merger; and

●	having to pay certain costs relating to the merger, such as legal, accounting, financial advisory, filing and printing fees.

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If the merger is not completed, these risks could materially affect the market price of DropCar common stock and the business and financial results of both DropCar and AYRO.

The merger is expected to result in a limitation on the combined company’s ability to utilize its net operating loss carryforward.

Under Section 382 of the Code, use of DropCar’s net operating loss carryforwards (“NOLs”) will be limited if DropCar experiences a cumulative change in ownership of greater than 50% in a moving three-year period. DropCar will experience an ownership change as a result of the merger and therefore its ability to utilize its NOLs and certain credit carryforwards remaining at the effective time of the merger will be limited. The limitation will be determined by the fair market value of DropCar’s common stock outstanding prior to the ownership change, multiplied by the applicable federal rate. It is expected that the merger will impose a limitation on DropCar’s NOLs. Limitations imposed on DropCar’s ability to utilize NOLs could cause U.S. federal and state income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs.

The opinion received by the DropCar Board of Directors from Gemini has not been, and is not expected to be, updated to reflect changes in circumstances that may have occurred since the date of the opinion.

At a DropCar Board of Directors meeting held on December 18, 2019, DropCar’s financial advisor, Gemini, rendered its opinion as to the fairness of the merger consideration from a financial point of view to DropCar as of the date of such opinion, and such opinion was one of many factors considered by the DropCar Board of Directors in approving the merger. The opinion does not speak as of the time the merger will be completed or any date other than the date of such opinion. Subsequent changes in the operation and prospects of DropCar or AYRO, general market and economic conditions and other factors that may be beyond the control of DropCar or AYRO, may significantly alter the value of DropCar or AYRO or the prices of the shares of DropCar common stock by the time the merger is to be completed. The opinion does not address the fairness of the merger consideration from a financial point of view to DropCar at the time the merger is to be completed, or as of any other date other than the date of such opinion, and the Merger Agreement does not require that the opinion be updated, revised or reaffirmed prior to the closing of the merger to reflect any changes in circumstances between the date of the signing of the Merger Agreement and the completion of the merger as a condition to closing the merger. See the section titled “THE MERGER—Opinion of DropCar’s Financial Advisor” beginning on page 150 and Annex F to this joint proxy and consent solicitation statement/prospectus.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes or other causes.

In general, either party can refuse to complete the merger if there is a material adverse change (as defined in the Merger Agreement) affecting the other party between December 19, 2019, the date of the Merger Agreement, and the closing of the merger. However, some types of changes do not permit either party to refuse to complete the merger, even if such changes would have a material adverse effect on DropCar or AYRO, as the case may be:

●	changes in general economic, business, financial or market conditions;

●	changes or events affecting the industries or industry sectors in which the parties operate generally;

●	changes in generally accepted accounting principles;

●	changes in laws, rules, regulations, decrees, rulings, ordinances, codes or requirements issued, enacted, adopted or otherwise put into effect by or under the authority of any governmental body;

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●	changes caused by the announcement or pendency of the merger;

●	changes caused by any action taken by either party with the prior written consent of the other party;

●	changes caused by any decision, action, or inaction by governmental or regulatory bodies, with respect to any products of either party;

●	changes caused by any act of war, terrorism, national or international calamity or any other similar event;

●	with respect to DropCar, a decline in DropCar’s stock price; or

●	with respect to DropCar, a change in the listing status of DropCar’s common stock on Nasdaq.

If adverse changes occur but DropCar and AYRO must still complete the merger, the market price of DropCar common stock may suffer. For a more complete discussion of what constitutes a material adverse effect on DropCar or AYRO under the Merger Agreement, see the section titled “THE MERGER AGREEMENT — Representations and Warranties” beginning on page 184 of this joint proxy and consent solicitation statement/prospectus.

DropCar and AYRO may become involved in securities litigation or stockholder derivative litigation in connection with the merger, and this could divert the attention of DropCar and AYRO management and harm the combined company’s business, and insurance coverage may not be sufficient to cover all related costs and damages.

Securities litigation or stockholder derivative litigation frequently follows the announcement of certain significant business transactions, such as the sale of a business division or announcement of a business combination transaction. DropCar and AYRO may become involved in this type of litigation in connection with the merger, and the combined company may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the business of DropCar, AYRO and the combined company.

Risks Related to the Reverse Stock Split

The reverse stock split may not increase the combined company’s stock price over the long term.

If the Reverse Stock Split Proposal is approved, the combined company anticipates effecting a reverse stock split in order to cause its stock price to be at least $5.00 with a ratio between 1-for-10 and 1-for-30 immediately following the merger. While it is expected that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of the combined company’s common stock upon effectiveness of the reverse stock split, it cannot be assured that the reverse stock split will result in any sustained proportionate increase in the market price of the combined company’s common stock, which is dependent upon many factors, including the business and financial performance of the combined company, general market conditions, and prospects for future success, which are unrelated to the number of shares of the combined company’s common stock outstanding. Thus, while the stock price of the combined company might meet the initial listing requirements for Nasdaq initially, it cannot be assured that it will continue to do so.

The reverse stock split would have the effect of increasing the amount of common stock that the combined company is authorized to issue without further approval by the combined company’s stockholders.

As a result of the reverse stock split, and after giving effect to the merger, the combined company expects that it will have between approximately 1,800,000 shares and 5,300,000 shares of common stock outstanding, compared to approximately 4,600,000 shares of DropCar common stock outstanding as of April 1, 2020. The proposed A&R Charter for the combined company is anticipated to authorize the combined company to issue 100,000,000 shares of common stock and does not anticipate reducing this amount in connection with the reverse stock split. As a result, it is anticipated that the reverse stock split will give the combined company the ability to issue between approximately 95,000,000 and 98,000,000 additional shares of common stock, including shares that may be issued pursuant to awards that have been granted and outstanding warrants. Except in certain instances, as required by law or by the rules of the securities exchange that lists the combined company’s common stock, these additional shares may be issued by the combined company without further vote of the combined company’s stockholders. If the combined company’s board of directors chooses to issue additional shares of the combined company’s common stock, such issuance could have a dilutive effect on the equity, earnings and voting interests of the combined company’s stockholders.

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The reverse stock split may decrease the liquidity of DropCar’s common stock.

Although the DropCar Board of Directors believes that the anticipated increase in the market price of DropCar’s common stock could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for DropCar’s common stock.

The reverse stock split may lead to a decrease in overall market capitalization of the combined company.

Should the market price of DropCar’s common stock decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in the overall market capitalization of the combined company. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the combined company, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels and, accordingly, it cannot be assured that the total market value of DropCar’s common stock will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on DropCar’s stock price due to the reduced number of shares outstanding after the reverse stock split.

Risks Related to the Combined Company Following the Merger

DropCar stockholders and AYRO stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

If the combined organization is unable to realize the full strategic and financial benefits currently anticipated from the merger, DropCar stockholders and AYRO stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined organization is able to realize only part of the strategic and financial benefits currently anticipated from the merger.

The market price of the combined company’s common stock after the merger may be subject to significant fluctuations and volatility, and the stockholders of the company may be unable to resell their shares at a profit and may incur losses.

There has not been a public market for the combined company’s common stock. The market price of the combined company’s common stock could be subject to significant fluctuation following the merger. The business of DropCar differs from that of AYRO in important respects and, accordingly, the results of operations of the combined company and the market price of the combined company’s common stock following the merger may be affected by factors different from those currently affecting the results of operations of DropCar. Market prices for securities of technology companies and electric vehicle companies in particular have historically been particularly volatile and have shown extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of the combined company’s common stock, regardless of the actual operating performance of the combined company. Some of the factors that may cause the market price of the combined company’s common stock to fluctuate include:

●	investors react negatively to the effect on the combined company’s business and prospects from the merger;

●	the announcement of new products, new developments, services or technological innovations by the combined company or the combined company’s competitors;

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●	actual or anticipated quarterly increases or decreases in revenue, gross margin or earnings, and changes in the combined company’s business, operations or prospects;

●	announcements relating to strategic relationships, mergers, acquisitions, partnerships, collaborations, joint ventures, capital commitments, or other events by the combined company or the combined company’s competitors;

●	conditions or trends in the electric vehicle or transportation industries;

●	changes in the economic performance or market valuations of other electric vehicle or transportation companies;

●	decline in electric vehicle industry enthusiasm or interest;

●	general market conditions or domestic or international macroeconomic and geopolitical factors unrelated to the combined company’s performance or financial condition;

●	sale of the combined company’s common stock by stockholders, including executives and directors;

●	volatility and limitations in trading volumes of the combined company’s common stock;

●	volatility in the market prices and trading volumes of technology stocks;

●	the combined company’s ability to finance its business;

●	ability to secure resources and the necessary personnel to pursue the plans of the combined company;

●	failures to meet external expectations or management guidance;

●	changes in the combined company’s capital structure or dividend policy, future issuances of securities, sales or distributions of large blocks of common stock by stockholders;

●	the combined company’s cash position;

●	announcements and events surrounding financing efforts, including debt and equity securities;

●	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;

●	departures and additions of key personnel;

●	disputes and litigations related to intellectual properties, proprietary rights, and contractual obligations;

●	investigations by regulators into the operations of the combined company or those of the competitors;

●	changes in applicable laws, rules, regulations, or accounting practices and other dynamics; and

●	other events or factors, many of which may be out of the combined company’s control.

In the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against the combined company, could result in substantial costs and a diversion of the management’s attention and resources of the combined company. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that the combined company make significant payments.

If the merger is consummated, the business operations, strategies and focus of DropCar will fundamentally change, and these changes may not result in an improvement in the value of its common stock.

Pending the consummation of the merger, and subject to approval of the Asset Sale Proposal, it is currently anticipated that the combined company would focus its resources on executing AYRO’s current business plan. Accordingly, substantially simultaneously following the merger, the combined company has agreed to sell DropCar’s legacy business and, as such, the stockholders of DropCar and AYRO will not participate in the future prospects of such DropCar legacy assets.

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Following the merger, it is expected that the combined company’s primary products will be AYRO’s electric vehicles. Consequently, if the merger is consummated, an investment in DropCar’s common stock will primarily represent an investment in the business operations, strategies and focus of AYRO. AYRO expects to incur losses as it expands its operations, product suite and sales territories, and AYRO’s products may not be profitable at commercial scale. The failure to successfully scale up AYRO’s operations and achieve growth with additional products and territories will significantly diminish the anticipated benefits of the merger and have a material adverse effect on the business of the combined company. There is no assurance that the combined company’s business operations, strategies or focus will be successful following the merger, and the merger could depress the value of the combined company’s common stock.

The unaudited pro forma combined financial statements are presented for illustrative purposes only, and future results of the combined company may differ materially from the unaudited pro forma financial statements presented in this joint proxy and consent solicitation statement/prospectus.

The unaudited pro forma combined financial statements contained in this joint proxy and consent solicitation statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the completion of the merger for several reasons. The unaudited pro forma combined financial statements have been derived from the historical financial statements of DropCar and AYRO and adjustments and assumptions have been made regarding the combined company after giving effect to the merger and related transactions. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the merger. As a result, the actual financial condition and results of operations of the combined company following the completion of the merger may not be consistent with, or evident from, these pro forma financial statements. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any decline or potential decline in the combined company’s financial condition or results of operations may cause significant variations in the market price of DropCar common stock.

The combined company may issue additional equity securities in the future, which may result in dilution to existing investors.

To the extent the combined company raises additional capital by issuing equity securities, the combined company’s stockholders may experience substantial dilution. The combined company may, from time to time, sell additional equity securities in one or more transactions at prices and in a manner it determines. If the combined company sells additional equity securities, existing stockholders may be materially diluted. In addition, new investors could gain rights superior to existing stockholders, such as liquidation and other preferences. In addition, the number of shares available for future grant under the combined company’s equity compensation plans may be increased in the future. In addition, the exercise or conversion of outstanding options or warrants to purchase shares of capital stock may result in dilution to the combined company’s stockholders upon any such exercise or conversion.

All of DropCar’s outstanding shares of common stock are, and any shares of DropCar common stock that are issued in the merger will be, freely tradable without restrictions or further registration under the Securities Act of 1933, as amended (the “Securities Act”), except for the restricted stock units that will be issued to Mr. Keller pursuant to the employment agreement to be entered into with DropCar immediately prior to the consummation of the merger, shares of DropCar common stock issued to certain advisors, shares subject to lock-up agreements, and any shares held by affiliates, as defined in Rule 144 under the Securities Act. Rule 144 defines an affiliate as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, DropCar and would include persons such as DropCar’s directors and executive officers and large shareholders. In turn, resales, or the perception by the market that a substantial number of resales could occur, could have the effect of depressing the market price of our common stock.

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The concentration of the capital stock ownership with insiders of the combined company after the merger will likely limit the ability of the stockholders of the combined company to influence corporate matters.

Following the merger, the executive officers, directors, five percent or greater stockholders, and their respective affiliated entities of the combined company will, in the aggregate, beneficially own approximately 47.8% of the combined company’s outstanding common stock. As a result, these stockholders, acting together, have control over matters that require approval by the combined company’s stockholders, including the election of directors and approval of significant corporate transactions. Corporate actions might be taken even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a corporate transaction that other stockholders may view as beneficial.

Certain stockholders could attempt to influence changes within DropCar, which could adversely affect DropCar’s operations, financial condition and the value of DropCar’s common stock.

DropCar’s stockholders may from time to time seek to acquire a controlling stake in DropCar, engage in proxy solicitations, advance stockholder proposals or otherwise attempt to effect changes. Campaigns by stockholders to effect changes at publicly-traded companies are sometimes led by investors seeking to increase short-term stockholder value through actions such as financial restructuring, increased debt, special dividends, stock repurchases or sales of assets or the entire company. Responding to proxy contests and other actions by activist stockholders can be costly and time-consuming and could disrupt DropCar’s operations and divert the attention of the DropCar Board of Directors and senior management from the pursuit of the proposed merger transaction. These actions could adversely affect DropCar’s operations, financial condition, DropCar’s ability to consummate the merger and the value of DropCar common stock.

The sale or availability for sale of a substantial number of shares of common stock of the combined company after the merger and after expiration of the lock-up period could adversely affect the market price of such shares after the merger.

Sales of a substantial number of shares of common stock of the combined company in the public market after the merger or after expiration of the lock-up period and other legal restrictions on resale, or the perception that these sales could occur, could adversely affect the market price of such shares and could materially impair the combined company’s ability to raise capital through equity offerings in the future. Immediately following the closing of the merger, and assuming the exercise in full of the Pre-funded Warrants and the warrants issued pursuant to the Secured Loan and conversion of outstanding preferred stock, the combined company will have outstanding approximately 55,000,000 shares of common stock (prior to giving effect to the proposed reverse stock split). This includes the shares being issued to AYRO stockholders as merger consideration, which may be resold in the public market immediately without restriction, unless such stockholder is subject to a lock-up or other restrictions on resale. All of AYRO’s executive officers, directors and principal stockholders, and all of DropCar’s directors who will continue to serve on the board of directors of the combined company are subject to lock-up agreements that restrict their ability to transfer shares of the combined company’s capital stock during the period of one year after the date of the closing of the merger, subject to specified exceptions. For more information, see “Merger Agreement—Recitals” on page 178 of this joint proxy and consent solicitation statement/prospectus. Upon completion of the merger, the combined company may permit its officers, directors, employees, and certain stockholders who are subject to the lock-up agreement to sell shares prior to the expiration of the lock-up agreements. After the lock-up agreements expire, approximately 8,500,000 shares of DropCar common stock (prior to giving effect to the proposed reverse stock split and excluding securities underlying options and warrants) held by the combined company’s directors, executive officers and principal stockholders will be subject to volume limitations under Rule 144 under the Securities Act and various vesting agreements. DropCar and AYRO are unable to predict what effect, if any, market sales of securities held by significant stockholders, directors or officers of the combined company or the availability of these securities for future sale will have on the market price of the combined company’s common stock after the merger.

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The combined company also expects to assume approximately 3,972,105 shares of common stock subject to outstanding AYRO options (on an as-converted to DropCar common stock basis and prior to giving effect to the proposed reverse stock split). The combined company intends to register of the all shares of common stock issuable upon exercise of outstanding AYRO options, and upon the exercise of any options or other equity incentives the combined company may grant in the future, for public resale under the Securities Act. Accordingly, these shares will be able to be freely sold in the public market upon issuance as permitted by any applicable vesting requirements, subject to the lock-up agreements described above.

Moreover, upon completion of the merger, the holders of approximately 15,100,000 shares of DropCar common stock, including shares deliverable upon exercise of warrants, will have rights, subject to some conditions, to require AYRO to file registration statements covering their shares or to include their shares in registration statements that the combined company may file for itself or its stockholders.

If securities analysts do not publish research or reports about the business of the combined company, or if they publish negative evaluations, the price of the combined company’s common stock could decline.

The trading market for the combined company’s common stock will rely in part on the availability of research and reports that third-party industry or financial analysts publish about the combined company. There are many large, publicly traded companies active in the electric vehicle industry, which may mean it will be less likely that the combined company receives widespread analyst coverage. Furthermore, if one or more of the analysts who do cover the combined company (if any) downgrades its stock, its stock price would likely decline. If one or more of these analysts cease coverage of the combined company, the combined company could lose visibility in the market, which in turn could cause its stock price to decline. Additionally, if securities analysts publish negative evaluations of competitors in the electric vehicle industry, the comparative effect could cause the combined company’s stock price to decline.

The combined company may not be able to adequately protect or enforce its intellectual property rights, which could harm its competitive position.

The combined company will primarily rely on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect its proprietary designs, technologies or processes. It is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose proprietary designs, technologies and processes, despite efforts by the combined company to protect its proprietary designs, technologies and processes.

The combined company’s management will be required to devote substantial time to comply with public company regulations.

As a public company, the combined company will incur significant legal, accounting and other expenses that AYRO did not incur as a private company. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules implemented by the SEC and Nasdaq, impose various requirements on public companies, including those related to corporate governance practices. The combined company’s management and other personnel will need to devote a substantial amount of time to these requirements. Moreover, these rules and regulations will increase the combined company’s legal and financial compliance costs relative to those of AYRO and will make some activities more time consuming and costly.

The Sarbanes-Oxley Act requires, among other things, that the combined company maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, the combined company must perform system and process evaluation and testing of its internal control over financial reporting to allow management and the combined company’s independent registered public accounting firm to report on the effectiveness of its internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. The combined company’s compliance with these requirements will require that it incur substantial accounting and related expenses and expend significant management efforts. The combined company will likely need to hire additional accounting and financial staff to satisfy the ongoing requirements of Section 404 of the Sarbanes-Oxley Act. The costs of hiring such staff may be material and there can be no assurance that such staff will be immediately available to the combined company. Moreover, if the combined company is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if the combined company or its independent registered public accounting firm identifies deficiencies in its internal control over financial reporting that are deemed to be material weaknesses, investors could lose confidence in the accuracy and completeness of the combined company’s financial reports, the market price of the combined company’s common stock could decline and the combined company could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

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The combined company may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002 that will be applicable to the combined company after the merger.

AYRO is not currently subject to Section 404 of the Sarbanes-Oxley Act of 2002. However, following the merger, the combined company will be subject to Section 404 of the Sarbanes-Oxley Act of 2002. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of AYRO as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to DropCar after the merger. If management is not able to implement the additional requirements of Section 404 of the Sarbanes-Oxley Act of 2002 in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective, which may subject the combined company to adverse regulatory consequences and could harm investor confidence and cause the market price of the combined company’s common stock to decline.

Subsequent to the consummation of the merger, the combined company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although DropCar and AYRO have conducted due diligence on each other, there can be no assurances that their diligence revealed all material issues that may be present in the other company’s business, that all material issues through a customary amount of due diligence will be uncovered, or that factors outside of DropCar’s and AYRO’s control will not later arise. As a result, the combined company may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with each company’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on liquidity, the fact that the combined company reports charges of this nature could contribute to negative market perceptions about DropCar’s or its securities. In addition, charges of this nature may make future financing difficult to obtain on favorable terms or at all.

Anti-takeover provisions under Delaware corporate law may make it difficult for the combined company stockholders to replace or remove the DropCar Board of Directors and could deter or delay third parties from acquiring the combined company, which may be beneficial to the stockholders of the combined company.

The combined company will be subject to the anti-takeover provisions of Delaware law, including Section 203. Under these provisions, which will become effective upon the closing of the merger, if anyone becomes an “interested stockholder,” the combined company may not enter into a “business combination” with that person for three (3) years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203 of the DGCL, “interested stockholder” means, generally, someone owning fifteen percent (15%) or more of the combined company’s outstanding voting stock or an affiliate of the combined company that owned fifteen percent (15%) or more of the combined company’s outstanding voting stock during the past three (3) years, subject to certain exceptions as described in Section 203 of the DGCL.

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DropCar and AYRO do not anticipate that the combined company will pay any cash dividends in the foreseeable future.

The current expectation is that the combined company will retain its future earnings, if any, to fund the development and growth of the combined company’s business. As a result, capital appreciation, if any, of the common stock of the combined company will be your sole source of gain, if any, for the foreseeable future.

In the event that the combined company fails to satisfy any of the listing requirements of The Nasdaq Capital Market, its common stock may be delisted, which could affect its market price and liquidity.

Following the merger, the combined company’s common stock is expected to be listed on The Nasdaq Capital Market. For continued listing on The Nasdaq Capital Market, the combined company will be required to comply with the continued listing requirements, including the minimum market capitalization standard, the corporate governance requirements and the minimum closing bid price requirement, among other requirements. In the event that the combined company fails to satisfy any of the listing requirements of The Nasdaq Capital Market, its common stock may be delisted. If the combined company is unable to list on The Nasdaq Stock Market, it would likely be more difficult to trade in or obtain accurate quotations as to the market price of the combined company’s common stock. If the combined company’s securities are delisted from trading on The Nasdaq Stock Market, and the combined company is not able to list its securities on another exchange or to have them quoted on Nasdaq, the combined company’s securities could be quoted on the OTC Bulletin Board or on the “pink sheets.” As a result, the combined company could face significant adverse consequences including:

●	a limited availability of market quotations for its securities;

●	a determination that its common stock is a “penny stock,” which will require brokers trading in its common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the combined company’s securities;

●	a limited amount of news and analyst coverage for the combined company; and

●	a decreased ability to issue additional securities (including pursuant to short-form registration statements on Form S-3 or in obtaining additional financing in the future).

An active trading market for combined company common stock may not develop.

The listing of combined company common stock on The Nasdaq Capital Market does not assure that a meaningful, consistent and liquid trading market exists. Although DropCar common stock is listed on The Nasdaq Capital Market, trading volume in its common stock has been limited and an active trading market for shares of DropCar common stock may never develop or be sustained. If an active market for the combined company common stock does not develop, it may be difficult for investors to sell their shares without depressing the market price for the shares or at all.

The combined company may be subject to a right of first refusal in favor of Club Car LLC, which could impede our growth and adversely impact the potential value of the combined company.

The combined company will be subject to a master procurement agreement entered into between Club Car LLC (“Club Car”) and AYRO, dated March 5, 2019. Under the agreement, Club Car has been granted a right of first refusal on offers to acquire 51% or more of AYRO’s assets or equity interests, directly or indirectly, by a third party. Such right is exercisable for a 45-day period following the receipt of an acquisition notice from AYRO to Club Car notifying Club Car of the terms of the proposed acquisition offer and of the availability of its right of first refusal. If exercised, Club Car would have the right acquire AYRO’s assets or equity interests by matching or beating the terms of the competing offer. Such right is valid during the term of the agreement, which commences January 1, 2019, and expires on January 1, 2024, subject to annual renewals at Club Car’s discretion.

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The ability of Club Car to elect to exercise its first right of refusal may limit or impede the combined company’s ability to conduct its business on the terms and in the manner it considers most favorable, which may adversely affect its future growth opportunities. The existence of the right of first refusal may also deter potential acquirors from seeking to acquire the combined company. If potential acquirors are deterred from considering an acquisition of it, the combined company may receive less than fair market value acquisition offers or may not receive acquisition offers at all, which might have a substantial negative effect on the value of your investment in the combined company and may impact the long-term value, growth and potential of the combined company.

Risks Related to the Business of AYRO

AYRO has a history of losses and has never been profitable. AYRO expects to incur additional losses in the future and may never be profitable.

AYRO has never been profitable or generated positive cash flow from its operations. AYRO has incurred a net loss in each year since its inception in 2016 and has generated limited revenues since inception, principally as a result of AYRO’s investments in building infrastructure in support of its manufacturing and business operations and plans for growth. AYRO experienced net losses of approximately $8.7 million in 2019 and $4.2 million in 2018 and $1.1 million in 2017. As of December 31, 2019, AYRO had an accumulated deficit of approximately $13.9 million. AYRO may incur significant additional losses as it continues to focus its resources on scaling up its operations for growth and incur significant future expenditures for research and development, sales and marketing, and general and administrative expenses, capital expenses and working capital fluctuations.

AYRO’s ability to generate revenue and achieve profitability depends mainly upon its ability, alone or with others, to successfully market its products to meet the market demand and maintain compliance with the rules, regulations and laws of federal, state, local and international governmental bodies. AYRO may be unable to achieve any or all of these goals with regard to its products. AYRO’s future vehicle roadmap requires significant investment prior to commercial introduction, but these vehicles may never be successfully designed, engineered, manufactured or sold. Moreover, scaling up of AYRO’s operations, launching additional products and expanding its sales territories will require significant additional investment. AYRO will continue to incur losses until such time that its vehicle sales volume supports AYRO’s underlying overhead costs. As a result, AYRO may never be profitable or achieve significant and/or sustained revenues. Even if AYRO is successful in generating revenue and increasing its customer base, AYRO may not become profitable in the future or may be unable to maintain any profitability achieved if AYRO fails to increase its revenue and manage its operating expenses or if AYRO incurs unanticipated liabilities.

The market for AYRO’s products is developing and may not develop as expected.

The market for AYRO’s electric vehicles is developing and may not develop as expected by AYRO. The market for alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving multi-level government regulations and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. The electric vehicle market is in its early stage where many standards and best practices have not been established or are constantly evolving, and it may take many years for the market to fully mature.

AYRO believes its future success will depend in large part on AYRO’s ability to quickly and efficiently adapt to both the market demand for products and features, as well as adapt to newly-created statutory laws at federal, state, local and international levels. Due to the nature of the electronic vehicle market still in development, it is difficult to predict the demands for AYRO’s electric vehicles and ancillary services and products, as well as the size and growth rate for this market, the entry of competitive products, or the success of existing competitive products. If a meaningful market for AYRO’s vehicles does not develop, AYRO will not be successful.

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AYRO’s limited operating history makes evaluating its business and prospects difficult and may increase the risk of any investment in its securities.

AYRO’s limited operating history makes evaluating AYRO’s business and prospects difficult and may increase the risk of your investment. AYRO’s quarterly and annual operating results have fluctuated in the past and may fluctuate significantly in the future, which makes it difficult to predict AYRO’s future operating results. For example, in 2017, AYRO received $4,065,000 in revenue from a one-time sale of automotive parts from AYRO’s China-based supplier to one of its customers in New Jersey. AYRO’s recurring revenue from revenue-sharing arrangements is seasonal as the majority is derived from beach-front resorts. In case of hurricanes or tropical storms, this revenue stream is at risk. Any substantial adjustment to overhead expenses to account for lower levels of sales is difficult and takes time, thus AYRO may not be able to reduce its costs sufficiently to compensate for a shortfall in net sales, and even a small shortfall in net sales could disproportionately and adversely affect AYRO’s operating margin and operating results for a given period.

AYRO’s operating results may also fluctuate due to a variety of other factors, many of which are outside its control, including the changing and volatile local, national, and international economic environments. Besides the other risks in this “Risk Factors” section, factors that may affect AYRO’s operations include:

●	fluctuations in demand for AYRO’s products;

●	the inherent complexity, length, and associated unpredictability of product development windows and product lifecycles;

●	changes in customers’ budgets for technology purchases and delays in their purchasing cycles;

●	changing market conditions;

●	any significant changes in the competitive dynamics of AYRO’s markets, including new entrants or further consolidation;

●	AYRO’s ability to continue to broaden AYRO’s customer and dealer base beyond AYRO’s traditional customers and dealers;

●	AYRO’s ability to broaden AYRO’s geographical markets;

●	the timing of product releases or upgrades by AYRO or AYRO’s competitors; and

●	AYRO’s ability to develop, introduce, and ship in a timely manner new products and product enhancements and anticipate future market demands that meet customers’ requirements.

Each of these factors individually, or the cumulative effect of two or more of these factors, could result in large fluctuations in AYRO’s quarterly and annual operating results. As a result, comparing AYRO’s operating results on a period-to-period basis may not be meaningful, and AYRO’s operating results for any given period may fall below expectations or AYRO’s guidance. You should not rely on AYRO’s past results as an indication of future performance.

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If AYRO is unable to effectively implement or manage AYRO’s growth strategy, AYRO’s operating results and financial condition could be materially and adversely affected.

AYRO’s ability to generate and grow revenue will depend, in part, on its ability to execute its business plan, expand its business model and develop new products in a timely manner. As part of its growth strategy, AYRO may modify AYRO’s distribution channels and engage in strategic transactions with third parties to access additional sales and distribution channels and accelerate product adoption for particular vertical markets, open new manufacturing, research or engineering facilities or expand AYRO’s existing facilities. AYRO also plans to add additional product lines and expand AYRO’s businesses into new geographical markets. There is a range of risks inherent in such a strategy that could adversely affect AYRO’s ability to successfully achieve these objectives, including, but not limited to, the following:

●	the potential failure to successfully operate its dealer-distribution channels;

●	an inability to attract and retain the customers, employees, suppliers and/or marketing partners;

●	the uncertainty that AYRO may not be able to generate, anticipate or meet consumer demand;

●	the potential disruption of AYRO’s business;

●	the increased scope and complexity of AYRO’s operations could require significant attention from management and impose constraints on AYRO’s operations or other projects;

●	inconsistencies between AYRO’s standards, procedures and policies and those of new points of sale or dealerships and costs or inefficiencies associated with the integration of AYRO’s operational and administrative systems, if necessary;

●	unforeseen expenses, delays or conditions, including the potential for increased regulatory compliance or other third-party approvals or consents, or provisions in contracts with third parties that could limit AYRO’s flexibility to take certain actions;

●	the costs of compliance with local laws and regulations and the implementation of compliance processes, as well as the assumption of unexpected labilities, litigation, penalties or other enforcement actions;

●	the uncertainty that new product lines or ancillary services will generate anticipated sales;

●	the uncertainty that the expanded operations will achieve anticipated operating results;

●	the difficulty of managing the operations of a larger company; and

●	the difficulty of competing for growth opportunities with companies that have greater financial resources than AYRO.

Any one of these factors could impair AYRO’s growth strategy, result in delays, increased costs or decreases in the amount of expected revenues derived from AYRO’s growth strategy and could adversely impact AYRO’s prospects, business, financial condition or results of operations.

A significant portion of AYRO’s revenues are derived from a single customer. If AYRO were to lose this customer, AYRO’s sales could decrease significantly.

In March of 2019, AYRO entered into a five-year Master Procurement Agreement (the “MPA”) with Club Car, which grants Club Car the exclusive right to sell the AYRO 411 Fleet in North America, provided that Club Car orders at least 500 AYRO vehicles per year. For the year ended December 31, 2019, revenues from Club Car constituted approximately 75% of AYRO’s revenues. For the year 2020, revenue projected to be generated from Club Car pursuant to the MPA is expected to be a majority of AYRO’s revenue. AYRO is therefore highly dependent on a single customer to generate a material percentage of AYRO’s annual revenues, and the lack of adoption, failure to achieve reasonable “sell through” rates by the customer’s dealers, unfavorable dealer/customer experience or discontinuation or modification of terms may materially and adversely affect AYRO’s sales and results of operations. Any loss of, or a significant reduction in purchases by, Club Car that constitutes a significant portion of AYRO’s sales could have an adverse effect on AYRO’s financial condition and operating results.

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AYRO’s future growth depends on customers’ willingness to adopt electric vehicles.

If there is lower market demand for AYRO’s electric vehicles than AYRO expects in the target markets, which include universities, food delivery services, last mile delivery service, municipalities and on-road and personal transportation, AYRO’s business, prospects, financial condition and operating results will be negatively impacted. Potential customers may be reluctant to adopt electric vehicles as an alternative to traditional internal combustion engine vehicles or other electric vehicles due to various factors, which include but are not limited to:

●	perceptions or negative publicity about electric vehicle quality, dependability, safety, stability of lithium-ion battery packs, utility, performance and cost regarding AYRO’s vehicles or electric vehicles sold by other manufacturers, especially if accidents or certain events create a negative public perception;

●	the limited range of the vehicle on a single battery charge cycle;

●	the impact of driving habits and terrain on the battery life, especially the differences with internal combustion engines;

●	the deterioration rate of the battery packs that are impacted by many external factors, including, but not limited to, overall life, environmental conditions, dormant time, and number of lifetime charge cycles and these factors’ impacts on the batteries’ ability to maintain an adequate charge;

●	local, regional, national and international investment in charging infrastructure, standardization of electric vehicle charging systems and cost of charging that may impact adaptability for the overall electric vehicle market;

●	the access to knowledgeable service locations to support AYRO’s electric vehicles;

●	the price of alternative fuel sources, such as gasoline as an alternative to the cost of charging electricity;

●	the availability of governmental incentive and tax deductions and credits offered to consumers for purchasing and using electric vehicles.

Any of the above factors may hinder widespread adoption of electric vehicles and influence prospective customers and dealers to decide not to purchase AYRO’s electric vehicles. Such issues would have an adverse material effect on AYRO’s financial statements of operations, financial conditions, ability to develop strategic partnerships and ability to raise additional funding.

AYRO may experience lower-than-anticipated market acceptance of its current models and the vehicles in development.

AYRO’s projected growth depends upon the end-consumers’ mass adoption of its purpose-built electric vehicles. Although AYRO has conducted some market research regarding AYRO’s electric vehicles it current sells or is developing, many factors both within and outside AYRO’s control affect the success of its vehicles in the marketplace. At this time, it is difficult to measure consumers’ willingness to adopt purpose-built electric vehicles, particularly two-passenger electric vehicles. Offering fuel-efficient vehicles that consumers want and value can mitigate the risks of increasing price competition and declining demand, but vehicles that are perceived to be less desirable (whether in terms of price, quality, styling, safety, overall value, or other attributes) can exacerbate these risks. For example, if a new vehicle encountered quality issues at the time of launch, the vehicle’s perceived quality could be affected even after the issues had been corrected, resulting in lower than anticipated sales volumes, market share, and profitability. Moreover, if a new vehicle is not accepted by consumers based on size, styling, or other attributes, AYRO would experience lower than anticipated sales volumes, market share, and profitability. If AYRO’s vehicles and are not adopted or there is a reduction in demand for AYRO’s products caused by a lack of customer acceptance, a slowdown in demand for electronic transportation solutions, battery safety concerns, technological challenges, battery life issues, competing technologies and products, decreases in discretionary spending, weakening economic conditions, or otherwise, the reduction in demand could result in reduced customer orders, early order cancellations, the loss of customers, or decreased sales, any of which would adversely affect AYRO’s business, operating results, and financial condition.

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If AYRO is unable to manage its growth and expand its operations successfully, AYRO’s business and operating results will be harmed and AYRO’s reputation may be damaged.

AYRO has been expanding its operations significantly since its inception and anticipates that further significant expansion will be required to achieve AYRO’s business objectives. The growth and expansion of AYRO’s business and product offerings places a continuous and significant strain on AYRO’s management, operational and financial resources. Any such future growth would also add complexity to and require effective coordination throughout AYRO’s organization. AYRO’s future operating results depend to a large extent on its ability to manage this expansion and growth successfully. Risks that AYRO faces in undertaking this expansion include:

●	establishing sufficient sales, service and service facilities in a timely manner;

●	forecasting production and revenue;

●	training new personnel;

●	controlling expenses and investments in anticipation of expanded operations;

●	establishing or expanding design, manufacturing, sales and service facilities;

●	implementing and enhancing administrative infrastructure, systems and processes;

●	addressing new markets; and

●	expanding operations and finding and hiring a significant number of additional personnel, including manufacturing personnel, design personnel, engineers and service technicians.

In this regard, AYRO will be required to continue to improve its operational, financial and management controls and its reporting procedures, and AYRO may not be able to successfully implement improvements to these systems and processes in a timely or efficient manner, which could result in additional operating inefficiencies and could cause AYRO’s costs to increase more than planned. If AYRO does increase its operating expenses in anticipation of the growth of its business and this growth does not meet AYRO’s expectations, AYRO’s operating results and gross margin will be negatively impacted. If AYRO is unable to manage future expansion, its ability to provide high quality products could be harmed, damage AYRO’s reputation and brand and may have a material adverse effect on AYRO’s business, operating results and financial condition.

Developments in alternative technologies or improvements in the internal combustion engine may have a materially adverse effect on the demand for AYRO’s electric vehicles.

Significant developments related to ethanol or compressed natural gas, or improvements in the fuel economy of the internal combustion engine or hybrids, may materially and adversely affect AYRO’s business and prospects in ways AYRO does not currently anticipate. For example, types of fuel that are abundant and relatively inexpensive in North America, such as compressed natural gas, may emerge as consumers’ preferred alternative to petroleum-based propulsion. If alternative energy engines or low gasoline prices make existing four-wheeled vehicles with greater passenger and cargo capacities less expensive to operate, AYRO may not be able to compete with manufacturers of such vehicles. Furthermore, given the rapidly changing nature of the electric vehicle market, there can be no assurance that AYRO’s vehicles and technology will not be rendered obsolete by alternative or competing technologies. Any material change in the existing technologies may cause delays in AYRO’s development and introduction of new or upgraded vehicles, which could result in the loss of competitiveness of AYRO’s vehicles, decreased revenue and a loss of market share to competitors.

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The markets in which AYRO operates are highly competitive, and AYRO may not be successful in competing in these industries. AYRO currently faces competition from new and established domestic and international competitors and expects to face competition from others in the future, including competition from companies with new technology.

AYRO faces significant competition, and there is no assurance that AYRO’s vehicles will be successful in the respective markets in which they compete. The worldwide vehicle market, particularly for alternative fuel vehicles, is highly competitive today and AYRO expects it will become even more so in the future. Established automobile manufacturers such as General Motors, Ford, Nissan and Toyota, as well as other newer companies such as Arcimoto and Electrameccanica, have entered or are reported to have plans to enter the alternative fuel vehicle market, including hybrid, plug-in hybrid and fully electric vehicles. In some cases, such competitors have announced an intention to now or at some point in the future produce electric vehicles exclusively. Many of AYRO’s existing or potential competitors have substantially greater financial, technical and human resources than AYRO, and significantly greater experience in manufacturing, designing and selling electric vehicles, as well as in clearing regulatory requirements of those vehicles in the United States and in foreign countries. Many of AYRO’s current and potential future competitors also have significantly more experience designing, building and selling electric vehicles at commercial, or fleet, scale. Large automobile or equipment manufacturers with greater purchasing power allow them to acquire raw materials at a much lower cost. Additionally, the large traditional manufacturer has more ready access to efficient design, testing and service facilities. AYRO does not have the company history, facilities or capital to properly compete with large traditional manufacturers should they decide to enter AYRO’s market. Mergers and acquisitions in the electric vehicle market could result in even more resources being concentrated among a smaller number of AYRO’s competitors. Increased competition could result in lower vehicle unit sales, price reductions, revenue shortfalls, loss of customers and loss of market share, which could harm AYRO’s business, prospects, financial condition and operating results. Additionally, industry overcapacity has resulted in many manufacturers offering marketing incentives on vehicles in an attempt to maintain and grow market share; these incentives historically have included a combination of subsidized financing or leasing programs, price rebates, and other incentives. As a result, AYRO is not necessarily able to set its prices to offset higher costs. Continuation of or increased excess capacity could have a substantial adverse effect on AYRO’s financial condition and results of operations.

New entrants seeking to gain market share by introducing new technology, attractive feature sets, new products and development of longer-life power packs may make it more difficult for AYRO to sell its vehicles and earn design wins which could create increased pricing pressure, reduced profit margins, increased sales and marketing expenses, or the loss of market share or expected market share, any of which may significantly harm AYRO’s business, operating results and financial condition.

AYRO’s future success depends on AYRO’s ability to identify additional market opportunities and develop and successfully introduce new and enhanced products that address such markets and meet the needs of customers in such markets.

AYRO may not be able to successfully develop new electric vehicles, address new market segments or develop a broader customer base. AYRO currently sells one three-wheeled two-passenger vehicle and one four-wheeled truck, from which all of its revenues and derived. AYRO’s future success will be dependent on AYRO’s ability to address additional markets, anticipate AYRO’s existing and prospective customers’ needs and develop new vehicle models that meet those needs. In particular, AYRO is currently developing a new series of automotive-grade autocycles, engineered and optimized to meet targeted use cases such as last mile and urban delivery and is also working on Club Car’s next generation, electric light duty trucks and developing a new purpose-built vehicle with Club Car. AYRO will have to incorporate the latest technological improvements and enhancements into its future vehicles to be able to compete in the rapidly evolving electric vehicle industry and the target markets. There can be no assurance that AYRO will be able to design future models of vehicles, or develop future services, that will meet the expectations of AYRO’s customers or address market demands, or that AYRO’s future models will achieve market acceptance or become commercially viable.

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In order to introduce new products and product enhancements, AYRO will have to coordinate with AYRO’s suppliers and other third parties to design a new model or an enhanced version of an existing model that offer features desired by AYRO’s customers and a level of performance and functionality or cost-effectiveness superior to the vehicles offered by AYRO’s competitors. If AYRO fails to coordinate these efforts and achieve market introduction and acceptance of new or upgraded vehicles models that address the needs of AYRO’s customers in a timely manner, AYRO’s operating results will be materially and adversely affected, and AYRO’s business and prospects will be harmed.

Furthermore, AYRO will need to address additional markets and expand its customer demographic to further grow its business. AYRO’s failure to address additional market opportunities could materially harm its business, financial condition, operating results and prospects.

If AYRO fails to include key feature sets relative to the target markets for AYRO’s electric vehicles, AYRO’s business will be harmed.

Achieving design wins to support the needs of AYRO’s target markets is an important success factor for AYRO’s business. In order to achieve design wins, AYRO must:

●	anticipate the features and functionality that OEMs, customers and consumers will demand;

●	successfully incorporate those features and functionalities into products that meet the exacting design requirements of AYRO’s customers; and

●	price AYRO’s products competitively.

Failure to maintain AYRO’s expertise and inability to deliver custom, specific design systems could harm AYRO’s business.

Unanticipated changes in industry standards could render AYRO’s vehicles incompatible with such standards and adversely affect AYRO’s business.

The emergence of new industry standards and technical requirements could render AYRO’s vehicles incompatible with vehicles developed by competitors or make it difficult for AYRO’s products to meet the requirements of AYRO’s end-customers. Moreover, the introduction of new industry standards, or changes to existing industry standards, could cause AYRO to incur substantial development costs to adapt to these new or changed standards, particularly if AYRO were to achieve, or be perceived as likely to achieve, greater penetration in the marketplace. If AYRO’s vehicles are not in compliance with prevailing industry standards and technical requirements for a significant period of time, AYRO could miss opportunities to achieve crucial design wins, AYRO’s revenue may decline and AYRO may incur significant expenses to redesign its vehicles to meet the relevant standards, which could adversely affect AYRO’s business, results of operations and prospects.

AYRO relies on and intends to continue to rely on a single third-party supplier and manufacturer located in the Peoples Republic of China for the sub-assemblies in semi-knocked-down for all of its vehicles. Any disruption in the operations of this third-party supplier could adversely affect AYRO’s business and results of operations.

As part of AYRO’s strategy to minimize its capital expenditures on manufacturing infrastructure, AYRO currently relies on Cenntro Automotive Group, located in the Peoples Republic of China (“Cenntro”), for the sub-assemblies for both the AYRO 311 and AYRO 411 vehicles. Cenntro also owns the design of the AYRO 411 model and has granted AYRO an exclusive license to purchase the 411 vehicles for sale in North America. AYRO’s dependence on a single supplier and manufacturer, and the challenges AYRO may face in obtaining adequate supplies and vehicle kits required to assemble its vehicles, involve several risks, including limited control over pricing, availability, quality and delivery schedules.

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AYRO cannot be certain that Cenntro will continue to provide AYRO with the quantities of the sub-assembles that AYRO requires or satisfy AYRO’s anticipated specifications and quality requirements. If Cenntro experiences unanticipated delays, disruptions or shut downs or is unable to ship required raw materials, sub-assemblies, replacement or warranty parts for any reason, within or outside of Cenntro’s control, AYRO’s manufacturing operations and customer deliveries would be seriously impacted. Although AYRO believes AYRO could locate alternative suppliers to fulfill AYRO’s needs, AYRO may be unable to find a sufficient alternative supply channel in a reasonable time or on commercially reasonable terms or develop its own replacements, especially when AYRO relies on the license granted by Cenntro, who owns the design of the AYRO 411 model. For example, in December 2019, a strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China, resulting in government-imposed quarantines and other public health safety measures. At this point, the extent to which the coronavirus may impact AYRO’s operations is uncertain; however, the outbreak and spreading of the coronavirus could cause delays or disruptions in AYRO’s supply chain and in the delivery of raw materials from Cenntro or AYRO’s other suppliers located in China, which would be disruptive to the manufacturing of the vehicles and would adversely impact AYRO’s business. In addition, the spreading of the virus may make it more difficult for AYRO in finding alternative manufactures or suppliers due to the high concentration of such manufacturers or suppliers located in China. Any performance failure on the part of Cenntro or any other AYRO’s significant suppliers could interrupt production of AYRO’s vehicles, which would have a material adverse effect on AYRO’s business, financial condition and operating results.

Additionally, because Cenntro’s factories are located in the Peoples’ Republic of China, nation-to-nation quarantining and embargo restrictions and/or regulations could be established by either the United States or China governments, precluding AYRO to source the raw materials needed timely. This would have a material adverse effect on AYRO’s business, financial condition and operating results.

AYRO’s business, results of operations and financial condition may be materially adversely impacted by public health epidemics, including the recent coronavirus outbreak.

AYRO’s business, results of operations and financial condition may be materially adversely impacted if a public health epidemic, including the recent coronavirus outbreak, interferes with AYRO’s ability, or the ability of its employees, workers, contractors, suppliers and other business partners to perform AYRO’s and their respective responsibilities and obligations relative to the conduct of AYRO’s business. A public health epidemic, including the coronavirus, poses the risk of disruptions from the temporary closure of third-party suppliers and manufacturers, restrictions on AYRO’s employees’ and other service providers’ ability to travel, the decreased willingness or ability of AYRO’s customers to test drive or purchase AYRO’s vehicles and shutdowns that may be requested or mandated by governmental authorities. AYRO’s business, results of operations and financial condition have been adversely impacted by the recent coronavirus outbreak both in China and the United States. This has delayed AYRO’s ability to timely procure raw materials from its supplier in China, which in turn, has delayed shipments to and corresponding revenue from customers. The pandemic and social distancing directives have interfered with AYRO’s ability, or the ability of its employees, workers, contractors, suppliers and other business partners to perform AYRO’s and their respective responsibilities and obligations relative to the conduct of AYRO’s business. The coronavirus public health epidemic poses restrictions on AYRO’s employees’ and other service providers’ ability to travel on pre-sales meetings, customers’ abilities to physically meet with AYRO employees and the ability of AYRO’s customers to test drive or purchase AYRO’s vehicles and shutdowns that may be requested or mandated by governmental authorities. The extent to which the coronavirus may continue to impact AYRO’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

Unforeseen or recurring operational problems at AYRO’s facility, or a catastrophic loss of AYRO’s manufacturing facility, may cause significant lost or delayed production and adversely affect AYRO’s results of operations.

AYRO imports sub-assemblies from Cenntro and performs final assembly, testing and safety qualifications in its facility in Round Rock, Texas in an assembly line process. AYRO’s manufacturing process could be affected by operational problems that could impair AYRO’s production capability and the timeframes within which AYRO expects to produce AYRO’s vehicles. Disruptions or shut downs at AYRO’s assembly facility could be caused by:

●	maintenance outages to conduct maintenance activities that cannot be performed safely during operations;

●	prolonged power failures or reductions;

●	breakdown, failure or substandard performance of any of AYRO’s machines or other equipment;

●	noncompliance with, and liabilities related to, environmental requirements or permits;

●	disruptions in the transportation infrastructure, including railroad tracks, bridges, tunnels or roads;

●	fires, floods, snow or ice storms, earthquakes, tornadoes, hurricanes, microbursts or other catastrophic disasters, national emergencies, political unrest, war or terrorist activities; or

●	other operational problems.

If AYRO’s manufacturing facility is compromised or shut down, it may experience prolonged startup periods, regardless of the reason for the compromise or shutdown. Those startup periods could range from several days to several weeks or longer, depending on the reason for the compromise or shutdown and other factors. Any disruption in operations at AYRO’s facility could cause a significant loss of production, delays in AYRO’s ability to produce AYRO’s vehicles and adversely affect AYRO’s results of operations and negatively impact AYRO’s customers. Further, a catastrophic event could result in the loss of the use of all or a portion of AYRO’s manufacturing facility. Although AYRO carries property insurance, its coverage may not be adequate to compensate AYRO for all losses that may occur. Any of these events individually or in the aggregate could have a material adverse effect on AYRO’s business, financial condition and operating results.

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AYRO may become subject to product liability claims, which could harm AYRO’s financial condition and liquidity if AYRO is not able to successfully defend or insure against such claims.

AYRO may become subject to product liability claims, which could harm its business, prospects, operating results and financial condition. The automobile industry experiences significant product liability claims, and AYRO faces an inherent risk of exposure to claims in the event its vehicles do not perform as expected or malfunction resulting in personal injury or death. AYRO’s risks in this area are particularly pronounced given that AYRO’s vehicles have a limited commercial history. A successful product liability claim against AYRO that exceeds AYRO’s product liability insurance limits could require AYRO to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about AYRO’s vehicles and business and inhibit or prevent commercialization of other future vehicles, which would have material adverse effect on AYRO’s brand, business, prospects and operating results. AYRO maintains product liability insurance for all of AYRO’s vehicles with annual limits of $10 million on a claims-made basis, but any such insurance might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of AYRO’s coverage, or outside of AYRO’s coverage, may have a material adverse effect on AYRO’s reputation, business and financial condition. AYRO may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if AYRO does face liability for AYRO’s vehicles and is forced to make a claim under AYRO’s policy.

If AYRO’s vehicles fail to perform as expected due to defects, AYRO’s ability to develop, market and sell AYRO’s electric vehicles could be seriously harmed.

AYRO’s vehicles may contain defects in design and manufacturing that may cause them not to perform as expected or that may require repair. The discovery of defects in AYRO’s vehicles will result in delays in new model launches, recall campaigns, reputational damage, or increased warranty costs that may negatively affect AYRO’s business. Moreover, if one of AYRO’s vehicles is a cause, or perceived to be the cause, of injury or death to an operator, passenger or bystander, AYRO would likely be subject to a claim. If AYRO were found responsible, AYRO could incur substantial liability which could interrupt or even cause AYRO to terminate some or all of its operations.

Meeting or exceeding many government-mandated safety standards is costly and often technologically challenging. Government safety standards also require manufacturers to remedy defects related to vehicle safety through safety recall campaigns, and a manufacturer is obligated to recall vehicles if it determines that the vehicles do not comply with a safety standard. The costs of recall campaigns or warranty costs to remedy such defects in vehicles that have been sold could be substantial. Further, adverse publicity surrounding actual or alleged safety-related or other defects could damage AYRO’s reputation and confidence in AYRO’s vehicles, which would adversely affect sales of AYRO’s vehicles.

AYRO depends on key personnel to operate its business, and the loss of one or more members of its management team, or its failure to attract, integrate and retain other highly qualified personnel in the future, could harm its business.

AYRO believes its future success will depend in large part upon its ability to attract and retain highly skilled managerial, technical, finance and sales and marketing personnel. AYRO has only one line of business and is highly dependent upon the continued service of its key executive officers and other employees. The loss of and failure to replace key management and personnel could have a serious adverse effect on sales bookings, strategic relationships, manufacturing operations, order fulfillment and customer service, and may adversely impact the achievement of AYRO’s objectives. Despite AYRO’s efforts to retain valuable employees, members of its management may terminate their employment with AYRO at any time. Although AYRO has written employment agreements with its executive officers, these employment agreements do not bind these executives for any specific term and allow executive officers to leave at any time, for any reason, with or without cause. AYRO does not maintain any “key-man” insurance policies on any of the key employees nor does AYRO intend to obtain such insurance.

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Recruiting and retaining qualified employees, consultants, and advisors for AYRO’s business, including sales or technical personnel, is crucial to continue to execute AYRO’s growth strategy. Because the pool of qualified personnel with engineering or manufacturing experience and/or experience working in the electric vehicle market is limited overall, recruitment and retention of senior management and skilled technical, sales and other personnel is very competitive. Many of the companies with which AYRO competes for experienced personnel have greater resources than AYRO. AYRO is also at a disadvantage in recruiting and retaining key personnel, as its small size and limited resources may be viewed as providing a less stable environment with fewer opportunities than would be offered at one of AYRO’s larger competitors. As a result, AYRO may not be successful in either attracting or retaining such personnel and/or on acceptable terms given the competition and may be required to increase the level of compensation paid to existing and new employees, which could materially increase AYRO’s operating expenses. In addition, failure to succeed in expansion of AYRO’s operations may make it more challenging to recruit and retain qualified personnel.

AYRO’s management has minimal experience in mass-producing electric vehicles.

AYRO’s management has never mass-produced electric vehicles, which generally involves manufacturing process challenges, such as manufacturing to meet the volumes forecasted and efficiently and effectively managing supply chain sources for materials. If the materials suppliers are not managed properly to support vehicle demand, AYRO’s results of operations and working capital can be adversely affected. If AYRO is unable to implement its business plans in the timeframe estimated by management and successfully transition into a mass-producing electric vehicle manufacturing business, AYRO will not be able to scale up its operations to generate greater profit. As a result, AYRO’s business, prospects, operating results and financial condition will be negatively impacted and AYRO’s ability to grow its business will be harmed.

Furthermore, as the scale of AYRO’s vehicle production increases, AYRO will need to accurately forecast, purchase, warehouse and transport to its manufacturing facilities components at much higher volumes than AYRO has done in the past. If AYRO is unable to accurately match the timing and quantities of component purchases to AYRO’s actual production plans or capabilities, or successfully implement automation, inventory management and other systems to accommodate the increased complexity in AYRO’s supply chain, AYRO may have to incur unexpected storage, transportation and write-off costs, which could have a material adverse effect on AYRO’s financial condition and operating results.

AYRO currently has limited electric vehicles marketing and sales experience. If AYRO is unable to establish sales and marketing capabilities or enter into dealer agreements to market and sell its vehicles, AYRO may be unable to generate any revenue.

AYRO has limited experience selling and marketing its vehicles, and AYRO currently has minimal marketing or sales organization. To successfully expand its operations, AYRO will need to invest in and develop these capabilities, either on its own or with others, which would be expensive, difficult and time consuming. Any failure or delay in the timely development of AYRO’s internal sales and marketing capabilities could adversely impact the potential for success of its products.

Further, given its lack of prior experience in marketing and selling electric vehicles, AYRO relies on third-party dealers to market its vehicles. If these dealers do not commit sufficient resources to market AYRO’s vehicles and AYRO is unable to develop the necessary marketing and sales capabilities on its own, including developing a direct sales channel with its end-customers, AYRO will be unable to generate sufficient revenue from the sale of its vehicles to sustain or grow its business. AYRO may be competing with companies that currently have extensive and well-funded marketing and sales operations, particularly in the markets AYRO is targeting. Without appropriate capabilities, whether directly or through third-party dealerships, AYRO may be unable to compete successfully against these more established companies.

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Failure to maintain the strength and value of AYRO’s brand could have a material adverse effect on AYRO’s business, financial condition and results of operations.

AYRO’s success depends, in part, on the value and strength of AYRO’s brand. Maintaining, enhancing, promoting and positioning AYRO’s brand, particularly in new markets where AYRO has limited brand recognition, will depend largely on the success of AYRO’s marketing and merchandising efforts and AYRO’s ability to provide high-quality services, warranty plans, products and resources and a consistent, high-quality customer experience. AYRO’s brand could be adversely affected if AYRO fails to achieve these objectives, if AYRO fails to comply with laws and regulations, if AYRO is subject to publicized litigation or if AYRO’s public image or reputation were to be tarnished by negative publicity. Some of these risks may be beyond AYRO’s ability to control, such as the effects of negative publicity regarding AYRO’s suppliers or third-party providers of services or other electric transportation companies or their products or negative publicity related to members of management. Any of these events could hurt AYRO’s image, resulting in reduced demand for AYRO’s products and a decrease in sales. Further, maintaining, enhancing, promoting and positioning AYRO’s brands’ images may require AYRO to make substantial investments in marketing and employee training, which could adversely affect AYRO’s cash flow and which may ultimately be unsuccessful. These factors could have a material adverse effect on AYRO’s business, financial condition and results of operations.

The range of AYRO’s electric vehicles on a single charge declines over time which may negatively influence potential customers’ decisions on whether to purchase AYRO’s vehicles.

The range of AYRO’s electric vehicles on a single charge declines principally as a function of usage, time and charging patterns. For example, a customer’s use of their vehicle, as well as the frequency with which they charge the battery of their vehicle, can result in additional deterioration of the battery’s ability to hold a charge. Additionally, over time, a battery’s ability to hold its initial charge will degrade. While expected in electric vehicle applications, such battery deterioration and the related decrease in range may negatively influence potential customer decisions as to whether to purchase AYRO’s vehicles, which may harm AYRO’s ability to market and sell AYRO’s vehicles.

AYRO offers a product warranty to cover defective products at no cost to the customer. An unexpected change in failure rates of AYRO’s products could have a material adverse impact on AYRO’s business, financial condition and operating results.

AYRO offers product warranties that generally extend for two years from date of sale that require AYRO to repair or replace defective products returned by the customer during the warranty period at no cost to the customer. While defects in the individual parts for AYRO’s vehicles are currently reimbursed by AYRO’s supply chain, warranty labor is AYRO’s responsibility. AYRO records an estimate for anticipated warranty-related costs at the time of sale based on historical and estimated future product return rates and expected repair or replacement costs. For the years ended December 31, 2019 and 2018, AYRO estimated $27,375 and $16,918 of reserves for such warranty-related costs, respectively, and recorded $1,280 and $1,280 and 2,024 of warranty-incurred costs, respectively. The anticipated warranty-related cost for the year 2020 is estimated to be approximately $136,000 as AYRO increases its install base. While such costs and failure rates have historically been within management’s expectations and the provisions established and AYRO receives warranty coverage from AYRO’s vendors, unexpected changes in failure rates could have a material adverse impact on AYRO’s business requiring additional warranty reserves. These failures could adversely impact AYRO’s operating results.

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Increases in costs, disruption of supply or shortage of raw materials, particularly lithium-ion cells, could harm AYRO’s business.

AYRO may experience increases in the cost or a sustained interruption in the supply or shortage of raw materials. Any such increase or supply interruption could materially negatively impact AYRO’s business, prospects, financial condition and operating results. AYRO uses various raw materials in its business, including aluminum, steel, carbon fiber, non-ferrous metals such as copper and cobalt. The prices for these raw materials fluctuate depending on market conditions and global demand for these materials and could adversely affect AYRO’s business and operating results. For instance, AYRO is exposed to multiple risks relating to price fluctuations for lithium-ion cells. These risks include:

●	the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric or plug-in hybrid vehicle industry as demand for such cells increases;

●	disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

●	an increase in the cost of raw materials, such as cobalt, used in lithium-ion cells.

AYRO’s business depends on the continued supply of battery cells for AYRO’s vehicles. Any disruption in the supply of battery cells from AYRO’s suppliers or industry shortage or price escalations could temporarily disrupt the planned production of AYRO’s vehicles until such time as a different supplier is fully qualified. Moreover, battery cell manufacturers may choose to refuse to supply electric vehicle manufacturers to the extent they determine that the vehicles are not sufficiently safe. Furthermore, current fluctuations or shortages in petroleum, shipping seasonality and government-imposed tariffs and other economic conditions may cause AYRO to experience significant increases in freight charges and raw material costs. Substantial increases in the prices for AYRO’s raw materials would increase AYRO’s operating costs and could reduce AYRO’s margins if AYRO cannot recoup the increased costs through increased electric vehicle prices. AYRO might not be able to recoup increasing costs of raw materials by increasing vehicle prices which could materially adversely affect its business, prospects and operating results.

AYRO’s business may be adversely affected by labor and union activities.

Although none of AYRO’s employees are currently represented by a labor union, it is common throughout the automobile industry generally for many employees at automobile companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. AYRO relies on other companies in the supply chain with work forces that may or may not be unionized and are thus subject to work stoppages or strikes organized by such unions, which could have a material adverse impact on AYRO’s business, financial condition or operating results. If a work stoppage occurs within AYRO’s business, or within that of AYRO’s key suppliers’ businesses, it could delay the manufacturing, sale and shipment of AYRO’s electric vehicles and have a material adverse effect on AYRO’s business, prospects, operating results or financial condition.

AYRO relies on its dealers for the service of its vehicles and has limited experience servicing AYRO’s vehicles. If AYRO is unable to address the service requirements of AYRO’s future customers, AYRO’s business will be materially and adversely affected.

Currently, AYRO’s vehicles are serviced by the selling dealer. If the dealer is unable to successfully address the service requirements of AYRO’s customers, customer confidence in both the vehicles and AYRO’s brand will erode and AYRO’s prospects and operating results will be materially and adversely affected. In addition, AYRO anticipates the level and quality of service the dealers will provide to AYRO’s customers will have a direct impact on the success of AYRO’s future vehicles. If AYRO’s dealers are unable to satisfactorily service AYRO’s customers, AYRO’s ability to generate customer loyalty, grow AYRO’s business and sell additional vehicles could be significantly impaired.

AYRO’s dealers have very limited experience servicing AYRO’s vehicles. Servicing electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques.

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If AYRO fails to deliver vehicles and accessories to market as scheduled, AYRO’s business will be harmed.

A significant amount of AYRO’s revenue is seasonal. By missing product delivery schedules, AYRO may miss that year’s opportunity to bring and sell a new product to market. Seasonality could be affected by many factors including, but not limited to, governmental fiscal years, as municipalities tend to order vehicles either at the end of its fiscal year when it knows it has funds remaining, and summer tourist season for AYRO’s destination fleet operators, as such customers tend to place their entire orders for delivery in time for the beginning of the tourist season.

AYRO’s success depends, in part, on establishing and maintaining good relationships with its network of dealers.

In the year ended December 31, 2019, AYRO sold 75% of its vehicles to Club Car under its MPA, for distribution through Club Car dealers. AYRO’s success depends, in part, on AYRO establishing and maintaining satisfactory relationships with both Club Car corporate as well as its distribution channels or its dealers. If AYRO were unable to establish and maintain an adequate relationship with Club Car and its dealer network or, once established, if AYRO’s relationship with Club Car or its dealer network were to be eliminated abruptly or disrupted, it could affect AYRO’s ability to respond quickly to customers’ needs, resulting in various adverse consequences to AYRO, including loss of sales, reduced cash flow, and/or a shutdown of AYRO’s operations. In addition, as authorized dealers of AYRO’s vehicles, the dealers could, through poor performance on such dealer’s part, damage AYRO and AYRO’s vehicles’ reputation in the marketplace, resulting in a loss of sales and cash flow which could adversely affect AYRO’s business operations.

Customer financing and insuring AYRO’s vehicles may prove difficult because retail lenders are unfamiliar with AYRO’s vehicles and the vehicles have a limited loss history determining residual values and within the insurance industry.

Retail lenders are unfamiliar with AYRO’s vehicles and may be hesitant to provide financing to AYRO’s customers. AYRO’s vehicles do not have a loss history in the insurance industry, which may cause AYRO’s customers difficulty in securing insurance coverage.

Failure in AYRO’s information technology and storage systems could significantly disrupt the operation of AYRO’s business.

AYRO’s ability to execute its business plan and maintain operations depends on the continued and uninterrupted performance of its information technology (“IT”), systems. AYRO must routinely update its IT infrastructure and its various IT systems throughout the organization or it may not continue to meet its current and future business needs. Modification, upgrade or replacement of such systems may be costly. Furthermore, IT systems are vulnerable to risks and damages from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security and back-up measures, some of AYRO’s and its vendors’ servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite precautionary measures to prevent unanticipated problems that could affect its IT systems, sustained or repeated system failures that interrupt its ability to generate and maintain data could adversely affect its ability to operate its business.

AYRO Risks Relating to its Financial Position and Need for Additional Capital

AYRO will be required to raise additional capital to fund its operations, and such capital raising may be costly or difficult to obtain and could dilute AYRO stockholders’ ownership interests.

The design, manufacture, sale and servicing of vehicles is a capital-intensive business, and AYRO needs to raise additional funds to expand its operations and reach the vehicle production goals. At December 31, 2019, AYRO had working capital of approximately $0.6 million. Based upon its current expectations, AYRO believes that its existing capital resources, including the bridge financing under the loan and security agreement, dated December 19, 2019, the Secured Loan, dated February 20, 2020 and the April Bridge Financing dated April 14, 2020, will enable AYRO to continue planned operations through June 2021, and with the capital resources that will become available if and when the merger is consummated, including the net proceeds from the AYRO Private Placements which will close immediately prior to the consummation of the merger and DropCar’s cash on hand, through June 2021. However, AYRO cannot assure you that its plans will not change or that changed circumstances will not result in the depletion of its capital resources more rapidly than AYRO currently anticipates. If the funds from the transactions related to the merger and the sales revenue are not sufficient to cover AYRO’s cash requirements, AYRO will need to raise additional capital, whether through the sale of equity or debt securities, the entry into strategic business collaborations, the establishment of other funding facilities, licensing arrangements, or asset sales or other means, in order to support its business plan. Such additional capital AYRO may need may not be available on reasonable terms or at all.

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AYRO’s ability to obtain the necessary financing to carry out AYRO’s business plan is subject to a number of factors, including general market conditions, performance of AYRO’s vehicles, market demand for AYRO’s vehicles and investor acceptance of AYRO’s business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to AYRO. If AYRO is unable to obtain additional financing on a timely basis, AYRO may have to curtail, delay or eliminate its development activities and growth plans, and/or be forced to sell some or all assets, perhaps on unfavorable terms, which would have a material adverse effect on its business, financial condition and results of operations, and ultimately AYRO could be forced to discontinue its operations and liquidate, in which event it is unlikely that stockholders would receive any distribution on their shares. Further, AYRO may not be able to continue operating if AYRO does not generate sufficient revenues from operations needed to stay in business.

AYRO has raised capital in the past primarily through debt and private placements of its convertible preferred stock. Subject to the restrictions in the Merger Agreement, AYRO may in the future pursue the sale of additional equity and/or debt securities, or the establishment of other funding facilities including asset-based borrowings. There can be no assurances, however, that AYRO will be able to raise additional capital through such an offering on acceptable terms, or at all. Issuances of additional debt or equity securities could impact the rights of the holders of AYRO common stock and may dilute their ownership percentage. The terms of any securities issued by AYRO in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of AYRO’s securities then outstanding.

The terms of debt securities AYRO may have to issue or future borrowings AYRO may have to incur to fund its operations could impose significant restrictions on AYRO’s operations. The incurrence of indebtedness or the issuance of certain equity securities could result in increased fixed payment obligations and could also result in restrictive covenants, such as limitations on AYRO’s ability to incur additional debt or issue additional equity, limitations on AYRO’s ability to acquire or license intellectual property rights, and other operating restrictions that could adversely affect AYRO’s ability to conduct AYRO’s business.

If AYRO raises additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish some rights to AYRO’s technologies or AYRO’s products, to grant licenses on terms that are not favorable to AYRO, or to issue equity instruments that may be dilutive to AYRO’s stockholders.

In addition, AYRO may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. AYRO may also be required to recognize non-cash expenses in connection with certain securities AYRO issues, such as convertible notes and warrants, which may adversely impact its financial condition.

AYRO’s long term capital requirements are subject to numerous risks.

AYRO’s long term capital requirements are expected to depend on many potential factors, including, among others:

●	the number of vehicles being manufactured and future models in development;

●	the regulatory compliance and clarity of each of AYRO’s vehicles;

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●	the progress, success and cost of AYRO’s development programs, including manufacturing;

●	the costs of manufacturing, developing sales, marketing and distribution channels;

●	the costs of enforcing its issued patents and defending intellectual property-related claims;

●	AYRO’s ability to successfully grow sales, including securing strategic partner and distribution agreements and favorable pricing and market share; and

●	AYRO’s consumption of available resources more rapidly than currently anticipated, resulting in the need for additional funding sooner than anticipated.

AYRO Risks Related to Regulatory Matters

Increased safety, emissions, fuel economy, or other regulations may result in higher costs, cash expenditures, and/or sales restrictions.

The motorized vehicle industry is governed by a substantial amount of government regulation, which often differs by state and region. Government regulation has arisen, and proposals for additional regulation are advanced, primarily out of concern for the environment, vehicle safety, and energy independence. In addition, many governments regulate local product content and/or impose import requirements as a means of creating jobs, protecting domestic producers, and influencing the balance of payments. The cost to comply with existing government regulations is substantial, and future, additional regulations could have a substantial adverse impact on AYRO’s financial condition.

AYRO’s vehicles are subject to multi-jurisdictional motor vehicle standards.

All vehicles sold must comply with federal, state and country-specific motor vehicle safety standards. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Failure of AYRO 311 or AYRO 411 or future vehicle models to satisfy motor vehicle standards would have a material adverse effect on AYRO’s business and operating results.

Changes in regulations could render AYRO’s vehicles incompatible with federal, state or local regulations, or use cases.

Many governmental standards and regulations relating to safety, fuel economy, emissions control, noise control, vehicle recycling, substances of concern, vehicle damage, and theft prevention are applicable to new motor vehicles, engines, and equipment manufactured for sale in the United States, Europe, and elsewhere, including AYRO’s electric vehicles. In addition, manufacturing and other automotive assembly facilities in the United States, Europe, and elsewhere are subject to stringent standards regulating air emissions, water discharges, and the handling and disposal of hazardous substances. Therefore, any unanticipated changes in regulations applicable to AYRO’s electric vehicles could render AYRO’s vehicles incompatible, which may prevent AYRO from selling such vehicles and, as a result, AYRO could lose market share.

If AYRO fails to comply with environmental and safety laws and regulations, AYRO could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of its business.

AYRO is subject to numerous environmental and health and safety laws, including statutes, regulations, bylaws and other legal requirements. These laws relate to the generation, use, handling, storage, transportation and disposal of regulated substances, including hazardous substances (such as batteries), dangerous goods and waste, emissions or discharges into soil, water and air, including noise and odors (which could result in remediation obligations), and occupational health and safety matters, including indoor air quality. These legal requirements vary by location and can arise under federal, provincial, state or municipal laws. Any breach of such laws and/or requirements would have a material adverse effect on AYRO’s company and its operating results.

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Unusual or significant litigation, governmental investigations or adverse publicity arising out of alleged defects in AYRO’s vehicles, or otherwise, may derail AYRO’s business.

Although AYRO plans to comply with governmental safety regulations, mobile and stationary source emissions regulations, and other standards, compliance with governmental standards does not necessarily prevent individual or class action lawsuits, which can entail significant cost and risk. In certain circumstances, courts may permit tort claims even when AYRO’s vehicles comply with federal law and/or other applicable law. Furthermore, simply responding to actual or threatened litigation or government investigations of AYRO’s compliance with regulatory standards, whether related to AYRO’s vehicles, business or commercial relationships, may require significant expenditures of time and other resources. Litigation also is inherently uncertain, and AYRO could experience significant adverse results if litigation is ever brought against AYRO. In addition, adverse publicity surrounding an allegation of a defect, regulatory violation or other matter (with or without corresponding litigation or governmental investigation) may cause significant reputational harm that could have a significant adverse effect on AYRO’s sales.

In order for AYRO to sell directly to end customers, AYRO is required to comply with state-specific regulations regarding the sale of vehicles by a manufacturer.

AYRO sold approximately 17% of its vehicles directly to its end customers in the year ended December 31, 2019. Going forward, AYRO intends to focus on leveraging volume sales through dealers; however, AYRO will continue to sell vehicles directly to end customers. Sales to both dealers and end customers require AYRO to comply with state-specific regulations regarding the sale of vehicles by a manufacturer, including licensing and registration requirements. State laws that regulate the distribution and sale of motor vehicles by the manufacturer vary, and ensuring compliance is time-consuming and costly. Moreover, for customers living in states where AYRO is prohibited from selling directly from within the state, AYRO will have to consummate sales at facilities in a state that allows direct manufacturer-to-consumer sale and deliver the vehicle to the end user via a common carrier. As such, AYRO may be required to either acquire and maintain a facility in multiple states, or incur additional costs of delivery of the vehicle, which consequently increases the cost and/or sales price of AYRO’s vehicles and make its vehicles less desirable to end-customers.

AYRO Risks Related to Its Intellectual Property

If AYRO is unable to adequately protect its proprietary designs and intellectual property rights, AYRO’s competitive position could be harmed.

AYRO’s ability to compete effectively is dependent in part upon AYRO’s ability to obtain patent protection for its designs, products, methods, processes and other technologies, to preserve its trade secrets, to prevent third parties from infringing on its proprietary rights and to operate without infringing the proprietary rights of third parties. AYRO relies on design patents, trademarks, trade secret laws, confidentiality procedures and licensing arrangements to protect its intellectual property rights. There can be no assurance these protections will be available in all cases or will be adequate to prevent AYRO’s competitors from copying, reverse engineering or otherwise obtaining and using AYRO’s designs, technology, proprietary rights or products. For example, the laws of certain countries in which AYRO’s products, components and sub-assemblies are manufactured or licensed do not protect AYRO’s proprietary rights to the same extent as the laws of the United States.

To prevent substantial unauthorized use of AYRO’s intellectual property rights, it may be necessary to prosecute actions for infringement and/or misappropriation of AYRO’s trade secrets and/or proprietary rights against third parties. Any such action could result in significant costs and diversion of AYRO’s resources and management’s attention, and there can be no assurance AYRO will be successful in such action. Furthermore, AYRO’s current and potential competitors may have the ability to dedicate substantially greater resources to enforce their intellectual property rights than AYRO does. Accordingly, despite its efforts, AYRO may not be able to prevent third parties from infringing upon or misappropriating its trade secrets and/or intellectual property.

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In addition, third parties may seek to challenge, invalidate or circumvent AYRO’s patents, trademarks, copyrights and trade secrets, or applications for any of the foregoing. There can be no assurance that AYRO’s competitors or customers will not independently develop technologies that are substantially equivalent or superior to AYRO’s technology or design around AYRO’s proprietary rights. In each case, AYRO’s ability to compete could be significantly impaired.

AYRO is dependent on the manufacturing license it has obtained from Cenntro and may need to obtain rights to other intellectual property in the future. If AYRO fails to obtain licenses it needs or fails to comply with its obligations in the agreement under which AYRO licensed intellectual property and other rights from third parties, AYRO could lose its ability to manufacture its vehicles.

Cenntro owns the design of the AYRO 411 model and has granted AYRO an exclusive license to manufacture AYRO 411 model for sale in North America. AYRO’s business is dependent on such license, and if AYRO fails to comply with its obligations to maintain that license, AYRO’s business will be substantially harmed. Under the Manufacturing License Agreement, dated April 27, 2017, between AYRO and Cenntro, AYRO is granted an exclusive license to manufacture and sell AYRO 411 in the United States, and AYRO is required to purchase the minimum volume of product units from Cenntro, among other obligations. No assurance can be given that AYRO will be able to meet the required quota and maintain its license granted by Cenntro and that AYRO’s existing license will be extended on reasonable terms or at all. In addition, AYRO may need to license intellectual property from other third parties in the future for new vehicle models. No assurance can be given that AYRO will be able to obtain such license or meet its obligations to maintain the licenses it may have to obtain from third parties in the future. If AYRO were to lose or otherwise be unable to maintain these licenses for any reason, it would halt AYRO’s ability to manufacture and sell its vehicles or may prohibit development of its future models. Any of the foregoing could result in a material adverse effect on AYRO’s business or results of operations.

In addition, if AYRO does not own the patents or patent applications that it licenses, as is the case with AYRO 411’s patents, AYRO may need to rely upon its licensors to properly prosecute and maintain those patent applications and prevent infringement of those patents. If AYRO’s licensors are unable to adequately protect their proprietary intellectual property AYRO licenses from legal challenges, or if AYRO is unable to enforce such licensed intellectual property against infringement or alternative technologies, AYRO will not be able to compete effectively in the electric vehicle markets it is targeting.

Many of AYRO’s proprietary designs are in digital form and the breach of AYRO’s computer systems could result in these designs being stolen.

If AYRO’s security measures are breached or unauthorized access to private or proprietary data is otherwise obtained, AYRO’s proprietary designs could be stolen. Because AYRO holds many of these designs in digital form on AYRO’s servers, there exists an inherent risk that an unauthorized third party could conduct a security breach resulting in the theft of AYRO’s proprietary information. While AYRO has taken steps to protect AYRO’s proprietary information, because techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, AYRO may be unable to anticipate these techniques or to implement adequate preventative measures. Any or all of these issues could negatively impact AYRO’s competitive advantage and AYRO’s ability to obtain new customers, thereby adversely affecting AYRO’s financial results.

AYRO’s proprietary designs are susceptible to reverse engineering by AYRO’s competitors.

Much of the value of AYRO’s proprietary rights is derived from AYRO’s vast library of design specifications. While AYRO considers its design specifications to be protected by various proprietary, trade secret and intellectual property laws, such information is susceptible to reverse engineering by AYRO’s competitors. AYRO may not be able to prevent its competitors from developing competing design specifications, and the cost of enforcing these rights may be significant. If AYRO is unable to adequately protect its proprietary designs, AYRO’s financial condition and operating results could suffer.

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If AYRO is unable to protect the confidentiality of its trade secrets or know-how, such proprietary information may be used by others to compete against AYRO.

AYRO considers trade secrets, including confidential and unpatented know-how and designs important to the maintenance of its competitive position. AYRO protects trade secrets and confidential and unpatented know-how, in part, by customarily entering into non-disclosure and confidentiality agreements with parties who have access to such knowledge, such as AYRO’s employees, outside technical and commercial collaborators, consultants, advisors and other third parties. AYRO also enters into confidentiality and invention or patent assignment agreements with its employees and consultants that obligate them to maintain confidentiality and assign their inventions to AYRO. Despite these efforts, any of these parties may breach the agreements and disclose AYRO’s proprietary information, including AYRO’s trade secrets, and AYRO may not be able to obtain adequate remedies for such breaches.

Legal proceedings or third-party claims of intellectual property infringement and other challenges may require AYRO to spend substantial time and money and could harm AYRO’s business.

The vehicle design and manufacturing industry is characterized by vigorous protection and pursuit of intellectual property rights, which has resulted in protracted and expensive litigation for many companies. AYRO may become subject to lawsuits alleging that AYRO has infringed the intellectual property rights of others. The nature of claims contained in unpublished patent filings around the world is unknown to AYRO, and it is not possible to know which countries patent holders may choose for the extension of their filings under the Patent Cooperation Treaty, or other mechanisms. To the extent that AYRO has previously incorporated third-party technology and/or know-how into certain products for which AYRO does not have sufficient license rights, AYRO could incur substantial litigation costs, be forced to pay substantial damages or royalties, or even be forced to cease sales in the event any owner of such technology or know-how were to challenge AYRO’s subsequent sale of such products (and any progeny thereof). In addition, to the extent that AYRO discovers or has discovered third-party patents that may be applicable to products or processes in development, AYRO may need to take steps to avoid claims of possible infringement, including obtaining non-infringement or invalidity opinions and, when necessary, re-designing or re-engineering products. However, AYRO cannot assure you that these precautions will allow AYRO to successfully avoid infringement claims. AYRO may also be subject to claims based on the actions of employees and consultants with respect to the usage or disclosure of intellectual property learned from other employers. Third parties may in the future assert claims of infringement of intellectual property rights against AYRO or against AYRO’s customers or channel partners for which AYRO may be liable.

AYRO’s involvement in intellectual property litigation could result in significant expense to AYRO, adversely affect the development of sales of the challenged product or intellectual property and divert the efforts of its technical and management personnel, whether or not such litigation is resolved in AYRO’s favor. Uncertainties resulting from the initiation and continuation or defense of intellectual property litigation or other proceedings could have a material adverse effect on AYRO’s ability to compete in the marketplace. In the event of an adverse outcome in any such litigation, AYRO may, among other things, be required to:

●	pay substantial damages;

●	cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property;

●	expend significant resources to develop or acquire non-infringing intellectual property;

●	discontinue processes incorporating infringing technology; or

●	obtain licenses to the infringing intellectual property, which licenses may not be available on acceptable terms, or at all.

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AYRO is generally obligated to indemnify AYRO’s sales channel partners, customers, suppliers and contractors for certain expenses and liabilities resulting from intellectual property infringement claims regarding AYRO’s products, which could force AYRO to incur substantial costs.

AYRO has agreed, and expects to continue to agree, to indemnify AYRO’s sales channel partners and customers for certain intellectual property infringement claims regarding AYRO’s products. As a result, in the case of infringement claims against these sales channel partners and end-customers, AYRO could be required to indemnify them for losses resulting from such claims or to refund amounts they have paid to AYRO. AYRO’s sales channel partners and other end-customers in the future may seek indemnification from AYRO in connection with infringement claims brought.

Risks Related to AYRO’s International Operations

Exchange rate fluctuations may materially affect AYRO’s results of operations and financial condition.

AYRO operates internationally and is exposed to fluctuations in foreign exchange rates between the U.S. dollar and other currencies, particularly the Chinese Renminbi. AYRO’s reporting currency is the U.S. dollar and, as a result, financial line items, if not in the U.S. dollar, are converted into U.S. dollars at applicable foreign exchange rates. As AYRO’s business grows, AYRO expects that at least some of its revenues and expenses will be denominated in currencies other than the U.S. dollar. Therefore, unfavorable developments in the value of the U.S. dollar relative to other relevant currencies could adversely affect AYRO’s business and financial condition.

AYRO pays Cenntro in U.S. dollars; however, the per-unit price of the sub-assemblies AYRO must pay Cenntro may be affected due to the exchange rate fluctuations. The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions in China and by China’s foreign exchange policies. Historically, the exchange rate between the Renminbi and the U.S. dollar has fluctuated significantly, and it is difficult to predict how market forces or Chinese or U.S. government policy may impact such exchange rate in the future. As of April 21, 2020, the Renminbi was valued at 7.0920 against the U.S. dollar.

Very limited hedging options are available in China to reduce AYRO’s exposure to exchange rate fluctuations. To date, AYRO has not entered into any material hedging transactions in an effort to reduce its exposure to foreign currency exchange risk. While AYRO may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and AYRO may not be able to adequately hedge its exposure or at all.

AYRO’s international sales and operations subject AYRO to additional risks that can adversely affect its operating results and financial condition.

AYRO’s international operations subject AYRO to a variety of risks and challenges, including: increased management, travel, infrastructure and legal compliance costs associated with having international operations; reliance on sales channel partners; increased financial accounting and reporting burdens and complexities; compliance with foreign laws and regulations; compliance with U.S. laws and regulations for foreign operations; and reduced protection for intellectual property rights in some countries and practical difficulties of enforcing rights abroad. Any of these risks could adversely affect AYRO’s international operations, reduce AYRO’s international sales or increase AYRO’s operating costs, adversely affecting AYRO’s business, operating results and financial condition and growth prospects.

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AYRO is subject to governmental export and import controls that could impair AYRO’s ability to compete in international markets due to licensing requirements and subject AYRO to liability if AYRO is not in compliance with applicable laws.

AYRO’s products are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. Exports of AYRO’s products must be made in compliance with these laws and regulations. If AYRO violates these laws and regulations, AYRO and certain of its employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines, which may be imposed on AYRO and responsible employees or managers, and, in extreme cases, the incarceration of responsible employees or managers. In addition, if AYRO’s channel partners, agents or consultants fail to obtain appropriate import, export or re-export licenses or authorizations, AYRO may also be adversely affected through reputational harm and penalties. Obtaining the necessary authorizations, including any required license, for a particular sale may be time-consuming, is not guaranteed and may result in the delay or loss of sales opportunities. Changes in AYRO’s products or changes in applicable export or import laws and regulations may also create delays in the introduction and sale of AYRO’s products in international markets, prevent AYRO’s end-customers with international operations from deploying AYRO’s products or, in some cases, prevent the export or import of AYRO’s products to certain countries, governments or persons altogether. Any change in export or import laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such laws and regulations, could also result in decreased use of AYRO’s products, or in AYRO’s decreased ability to export or sell AYRO’s products to existing or potential end-customers with international operations. Any decreased use of AYRO’s products or limitation on AYRO’s ability to export or sell AYRO’s products would likely adversely affect AYRO’s business, financial condition and operating results.

AYRO is subject to governmental import duties that could significantly increase AYRO’s costs.

The majority of AYRO’s raw materials for AYRO’s vehicles are shipped from the People’s Republic of China. U.S./China trade relations are in a highly volatile state of uncertainty which could significantly affect the tariffs applied to AYRO’s products. In 2018, the United States government announced tariffs on certain steel and aluminum products, technological hardware, as well as automotive parts imported into the United States, which has led to reciprocal tariffs imposed by the European Union and other governments on products imported from the United States. The United States government has implemented tariffs on goods imported from China, and additional tariffs on goods imported from China are under consideration.

The battery industry (both lithium-ion and lead acid-based) has been subjected to tariffs implemented by the U.S. government on goods imported from China. If the U.S. and China are not able to resolve their differences, new and additional tariffs may be put in place on additional products, including raw materials AYRO uses to manufacture its vehicles. If additional tariffs and related taxes are applied to the cost of imports from China, AYRO’s costs will continue to increase and AYRO may be required to substantially increase the sales prices of its vehicles. An increase in sales prices of AYRO’s vehicles would likely adversely affect AYRO’s business, financial condition and operating results. If AYRO is unable to increase the sales prices of its vehicles to reflect the increase in the costs of the vehicles, it will result in lower gross margins on AYRO’s vehicles.

New regulations or standards or changes in existing regulations or standards in the United States or internationally related to AYRO’s suppliers’ products may result in unanticipated costs or liabilities, which could have a material adverse effect on AYRO’s business, operating results and future sales, and could place additional burdens on the operations of AYRO’s business.

AYRO’s suppliers’ products are subject to governmental regulations in many jurisdictions. To achieve and maintain market acceptance, AYRO’s suppliers’ products must continue to comply with these statutory regulations and many industry standards. As these regulations and standards evolve, and if new regulations or standards are implemented, AYRO’s suppliers may have to modify their products. The failure of their products to comply, or delays in compliance, with the existing and evolving industry regulations and standards could prevent or delay introduction of AYRO’s vehicles, which could harm AYRO’s business. Supplier uncertainty regarding future policies may also affect demand for electric vehicles, including AYRO’s vehicles. Moreover, channel partners or customers may require AYRO, or AYRO may otherwise deem it necessary or advisable, to alter its products to address actual or anticipated changes in the regulatory environment. AYRO’s inability to alter its products to address these requirements and any regulatory changes may have a material adverse effect on its business, operating results and financial condition.

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AYRO could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

AYRO has international operations. The U.S. Foreign Corrupt Practices Act and similar anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to foreign government officials for the purpose of obtaining or retaining business. Practices in the local business communities of many countries outside the United States have a level of government corruption that is greater than that found in the developed world. AYRO’s policies mandate compliance with these anti-bribery laws, and AYRO has established policies and procedures designed to monitor compliance with these anti-bribery law requirements; however, AYRO cannot assure that its policies and procedures will protect AYRO from potential reckless or criminal acts committed by individual employees or agents. If AYRO is found to be liable for anti-bribery law violations, AYRO could suffer from criminal or civil penalties or other sanctions that could have a material adverse effect on its business.

Risks Related to the Asset Sale Transaction

While the Asset Sale Transaction is pending, it creates unknown impacts on DropCar’s future which could materially and adversely affect its business, financial condition and results of operations.

While the Asset Sale Transaction is pending, it creates unknown impacts on DropCar’s future. Therefore, DropCar’s current or potential business partners may decide to delay, defer or cancel entering into new business arrangements with DropCar pending consummation of the Asset Sale Transaction. The occurrence of these events individually or in combination could materially and adversely affect DropCar’s business, financial condition and results of operations.

The failure to consummate the Asset Sale Transaction may materially and adversely affect DropCar’s business, financial condition and results of operations.

The Asset Sale Transaction is subject to various closing conditions including, among others: (i) the affirmative vote of the holders of a majority of the outstanding shares of capital stock of DropCar entitled to vote on the approval of the Asset Sale Proposal and (ii) the consummation of a change in control transaction of DropCar, which will occur as a result of the merger. DropCar cannot control these conditions and cannot assure you that they will be satisfied. If the Asset Sale Transaction is not consummated, DropCar may be subject to a number of risks, including the following:

●	DropCar may not be able to consummate the merger, the closing of which is conditioned upon the consummation of the Asset Sale Transaction;

●	DropCar may not be able to identify an alternate transaction, or if an alternate transaction is identified, such alternate transaction may not result in equivalent terms as compared to what is proposed in the Asset Sale Transaction;

●	the trading price of DropCar’s common stock may decline to the extent that the current market price reflects a market assumption that the Asset Sale Transaction will be consummated;

●	the failure to complete the Asset Sale Transaction may create doubt as to DropCar’s ability to effectively implement its current business strategies;

●	DropCar’s costs related to the Asset Sale Transaction, such as legal, accounting and financial advisory fees, must be paid even if the Asset Sale Transaction is not completed; and

●	DropCar’s relationships with its customers, suppliers and employees may be damaged and its business may be harmed.

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The occurrence of any of these events individually or in combination could materially and adversely affect DropCar’s business, financial condition and results of operations, which could cause the market value of DropCar’s common stock to decline.

Certain of DropCar’s executive officers have interests in the Asset Sale Transaction that may be in addition to, or different from, the interests of DropCar’s stockholders.

Stockholders should be aware that DropCar’s executive officers have financial interests in the Asset Sale Transaction that may be in addition to, or different from, the interests of DropCar’s stockholders generally. See “INTERESTS OF CERTAIN PERSONS IN THE ASSET SALE TRANSACTION” beginning on page 121 of this joint proxy and consent solicitation statement/prospectus. Each of Mr. Richardson and Mr. Newman is a party to the Asset Purchase Agreement. See disclosure of the Asset Sale Transaction in “RELATED PARTY TRANSACTIONS” on page 234 of this joint proxy and consent solicitation statement/prospectus. The DropCar Board of Directors was aware of and considered these potential interests, among other matters, in evaluating and negotiating the Asset Sale Transaction and Asset Purchase Agreement and in recommending to DropCar’s stockholders that they approve the Asset Sale Proposal.

Risks Related to the Business of DropCar Prior to the Consummation of the Merger

DropCar has a history of losses and may be unable to achieve or sustain profitability.

DropCar has incurred net losses in each year since its inception and as of December 31, 2019, it had an accumulated deficit of $34.7 million. Such losses are continuing to date. DropCar does not know if its business operations will become profitable or if it will continue to incur net losses in the future. DropCar’s management expects to incur significant expenses in the future in connection with the development and expansion of DropCar’s business, which will make it difficult for DropCar to achieve and maintain future profitability. DropCar may incur significant losses in the future for a number of reasons, including the other risks described herein, and it may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, there can be no certainty regarding if or when DropCar will achieve profitability, or if such profitability will be sustained.

Historical losses and negative cash flows from operations raise doubt about DropCar’s ability to continue as a going concern.

Historically, DropCar has suffered losses and has not generated positive cash flows from operations. This raises substantial doubt about DropCar’s ability to continue as a going concern. The audit report of Friedman LLP for the year ended December 31, 2019 on DropCar’s financial statements contained an explanatory paragraph expressing substantial doubt about the company’s ability to continue as a going concern.

DropCar has a limited operating history which makes it difficult to predict future growth and operating results.

DropCar has a relatively short operating history which makes it difficult to reliably predict future growth and operating results. DropCar faces all the risks commonly encountered by other businesses that lack an established operating history, including, without limitation, the need for additional capital and personnel and intense competition. There is no relevant history upon which to base any assumption as to the likelihood that DropCar’s business will be successful.

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DropCar will require substantial additional funding, which may not be available on acceptable terms, or at all.

DropCar has historically used substantial funds to develop its VAL platform and will require substantial additional funds to continue to develop its VAL platform and expand into new markets. DropCar’s future capital requirements and the period for which it expects its existing resources to support its operations may vary significantly from what it expects. DropCar’s monthly spending levels vary based on new and ongoing technology developments and corporate activities. To date, DropCar has primarily financed its operations through sales of its securities. DropCar may intend to seek additional funding in the future through equity or debt financings, credit or loan facilities or a combination of one or more of these financing sources. DropCar’s ability to raise additional funds will depend on financial, economic and other factors, many of which are beyond DropCar’s control. Additional funds may not be available to DropCar on acceptable terms or at all.

If DropCar raises additional funds by issuing equity or convertible debt securities, DropCar’s stockholders will suffer dilution and the terms of any financing may adversely affect the rights of these stockholders. In addition, as a condition to providing additional funds to DropCar, future investors may demand, and may be granted, rights superior to those of existing stockholders. Debt financing, if available, may involve restrictive covenants limiting DropCar’s flexibility in conducting future business activities, and, in the event of insolvency, debt holders would be repaid before holders of equity securities received any distribution of corporate assets.

Because DropCar’s VAL platform operates in a relatively new market, DropCar must actively seek market acceptance of its services, which it expects will occur gradually, if at all.

DropCar derives, and expects to continue to derive, a substantial portion of its revenue from its VAL platform, which is part of a relatively new and evolving market. DropCar services are substantially different from existing valet, parking, maintenance and car storage services and many potential clients may be reluctant to utilize DropCar services until they have been tested in more established commercial operations over a significant period. As a result, DropCar may have difficulty achieving market acceptance for its platform. If the market for DropCar services fails to grow or grows more slowly than DropCar currently anticipates, DropCar’s business would be negatively affected.

Future growth may place significant demands on DropCar’s management and infrastructure.

DropCar’s business is logistically and technologically complex. This complexity has placed and may continue to place significant demands on DropCar’s management and its operational and financial infrastructure, and it may be challenging to sustain in future growth periods. Many of DropCar’s systems and operational practices were implemented when the company was at a smaller scale of operations. In addition, as DropCar grows, it must implement new systems and software to help run its operations and must hire additional personnel. As DropCar’s operations grow in size, scope and complexity, it will need to continue to improve and upgrade its systems and infrastructure to offer an increasing number of clients enhanced services, solutions and features. DropCar may choose to commit significant financial, operational and technical resources in advance of an expected increase in the volume of its business, with no assurance that the volume of business will increase. Growth could also strain DropCar’s ability to maintain reliable service levels for existing and new clients, which could adversely affect its reputation and business in the future. For example, in the past, DropCar has experienced, and may in the future experience, situations where the demand for DropCar’s services exceeded the company’s estimates and its employee base was, and may in the future be, insufficient to support this higher demand. DropCar’s client experience and overall reputation could be harmed if DropCar is unable to grow its employee base to support higher demand.

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Competition for staffing, shortages of qualified drivers and union activity may increase DropCar’s labor costs and reduce profitability.

If DropCar’s labor costs increase, DropCar may not be able to raise rates to offset these increased costs. Union activity is another factor that may contribute to increased labor costs. DropCar currently does not have any union employees, and any increase in labor union activity could have a significant impact on DropCar’s labor costs. DropCar’s failure to recruit and retain qualified drivers, or to control DropCar’s labor costs, could have a material adverse effect on its business, financial position, results of operations, and cash flows.

Deterioration in economic conditions in general could reduce the demand for DropCar’s services and damage DropCar’s business and results of operations.

Adverse changes in global, national and local economic conditions could negatively impact DropCar’s business. DropCar’s business operations are concentrated and will likely continue to be concentrated in large urban areas, and business could be materially adversely affected to the extent that weak economic conditions result in the elimination of jobs and high unemployment in these large urban areas. If deteriorating economic conditions reduce discretionary spending, business travel or other economic activity that fuels demand for DropCar’s services, DropCar’s earnings could be reduced. Adverse changes in local and national economic conditions could also depress prices for DropCar’s services or cause individual and/or corporate clients to cancel their agreements to purchase DropCar’s services. Moreover, mandated changes in local and/or national compensation as it relates to minimum wage, overtime, and other compensation regulations may have an adverse impact on DropCar’s profitability.

DropCar’s business, results of operations and financial condition may be materially adversely impacted by public health epidemics, including the recent coronavirus outbreak.

DropCar’s business, results of operations and financial condition may be materially adversely impacted if a public health epidemic, including the recent coronavirus outbreak, interferes with DropCar’s ability, or the ability of its employees, workers, contractors, suppliers and other business partners to perform DropCar’s and their respective responsibilities and obligations relative to the conduct of DropCar’s business. A public health epidemic, including the coronavirus, poses the risk of disruptions from the temporary closure of third-party suppliers and manufacturers, restrictions on DropCar’s employees’ and other service providers’ ability to travel, the decreased willingness or ability of DropCar’s customers to travel or to utilize DropCar’s services and shutdowns that may be requested or mandated by governmental authorities. The extent to which the coronavirus may impact DropCar’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

DropCar expects to face intense competition in the market for innovative logistics, valet and car storage services, and DropCar’s business will suffer if it fails to compete effectively.

While DropCar believes that its platform offers a number of advantages over existing service providers, DropCar expects that the competitive environment for its logistics, valet and storage services will become more intense as companies enter the market. In addition, there are relatively low barriers to entry into the DropCar business. Currently, DropCar’s primary competitors are public transportation, logistics, traditional valet and car storage providers, car sharing services and traditional rental car companies that have recently begun offering more innovative services. Many of DropCar’s competitors have greater name recognition among DropCar’s target clients and greater financial, technical and/or marketing resources than DropCar has. DropCar’s competitors have resources that may enable them to respond more quickly to new or emerging technologies and changes in client preferences. These competitors could introduce new solutions with competitive prices or undertake more aggressive marketing campaigns than DropCar. Failure to compete effectively could have a material adverse impact on DropCar’s results of operations.

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DropCar’s long-term sustainability relies on its ability to anticipate or keep pace with changes in the marketplace and the direction of technological innovation and customer demands.

The automotive industry, especially the vehicle support segment of the automotive industry in which DropCar operates, is subject to intense and increasing competition and rapidly evolving technologies. DropCar believes that the automotive industry will experience significant and continued change in the coming years. In addition to traditional competitors, DropCar must also be responsive to the entrance of non-traditional participants in the automotive industry. These non-traditional participants, such as ride-sharing companies and autonomous vehicles, may seek to disrupt the historic business model of the industry through the introduction of new technologies, new products or services, new business models or new methods of travel. To compete successfully, DropCar will need to demonstrate the advantages of DropCar services over alternative solutions and services, as well as newer technologies. Failure to adapt to innovations in technology and service offerings in the automotive space could have a material adverse impact on DropCar’s ability to sustain its business and remain competitive.

DropCar’s growth depends on its ability to gain sustained access to a sufficient number of parking locations on commercially reasonable terms that offer convenient access in reaching DropCar’s clients.

DropCar currently operates Self-park in New York City. DropCar must therefore compete for limited parking locations. Many cities are densely populated, and parking locations may not be available at locations that provide convenient access to DropCar’s clients or on terms that are commercially reasonable. If DropCar is unable to gain sustained access to a sufficient number of parking locations that are convenient to DropCar’s clients, DropCar’s ability to attract and retain clients will suffer. This challenge of finding adequate parking will grow if DropCar is able to successfully grow its subscriber base. If DropCar is unable to gain sustained access to a sufficient number of parking locations, or DropCar is unable to gain such access on commercially reasonable terms, this could have a material adverse impact on DropCar’s business, financial condition and results of operations.

If DropCar fails to successfully execute its growth strategy, its business and prospects may be materially and adversely affected.

To date, DropCar primarily operates in the New York metropolitan area. DropCar’s growth strategy includes expanding its services to new geographic locations, which may not succeed due to various factors, including one or more of the following: competition, DropCar’s inability to build brand name recognition in these new markets, DropCar’s inability to effectively market its services in these new markets or DropCar’s inability to deliver high-quality services on a cost-effective, continuous and consistent basis. In addition, DropCar may be unable to identify new cities with sufficient growth potential to expand its network, and DropCar may fail to attract quality drivers and other employees and/or establish the necessary commercial relationships with local vendors that are required in order to deliver DropCar’s services in these areas. If DropCar fails to successfully execute its growth strategy, it may be unable to maintain and grow its business operation, and DropCar’s business and prospects may be materially and adversely affected.

DropCar may experience difficulties demonstrating the value to customers of newer, higher priced and higher margin services if they believe existing services are adequate to meet end customer expectations.

As DropCar develops and introduces new services, it faces the risk that customers may not value or be willing to purchase these higher priced and higher margin services due to pricing constraints. Owing to the extensive time and resources that DropCar invests in developing new services, if DropCar is unable to sell customers new services, DropCar’s revenue could decline and its business, financial condition, operating results and cash flows could be negatively affected.

If efforts to build and maintain strong brand identity are not successful, DropCar may not be able to attract or retain clients, and DropCar’s business and operating results may be adversely affected.

DropCar believes that building and maintaining its brand is critical to the success of its business. Consumer client and automotive awareness of the brand and its perceived value will depend largely on the success of marketing efforts and the ability to provide a consistent, high-quality client and business experience. Conversely, any failure to maximize marketing opportunities or to provide clients with high-quality valet, logistics, maintenance and storage experiences for any reason could substantially harm DropCar’s reputation and adversely affect its efforts to develop as a trusted brand. To promote its brand, DropCar has made, and will continue to make, substantial investments relating to advertising, marketing and other efforts, but cannot be sure that such investment will be successful.

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Furthermore, as the primary point of contact with clients, DropCar relies on its drivers to provide clients and business partners with a high-quality client experience. The failure of DropCar drivers to provide clients and business partners with this trusted experience could cause customers and business partners to turn to alternative providers, including DropCar’s competitors. Any incident that erodes consumer affinity for the DropCar brand, including a negative experience with one of DropCar’s valets or damage to a customer’s car could result in negative publicity, negative online reviews and damage DropCar’s business.

DropCar relies on third-party service providers to provide parking garages for its clients’ cars. If these service providers experience operational difficulties or disruptions, DropCar’s business could be adversely affected.

DropCar depends on third-party service providers to provide parking garages for its clients’ cars. In particular, DropCar relies on local parking garage vendors to provide adequate convenient parking locations. DropCar does not control the operation of these providers. If these third-party service providers terminate their relationship with DropCar, decide to sell their facilities or do not provide convenient access to DropCar’s clients’ vehicles, it would be disruptive to DropCar’s business, as DropCar is dependent on suitable parking locations within relative proximity of its clients’ residences and business locations. This disruption could harm DropCar’s reputation and brand and may cause DropCar to lose clients.

If DropCar is unsuccessful in establishing or maintaining its business-to-business (B2B) model, its revenue growth could be adversely affected.

DropCar currently depends on corporate clients and the B2B market for a significant portion of its revenue. The success of this strategy will depend on DropCar’s ability to maintain existing B2B partners, obtain new B2B partners, and generate a community of participating corporate clients sufficiently large to support such a model. DropCar may not be successful in establishing such partnerships on terms that are commercially favorable, if at all, and may encounter financial and logistical difficulties associated with sustaining such partnerships. If DropCar is unsuccessful in establishing or maintaining its B2B model, its revenue growth could be adversely affected.

DropCar faces risks related to liabilities resulting from the use of client vehicles by DropCar employees.

DropCar’s business can expose it to claims for property damage, personal injury and death resulting from the operation and storage of client cars by DropCar drivers. While operating client cars, drivers could become involved in motor vehicle accidents due to mechanical or manufacturing defects, or user error by the DropCar-employed driver or by a third-party driver that results in death or significant property damage for which DropCar may be liable.

In addition, DropCar depends on its drivers to inspect the vehicles prior to driving in order to identify any potential damage or safety concern with the vehicle. To the extent that DropCar is found at fault or otherwise responsible for an accident, DropCar’s insurance coverage would only cover losses up to a maximum of $5 million, in certain instances, in the United States.

DropCar may experience difficulty obtaining coverage for certain insurable risks or obtaining such coverage at a reasonable cost.

DropCar maintains insurance for workers’ compensation, general liability, automobile liability, property damage and other insurable risks. DropCar is responsible for claims exceeding DropCar’s retained limits under its insurance policies, and while DropCar endeavors to purchase insurance coverage corresponding to its assessment of risk, DropCar cannot predict with certainty the frequency, nature or magnitude of claims or direct or consequential damages and may become exposed to liability at levels in excess of DropCar’s historical levels resulting from unusually high losses or otherwise. Additionally, consolidation of entities in the insurance industry could impact DropCar’s ability to obtain or renew policies at competitive rates, which could have a material adverse impact on DropCar’s business, as would the incurrence of uninsured claims or the inability or refusal of DropCar’s insurance carriers to pay otherwise insured claims. Any material changes in DropCar’s insurance costs due to changes in frequency of claims, the severity of claims, the costs of premiums or for any other reason could have a material adverse effect on DropCar’s financial position, results of operations, or cash flows.

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DropCar’s success depends on the continued reliability of the internet infrastructure.

DropCar’s services are designed primarily to work over the internet, and the success of DropCar’s platform is largely dependent on the development and maintenance of the internet infrastructure, along with DropCar’s clients’ access to low-cost, high-speed internet. The future delivery of DropCar’s services will depend on third-party internet service providers to expand high-speed internet access, to maintain a reliable network with the necessary speed, data capacity and security, and to develop complementary products and services for providing reliable and timely internet access. Any outages or delays resulting from damage to the internet infrastructure, including problems caused by viruses, malware and similar programs, could reduce clients’ access to the internet and DropCar’s services and could adversely impact DropCar’s business.

System interruptions that impair access to DropCar’s website or mobile application could substantially harm DropCar’s business and operating results.

The satisfactory performance, reliability and availability of DropCar’s website and mobile application, which enable clients to access DropCar’s services, are critical to DropCar’s business. Any systems interruption that prevents clients and visitors from accessing DropCar’s website and mobile App could result in negative publicity, damage to DropCar’s reputation and brand and could cause DropCar’s business and operating results to suffer. DropCar may experience system interruptions for a variety of reasons, including network failures, power outages, cyber-attacks, problems caused by viruses and similar programs, software errors or an overwhelming number of clients or visitors trying to reach DropCar’s website during periods of strong demand. Because DropCar is dependent in part on third parties for the implementation and maintenance of certain aspects of DropCar’s systems and because some of the causes of system interruptions may be outside of DropCar’s control, DropCar may not be able to remedy such interruptions in a timely manner, or at all. Any significant disruption to DropCar’s website, mobile application or internal computer systems could result in a loss of clients and adversely affect DropCar’s business and results of operations.

If DropCar is unable to protect confidential client information, DropCar’s reputation may be harmed, and DropCar may be exposed to liability and a loss of clients.

DropCar’s system stores, processes and transmits confidential client information, including location information and other sensitive data. DropCar relies on encryption, authentication and other technologies to keep this information secure. DropCar may not have adequately assessed the internal and external risks posed to the security of its systems and may not have implemented adequate preventative safeguards. In the event that the security of its system is compromised in the future, DropCar may not take adequate reactionary measures. Any compromise of information security could expose DropCar’s confidential client information, damaging DropCar’s reputation and exposing the company to costly litigation and liability that could harm its business and operating results.

Security breaches, loss of data and other disruptions could compromise sensitive information related to DropCar’s business, prevents DropCar from accessing critical information or exposes DropCar to liability, which could adversely affect DropCar’s business and reputation.

DropCar utilizes information technology systems and networks to process, transmit and store electronic information in connection with DropCar’s business activities. As the use of digital technologies has increased, cyber incidents, including deliberate attacks and attempts to gain unauthorized access to computer systems and networks, have increased in frequency and sophistication. These threats pose a risk to the security of DropCar’s systems and networks and the confidentiality, availability and integrity of DropCar’s data, all of which are vital to DropCar’s operations and business strategy. There can be no assurance that DropCar will be successful in preventing cyber-attacks or successfully mitigating their effects.

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Despite the implementation of security measures, DropCar’s internal computer systems and those of DropCar’s contract research organizations and other contractors and consultants are vulnerable to damage or disruption from hacking, computer viruses, software bugs, unauthorized access or disclosure, natural disasters, terrorism, war, and telecommunication, equipment and electrical failures. In addition, there can be no assurance that DropCar will promptly detect any such disruption or security breach, if at all. Unauthorized access, loss or dissemination could disrupt DropCar’s operations, including DropCar’s ability to conduct research and development activities, process and prepare company financial information, and manage various general and administrative aspects of DropCar’s business. To the extent that any such disruption or security breach results in a loss of or damage to DropCar’s data or applications, or inappropriate disclosure or theft of confidential, proprietary or personal information, DropCar could incur liability, suffer reputational damage or poor financial performance or become the subject of regulatory actions by state, federal or non-US authorities, any of which could adversely affect DropCar’s business.

Future legislation or regulations may adversely affect DropCar’s business and results of operations.

Although various jurisdictions and government agencies are considering implementing legislation in response to the rise of other ride- and car-sharing enterprises, such as Uber Technologies Inc., currently no such legislation exists that DropCar believes has jurisdiction over, or applicability to, DropCar’s operations. DropCar does not believe it is subject to any material government regulations or oversight, but regulations impacting parking and traffic patterns in the areas of DropCar’s operations could impact the services it provides. DropCar is also subject to various U.S. federal, state and local laws and regulations, including those related to environmental, health and safety, financial, tax, customs and other matters. DropCar cannot predict the substance or impact of pending or future legislation or regulations, or the application thereof. The introduction of new laws or regulations or changes in existing laws or regulations, or the interpretations thereof, could increase the costs of doing business for DropCar or its clients or otherwise restrict its actions and adversely affect its financial condition, results of operations and cash flows.

Seasonality may cause fluctuations in DropCar’s financial results.

DropCar generally experiences some effects of seasonality due to increases in travel during the summer months and holidays such as Thanksgiving and Christmas. Accordingly, the use of DropCar’s services and associated revenue have generally increased at a higher rate during such periods. DropCar’s revenue also fluctuates due to inclement weather conditions, such as snow or rain storms. This seasonality may cause fluctuations in DropCar’s financial results.

DropCar depends on key personnel to operate its business, and the loss of one or more members of the DropCar management team, or DropCar’s failure to attract, integrate and retain other highly qualified personnel in the future, could harm DropCar’s business.

DropCar believes its future success will depend in large part upon its ability to attract and retain highly skilled managerial, technical, finance and sales and marketing personnel. DropCar currently depends on the continued services and performance of the key members of its management team, including Spencer Richardson, DropCar’s Co-Founder and Chief Executive Officer, and David Newman, DropCar’s Co-Founder and Chief Business Development Officer. The loss of any key personnel could disrupt DropCar’s operations and have an adverse effect on DropCar’s ability to grow the business.

Prior to the second quarter in 2018, DropCar has relied on outside consultants and other service providers for the majority of DropCar’s accounting and financial support. During 2018, DropCar hired new members to its management team. In February of 2019, DropCar terminated its Chief Financial Officer and, on the same day, engaged a consultant to serve as its Chief Financial Officer going forward. DropCar competes in the market for personnel against numerous companies, including larger, more established competitors who have significantly greater financial resources and may be in a better financial position to offer higher compensation packages to attract and retain human capital. DropCar cannot be certain that it will be successful in attracting and retaining the skilled personnel necessary to operate its business effectively in the future.

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DropCar may become engaged in legal proceedings that could result in unforeseen expenses and could occupy a significant amount of management’s time and attention.

From time to time, DropCar may become subject to litigation, claims or other proceedings that could negatively affect its business operations and financial position. Litigation disputes could cause DropCar to incur unforeseen expenses, could occupy a significant amount of management’s time and attention and could negatively affect DropCar’s business operations and financial position. For more information, see “Information About DropCar — Legal Proceedings” on page 249 of this joint proxy and consent solicitation statement/prospectus.

DropCar’s business is subject to interruptions, delays and failures resulting from natural or man-made disasters.

DropCar’s services, systems and operations are vulnerable to damage or interruption from earthquakes, volcanoes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events. A significant natural disaster could have a material adverse impact on DropCar’s business, operating results and financial condition. DropCar may not have sufficient protection or recovery plans in certain circumstances and DropCar’s insurance coverage may be insufficient to compensate for losses that may occur. As DropCar relies heavily on its servers, computer and communications systems and the internet to conduct its business and provide a high-quality client experience, such disruptions could negatively impact DropCar’s ability to run the business, which could have an adverse effect on DropCar’s operating results.

DropCar has incurred significant increased costs as a result of operating as a public company, and DropCar’s management is required to devote substantial time to public company compliance requirements.

As a public company, DropCar faces increased legal, accounting, administrative and other costs and expenses that it did not incur as a private company. The Sarbanes-Oxley Act of 2002, including the requirements of Section 404, and rules and regulations subsequently implemented by the SEC, the Public Company Accounting Oversight Board, and The Nasdaq Capital Market require public companies to meet certain corporate governance standards. A number of those requirements necessitate DropCar management to carry out activities it has not done previously. For example, DropCar has adopted new internal controls and disclosure controls and procedures. DropCar’s management and other personnel will need to devote a substantial amount of time to these requirements. Moreover, these rules and regulations have increased DropCar’s legal and financial compliance costs and will make some activities more time-consuming and costlier. These increased costs will require DropCar to divert a significant amount of money that it could otherwise use to expand its business and achieve its strategic objectives.

Failure to establish and maintain effective internal controls in accordance with Sections 302 and 404 of the Sarbanes-Oxley Act could have an adverse effect on DropCar’s business and stock price.

DropCar is required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in DropCar’s quarterly and annual reports and provide an annual management report on the effectiveness of controls over financial reporting. DropCar is required to disclose changes made in its internal controls and procedures on a quarterly basis. DropCar is required to make its annual assessment of its internal controls over financial reporting pursuant to Section 404 as of December 31, 2019.

To comply with the requirements of Sections 302 and 404, DropCar has undertaken or may in the future undertake various actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit staff. Testing and maintaining internal controls can divert DropCar’s management’s attention from other matters that are important to the operation of DropCar’s business. In addition, when evaluating DropCar’s internal controls over financial reporting, DropCar may identify material weaknesses that it may not be able to remediate in time to meet the applicable deadline imposed upon DropCar for compliance with the requirements of Sections 302 and 404. If DropCar identifies material weaknesses in its internal controls over financial reporting or is unable to comply with the requirements of Sections 302 and 404 in a timely manner or asserts that its internal controls over financial reporting are effective, or if it becomes necessary for DropCar’s independent registered public accounting firm to express an opinion as to the effectiveness of DropCar’s internal controls over financial reporting and is unable to do so, investors may lose confidence in the accuracy and completeness of DropCar’s financial reports and the market price of DropCar’s common stock could be negatively affected. In addition, DropCar could become subject to investigations by The Nasdaq Capital Market, SEC or other regulatory authorities, which could require additional financial and management resources.

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A material weakness in DropCar’s internal controls could have a material adverse effect on DropCar.

Effective internal controls are necessary for DropCar to provide reasonable assurance with respect to DropCar’s financial reports and to adequately mitigate risk of fraud. If DropCar cannot provide reasonable assurance with respect to its financial reports and adequately mitigate risk of fraud, DropCar’s reputation and operating results could be harmed. Internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Therefore, even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. In addition, projections of any evaluation of effectiveness of internal control over financial reporting to future periods are subject to the risk that the control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of DropCar’s annual or interim financial statements will not be prevented or detected on a timely basis. A material weakness in DropCar’s internal control over financial reporting could adversely impact DropCar’s ability to provide timely and accurate financial information. If DropCar is unable to report financial information timely and accurately or to maintain effective disclosure controls and procedures, DropCar could be subject to, among other things, regulatory or enforcement actions by the SEC, any one of which could adversely affect DropCar’s business prospects.

DropCar’s Chief Executive Officer and Chief Financial Officer have concluded that DropCar’s disclosure controls and procedures are not effective due to the material weaknesses resulting from a limited segregation of duties among DropCar’s employees with respect to DropCar’s control activities and this deficiency is the result of DropCar’s limited number of employees. DropCar also identified material weaknesses surrounding the financial closing process and the recording of debt and equity transactions that occurred in the year ended December 31, 2019. These deficiencies may affect DropCar’s management’s ability to determine if errors or inappropriate actions have taken place.

Provisions of DropCar’s charter documents or Delaware law could delay or prevent an acquisition of DropCar, even if the acquisition would be beneficial to DropCar stockholders, and could make it more difficult for you to change management.

Provisions in DropCar’s amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a merger, acquisition or other change in control that DropCar stockholders may consider favorable, including transactions in which DropCar stockholders might otherwise receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempt by DropCar stockholders to replace or remove DropCar’s current management by making it more difficult to replace or remove DropCar’s Board of Directors. These provisions include:

●	the exclusive right of the DropCar Board of Directors to elect a director to fill a vacancy created by the expansion of the DropCar Board of Directors or the resignation, death or removal of a director;

●	a requirement that special meetings of DropCar stockholders be called only by the chairman of the DropCar Board of Directors, the DropCar Board of Directors or a committee of the DropCar Board of Directors to whom such authority has been delegated;

●	an advance notice requirement for stockholder proposals and nominations;

●	the authority of the DropCar Board of Directors to issue preferred stock with such terms as the DropCar Board of Directors may determine; and

●	a requirement of approval of not less than 66 2/3% of all outstanding shares of DropCar capital stock entitled to vote to amend any bylaws by stockholder action.

In addition, DropCar’s amended and restated bylaws, to the fullest extent permitted by law, provides that the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on DropCar’s behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against DropCar arising pursuant to the Delaware General Corporation Law, DropCar’s amended and restated certificate of incorporation, or DropCar’s amended and restated bylaws; or any action asserting a claim against DropCar that is governed by the internal affairs doctrine. This exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act. It could apply, however, to a suit that falls within one or more of the categories enumerated in the exclusive forum provision and asserts claims under the Securities Act, inasmuch as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rule and regulations thereunder. There is uncertainty as to whether a court would enforce such provision with respect to claims under the Securities Act, and DropCar’s stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with DropCar or any of DropCar’s directors, officers, or other employees, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provisions contained in DropCar’s bylaws to be inapplicable or unenforceable in an action, DropCar may incur additional costs associated with resolving such action in other jurisdictions, which could harm DropCar’s business, results of operations and financial condition.

Provisions in DropCar’s charter and other provisions of Delaware law could limit the price that investors are willing to pay in the future for shares of DropCar’s common stock.

Risks Relating to DropCar’s Financial Position and Need for Additional Capital

DropCar’s ability to use NOLs may be limited.

At December 31, 2019, DropCar had approximately $17 million of operating loss carryforwards for federal and approximately $17 million for New York state tax purposes that may be applied against future taxable income. The NOLs will begin to expire in the year 2037 if not utilized prior to that date. To the extent available, DropCar intends to use these NOLs to reduce the corporate income tax liability associated with DropCar’s operations. The ability to utilize these NOLs may be limited under Section 382 of the Code, which apply if an ownership change occurs. It is expected that the merger will impose a limitation on the utilization of DropCar’s NOLs under Section 382 of the Code. To the extent DropCar’s use of NOLs is significantly limited, its income could be subject to corporate income tax earlier than it would if DropCar were able to use NOLs, which could have a negative effect on DropCar’s financial results.

The Tax Cut and Jobs Act could adversely affect DropCar’s business and financial condition.

On December 22, 2017, President Trump signed into law the “Tax Cuts and Jobs Act,” or TCJA, which significantly reforms the Internal Revenue Code of 1986, as amended, or the Code. The TCJA, among other things, includes changes to U.S. federal tax rates, imposes significant additional limitations on the deductibility of interest and NOLs, allows for the expensing of capital expenditures, and puts into effect the migration from a “worldwide” system of taxation to a territorial system. DropCar’s net deferred tax assets and liabilities were revalued at the newly enacted U.S. corporate rate, and the estimated impact was recognized in DropCar’s tax expense in 2017. DropCar continues to examine the impact this tax reform legislation may have on its business. However, the effect of the TCJA on DropCar’s business, whether adverse or favorable, is uncertain, and may not become evident for some period of time. DropCar urges investors to consult with their legal and tax advisers regarding the implications of the TCJA on an investment in DropCar’s common stock.

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DropCar’s principal stockholders and management own a significant percentage of DropCar common stock and are able to exert significant control over matters subject to stockholder approval.

Based on the beneficial ownership of DropCar’s common stock as of March 25, 2020, DropCar’s officers and directors, together with holders of 5% or more of DropCar’s common stock outstanding and their respective affiliates, beneficially own approximately 35% of DropCar’s common stock, which reflects 9.99% beneficial ownership limitations included in certain DropCar instruments. Accordingly, these stockholders have significant influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, consolidation or sale of all or substantially all of DropCar’s assets or any other significant corporate transaction. The interests of these stockholders may not be the same as or may even conflict with your interests. For example, these stockholders could delay or prevent a change of control of the company, even if such a change of control would benefit the other stockholders, which could deprive such other stockholders of an opportunity to receive a premium for their common stock as part of a sale of the company or its assets and might affect the prevailing market price of DropCar’s common stock. The significant concentration of stock ownership may adversely affect the trading price of DropCar’s common stock due to investors’ perception that conflicts of interest may exist or arise.

The price of DropCar’s common stock may be volatile and fluctuate substantially, and you may not be able to resell your shares at or above the price you paid for them.

The trading price of DropCar’s common stock is highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond DropCar’s control, such as reports by industry analysts, investor perceptions or negative announcements by other companies involving similar technologies. The stock market in general and the market for smaller companies, like DropCar in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, DropCar stockholders may not be able to sell their common stock at or above the price they paid for it. The following factors, in addition to other factors described in this “Risk Factors” section of DropCar’s most recent filings with the SEC, may have a significant impact on the market price of DropCar’s common stock:

●	issuances of new equity securities pursuant to a future offering, including issuances of preferred stock;

●	the success of competitive products, services or technologies;

●	regulatory or legal developments in the United States and other countries;

●	adverse actions taken by regulatory agencies with respect to DropCar’s services it provides;

●	developments or disputes concerning patent applications, issued patents or other proprietary rights;

●	the recruitment or departure of key personnel;

●	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

●	variations in DropCar’s financial results or those of companies that are perceived to be similar to DropCar;

●	variations in the costs of the services DropCar provides;

●	market conditions in the market segments in which DropCar operates;

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●	variations in quarterly and annual operating results;

●	announcements of new products and/or services by DropCar or its competitors;

●	the gain or loss of significant customers;

●	changes in analysts’ earnings estimates;

●	short selling of shares of DropCar’s common stock;

●	litigation;

●	changing the exchange or quotation system on which shares of DropCar’s common stock are listed;

●	trading volume of DropCar’s common stock;

●	sales of DropCar’s common stock by DropCar, DropCar’s executive officers and directors or DropCar stockholders in the future;

●	changes in accounting principles; and

●	general economic and market conditions and overall fluctuations in the U.S. equity markets.

In addition, broad market and industry factors may negatively affect the market price of DropCar’s common stock, regardless of DropCar’s actual operating performance, and factors beyond DropCar’s control may cause DropCar’s stock price to decline rapidly and unexpectedly.

DropCar may be subject to securities litigation, which is expensive and could divert management attention.

Companies that have experienced volatility in the market price of their stock have frequently been the objects of securities class action litigation. DropCar may be the target of this type of litigation in the future. Class action and derivative lawsuits could result in substantial costs to DropCar and cause a diversion of DropCar’s management’s attention and resources, which could materially harm DropCar’s financial condition and results of operations.

Risks Related to Intellectual Property

DropCar may not be able to adequately protect its intellectual property rights or may be accused of infringing the intellectual property rights of third parties.

DropCar’s business depends substantially on its intellectual property rights, the protection of which is crucial to DropCar’s business success. To protect DropCar’s proprietary rights, DropCar relies or may in the future rely on a combination of trademark law and trade secret protection, copyright law and patent law. DropCar also utilizes contractual agreements, including, in certain circumstances, confidentiality agreements between the company and its employees, independent contractors and other advisors. These afford only limited protection, and unauthorized parties may attempt to copy aspects of DropCar’s website and mobile application features, software and functionality, or to obtain and use information that DropCar considers proprietary or confidential, such as the technology used to operate DropCar’s website, its content and company trademarks. DropCar may also encounter difficulties in connection with the acquisition and maintenance of domain names, and regulations governing domain names may not protect DropCar’s trademarks and similar proprietary rights.

In addition, DropCar may become subject to third-party claims that DropCar infringes the proprietary rights of others. Such claims, regardless of their merits, may result in the expenditure of significant financial and managerial resources, injunctions against DropCar or the payment of damages. DropCar may need to obtain licenses from third parties who allege that DropCar has infringed their rights, but such licenses may not be available on terms acceptable to DropCar or at all.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy and consent solicitation statement/prospectus and other documents incorporated by reference into this joint proxy and consent solicitation statement/prospectus contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would” or the negative of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed merger between DropCar and AYRO including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, the expected timing of completion of the merger and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the respective managements of DropCar and AYRO and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation, the risks and uncertainties set forth under the section titled “RISK FACTORS” beginning on page 61 of this joint proxy and consent solicitation statement/prospectus. These risks and uncertainties include, but are not limited to:

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;
●	the inability to complete the merger due to the failure to obtain stockholder approval or governmental or regulatory clearances or the failure to satisfy other conditions to the closing of the merger or for any other reason;
●	legal or regulatory proceedings or other matters that affect the timing or ability to complete the merger as contemplated;
●	the risk that the proposed merger disrupts current plans and operations;
●	fluctuations in the market value of DropCar common stock;
●	the effects of the merger on DropCar’s financial results;
●	potential difficulties in employee retention as a result of the merger;
●	disruption from the merger making it difficult to maintain business and operational relationships;
●	diversion of management time on issues related to the merger;
●	the risk that cost savings and other synergies anticipated to be realized from the merger may not be fully realized or may take longer to realize than expected;
●	adverse developments in general market, business, economic, labor, regulatory and political conditions;
●	the amount of any costs, fees, expenses, impairments and charges related to the merger;
●	the uncertainty regarding the adequacy of DropCar’s liquidity to pursue its business objectives;
●	the impact of any outbreak or escalation of hostilities on a national, regional or international basis, acts of terrorism or natural disasters;
●	competitive factors, including technological advances achieved and patents attained by competitors; and
●

the impact of any change to applicable laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products, licensing and healthcare reform.

Following the merger, important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include but are not limited to:

●	the combined company may be acquired by a third party based on preexisting agreements with AYRO;

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●	AYRO has a history of losses and has never been profitable, and AYRO expects to incur additional losses in the future and may never be profitable;

●	the market for AYRO’s products is developing and may not develop as expected;

●	AYRO’s business is subject to general economic and market conditions;

●	AYRO’s business, results of operations and financial condition may be adversely impacted by public health epidemics, including the recent COVID-19 outbreak;

●	AYRO’s limited operating history makes evaluating its business and future prospects difficult and may increase the risk of any investment in its securities;

●	AYRO may experience lower-than-anticipated market acceptance of its vehicles;

●	developments in alternative technologies or improvements in the internal combustion engine may have a materially adverse effect on the demand for AYRO’s electric vehicles;

●	the markets in which AYRO operates are highly competitive, and AYRO may not be successful in competing in these industries;

●	a significant portion of AYRO’s revenues are derived from a single customer;

●	AYRO relies on and intends to continue to rely on a single third-party supplier for the sub-assemblies in semi-knocked-down for all of its vehicles;

●	AYRO may become subject to product liability claims, which could harm AYRO’s financial condition and liquidity if AYRO is not able to successfully defend or insure against such claims;

●	the range of AYRO’s electric vehicles on a single charge declines over time, which may negatively influence potential customers’ decisions whether to purchase AYRO’s vehicles;

●	increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion cells, could harm AYRO’s business;

●	AYRO’s business may be adversely affected by labor and union activities;

●	AYRO will be required to raise additional capital to fund its operations, and such capital raising may be costly or difficult to obtain and could dilute AYRO stockholders’ ownership interests, and AYRO’s long term capital requirements are subject to numerous risks;

●	increased safety, emissions, fuel economy, or other regulations may result in higher costs, cash expenditures, and/or sales restrictions;

●	AYRO may fail to comply with environmental and safety laws and regulations;

●	AYRO’s proprietary designs are susceptible to reverse engineering by AYRO’s competitors;

●	if AYRO is unable to protect the confidentiality of its trade secrets or know-how, such proprietary information may be used by others to compete against AYRO;

●	Should AYRO begin transacting business in other currencies, AYRO is subject to exposure from changes in the exchange rates of local currencies; and

●	AYRO is subject to governmental export and import controls that could impair AYRO’s ability to compete in international market due to licensing requirements and subject AYRO to liability if AYRO is not in compliance with applicable laws.

For a further list and description of such risks and uncertainties, see “RISK FACTORS” beginning on page 63, “INFORMATION ABOUT DROPCAR — DropCar Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “INFORMATION ABOUT AYRO — AYRO Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this joint proxy and consent solicitation statement/prospectus. DropCar and AYRO do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are cautioned not to place undue reliance on these forward-looking statements, because, while the respective managements of DropCar and AYRO believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this joint proxy and consent solicitation statement/prospectus.

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MARKET AND INDUSTRY DATA

Information and management estimates contained in this joint proxy and consent solicitation statement/prospectus concerning the transportation, manufacturing and automotive industry, including general expectations and market position and market opportunity, are based on publicly available information, such as market studies, consumer research reports and other research reports, as well as information from industry reports provided by third-party sources, such as analysis firms. Estimates from the management of DropCar and AYRO are also derived from knowledge of the industry and markets in which DropCar and AYRO operate and expect to compete. None of the sources cited in this joint proxy and consent solicitation statement/prospectus have consented to the inclusion of any data from its reports, and DropCar and AYRO have not sought their consent. DropCar’s and AYRO’s internal research has not been verified by any independent source, and DropCar and AYRO have not independently verified any third-party information. In addition, while DropCar and AYRO believe the market position and market opportunity information included in this joint proxy and consent solicitation statement/prospectus is generally reliable, such information is inherently imprecise. Such data involves risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled “RISK FACTORS” beginning on page 63 of this joint proxy and consent solicitation statement/prospectus.

DROPCAR is one of DropCar’s trademarks used in this joint proxy and consent solicitation statement/prospectus and AYRO is one of AYRO’s trademarks used in this joint proxy and consent solicitation statement/prospectus. Other trademarks appearing in this prospectus, including MICROSOFT are the property of their respective holders. Solely for convenience, these and other trademarks, trade names and service marks referred to in this prospectus appear without the ®, TM and SM symbols, but those references are not intended to indicate, in any way, that DropCar, or AYRO or the owners of such trademarks will not assert, to the fullest extent under applicable law, their rights to these trademarks and trade names.

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THE COMPANIES

DropCar, Inc.

DropCar is a New York City-based corporation incorporated in the State of Delaware on December 18, 1997 under the name “Internet International Communications Ltd.” Pursuant to a Certificate of Amendment to the Certificate of Incorporation filed on December 23, 2004, the corporation’s name was changed to “WPCS International Incorporated.” On January 30, 2018, the corporation completed the 2018 Merger with Private DropCar in accordance with the terms of the 2018 Merger Agreement, by and among DropCar, Acquisition Sub, and Private DropCar, pursuant to which the Acquisition Sub merged with and into Private DropCar, with Private DropCar surviving as our wholly owned subsidiary and the corporation’s name was changed to DropCar, Inc.

DropCar provides consumer and enterprise solutions to urban automobile-related logistical challenges. The DropCar business is a provider of automotive vehicle support, fleet logistics and concierge services for both consumers and businesses in automotive-related industries. In 2015, DropCar launched its cloud-based VAL platform and App to assist customer consumers and companies in reducing the costs, hassles and inefficiencies of owning or servicing vehicles in urban centers. DropCar’s VAL platform is a web-based interface facilitating DropCar’s core service by coordinating the movements and schedules of its trained valets who pick up and drop off cars at dealerships, customer and other locations. The App tracks progress and provides real-time email and/or text notifications on status to customers, increasing the quality of communication and customer satisfaction. To date, DropCar operates its B2C services within the greater New York City metropolitan area and operates its B2B services across the greater New York City metropolitan area, New Jersey, Washington D.C., Baltimore, Los Angeles and San Francisco. Expanding city populations have created a growing dependence on cars for urban mobility; however, the supply of vehicle services (i.e., garages, service centers, etc.) has continued to decrease as rising costs and other factors have made access to such services increasingly limited. To solve for these systemic urban mobility challenges, DropCar’s technology captures and analyzes real-time data to dynamically optimize a rapidly growing network of professional valets across a suite of vehicle transport and high-touch support services. DropCar common stock trades on The Nasdaq Capital Market under the symbol “DCAR.”

DropCar’s principal executive offices are located at 1412 Broadway, Suite 2105, New York, New York 10018, its telephone number is (646) 342-1595, and its website is located at www.drop.car. Information on or accessed through DropCar’s website is not incorporated into this joint proxy and consent solicitation statement/prospectus.

Additional information about DropCar can be found in the sections titled “INFORMATION ABOUT DROPCAR — Overview” beginning on page 241 and “INFORMATION ABOUT DROPCAR — DropCar Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 251 and DropCar’s financial statements included elsewhere in this joint proxy and consent solicitation statement/prospectus.

ABC Merger Sub, Inc.

Merger Sub is a wholly owned subsidiary of DropCar that was incorporated in Delaware on December 16, 2019, solely for the purpose of entering into the Merger Agreement and affecting the merger and the other transactions contemplated by the Merger Agreement. It is not engaged in any business and has no material assets. Its principal executive offices have the same address and telephone number as DropCar set forth above.

AYRO, Inc.

AYRO, a Delaware corporation, was originally incorporated in 2016 in Texas as Austin PRT Vehicle, Inc. In March 2017, the corporation’s name was changed to Austin EV, Inc., doing business as AEV Technologies. Effective as of July 2019, the corporation was converted into a Delaware corporation and changed its name to AYRO, Inc. AYRO designs and manufactures compact, sustainable electric vehicles for closed campus mobility, urban and community transport, local on-demand and last mile delivery, and government use. AYRO’s three- and four-wheeled purpose-built electric vehicles are geared toward commercial customers including universities, last mile delivery services and food service providers.

AYRO’s principal executive offices are located at 900 E. Old Settlers Boulevard, Suite 100, Round Rock, Texas 78664, its telephone number is (512) 994-4917, and its website is located at www.AYRO.com. Information on or accessed through AYRO’s website is not incorporated into this joint proxy and consent solicitation statement/prospectus.

Additional information about DropCar can be found in the sections titled “INFORMATION ABOUT AYRO — Business” beginning on page 264 and “INFORMATION ABOUT AYRO — AYRO Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 278 and DropCar’s financial statements included elsewhere in this joint proxy and consent solicitation statement/prospectus.

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THE SPECIAL MEETING OF DROPCAR STOCKHOLDERS

This section contains information for DropCar’s stockholders about the special meeting of DropCar stockholders that has been called to consider the approval of the DropCar Share Issuance Proposal, the Reverse Stock Split Proposal, the Asset Sale Proposal, the DropCar Preferred Conversion Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the DropCar Golden Parachute Compensation Proposal and the Adjournment Proposal.

General

DropCar is furnishing this joint proxy and consent solicitation statement/prospectus to the holders of DropCar capital stock as of the record date in connection with the solicitation of proxies by the DropCar Board of Directors for use at the DropCar special meeting and any adjournment or postponement of its special meeting.

Date, Time and Place

The special meeting of DropCar stockholders will be held on May 27, 2020, at 10:00 a.m., Eastern Time and will be “virtual,” meaning that you can participate in the meeting online at www.issuerdirect.com/virtual-event/DCAR at the appointed time and date. DropCar stockholders are encouraged to access the special meeting before the start time of 10:00 a.m., Eastern Time on May 27, 2020. Please allow ample time for online check-in. DropCar stockholders will not be able to attend the special meeting in person.

Purpose of the DropCar Special Meeting

At the DropCar special meeting, DropCar stockholders will be asked to consider and vote upon the following matters:

(1)	the DropCar Share Issuance Proposal;
(2)	the Reverse Stock Split Proposal;
(3)	the Asset Sale Proposal;
(4)	the DropCar Preferred Conversion Proposal;
(5)	the A&R Charter Proposal;
(6)	the Incentive Plan Proposal;
(7)	the DropCar Golden Parachute Compensation Proposal; and
(8)	the Adjournment Proposal.

DropCar stockholders also will consider and act on any other matters as may properly come before the DropCar special meeting or any adjournment or postponement of the meeting, including any procedural matters incident to the conduct of the meeting.

The DropCar Share Issuance Proposal, DropCar Preferred Conversion Proposal and the Asset Sale Proposal are conditioned on each other. Each of the Reverse Stock Split Proposal, A&R Charter Proposal and Incentive Plan Proposal are conditioned on the approval of the DropCar Share Issuance Proposal, but the approval of the DropCar Share Issuance Proposal is not conditioned on the approval of the Reverse Stock Split Proposal, A&R Charter Proposal or Incentive Plan Proposal. The Adjournment Proposal and the DropCar Golden Parachute Compensation Proposal do not require approval of any other proposal to be effective. It is important for you to note that, in the event that any proposal other than the Reverse Stock Split Proposal, the Incentive Plan Proposal, the A&R Charter Proposal, the DropCar Golden Parachute Compensation Proposal or the Adjournment Proposal does not receive the requisite vote for approval, DropCar and AYRO will not consummate the merger.

Recommendation of the DropCar Board of Directors

The DropCar Board of Directors has determined that it is advisable and in the best interest of DropCar and its stockholders to enter into the Merger Agreement and Asset Purchase Agreement, and the DropCar Board of Directors has authorized and approved the terms of each of the Merger Agreement and the Asset Purchase Agreement and the transactions contemplated thereby. Certain factors considered by the DropCar Board of Directors in reaching its decision to approve and adopt the Merger Agreement and the merger and the Asset Purchase Agreement and the transactions contemplated thereby can be found in the section of this joint proxy and consent solicitation statement/prospectus titled “THE MERGER — DropCar’s Reasons for the Merger” beginning on page 146 and “THE ASSET SALE – DropCar Reasons for the Asset Sale” beginning on page 119. THE DROPCAR BOARD OF DIRECTORS RECOMMENDS THAT DROPCAR STOCKHOLDERS VOTE “FOR” THE DROPCAR SHARE ISSUANCE PROPOSAL, “FOR” THE REVERSE STOCK SPLIT PROPOSAL, “FOR” THE ASSET SALE PROPOSAL, “FOR” THE DROPCAR PREFERRED CONVERSION PROPOSAL, “FOR” THE A&R CHARTER PROPOSAL, “FOR” THE INCENTIVE PLAN PROPOSAL, “FOR” THE DROPCAR GOLDEN PARACHUTE COMPENSATION PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

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DropCar Record Date and Quorum

The DropCar Board of Directors has fixed the close of business on April 14, 2020 as the record date for the DropCar special meeting. Only the holders of record of shares of DropCar common stock and Series H-6 Convertible Preferred Stock on the DropCar record date are entitled to receive notice of and to vote at the DropCar special meeting or at any postponement(s) or adjournment(s) of the DropCar special meeting.

As of the DropCar record date, there were 4,550,503 shares of DropCar common stock and 29,822 shares of Series H-6 Convertible Preferred Stock (which were convertible into an aggregate of 2,982,200 shares of DropCar common stock) outstanding and entitled to vote at the DropCar special meeting held by approximately 33 holders of record. Each share of DropCar common stock entitles the holder to one vote at the DropCar special meeting on each proposal to be considered at the DropCar special meeting. Holders of Series H-6 Convertible Preferred Stock are entitled to vote together with the holders of DropCar common stock those shares of Series H-6 Convertible Preferred Stock owned on the record date, on an as-if converted to DropCar common stock basis, subject to certain beneficial ownership blockers.

The presence, at the special meeting or by proxy (including stockholders who abstain or do not vote with respect to one or more of the matters presented for stockholder approval), of the holders of thirty-three and one-third percent (33.3%) of the shares of the stock entitled to vote at the DropCar special meeting is necessary to constitute a quorum to transact business. “Broker non-votes,” which are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter, will not be counted for purposes of determining whether a quorum is present.

Pursuant to the DropCar Bylaws, if a quorum in not present, the special meeting shall be adjourned to another place, if any, date, or time by the chairman of the meeting.

At the close of business on the DropCar record date, directors and executive officers of DropCar and their affiliates were entitled to vote 391,410 shares of DropCar capital stock, or approximately 5.2% of the issued and outstanding shares of DropCar capital stock on that date. DropCar currently expects that the DropCar directors and executive officers will vote their shares of DropCar capital stock in favor of the proposals.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for ten (10) days prior to the special meeting. If you want to inspect the stockholder list, please contact Sandra Robinson at Sandra.Robinson@DropCar.com

DropCar stockholders will be admitted to the special meeting beginning at 10:00 a.m., local time, on May 27, 2020. If you are a stockholder of record, you can participate in the meeting online at www.issuerdirect.com/virtual-event/DCAR at the appointed time and date by entering the control number included in the proxy card that you receive. If you hold stock in a brokerage account or in “street name” and wish to attend the special meeting, you will also need to obtain a letter from your broker reflecting your stock ownership as of the record date, which is April 14, 2020.

Vote Required for Approval

Approval of the DropCar Share Issuance Proposal requires the affirmative vote of a majority of votes cast, pursuant to Nasdaq Listing Rule 5635(d). The Incentive Plan Proposal, the DropCar Golden Parachute Compensation Proposal and the Adjournment Proposal require the affirmative vote of the majority of the votes present and entitled to vote on such matter. Approval of each of the Reverse Stock Split Proposal, the Asset Sale Proposal, the DropCar Preferred Conversion Proposal and the A&R Charter Proposal requires the affirmative vote of the holders of the majority of shares outstanding and entitled to vote on such matter.

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Abstentions and Broker Non-Votes

DropCar will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention will have no effect on the DropCar Share Issuance Proposal but will have the effect of a vote against the Reverse Stock Split Proposal, the Asset Sale Proposal, the Preferred Conversion Proposal, the A&R Charter Proposal, the Incentive Plan Proposal, the DropCar Golden Parachute Compensation Proposal and the Adjournment Proposal.

Banks, brokers and other nominees that hold their customers’ shares in “street name” may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the DropCar special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of DropCar capital stock, your shares will not be voted and will have no effect on the DropCar Share Issuance Proposal. the Incentive Plan Proposal, the DropCar Golden Parachute Compensation Proposal or the Adjournment Proposal, but your shares will be counted as a vote against the Reverse Stock Split Proposal, the Asset Sale Proposal, the Preferred Conversion Proposal, and the A&R Charter Proposal.

Manner of Submitting Proxy

Whether or not you plan to attend the DropCar special meeting, you should submit your proxy as soon as possible. If you own shares of DropCar capital stock in your own name, you are an owner or holder of record. This means that you may use the enclosed proxy card or the Internet or telephone voting options to tell the persons named as proxies how to vote your shares of DropCar capital stock. You may vote your shares of DropCar capital stock held of record in any of the following ways:

●	At the Special Meeting — To vote at the special meeting, you can participate in the meeting online at www.issuerdirect.com/virtual-event/DCAR at the appointed time and date and you will be able to vote by ballot. To ensure that your shares of DropCar capital stock are voted at the DropCar special meeting, the DropCar Board of Directors recommends that you submit a proxy even if you plan to attend the DropCar special meeting. DropCar stockholders will not be able to attend the special meeting in person.
●	By Mail — To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to DropCar before the DropCar special meeting, the persons named as proxies will vote your shares of DropCar capital stock as you direct.
●	By Telephone — To vote by telephone, dial the toll free telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card.
●	By Internet — To vote over the Internet, go to the web address identified on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been recorded properly. Submitting a proxy will not affect your right to vote if you decide to attend the DropCar special meeting.

The DropCar Board of Directors intends to appoint Joshua Silverman and another representative of DropCar to serve as proxies for the DropCar special meeting.

If a proxy card is signed and returned without an indication as to how the shares of DropCar capital stock represented by the proxy are to be voted with regard to a particular proposal, the DropCar capital stock represented by the proxy will be voted “FOR” each such proposal. As of the date of this joint proxy and consent solicitation statement/prospectus, DropCar has no knowledge of any business that will be presented for consideration at the DropCar special meeting and which would be required to be set forth in this joint proxy and consent solicitation statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of DropCar. In accordance with the DropCar Bylaws and Delaware law, business transacted at the DropCar special meeting will be limited to those matters set forth in such notice.

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Your vote as a DropCar stockholder is very important. Please submit your proxy as soon as possible, whether or not you plan to attend the DropCar special meeting.

Shares Held in Street Name

If you are a DropCar stockholder and your shares are held in “street name” by a broker, bank or other nominee, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of DropCar capital stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted.

You may not vote shares held in “street name” by returning a proxy card directly to DropCar or by voting at the DropCar special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of DropCar capital stock on behalf of their customers may not give a proxy to DropCar to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a DropCar stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your shares will NOT be voted on any of the proposals to be voted upon at the DropCar special meeting, which will have the same effect as described above under “Abstentions and Broker Non-Votes.”

Revocation of Proxies and Voting Instructions

If your shares of DropCar capital stock are registered in your own name, you may revoke your proxy in one of the following ways by:

●	Attending the DropCar special meeting and voting. Your attendance at the DropCar special meeting will not by itself revoke a proxy. You must vote your shares by ballot at the DropCar special meeting to revoke your proxy;
●	Voting again by telephone or over the Internet (only your latest telephone or Internet vote submitted prior to the DropCar special meeting will be counted);
●	Completing and submitting a new valid proxy card bearing a later date; or
●	Sending notice of revocation to DropCar by emailing Sandra Robinson at Sandra.Robinson@DropCar.com, which notice must be received before noon, Eastern Time, on May 25, 2020.

If your shares of DropCar capital stock are held in “street name,” your bank, broker or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

Tabulation of Votes

DropCar will appoint Issuer Direct Corporation as inspector of election for the DropCar special meeting to tabulate the affirmative and negative votes, broker non-votes and abstentions.

Solicitation of Proxies

The cost of solicitation of proxies from DropCar stockholders will be borne by DropCar. DropCar has engaged a professional proxy solicitation firm, Kingsdale Advisors (“Kingsdale”), to assist in soliciting proxies for use at the DropCar special meeting. DropCar will pay Kingsdale an estimated fee of approximately $13,000 and will reimburse Kingsdale for its out-of-pocket expenses. In addition to solicitation by Kingsdale and use of the mail, proxies may be solicited by directors, officers and employees of DropCar in person or by telephone, telegram or other means of communication. These directors, officers and employees will not receive additional compensation for their efforts but will be reimbursed for reasonable out-of-pocket expenses they incur in connection with the solicitation. DropCar will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in forwarding of solicitation materials to the beneficial owners of DropCar capital stock and collecting voting instructions.

Assistance

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the DropCar special meeting, please contact Kingsdale:

Kingsdale Advisors

Telephone (toll-free in North America): (888) 642-3150

Telephone (outside of North America): (416) 867-2272

Email: contactus@kingsdaleadvisors.com

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PROPOSALS SUBMITTED TO DROPCAR STOCKHOLDERS

DROPCAR PROPOSAL 1 — APPROVAL OF THE DROPCAR SHARE ISSUANCE PROPOSAL

As discussed in this joint proxy and consent solicitation statement/prospectus, DropCar is asking its stockholders to approve the DropCar Share Issuance Proposal, which includes approval of the issuance of shares in connection with the merger, the Merger Agreement and the transactions contemplated thereby, including the issuance of shares of DropCar common stock upon the exercise of warrants and options to purchase AYRO common stock that convert into the right to purchase DropCar common stock in connection with the merger. For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the issuance of shares of DropCar common stock in the merger throughout this joint proxy and consent solicitation statement/prospectus, including the information set forth in sections entitled “THE MERGER” beginning on page 139 and “THE MERGER AGREEMENT” beginning on page 178. A copy of the Merger Agreement is attached as Annex A to this joint proxy and consent solicitation statement/prospectus and incorporated herein by reference. You are urged to read carefully this joint proxy and consent solicitation statement/prospectus and the Merger Agreement attached hereto in their entirety before voting on this proposal.

The Merger Agreement provides that DropCar will issue shares of DropCar common stock at the Exchange Ratio of approximately 1.0844 shares of DropCar common stock for each outstanding share of AYRO common stock. In addition, the Pre-funded Warrants to purchase an aggregate of 1,750,000 shares of AYRO common stock, Outstanding Warrants to purchase an aggregate of 14,720,661 shares of AYRO common stock, and AYRO Options to purchase an aggregate of 3,662,952 shares of AYRO common stock will automatically convert into the right to purchase DropCar common stock equal to the number of shares of AYRO common stock issuable upon exercise of such Pre-funded Warrants, warrants or options multiplied by the Exchange Ratio with the exercise price of such converted Pre-funded Warrants, warrants and options determined by dividing the exercise price thereof by the Exchange Ratio. Further, upon completion of the merger, DropCar will issue approximately 1,100,249 pre-reverse stock split shares of DropCar common stock to DropCar’s and AYRO’s financial advisor and warrants to purchase 500,000 pre-reverse stock split shares of DropCar common stock at an exercise price of $0.01 per share pursuant to the Secured Loan.

The aggregate number of shares of common stock that DropCar will issue pursuant to the terms of the Merger Agreement and as described herein will be in excess of twenty percent (20%) of DropCar’s pre-merger outstanding shares of common stock. Accordingly, DropCar is asking its stockholders to approve the DropCar Share Issuance Proposal in accordance with the Nasdaq Listing Rules.

Under Delaware law, the adoption of the Merger Agreement and the approval of the merger by Merger Sub do not require approval of the DropCar stockholders. Accordingly, the vote of DropCar stockholders required to approve the issuance of shares in the transaction is the affirmative vote of a majority of votes cast for or against the proposal by holders of DropCar capital stock entitled to vote and represented at the special meeting or by proxy at the DropCar special meeting and not the majority of the outstanding stock of DropCar entitled to vote.

Pursuant to the Merger Agreement, approval of the DropCar Share Issuance Proposal is a condition to the closing of the merger. The approval of the DropCar Share Issuance Proposal, the DropCar Preferred Conversion Proposal and the Asset Sale Proposal are all conditioned on the approval of each other. Accordingly, if any of the DropCar Share Issuance Proposal, the DropCar Preferred Conversion Proposal or the Asset Sale Proposal is not approved, the merger will not be completed.

Required Vote

Approval of the DropCar Share Issuance Proposal requires the affirmative vote of a majority of votes cast for or against the proposal by holders of DropCar capital stock entitled to vote and represented at the special meeting or by proxy at the DropCar special meeting, assuming a quorum is present.

Recommendation of the DropCar Board of Directors

THE DROPCAR BOARD OF DIRECTORS RECOMMENDS THAT DROPCAR STOCKHOLDERS VOTE “FOR” THE DROPCAR SHARE ISSUANCE PROPOSAL.

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DROPCAR PROPOSAL 2 — APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL

General

The Reverse Stock Split Proposal will only be presented to the special meeting of DropCar if the DropCar Share Issuance Proposal is approved. After careful consideration, the DropCar Board of Directors consented to approve, and to recommend to its stockholders to approve, if the DropCar Share Issuance Proposal is approved, a proposal to amend the DropCar Charter to effect a reverse stock split with a ratio between 1:10 and 1:30 with respect to the issued and outstanding common stock of the combined company immediately following the merger. If the DropCar stockholders approve this proposal and the combined company effects the reverse stock split, then between every 10 and 30 issued and outstanding shares of the combined company’s common stock (and between every 10 and 30 shares of the combined company’s common stock, if any, that are treasury shares) would be combined and reclassified into one share of the combined company’s common stock. The reverse stock split would not change the number of authorized shares of the combined company’s common stock. The purpose of the reverse stock split is to proportionately increase the price of the combined company’s common stock above $5.00 per share in order to meet certain listing requirements of The Nasdaq Capital Market, the securities exchange that currently lists DropCar’s common stock and the securities exchange where the combined company intends to list its common stock.

If the combined company effects the Reverse Stock Split Proposal, then, except for adjustments that may result from the treatment of fractional shares as described below, each combined company stockholder will hold the same percentage of then-outstanding combined company common stock immediately following the reverse stock split that such combined company stockholder held immediately prior to the reverse stock split, except to the extent that the reverse stock split would result in a stockholder of the combined company otherwise owning a fractional share that would be rounded up to the nearest whole share. The par value of the combined company common stock would remain unchanged at $0.0001 per share.

If approved, this proposal would approve the amendment to the DropCar Charter set forth in Annex B solely to the extent such amendment relates to the reverse stock split. Stockholders are urged to carefully read Annex B.

Principal Effects of the Reverse Stock Split

If DropCar stockholders approve the Reverse Stock Split Proposal and the combined company effects the reverse stock split, each stockholder of the combined company will own a reduced number of shares of the combined company’s common stock upon the effectiveness of the certificate of amendment to the DropCar Charter providing for the reverse stock split. The reverse stock split would be effected simultaneously for all outstanding shares of the combined company’s common stock immediately after the merger. The reverse stock split would not change the number of authorized shares of the combined company’s common stock. The reverse stock split would affect all DropCar stockholders uniformly and would not change any stockholder’s percentage ownership interest in the combined company, except to the extent that the reverse stock split would result in a stockholder of the combined company otherwise owning a fractional share that would be rounded up to the nearest whole share. Therefore, voting rights and other rights and preferences of the holders of combined company common stock will not be affected by the reverse stock split (other than as a result of the payment of a full share in lieu of a fractional share). Shares of combined company common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable.

As of the effective time of the reverse stock split, the combined company will adjust and proportionately decrease the number of shares of the combined company’s common stock reserved for issuance upon exercise of, and adjust and proportionately increase the exercise price of, all options and other rights to acquire the combined company’s common stock. In addition, as of the effective time of the reverse stock split, the combined company will adjust and proportionately decrease the total number of shares of the combined company’s common stock that may be the subject of future grants under the combined company’s stock option and incentive plans.

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The reverse stock split will not affect the number of authorized shares of the combined company’s common stock, which will continue to be 100,000,000 shares, following the DropCar amendment to the DropCar Charter. As a result, an additional effect of the reverse stock split would be to increase the number of authorized but unissued shares of the combined company’s common stock. This could result in the combined company being able to issue more shares without further stockholder approval.

Fractional Shares

The combined company will not issue any fractional shares of its common stock in connection with the reverse stock split. Instead, all shares of the combined company’s common stock issuable to its stockholders as a result of the reverse stock split will be aggregated and rounded up to the nearest whole share. The certificate of amendment to the DropCar Charter provides that each stockholder who does not have a number of shares evenly divisible pursuant to the reverse stock split ratio and who would otherwise be entitled to receive a fractional share of the combined company’s common stock shall be entitled to receive an additional share of common stock.

Effect on Registered “Book-Entry” Stockholders and Registered Certificated Stockholders

Registered stockholders of the combined company may hold some or all of their shares of the combined company’s common stock electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of the combined company’s common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Registered stockholders of the combined company may also hold shares of the combined company’s common stock in certificate form or a combination of certificate and book-entry form. All registered holders who were legacy holders of DropCar’s common stock will be sent a letter of transmittal from the combined company’s transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender certificate(s) representing pre-reverse stock split shares and book-entry shares to the transfer agent. Upon receipt of a legacy DropCar stockholder’s properly completed and executed letter of transmittal and any stock certificates held by such stockholder, the combined company will issue such stockholder the appropriate number of shares of the combined company’s common stock electronically in book-entry form (or in certificated form if physical certificates are requested) and provide a statement reflecting the number of shares registered in such stockholder’s account. The combined company will not issue any stockholder new shares of the combined company’s common stock in book-entry form (or certificated form if physical certificates are requested) until all outstanding certificate(s) have been surrendered, together with the properly completed and executed letter of transmittal, to the transfer agent. At any time after receipt of a statement reflecting the number of shares registered in a stockholder’s book-entry account, such stockholder may request a stock certificate representing his or her ownership interest.

All AYRO stockholders will receive a letter of transmittal containing instructions for exchanging AYRO stock certificates for the merger consideration. Upon returning a duly completed letter of transmittal to the exchange agent, AYRO stockholders will be sent stock certificates of the combined company that will be adjusted for the reverse stock split, if the Reverse Stock Split Proposal has been approved.

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Effect on Beneficial Holders of Common Stock

Upon the implementation of the reverse stock split, it is anticipated that the combined company will treat shares of its common stock held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding combined company common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the reverse stock split. Stockholders who expect to hold shares of the combined company’s common stock with a bank, broker, custodian or other nominee following the merger and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If combined company stockholders approve the reverse stock split proposal and the combined company effects the reverse stock split, it is anticipated that the combined company will file the proposed certificate of amendment to the DropCar Charter with the Secretary of State of the State of Delaware immediately following the effective time of the merger. Beginning on the effective date of the reverse stock split, each certificate representing pre-reverse split shares of the combined company’s common stock will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

As soon as practicable after the effective date of the reverse stock split, the combined company will notify its stockholders that it has effected the reverse stock split. It is anticipated that the combined company’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares and book-entry shares in exchange for post-reverse stock split shares in electronic book-entry form (unless such stockholder requests physical certificates) in accordance with the procedures to be set forth in a letter of transmittal to be sent by the combined company’s transfer agent. The combined company will not issue any shares to a combined company stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-reverse stock split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-reverse stock split shares. COMBINED COMPANY STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNLESS AND UNTIL REQUESTED TO DO SO.

Accounting Matters

The reverse stock split will not affect the total common stockholders’ equity on the combined company’s balance sheet. The per share earnings or losses and net book value of the combined company will be increased because there will be fewer shares of the combined company’s common stock outstanding. Prior periods’ per share amounts will be restated to reflect the reverse stock split.

Rationale for the Reverse Stock Split

The purpose of the reverse stock split is to proportionately increase the price of the combined company’s common stock to at least $5.00 per share in order to meet certain listing requirements of The Nasdaq Capital Market, the securities exchange that currently lists DropCar’s common stock and the securities exchange where the combined company intends to list its common stock. If, following the merger, the combined company’s common stock does not equal a price of at least $5.00 per share, after giving effect to the reverse stock split, the combined company may not otherwise meet the listing requirements of The Nasdaq Capital Market and its listing application may be rejected. The approval of the listing of the combined company’s common stock on The Nasdaq Capital Market is a condition to closing the merger. If the Reverse Stock Split Proposal is not approved, it may make it more difficult for the combined company to meet the initial listing criteria of The Nasdaq Capital Market, and as a result, the merger may not be consummated. The DropCar Board of Directors approved the reverse stock split in order to help ensure that the combined company’s share price meets the listing requirements of The Nasdaq Capital Market.

Vote Required for Approval

Approval of the Reverse Stock Split Proposal requires the affirmative vote of a majority of the outstanding shares of DropCar capital stock entitled to vote on such proposal.

Recommendation of the DropCar Board of Directors

THE DROPCAR BOARD OF DIRECTORS RECOMMENDS THAT DROPCAR STOCKHOLDERS VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL.

A FAILURE TO VOTE, ABSTENTION OR BROKER NON-VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE REVERSE SPLIT PROPOSAL.

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DROPCAR PROPOSAL 3 — APPROVAL OF ASSET SALE PROPOSAL

The following is a description of the material aspects of the Asset Sale Proposal and the Asset Sale Transaction, including background information relating to the proposed Asset Sale Transaction. While we believe that the following description covers the material terms of the Asset Sale Transaction, the description may not contain all of the information that is important to you. In particular, please see the section “Asset Purchase Agreement” for a more detailed summary of the Asset Purchase Agreement and the complete copy of the Asset Purchase Agreement attached as Annex G to this joint proxy and consent solicitation statement/prospectus and incorporated by reference herein. You should carefully read this joint proxy and consent solicitation statement/prospectus and the other documents to which we refer, including the Asset Purchase Agreement, for a complete understanding of the terms of the Asset Sale Transaction.

Parties to the Sale Transaction

DropCar, Inc. and its Subsidiaries

DropCar is publicly traded on the Nasdaq Capital Market (symbol: DCAR). DropCar Operating Company, Inc. is a Delaware corporation and wholly-owned subsidiary of DropCar.

DC Partners Acquisition, LLC

DC Partners is a New York limited liability company managed by Spencer Richardson and David Newman.

Spencer Richardson and David Newman

Spencer Richardson and David Newman are executive officers of DropCar and serve on DropCar’s board of directors. Mr. Richardson currently serves as DropCar’s Chief Executive Officer, and Mr. Newman currently serves as DropCar’s Chief Business Development Officer.

Background of the Asset Sale Transaction

The DropCar Board of Directors and senior management of DropCar regularly review and evaluate DropCar’s strategic plan as part of their ongoing efforts to provide long-term value to stockholders, taking into account economic, competitive and other conditions, as well as historical and projected industry trends and developments. On March 8, 2019, DropCar announced that it had initiated a process to evaluate strategic opportunities to maximize shareholder value. While DropCar management continued to focus on the DropCar business activities and operations, DropCar announced that the process would consider a range of potential strategic opportunities including, but not limited to, business combinations.

Over the next several months, the DropCar Board of Directors and senior management, with the assistance of DropCar’s advisors, conducted a review of strategic alternatives. In connection with such review, the DropCar Board of Directors determined that any strategic transaction would likely require the sale of the DropCar business and the assumption of certain liabilities associated therewith. The DropCar Board of Directors agreed that potential strategic partners were likely to view DropCar’s status as a publicly traded company on the Nasdaq Capital Market as its primary appeal and were unlikely to demonstrate interest in maintaining the DropCar business. Further, the directors agreed on the improbability of identifying an independent partner to purchase the DropCar business, which would involve the assumption of certain accrued but unpaid compensation to DropCar management and the assumption of certain liability for workers’ compensation claims. The DropCar Board of Directors therefore agreed that the sale of the DropCar business to existing management in connection with a strategic transaction would be the most likely outcome but agreed to explore all avenues.

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On May 28, 2019, the DropCar Board of Directors met to discuss the proposed sale of the DropCar business to members of DropCar management. The directors discussed open items in connection with the sale of the DropCar business, including with respect to certain deferred compensation owed by DropCar to management.

On July 10, 2019, the DropCar Board of Directors met to continue the discussions of the proposed sale. The directors considered the structure of such a sale, timing and concerns relating to obtaining a fairness opinion in connection with the sale. The directors also discussed the allocation of certain liabilities of DropCar and the DropCar business, including workers’ compensation claims and accrued but unpaid payments to management. The directors agreed that they were prepared to continue funding the DropCar business through the completion of a business combination.

In parallel with such discussions, the DropCar Board of Directors was evaluating potential strategic transactions. During the course of negotiations with multiple parties over time, the DropCar Board of Directors confirmed its previous expectation that strategic partners were uninterested in acquiring the DropCar business. On December 18, 2019, the DropCar Board of Directors met to approve the sale of the DropCar business, as well as the Merger Agreement. Mr. Richardson and Mr. Newman abstained from voting given their interests in the transaction; the independent members of the DropCar Board of Directors approved the entry by DropCar into each of the Asset Purchase Agreement and Merger Agreement and the Asset Sale Transaction and merger.

Recommendation of the DropCar Board of Directors and Reasons for Recommendation

Recommendation of DropCar’s Board of Directors

The DropCar Board of Directors has (i) determined that the Asset Purchase Agreement and the Asset Sale Transaction are advisable and in the best interests of DropCar and its stockholders, (ii) approved the Asset Purchase Agreement and the Asset Sale Transaction and declared the same to be advisable and fair to, and in the best interest of DropCar and its stockholders, (iii) approved the execution, delivery and performance by DropCar of the Asset Purchase Agreement and the consummation of the Asset Sale Transaction upon the terms and subject to the conditions of the Asset Purchase Agreement, (iv) recommended the approval of the Asset Sale Proposal by the stockholders of DropCar, and (v) directed that the approval of the Asset Sale Proposal be submitted to a vote of DropCar’s stockholders.

After careful consideration, the DropCar Board of Directors recommends that you vote “FOR” The Asset Sale Proposal.

Reasons for Recommendation

In reaching its decision to approve the Asset Purchase Agreement and the Asset Sale Transaction and recommend that the stockholders of DropCar approve the Asset Sale Proposal, the DropCar Board of Directors consulted with DropCar’s management team and its outside legal and financial advisors and relied upon and considered numerous factors, including the totality of the information presented for and considered by it and the material factors set forth below (the order in which the following factors appear does not reflect any relative significance and which is not intended to be exhaustive):

●	The consummation of the Asset Sale Transaction as a condition to the closing of the merger, which the DropCar Board of Directors has determined to be advisable and in the best interests of DropCar and its stockholders.
●	The value and type of consideration to be received by DropCar pursuant to the Asset Purchase Agreement in comparison to the risks associated with maintaining the operations of the DropCar business, which include those risk factors discussed above under “RISKS RELATED TO ASSET SALE TRANSACTION,” beginning on page 94 of this joint proxy and consent solicitation statement/prospectus, and also include risks related to (i) historical and current information concerning DropCar’s available liquidity, business, financial performance and financial condition, operations and current industry, economic and market conditions; (ii) the risk factors discussed above under “RISKS RELATED TO ASSET SALE TRANSACTION,” beginning on page 94 of this joint proxy and consent solicitation statement/prospectus, and the other risks and uncertainties identified in DropCar’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2019; and (iii) the belief of the DropCar board of directors, after consideration of the factors described above, that the consummation of the Asset Sale Transaction in conjunction with the merger represents the best reasonably available alternative for maximizing stockholder value and the related conclusion that continuing to own and operate the DropCar business would not unlock the inherent value in these operations to enhance stockholder value.

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●	The fact that, assuming the DropCar Share Issuance Proposal is approved, the Asset Sale Transaction will position the post-merger company to operate with a more focused concentration on the post-merger business.
●	The fact that the Asset Sale Transaction and merger are the result of an active, lengthy and thorough evaluation of strategic alternatives, which included engaging with multiple parties and financial sponsors to assess potential interest.
●	The perceived greater likelihood of consummating the Asset Sale Transaction than other transaction alternatives.
●	The DropCar Board of Directors considered all of the terms and conditions of the Asset Purchase Agreement, including the representations, warranties, covenants and agreements of the parties, the conditions to closing, the form of the consideration and the structure of the termination rights, including:

○	That the terms of the Asset Purchase Agreement were the product of arms’-length negotiations among sophisticated parties in consultation with their respective advisors, as described in the section titled “Proposal 3 — The Asset Sale Proposal — Background of the Asset Sale Transaction,” beginning on page 118 of this joint proxy and consent solicitation statement/prospectus; and
○	That the Asset Sale Transaction is subject to the affirmative vote of the holders of a majority of the outstanding shares of DropCar’s capital stock entitled to vote on the approval of the Asset Sale Proposal.

●	The DropCar Board of Directors has also considered a variety of uncertainties and risks and other potentially negative factors concerning the Asset Sale Transaction. These factors included the following:

○	Risk Associated with Failure to Consummate the Asset Sale Transaction. The possibility that the Asset Sale Transaction might not be consummated, and the risks and costs to DropCar in such an event, including the additional attention required of management and employees on issues related to the Asset Sale Transaction and away from DropCar’s day-to-day business.
○	Monetary and Opportunity Costs. The significant costs involved in connection with completing the Asset Sale Transaction, the substantial management time and effort required to complete the Asset Sale Transaction, and the related disruption to DropCar’s operations.
○	Effects of Transaction Announcement. The risks and contingencies related to the announcement and pendency of the Asset Sale Transaction, including the impact of the transaction on and the disruption to relationships with DropCar’s business partners.
○	Closing Conditions. The fact that the consummation of the Asset Sale Transaction is subject to the satisfaction of certain closing conditions that are not within DropCar’s control, including (i) the consummation of the merger and (ii) the receipt of the approval of DropCar’s stockholders.
○	Interim Restrictions on Business Pending the Consummation of the Asset Transaction. The fact that the Asset Purchase Agreement contains restrictions on the conduct of DropCar’s business, including generally requiring DropCar to conduct the business in the ordinary course.
○	Potential Impact on Stock Price if the Asset Purchase Agreement is Terminated. The market price of DropCar’s common stock could be affected by many factors, including: (i) if the Asset Purchase Agreement is terminated, the reason or reasons for such termination and whether such termination resulted from factors adversely affecting DropCar and (ii) the possible sale of common stock by investors following an announcement that the Asset Purchase Agreement was terminated.

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The foregoing discussion of the information and factors considered by the DropCar Board of Directors is not intended to be exhaustive, but rather includes the principal material information, factors and analyses considered by the DropCar Board of Directors in reaching its conclusions and recommendation in relation to the Asset Purchase Agreement and the Asset Sale Transaction. The DropCar Board of Directors evaluated the various factors listed above in light of their knowledge of the business, financial condition and prospects of DropCar as well as the business to be sold, in consultation with DropCar’s senior management and legal and financial advisors. The DropCar Board of Directors did not provide a specific assessment of, quantify or otherwise assign any relative weights to, the factors considered in determining its recommendation. Instead, the DropCar Board of Directors conducted an overall analysis of the factors and reasons described above and determined in its business judgment that, in the aggregate, the potential benefits of the Asset Sale Transaction to the stockholders of DropCar outweighed the risks or potential negative consequences. Individual members of the DropCar Board of Directors may have given different weight to different factors. In addition, in arriving at its recommendation, the members of the DropCar Board of Directors were aware of the interests of certain officers and directors of DropCar as described in “The Asset Sale Proposal — Interests of Certain Persons in the Asset Sale Transaction” beginning on page 121 of this joint proxy and consent solicitation statement/prospectus.

Use of Net Proceeds from the Asset Sale Transaction

DropCar will not receive cash proceeds in connection with the Asset Sale Transaction. The purchase price in connection with the Asset Sale Transaction consists of the cancellation of certain employment liabilities and the assumption by DC Partners of other liabilities relating to workers’ compensation claims and other claims arising out of certain assigned contracts.

Interests of Certain Persons in the Asset Sale Transaction

In considering the recommendation of the DropCar Board of Directors to vote to approve the Asset Purchase Agreement, DropCar’s stockholders should be aware that each of Spencer Richardson, DropCar’s Chief Executive Officer, and David Newman, DropCar’s Chief Business Development Officer, has a financial interest in the consummation of the Asset Sale Transaction that may be in addition to, or different from, the interests of DropCar’s stockholders generally. The DropCar Board of Directors was aware of and considered this interest, among other matters, in evaluating and negotiating the sale transaction and in recommending to DropCar’s stockholders that they approve the Asset Purchase Agreement. DropCar’s stockholders should take these interests into account in deciding whether to vote “FOR” the Asset Sale Proposal.

Each of Mr. Richardson and Mr. Newman is a party to the Asset Purchase Agreement. Mr. Richardson has served as DropCar’s Chief Executive Officer and as a member of its board of directors since the 2018 Merger. Mr. Newman has served as DropCar’s Chief Business Development Officer and as a member of its board of directors since the 2018 Merger. DC Partners is a New York limited liability company managed by Spencer Richardson and David Newman.

Pursuant to the Asset Purchase Agreement, DropCar has agreed to sell, and DC Partners has agreed to purchase, substantially all of the assets and certain specified liabilities of the DropCar business prior to the merger, for a purchase price consisting of (i) the cancellation of any liabilities pursuant to those certain employment agreements (the “Employment Agreements”) by and between DropCar Operating and each of Mr. Richardson and Mr. Newman, respectively (except as otherwise set forth in (x) a Termination and Release Agreement to be entered into between DropCar and each of Mr. Richardson and Mr. Newman and/or (y) Section 3(h) of the Employment Agreements, which relates to indemnification with respect to services as a director of DropCar) and (ii) the assumption of all liabilities or obligations of DropCar (x) relating to or arising out of workers’ compensation claims of any employee which relate to events occurring prior to the closing of the Asset Sale Transaction and (y) arising under or relating to the assigned contracts pursuant to the Asset Purchase Agreement.

Contemporaneously with the execution of the Asset Purchase Agreement, DropCar Operating agreed with each of Spencer Richardson and David Newman to a form of termination and release agreement to be entered into at closing by and between DropCar and each of Mr. Richardson and Mr. Newman. Pursuant to the terms of the termination and release agreements, each of Mr. Richardson and Mr. Newman will agree to resign their employment with DropCar Operating without good reason. The termination and release agreements also provide for the mutual release of claims by DropCar and each of Mr. Richardson and Mr. Newman.

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Nature of DropCar’s Business Following the Asset Sale Transaction

Upon the consummation of the Asset Sale Transaction, which will occur immediately following the consummation of the merger, DropCar’s business will focus on designing and manufacturing compact, sustainable electric vehicles for closed campus mobility, urban and community transport, local on-demand and last mile delivery, and government use.

Effects on DropCar’s Business if the Asset Sale Transaction is Not Consummated

If the Asset Sale Transaction is not consummated, DropCar will likely be unable to complete the merger, as the completion of the Asset Sale Transaction is a closing condition to the merger. In the case of such an event, DropCar will continue to consider and evaluate other strategic opportunities. In such a circumstance, there can be no assurances that DropCar’s continued operation or any alternative strategic opportunities will result in the same or greater value to DropCar’s stockholders as the proposed Asset Sale Transaction and merger.

Stockholder Approval of the Asset Sale Proposal

The Asset Sale Transaction is subject to certain closing conditions including, among others, the affirmative vote of the holders of a majority of the outstanding shares of capital stock of DropCar entitled to vote on the approval of the Asset Sale Proposal.

No Changes to the Rights of Stockholders

There will be no change in the rights of DropCar’s stockholders as a result of the Asset Sale Transaction.

Appraisal Rights in Respect of the Sale Transaction

No appraisal or dissenters’ rights are available to DropCar stockholders under Delaware law or the DropCar Charter or DropCar Bylaws in connection with the actions contemplated by the Asset Sale Proposal.

Anticipated Accounting Treatment of the Asset Sale Transaction

Following the consummation of the Asset Sale Transaction, the related account balances for the assets sold and liabilities assumed by DC Partners pursuant to the Asset Purchase Agreement will be removed from DropCar’s books and a gain or loss on the sale would be recorded as the difference between the net purchase price received and the net book value of the assets sold and liabilities assumed by DC Partners.

THE DROPCAR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ASSET SALE PROPOSAL.

A FAILURE TO VOTE, ABSTENTION OR BROKER NON-VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ASSET SALE PROPOSAL.

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DROPCAR PROPOSAL 4 — APPROVAL OF DROPCAR PREFERRED CONVERSION PROPOSAL

Overview

In connection with the Merger Agreement, DropCar agreed to seek the approval of its stockholders to provide for the automatic conversion of its outstanding Series H-4 Convertible Preferred Stock (the “Series H-4 Stock”) into DropCar common stock with the recommendation of the DropCar Board of Directors that such proposal be approved.

On December 20, 2019, DropCar filed with the State of Delaware a certificate of amendment (the “Series H-4 Amendment”) to the Certificate of Designations, Preferences and Rights of Series H-4 Convertible Preferred Stock to reduce the conversion price to $0.50 per share and provide for the automatic conversion of the Series H-4 Convertible Preferred Stock into shares of DropCar common stock, subject to the approval of DropCar’s stockholders in accordance with applicable law and the rules and regulations of the Nasdaq Stock Market. If DropCar obtains stockholder approval of this Proposal 4, DropCar intends to refile the Series H-4 Amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware to reflect that stockholder approval was obtained and to provide for the effectiveness of the Series H-4 Amendment. The Series H-4 Amendment was approved by DropCar Board of Directors. A copy of the Series H-4 Amendment is attached as Annex C to this joint proxy and consent solicitation statement/prospectus.

The reduction of the conversion price to $0.50 per share will result in the issuance of additional shares of DropCar common stock. If DropCar obtains stockholder approval of this Proposal 4, the exercise price of the Series H-4 Stock will be reduced to $0.50 per share and such shares will convert automatically into shares of DropCar common stock. Adoption of the DropCar Preferred Conversion Proposal is conditioned upon the approval of the DropCar Share Issuance Proposal.

Reasons for the DropCar Preferred Conversion Proposal

The conversion of all shares of Series H-4 Stock into DropCar common stock is a closing condition to the consummation of the merger. The DropCar Board of Directors believes that the consummation of the merger and the transactions contemplated thereby is in the best interest of DropCar and its stockholders. The DropCar Board of Directors recommends that this proposal be approved.

Effect of Issuance of Securities

The potential issuance of an additional 2,368,188 shares of DropCar common stock issuable upon the reduction of the conversion price of the Series H-4 Stock to $0.50 per share would result in an increase in the number of shares of common stock outstanding, and DropCar’s stockholders will incur dilution of their percentage ownership upon the automatic conversion of the Series H-4 Stock into DropCar common stock.

Proposal to Approve Financing Transaction

Nasdaq Listing Rule 5635(d) generally requires DropCar to obtain stockholder approval prior to issuing more than 20% of its outstanding shares of common stock in connection with a transaction other than a public offering involving (i) the sale, issuance or potential issuance by DropCar of its common stock (or securities convertible into or exercisable for its common stock) at a price less than the lesser of  (x) the closing price of its common stock immediately preceding execution of the binding agreements and (y) the average closing price of its common stock for the five trading days immediately preceding execution of the binding agreements, which equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance; or (ii) the sale, issuance or potential issuance by DropCar of its common stock (or securities convertible into or exercisable for its Common Stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the lesser of  (x) the closing price of its common stock immediately preceding execution of the binding agreements and (y) the average closing price of its common stock for the five trading days immediately preceding execution of the binding agreements. DropCar is seeking the approval of its stockholders pursuant to Nasdaq Listing Rule 5635(d) with respect to issuances involving the Series H-4 Amendment.

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In the case of the Series H-4 Amendment, the 20% threshold is determined based on the shares of DropCar’s common stock outstanding immediately preceding the effectiveness of the Series H-4 Amendment. As of December 19, 2019, DropCar was permitted to issue up to 811,695 shares of its common stock without obtaining stockholder approval under Nasdaq Listing Rule 5635(d). Therefore, DropCar is seeking stockholder approval under this proposal to issue more than 20% of its outstanding shares of common stock, if necessary, to the holders of its Series H-4 Stock. The issuance will result in a significant increase in the number of shares of DropCar common stock outstanding, and, as a result, DropCar’s current stockholders will own a smaller percentage of its outstanding shares of common stock and a significant reduction in the percentage interests of DropCar’s current stockholders in the voting power, any liquidation value, DropCar book and market value, and in any future earnings. Further, the issuance of DropCar common stock issued to holders in connection with the Series H-4 Amendment could cause the market price of DropCar’s common stock to decline.

In addition to meeting the requirements of Nasdaq Listing Rule 5635(d), DropCar is seeking the approval of its stockholders to amend the amended and restated DropCar Charter to provide for a reduction in the conversion price and automatic conversion of the Series H-4 Stock, as required by Section 242 of the General Corporation Law of the State of Delaware.

Consequences of Not Approving this Proposal

The DropCar Board of Directors has determined that it is advisable and in the best interest of DropCar and its stockholders to enter into the Merger Agreement and has authorized and approved the terms of the Merger Agreement and the transactions contemplated thereby. If DropCar’s stockholders do not approve this proposal, DropCar may not be able to consummate the merger.

Vote Required and DropCar Board of Directors’ Recommendation

Nasdaq Listing Rule 5635(d) generally requires DropCar to obtain stockholder approval prior to issuing more than 20% of its outstanding shares of Common Stock in connection with a transaction other than a public offering. In addition, Section 242 the General Corporation Law of the State of Delaware generally requires DropCar to obtain stockholder approval prior to amending the DropCar Charter.

The approval of the DropCar Preferred Conversion Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of capital stock of DropCar entitled to vote on the approval of the DropCar Preferred Conversion Proposal.

THE DROPCAR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DROPCAR PREFERRED CONVERSION PROPOSAL.

A FAILURE TO VOTE, ABSTENTION OR BROKER NON-VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PREFERRED CONVERSION PROPOSAL.

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DROPCAR PROPOSAL 5 — APPROVAL OF A&R CHARTER PROPOSAL

Description of Amendments

The A&R Charter Proposal will only be presented to the special meeting of DropCar if the DropCar Share Issuance Proposal is approved. Holders of DropCar capital stock are being asked to approve the adoption of amendments to the DropCar Charter, which are referred to as the A&R Charter Proposal, if the DropCar Share Issuance Proposal is approved. The amended and restated DropCar Charter is included as Annex B to this joint consent solicitation statement/prospectus. If the A&R Charter Proposal is approved and the DropCar Share Issuance Proposal is approved but the Merger Agreement is terminated prior to the closing, the DropCar Board of Directors will abandon its amended and restated certificate of incorporation without further action by DropCar stockholders.

Holders of DropCar capital stock should read the A&R Charter in its entirety. The key amendments included in the A&R Charter are as follows:

●	the name of the company will be “AYRO, Inc.”;
●	the address of DropCar’s registered office in the State of Delaware will be Corporation Trust Center, 1209 St., Wilmington, New Castle County, Delaware 19801;
●	the number of authorized shares of AYRO preferred stock will be increased from 5,000,000 shares to 20,000,000 shares;
●	any amendment of clauses addressing indemnification of directors and officers does not eliminate or reduce the effect of the indemnification in respect of any matter occurring, or any proceeding accruing or arising or that, but for the indemnification provisions, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision;
●	removal of certain provisions under Article IV providing for previously effectuated stock splits which have already been effectuated;
●	removal of Article V, which addresses, among other things, preferences, limitations, and the relative rights of capital stock, including removing clauses that address the following:

○	all shares of common stock shall share equally in dividends;
○	all shares of common stock shall share equally in distributions in partial liquidation;
○	the prohibition of preemptive or preferential rights of holders of shares of capital stock and discretion of the board to amend such;

●	replacement of Article VII with a simplified article, which authorizes the board of directors to set the number of directors in accordance with the DropCar Bylaws;
●	removal of Article VIII, which states that officers are prescribed as set forth in the DropCar Bylaws;
●	the removal of Article XII, which restricts certain transactions with directors and other interested parties; and
●	simplification and consolidation of various clauses, which substantially provide the same rights, procedures, policies and restrictions regarding, among other things, meetings of stockholders, stockholder voting rights, prohibition on cumulative voting, and powers granted to the board of directors.

Pursuant to the Merger Agreement, approval by the holders of DropCar capital stock of the A&R Charter Proposal is a condition to the closing of the merger. Accordingly, if the A&R Charter Proposal is not approved, the merger will not be completed unless such condition has been waived.

The members of the DropCar Board of Directors approved the Merger Agreement and the contemplated transactions, including the adoption of amendments to the DropCar Charter, as further described in the sections entitled “The Merger” and “The Merger Agreement.”

Vote Required

The affirmative vote of the holders of a majority of the outstanding shares of DropCar capital stock entitled to vote on such proposal is required to approve the proposal.

THE DROPCAR BOARD OF DIRECTORS RECOMMENDS THAT DROPCAR STOCKHOLDERS VOTE “FOR” THE A&R CHARTER PROPOSAL.

A FAILURE TO VOTE, ABSTENTION OR BROKER NON-VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST the A&R Charter proposal.

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DROPCAR PROPOSAL 6 — APPROVAL OF THE INCENTIVE PLAN

PROPOSAL TO APPROVE THE 2020 LONG-TERM EQUITY INCENTIVE PLAN

The Incentive Plan Proposal will only be presented to the special meeting of DropCar if the DropCar Share Issuance Proposal is approved. The DropCar Board of Directors is seeking stockholder approval of the 2020 Long-Term Equity Incentive Plan (the “Plan”), which was adopted by the DropCar Board of Directors on April 21, 2020, subject to the approval of the DropCar Share Issuance Proposal by the DropCar stockholders. The Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other awards, which may be granted singly, in combination, or in tandem, and which may be paid in cash or shares of DropCar common stock. DropCar believes that operation of the Plan is important in attracting and retaining the services of key employees, key contractors, and outside directors of DropCar and its subsidiaries in a competitive labor market, which is essential to DropCar’s long-term growth and success. It is the judgment of the DropCar Board of Directors that the Plan is in the best interests of DropCar and its stockholders.

The DropCar Board of Directors recommends that the stockholders vote “FOR” the approval of the Plan.

A copy of the Plan is included as Annex J to this joint proxy and consent solicitation statement/prospectus. Below is a summary of certain key provisions of the Plan, which are qualified in their entirety by reference to the full text of the Plan.

Description of the Plan

Purpose. The purpose of the Plan is to enable DropCar to remain competitive and innovative in its ability to attract and retain the services of key employees, key contractors, and non-employee directors of the company or any of its subsidiaries. The Plan provides for the granting of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights, and other awards, which may be granted singly, in combination, or in tandem, and which may be paid in cash or shares of DropCar common stock. The Plan is expected to provide flexibility to DropCar’s compensation methods in order to adapt the compensation of DropCar’s key employees, key contractors, and non-employee directors to a changing business environment, after giving due consideration to competitive conditions and the impact of applicable tax laws.

Effective Date and Expiration. The Plan was approved by the DropCar Board of Directors on April 21, 2020 (the “Effective Date”), subject to the Plan’s approval by DropCar stockholders. The Plan will terminate on the tenth anniversary of the Effective Date, unless sooner terminated by the DropCar Board of Directors. No award may be made under the Plan after its termination date, but awards made prior to the termination date may extend beyond that date in accordance with their terms.

Share Authorization. Subject to certain adjustments, the number of shares of DropCar common stock that are reserved for issuance pursuant to awards under the Plan is 11,448,253 shares, 100% of which may be delivered as incentive stock options. Shares to be issued may be made available from authorized but unissued shares of DropCar common stock, shares held by DropCar in its treasury, or shares purchased by DropCar on the open market or otherwise. During the term of the Plan, DropCar will at all times reserve and keep enough shares available to satisfy the requirements of the Plan. If an award under the Plan is cancelled, forfeited, or expires, in whole or in part, the shares subject to such forfeited, expired, or cancelled award may again be awarded under the Plan. In the event that previously acquired shares are delivered to DropCar in full or partial payment of the option price upon the exercise of a stock option or other award granted under the Plan, the number of shares available for future awards under the Plan shall be reduced only by the net number of shares issued upon the exercise of the stock option or settlement of an award. Awards that may be satisfied either by the issuance of common stock or by cash or other consideration shall be counted against the maximum number of shares that may be issued under the Plan only during the period that the award is outstanding or to the extent the award is ultimately satisfied by the issuance of shares. An award will not reduce the number of shares that may be issued pursuant to the Plan if the settlement of the award will not require the issuance of shares, as, for example, a stock appreciation right that can be satisfied only by the payment of cash. Only shares forfeited back to DropCar; shares cancelled on account of termination, expiration, or lapse of an award; shares surrendered in payment of the option price of an option; or shares withheld for payment of applicable employment taxes and/or withholding obligations resulting from the exercise of a stock option shall again be available for grant as incentive stock options under the Plan, but shall not increase the maximum number of shares described above as the maximum number of shares that may be delivered pursuant to incentive stock options.

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Administration. The Plan shall be administered by the DropCar Board of Directors or such committee of the board as it designated by it to administer the Plan (the “Committee”). At any time that there is no Committee to administer the Plan, any reference to the Committee is a reference to the DropCar Board of Directors. The Committee will determine the persons to whom awards are to be made; determine the type, size, and terms of awards; interpret the Plan; establish and revise rules and regulations relating to the Plan; establish performance goals for awards and certify the extent of their achievement; and make any other determinations that it believes are necessary for the administration of the Plan. The Committee may delegate certain of its duties to one or more of DropCar’s officers as provided in the Plan.

Eligibility. Employees (including any employee who is also a director or an officer), contractors, and non-employee directors of the Company or any of DropCar’s subsidiaries, whose judgment, initiative, and efforts contributed to or may be expected to contribute to DropCar’s successful performance, are eligible to participate in the Plan. As of the record date, DropCar had 4 employees, 1 contractor, and 5 non-employee directors who would be eligible for awards under the Plan.

Stock Options. The Committee may grant either incentive stock options (“ISOs”) qualifying under Section 422 of the Code, or nonqualified stock options, provided that only employees of DropCar and its subsidiaries (excluding subsidiaries that are not corporations) are eligible to receive ISOs. Stock options may not be granted with an option price less than 100% of the fair market value of a share of common stock on the date the stock option is granted. If an ISO is granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of DropCar stock (or of any parent or subsidiary), the option price shall be at least 110% of the fair market value of a share of common stock on the date of grant. The Committee will determine the terms of each stock option at the time of grant, including, without limitation, the methods by or forms in which shares will be delivered to participants or registered in their names. The maximum term of each option, the times at which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment or service generally are fixed by the Committee, except that the Committee may not grant stock options with a term exceeding ten (10) years or, in the case of an ISO granted to an employee who owns or is deemed to own more than 10% of the combined voting power of all classes of DropCar stock (or of any parent or subsidiary), a term exceeding five (5) years.

Recipients of stock options may pay the option price (i) in cash, check, bank draft, or money order payable to the order of DropCar; (ii) by delivering to DropCar shares of common stock (included restricted stock) already owned by the participant having a fair market value equal to the aggregate option price and that the participant has not acquired from DropCar within six months prior to the exercise date; (iii) by delivering to DropCar or its designated agent an executed irrevocable option exercise form, together with irrevocable instructions from the participant to a broker or dealer, reasonably acceptable to DropCar, to sell certain of the shares purchased upon the exercise of the option or to pledge such shares to the broker as collateral for a loan from the broker and to deliver to DropCar the amount of sale or loan proceeds necessary to pay the purchase price; (iv) by requesting DropCar to withhold the number of shares otherwise deliverable upon exercise of the stock option by the number of shares having an aggregate fair market value equal to the aggregate option price at the time of exercise (i.e., a cashless net exercise); and (v) by any other form of valid consideration that is acceptable to the Committee in its sole discretion.

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Stock Appreciation Rights. The Committee is authorized to grant stock appreciation rights (“SARs”) as a stand-alone award, or freestanding SARs, or in conjunction with options granted under the Plan, or tandem SARs. SARs entitle a participant to receive an amount equal to the excess of the fair market value of a share of common stock on the date of exercise over the fair market value of a share of DropCar common stock on the date of grant. The grant price of a SAR cannot be less than 100% of the fair market value of a share of DropCar common stock on the date of grant. The Committee will determine the terms of each SAR at the time of the grant, including, without limitation, the methods by or forms in which shares will be delivered to participants or registered in their names. The maximum term of each SAR, the times at which each SAR will be exercisable, and provisions requiring forfeiture of unexercised SARs at or following termination of employment or service generally are fixed by the Committee, except that no freestanding SAR may have a term exceeding ten (10) years and no tandem SAR may have a term exceeding the term of the option granted in conjunction with the tandem SAR. Distributions to the recipient may be made in common stock, cash, or a combination of both as determined by the Committee.

Restricted Stock and Restricted Stock Units. The Committee is authorized to grant restricted stock and restricted stock units. Restricted stock consists of shares of DropCar common stock that may not be sold, assigned, transferred, pledged, hypothecated, encumbered, or otherwise disposed of, and that may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period as specified by the Committee. Restricted stock units are the right to receive shares of common stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the Committee, which include a substantial risk of forfeiture and restrictions on their sale or other transfer by the participant. The Committee determines the eligible participants to whom, and the time or times at which, grants of restricted stock or restricted stock units will be made; the number of shares or units to be granted; the price to be paid, if any; the time or times within which the shares covered by such grants will be subject to forfeiture; the time or times at which the restrictions will terminate; and all other terms and conditions of the grants. Restrictions or conditions could include, but are not limited to, the attainment of performance goals (as described below), continuous service with DropCar, the passage of time, or other restrictions or conditions. Except as otherwise provided in the Plan or the applicable award agreement, a participant shall have, with respect to shares of restricted stock, all of the rights of a stockholder of DropCar holding the class of common stock that is the subject of the restricted stock, including, if applicable, the right to vote the common stock and the right to receive any dividends thereon.

Dividend Equivalent Rights. The Committee is authorized to grant a dividend equivalent right to any participant, either as a component of another award or as a separate award, conferring on the participant the right to receive credits based on the cash dividends that would have been paid on the shares of common stock specified in the award as if such shares were held by the participant. The terms and conditions of the dividend equivalent right shall be specified in the grant. Dividend equivalents credited to the holder of a dividend equivalent right may be paid currently or may be deemed to be reinvested in additional shares. Any such reinvestment shall be at the fair market value at the time thereof. A dividend equivalent right may be settled in cash, shares, or a combination thereof.

Performance Awards. The Committee may grant performance awards payable at the end of a specified performance period in cash, shares of common stock, units, or other rights based upon, payable in, or otherwise related to DropCar common stock. Payment will be contingent upon achieving pre-established performance goals (as discussed below) by the end of the applicable performance period. The Committee will determine the length of the performance period, the maximum payment value of an award, and the minimum performance goals required before payment will be made, so long as such provisions are not inconsistent with the terms of the Plan, and to the extent an award is subject to Section 409A of the Code, are in compliance with the applicable requirements of Section 409A of the Code and any applicable regulations or guidance. In certain circumstances, the Committee may, in its discretion, determine that the amount payable with respect to certain performance awards will be reduced from the maximum amount of any potential awards. If the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in DropCar’s business, operations, corporate structure, or for other reasons that the Committee deems satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

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Performance Goals. Awards of restricted stock, restricted stock units, performance awards, and other awards under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria which shall consist of one or more or any combination of the following criteria (“Performance Criteria”): cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality, or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational, or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings, or similar extraordinary business transactions; sales growth; price of the shares; return on assets, equity, or stockholders’ equity; market share; inventory levels, inventory turn or shrinkage; or total return to stockholders. Any Performance Criteria may be used to measure DropCar’s performance as a whole or of any of DropCar’s business units and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) events that are of an unusual nature or indicate infrequency of occurrence, (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting regulations or laws; (iv) the effect of a merger or acquisition, as identified in DropCar’s quarterly and annual earnings releases; or (v) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with DropCar’s financial statements, under GAAP, or under a methodology established by the Committee prior to the issuance of an award, which is consistently applied and identified in DropCar’s audited financial statements, including in footnotes, or the Compensation Discussion and Analysis section of DropCar’s annual report.

Other Awards. The Committee may grant other forms of awards, based upon, payable in, or that otherwise relate to, in whole or in part, shares of DropCar common stock, if the Committee determines that such other form of award is consistent with the purpose and restrictions of the Plan. The terms and conditions of such other form of award shall be specified in the grant. Such other awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified in the grant.

Vesting, Forfeiture and Recoupment, Assignment. The Committee, in its sole discretion, may determine that an award will be immediately vested, in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its date of grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan. If the Committee imposes conditions upon vesting, then, subsequent to the date of grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the award may be vested.

The Committee may impose on any award at the time of grant or thereafter, such additional terms and conditions as the Committee determines, including terms requiring forfeiture of awards in the event of a participant’s termination of service. The Committee will specify the circumstances on which performance awards may be forfeited in the event of a termination of service by a participant prior to the end of a performance period or settlement of awards. Except as otherwise determined by the Committee, restricted stock will be forfeited upon a participant’s termination of service during the applicable restriction period. In addition, DropCar may recoup all or any portion of any shares or cash paid to a participant in connection with any award in the event of a restatement of DropCar’s financial statements as set forth in DropCar’s clawback policy, if any, as such policy may be approved or modified by the DropCar Board of Directors from time to time.

Awards granted under the Plan generally are not assignable or transferable except by will or by the laws of descent and distribution, except that the Committee may, in its discretion and pursuant to the terms of an award agreement, permit transfers of nonqualified stock options or SARs to (i) the spouse (or former spouse), children, or grandchildren of the participant (“Immediate Family Members”); (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members; (iii) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by the participant and/or his or her Immediate Family Members; (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision; or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the applicable award agreement pursuant to which such nonqualified stock options or SARs are granted must be approved by the Committee and must expressly provide for such transferability, and (z) subsequent transfers of transferred nonqualified stock options or SARs shall be prohibited except those by will or the laws of descent and distribution.

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Adjustments Upon Changes in Capitalization. In the event that any dividend or other distribution (whether in the form of cash, shares of our common stock, other securities or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of shares of common stock or other securities of DropCar, issuance of warrants or other rights to purchase shares of common stock or other securities of DropCar, or other similar corporate transaction or event affects the fair value of an award, then the Committee shall adjust any or all of the following so that the fair value of the award immediately after the transaction or event is equal to the fair value of the award immediately prior to the transaction or event: (i) the number of shares and type of common stock (or the securities or property) which thereafter may be made the subject of awards; (ii) the number of shares and type of common stock (or other securities or property) subject to outstanding awards; (iii) the number of shares and type of common stock (or other securities or property) specified as the annual per-participant limitation under the Plan; (iv) the option price of each outstanding stock option; (v) the amount, if any, DropCar pays for forfeited shares in accordance with the terms of the Plan; and (vi) the number of or exercise price of shares then subject to outstanding SARs previously granted and unexercised under the Plan, to the end that the same proportion of DropCar’s issued and outstanding shares of common stock in each instance shall remain subject to exercise at the same aggregate exercise price; provided, however, that the number of shares of common stock (or other securities or property) subject to any award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any stock option to violate Section 422 of the Code or Section 409A of the Code. All such adjustments must be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which DropCar is subject.

Amendment or Discontinuance of the Plan. The DropCar Board of Directors may, at any time and from time to time, without the consent of participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that (i) no amendment that requires stockholder approval in order for the Plan and any awards under the Plan to continue to comply with Sections 421 and 422 of the Code (including any successors to such sections or other applicable law) or any applicable requirements of any securities exchange or inter-dealer quotation system on which DropCar stock is listed or traded, shall be effective unless such amendment is approved by the requisite vote of DropCar stockholders entitled to vote on the amendment; and (ii) unless required by law, no action by the DropCar Board of Directors regarding amendment or discontinuance of the Plan may adversely affect any rights of any participants or obligations of DropCar to any participants with respect to any outstanding awards under the Plan without the consent of the affected participant.

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences relating to the transactions described under the Plan as set forth below. This summary does not purport to address all aspects of federal income taxation and does not describe any potential state, local, or foreign tax consequences. This discussion is based upon provisions of the Code and the Treasury Regulations issued thereunder, and judicial and administrative interpretations under the Code and Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

Law Affecting Deferred Compensation. In 2004, Section 409A was added to the Code to regulate all types of deferred compensation. If the requirements of Section 409A of the Code are not satisfied, deferred compensation and earnings thereon will be subject to tax as it vests, plus an interest charge at the then current underpayment rate plus 1% and a 20% penalty tax. Certain performance awards, stock options, SARs, restricted stock units, and certain types of restricted stock are subject to Section 409A of the Code.

Incentive Stock Options. A participant will not recognize income at the time an ISO is granted. When a participant exercises an ISO, a participant also generally will not be required to recognize income (either as ordinary income or capital gain). However, to the extent that the fair market value (determined as of the date of grant) of the shares with respect to which the participant’s ISOs are exercisable for the first time during any year exceeds $100,000, the ISOs for the shares over $100,000 will be treated as nonqualified stock options, and not ISOs, for federal tax purposes, and the participant will recognize income as if the ISOs were nonqualified stock options. In addition to the foregoing, if the fair market value of the shares received upon exercise of an ISO exceeds the exercise price, then the excess may be deemed a tax preference adjustment for purposes of the federal alternative minimum tax calculation. The federal alternative minimum tax may produce significant tax repercussions depending upon the participant’s particular tax status.

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The tax treatment of any shares acquired by exercise of an ISO will depend upon whether the participant disposes of his or her shares prior to the later of: (i) two years after the date the ISO was granted or (ii) one year after the shares were transferred to the participant (referred to as the “Holding Period”). If a participant disposes of shares acquired by exercise of an ISO after the expiration of the Holding Period, any amount received in excess of the participant’s tax basis for such shares will be treated as a short-term or long-term capital gain, depending upon how long the participant has held the shares. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as a short-term or long-term capital loss, depending upon how long the participant has held the shares. If the participant disposes of shares acquired by exercise of an ISO prior to the expiration of the Holding Period, the disposition will be considered a “disqualifying disposition.” If the amount received for the shares is greater than the fair market value of the shares on the exercise date, then the difference between the ISO’s exercise price and the fair market value of the shares at the time of exercise will be treated as ordinary income for the tax year in which the “disqualifying disposition” occurs. The participant’s basis in the shares will be increased by an amount equal to the amount treated as ordinary income due to such “disqualifying disposition.” In addition, the amount received in such “disqualifying disposition” over the participant’s increased basis in the shares will be treated as capital gain. However, if the price received for shares acquired by exercise of an ISO is less than the fair market value of the shares on the exercise date and the disposition is a transaction in which the participant sustains a loss which otherwise would be recognizable under the Code, then the amount of ordinary income that the participant will recognize is the excess, if any, of the amount realized on the “disqualifying disposition” over the basis of the shares.

Nonqualified Stock Options. A participant generally will not recognize income at the time a nonqualified stock option is granted. When a participant exercises a nonqualified stock option, the difference between the option price and any higher market value of the shares of common stock on the date of exercise will be treated as compensation taxable as ordinary income to the participant. The participant’s tax basis for the shares acquired under a nonqualified stock option will be equal to the option price paid for such shares, plus any amounts included in the participant’s income as compensation. When a participant disposes of shares acquired by exercise of a nonqualified stock option, any amount received in excess of the participant’s tax basis for such shares will be treated as short-term or long-term capital gain, depending upon how long the participant has held the shares. If the amount received is less than the participant’s tax basis for such shares, the loss will be treated as a short-term or long-term capital loss, depending upon how long the participant has held the shares.

Special Rule if Option Price is Paid for in Shares. If a participant pays the option price of a nonqualified stock option with previously-owned shares of DropCar common stock and the transaction is not a disqualifying disposition of shares previously acquired under an ISO, the shares received equal to the number of shares surrendered are treated as having been received in a tax-free exchange. The participant’s tax basis and holding period for these shares received will be equal to the participant’s tax basis and holding period for the shares surrendered. The shares received in excess of the number of shares surrendered will be treated as compensation taxable as ordinary income to the participant to the extent of their fair market value. The participant’s tax basis in these shares will be equal to their fair market value on the date of exercise, and the participant’s holding period for such shares will begin on the date of exercise.

If the use of previously acquired shares to pay the exercise price of a nonqualified stock option constitutes a disqualifying disposition of shares previously acquired under an ISO, the participant will have ordinary income as a result of the disqualifying disposition in an amount equal to the excess of the fair market value of the shares surrendered, determined at the time such shares were originally acquired on exercise of the ISO, over the aggregate option price paid for such shares. As discussed above, a disqualifying disposition of shares previously acquired under an ISO occurs when the participant disposes of such shares before the end of the Holding Period. The other tax results from paying the exercise price with previously-owned shares are as described above, except that the participant’s tax basis in the shares that are treated as having been received in a tax-free exchange will be increased by the amount of ordinary income recognized by the participant as a result of the disqualifying disposition.

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Restricted Stock. A participant who receives restricted stock generally will recognize as ordinary income the excess, if any, of the fair market value of the shares granted as restricted stock at such time as the shares are no longer subject to forfeiture or restrictions, over the amount paid, if any, by the participant for such shares. However, a participant who receives restricted stock may make an election under Section 83(b) of the Code within 30 days of the date of transfer of the shares to recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the restrictions on such shares) over the purchase price, if any, for such shares. If a participant does not make an election under Section 83(b) of the Code, then the participant will recognize as ordinary income any dividends received with respect to such shares. At the time of sale of such shares, any gain or loss realized by the participant will be treated as either short-term or long-term capital gain (or loss) depending upon how long the participant has held the shares. For purposes of determining any gain or loss realized, the participant’s tax basis will be the amount previously taxable as ordinary income, plus the purchase price paid by the participant, if any, for such shares.

Stock Appreciation Rights. Generally, a participant who receives a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted, provided that the SAR is exempt from or complies with Section 409A of the Code. If an employee receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the recipient at the time it is received. If a recipient receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the grant price, if any, will be taxed as ordinary income to the employee at the time it is received.

Other Awards. In the case of an award of restricted stock units, performance awards, dividend equivalent rights, or other stock or cash awards, the recipient will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery, provided that the award is exempt from or complies with Section 409A of the Code. In that taxable year, DropCar will receive a federal income tax deduction in an amount equal to the ordinary income which the participant has recognized.

Federal Tax Withholding. Any ordinary income realized by a participant upon the granting, vesting, exercise or conversion of an award under the Plan, as applicable, is subject to withholding of federal, state, and local income tax and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. To satisfy DropCar’s federal income tax withholding requirements, DropCar will have the right to require, as a condition to delivery of any certificate for shares of common stock or the registration of the shares in the participant’s name, that the participant remit to DropCar an amount sufficient to satisfy the withholding requirements. Alternatively, DropCar may withhold a portion of the shares (valued at fair market value) that otherwise would be issued to the participant to satisfy all or part of the withholding tax obligations or may, if DropCar consents, accept delivery of shares (that the participant has not acquired from DropCar within six months prior to the date of exercise) with an aggregate fair market value that equals or exceeds the required tax withholding payment. Withholding does not represent an increase in the participant’s total income tax obligation, since it is fully credited toward his or her tax liability for the year. Additionally, withholding does not affect the participant’s tax basis in the shares. Compensation income realized and tax withheld will be reflected on Forms W-2 supplied by the DropCar to employees no later than January 31 of the succeeding year. Deferred compensation that is subject to Section 409A of the Code will be subject to certain federal income tax withholding and reporting requirements.

Tax Consequences to DropCar. To the extent that a participant recognizes ordinary income in the circumstances described above, DropCar will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code, and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Code.

Million Dollar Deduction Limit and Other Tax Matters. DropCar may not deduct compensation of more than $1,000,000 that is paid to “covered employees” (as defined in Section 162(m) of the Code), which include (i) an individual (or, in certain circumstances, his or her beneficiaries) who, at any time during the taxable year, is either DropCar’s principal executive officer or principal financial officer; (ii) an individual who is among DropCar’s three highest compensated officers for the taxable year (other than an individual who was either DropCar’s principal executive officer or principal financial officer at any time during the taxable year); or (iii) anyone who was a covered employee for purposes of Section 162(m) of the Code for any tax year beginning on or after January 1, 2017. This limitation on deductions (x) only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities) and (z) may not apply to certain types of compensation, such as qualified performance-based compensation that is payable pursuant to a written, binding contract that was in effect as of November 2, 2017, so long as the contract is not materially modified after that date.

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If an individual’s rights under the Plan are accelerated as a result of a change in control and the individual is a “disqualified individual” under Section 280G of the Code, the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Section 280G of the Code, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income and employment taxes) payable by the individual on the value of such accelerated rights, and (ii) the loss by DropCar of a compensation deduction.

Interest of Directors and Executive Officers.

All members of the DropCar Board of Directors and all of DropCar’s executive officers are eligible for awards under the Plan and, thus, have a personal interest in the approval of the Plan.

New Plan Benefits

Except as set forth below, DropCar cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to eligible participants under the Plan because the grant of awards and the terms of such awards are to be determined in the sole discretion of the Committee at the time of grant.

The fair market value of DropCar common stock is $0.4962 per share based on the closing price of our common stock on April 23, 2020.

Pursuant to his employment agreement to be entered in connection with the closing of the merger, as soon as administratively practicable after the closing of the merger, Mr. Keller will receive an award of 4,579,301 restricted stock units (“RSUs”) targeted at 5% of the issued and outstanding shares of common stock of DropCar post-merger on a fully diluted basis, subject to the terms and conditions of the DropCar’s equity plan and form of restricted stock unit award agreement, which terms shall include, without limitation: (i) forfeiture of any unvested RSUs on Mr. Keller’s termination of employment for any reason; and (ii) vesting of the RSUs in accordance with certain 2020 AYRO performance milestones and assumptions (the successful completion of each shall be determined by DropCar in its sole discretion). In the event the performance milestones and assumptions are not achieved with respect to a tranche of RSUs, such RSUs shall be forfeited.

Vote Required

Nasdaq Listing Rule 5635(c) generally requires DropCar to obtain stockholder approval prior to establishing a stock option or purchase plan or other equity compensation arrangement pursuant to which stock may be acquired by officers, directors, employees or consultants. In addition, Section 242 the General Corporation Law of the State of Delaware generally requires DropCar to obtain stockholder approval prior to amending the DropCar Charter. For purposes of complying with Nasdaq Listing Rule 5635(c), such rule requires the affirmative vote of a majority of the votes cast, and abstentions and broker non-votes will have no effect.

In addition to meeting the requirements of Nasdaq Listing Rule 5635(c), DropCar is seeking the approval of its stockholders for tax purposes in accordance with the provisions of the DropCar Bylaws, which require the affirmative vote of the holders of a majority of the shares of capital stock of DropCar represented at the special meeting or by proxy at the DropCar special meeting entitled to vote on such proposal. For such purposes, abstentions will count as a vote against the Incentive Plan Proposal, but broker non-votes will have no effect.

THE DROPCAR BOARD OF DIRECTORS RECOMMENDS THAT DROPCAR STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

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DROPCAR PROPOSAL 7 — APPROVAL OF THE DROPCAR GOLDEN PARACHUTE COMPENSATION PROPOSAL

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, DropCar is seeking a non-binding advisory stockholder approval of the compensation of DropCar’s named executive officers that is based on or otherwise relates to the merger, as disclosed in “THE MERGER — Interests of DropCar’s Directors and Executive Officers in the Merger” beginning on page 157. The DropCar Golden Parachute Compensation Proposal gives DropCar stockholders the opportunity to express their views on the compensation DropCar’s named executive officers would receive in connection with the merger.

Accordingly, DropCar is asking its stockholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that DropCar stockholders approve, on a non-binding advisory basis, the compensation that may be paid or become payable to DropCar’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under “THE MERGER — Interests of DropCar’s Directors and Executive Officers in the Merger” of the joint proxy and consent solicitation statement/prospectus (which disclosure includes the compensation table and related narrative named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K).”

Consequences if the DropCar Golden Parachute Compensation Proposal is Not Approved

The vote on the advisory DropCar Golden Parachute Compensation Proposal is a vote separate and apart from the vote to approve the DropCar Share Issuance Proposal. Accordingly, DropCar stockholders of record may vote to approve the DropCar Share Issuance Proposal and vote not to approve the DropCar Golden Parachute Compensation Proposal, and vice versa. If the merger is completed, the merger-related compensation may be paid to DropCar’s named executive officers to the extent payable in accordance with the terms of the relevant compensation agreements and arrangements, even if DropCar stockholders fail to approve the advisory vote regarding merger-related compensation.

Vote Required for Approval

The affirmative vote of a majority of votes present at the special meeting or represented by proxy at the DropCar special meeting and entitled to vote is required to approve the DropCar Golden Parachute Compensation Proposal. A failure to vote will have no effect on the DropCar Golden Parachute Compensation Proposal.

Recommendation of the DropCar Board of Directors

THE DROPCAR BOARD OF DIRECTORS RECOMMENDS THAT DROPCAR STOCKHOLDERS VOTE “FOR” THE DROPCAR GOLDEN PARACHUTE COMPENSATION PROPOSAL.

AN ABSTENTION WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE DROPCAR GOLDEN PARACHUTE COMPENSATION PROPOSAL.

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DROPCAR PROPOSAL 8 — APPROVAL OF THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the DropCar Board of Directors to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve one or more of the proposals presented at the special meeting. In no event will the DropCar Board of Directors adjourn the special meeting without further notice, to a date that is more than 30 days after the date for which the special meeting was originally noticed or if a new record date is fixed for the adjourned meeting.

In the Adjournment Proposal, DropCar is asking its stockholders to authorize the holder of any proxy solicited by its board of directors to vote in favor of granting discretionary authority to the DropCar Board of Directors to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If DropCar’s stockholders approve the Adjournment Proposal, DropCar could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from DropCar stockholders who have previously voted.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by the DropCar stockholders, the DropCar Board of Directors may not be able to adjourn the special meeting to a later date in the event if, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the DropCar Share Issuance Proposal, the DropCar Preferred Conversion Proposal or the Asset Sale Proposal. In such event, the merger would not be completed.

Vote Required for Approval

The affirmative vote of a majority of votes present at the special meeting or represented by proxy at the DropCar special meeting and entitled to vote thereon is required to approve the Adjournment Proposal. A failure to vote will have no effect on the Adjournment Proposal.

Recommendation of the DropCar Board of Directors

THE DROPCAR BOARD OF DIRECTORS RECOMMENDS THAT DROPCAR STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

AN ABSTENTION WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ADJOURNMENT PROPOSAL.

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AYRO SOLICITATION OF WRITTEN CONSENT

AYRO Stockholder Action by Written Consent

As discussed in this joint proxy and consent solicitation statement/prospectus, AYRO’s board of directors is providing this consent solicitation and these consent solicitation materials to its stockholders and asking AYRO’s stockholders to execute and deliver the written consent furnished with this joint proxy and consent solicitation statement/prospectus to approve the merger and adopt and approve the Merger Agreement and the transactions contemplated thereby, which is referred to as the AYRO Merger Proposal, and to seek the consent of holders of AYRO preferred stock as of the record date to the conversion of AYRO preferred stock into AYRO common stock immediately prior to the consummation of the proposed merger, which is referred to as the AYRO Preferred Stock Conversion. For a summary of and detailed information regarding the AYRO Merger Proposal, see the information about the Merger Agreement throughout this joint proxy and consent solicitation statement/prospectus, including the information set forth in sections titled “THE MERGER” beginning on page 139 and “THE MERGER AGREEMENT” beginning on page 178. A copy of the Merger Agreement is attached as Annex A to this joint proxy and consent solicitation statement/prospectus and incorporated herein by reference. You are urged to read carefully this joint proxy and consent solicitation statement/prospectus and the Merger Agreement in their entirety before providing your consent on this proposal.

The Merger Agreement provides that Merger Sub, a wholly owned subsidiary of DropCar, be merged with and into AYRO. In connection with the merger, shares of AYRO common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive the merger consideration described in the Merger Agreement. In addition, the Pre-funded Warrants to purchase 1,750,000 shares of AYRO common stock, Outstanding Warrants to purchase 14,720,661 shares of AYRO common stock and AYRO Options to purchase 3,662,952 shares of AYRO common stock shall automatically convert into the right to purchase pre-reverse stock split shares of DropCar common stock equal to the number of shares of AYRO common stock underlying such outstanding Pre-funded Warrants, warrants and options multiplied by the Exchange Ratio, with the exercise price of such converted Pre-funded Warrants, warrants and options determined by dividing the exercise price of the Pre-funded Warrants, warrants and options by the Exchange Ratio. For a summary of and detailed information regarding the merger consideration, see “THE MERGER AGREEMENT — Effects of Merger; Merger Consideration” beginning on page 178 of this joint proxy and consent solicitation statement/prospectus.

Record Date

The record date to determine the AYRO stockholders entitled to notice of solicitation of written consent is the close of business on April 20, 2020. The record date was established by AYRO’s board of directors as permitted by Delaware law.

AYRO Stockholders Entitled to Consent

Only AYRO stockholders of record at the close of business on April 20, 2020 will be notified of and be entitled to execute and deliver a written consent. On the record date, the outstanding securities of AYRO eligible to consent with respect to the proposals consisted of 14,478,795 shares of AYRO common stock, 3,272,500 shares of Series Seed-1 Preferred Stock, 1,907,684 shares of Series Seed-2 Preferred Stock and 2,180,801 shares of Series Seed-3 Preferred Stock.

Under the AYRO Charter, each holder of AYRO common stock is entitled to one vote for each share of common stock held of record and each holder of AYRO preferred stock is entitled to one vote for each share of common stock into which such share of preferred stock held of record is convertible.

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Consent Required

Approval is required from the holders of at least a majority of the issued and outstanding shares of AYRO common stock and preferred stock, voting together as a single class on an as-converted-to-common stock basis, to approve the AYRO Merger Proposal, and the approval of a majority of the outstanding shares of preferred stock, voting together as a single class on an as-converted-to-common stock basis is required to approve the AYRO Preferred Stock Conversion. The holders of common stock are not entitled to vote on the AYRO Preferred Stock Conversion. The AYRO Merger Proposal is conditioned upon the approval of the AYRO Preferred Stock Conversion.

In accordance with the terms of the Merger Agreement, (i) certain executive officers, directors and stockholders of AYRO (solely in their respective capacities as AYRO stockholders) holding approximately 57% of the outstanding AYRO capital stock have entered into the AYRO Voting Agreements with DropCar to vote all of their shares of AYRO capital stock in favor of adoption of the Merger Agreement and (ii) certain executive officers, directors and stockholders of DropCar (solely in their respective capacities as DropCar stockholders) holding approximately 10% of the outstanding DropCar common stock have entered into the DropCar Voting Agreements with AYRO to vote all of their shares of DropCar common stock in favor of approval of the Merger Agreement. The Voting Agreements include covenants with respect to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals. As of the record date, the directors and executive officers of AYRO were, in the aggregate, beneficial owners of 31.4% of the outstanding shares of AYRO common stock on an as-converted-to-common stock basis, 2.4% of the outstanding shares of Series Seed-1 Preferred Stock, 0% of the outstanding shares of Series Seed-2 Preferred Stock and 0% of the outstanding shares of Series Seed-3 Preferred Stock, in each case entitled to execute and deliver the written consent.

Submission of Consents

You may consent to the proposal with respect to your AYRO shares by completing and signing the written consent furnished with this joint proxy and consent solicitation statement/prospectus and returning it to AYRO on or before May 12, 2020, the date AYRO’s board of directors has set as the targeted final date for receipt of written consents. AYRO reserves the right to extend the final date for receipt of written consents beyond May 12, 2020 in the event that consents approving the AYRO Merger Proposal or the AYRO Preferred Stock Conversion have not been obtained by that date from holders of a sufficient number of shares of AYRO common stock and AYRO preferred stock. Any such extension may be made without notice to stockholders. Once all conditions to the merger have been satisfied or waived, the consent solicitation will conclude.

If you hold shares of AYRO common stock or preferred stock as of the record date and you wish to give your written consent, you must complete the enclosed written consent, date and sign it, and promptly return it to AYRO. Once you have completed, dated and signed the written consent, you may deliver it to AYRO by faxing it to Curtis Smith, by emailing a .pdf copy of your written consent to investors@AYRO.com, or by mailing your written consent to AYRO, Inc., 900 E. Old Settlers Boulevard, Suite 100, Round Rock, TX 78664, Attention: Curtis Smith.

Executing Consents; Revocation of Consents

You may execute a written consent to approve the proposal (which is equivalent to a vote for the proposal) or disapprove the proposal (which is equivalent to a vote against the proposal). If you do not return your written consent, it will have the same effect as a vote against the AYRO Merger Proposal and, if you are a holder of AYRO preferred stock, the AYRO Preferred Stock Conversion. If you are a record holder and you return a signed written consent without indicating your decision on the AYRO Merger Proposal or the AYRO Preferred Stock Conversion, you will have given your consent to approve the AYRO Merger Proposal and the AYRO Preferred Stock Conversion, as the case may be.

Your written consent to the proposal, as evidenced by your signing and returning the signature page of the enclosed written consent, may not be changed or revoked once they are received by AYRO.

Solicitation of Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials is being borne by AYRO. AYRO’s officers and employees may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

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Recommendation of AYRO’s Board of Directors

AYRO’s board of directors recommends that AYRO stockholders approve the AYRO Merger Proposal and that AYRO’s preferred stockholders approve the AYRO Preferred Stock Conversion by executing and delivering the written consent furnished with this joint proxy and consent solicitation statement/prospectus. AYRO’s board of directors believes the merger consideration to AYRO’s stockholders is just, equitable and fair to AYRO and its stockholders and that it is advisable and in the best interests of AYRO and its stockholders that AYRO consummate the merger. AYRO’s management and its board of directors, after careful study and evaluation of the economic, financial, legal and other factors, also believe that the merger could provide the combined company with increased opportunity for expansion of its business, which in turn should benefit AYRO’s stockholders who become stockholders of DropCar. See the section titled “THE MERGER — AYRO’s Reasons for the Merger” beginning on page 149 of this joint proxy and consent solicitation statement/prospectus.

Assistance

If you need assistance in completing written consent or have questions regarding the written consent, please contact AYRO:

AYRO, Inc.
Attention: Curtis Smith
900 E. Old Settlers Boulevard

Suite 100

Round Rock, Texas 78664
E-mail: investors@AYRO.com

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THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the Merger Agreement attached as Annex A to this joint proxy and consent solicitation statement/prospectus. AYRO and DropCar urge you to read carefully this entire joint proxy and consent solicitation statement/prospectus, including the Merger Agreement attached as Annex A, for a more complete understanding of the merger.

General

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of DropCar, will merge with and into AYRO, with AYRO continuing as the surviving corporation and a wholly owned subsidiary of DropCar. Immediately prior to the merger, AYRO will change its name to “AYRO Operating Company, Inc.” and DropCar will change its name to “AYRO, Inc.”

Each of DropCar and AYRO’s respective boards of directors has approved the Merger Agreement and the transactions contemplated therein, including the merger.

Upon the terms and subject to the conditions set forth in the Merger Agreement, upon the effectiveness of the merger, each share of AYRO common stock issued and outstanding immediately prior to the effective time of the merger (excluding those certain shares owned by AYRO as treasury stock or otherwise and any dissenting shares exercising appraisal rights under Section 262 of the DGCL) will convert into and become exchangeable for the number of pre-reverse stock split shares of DropCar common stock equal to the number of shares of AYRO common stock multiplied by the Exchange Ratio. Additionally, the Pre-funded Warrants to purchase 1,750,000 shares of AYRO common stock, Outstanding Warrants to purchase 14,720,661 shares of AYRO common stock and AYRO Options to purchase 3,662,952 shares of AYRO common stock will convert into the right to purchase pre-reverse stock split shares of DropCar common stock equal to the number of shares of AYRO common stock underlying such outstanding AYRO pre-funded warrants, warrants and options multiplied by the Exchange Ratio, with the exercise price of such converted pre-funded warrants, warrants and options determined by dividing the exercise price of the AYRO pre-funded warrants, warrants and options by the Exchange Ratio. As a result of the issuance of the merger consideration and the merger, AYRO stockholders will receive an aggregate of approximately 42,112,223 pre-reverse stock split shares of DropCar common stock, including 23,683,059 pre-reverse stock split shares of DropCar common stock to be issued in respect of the AYRO equity securities outstanding as of the date of this joint proxy and consent solicitation statement/prospectus, 4,098,427 shares of DropCar common stock to be issued in respect of shares of AYRO to be issued upon conversion of the bridge loans made to AYRO in the Bridge Financing immediately prior to the merger, 9,104,560 shares of DropCar common stock to be issued in respect of shares of AYRO to be issued upon closing of the AYRO Private Placements immediately prior to the merger, 2,200,495 shares of DropCar common stock to be issued in respect of shares of AYRO to be issued upon conversion of the bridge loan and other shares issued in the April Bridge Financing prior to the merger and 550,125 and 2,475,557 shares of DropCar common stock to be issued in respect of AYRO common stock to be issued to a financial advisor of AYRO and a consultant of AYRO, respectively, prior to the closing of the merger

Immediately prior to the effective time of the merger, all outstanding shares of AYRO preferred stock will be converted into shares of AYRO common stock.

All shares of AYRO capital stock held by AYRO as treasury stock or otherwise will be cancelled and no payment will be made with respect to such shares.

Pursuant to the Merger Agreement, all outstanding AYRO Options will be assumed by DropCar. Each option to purchase shares of AYRO common stock will automatically convert into an option to purchase a number of shares of DropCar common stock representing the number of AYRO shares of common stock for which the option was exercisable multiplied by the Exchange Ratio with an exercise price equal to the exercise price of such options divided by the Exchange Ratio.

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In addition, in respect of the warrants issued by AYRO that are outstanding upon consummation of the merger, including the warrants issued by AYRO in connection with the Bridge Financing, the AYRO Private Placements and the Nominal Stock Subscription, upon consummation of the merger, the Pre-funded Warrants issued in the Nominal Stock Subscription will convert into the right to purchase 1,897,700 shares of DropCar common stock at an exercise price of $0.000092 per share; the Outstanding Warrants will convert into the right to purchase an aggregate of 15,963,087 shares of DropCar common stock, with the warrants to be issued in the Bridge Financing being exercisable to purchase 4,098,427 shares of DropCar common stock at an exercise price of $0.2806 per share, the warrants to be issued in the $850,000 AYRO Private Placement being exercisable to purchase 5,237,185 shares of DropCar common stock at an exercise price of $0.1866 per share, the warrants to be issued in the $1,150,000 AYRO Private Placement being exercisable to purchase 3,867,375 shares of DropCar common stock at an exercise price of $0.3420 per share, the warrants issued to the placement agent in the Bridge Financing and the AYRO Private Placements being exercisable to purchase 924,211 shares of DropCar common stock and the other warrants being exercisable to purchase 1,835,889 shares of DropCar common stock at an exercise price of $1.84 per share.

Based on the number of shares of DropCar common stock outstanding as of April 22, 2020, the total number of shares of DropCar common stock outstanding after the closing of the merger and all related transactions will be approximately 55,521,601 assuming the exercise in full of the Pre-funded Warrants and the warrants to be issued pursuant to the Secured Loan and the conversion of outstanding shares of DropCar preferred stock, prior to giving effect to the proposed reverse stock split contemplated by the Reverse Stock Split Proposal, and (i) AYRO equity holders (including the investors in the Bridge Financing, the AYRO Private Placements, the April Bridge Financing and the Nominal Stock Subscription and a consultant to AYRO) will own approximately 79% of the outstanding equity of DropCar; (ii) current DropCar stockholders (including holders of Series H-4 Preferred Stock and Series H-6 Preferred Stock) will own approximately 18% of the outstanding equity of DropCar; and (iii) the financial advisor to DropCar and AYRO will own approximately 3% of the outstanding equity of DropCar. DropCar will not issue any fractional shares of DropCar common stock in the merger. AYRO stockholders who would otherwise be entitled to a fraction of a share of DropCar common stock upon the completion of the merger (after aggregating all fractional shares of DropCar common stock to be received by such holder) will instead receive from DropCar one full share of DropCar common stock (i.e., rounded up to the nearest whole share).

Each share of Merger Sub common stock issued and outstanding immediately prior to the effective time of the merger will convert into and become one (1) share of common stock of the surviving corporation, which will represent all of the issued and outstanding shares of common stock of the surviving corporation immediately following the effective time of the merger.

The closing price of DropCar common stock on The Nasdaq Capital Market on December 19, 2019, the last full trading day prior to the public announcement of the merger, was $0.59. The closing price of DropCar common stock on Nasdaq on April 23, 2020, the last practicable full trading day prior to the date of this joint proxy and consent solicitation statement/prospectus, was $0.4962.

AYRO is a privately held company, and there is no established public trading market for its securities.

Background of the Merger

DropCar Overview

On January 30, 2018, DropCar completed the 2018 Merger in accordance with the terms of the 2018 Merger Agreement, by and among DropCar, Acquisition Sub, and Private DropCar, pursuant to which Acquisition Sub merged with and into Private DropCar, with Private DropCar surviving as DropCar’s wholly owned subsidiary, and DropCar’s name was changed from “WPCS International Incorporated” to “DropCar, Inc.”

Following completion of the merger with Private DropCar, the DropCar Board of Directors and management engaged in extensive discussions and determined to explore and consider strategic alternatives for DropCar’s legacy low voltage contracting unit (the “Suisan City Operations”), which DropCar had operated since before the merger with Private DropCar. DropCar announced the intention to explore and consider strategic alternatives for the Suisan City Operations on May 15, 2018.

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On August 9, 2018, DropCar entered into a binding term sheet for the sale of the Suisan City Operations, to the employees and management of the contracting unit. DropCar later completed the sale of the Suisan City Operations on December 24, 2018, pursuant to the terms of a stock purchase agreement, dated December 10, 2018 by and between DropCar and World Professional Cabling Systems, LLC, a California limited liability company. Upon the closing of the sale, DropCar sold all of the issued and outstanding shares of common stock of WPCS International – Suisun City, Inc., a California corporation, DropCar’s wholly owned subsidiary, for an aggregate purchase price of $3,500,000.

On March 8, 2019, DropCar announced that it had initiated a process to evaluate strategic opportunities to maximize stockholder value, which process would consider a range of potential strategic opportunities including, but not limited to, business combinations.

Between March 2019 and September 2019, DropCar, independently and with the assistance of its advisors, including Palladium, Joshua Silverman, Chairman of the Board of Directors of DropCar, and outside legal counsel, performed a comprehensive review of a number of strategic business alternatives in industries related and unrelated to the DropCar core business, including acquisition and merger targets identified by management or presented to management by third parties.

During this period, as part of this ongoing strategic agenda, representatives of DropCar had exchanges with six companies primarily in the mobility sector regarding potential business combination and other strategic transactions, acquisitions and joint ventures. Except as noted below, none of these discussions proceeded beyond the exploratory phase, or an initial exchange of transaction documents, due to the misalignment of the goals of DropCar and the counterparty and/or DropCar’s conclusion that the opportunity would not result in the enhancement of DropCar stockholder value.

Between March 2019 and August 2019, DropCar engaged in more extensive investigation, due diligence and negotiations with three companies with respect to a prospective business combination transaction: (i) a private company in the mobility industry, which we refer to as Company A; (ii) a private company in the mobility industry, which we refer to as Company B; and (iii) AYRO. Each such opportunity was abandoned by DropCar or the counterparty for business related considerations, as follows: (i) the opportunity with Company A was abandoned due to Company A’s decision to instead negotiate funding with its existing investors and (ii) the opportunity with Company B was abandoned due to delays in receiving Company B’s financials and concerns regarding certain of Company B’s financial projections.

AYRO Overview

AYRO has regularly evaluated capital raising opportunities along with potential strategic transactions. These assessments have included various transactions, including mergers, private placements, public offerings and reverse merger transactions as a means to enhance stockholder value and secure capital.

On May 8, 2019, AYRO engaged an investment bank to assist it with a planned initial public offering, along with interim financing. AYRO believed that the initial public offering would have provided AYRO with capital to accelerate growth, expanded its geographic footprint and funded product development for additional products, and after becoming public, AYRO believed it would be in a better position to raise additional capital from the public markets and use its equity as a currency to pursue strategic transactions. However, after evaluating the initial public offering market, AYRO concluded that it would be able to secure more favorable terms for its stockholders if it pursued a merger or became a public company through a reverse merger as opposed to going public through an initial public offering.

As such, from June 2019 through August 2019, AYRO initiated discussions with potential merger and reverse merger candidates. AYRO engaged in active discussions with a publicly held company in the government contracting industry, which we refer to as Party A, and a publicly held company in the battery manufacturing industry, which we refer to as Party B.

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AYRO analyzed the relevant issues associated with consummating a business combination with each of Party A and Party B, including the valuation split between each of their respective stockholders and AYRO’s stockholders, the timing of such a transaction, projected financial returns, and whether such a transaction would provide sufficient capital to finance AYRO’s business plan.

After due consideration, AYRO determined not to further pursue Party A because Party A’s board of directors was unsupportive of a potential transaction. AYRO’s board of directors also decided not to pursue Party B beyond initial discussions because Party B’s business plan was capital intensive and would require raising additional capital.

Background of the Merger Between DropCar and AYRO

On August 26, 2019, the potential opportunity with AYRO was introduced to DropCar’s management by Michael Hartstein, an investment banker with Palladium, through the delivery to Joshua Silverman of an AYRO PowerPoint presentation and related materials. Palladium had acted as placement agent in connection with the Series H-2 private placement financing consummated by DropCar in December 2016, introduced Private DropCar to DropCar prior to the 2018 Merger and acted as placement agent in connection with the Series H-4 private placement financing consummated by DropCar in March 2018 and the Series H-5 private placement financing consummated by DropCar in December 2019. In addition, since 2018, Palladium has served as a financial advisor to DropCar in evaluating both financing opportunities and strategic alternatives.

Upon receipt of the AYRO PowerPoint from Palladium, Mr. Silverman reviewed the AYRO materials and expressed interest in learning more about the AYRO opportunity. Over the ensuing days, Mr. Silverman and Mr. Hartstein held multiple conversations concerning the merits of a potential transaction between AYRO and DropCar.

On August 26, 2019, AYRO held a telephonic meeting of its board of directors at which all directors and certain members of management were in attendance. At the meeting, Adrian James of ALS Investment, LLC, a consultant to AYRO, introduced the potential opportunity with DropCar to the AYRO board of directors and management. Following a brief discussion of DropCar, the AYRO board of directors directed management to further evaluate the DropCar opportunity.

On September 18, 2019, Mr. Hartstein held an initial telephone conference with Rod Keller, AYRO’s chief executive officer, and Curt Smith, AYRO’s chief financial officer, concerning a potential opportunity with DropCar. Mr. Hartstein had been introduced to AYRO by Mr. James. Mr. Keller expressed an interest in learning more about the DropCar opportunity, and Mr. Hartstein suggested that he arrange an in-person meeting in New York City the following day between Mr. Keller, Mr. Smith and Mr. Silverman to explore the viability of a potential transaction among DropCar and AYRO.

A mutual non-disclosure agreement was exchanged by DropCar and AYRO as of September 19, 2019, and DropCar provided AYRO with a list of initial due diligence questions and requests in advance of a meeting on that date in New York City among Mr. Silverman, Mr. Hartstein, Mr. Keller and Mr. Smith. The meeting, which was the first introduction of senior management of both companies, included both sides providing an update on their respective businesses and strategic plans. At the conclusion of the meeting, both parties expressed interest in pursuing a possible business combination transaction, and Mr. Hartstein indicated that he would provide DropCar with an outline of a term sheet for a proposed merger transaction and a related financing.

On September 23, 2019, Mr. Silverman received additional financial information for AYRO from Mr. Hartstein, and Mr. Silverman requested additional AYRO financial statements and financial forecasts from Mr. Hartstein to facilitate DropCar’s review and analysis of a potential transaction, which additional information was received on September 23, 2019. Over the ensuing days, Mr. Silverman and Mr. Hartstein conducted a customer diligence call with respect to AYRO as a part of initial due diligence, and Mr. Silverman and Mr. Hartstein held numerous conversations regarding the AYRO financial statements and projections, valuations of DropCar and AYRO and the terms of a potential transaction between DropCar and AYRO.

Following these discussions, on September 27, 2019, Mr. Hartstein delivered to AYRO an initial term sheet for a proposed merger transaction and a separate initial term sheet for a related financing, which term sheets were in the form of non-binding letters of intent (each an “LOI” and together, the “LOIs”). The LOIs were prepared by Mr. Hartstein in accordance with his discussions with Mr. Silverman.

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Between September 27, 2019 and October 18, 2019, the parties exchanged drafts of the LOIs and held negotiations regarding the LOIs with Mr. Hartstein’s participation. During these negotiations, the parties discussed the key points, including the post-closing ownership of DropCar, net-cash of the combined companies upon the closing of the merger, termination rights and fees between the parties and the terms of the Bridge Financing.

On October 13, 2019, Mr. Silverman received copies of an updated AYRO presentation and budget from Mr. Hartstein, and on October 15, 2019, Mr. Smith sent Mr. Silverman and Mr. Hartstein a due diligence request list.

On October 14, 2019, AYRO’s board of directors held a meeting by telephonic conference during which the board of directors discussed the LOI for the proposed reverse merger with DropCar and the LOI for the associated financings. At the meeting, AYRO’s board of directors agreed to pursue the reverse merger with DropCar and engage Palladium to act as AYRO’s financial adviser in connection with the proposed reverse merger and placement agent in connection with the associated financings.

On October 17, 2019, Mr. Silverman convened a telephonic conference of the DropCar Board of Directors to discuss the potential AYRO opportunity. The DropCar Board of Directors reviewed and discussed the LOI for the merger with the members of the strategic committee of the DropCar Board of Directors and then approved the LOI for the merger.

The negotiations on the LOIs culminated in the execution and exchange by DropCar and AYRO of an LOI on October 18, 2019. The executed LOIs contemplated an 85%/15% equity split between AYRO and DropCar, after giving effect to a $1.0 million sale of convertible bridge notes and offerings of $4.5 million of shares and warrants by AYRO prior to consummation of the proposed merger, such that the combined company would have a $6.0 million net cash balance upon consummation of the merger.

Throughout the negotiations of the LOIs and for two months following the execution of the LOIs, each party provided the other party with extensive due diligence requests and each party populated a data room to facilitate the other party’s due diligence investigation. Numerous exchanges occurred between the parties seeking clarifications and incremental information.

On numerous occasions between October 18, 2019 and December 18, 2019, the members of the strategic committee of the DropCar Board of Directors discussed the merger and related transactions. Over the course of such meetings, topics of discussion included (i) an overview of the proposed transaction and a projected timeline; (ii) deal activity including due diligence initiatives; (iii) key issues including valuation, indemnification, scope of representations and warranties, treatment of options, tail insurance coverages, working capital thresholds, fiduciary outs, closing conditions, termination rights and related break-up fees, and support and lock-up agreements; (iv) the advisability of obtaining a fairness opinion; and (v) matters related to the DropCar Nasdaq Capital Market listing.

On October 29, 2019, Mr. Silverman met with AYRO’s management team in Round Rock, Texas to conduct on-site due diligence. Mr. Silverman met the remainder of AYRO’s management team, toured AYRO’s assembly facility, and discussed, among other things, AYRO’s business plan and AYRO’s business with its largest customer.

On October 31, 2019, Mr. Silverman received an initial draft of the Merger Agreement prepared by Haynes and Boone, LLP (“Haynes and Boone”), counsel to AYRO.

On November 11, 2019, after evaluating several proposals, the DropCar Board of Directors retained the services of Gemini to render a fairness opinion with respect to the proposed merger transaction. Throughout November 2019 and December 2019, Gemini held diligence meetings with members of management of each of AYRO and DropCar.

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On November 15, 2019, Mr. Silverman and Sebastian Giordano, a director of DropCar, met with Mr. Keller in Mr. Silverman’s offices in New York. Mr. Smith joined by telephone for part of the meeting. At the meeting, the parties discussed AYRO’s financial forecast and leadership team, valuation and the general terms of the Merger Agreement.

Throughout the remainder of November 2019 and December 2019, each party continued to conduct its respective due diligence investigation of the other party.

On November 8, 2019, representatives of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”), counsel to DropCar, and Haynes and Boone held a conference call to discuss numerous aspects of the proposed merger transaction including the prospects for continuation of the DropCar Nasdaq Capital Market listing of its common stock through the pendency of the transaction and following the consummation of the merger. The discussions included the possibility that instead of AYRO raising the full $4.5 million through sales of equity prior to the merger as contemplated by the LOI, DropCar could raise $2.5 million to regain compliance with the minimum required stockholders’ equity requirement of The Nasdaq Stock Market, with the remainder to be raised by AYRO prior to the merger. In addition, instead of DropCar having a net cash balance of $6 million at the closing of the merger, as was provided in the LOIs, the parties discussed securing $5.5 million in new financings, comprised of $1.0 million of convertible bridge notes for AYRO, a $2.5 million equity financing by DropCar and a $2.0 million equity financing by AYRO that would result in DropCar having cash on hand of at least $2.5 million at closing and AYRO having cash on hand of at least $2.0 million at closing. Additional issues discussed included post-merger leadership, board composition, voting agreements to be delivered by AYRO and DropCar stockholders at signing and termination payments to each party in case either received a superior proposal and should either party be unable to secure required stockholder approvals.

On November 19, 2019, Mintz sent a marked draft of the Merger Agreement to Haynes and Boone, and the revised draft addressed numerous items previously discussed and other general comments on the form of agreement, including (i) that the AYRO pre-closing financing agreements be signed prior to execution of the Merger Agreement, (ii) each of AYRO’s and DropCar’s cash position at closing, (iii) limiting the manner in which AYRO can conduct is business prior to closing, (iv) the number of AYRO stockholders who could assert appraisal rights without triggering a DropCar right to terminate the agreement, (v) permitting DropCar to terminate the Merger Agreement to accept a superior offer and (vi) placing conditions on the requirement of DropCar to pay a termination fee if its stockholders did not approve the merger.

On November 21, 2019, Haynes and Boone returned a marked draft of the Merger Agreement to Mintz, which revised draft addressed a fiduciary out for AYRO, board composition of the combined company and AYRO’s cash position at closing.

On November 22, 2019, Mr. Hartstein provided Mr. Silverman with a term sheet for a proposed $2.5 million private offering of DropCar Series H-5 Convertible Preferred Stock and warrants to be used for meeting cash requirements for closing of the merger and to regain compliance with the minimum required stockholders’ equity requirement of The Nasdaq Stock Market. Following negotiations between the parties, on November 25, 2019, Mintz provided Mr. Hartstein with comments to the term sheet.

In November 2019, DropCar determined, in consultation with Palladium and AYRO, to request certain of DropCar’s stockholders to participate in the Series H-5 Convertible Preferred Stock and warrant financing. Alpha Capital Anstalt, one of DropCar’s stockholders, communicated to Palladium that it was willing to serve as the initial committed investor in the financing and support the reverse merger, provided that it received greater equity in the post-merger company. As a result, DropCar, AYRO and Palladium discussed potential modifications to the terms of the Series H-5 Convertible Preferred Stock financing and the proposed merger. To induce Alpha Capital Anstalt to serve as the lead investor and support the transaction, AYRO agreed to issue and sell to Alpha Capital Anstalt, immediately before the merger and at a nominal purchase price, 1,750,000 shares of AYRO’s common stock or pre-funded warrants. The terms of such nominal stock sale were made known to all other investors in the DropCar Series H-5 Convertible Preferred Stock and warrant offering prior to their commitment to purchase any securities.

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On December 6, 2019, DropCar entered into a securities purchase agreement with certain institutional and accredited investors, including Alpha Capital Anstalt, pursuant to which DropCar issued to the investors an aggregate of 34,722 shares of DropCar’s newly designated Series H-5 Convertible Preferred Stock and warrants to purchase 3,472,222 shares of common stock of DropCar at an exercise price of $0.792 per share, for aggregate consideration of $2.5 million.

On December 9, 2019 and December 10, 2019, Mintz and Haynes and Boone exchanged revised drafts of the Merger Agreement reflecting updated terms agreed to, including the elimination of the AYRO fiduciary out and board composition at closing. Discussion ensued on DropCar’s cash position following the Series H-5 financing, DropCar’s fiduciary out and the conditions on the requirement of DropCar to pay a termination fee if its stockholders did not approve the merger.

On December 13, 2019, Mintz sent a marked draft of the Merger Agreement to Haynes and Boone. This revised draft of the Merger Agreement (i) addressed the requirement of DropCar to enter into an employment agreement with Mr. Smith and DropCar’s cash position following the Series H-5 financing, (ii) permitted DropCar to agree to a superior offer and terminate the Merger Agreement and (iii) removed DropCar’s requirement to pay a termination fee if DropCar stockholder approval was not obtained.

Between December 10, 2019 and December 18, 2019, Mr. Silverman, Mr. Hartstein, Mr. Keller and Mr. Smith held numerous discussions and negotiations on the valuation and financial model of AYRO and composition of the board of directors following the merger. The parties agreed that the board of directors of the combined company would be comprised, at the closing of the merger, of three directors appointed by DropCar, one director appointed by Alpha Capital Anstalt, and three directors appointed by AYRO and that AYRO would have the right to appoint additional directors to the board if the combined company met certain performance milestones.

On December 17, 2019, Haynes and Boone and Mintz exchanged drafts of the Merger Agreement addressing the Exchange Ratio, the equity split between AYRO and DropCar, an amendment to Mr. Smith’s employment agreement, the size of the post-closing equity plan and AYRO’s and DropCar’s cash position. Ongoing discussions ensued on valuation and the ability for equity awards to be issued to members of the DropCar Board of Directors.

Following additional discussions among the parties concerning valuation and capitalization of the combined company, on December 18, 2019, Mintz sent a revised draft of the Merger Agreement to Haynes and Boone. This revised draft of the Merger Agreement revised the Exchange Ratio to an 80%/20% equity split between AYRO and DropCar and permitted DropCar to issue 600,000 shares of its stock to members of the DropCar Board of Directors prior to closing. On December 19, 2019, Haynes and Boone sent a final revised draft of the Merger Agreement, which provided that the contemplated stock incentive plan that DropCar is to adopt at closing shall equal 12.5% of DropCar’s post-merger issued and outstanding capital stock, as calculated on a fully diluted basis, and that the cash of AYRO and DropCar at closing shall be unencumbered and unrestricted.

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On December 18, 2019, the DropCar Board of Directors held a telephonic meeting which was attended by all members of the DropCar Board of Directors, members of DropCar’s management, representatives of Gemini and representatives of Mintz. At the meeting, the DropCar Board of Directors was advised that the Merger Agreement that had been circulated to the DropCar Board of Directors in advance of the meeting was in substantially final form for consideration and approval. Representatives of Mintz reviewed with the DropCar Board of Directors the revised terms of the Merger Agreement. Representatives of Mintz also reviewed with the participants the final forms of the voting agreement and lock-up agreement to be entered into by the directors and officers and significant stockholders of AYRO. The DropCar Board of Directors then engaged in a discussion of the terms of the Merger Agreement and the other transaction documents and asked questions of the representatives of Mintz regarding the Merger Agreement, which were answered during Mintz’s presentation. Representatives of Mintz reviewed with the DropCar Board of Directors their fiduciary duties under Delaware law in connection with the consideration of the Merger Agreement and the transactions contemplated thereby. Representatives of Gemini then reviewed its final valuation analysis and fairness opinion as circulated to the DropCar Board of Directors in advance of the meeting and delivered its oral opinion (subsequently confirmed in writing and attached hereto as Annex F) to the effect that, as of the date of the meeting, and based upon and subject to the considerations, limitations and other matters set forth in its written opinion, the consideration for the stockholders of DropCar was fair, from a financial point of view, to DropCar stockholders. During the presentations, members of the DropCar Board of Directors asked questions and discussed the revised terms of the Merger Agreement and Gemini’s valuation analysis and fairness opinion. After this presentation and discussions, representatives of Mintz reviewed with the DropCar Board of Directors the proposed resolutions that had been provided to the DropCar Board of Directors in advance of the meeting. Following review and discussion amongst the participants, the DropCar Board of Directors (i) determined that the transactions contemplated by the Merger Agreement, including the merger, were fair to, advisable and in the best interest of DropCar and its stockholders; (ii) approved and declared advisable the merger and the Merger Agreement and the transactions contemplated therein, including the issuance of shares of DropCar common stock to AYRO stockholders, and (iii) determined to recommend, upon the terms and subject to the conditions of the Merger Agreement, that DropCar stockholders vote to approve the merger and the Merger Agreement and the transactions contemplated therein, including the issuance of shares of DropCar common stock to AYRO stockholders and, if deemed necessary, the reverse stock split. Following the meeting, the Merger Agreement and related documents were executed and delivered in escrow by DropCar, AYRO and the other applicable parties.

Throughout the negotiations on the definitive agreements, Mr. Keller kept the other members of AYRO’s board of directors regularly informed about the progress and status of the negotiations on the reverse merger with DropCar and the associated financings.

By unanimous written consent on December 19, 2019, AYRO’s board of directors determined that the Merger Agreement and the transactions contemplated thereby, including the merger, were advisable, just, equitable, fair and in the best interests of AYRO and its stockholders; approved the Merger Agreement and related agreements; resolved to recommend that the AYRO’s stockholders approve and adopt the Merger Agreement; approved the AYRO Private Placements, the Bridge Financing, and the Nominal Stock Subscription and approved certain other related matters. AYRO then formally engaged Palladium as AYRO’s financial adviser in connection with the reverse merger transaction and placement agent for the AYRO Private Placements, Bridge Financing and the Nominal Stock Subscription.

On December 19, 2019, all signatures were released from escrow. Following execution of the Merger Agreement, DropCar and AYRO issued a joint press release announcing the execution of the Merger Agreement and the related documents prior to the open of trading of shares of DropCar common stock on December 20, 2019. For a discussion of the Merger Agreement and related documents see 182 and 197 of this joint proxy and consent solicitation statement/prospectus.

Immediately prior to execution and delivery of the Merger Agreement, AYRO entered into subscription agreements for the sale of $2,000,000 of AYRO common stock warrants for the AYRO Private Placements, the loan and security agreement for the loan of $1,000,000 pursuant to the Bridge Financing and the Nominal Stock Subscription for 1,750,000 shares of common stock. For a discussion of the AYRO Private Placement SPAs, see page 193, for a discussion of the Bridge Financing, see page 175 and for a discussion of the Nominal Stock Subscription Agreement, see page 176 of this joint proxy and consent solicitation statement/prospectus.

DropCar’s Reasons for the Merger

The DropCar Board of Directors considered the following factors in reaching its conclusion to approve and adopt the Merger Agreement and the transactions contemplated thereby and to recommend that the DropCar stockholders approve the merger, adopt the Merger Agreement and other transactions contemplated by the Merger Agreement, including the issuance of shares of DropCar common stock in the merger and the business combination with AYRO.

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The DropCar Board of Directors believes, based in part on the judgment, advice and analysis of DropCar management with respect to the potential strategic, financial and operational benefits of the merger (which judgment, advice and analysis was informed in part on the business, technical, financial, accounting and legal due diligence investigation performed with respect to AYRO), that:

●	the combined company will be led by an experienced senior management team from AYRO and a board of directors, three of whose members will be designated by DropCar, one of whose members will be designated by the lead investor in the AYRO Private Placement and three of whose members will be designated by AYRO, and consummation of the merger is conditioned on AYRO raising not less than $2.0 million prior to the closing of the merger, which is expected to provide sufficient capital to advance AYRO’s strategic plan.

●	AYRO has the potential, if successful, to create value for the stockholders of the merged company and present the combined company with additional fund-raising opportunities in the future.

●	The DropCar Board of Directors also reviewed the current plans of AYRO for continuing to expand its business to confirm the likelihood that the combined company would possess sufficient financial resources to allow management to continue to operate and develop AYRO’s product and service offerings and expansion into new markets.

●	The DropCar Board of Directors considered the opportunity, as a result of the merger, for DropCar stockholders to participate in the potential value that may result from development of the AYRO business and the potential increase in value of the combined company following the merger.

The DropCar Board of Directors considered the opinion of Gemini delivered to the DropCar Board of Directors (in its capacity as such) that, as of December 18, 2019, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in the opinion, that the merger was fair to the DropCar stockholders from a financial point of view, as more fully described below under the section titled “The Merger — Opinion of DropCar’s Financial Advisor” on page 150 of this joint proxy and consent solicitation statement/prospectus.

The DropCar Board of Directors also reviewed various factors impacting the financial condition, results of operations and prospects for DropCar, including:

●	the strategic alternatives of DropCar to the merger, including potential transactions that could have resulted from discussions that DropCar management conducted with other potential merger partners;

●	the consequences of current market conditions, DropCar’s current liquidity position, its depressed stock price and continuing net operating losses, and the likelihood that the resulting circumstances of DropCar would not change for the benefit of the DropCar stockholders in the foreseeable future on a stand-alone basis;

●	the risks of continuing to operate DropCar on a stand-alone basis, including the need to continue to support its current business with insufficient capital resources; and

●	DropCar management’s belief that it would be difficult to obtain additional equity or debt financing on acceptable terms, if at all.

The DropCar Board of Directors also reviewed the terms and conditions of the proposed Merger Agreement and associated transactions, as well as the safeguards and protective provisions included therein intended to mitigate risks, including:

●	the Exchange Ratio used to establish the number of shares of DropCar common stock to be issued in the merger, and the expected relative percentage ownership of DropCar stockholders and AYRO stockholders immediately following the completion of the merger;

●	the limited number and nature of the conditions to the AYRO obligation to consummate the merger and the limited risk of non-satisfaction of such conditions as well as the likelihood that the merger will be consummated on a timely basis;

●	the respective rights of, and limitations on, DropCar and AYRO under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should DropCar or AYRO receive a superior competing proposal;

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●	the reasonableness of the potential termination fee of $1,000,000, which could become payable by either DropCar or AYRO if the Merger Agreement is terminated in certain circumstances;

●	the support agreements, pursuant to which certain directors, officers and affiliated stockholders of AYRO agreed, solely in their capacity as stockholders, to vote all their shares of AYRO capital stock in favor of adoption of the Merger Agreement;

●	the agreement of AYRO to provide the AYRO Stockholder Consent within five (5) business days of the registration statement on Form S-4, of which this proxy statement/prospectus/information statement is a part, becoming effective; and

●	the belief that the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In its deliberations relating to the merger, the DropCar Board of Directors also considered a variety of risks and other countervailing factors related to the merger, including:

●	the $1.0 million termination fee that may be payable by DropCar to AYRO upon the occurrence of certain events, and the potential effect of such termination fee in deterring other potential acquirors from proposing a competing transaction that may be more advantageous to DropCar stockholders;

●	the substantial expenses to be incurred in connection with the merger;

●	the possible volatility, at least in the short term, of the trading price of the DropCar common stock resulting from the merger announcement;

●	the risk that the merger might not be consummated in a timely manner, or at all, and the potential adverse effect of the public announcement of the merger or on the delay or failure to complete the merger on the reputation of DropCar;

●	the risk to DropCar’s business, operations and financial results in the event the merger is not consummated;

●	the strategic direction of the continuing entity following the completion of the merger, which will be determined by a board of directors;

●	the fact that the merger would give rise to substantial limitations on the utilization of DropCar’s net operating loss carry-forwards; and

●	various other risks associated with the combined company and the merger, including those described in the section titled “Risk Factors” starting on page 61 of this proxy statement/prospectus/information statement.

The DropCar Board of Directors believes that, overall, the potential benefits to DropCar stockholders of the Merger Agreement and the transactions contemplated thereby outweigh the risks and uncertainties.

Although this discussion of the information and factors considered by the DropCar Board of Directors is believed to include the material factors it considered, it is not intended to be exhaustive and may not include all of the factors considered by the DropCar Board of Directors. The DropCar Board of Directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the Merger Agreement and the transactions contemplated thereby are fair to, advisable, and in the best interests of DropCar and its stockholders. The DropCar Board of Directors based its determination on the totality of the information presented to and factors considered by it. In addition, individual members of the DropCar Board of Directors may have given differing weights to different factors.

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AYRO’s Reasons for the Merger

AYRO’s board of directors considered many factors in making its decision to approve and adopt the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, and to recommend that its stockholders approve the AYRO Merger Proposal. In arriving at its decision, AYRO’s board of directors consulted with AYRO’s senior management and legal and financial advisors, reviewed a significant amount of information, conducted an overall analysis of a number of factors, including the following material facts (not in any relative order of importance):

●	the expectation that the merger with DropCar would be a more time- and cost-effective means to access sufficient capital than other options considered, including an initial public offering or additional rounds of private financing;
●	the view that the range of options available to the combined company to access private and public equity markets will likely be greater as a public company than AYRO continuing as a privately held company;
●	the view that the proposed merger with DropCar would provide AYRO stockholders with a greater potential opportunity to realize a return on their investment than any other alternative reasonably available to AYRO and its stockholders including the strategic alternatives to the proposed merger with DropCar, such as remaining an independent private company, attempting an initial public offering, entering into a business combination transaction with other companies and additional strategic partnerships;
●	the view that the combined company’s diversified potential revenue sources, access to opportunities for non-dilutive funding and other synergies creates a superior company when compared to AYRO remaining as an independent private company;
●	each of AYRO’s and DropCar’s historical and current information concerning its business, financial performance, financial condition, operations and management, including financial projections under various scenarios and its short- and long-term strategic objectives and the significant risks associated therewith;
●	the expectation that the merger will be treated as a reorganization for U.S. federal income tax purposes, with the result that in the merger, AYRO’s stockholders and warrant holders would generally not recognize taxable gain or loss for U.S. federal income tax purposes;
●	the likelihood that the merger would be consummated on a timely basis, including the likelihood that the merger would receive all necessary approvals;
●	the opportunity for AYRO stockholders to hold shares of a publicly traded company;
●	the possibility that the combined entity would be able to take advantage of the potential benefits resulting from the combination of DropCar’s public company infrastructure and AYRO’s management team; and
●	the terms and conditions of the Merger Agreement, including without limitation the following:

○	the determination that the relative percentage ownership of AYRO and DropCar stockholders is fair and based on the valuations of each company at the time of AYRO’s board of directors’ approval of the Merger Agreement;
○	the structure of the merger and the level of certainty as to the percentage of the total shares of common stock of the combined company that current AYRO and DropCar stockholders would own after the merger;
○	the guaranteed amount of DropCar’s unrestricted cash on hand;
○	the view that the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances; and
○	the view that terms of the new employment agreement between DropCar and Mr. Keller and the amendment to the employment agreement between AYRO and Mr. Smith are reasonable under the circumstances.

In the course of its deliberations, AYRO’s board of directors also considered a variety of risks and other countervailing factors related to entering into the Merger Agreement, including:

●	the time, effort and substantial costs involved in connection with entering into the Merger Agreement and completing the merger and the related disruptions to the operation of AYRO’s business, including the risk of diverting management’s attention from other strategic priorities to the merger, and the risk that the operations of AYRO would be disrupted by employee concerns or departures or by changes to or termination of AYRO’s relationships with its customers, suppliers, independent sales representatives and distributors following the public announcement of the merger;
●	the restrictions on the conduct of AYRO’s business during the pendency of the merger, which may delay or prevent AYRO from undertaking potential business opportunities that may arise or may negatively affect AYRO’s ability to attract, retain and motivate key personnel;
●	the risk that DropCar stockholders may fail to approve the merger;
●	the expenses and obligations to which the combined company would be subject as a result of being a public company that could adversely affect the combined company’s operating results and preclude the achievement of some of the benefits anticipated from the merger;

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●	the possibility that the anticipated benefits of the merger may not be realized or that they may be lower than expected;
●	the trading price of the combined company’s common stock may be subject to significant fluctuations and volatility;
●	the fact that the anticipated cash resources of the combined company expected to be available at the closing of the merger would provide the combined company insufficient capital to execute its near-term business strategy before a subsequent financing may be completed;
●	the risk to the business of AYRO, operations and financial results in the event that the merger is not consummated in a timely manner or at all;
●	the risk that the merger might not be consummated in a timely manner or at all and the potential adverse effect on the reputation of AYRO of the public announcement of the merger or on the delay or failure to complete the merger; and
●	various other risks associated with the combined company and the merger, including those described in the section titled “RISK FACTORS” beginning on page 61 of this joint proxy and consent solicitation statement/prospectus.

The foregoing discussion of the factors considered by AYRO’s board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by AYRO’s board of directors. In reaching its decision to approve and adopt the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, AYRO’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. AYRO’s board of directors considered the factors as a whole, including discussions with, and questioning of, DropCar’s management and DropCar’s outside financial and legal advisors, and considered the factors overall to be favorable to, and to support, its determination to approve the merger and to recommend that AYRO’s stockholders approve the merger with DropCar and the related transactions.

AYRO’s Reasons for the AYRO Preferred Stock Conversion

Because the AYRO Preferred Stock Conversion is a closing condition to the merger, AYRO is seeking approval of the AYRO Preferred Stock Conversion in order to consummate the merger.

Opinion of DropCar’s Financial Advisor

On December 18, 2019, Gemini rendered its oral opinion to the DropCar Board of Directors (which was confirmed in writing by delivery of Gemini’s written opinion dated the same date), as to, as of December 18, 2019, the fairness, from a financial point of view, to DropCar of the Exchange Ratio in the merger. The summary of the opinion in this joint proxy and consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex F to this joint proxy and consent solicitation statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Gemini in preparing its opinion.

The opinion was addressed to the DropCar board for the use and benefit of the members of the DropCar Board of Directors (in their capacities as such) in connection with the DropCar Board of Directors’ evaluation of the merger. Neither the opinion nor the summary of the opinion and related analyses set forth in this joint proxy and consent solicitation statement/prospectus is intended to and they do not constitute advice or a recommendation to any of the stockholders of DropCar or any other security holders as to how such holder should vote or act with respect to any matter relating to the transaction or otherwise. Gemini’s opinion should not be construed as creating any fiduciary duty on Gemini’s part to DropCar, any other party to the merger agreement, any security holder of DropCar or such other party, any creditor of DropCar or such other party, or any other person. Gemini’s opinion was just one of the several factors the DropCar Board of Directors took into account in making its determination to approve the merger.

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Gemini’s opinion only addressed whether, as of the date of the opinion, the consideration received by the stockholders of DropCar as part of the merger, pursuant to the merger agreement was fair, from a financial point of view, to DropCar stockholders. It did not address any other terms, aspects, or implications of the transaction or the merger agreement, including, without limitation, (i) any term or aspect of the transaction that was not susceptible to financial analysis, (iii) fairness to any security holders of DropCar, AYRO or any other person or any creditors or other constituencies of DropCar, AYRO or any other person, nor (iv) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the transaction, or any class of such persons, relative to the consideration received by DropCar stockholders pursuant to the merger agreement, or otherwise. Gemini expressed no opinion as to (i) what the value of shares of DropCar common stock actually would be when issued to the AYRO stockholders in the merger, (ii) the price at which shares of AYRO common stock or any other security of AYRO may be issued or sold in the AYRO Private Placements, the price at which shares of DropCar common stock or any other security of DropCar may be issued or sold in the DropCar private placement, or (iii) the prices at which AYRO stock or DropCar common stock may trade, be purchased or sold at any time.

Gemini’s opinion did not address the relative merits of the transaction as compared to any alternative transaction or business strategy that might exist for DropCar, or the merits of the underlying decision by the DropCar Board of Directors or DropCar to engage in or consummate the transaction. The financial and other terms of the transaction were determined pursuant to negotiations between the parties to the merger agreement and were not determined by or pursuant to any recommendation from Gemini.

Gemini’s analyses and opinion were necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of, the date of the opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, Gemini did not assume any obligation to update, review, or reaffirm its opinion to the DropCar Board of Directors or any other person or otherwise to comment on or consider events occurring or coming to Gemini’s attention after the date of its opinion.

In arriving at its opinion, Gemini made such reviews, analyses, and inquiries as Gemini deemed necessary and appropriate under the circumstances. Among other things, Gemini:

●	Reviewed an execution copy, received by Gemini on December 18, 2019, of the Merger Agreement.
●	Reviewed certain publicly available financial information and other data with respect to DropCar and AYRO that Gemini deemed relevant.
●	Reviewed certain other information and data with respect to AYRO made available to Gemini by AYRO, including historical financial statements and financial projections with respect to the future financial performance of AYRO for the five (5) years ending December 31, 2024 prepared by the management of AYRO (the “AYRO Projections”), and other internal financial information furnished to Gemini by or on behalf of AYRO.
●	Reviewed certain other information and data with respect to DropCar made available to Gemini by DropCar, including historical financial statements and financial projections with respect to the future financial performance of DropCar for the four years ending December 31, 2023 prepared by the management of DropCar (the “DropCar Projections”), and other internal financial information furnished to Gemini by or on behalf of DropCar.
●	Considered and compared the financial and operating performance of DropCar and AYRO with that of companies with publicly traded equity securities that Gemini deemed relevant.
●	Considered the publicly available financial terms of certain transactions that Gemini deemed relevant.
●	Discussed the business, operations, and prospects of DropCar, AYRO, and the proposed transaction with DropCar’s management and certain of DropCar’s representatives.
●	Conducted such other analyses and inquiries, and considered such other information and factors, as Gemini deemed appropriate.

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In arriving at its opinion, Gemini, with the DropCar Board of Directors’ consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to Gemini or available from public sources, and Gemini further relied upon the assurances of DropCar’s and AYRO’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. Gemini also relied upon, without independent verification, the assessments of the management of DropCar as to DropCar’s and AYRO’s existing and future technology, products and services and the validity and marketability of, and risks associated with, such technology, products and services (including, without limitation, the development, testing and marketing of such technology, products and services; the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof; and the life of all relevant patents and other intellectual and other property rights associated with such technology, products and services), and Gemini assumed, at the DropCar Board of Directors’ direction, that there would be no developments with respect to any such matters that would adversely affect Gemini’s analyses or opinion. Gemini is not legal, tax, accounting, environmental or regulatory advisors, and Gemini did not express any views or opinions as to any legal, tax, accounting, environmental or regulatory matters relating to DropCar, AYRO, the transaction or otherwise. Gemini understood and assumed that DropCar obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory and other professionals.

DropCar advised Gemini, and Gemini assumed, that the DropCar Projections and AYRO Projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of AYRO with respect to the future financial performance of DropCar and AYRO, respectively. Gemini expressed no view or opinion with respect to the AYRO Projections, the DropCar Projections or the assumptions on which they were based. DropCar advised Gemini, and Gemini assumed, without undertaking any responsibility for the independent verification thereof, that the AYRO Projections, the DropCar Projections and the assumptions on which they were based were a reasonable basis on which to evaluate AYRO, DropCar and the proposed merger, after giving effect to the ancillary transactions, and, at DropCar’s direction, Gemini used and relied upon the AYRO Projections and the DropCar Projections for purposes of Gemini’s analyses and opinion.

Gemini did not evaluate the solvency or creditworthiness of DropCar, AYRO or any other party to the transaction, or whether DropCar, AYRO or any other party to the transaction is paying or receiving reasonably equivalent value in the transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did Gemini evaluate, in any way, the ability of DropCar, AYRO or any other party to the transaction to pay its obligations when they come due. Gemini did not physically inspect DropCar’s or AYRO’s properties or facilities and did not make or obtain any evaluations or appraisals of DropCar’s or AYRO’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). Gemini did not attempt to confirm whether DropCar or AYRO had good title to their respective assets. Gemini’s role in reviewing any information was limited solely to performing such reviews as it deemed necessary to support its own advice and analysis and was not on behalf of the DropCar Board of Directors, DropCar, or any other party.

Gemini assumed, with the DropCar Board of Directors’ consent, that the transaction would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third-party consents, approvals, or agreements in connection with the transaction, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on DropCar, AYRO or the transaction. Gemini also assumed, with the DropCar Board of Directors’ consent, that the final executed form of the Merger Agreement would not differ in any material respect from the copy of such agreement that Gemini reviewed and that the transaction would be consummated on the terms set forth in the Merger Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof material to Gemini’s analyses or opinion. Gemini also assumed that the representations and warranties of the parties to the Merger Agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the Merger Agreement. Gemini offered no opinion as to the contractual terms of the Merger Agreement or the likelihood that the conditions to the consummation of the merger, set forth in the Merger Agreement, including, without limitation, any of the ancillary transactions, would be satisfied. Gemini further assumed that for U.S. federal tax income purposes, the merger would qualify as a plan of reorganization within the meaning of Section 368 of the Code.

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In connection with preparing its opinion, Gemini performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Gemini in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither Gemini’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, Gemini assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, Gemini did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, Gemini believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by Gemini in preparing the opinion.

The implied multiple ranges and implied value reference ranges indicated by Gemini’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, Gemini’s analyses are inherently subject to substantial uncertainty.

The following summary of the material financial analyses performed by Gemini in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses Gemini performed.

For purposes of its analyses, Gemini reviewed a number of financial metrics, including the following:

Enterprise Value — Generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and minority interests less the amount of cash on its balance sheet).

Unless the context indicates otherwise, (1) share prices for the selected companies used in the selected companies analysis described below were as of December 18, 2019, (2) the relevant values for the selected transactions analysis described below were calculated on an enterprise value basis based on the consideration proposed to be paid in the selected transactions, (3) estimates of future financial performance of AYRO were based on the AYRO Projections, (4) estimates of future financial performance of DropCar were based on the DropCar Projections, and (5) estimates of financial performance for the selected companies listed below were based on publicly available research analyst estimates for those companies.

Discounted Cash Flow Analysis

AYRO. Gemini performed a discounted cash flow analysis of AYRO using the AYRO Projections. In performing this analysis, Gemini applied discount rates ranging from 20.0% to 22.0% and adopted Gordon Growth Model to arrive at the terminal value at the end of the forecast period. This analysis resulted in an implied enterprise value reference range of AYRO of $8,980,000 to $12,300,000.

DropCar. Gemini performed an illustrative discounted cash flow analysis of DropCar using the DropCar Projections. In performing this analysis, Gemini applied discount rates ranging from 16.0% to 20.0% and terminal multiples of projected 2023 revenue of 10x. This analysis resulted in an implied enterprise value reference range of DropCar of $0 to $530,000.

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Selected Companies Analysis

Gemini considered certain financial data for selected companies with publicly traded equity securities Gemini deemed relevant. The financial data reviewed included enterprise value. The selected companies with publicly traded equity securities were:

●	Tesla, Inc.
●	Contemporary Amperex Technology Co. Limited
●	Nel ASA
●	Hiconics Eco-energy Technology Co., Ltd.,
●	Fastned B.V.
●	China Energine International (Holdings) Limited
●	Electrameccanica Vehicles Corp.
●	FDG Electric Vehicles Limited
●	Blink Charging Co.
●	Arcimoto, Inc.
●	Rectifier Technologies Limited
●	Green Mobility A/S
●	Capstone Turbine Corporation
●	Inzile AB (publ)

The selected companies’ analysis for AYRO indicated an implied enterprise value reference range of AYRO of $8,020,000 to $11,560,000.

Selected Transactions Analysis

Gemini considered certain financial data and the financial terms of the following business transactions Gemini deemed relevant. The financial data reviewed included the enterprise value (calculated based on the consideration to be paid in the relevant transaction) and the selected transactions were:

Target	Acquiror	Implied EV	EV/Revenue	EV/EBITDA
Advanced Lithium Electrochemistry	CIAM Group	$210.6	6.4x	n.a
Ampere Vehicles	Greaves Cotton	$16.4	6.1x	n.a
Chargemaster	BP	$172.8	11.1x	n.a
H2 Logic	NEL Hydrogen	$39.2	6.4x	52.7x
Karma Automotive	Wanxiang Group	$150.0	17.4x	n.a
Miljobil Grenland	Tata Motors	$4.0	9.0x	n.a

The selected transactions analysis for AYRO indicated an implied enterprise value reference range of AYRO of $11,280,000 to $11,870,000.

None of the target companies or transactions in the selected transactions have characteristics identical to AYRO or the proposed merger. Accordingly, an analysis of selected business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the selected transactions and other factors that could affect the respective acquisition values of the transactions reviewed.

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Gemini also reviewed certain publicly traded companies and select merger and acquisition transactions relative to DropCar. However, Gemini found it appropriate to not consider these methods for analyses of DropCar. After an initial period of growth between 2015-18, DropCar has been struggling to continue the growth momentum. The growth in the business has stalled, DropCar has not been able to achieve operating breakeven and is still burning cash to operate its business. The management anticipates that it will continue to incur net losses into the foreseeable future and will need to raise additional capital to continue its existing business. The above factors and the management discussions raise substantial doubt about DropCar’s ability to continue its existing business, and Gemini found it suitable to not compare DropCar with other publicly traded companies that have going concern business enterprises.

Tangible Net Worth

Based on the discussion above, Gemini also looked at the current tangible book value/net worth of DropCar to analyze the indicative enterprise value based on its assets and liabilities. The analysis of the current balance sheet indicates a negative tangible net worth of $1,220,000 for DropCar.

Other Matters Relating to Gemini’s Opinion

As part of its financial advisory business, Gemini regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. Gemini is a recognized advisory firm that has substantial experience in providing financial advice in connection with proposed mergers, acquisitions, sales of companies, businesses and other assets and other transactions. In the three years preceding the date hereof, DropCar and its affiliates have not received any reports, opinions or appraisals from Gemini. Gemini has not received any fees from DropCar, aside from the fees described below. In the three years preceding the date hereof, Gemini has not had a relationship with DropCar and has not received any fees from DropCar. Gemini and its affiliates may in the future seek to provide investment banking or financial advisory services to DropCar, AYRO and/or certain of their respective affiliates and expect to receive fees for the rendering of these services.

Gemini received a fee of $60,000 for rendering its opinion, no portion of which was contingent upon any conclusion reached in Gemini’s opinion or the completion of the merger. In addition, DropCar agreed to reimburse Gemini for certain expenses incurred by it in connection with its engagement and to indemnify Gemini and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. In accordance with Gemini’s policies and procedures, a fairness committee was not required to, and did not, approve the issuance of the opinion.

Listing of DropCar Common Stock

DropCar common stock is currently listed on The Nasdaq Capital Market under the symbol “DCAR.” Pursuant to the Merger Agreement, DropCar has agreed to obtain approval for listing on The Nasdaq Capital Market of the shares of DropCar common stock to be issued to AYRO equity holders in the merger. In addition, under the Merger Agreement, each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, including that DropCar must have caused such shares of DropCar common stock to be approved for listing on The Nasdaq Capital Market, subject only to official notice of issuance as of the closing of the merger.

In connection with and immediately prior to the merger, AYRO will change its name to “AYRO Operating Company, Inc.” and DropCar will change its name to “AYRO, Inc.” and seek to change its trading symbol on The Nasdaq Capital Market to “AYRO.”

Restrictions on Sales of Shares of DropCar Common Stock Received in the Merger

The shares of DropCar common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for the shares of DropCar common stock to be issued to any AYRO equity holder who may be deemed to be an “affiliate” of DropCar for purposes of Rule 144 under the Securities Act or who are parties to lock-up agreements. Persons who may be deemed to be affiliates of DropCar include individuals or entities that control, are controlled by, or are under common control with, DropCar and may include the executive officers, directors and significant stockholders of DropCar.

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Opinions as to Material U.S. Federal Income Tax Consequences of the Merger

Subject to the Tax Opinion Representations and Assumptions (as defined below), each of Haynes and Boone and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. will deliver a Tax Opinion, dated as of the date of closing, to AYRO and DropCar, respectively, to the effect that the merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, AYRO stockholders and warrant holders who exchange their AYRO stock for DropCar common stock and convert their AYRO warrants into DropCar warrants generally should not recognize gain or loss in the merger, subject to the uncertainty concerning the tax treatment of fractional shares. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS and there can be no assurance that following the merger the IRS will not challenge the legal conclusions expressed in the opinions. Please review carefully the information in the section titled “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 238 of this joint proxy and consent solicitation statement/prospectus for a more complete discussion of the material U.S. federal income tax consequences of the merger.

Ownership of DropCar Following the Merger

DropCar and AYRO anticipate that upon completion of the transaction and prior to the reverse stock split contemplated by the Reverse Stock Split Proposal, DropCar will have approximately 55,521,601 shares of common stock outstanding assuming the exercise in full of the Pre-funded Warrants and the warrants to be issued pursuant to the Secured Loan and the conversion of outstanding shares of DropCar preferred stock, with (i) AYRO equity holders (including the investors in the Bridge Financing, the AYRO Private Placements, the April Bridge Financing and the Nominal Stock Subscription and a consultant to AYRO) owning approximately 79% of the outstanding equity of DropCar; (ii) current DropCar stockholders (including holders of Series H-4 Preferred Stock and Series H-6 Preferred Stock) owning approximately 18% of the outstanding equity of DropCar; and (iii) the financial advisor to DropCar and AYRO owning approximately 3% of the outstanding equity of DropCar.

Board Composition and Management of DropCar after the Merger

At the effective time of the merger, the DropCar Board of Directors will consist of seven (7) directors, serving until the next annual meeting of DropCar stockholders.

Mr. Silverman, the current DropCar chairman of the board, will continue to serve as the chairman of the board of the combined company, and two additional persons, Messrs. Giordano and Schiffman, were selected by the current DropCar Board of Directors to continue to serve on the board of directors of the combined company. AYRO has selected, and DropCar has agreed to appoint, Mr. Keller, Ms. Lee and Mr. Adams, each of whom is currently a director of AYRO, to the board of directors of DropCar upon consummation of the merger, so that such persons shall serve on the board of directors of the combined company at the effective time of the merger. The lead investor in the AYRO Private Placements has nominated, and DropCar has agreed to appoint, Mr. Joseph to serve on the board of directors of the combined company.

DropCar will appoint Mr. Keller, the chief executive officer of AYRO, and Mr. Smith, the chief financial officer of AYRO, as the officers of DropCar immediately prior to the effective time of the merger.

Resignation of the directors of DropCar who will not continue to serve on the board of the combined company following the merger and all officers of DropCar immediately prior to the effective time of the merger from his or her position, effective as of the effective time of the merger, is a condition to the closing of the merger.

Information about the individuals who will be directors and executive officers of DropCar, including biographical information, executive compensation and stock ownership, can be found in the sections titled “MANAGEMENT OF THE COMBINED COMPANY” beginning on page 210, “PRINCIPAL STOCKHOLDERS OF DROPCAR AND THE COMBINED COMPANY” beginning on page 230, and “PRINCIPAL STOCKHOLDERS OF AYRO AND THE COMBINED COMPANY” beginning on page 233 of this joint proxy and consent solicitation statement/prospectus.

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Interests of DropCar’s Directors and Executive Officers in the Merger

In considering the recommendation of the DropCar Board of Directors to approve and adopt the DropCar Share Issuance Proposal, as stockholders of DropCar, officers and directors owning shares of DropCar will be treated as other stockholders of DropCar and will experience the same stock appreciation, if any, as a result of the merger. However, DropCar stockholders should be aware that certain of DropCar’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of DropCar stockholders generally. The DropCar Board of Directors was aware of these interests and considered them, among other matters, in approving and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement. These interests are described below.

Directors and Executive Officers of DropCar

DropCar’s current directors are Spencer Richardson (DropCar’s Chief Executive Officer), David Newman (DropCar’s Chief Business Development Officer), Joshua Silverman, Sebastian Giordano, Zvi Joseph, Solomon Mayer and Greg Schiffman.

From and after the effective time of the merger, all of DropCar’s current officers will resign from such positions with the post-merger combined company and all of DropCar’s directors will resign from such positions with the post-merger combined company, with the exception of Mr. Silverman, the current DropCar chairman of the board, who will continue to serve as the chairman of the board of the combined company, and Messrs. Giordano, Joseph and Schiffman, who will continue to serve on the board of directors of the combined company.

Common Stock Ownership

As of April 1, 2020, the directors and executive officers of DropCar owned the following shares of DropCar common stock: Mr. Richardson owned 181,429 shares of common stock; Mr. Newman owned 184,960 shares of common stock; Mr. Schiffman owned 19,169 shares of common stock; and Mr. Silverman indirectly owned 5,852 shares of common stock. Each of Messrs. Giordano, Joseph and Mayer do not currently own any shares of DropCar common stock.

In addition, in connection with certain letter agreements dated as of April 1, 2020, upon the occurrence of a Change in Control (as such term is defined in DropCar’s Amended and Restated 2014 Equity Incentive Plan), DropCar has agreed to pay either in cash or shares of DropCar common stock (or the common stock of a successor company), as consideration for their services as members of the DropCar Board of Directors, an amount equal to $60,000 to Mr. Silverman, $50,000 to each of Messrs. Joseph, Giordano and Mayer and $25,000 to Mr. Schiffman.

Stock Options

As of April 1, 2020, the directors and executive officers of DropCar beneficially owned the following options to acquire shares of DropCar common stock: each of Mr. Richardson and Mr. Newman owned options to purchase 115,877 shares of DropCar common stock; Mr. Silverman owned options to purchase 5,130 shares of DropCar common stock; Mr. Giordano owned options to purchase 50,428 shares of DropCar common stock; and each of Messrs. Mayer, Joseph and Schiffman owned options to purchase 2,033 shares of DropCar common stock.

All of the outstanding stock options held by DropCar’s officers and directors will accelerate and vest upon the effective time of the merger. The table below sets forth the outstanding options held by DropCar’s officers and directors that will accelerate and vest upon the effective time of the merger.

Name	Number of Shares of DropCar Common Stock Subject to DropCar Options	Exercise Price
Spencer Richardson	24,768	$2.316
David Newman	24,768	$2.316

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Employment Agreements

At the closing of the asset sale, each of Mr. Richardson and Mr. Newman will deliver a termination and release agreement effecting the respective termination of employment of each with DropCar and DropCar Operating.

Indemnification and Liability Insurance

Current directors and officers of DropCar will be indemnified by DropCar under its directors’ and officers’ liability insurance after the merger.

The Merger Agreement also provides that DropCar shall purchase, prior to the effective time of the merger, a prepaid directors and officers liability “tail” policy on DropCar’s existing directors and officers for a period of six (6) years.

Quantification of Potential Payments to DropCar Named Executive Officers in Connection with the Merger

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K with respect to each named executive officer of DropCar regarding any agreement or understanding, whether written or unwritten, between such named executive officer and DropCar, concerning any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to that is based on, or otherwise relates to, the merger or the Asset Sale Transaction. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to DropCar’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of holders of DropCar capital stock, as described in “DROPCAR PROPOSAL 7—THE DROPCAR GOLDEN PARACHUTE COMPENSATION PROPOSAL.” The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of DropCar’s named executive officers would receive, using the following assumptions:

●	the effective time will occur on May 29, 2020 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);
●	equity awards that are outstanding as of April 1, 2020; and
●	a price per share of DropCar common stock of $1.058 (the average closing market price of DropCar common stock over the first five (5) business days following the public announcement of the merger on December 20, 2019.

The calculations in the table do not include amounts that DropCar’s named executive officers were already entitled to receive or vested in as of the date of this joint proxy statement/prospectus. In addition, these amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur, or future dividends or dividend equivalents that may be accrued, prior to the completion of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

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All Golden Parachute Compensation
	Equity(1)	Total
Spencer Richardson	$-	$-
David Newman	$-	$-

(1) All outstanding unvested stock options held by Mr. Richardson and Mr. Newman will accelerate and vest in full upon the closing of the merger. However, all options held by Mr. Richardson and Mr. Newman have exercise prices above $1.058 (the average closing market price per share of DropCar’s common stock over the first five business days following the public announcement of the merger), and therefore, based on the difference between $1.058 and the option exercise price, no vesting of in-the-money option awards will be accelerated as a result of the merger. Under the DropCar, Inc. 2014 Equity Incentive Plan, as amended to date, stock options were granted at exercise prices equal to the fair market value of the common stock at the date of grant and become exercisable and expire in accordance with the terms of the stock option agreements between DropCar and the named executive officers at the day of grant. The options held by Mr. Richardson contain provisions which will allow for all 24,768 of his options to vest on an accelerated basis as a result of the merger. The options held by Mr. Newman contain provisions which will allow for the exercise of all 24,768 of his options to vest on an accelerated basis as a result of the merger. Therefore, the payment Mr. Richardson or Mr. Newman would receive as a result of the exercise of options which vest as a result of the merger could vary significantly based on the price of DropCar common stock on the date of exercise.

Interests of AYRO’s Directors and Executive Officers in the Merger

In considering the recommendation of AYRO’s board of directors to approve and adopt the AYRO Merger Proposal, AYRO stockholders should be aware that certain of AYRO’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of AYRO stockholders generally. AYRO’s board of directors was aware of these interests and considered them, among other matters, in approving and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement. These interests are described below.

Directors and Executive Officers of AYRO

The following table sets forth the name and position of each individual who is currently a director or executive officer of AYRO. All current directors and executive officers of AYRO has been a director or executive officer of AYRO since each date indicated below.

Name	Position	Date Appointed
Rodney Keller	President, Chief Executive Officer and Director	November 13, 2017
Curtis Smith	Chief Financial Officer	March 12, 2018
Richard Perley	Chief Marketing Officer	August 27, 2018
Mark Adams	Director	January 1, 2017
Christian Okonsky	Director	January 1, 2017
Brian Groh	Chief of Business Development	September 16, 2019

Position with the Combined Company

Directors

Effective immediately after the closing of the merger, Mr. Keller and Mr. Adams, each currently a director of AYRO, and George Devlin, an AYRO director nominee, will be appointed to the DropCar Board of Directors pursuant to the terms of the Merger Agreement, and certain current members of the DropCar Board of Directors will resign. The Merger Agreement provides that the DropCar Board of Directors at the effective time of the merger will consist of seven (7) directors, three (3) of which will be appointed by DropCar and shall include Mr. Silverman as chairman of the board, Messrs. Giordano and Schiffman, each of whom are current directors of DropCar, and Mr. Joseph, current DropCar director, as the designee of the lead investor in the AYRO Private Placement, and the remaining three (3) of which shall be appointed by AYRO; provided, however, upon AYRO’s achievement of the Business Milestones, AYRO shall be permitted to nominate additional members. Following the merger, it is anticipated that the standing committees of the combined company’s board of directors will consist of an audit committee, a nominating and corporate governance committee and a compensation committee, with the composition of each committee to be determined by the combined company’s board of directors.

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Executive Officers

The Merger Agreement provides that as of the effective time the officers of DropCar shall resign, and upon the closing of the Merger, the board of directors of the combined company will appoint each of the following as officers of the combined company:

Name	Title
Rodney Keller	Chief Executive Officer
Brian Groh	Chief of Business Development
Richard Perley	Chief Marketing Officer
Curtis Smith	Chief Financial Officer

Director Compensation Policy of the Combined Company

Assuming that the merger is consummated, it is expected that the combined company will adopt a new compensation policy for its non-employee directors. It is anticipated that annual option grants will be awarded based upon the value of $30,000 for the chairperson of the board of the combined company and $20,000 for the other non-employee directors. Directors who are employed by the combined company will not compensated for their service on the board of the combined company.

Executive Employment Agreement with Rodney C. Keller, Jr.

Pursuant to the Merger Agreement, effective upon consummation of the merger, as a condition to the closing of the merger, immediately prior to the effective time of the merger, the employment agreement between AYRO and Mr. Keller currently in effect will be terminated, and DropCar will enter into an executive employment agreement with Mr. Keller. The following summary describes the material provisions of the employment agreement to be entered into by DropCar and Mr. Keller. This summary may not contain all of the information about the employment agreement that is important to you. This summary is qualified in its entirety by reference to the complete text of the employment agreement to be entered into by DropCar and Mr. Keller, which is attached to this joint proxy and consent solicitation statement/prospectus as Annex H. AYRO and DropCar encourage you to read the employment agreement carefully and in its entirety for a more complete understanding of the employment agreement.

Pursuant to the new employment agreement with DropCar, Mr. Keller will serve as the chief executive officer of DropCar and as a director for the one-year initial term commencing upon effective time of the merger, which term shall be automatically renewed for a successive one-year term, unless earlier terminated by either party upon four months’ written notice or terminated otherwise as set forth in the new employment agreement. Mr. Keller will also serve as a director of DropCar.

The new employment agreement provides that Mr. Keller is entitled to a base salary of $250,000, which may be increased at the discretion of DropCar Board of Directors but may not be decreased without Mr. Keller’s consent. Mr. Keller is also eligible to receive for fiscal years during the term of his employment periodic bonuses up to 50% of his annual base salary upon achievement of target objectives and performance criteria, payable on or before March 15th of the fiscal year following the fiscal year to which the bonus relates. Except upon termination by DropCar without cause or upon non-renewal, or by Mr. Keller for good reason, Mr. Keller shall be entitled to a bonus for a year, subject to achievement of the performance criteria, if he is employed by DropCar as of December 31 for the year to which services to which the bonus applies were performed. Targets and performance criteria shall be established by the DropCar Board of Directors after consultation with Mr. Keller, but the evaluation of Mr. Keller’s performance shall be at the DropCar Board of Directors’ sole discretion.

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As soon as administratively practicable after the closing date of the merger, Mr. Keller will be granted an additional award of 4,579,301 restricted stock units prior to any reverse split, which shall be 5% of the issued and outstanding shares of common stock of the combined company on a fully diluted basis, subject to the terms and conditions of the combined company’s equity plan and form of restricted stock unit award agreement, which terms shall include (i) forfeiture of any unvested restricted stock units on termination of employment for any reason; and (ii) vesting of the restricted stock units as follows: (A) 33.33% will vest upon the combined company’s receipt of purchase orders for at least 500 AYRO vehicles to be sold to Club Car in calendar year 2020 with specified quarterly targets, provided, that (1) on or before December 16, 2019, a definitive written agreement with respect to such purchase is executed, and at least $1,000,000 of the purchase has been received by the combined company; (2) on the closing date of the merger, AYRO secures borrowing based on a line of credit of $4,000,000 to support inventory purchase flow in line with the combined company’s 2020 budget; (3) the merger closes on or before April 23, 2020 and the combined company receives additional funding of at least $5,000,000 by the closing date of the merger; (4) in the event the closing date of the merger is after January 25, 2020, AYRO and the investors mutually agree on the earlier release of approved funding of at least $500,000; and (5) the combined company receives additional funding from third parties of at least $1,500,000 on or before September 30, 2020; (B) an additional 33.33% on the date that, in addition to the conditions set forth in (A), the combined company enters into a definitive written agreement with Club Car or Ingersoll Rand on or before May 31, 2020, that results in a minimum equity investment of $1,500,000, and publicly discloses such investment; and (C) the remainder on the date that the combined company achieves a minimum average valuation of 25% higher for twenty out of the thirty calendar days following the end of the first full quarter after the closing date of the merger than the combined company’s valuation on the date of the merger, provided that the conditions set forth in (A) have been achieved by such date.

The combined company may terminate Mr. Keller’s employment for cause at any time after providing written notice to Mr. Keller, and without cause with thirty days’ written notice. Mr. Keller may terminate his employment without good reason at any time upon thirty days’ written notice or with good reason, which requires delivery of a notice of termination within ninety days after Mr. Keller first learns of the existence of the circumstances giving rise to good reason, and failure of the combined company to cure the circumstances giving rise to the good reason within thirty days following delivery of such notice.

If the combined company terminates Mr. Keller’s employment for cause or if Mr. Keller resigns, Mr. Keller shall receive, within thirty days of such termination, any accrued but unpaid base salary and expenses required to be reimbursed, and all vested outstanding stock options will remain exercisable until the earlier of expiration of the option’s term or the date that is two years following the termination.

If Mr. Keller’s employment is terminated due to his death or disability, Mr. Keller or his estate will receive the accrued obligation Mr. Keller would have received upon termination by the combined company for cause or by Mr. Keller by resignation, and any earned, but unpaid, bonus for services rendered during the year preceding the date of termination.

If the combined company terminates Mr. Keller’s employment without cause or upon non-renewal or by Mr. Keller for good reason, Mr. Keller is entitled to receive the accrued obligation Mr. Keller would have received upon termination by the combined company for cause or by Mr. Keller by resignation, and any earned, but unpaid, bonus for services rendered during the year preceding the date of termination. In addition, subject to compliance with the restrictive covenants set forth in the employment agreement and the execution of a release of claims, the combined company will pay the following severance payments and benefits: (1) an amount equal to twelve months’ base salary, payable in equal monthly installments over a twelve-month severance period; (2) an amount equal to the greater of (x) the most recent annual bonus earned by Mr. Keller, (y) the average of the immediately preceding two year’s annual bonuses earned by Mr. Keller, or (z) if Mr. Keller’s termination of employment occurs during the first calendar year of the initial employment term before any annual bonus for a full twelve-month period of service has been paid, then the target bonus Mr. Keller is eligible for under the employment agreement; provided that no bonus amount shall be payable if the bonuses for the year of termination are subject to achievement of performance goals and such performance goals are not achieved by the combined company for such year; provided further that the bonus amount shall be paid at the same time bonuses would be payable under the employment agreement as if Mr. Keller was actively employed; (3) all outstanding stock options and restricted stock unit awards granted shall be fully and immediately vested, to the extent not previously vested and shares with respect to the restricted stock unit awards that become vested under the employment agreement shall be delivered within ten days of termination; and (4) continued healthcare coverage under the group health plan at the same cost, if any, imposed on active employees of the company, until the earlier of (x) the expiration of the severance period or (y) the date Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) coverage terminates or expires.

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If the combined company terminates Mr. Keller’s employment without cause or upon non-renewal or by Mr. Keller for good reason in connection with or within 24 months following a change in control (as defined in the 2020 Long-Term Equity Incentive Plan), Mr. Keller shall receive the severance payments and benefits he would receive in the event that the combined company terminates Mr. Keller’s employment without cause or upon non-renewal or by Mr. Keller for good reason set forth above, but instead of twelve months’ base salary, Mr. Keller will receive twenty-four months’ base salary over a twelve-month severance period and double the bonus amount he would have received without change in control.

The employment agreement also contains certain standard noncompetition, non-solicitation, non-disparagement, confidentiality, and assignment of inventions requirements for Mr. Keller.

Amendment to Executive Employment Agreement of Mr. Curtis Smith

Pursuant to the Merger Agreement, effective upon consummation of the merger, as a condition to the closing of the merger, immediately prior to the effective time of the merger, AYRO will enter into an amendment to the current executive employment agreement with Mr. Smith. The following summary describes the material provisions of the amendment to the employment agreement to be entered into by AYRO and Mr. Smith. This summary may not contain all of the information about the amendment that is important to you. This summary is qualified in its entirety by reference to the complete text of the amendment to the employment agreement to be entered into by AYRO and Mr. Smith, which is attached to this joint proxy and consent solicitation statement/prospectus as Annex I. AYRO and DropCar encourage you to read the amendment to the employment agreement carefully and in its entirety for a more complete understanding of the amendment.

For the description of Mr. Smith’s current employment agreement, see section titled “MANAGEMENT OF THE COMBINED COMPANY— Narrative Disclosure to Summary Compensation Table” beginning on page 216 of this joint proxy and consent solicitation statement/prospectus.

Mr. Smith’s current employment agreement did not expressly provide for the treatment of any outstanding awards upon termination by AYRO for cause, termination by Mr. Smith without good reason or by failure to renew by either party. The amendment to Mr. Smith’s employment agreement will provide that if Mr. Smith’s employment is terminated upon either party’s failure to renew or by Mr. Smith without good reason, then all of Mr. Smith’s vested, outstanding stock options will remain exercisable until the earlier of the expiration of the option’s term or the date that is two years following the termination.

Mr. Smith’s current employment agreement relies on the individual option award agreements for the treatment of Mr. Smith’s grants upon termination of Mr. Smith’s employment by AYRO not for cause (as defined in such option agreements), which provides that Mr. Smith may exercise the options vested as of the date of his termination by the earlier of (i) the date that is 3 months following Mr. Smith’s termination or (ii) the expiration date (unless being exercised by his estate). The amendment will further provide that if Mr. Smith’s employment is terminated by AYRO without cause or by Mr. Smith for good reason, then all outstanding equity awards granted to Mr. Smith pursuant to his employment agreement shall be fully and immediately vested, to the extent not previously vested, and all of his then vested, outstanding stock options shall remain exercisable until the earlier of the expiration of the options’ term or the date that is two years following termination.

The proposed amendment to the employment agreement between AYRO and Mr. Smith to be entered into immediately prior to the merger do not amend the severance payments in connection with termination of Mr. Smith’s employment by Mr. Keller for good reason or by AYRO without cause within 12 months following a change in control.

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Independent Contractor Agreements with Brian Groh and Richard Perley

AYRO and 2196005 Ontario, Inc., an Ontario corporation owned and controlled by Mr. Groh (the “Groh Entity”), entered into an independent contractor agreement, on September 16, 2019. Pursuant to the agreement, the Groh Entity agreed to provide services as chief of business development for a term of 12 months. For a description of AYRO’s independent contractor agreement with the Groh Entity, see the section titled “MANAGEMENT OF THE COMBINED COMPANY— Narrative Disclosure to Summary Compensation Table” beginning on page 216 of this joint proxy and consent solicitation statement/prospectus.

AYRO and Mr. Perley, doing business as PerlTek, entered into an independent contractor agreement on August 27, 2018. Pursuant to the agreement, Mr. Perley serves as Vice President, Product Management and Marketing. On September 9, 2019, a new statement of work was consummated naming Mr. Perley the Chief Marketing Officer. Pursuant to the agreement, the Groh Entity agreed to provide services as chief of business development for a term of 12 months. For a description of AYRO’s independent contractor agreement with PerlTek, see the section titled “MANAGEMENT OF THE COMBINED COMPANY— Narrative Disclosure to Summary Compensation Table” beginning on page 216 of this joint proxy and consent solicitation statement/prospectus.

We do not currently have any change-in-control agreements with Mr. Groh and Mr. Perley. Compensation upon termination other than following a change-in-control are described under “MANAGEMENT OF THE COMBINED COMPANY— Narrative Disclosure to Summary Compensation Table” beginning on page 216 of this joint proxy and consent solicitation statement/prospectus.

Quantification of Potential Payments to AYRO Named Executive Officers in Connection with the Merger

Item 402(t) of Regulation S-K requires disclosure of compensation arrangements or understandings with AYRO’s named executive officers that are based on or otherwise relate to the merger, whether present, deferred or contingent. The individuals disclosed within this section and referred to as the “named executive officers” are AYRO’s current principal executive officer and the three most highly compensated executive officers, including the current principal financial officer, other than the principal executive officer or AYRO’s most recently completed fiscal year.

The table set forth below details the amount of payments and benefits that each of Messrs. Keller and Smith could potentially receive in connection with the merger under the Merger Agreement and the applicable employment agreements. The independent contractor agreements with Mr. Groh and Mr. Perley do not provide for arrangements in connection with a change in control.

These payments include the payments described above and are not in addition to those described in previous sections. The amounts presented in the table below do not necessarily represent what each named executive officer will actually receive, and are calculated based on particular assumptions, as outlined below.

The amounts calculated in the table below were calculated using the following assumptions: (i) the merger occurs on April 1, 2020, (ii) a change in control, as such term is defined in each of Mr. Keller’s and Mr. Smith’s employment agreement effective upon completion of merger, occurs following the completion of the merger, on April 1, 2020, including the (iii) the named executive officers will incur a termination of employment on April 1, 2020, and (iv) there was no unpaid accrued obligation the named executive officer as of April 1, 2020.

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Name and Principle Position	Cash		Equity		Perquisites/Benefits		Total ($)

Rodney C. Keller, Jr. President and chief executive officer	$500,000	(1)	$3,291,008	(2)	$2,171	(3)	$3,793,179
Curtis Smith Chief financial officer	$100,000	(4)	$9,434	(5)	$12,706	(6)	$122,140

(1)	Represents the lump sum cash severance payment to be paid to Mr. Keller upon termination by DropCar of his employment without cause or by Mr. Keller for good reason in connection with, or within 24 months following a change in control, pursuant to Mr. Keller’s employment agreement that will be in effect as of the closing of the merger, and calculated as described above. This amount assumes that Mr. Keller’s employment was terminated immediately following a change in control occurring immediately after the merger, and therefore, Mr. Keller did not earn any bonus payments prior to the termination of this employment. All amounts are attributable to double trigger arrangement.

(2)	Represents the cashless exercise value (fair market value of the DropCar stock price as of April 1, 2020, divided by the merger Exchange Ratio minus the exercise price of the option) of unvested stock options as of April 1, 2020, that would accelerate upon termination of Mr. Keller’s employment by DropCar without cause or a termination by Mr. Keller for good reason immediately following a change in control occurring immediately after the merger, for those unvested options that are “in the money.” All amounts are attributable to double trigger arrangement.

(3)	Represents the COBRA payments due to the executive upon termination of employment without cause or a termination by Mr. Keller for good reason immediately following a change in control occurring immediately after the merger. The amount is calculated on DropCar reimbursement amounts in place as of December 31, 2019, and assumes that such payment is made for the full 12 month severance period. All amounts are attributable to double trigger arrangement.

(4)	Represents the lump sum cash severance payment to be paid to Mr. Smith upon termination of his employment by the AYRO without cause, or by Mr. Smith for good reason in connection with, or within 12 months following a change in control occurring immediately after the merger, pursuant to Mr. Smith’s employment agreement, as amended immediately prior to the closing of the merger, and calculated as described above. This amount assumes that Mr. Smith’s employment was terminated immediately following the merger. All amounts are attributable to double trigger arrangement.

(5)	Represents the cashless exercise value (fair market value of the DropCar stock price as of April 1, 2020, divided by the merger Exchange Ratio minus the exercise price of the Option) of unvested stock options as of April 1, 2020, that would accelerate upon termination of Mr. Smith’s employment by AYRO without cause or a termination by Mr. Smith for good reason immediately following a change in control occurring immediately after the merger, for those unvested options that are “in the money”. All amounts are attributable to double trigger arrangement.

(6)	Represents the COBRA payments due to the executive upon termination of employment without cause or a termination by Mr. Smith for good reason immediately following a change in control occurring immediately after the merger. The amount is calculated on DropCar reimbursement amounts in place as of December 31, 2019, and assumes that such payment is made for the full 12 month severance period. All amounts are attributable to double trigger arrangement.

Indemnification and Liability Insurance

Each current director of AYRO entered into an indemnification agreement with AYRO. The indemnification agreements, the AYRO Charter and the AYRO Bylaws provide for indemnification of the directors and executive officers to the fullest extent permitted by Delaware law.

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It is expected that, upon completion of the merger, the current AYRO directors and executive officers appointed as directors and executive officers of DropCar will enter into indemnification agreements with DropCar. DropCar’s indemnification agreements, the DropCar Charter and the DropCar Bylaws require DropCar to indemnify its directors and officers to the fullest extent permitted by Delaware law.

AYRO currently maintains directors’ and officers’ liability insurance and fiduciaries’ liability insurance policies. It is expected that, upon completion of the merger, DropCar will obtain and maintain a directors’ and officers’ liability insurance and fiduciaries liability insurance policies that would cover current AYRO directors and executive officers who will serve as a director or executive officer of the combined company.

Certain Transactions Preceding the Merger

Prior to the merger, certain transactions took place that provide important and clarifying context and background for the ownership interests described below.

On January 15, 2019, AYRO entered into a fee-for-service-based agreement with Sustainability Consultants, LLC, that is controlled by Mark Adams, Will Steakley and John Constantine in the effort to support the strategic direction of AYRO. The duties of Sustainability Consultants, LLC, include (a) participating in strategic advisory conference calls with management; (b) making introductions of AYRO to interested parties of strategic value; (c) advising AYRO on capital structure; and (d) acting as ambassadors to promote the company within the Central Texas community. Sustainability Consultants, LLC, received five-year warrants to purchase 652,500 shares of AYRO’s common stock at a $2.00 strike price and 247,500 shares of AYRO’s common stock in connection with the services rendered.

In October 2019, AYRO received $500,000 under a 120-day bridge term loan bearing interest at the rate of 14% per annum, payable quarterly, from Mark Adams, a founding board member. As an inducement for the bridge loan, AYRO granted Mr. Adams 528,000 shares AYRO common stock. On December 13, 2019, Mr. Adams agreed to extend the maturity date for this loan until April 30, 2021 in exchange for the issuance of 500,000 shares of AYRO common stock.

In October 2019, Sustainability Initiatives, LLC (“SI”), a company owned by Christian Okonsky and Mark Adams, AYRO’s founders and board members, agreed to terminate the Outsources CVO Services Agreement, which required AYRO to pay SI a royalty based on AYRO’s revenues, with AYRO in exchange for 850,000 shares of AYRO common stock.

In December 2019, AYRO, SI, Christian Okonsky and Mark Adams agreed to cancel options to purchase an aggregate of 1,750,000 of AYRO common stock in exchange for AYRO’s issuance of 1,593,550 shares of AYRO common stock.

In December 2019, AYRO issued Sustainability Consultants, LLC 247,500 shares of AYRO common stock for services rendered under the consulting agreement with Sustainability Consultants, LLC.

Ownership Interests

As of April 1, 2020, the directors and executive officers of AYRO, together with their respective affiliates, collectively owned 9,263,344 shares of AYRO common stock, including shares deliverable upon the conversion of outstanding shares of preferred stock and outstanding options and warrants to purchase a total of 2,408,394 shares of AYRO common stock, or approximately 61.9% of the shares of AYRO capital stock outstanding on that date on an as-converted-to-common stock basis.

As of the close of business on the AYRO record date for the solicitation of written consent, the directors and executive officers of AYRO, together with their respective affiliates, collectively beneficially owned and were entitled to vote 6,854,950 shares of AYRO common stock on an as-converted-to-common stock basis, which represents, in the aggregate, approximately 31.4% of the shares of AYRO capital stock outstanding on that date on an as-converted-to-common stock basis.

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Upon the closing of the merger, AYRO’s directors and executive officers will be entitled to receive the merger consideration for the securities of AYRO held. For a full description of the merger consideration, see the sections titled “THE MERGER” beginning on page 139 and “THE MERGER AGREEMENT — Effects of Merger; Merger Consideration” beginning on page 178 of this joint proxy and consent solicitation statement/prospectus.

For more detailed information on AYRO’s directors’ and executive officers’ beneficial ownership of AYRO common stock and options held by AYRO’s directors and executive officers, please refer to “PRINCIPAL STOCKHOLDERS OF AYRO AND THE COMBINED COMPANY” beginning on page 233 of this joint proxy and consent solicitation statement/prospectus.

Treatment of Stock Options

At the effective time of the merger, each outstanding AYRO Option that is not exercised prior to the merger will be assumed by DropCar and become exercisable for shares of DropCar common stock, as further described in the sections titled “THE MERGER AGREEMENT — Assumption of AYRO Stock Options” beginning on page 179 and the section titled “PRINCIPAL STOCKHOLDERS OF AYRO AND THE COMBINED COMPANY” beginning on page 233 of this joint proxy and consent solicitation statement/prospectus. The AYRO Options will be assumed in accordance with the terms and conditions of the AYRO Equity Plan and on the same terms and conditions as were applicable under the AYRO Equity Plan, except that all actions to be taken under the AYRO Options by AYRO’s board of directors (or a committee thereof) will be taken by the DropCar Board of Directors (or a committee thereof), (ii) each AYRO Option will be converted to a stock option to purchase a number of shares of DropCar common stock multiplied by the Exchange Ratio, (iii) the new exercise price for each share of DropCar common stock issuable upon the exercise of a converted stock option will be determined by dividing the exercise price of the AYRO Option immediately prior to the effective time of the merger by the Exchange Ratio, and (iv) all references in the AYRO Options to AYRO and AYRO common stock will be deemed to be references to DropCar and DropCar common stock, respectively, after giving effect to the adjustments pursuant to clauses (i), (ii), and (iii). The exercise price and the number of shares of DropCar common stock subject to each converted AYRO stock option will be determined in a manner consistent with the requirements of Sections 409A and 424 of the Code. Any restriction on the exercise of any stock option that is assumed by DropCar will continue in full force and effect in accordance with its terms, and the term, exercisability and other provisions of such stock option will otherwise remain unchanged as a result of the assumption of such stock option by DropCar, except as may otherwise be provided in the stock option’s award agreement. Below is a list of all options held by AYRO’s directors and executive officers as of April 1, 2020:

Name	Number of Shares of AYRO Common Stock Subject to AYRO Options	Exercise Price
Christian Okonsky	300,000	$0.67
Mark Adams	225,000	$0.67
Rodney Keller	1,190,000	$0.67
	350,000	$0.95
	75,000	$1.10
Brian Groh	200,000	$1.10
Curtis Smith	400,000	$0.67
	200,000	$0.95
Richard Perley	200,000	$1.10

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Treatment of Warrants

At the effective time of the merger, each AYRO warrant that is outstanding and unexercised immediately prior to the effective time will be converted into and become a warrant to purchase DropCar’s common stock as further described in the section titled “THE MERGER AGREEMENT — Assumption of AYRO Warrants” beginning on page 179 of this joint proxy and consent solicitation statement/prospectus. All rights with respect to AYRO common stock under AYRO warrants assumed by DropCar will thereupon be converted into rights with respect to DropCar common stock. The replacement warrant shall be exercisable for a number of shares of common stock of the combined company equal to (a) the number of shares of common stock of AYRO that the existing warrant is exercisable for multiplied by (b) the Exchange Ratio, at a per share price equal to (i) the exercise price per share of common stock of AYRO under the existing warrant divided by (ii) the Exchange Ratio. Below is a list of warrants held by AYRO’s directors and officers as of April 1, 2020:

Name	Number of Warrants exercisable for AYRO Common Stock Subject to Options	Exercise Price
Mark Adams	180,894	$2.00
Richard Perley	125,000	$2.00

Treatment of AYRO Preferred Stock

Immediately prior to the effective time, each share of AYRO preferred stock, including any shares of preferred stock held by directors and executive officers, shall have been converted into AYRO common stock and be entitled to receive the merger consideration. For information concerning the holdings of AYRO’s directors and officers, please refer to “PRINCIPAL STOCKHOLDERS OF AYRO AND THE COMBINED COMPANY” beginning on page 233 of this joint proxy and consent solicitation statement/prospectus.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to prior receipt of all approvals required to be obtained from applicable governmental and regulatory authorities. Subject to the terms and conditions of the Merger Agreement, DropCar and AYRO have agreed to use their commercially reasonable efforts to take all actions and do all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, and to cooperate with the other party to prepare and file, as soon as practicable, all necessary documentation to consummate the transactions contemplated by the Merger Agreement.

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DropCar and AYRO believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that both parties will be able to obtain all requisite regulatory approvals prior to the anticipated closing. However, at any time before or after the effective time of the merger, the Federal Trade Commission, the U.S. Department of Justice Antitrust Division or others (including foreign regulatory agencies, states and private parties) could challenge the merger and take action under antitrust laws. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

DropCar must also comply with the applicable federal and state securities laws and the rules and regulations of The Nasdaq Stock Market LLC for the approval of the listing application to be submitted in connection with the issuance of shares of DropCar common stock in the merger and the filing with the SEC of the registration statement of which this joint proxy and consent solicitation statement/prospectus forms a part.

The foregoing is a summary of the material regulatory requirements for the merger, satisfaction or waiver of certain of which requirements is a condition to the completion of the merger. There can be no guarantee as to if and when any of the consents or approvals required for the merger will be obtained or as to the conditions that such consents and approvals may contain.

Accounting Treatment

Although DropCar is the legal acquirer and will issue shares of its common stock to effect the merger with AYRO, if the business combination is completed, it will be accounted for as an acquisition of DropCar by AYRO using the “acquisition” method of accounting. AYRO will record net tangible and identifiable intangible assets acquired and liabilities assumed from DropCar at their respective fair values at the date of the completion of the merger. Any excess of the purchase price, which will equal the fair value of the aggregate amount of DropCar common stock issued pursuant to the Merger Agreement on the date of the completion of the merger, plus any cash paid in lieu of fractional shares, over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of AYRO after completion of the merger will reflect DropCar’s balances and results but will not be restated retroactively to reflect the historical financial condition or results of operations of DropCar. The earnings of AYRO following the completion of the merger will reflect the effect of acquisition accounting adjustments, including changes in the carrying values of assets and liabilities and on depreciation and amortization expense. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually, and all assets including goodwill will be tested for impairment when certain indicators are present. If in the future, AYRO determines that tangible or intangible assets (including goodwill) are impaired, AYRO would record an impairment charge at that time.

U.S. Federal Income Tax Considerations

The merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations promulgated thereunder. As a result of the “reorganization,” AYRO stockholders and warrant holders generally should not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of AYRO stock for shares of DropCar common stock and upon the conversion of their AYRO warrants into DropCar warrants, each in connection with the merger, subject to the uncertainty concerning the tax treatment of fractional shares. DropCar stockholders generally will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section titled “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 238 of this joint proxy and consent solicitation statement/prospectus.

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Appraisal Rights

Under the DGCL, only AYRO stockholders are entitled to appraisal rights in connection with the merger. DropCar stockholders are not entitled to appraisal rights in connection with the merger. The text of the relevant provisions of the DGCL is attached to this joint proxy and consent solicitation statement/prospectus as Annex E.

Under the DGCL, if an AYRO stockholder of record does not wish to accept the merger consideration provided for in the Merger Agreement and the merger is consummated, such AYRO stockholder has the right to seek appraisal of his, her or its shares of AYRO stock and to receive payment in cash for the fair value of his, her or its shares of AYRO stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of AYRO stock. These rights are known as appraisal rights. The “fair value” of such shares of AYRO stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration that AYRO stockholder of record is otherwise entitled to receive for the same number of shares of AYRO stock under the terms of the Merger Agreement. AYRO stockholders of record who elect to exercise appraisal rights must not consent in writing to the AYRO Merger Proposal and must comply with the other provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. An AYRO stockholder of record who wishes to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the Merger Agreement, or deliver a signed consent without indicating a decision on the AYRO Merger Proposal. Any signed written consent returned without indicating a decision on the AYRO Agreement Proposal will be counted as approving the AYRO Merger Proposal.

This section is intended only as a brief summary of the material provisions of the Delaware statutory procedures that an AYRO stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is attached as Annex E to this joint proxy and consent solicitation statement/prospectus. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that AYRO stockholders exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “AYRO stockholders” or “you” are to the record holders of shares of AYRO stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. A person having a beneficial interest in shares of AYRO stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Section 262 of the DGCL requires that, where a Merger Agreement is adopted by a written consent of stockholders in lieu of a meeting of stockholders, certain stockholders must be given notice that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the merger is approved and no later than ten (10) days after the effective time of the merger. Only those AYRO stockholders who did not submit a written consent adopting the Merger Agreement and who have otherwise complied with Section 262 of the DGCL are entitled to receive such notice. The notice may be given by AYRO, if sent prior to the effective time of the merger, or the surviving corporation in the merger, if given after the effective time of the merger. If given at or after the effective time of the merger, the notice must also specify the effective time of the merger; otherwise, a supplementary notice will provide this information.

Following AYRO’s receipt of sufficient written consents to adopt the Merger Agreement, AYRO will send all non-consenting AYRO stockholders who satisfy the other statutory conditions the notice regarding the receipt of such written consents. An AYRO stockholder electing to exercise his, her or its appraisal rights will need to take action at that time, in response to such notice, but this description is being provided to all AYRO stockholders now so you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice.

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In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent adopting the Merger Agreement, or deliver a signed written consent without indicating a decision on the AYRO Merger Proposal. Consents that are executed and delivered without indicating a decision on the AYRO Merger Proposal will be counted as approving the AYRO Merger Proposal, which will also eliminate any appraisal rights. As described below, you must also continue to hold your shares through the effective time of the merger.

If you elect to demand appraisal of your shares of AYRO stock, you must deliver to AYRO or the surviving corporation, as applicable, at the specific address which will be included in the notice of appraisal rights, a written demand for appraisal of your shares of AYRO stock within twenty (20) days after the date of the mailing of such notice. Do not submit a demand before the date of the notice of appraisal rights, because under Delaware case law, a demand that is made before the date of such notice may not be effective to perfect your appraisal rights.

An AYRO stockholder wishing to exercise appraisal rights must hold of record the shares of AYRO stock on the date the written demand for appraisal is made and must continue to hold of record the shares of AYRO stock through the effective time of the merger. Appraisal rights will be lost if your shares of AYRO stock are transferred prior to the effective time of the merger. If you are not the stockholder of record, you will need to follow special procedures as discussed further below.

If you and/or the record holder of your shares of AYRO stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the merger is completed, you (assuming that you hold your shares through the effective time of the merger) will be entitled to receive payment for your shares of AYRO stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of AYRO stock.

In order to satisfy Section 262 of the DGCL, a demand for appraisal in respect of shares of AYRO stock must reasonably inform AYRO or the surviving corporation, as applicable, of the identity of the AYRO stockholder of record and his, her or its intent to seek appraisal rights. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of AYRO stock, fully and correctly, as the stockholder’s name appears on the AYRO stock certificate(s), should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares of AYRO stock in connection with the merger. The demand cannot be made by the beneficial owner of shares of AYRO stock if such beneficial owner does not also hold of record the shares of AYRO stock. The beneficial owner of shares of AYRO stock must, in such cases, have the holder of record of such shares of AYRO stock submit the required demand in respect of such shares.

If shares of AYRO stock are held of record by a person other than the beneficial owner, including a fiduciary (such as a trustee, guardian or custodian) or other nominee, a demand for appraisal must be executed by such record holder. If the shares of AYRO stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for an AYRO stockholder; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder, who holds shares of AYRO stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of AYRO stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of AYRO stock as to which appraisal is sought. Where no number of shares of AYRO stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of AYRO stock held in the name of the record holder.

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At any time within sixty (60) days after the effective time of the merger, any AYRO stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the merger consideration for his, her or its shares of AYRO stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within sixty (60) days after the effective time of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any AYRO stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration for his, her or its shares of AYRO stock.

Within one hundred twenty (120) days after the effective time of the merger, but not thereafter, either the surviving corporation or any AYRO stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of AYRO stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by an AYRO stockholder, service of a copy of such petition shall be made upon the surviving corporation. DropCar has no present intent to cause AYRO to file such a petition and has no obligation to cause such a petition to be filed, and AYRO stockholders should not assume that the surviving corporation will file a petition. Accordingly, the failure of an AYRO stockholder to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within one hundred twenty (120) days after the effective time of the merger, any AYRO stockholder who has properly filed a written demand for appraisal and who did not submit a written consent adopting the Merger Agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of AYRO stock for which a written consent adopting the Merger Agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be mailed within ten (10) days after such written request has been received by the surviving corporation or within ten (10) days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of AYRO stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by an AYRO stockholder and a copy of the petition is served upon the surviving corporation, then the surviving corporation will be obligated, within twenty (20) days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all AYRO stockholders who have demanded an appraisal of their shares of AYRO stock and with whom agreements as to the value of their shares of AYRO stock have not been reached. After notice to AYRO stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require AYRO stockholders who have demanded payment for their shares of AYRO stock to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the AYRO stockholders entitled to appraisal of their shares of AYRO stock, the Delaware Court of Chancery will appraise the shares of AYRO stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the AYRO stock certificates representing their shares of AYRO stock. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent (5%) over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

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No representation is made as to the outcome of the appraisal of fair value as determined by the court and AYRO stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, neither AYRO nor DropCar anticipates offering more than the merger consideration to any stockholder exercising appraisal rights and AYRO and DropCar reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of AYRO stock is less than the per share merger consideration.

In determining “fair value,” the court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger and that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the AYRO stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each AYRO stockholder seeking appraisal is responsible for his, her or its attorneys’ and expert witness expenses, although, upon the application of an AYRO stockholder, the Delaware Court of Chancery could order all or a portion of the expenses incurred by any AYRO stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of AYRO stock entitled to appraisal. Any AYRO stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote shares of AYRO stock subject to that demand for any purpose or to receive payments of dividends or any other distributions with respect to those shares of AYRO stock, other than with respect to payments as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within one hundred twenty (120) days after the effective time of the merger, or if an AYRO stockholder otherwise fails to perfect his, her or its appraisal rights, successfully withdraws his, her or its demand for appraisal or loses his, her or its right to appraisal, then the right of that AYRO stockholder to appraisal will cease and that AYRO stockholder will only be entitled to receive the merger consideration for his, her or its shares of AYRO stock pursuant to the Merger Agreement.

Under the Merger Agreement, holders of AYRO preferred stock will have their shares converted into shares of AYRO common stock immediately prior to the effective time. Accordingly, the foregoing discussion is applicable to holders of AYRO preferred stock in their capacity as holders of AYRO common stock immediately prior to the merger.

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FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, AYRO stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Pursuant to the terms of the Merger Agreement, it is a condition to DropCar and Merger Sub’s obligations to complete the merger that holders of no more than five percent (5%) of the outstanding shares of AYRO stock immediately prior to the effective time of the merger, shall have exercised, or remain entitled to exercise, appraisal rights pursuant to Section 262 of the DGCL with respect to such shares of AYRO stock.

Treatment of AYRO Stock Options

At the effective time of the merger, DropCar will assume all of AYRO’s rights and obligations under the stock options granted pursuant to the AYRO Equity Plan that are outstanding immediately prior to the effective time of the merger, and such options shall become exercisable for shares of DropCar common stock. The number of shares of DropCar common stock that may be purchased pursuant to such stock options and the exercise price for such stock options shall be determined by the formula set forth in the Merger Agreement. For more information on the assumption of outstanding stock options of AYRO, see the section titled “THE MERGER AGREEMENT — Assumption of AYRO Stock Options” beginning on page 179 of this joint proxy and consent solicitation statement/prospectus.

AYRO’s 2017 Long Term Incentive Plan

The AYRO Equity Plan will be assumed by DropCar at the effective time of the merger such that no additional awards may be issued thereunder.

The Employment Agreements and the Lock-up Agreements

Pursuant to the Merger Agreement, as a condition to the closing of the merger, immediately prior to the effective time of the merger, (i) the employment agreement between AYRO and Mr. Keller currently in effect will be terminated, and DropCar will enter into an executive employment agreement with Mr. Keller, and (ii) AYRO will enter into an amendment to the current executive employment agreement with Mr. Smith. For the summary of the terms of the employment agreement to be entered into between DropCar and Mr. Keller and the terms of the amendment to Mr. Smith’s employment agreement, each of which shall be entered into immediately prior to the effective time of the merger, see “THE MERGER — Interests of AYRO’s Directors and Executive Officers in the Merger — Position with the Combined Company” beginning on page 159 of this joint proxy and consent solicitation statement/prospectus.

A copy of the employment agreement to be entered into by DropCar and Mr. Keller is included in this joint proxy and consent solicitation statement/prospectus as Annex H, and a copy of the amendment to the employment agreement to be entered into by AYRO and Mr. Smith is included in this joint proxy and consent solicitation statement/prospectus as Annex I. AYRO and DropCar encourage you to read the proposed employment agreement between DropCar and Mr. Keller and the amendment to Mr. Smith’s employment agreement carefully and in their entirety for a more complete understanding of the agreements.

Prior to the effective time of the Merger, AYRO and DropCar entered into lock-up agreements with all directors of DropCar who will continue on the board of directors of the combined company after closing, if any, Cenntro Automotive Group, Limited, Christian Okonsky, Curtis Smith, John Constantine, Mark Adams, Rodney Keller, and Will Steakley, with each agreement respectively dated December 19, 2019. Such agreements, among other things, include restrictions on signatories to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of or lend, directly or indirectly, any shares of common stock of DropCar, subject to certain exceptions including a bona fide gift or gifts or charitable contributions as set forth in the agreements. Such restrictions shall automatically terminate and cease to be effective on the one (1) year anniversary of the effective time of the Merger.

Sale of DropCar Assets

On December 19, 2019, DropCar entered into the Asset Purchase Agreement by and among DropCar, DropCar Operating, DC Partners, Spencer Richardson and David Newman, pursuant to which DropCar Operating agreed to sell substantially all of the assets associated with its business of providing vehicle support, fleet logistics and concierge services for both consumers and the automotive industry to an entity controlled by Messrs. Richardson and Newman, DropCar’s current Chief Executive Officer and Chief Business Development Officer, respectively. The aggregate purchase price for the purchased assets consists of the cancellation of certain liabilities pursuant to those certain employment agreements by and between DropCar Operating and each of Messrs. Richardson and Newman, plus the assumption of certain liabilities relating to, or arising out of, workers’ compensation claims that occurred prior to the closing date of the Asset Purchase Agreement.

The Asset Purchase Agreement contains representations, warranties and covenants by DropCar Operating and DC Partners that are typical for this type of transaction. Consummation of the transactions contemplated by the Asset Purchase Agreement is subject to certain conditions, including customary closing conditions relating to (i) the accuracy of each party’s representations and warranties (subject to certain qualifications), (ii) material compliance by the parties with their respective covenants and agreements contained in the Asset Purchase Agreement, (iii) the consummation of a Change in Control (as defined in the Asset Purchase Agreement), including the merger, and (iv) the receipt by DropCar of the affirmative vote of the holders of the majority of the shares of DropCar common stock outstanding and entitled to vote on such matters with respect to the matters contemplated by the Asset Purchase Agreement.

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DropCar Private Placement

On December 6, 2019, DropCar entered into a securities purchase agreement (the “DropCar Private Placement SPA”) with certain institutional and accredited investors, pursuant to which DropCar issued to the investors an aggregate of 34,722 shares of DropCar’s newly designated Series H-5 Convertible Preferred Stock, par value $0.0001 per share (the “Series H-5 Shares”), and warrants to purchase 3,472,222 shares of DropCar common stock, with an exercise price of $0.792 per share, subject to adjustments (the “DropCar Private Placement Warrants”). The purchase price per Series H-5 Share was $72.00, equal to (i) the closing price of DropCar common stock on The Nasdaq Capital Market on December 5, 2019, plus $0.125 multiplied by (ii) 100. The aggregate purchase price for the Series H-5 Shares and DropCar Private Placement Warrants was approximately $2.5 million. Subject to certain ownership limitations, the DropCar Private Placement Warrants will be exercisable beginning six months from the issuance date and will be exercisable for a period of five years from the initial exercise date. DropCar also issued to Palladium, the placement agent for the offering, Series H-5 Warrants to purchase 243,054 shares of common stock in connection with the Series H-5 issuance.

In connection with the offering, DropCar entered into a registration rights agreement with the investors, pursuant to which DropCar is obligated, among other things to file a registration statement with the SEC for purposes of registering the shares of DropCar common stock issuable upon conversion of the Series H-5 Shares and the shares of common stock issuable upon exercise of the DropCar Private Placement Warrants for resale by the investors. The Registration Rights Agreement contains customary terms and conditions for a transaction of this type, including certain customary cash penalties on DropCar for its failure to satisfy specified filing and effectiveness time periods.

DropCar Series H-6 Convertible Preferred Stock

On February 5, 2020, DropCar entered into separate Exchange Agreements (the “Share Exchange Agreements”) with the holders of the Series H-5 Shares to exchange an equivalent number of shares of the Company’s Series H-6 Convertible Preferred Stock (the “Series H-6 Shares”), par value $0.0001 per share (the “Share Exchange”). The Share Exchange closed on February 5, 2020.

On February 5, 2020, DropCar filed the Certificate of Designations, Preferences and Rights of the Series H-6 Shares with the Secretary of State of the State of Delaware, establishing and designating the rights, powers and preferences of the Series H-6 Shares. DropCar designated up to 50,000 shares of Series H-6 Shares and each share has a stated value of $72.00. Each Series H-6 Share is convertible at any time at the option of the holder thereof, into a number of shares of DropCar common stock determined by dividing the stated value by the initial conversion price of $0.72 per share, subject to a 9.99% blocker provision. The Series H-6 Shares have the same dividend rights as the DropCar common stock, except as provided for in the Certificate of Designations, Preferences and Rights of the Series H-6 Shares or as otherwise required by law. The Series H-6 Shares also have the same voting rights as the DropCar common stock, except that in no event shall a holder of Series H-6 Shares be permitted to exercise a greater number of votes than such holder would have been entitled to cast if the Series H-6 Shares had immediately been converted into shares of DropCar common stock at a conversion price equal to $0.78 (subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events). In addition, a holder (together with its affiliates) may not be permitted to vote Series H-6 Shares held by such holder to the extent that such holder would beneficially own more than 9.99% of DropCar common stock. In the event of any liquidation or dissolution of DropCar, the Series H-6 Stock ranks senior to the DropCar common stock in the distribution of assets, to the extent legally available for distribution.

As of April 1, 2020, there were 29,822 Series H-6 Shares outstanding.

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Bridge Financing

Prior to the execution of the Merger Agreement, on December 19, 2019, AYRO entered into a loan and security agreement with certain lenders, including Alpha Capital Anstalt, Iroquois Capital Investment Group LLC, and Iroquois Master Fund LTD, Ellis International L.P., and Richard Molinsky, and current stockholders of DropCar, pursuant to which the lenders provided bridge loans in an aggregate principal amount of $1,000,000 on the same day. The bridge loans accrue interest at 5% per annum, which may be increased to 15% per annum upon occurrence of any event of default, from the date of such default payable on demand (and in any event in arrears on the date such amount shall be paid in full). The principal and the accrued interest thereon are to be repaid on the earliest of (a) May 31, 2020; (b) the date on which the term loans are accelerated upon event of default as set forth in the loan and security agreement; or (c) 90 days after the date that AYRO determines not to proceed with the merger.

AYRO granted the lenders a first priority security interest in and lien on substantially all of the assets of AYRO.

Immediately prior to the consummation of the merger, subject to the applicable beneficial ownership limitation, the outstanding principal amount and the accrued interest of the term loans and all other obligations under the loan and security agreement, which is $1,003,540 as of April 1, 2020, will automatically convert into 3,779,442 shares of AYRO common stock that will be exchangeable for 4,098,427 shares of DropCar common stock, which is 7.03% of the issued and outstanding shares of the combined company upon the consummation of the merger, giving effect to the merger. Notwithstanding the foregoing, in no event shall any portion of the obligations under the loan and security agreement due and owing to a lender convert into AYRO common stock if it would cause such lender’s beneficial ownership (within the meaning of Section 13(d) of the Exchange Act), when taken together with other securities of DropCar owned by such lender, to exceed, at the written election of such lender, either 4.99% or 9.99% of the outstanding DropCar common stock after giving effect to the merger. In such event, the portion of the obligations that would cause such lender to exceed the beneficial ownership limitation, shall instead be converted into a “common stock equivalent” preferred stock which shall have terms customary for “common stock equivalent” preferred stock, including convertibility into a number of shares of common stock that such lender would have received but for the beneficial ownership limitation, a conversion blocker intended to prevent the obligations under Section 13(d) of the Exchange Act, participation rights with respect to dividends and distributions on the common stock, and customary anti-dilution adjustments for stock splits, reverse splits, stock dividends and similar events

Upon conversion of the bridge loans pursuant to the loan and security agreement, as a condition of completing the merger, the lenders shall receive warrants to purchase an aggregate of 3,779,442 shares of AYRO common stock.

AYRO Private Placements

Prior to the execution and delivery of the Merger Agreement, and as a condition of the willingness of the parties to enter into the Merger Agreement, certain investors, including certain stockholders of DropCar, entered into two AYRO Private Placement SPAs, each dated December 19, 2019, with AYRO, pursuant to which such stockholders have agreed, subject to the terms and conditions of such agreements, to purchase, prior to the consummation of the merger, shares of AYRO’s common stock (or, in lieu of common stock, at the request of an investor, pre-funded warrants) and warrants to purchase AYRO’s common stock for an aggregate total purchase price of $2,000,000. The consummation of the AYRO Private Placements is a closing condition of the merger.

The first AYRO Private Placement SPA was entered into by and among Alpha Capital Anstalt, Iroquois Capital Investment Group LLC, and Iroquois Master Fund LTD, current stockholders of DropCar, and AYRO, pursuant to which such stockholders have agreed, subject to the terms and conditions of such agreements, to purchase, prior to the consummation of the merger, shares of AYRO’s common stock (or, in lieu of common stock, at the request of an investor, pre-funded warrants) and warrants to purchase AYRO’s common stock for an aggregate purchase price of $1,150,000. On the closing date, AYRO will issue to the investors party to this AYRO Private Placement SPA (i) an aggregate of 3,566,373 shares of AYRO common stock (or, in lieu of common stock, at the request of an investor, pre-funded warrants), which shall equal 7.45% of the number of shares of combined company common stock outstanding immediately after the merger, and (ii) warrants to purchase 3,566,373 shares of AYRO common stock with an exercise price of $0.3708, which is equal to 115% of the per share purchase price pursuant to this AYRO Private Placement SPA.

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The second AYRO Private Placement SPA was entered into by and among certain investors and AYRO, pursuant to which such investors have agreed, subject to the terms and conditions of such agreements, to purchase, prior to the consummation of the merger, shares of AYRO’s common stock (or, in lieu of common stock, at the request of an investor, pre-funded warrants) and warrants to purchase AYRO’s common stock for an aggregate purchase price of $850,000. On the closing date, AYRO will issue to the investors party to this AYRO Private Placement SPA (i) an aggregate of 4,829,569 shares of AYRO common stock (or, in lieu of common stock, at the request of an investor, pre-funded warrants), which shall equal 9.52% of the number of shares of combined company common stock outstanding immediately after the merger, and (ii) warrants to purchase 4,829,569 shares of AYRO common stock with an exercise price of $0.2024, which is equal to 115% of the per share purchase price pursuant to this AYRO Private Placement SPA.

The warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date.

A holder (together with its affiliates) may not exercise any portion of the AYRO common stock warrant to the extent that the holder would own more than 4.99% (or at the election of a holder prior to the date of issuance, 9.99%) of the outstanding AYRO common stock immediately after exercise; provided, however, that upon notice to AYRO, the holder may increase or decrease the beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from the holder to AYRO.

The closing of the AYRO Private Placements is conditioned upon the satisfaction or waiver of the conditions set forth in the Merger Agreement, subject only to filing of a certificate of merger with the Delaware Secretary of State.

In addition, AYRO agreed to use commercially reasonable efforts to complete the merger, and as a condition to closing the merger, to cause DropCar to assume all of AYRO’s obligations under the warrants, the pre-funded warrants (if any) and the AYRO Private Placement SPAs.

The AYRO Private Placement SPAs may be terminated by the investor by written notice if the closing has not been consummated on or before June 19, 2020.

The shares of AYRO common stock issued and the shares of AYRO common stock issuable upon exercise of the pre-funded warrants or warrants issued in the AYRO Private Placements are subject to registration rights agreements expected to be entered into by and among DropCar and the investors in the AYRO Private Placements.

See the section titled “ANCILLARY AGREEMENTS—AYRO Private Placement SPAs” beginning on page 193 of this joint proxy and consent solicitation statement/prospectus for summary of the material terms of the AYRO Private Placement SPAs and the pre-funded warrants and warrants to be issued upon closing of the AYRO Private Placements.

Nominal Stock Subscription Agreement

On December 19, 2019, AYRO entered into a stock subscription agreement, dated as of December 19, 2019, with Alpha Capital Anstalt, pursuant to which, immediately prior to the merger, AYRO will issue up to an aggregate of 1,750,000 shares of AYRO common stock, or, to the extent that such investor’s purchase of AYRO common stock (together with its affiliates) would cause the investor’s beneficial ownership of the shares of AYRO common stock to exceed 4.99% (or, at the election of the investor, 9.99%) of the outstanding shares of AYRO common stock, pre-funded warrants in lieu of common stock, for the nominal per share purchase price of $0.001 per share.

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Closing of the Nominal Stock Subscription shall take place immediately prior to the closing of the merger and is conditioned upon the satisfaction of all conditions at the closing of the merger, other than filing of the certificate of merger provided for under the Merger Agreement.

A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or at the election of a holder prior to the date of issuance, 9.99%) of the outstanding AYRO common stock immediately after exercise; provided, however, that upon notice to AYRO, the holder may increase or decrease the beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from the holder to AYRO.

See the section titled “ANCILLARY AGREEMENTS—Nominal Stock Subscription Agreement” beginning on page 196 of this joint proxy and consent solicitation statement/prospectus for summary of the material terms of the Nominal Stock Subscription Agreement and the pre-funded warrants that may be issued upon closing of the Nominal Stock Subscription.

Palladium Placement Agent and Merger Advisory Agreement

Pursuant to the Palladium Advisory Agreement, dated December 19, 2019, between AYRO and Palladium, AYRO engaged Palladium to (i) act as the non-exclusive placement agent in a private placement of, or similar unregistered transaction involving, equity or equity-linked securities of AYRO to a limited number of institutional, accredited individual or strategic investors, and (ii) serve as AYRO’s non-exclusive advisor in connection with a merger. Palladium served as the non-exclusive placement agent in the Bridge Financing and the AYRO Private Placements.

Pursuant to the Palladium Advisory Agreement, among other things, in connection with the Bridge Financing and the AYRO Private Placements, AYRO is to (a) pay Palladium a cash fee equal to 8% of the aggregate gross proceeds raised in each transaction, payable in cash at the time of such closing, provided that, any cash fees in excess of $40,000 shall not be payable until the consummation of the merger, and (b) issue Palladium five-year warrants to purchase a number of shares of common stock of AYRO equal to 7% of the aggregate number of shares sold in each of the Bridge Financing and the AYRO Private Placements, at an exercise price equal to 115% of the offering price per share in the applicable closing.

Pursuant to the Palladium Advisory Agreement, for Palladium’s advisory services in connection with the merger, prior to consummation of the merger, Palladium will receive shares of AYRO common stock that converts into 550,125 shares of common stock of the combined company pursuant to the merger, representing 1% equity ownership in the combined company based on the total shares outstanding.

DropCar Placement Agent and Merger Advisory Agreement with Palladium

On December 5, 2019, DropCar entered into the DropCar Palladium Agreement, whereby Palladium agreed to (i) act as the non-exclusive placement agent in a private placement of, or similar unregistered transaction involving, equity or equity-linked securities of DropCar to a limited number of institutional, accredited individual or strategic investors (each such transaction, a “DropCar Financing Transaction”), and (ii) serve as DropCar’s exclusive financial advisor and investment banker to provide general financial advisory and investment banking services in connection with a possible business combination of DropCar with an unaffiliated third party.

The engagement and retention of Palladium will expire on the earlier of December 5, 2020, or the consummation of a business combination of DropCar with an unaffiliated third party.

Pursuant to the DropCar Palladium Agreement, among other things, in connection with the closing of each DropCar Financing Transaction, DropCar is to (a) pay Palladium a cash fee equal to 8% of the aggregate gross proceeds raised in each transaction, payable in cash at the time of such closing, and (b) issue Palladium five-year warrants to purchase a number of shares of common stock of DropCar equal to 7% of the aggregate number of shares sold in each DropCar Financing Transaction.

Pursuant to the DropCar Palladium Agreement, for Palladium’s advisory services in connection with the merger, upon consummation of the merger, Palladium will receive 1,100,249 shares of common stock of the combined company immediately following the merger that represents 2% equity ownership in the combined company based on the total shares outstanding.

In addition, DropCar agreed to reimburse Palladium periodically for its reasonable and customary out-of-pocket and incidental expenses incurred during the term of Palladium’s engagement, including the fees and expenses of its legal counsel and those of any other advisor retained by Palladium.

The DropCar Palladium Agreement contains indemnification provisions and representations and warranties customary to such agreements.

ALS Letter Agreement

On December 19, 2019, AYRO entered into a letter agreement with ALS, which provides that if the merger is consummated by June 19, 2020, prior to consummation of the merger, AYRO shall issue ALS 2,282,881 shares of common stock, which shall convert into 4.5% of the outstanding shares of common stock of the combined company after giving effect to the merger. In addition to introducing AYRO and DropCar, ALS will provide, as an independent contractor, consulting services to AYRO relating to financial, capital market and investor relations for twelve months following the closing of the merger.

Note Conversion Agreements

In December 2019, AYRO entered into note conversion agreements with certain holders of its promissory notes with an aggregate principal amount of $715,000, providing for an immediate conversion of the respective outstanding amount and accrued and unpaid interest thereon into shares of AYRO Series Seed-3 preferred stock.

Adams Note Amendment

On December 13, 2019, AYRO and Mr. Adams, a current member of the board of directors of AYRO and holder of a promissory note in the aggregate principal amount of $500,000, amended such promissory note, extending the maturity date of the note to April 30, 2021. As consideration, AYRO issued 500,000 shares of common stock to Mr. Adams. Such shares are subject to a six-month lock-up period.

See the section titled “RELATED PARTY TRANSACTIONS—AYRO Related Party Transactions” beginning on page 234 of this joint proxy and consent solicitation statement/prospectus for additional information.

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THE MERGER AGREEMENT

The following summary describes the material provisions of the Merger Agreement. The provisions of the Merger Agreement are complicated and not easily summarized. This summary may not contain all of the information about the Merger Agreement that is important to you. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached to this joint proxy and consent solicitation statement/prospectus as Annex A and is incorporated by reference into this joint proxy and consent solicitation statement/prospectus. You should read the Merger Agreement carefully and in its entirety, as it is the legal document governing the merger and the other transactions contemplated thereby.

The Merger Agreement has been included to provide you with information regarding its terms and the transactions described in this joint proxy and consent solicitation statement/prospectus. Neither AYRO nor DropCar intends that the Merger Agreement will be a source of business or operational information about AYRO or DropCar. The Merger Agreement contains representations and warranties made by and to DropCar, AYRO and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the Merger Agreement. In addition, certain representations and warranties were made as of a specified date and may be subject to contractual standards of materiality different from those generally applicable to stockholders. For the foregoing reasons, the representations and warranties should not be read alone or relied upon as characterizations of the actual state of facts or condition of DropCar, Merger Sub, AYRO or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this joint proxy and consent solicitation statement/prospectus.

Form, Effective Time and Closing of Merger

The Merger Agreement provides that, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of DropCar, will merge with and into AYRO. Upon completion of the merger, the separate corporate existence of Merger Sub will cease, and AYRO will continue as the surviving corporation and as a wholly owned subsidiary of DropCar. Immediately prior to the merger, AYRO will change its name to “AYRO Operating Company, Inc.,” and DropCar will change its name to “AYRO, Inc.”

The closing of the merger will occur no later than three (3) business days after the satisfaction or waiver of all of the conditions to completion of the merger (other than conditions to be satisfied on the closing date), which conditions are described below under “— Conditions to Completion of the Merger” beginning on page 182 of this joint proxy and consent solicitation statement/prospectus, or on such other date as DropCar and AYRO may mutually agree. At the closing, DropCar, AYRO and Merger Sub will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware. The merger will become effective upon the acceptance of such certificate or at such later time as may be specified in such certificate of merger.

Effects of Merger; Merger Consideration

At the effective time of the merger, each outstanding share of AYRO common stock, on an as-converted basis, taking into consideration all outstanding common stock, preferred stock, restricted stock and all other securities convertible or exercisable for AYRO common stock, will be converted into the right to receive shares of DropCar common stock at the Exchange Ratio as described below.

Each outstanding AYRO stock option, whether vested or unvested, and warrant that has not previously been exercised will be assumed by DropCar and converted into a stock option or warrant, as the case may be, to purchase shares of DropCar common stock.

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All shares of AYRO capital stock held by AYRO as treasury stock or otherwise will be cancelled and no payment will be made with respect to such shares.

Each share of Merger Sub common stock issued and outstanding immediately prior to the effective time of the merger will convert into and become one share of common stock of the surviving corporation, which will represent all of the issued and outstanding shares of common stock of the surviving corporation immediately following the effective time of the merger.

The amended and restated DropCar Charter, subject to the approval of the A&R Charter Proposal, and the amended and restated DropCar Bylaws will become effective upon consummation of the merger. The certificate of incorporation of the surviving corporation will be the certificate of incorporation of AYRO until thereafter amended.

Treatment of AYRO Stock Options

At the effective time of the merger, each outstanding stock option to acquire shares of AYRO stock, whether vested or unvested, that has not previously been exercised will be assumed by DropCar and converted into an option to purchase, on the same terms and conditions, a number of shares of DropCar common stock equal to the product of (a) the number of shares of AYRO common stock subject to such option, multiplied by (b) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of DropCar, at an exercise price per share of DropCar common stock equal to the quotient of (i) the exercise price per share of AYRO common stock subject to such option immediately prior to the effective time of the merger divided by (ii) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of DropCar. As of the date of this joint proxy and consent solicitation statement/prospectus, an aggregate of 3,662,952 shares of AYRO common stock were subject to issuance pursuant to such stock options.

Treatment of AYRO Warrants

At the effective time of the merger, each AYRO warrant that is outstanding and unexercised immediately prior to the effective time will be converted into and become a warrant to purchase DropCar’s common stock. All rights with respect to AYRO common stock under AYRO warrants assumed by DropCar will thereupon be converted into rights with respect to DropCar common stock. The replacement warrant shall be exercisable for a number of shares of common stock of the combined company equal to (a) the number of shares of common stock of AYRO that the existing warrant is exercisable for multiplied by (b) the Exchange Ratio, at a per share price equal to (i) the exercise price per share of common stock of AYRO under the existing warrant divided by (ii) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise of any AYRO warrant assumed by DropCar will continue in full force and effect and the term, exercisability, and other provisions of such AYRO warrant will otherwise remain unchanged.

Treatment of AYRO Preferred Stock

Immediately prior to the effective time, each outstanding share of AYRO preferred stock shall have been converted into AYRO common stock.

Treatment of DropCar Preferred Stock

At the effective time, all of the outstanding shares of DropCar Series H-4 Preferred Stock will be automatically converted into an aggregate of 2,368,188 shares of DropCar common stock. For purposes of calculating the Exchange Ratio, each share of Series H-5 Preferred Stock shall be deemed fully converted into shares of DropCar common stock in accordance with its terms (whether or not such shares of Series H-5 Preferred Stock are actually converting into shares of DropCar common stock).

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Exchange Ratio

The Exchange Ratio (rounded to four decimal places) is the quotient obtained by dividing (a) the AYRO Merger Shares by (b) the AYRO Outstanding Shares.

For the purposes of determining the Exchange Ratio, “AYRO Merger Shares” means 80% of the quotient determined by dividing (i) the total number of shares of DropCar common stock outstanding immediately prior to the effective time of the merger, assuming, without duplication, the full conversion of the DropCar Series H-4 Preferred Stock into 2,368,188 shares of DropCar common stock and the full conversion of the DropCar Series H-5 Preferred Stock into DropCar common stock in accordance with its terms, by (ii) 20%.

For the purposes of determining the Exchange Ratio, “AYRO Outstanding Shares” means the total number of shares of AYRO common stock issued and outstanding immediately prior to the effective time of the merger, and assuming, without duplication, (i) the conversion of the loans made in the Bridge Financing, excluding any warrants issued in connection with the Bridge Financing, (ii) the consummation of the AYRO Private Placements and the issuance of all AYRO capital stock pursuant to the AYRO Private Placement SPAs immediately prior to the effective time of the merger (but excluding any warrants (other than the pre-funded warrants) issued pursuant to the AYRO Private Placement SPAs); and (iii) the issuance of all shares of AYRO common stock and the exercise in full of all warrants issued pursuant to the Nominal Stock Subscription Agreement.

The Merger Agreement does not include a price-based termination right, so there will be no adjustment to the total number of shares of DropCar common stock that AYRO stockholders will be entitled to receive for changes in the market price of DropCar common stock. Accordingly, the market value of the shares of DropCar common stock issued pursuant to the merger will depend on the market value of the shares of DropCar common stock at the time the merger closes and could vary significantly from the market value on the date of this joint proxy and consent solicitation statement/prospectus.

No fractional shares of DropCar common stock will be issuable pursuant to the merger to AYRO stockholders, and any fractional shares will be rounded, with any fractional share of DropCar common stock being issued as merger consideration rounded up to the nearest whole share.

Exchange Procedures

On or prior to the closing date of the merger, DropCar will select its transfer agent or another reputable bank or trust company to act as exchange agent in connection with the merger. As soon as practicable after the effective time of the merger, DropCar will issue and cause to be deposited with the exchange agent non-certificated shares of DropCar common stock, and the exchange agent will mail to the record holders of AYRO capital stock a letter of transmittal containing instructions for exchanging AYRO stock certificates for the merger consideration. Upon delivery of a duly completed letter of transmittal to the exchange agent and such other documents as may be reasonably required by the exchange agent, an AYRO stockholder will receive in exchange the number of shares of common stock of the combined company such stockholder is entitled to receive pursuant to the Merger Agreement that will be adjusted for the reverse stock split, if the Reverse Stock Split Proposal has been approved, represented by book-entry. Until surrendered by the AYRO stockholder, each AYRO stock certificate held by an AYRO stockholder will be deemed, from and after the effective time of the merger, to represent only the right to receive the merger consideration under the Merger Agreement at the Exchange Ratio.

At the effective time, all holders of certificates representing shares of AYRO common stock that were outstanding immediately prior to the effective time will automatically be canceled and retired and cease to exist. If any AYRO stock certificate has been lost, stolen or destroyed, the owner of such lost, stolen or destroyed AYRO stock certificate will be required to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against DropCar, an exchange agent under the Merger Agreement, or the surviving corporation with respect to such AYRO stock certificate. In addition, no transfer of AYRO capital stock after the effective time of the merger will be registered on the stock transfer books of AYRO.

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Directors and Executive Officers of the Combined Company Following the Merger

Board of Directors

Pursuant to the Merger Agreement, immediately after the effective time of the merger, the combined company’s board of directors will consist of seven members, three of whom will be directors designated by DropCar and will include Joshua Silverman, DropCar’s current director and chairman of the board of directors, as chairman of the board of directors of the combined company, as well as Messrs. Sebastian Giordano and Greg Schiffman, each of whom are current directors of DropCar. Zvi Joseph, current member of the DropCar Board of Directors, will be designated by Alpha Capital Anstalt, the lead investor in the AYRO Private Placement. The three remaining directors of the combined company will be Messrs. Rod Keller and Mark Adams, who are current directors of AYRO, and George Devlin.

The Merger Agreement permits AYRO to nominate additional members to the combined company’s board of directors if the combined company meets the Business Milestones. Accordingly, if the Business Milestones are met, the AYRO-designated members of the combined company’s board of directors will be permitted to nominate an additional three board members. The Business Milestones are as follows:

●	receipt of purchase orders for 500 AYRO vehicles from Club Car in calendar year 2020, consisting of 30 vehicles in the first fiscal quarter of 2020, 60 vehicles in the second fiscal quarter of 2020, 150 vehicles in the third fiscal quarter of 2020, and 260 vehicles in the fourth fiscal quarter of 2020, with a minimum gross margin of 19%;
●	reaching an agreement in 2020 with Club Car or Ingersoll Rand, resulting in at least a $1.5 million equity investment in the combined company, which investment shall be publicly disclosed, by May 31, 2020; and
●	on the date that the combined company achieves a minimum average market capitalization, based on the volume weighted average price, of 25% or higher, for twenty out of the thirty calendar days following the end of the first full quarter after the closing date of the merger than the combined company’s market capitalization on the date of the merger.

Designees to the board of directors are expected to satisfy the requisite independence requirements for the combined company board of directors, as well as the sophistication and independence requirements for committee members pursuant to Nasdaq listing requirements. It is anticipated that DropCar designees will be Josh Silverman, Sebastian Giordano, and Greg Schiffman, each of whom is a current member of the DropCar Board of Directors, the designee of the lead investor in the AYRO Private Placement will be Zvi Joseph, a current member of the DropCar Board of Directors, and AYRO’s designees will be Rodney C. Keller, Jr., George Devlin, and Mark Adams. Each new member of the board of directors of DropCar that was not a member immediately prior to the closing shall enter into an indemnification agreement with DropCar, on a term to be mutually agreed between DropCar and AYRO (and absent such agreement, on DropCar’s form indemnification agreement) within fifteen (15) days of such member’s appointment to the board.

For information about the directors expected to serve on the board of directors of the combined company, see section titled “MANAGEMENT OF THE COMBINED COMPANY” beginning on page 210 of this joint proxy and consent solicitation statement/prospectus.

Executive Officers

Pursuant to the Merger Agreement, the officers of AYRO immediately prior to the effective time of the merger will be the officers of the combined company, and each current officer of DropCar will resign as of the effective time of the merger.

For information about the executive officers expected to serve as the executive officers of the combined company, see section titled “MANAGEMENT OF THE COMBINED COMPANY” beginning on page 210 of this joint proxy and consent solicitation statement/prospectus.

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Dissenting Shares

Any shares of AYRO capital stock outstanding immediately prior to the effective time of the merger and held by a person who has not voted such shares in favor of the adoption of Merger Agreement and the merger, has properly demanded appraisal for such shares in accordance with DGCL and has not effectively withdrawn or forfeited such demand for appraisal will not be converted into a right to receive the merger consideration unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL. If, after the effective time of the merger, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares will be treated as if they had been converted as of the effective time of the merger into the right to receive the merger consideration, if any. Pursuant to the Merger Agreement, AYRO will give DropCar prompt notice of any demands received by AYRO for appraisal of shares of AYRO capital stock, withdrawals of such demands, and any other instruments that relate to such demands received by AYRO. Additionally, AYRO will control all negotiations and proceedings with respect to demands received by AYRO for appraisal of shares of AYRO capital stock; however, AYRO may not make any payments with respect to or settle such demands, without prior written consent of DropCar.

Conditions to the Closing of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the closing of the merger, of various conditions, which include, in addition to other customary closing conditions, the following:

●	there shall not have been issued any temporary restraining order, preliminary or permanent injunction or other order preventing the closing of the merger by any court of competent jurisdiction or other governmental entity of competent jurisdiction, and no law, statute, resolution, ordinance, code, rule, regulation, requirement, ruling or decree shall be in effect which has the effect of making the closing of the merger illegal;
●	all waiting periods applicable to any filing under the Hart-Scott-Rodino Antitrust Improvements Act by DropCar, AYRO or any subsidiary shall have expired or been terminated;
●	the holders of a majority in voting power of the outstanding shares of all AYRO capital stock shall have duly approved the adoption of the Merger Agreement, the merger and the transactions contemplated by the Merger Agreement, the conversion of AYRO’s preferred stock, and the affirmative vote of the holders of a majority in voting power of the outstanding shares of DropCar capital stock outstanding on the applicable record date shall have duly approved the adoption of the Merger Agreement, the merger, the issuance of DropCar common stock in the merger, the sale of substantially all assets of DropCar pursuant to the Asset Purchase Agreement, the A&R Charter Proposal and the Reverse Stock Split Proposal;
●	the shares of DropCar’s common stock to be issued in the merger shall have been approved for listing on Nasdaq, subject to official notice of issuance;
●	the registration statement on Form S-4 (including a prospectus) in connection with the issuance of shares of DropCar common stock as merger consideration in the merger, which will include a proxy statement to be sent to the stockholders of each of DropCar and AYRO shall have become effective under the Securities Act, and shall not be the subject of any stop order; and
●	AYRO shall have consummated the AYRO Private Placement prior to the effective date on the terms and conditions set forth in the AYRO Private Placement SPAs.

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The obligation of DropCar to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

●	certain fundamental representations and warranties of AYRO shall have been true and correct in all respects on the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on and as of the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties shall be true and correct as of that particular date;
●	all other representations and warranties of AYRO in the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties shall be true and correct as of that particular date, except where the failure of these representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the other party;
●	AYRO shall have performed or complied with in all material respects all of its covenants and agreements in the Merger Agreement required to be performed or complied with by it on or before the closing of the merger;
●	AYRO shall have delivered certain certificates and other documents required under the Merger Agreement for the closing of the merger;
●	DropCar shall have received executed lock-up agreements from certain stockholders of AYRO that own greater than 5% of AYRO common stock or securities convertible, exercisable or exchangeable into AYRO common stock, as set forth on a schedule to the Merger Agreement;
●	all outstanding shares of AYRO preferred stock shall have been converted into shares of AYRO common stock;
●	less than 5% of the shares of AYRO capital stock (on an as converted AYRO common stock basis) shall have exercised statutory appraisal rights pursuant to Section 262 of the DGCL;
●	AYRO shall have unencumbered, unrestricted cash on hand at the closing as set forth in the Merger Agreement of at least $2,000,000;
●	since the date of the Merger Agreement, there shall have been no effect, change, event, circumstance, or development that has had or would reasonably be expected to have had a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, or results of operations of AYRO and its subsidiaries, taken as a whole, or prevent AYRO from consummating the merger. The Merger Agreement provides that certain effects, changes, events, circumstances, or developments arising or resulting from the following shall not be considered a material adverse effect on AYRO:

○	general conditions affecting the industry in which AYRO operates;
○	changes generally affecting the United States or global economy or capital markets as a whole;
○	any changes (after the date of the Merger Agreement) in GAAP or applicable law; or
○	any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof.

The obligation of AYRO to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

●	certain fundamental representations and warranties of DropCar shall have been true and correct in all respects on the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on and as of the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties shall be true and correct as of that particular date;
●	all other representations and warranties of DropCar in the Merger Agreement shall have been true and correct as of the date of the Merger Agreement and shall be true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such representations and warranties shall be true and correct as of that particular date, except where the failure of these representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the other party;
●	DropCar and Merger Sub shall have performed or complied with in all material respects all of their covenants and agreements in the Merger Agreement required to be performed or complied with by them on or before the closing of the merger;

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●	DropCar shall have delivered certain certificates and other documents required under the Merger Agreement for the closing of the merger;
●	DropCar shall have delivered to AYRO written resignations of the directors of DropCar who are not to continue as directors of DropCar and all officers of DropCar pursuant to the terms of the Merger Agreement, in a form reasonably satisfactory to AYRO;
●	AYRO shall have received a copy of the lock-up agreement from certain stockholders of DropCar set forth on a schedule to the Merger Agreement and from each director of DropCar who is elected or appointed as an executive officer and director of DropCar as of immediately following the closing of the Merger;
●	DropCar shall have satisfied all conditions to the consummation of the sale of substantially all assets of DropCar pursuant to the Asset Purchase Agreement and shall have consummated such sale in accordance with the terms of the Asset Purchase Agreement substantially simultaneous with the closing of the merger;
●	DropCar shall have unencumbered, unrestricted cash on hand at the closing as set forth in the Merger Agreement of at least $2,500,000;
●	DropCar shall have executed and delivered to Rodney Keller an employment agreement, and such employment agreement shall be in full force and effect; and
●	since the date of the Merger Agreement, there shall have been no effect, change, event, circumstance, or development that has had or would reasonably be expected to have had a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, or results of operations of DropCar, or prevent DropCar or the Merger Sub from consummating the merger. The Merger Agreement provides that certain effects, changes, events, circumstances, or developments arising or resulting from the following shall not be considered a material adverse effect on DropCar, including without limitation:

○	conditions generally affecting the industry in which DropCar operates;
○	any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof;
○	changes generally affecting the United States or global economy or capital markets as a whole;
○	any changes (after the date of the Merger Agreement) in GAAP or applicable law;
○	any change in the stock price or trading volume of DropCar stock (but not the underlying causes of such changes or failures);
○	any changes resulting from the announcement or pendency of the merger or the consummation of the transactions or compliance with the terms of the Merger Agreement;
○	any specific action taken at the written request of AYRO or expressly required by the Merger Agreement; or
○	continued losses from operations or decreases in cash balances of any of DropCar or its direct and indirect subsidiaries or on a consolidated basis among DropCar and its direct and indirect subsidiaries.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of DropCar, Merger Sub, and AYRO for a transaction of this type relating to, among other things:

●	corporate organization, organizational and governing documents, authority and power, and similar corporate matters;
●	subsidiaries;
●	capitalization;
●	financial statements and, with respect to DropCar, documents filed with the SEC and the accuracy of information contained in those documents since January 1, 2017;
●	books and records with respect to AYRO and the accuracy of information contained in those documents;
●	absence of certain changes or events, including, with respect to DropCar, between September 30, 2019 and the date of the Merger Agreement and with respect to AYRO, between September 30, 2019 and the date of the Merger Agreement;
●	inapplicability of anti-takeover statutes;
●	title to assets;
●	real property and leaseholds;

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●	intellectual property;
●	the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach under such contracts;
●	non-contravention and required consents;
●	absence of undisclosed liabilities;
●	regulatory compliance, permits and restrictions;
●	tax matters;
●	employee and labor matters and benefit plans;
●	environmental matters;
●	insurance;
●	legal proceedings and orders;
●	authority to enter into the Merger Agreement and the related agreements;
●	no modification of the AYRO Private Placements;
●	full disclosure;
●	governmental authorization;
●	transactions with affiliates and interested party transactions;
●	labor matters;
●	votes required for the closing of the merger and approval of the proposals that will come before the DropCar meeting and that will be the subject of AYRO stockholder approval;
●	any brokerage or finder’s fee or other fee or commission in connection with the merger;
●	with respect to DropCar, the opinion of its financial advisor;
●	with respect to DropCar, the validity of shell company status;
●	with respect to DropCar, the valid issuance in the merger of DropCar common stock; and
●	accuracy of the information supplied by DropCar and AYRO for inclusion in this proxy statement.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of some of the conditions to the obligations of DropCar and AYRO to complete the merger.

No Solicitation

Each of DropCar and AYRO agreed that, subject to certain exceptions, during the pre-closing period, DropCar and AYRO and any of their respective subsidiaries will not, and each party will authorize any of its officers, directors, employees, investment bankers, attorneys, accountants, representatives, consultants or other agents retained by it or any of its subsidiaries not to, directly or indirectly:

●	solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of, any “acquisition proposal” or “acquisition inquiry” as defined below, or take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry;
●	furnish any non-public information with respect to it to any person in connection with or in response to an acquisition proposal or an acquisition inquiry;
●	engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry other than to inform any person of the exercise of non-solicitation provisions in the Merger Agreement;
●	subject to certain exceptions for DropCar which would allow the change in recommendation of the DropCar Board of Directors, approve, endorse or recommend an acquisition proposal;
●	execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to an “acquisition transaction,” as defined below; or
●	publicly propose to do any of the foregoing.

An “acquisition proposal” means any offer, proposal or indication of interest contemplating or which would reasonably be interpreted to lead to the contemplation of an “acquisition transaction,” as defined below.

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An “acquisition inquiry” means, with respect to a party to the Merger Agreement, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by AYRO, on the one hand, or DropCar, on the other hand, to the other) that would reasonably be expected to lead to an acquisition proposal.

An “acquisition transaction” means any transaction or series of transactions involving the following:

●	any merger, consolidation, amalgamation, share exchange, business combination, issuance or acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or similar transaction in which DropCar (or its subsidiaries) or AYRO (or its subsidiaries) is a constituent corporation, in which any individual, entity, governmental entity or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of DropCar or AYRO or any of their subsidiaries or in which DropCar or AYRO or any of their subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries;
●	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or assets that constitute 20% or more of the consolidated net revenues, net income or assets of DropCar or AYRO and their subsidiaries, taken as a whole; and
●	any liquidation or dissolution of any of DropCar or AYRO and their subsidiaries, taken as a whole.

However, before obtaining the applicable DropCar or AYRO stockholder approvals required to consummate the merger, DropCar or AYRO may furnish nonpublic information regarding DropCar or AYRO and its subsidiaries to, and may enter into discussions or negotiations with, any third-party in response to a bona fide written acquisition proposal made or received after the date of the Merger Agreement, which the DropCar or AYRO board of directors determines in good faith, after consultation with DropCar’s or AYRO’s outside financial advisors and outside legal counsel, constitutes or could be reasonably likely to result in a “superior offer,” (which is not withdrawn) as defined below, if:

●	neither DropCar nor AYRO nor any of DropCar’s or AYRO’s representatives has breached the non-solicitation provisions of the Merger Agreement described above;
●	the DropCar or AYRO board of directors concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of such board of directors under DGCL;
●	such party receives from the third-party an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in the confidentiality agreement between DropCar and AYRO; and
●	substantially contemporaneously with the furnishing of any such nonpublic information to a third-party, DropCar or AYRO furnishes the same information to the other party to the extent not previously furnished.

A “superior offer” means an unsolicited bona fide written acquisition proposal that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Merger Agreement; and (b) is on terms and conditions that AYRO’s board of directors or the DropCar Board of Directors, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by the other party to the Merger Agreement to amend the terms of the Merger Agreement and, following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to DropCar stockholders or AYRO stockholders, as applicable, than the terms of the transactions contemplated by the Merger Agreement.

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Meetings of Stockholders

DropCar is obligated under the Merger Agreement to use commercially reasonable efforts to take all action necessary under applicable legal requirements to call, give notice of and hold a meeting of its stockholders for the purposes of voting on the merger, the issuance of DropCar common stock in the merger, the sale of substantially all assets of DropCar pursuant to the Asset Purchase Agreement, the A&R Charter Proposal and the Reverse Stock Split Proposal. The recommendation of the DropCar Board of Directors that DropCar stockholders approve the merger, the issuance of DropCar common stock in the merger, the sale of substantially all assets of DropCar pursuant to the Asset Purchase Agreement, the A&R Charter Proposal and the Reverse Stock Split Proposal shall not be withdrawn or modified in a manner adverse to AYRO, and no resolution by the DropCar Board of Directors or any committee thereof to withdraw or modify the recommendation of the DropCar Board of Directors in a manner adverse to AYRO shall be adopted or proposed. However, at any time prior to the approval of the merger, the sale of substantially all assets of DropCar pursuant to the Asset Purchase Agreement, the A&R Charter Proposal and the Reverse Stock Split Proposal by the DropCar stockholders, the DropCar Board of Directors’ recommendation may be withdrawn or modified if the DropCar Board of Directors concludes in good faith, after having consulted with its outside legal counsel and financial advisors, that as a result of DropCar’s receipt of an Acquisition Proposal that did not result from a violation of the no solicitation provision of the Merger Agreement that constitutes a superior offer, and the withdrawal or modification of the DropCar board’s recommendation is required in order for the DropCar Board of Directors to comply with its fiduciary obligations to DropCar stockholders under applicable law, subject to certain notification and negotiation rights of AYRO.

AYRO is obligated under the Merger Agreement, and pursuant to Section 228 of the DGCL, to obtain written consents of its stockholders sufficient to adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby. The recommendation of the board of directors of AYRO that AYRO stockholders approve the Merger Agreement and the transactions contemplated thereby shall not be withdrawn or modified in a manner adverse to DropCar, and no resolution by AYRO’s board of directors or any committee thereof to withdraw in a manner adverse to DropCar shall be adopted or proposed.

Covenants; Conduct of Business Pending the Merger

DropCar has agreed that, except as permitted by the Merger Agreement or the Asset Purchase Agreement, as required by law, or unless AYRO shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement, DropCar will conduct its business and operations in the ordinary course consistent with past practices and in compliance with all applicable laws, regulations and certain contracts. DropCar has also agreed that, subject to certain limited exceptions, without the consent of AYRO, which shall not be unreasonably withheld, conditioned or delayed (and in which event, if AYRO has not objected in writing to any request for consent within three (3) calendar days of its receipt thereof, such consent shall be deemed irrevocably granted), it will not, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement:

●	except for the amendment to the DropCar Charter, DropCar Bylaws, trading symbol and name in connection with the merger, amend or otherwise change the DropCar Charter or DropCar Bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, or form any subsidiary;
●	issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), other than the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof) and the issuance of shares of common stock issuable pursuant to equity grants to members of the DropCar Board of Directors in an amount not to exceed 600,000 shares of DropCar common stock in the aggregate, in each case, to the extent such issuances comply with all applicable law;
●	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of DropCar capital stock;
●	incur any indebtedness or sell, pledge, dispose of or create an encumbrance over any assets (except for sales of assets in the ordinary course of business and in a manner consistent with past practice, and dispositions of obsolete or worthless assets);

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●	accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any DropCar stock option plan, contract or the Merger Agreement or as may be required by applicable law;
●	except for in connection with the reverse stock split subject to the Reverse Stock Split Proposal, (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries (except pursuant to any contract to which DropCar is a party as of the date of the Merger Agreement), or propose to do any of the foregoing;
●	sell, assign, transfer, license, sublicense or otherwise dispose of any of DropCar’s intellectual property rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);
●	acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any encumbrance; (ii) enter into or amend any material terms of any contract, subject to certain exceptions or grant any release or relinquishment of any material rights under any contract, with new obligations or a loss of rights in excess of $50,000 in the aggregate; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $50,000, taken as a whole; or (iv) subject to certain exceptions, enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this section;
●	forgive any loans to any person, including its employees, officers, directors or affiliates;
●	increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer, employee or consultant; (iii) establish, adopt, enter into, or amend any employee benefit plan, except, in each of the subsections (i) through (iii), for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the transactions or payments, including any severance, termination or change of control payments, in compliance with any such agreements or plans existing as of the date of the Merger Agreement and the plans, agreements or terms of which were made available to AYRO prior to the date hereof, or except as required by law;
●	hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice;
●	take any action, other than as required by applicable law or GAAP, to change accounting policies or procedures;
●	make or change any material tax election inconsistent with past practices, adopt or change any tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;
●	pay, discharge, satisfy, modify or renegotiate any claims or liabilities, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of DropCar, or payments, discharges or satisfactions made in the ordinary course of business and consistent with past practice;
●	enter into any material partnership arrangements, joint development agreements or strategic alliances;
●	accelerate the collection of, or otherwise modify DropCar’s customary accounting or treatment of, any receivables outside the ordinary course of business consistent with past practice;
●	initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case where DropCar is claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $50,000 individually;
●	dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice;
●	take any action that would cause DropCar’s common stock issued in the merger to not be validly issued, fully paid or nonassessable; or
●	take, agree in writing, resolve or commit to do any of the foregoing.

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AYRO has agreed that, except as permitted by the Merger Agreement, as required by law, or unless DropCar shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement, AYRO will conduct its business and operations in the ordinary course consistent with past practices and in compliance with all applicable laws, regulations and certain contracts. AYRO has also agreed that, subject to certain limited exceptions, without the consent of DropCar, which shall not be unreasonably withheld (and in which event, if DropCar has not objected in writing to any request for consent within three (3) calendar days of its receipt thereof, such consent shall be deemed irrevocably granted), AYRO will not, and will not permit its subsidiaries to do any of the following during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the merger and the termination of the Merger Agreement:

●	amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, except in connection with the conversion of AYRO preferred stock into AYRO common stock;
●	issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), except for (i) the issuance of shares of AYRO capital stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants or other rights to convert into or exercise for shares of AYRO capital stock, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof and (ii) in connection with a permitted financing;
●	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of AYRO capital stock;
●	incur any indebtedness or sell, pledge, dispose of or create an encumbrance over any assets (except for sales of assets in the ordinary course of business and in a manner consistent with past practice, and dispositions of obsolete or worthless assets);
●	declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary may declare and pay a dividend to its parent; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its subsidiaries (except pursuant to any contract to which DropCar is a party as of the date of the Merger Agreement), or propose to do any of the foregoing;
●	accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any AYRO stock option plan, contract or the Merger Agreement or as may be required by applicable law;
●	sell, assign, transfer, license, sublicense or otherwise dispose of any intellectual property rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);
●	acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any encumbrance; (ii) enter into or amend any material terms of any contract (other than solely to decrease any payment obligation of the acquired company) or grant any release or relinquishment of any material rights under any contract, with new obligations or a loss of rights in excess of $50,000 in the aggregate; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $50,000, taken as a whole or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this section;

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●	forgive any loans to any person, including its employees, officers, directors or affiliates;
●	take any action, other than as required by applicable law or GAAP, to change accounting policies or procedures;
●	increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer, employee or consultant; (iii) establish, adopt, enter into, or amend any employee benefit plan, except, in each of the subsections (i) through (iii) for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the transactions or payments, including any severance, termination or change of control payments, in compliance with any such agreements or plans existing as of the date of the Merger Agreement and the plans, agreements or terms of which were made available to DropCar prior to the date hereof, or except as required by law;
●	hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice;
●	make or change any material tax election inconsistent with past practices, adopt or change any tax accounting method, or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of any tax;
●	pay, discharge, satisfy, modify or renegotiate any claims or liabilities, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of AYRO, or payments, discharges or satisfactions made in the ordinary course of business and consistent with past practice;
●	enter into any material partnership arrangements, joint development agreements or strategic alliances;
●	accelerate the collection of, or otherwise modify AYRO’s customary accounting or treatment of, any receivables outside the ordinary course of business consistent with past practice;
●	initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case where AYRO is claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $50,000 individually;
●	dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice; or
●	take, agree in writing, resolve or commit to do any of the foregoing.

Other Agreements

Each of DropCar and AYRO has agreed to:

●	file or otherwise submit all applications, notices, reports and other documents reasonably required to be filed with a governmental entity with respect to the merger;
●	take all actions necessary to satisfy the conditions precedent to the consummation of the transactions contemplated by the Merger Agreement;
●	make all filings and other submissions and give all notices required to be made and given in connection with the merger;
●	provide the other party with reasonable access during normal business hours to such party’s personnel and assets and to all existing books, records, tax returns, work papers and other documents and information relating to such party and its subsidiaries;
●	provide the other party with such copies of the existing books, records, tax returns, work papers, product data, and other documents and information relating to such party and its subsidiaries, and with such additional financial, operating and other data and information regarding such party and its subsidiaries as the other party may reasonably request;
●	permit the other party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such party responsible for such party’s financial statements and the internal controls of such party to discuss such matter as the other party may deem appropriate;

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●	obtain all consents, approvals or waivers reasonably required in connection with the transactions contemplated by the Merger Agreement;
●	lift any injunction prohibiting, or any other legal bar to, the merger or other transactions contemplated by the Merger Agreement.

DropCar and AYRO agreed that, among other things:

●	DropCar shall prepare and file with the SEC a proxy statement to be sent to the stockholders of each of DropCar and AYRO relating to the meeting of stockholders, and a registration statement on Form S-4 (including a prospectus) in connection with the issuance of DropCar common stock in the merger, of which such proxy statement will form a part;
●	DropCar and AYRO will use reasonable best efforts to file or otherwise submit all documents reasonably required to be filed with respect to the transactions contemplated by the Merger Agreement;
●	DropCar shall use commercially reasonable efforts to cause this proxy statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff;
●	DropCar and AYRO will notify each other if either party becomes aware of any notice alleging that the consent of any person is required in connection with the merger, of any legal proceeding against the other party, of any material inaccuracy in any representations or warranties made by such party, or the failure of such party to comply with any covenant or obligation under the Merger Agreement;
●	For purposes of employee benefits provided under any benefit plans or arrangements after the closing of the merger, each employee who continues to be employed by DropCar, AYRO or their subsidiaries immediately following such closing shall be credited with his/her years of service with DropCar, AYRO or their subsidiaries. In addition, DropCar shall cause all pre-existing condition exclusions and actively at work requirements of any benefit plans in effect after closing to be waived for any such employee;
●	DropCar shall use commercially reasonable efforts to prepare and submit to Nasdaq a notification form for the listing of the shares of DropCar common stock to be issued pursuant to the Merger Agreement and to cause such shares to be approved for listing and shall, to the extent required by Nasdaq rules, file an initial listing application for DropCar common stock on Nasdaq and cause such listing application to be conditionally approved prior to the effective time;
●	AYRO and DropCar shall treat, and shall not take any tax reporting position inconsistent with the treatment of, the merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code;
●	For a period of six (6) years after the closing of the merger, DropCar and AYRO as the surviving corporation in the merger will indemnify each of the directors and officers of DropCar and AYRO to the fullest extent permitted under applicable law;
●	AYRO shall take all action required to effect the conversion of the AYRO preferred stock into AYRO common stock pursuant to AYRO stockholder written consent prior to closing;
●	DropCar, at the effective time, will adopt a stock incentive plan, pursuant to which 12.5% of the issued and outstanding shares of DropCar common stock post-merger, on a fully diluted basis, shall be reserved for issuance to employees, directors, consultants, and other service providers;
●	DropCar will maintain directors’ and officers’ liability insurance policies from and after the effective time and will also purchase a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of DropCar’s existing directors’ and officers’ insurance policies for a period of at least six (6) years from the effective time.

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Termination of the Merger Agreement

The Merger Agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the required stockholder approvals to complete the merger and related matters have been obtained, as set forth below:

●	by mutual written consent of AYRO and DropCar duly authorized by each of their respective boards of directors;
●	by either DropCar or AYRO if the merger has not been consummated by June 19, 2020; provided, however, in the event that the SEC has not concluded its review of the S-4 Registration Statement by the date which is sixty (60) days prior to the six (6) months following the date of the Merger Agreement (the “End Date”), then either DropCar or AYRO shall be entitled to extend the End Date for an additional sixty (60) days;
●	by either DropCar or AYRO if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;
●	by DropCar if AYRO stockholder approval is not obtained within five (5) business days following the date the S-4 Registration Statement is declared effective, subject to certain exceptions;
●	by either DropCar or AYRO, if DropCar’s stockholder meeting was held and the stockholder approval contemplated by the Merger Agreement was not obtained thereat, subject to certain exceptions;
●	by DropCar upon breach of any of the representations, warranties, covenants or agreements on the part of AYRO set forth in the Merger Agreement, or if any representation or warranty of AYRO will have become inaccurate, in either case such that certain conditions in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by AYRO, then the Merger Agreement will not terminate as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) business day following the date of written notice given by DropCar to AYRO of such breach or inaccuracy and its intention to terminate the Merger Agreement; provided, further, that no termination may be made solely as a result of the failure of AYRO to obtain AYRO’s stockholder approval;
●	by AYRO upon breach of any of the representations, warranties, covenants or agreements on the part of AYRO or Merger Sub set forth in the Merger Agreement, or if any representation or warranty of DropCar or Merger Sub will have become inaccurate, in either case such that certain conditions set forth in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by DropCar or Merger Sub, then the Merger Agreement will not terminate as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) business day following the date of written notice given by AYRO to DropCar of such breach or inaccuracy and its intention to terminate the Merger Agreement; provided, further, that no termination may be made solely as a result of the failure of DropCar to obtain DropCar’s stockholder approval.
●	by AYRO if the DropCar Board of Directors has withdrawn or modified its recommendation to DropCar stockholders to vote for the merger, the sale of substantially all assets of DropCar pursuant to the Asset Purchase Agreement, the A&R Charter Proposal and the Reverse Stock Split Proposal by the DropCar stockholders for a superior offer; and
●	by DropCar in connection with DropCar entering into a definitive agreement to effect an unsolicited superior offer.

Termination Fees

DropCar must pay AYRO a termination fee of $1,000,000, plus applicable costs and expenses pursuant to the Merger Agreement, if the Merger Agreement was terminated (i) by AYRO because the DropCar Board of Directors has withdrawn or modified its recommendation to DropCar stockholders to vote for the merger, the sale of substantially all assets of DropCar pursuant to the Asset Purchase Agreement, the A&R Charter Proposal and the Reverse Stock Split Proposal by the DropCar stockholders for a superior offer; or (ii) by DropCar in connection with DropCar entering into a definitive agreement to effect an unsolicited superior.

AYRO must pay DropCar a termination fee of $1,000,000, plus applicable costs and expenses pursuant to the Merger Agreement, if the Merger Agreement was terminated by DropCar because AYRO’s stockholder approval was not obtained within five (5) business days following the date the S-4 Registration Statement is declared effective, subject to certain exceptions.

If either DropCar or AYRO terminates the Merger Agreement because (i) DropCar’s stockholder meeting was held and the stockholder approval contemplated by the Merger Agreement was not obtained thereat, (ii) prior to DropCar’s stockholder meeting an acquisition proposal with respect to DropCar shall have been publicly announced, disclosed or otherwise communicated to the DropCar Board of Directors (that shall not have been withdrawn), and (iii) within 12 months after the date of such termination, DropCar enters into a definitive agreement with respect to an acquisition transaction for more than 50% of DropCar or any liquidation or dissolution of DropCar or consummates such acquisition transaction, then DropCar shall pay AYRO, upon such entry into a definitive agreement and/or consummation of a such acquisition transaction, a termination fee of $1,000,000, plus applicable costs and expenses pursuant to the Merger Agreement.

Amendment

The Merger Agreement may be amended by the parties, by written action taken by or on behalf of their respective boards of directors, at any time prior to the effective time, except that after the Merger Agreement has been adopted and approved by the stockholders of DropCar or AYRO, no amendment which by law requires further approval by the stockholders of DropCar or AYRO, as the case may be, shall be made without such further approval.

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ANCILLARY AGREEMENTS

Pursuant to the Merger Agreement, AYRO and DropCar, as applicable, will complete certain transactions pursuant to the relevant transaction documents, including (i) the AYRO Private Placement SPAs, (ii) the Nominal Stock Subscription Agreement, (iii) the Palladium Advisory Agreement, (iv) the DropCar Private Placement SPA, (v) the ALS Letter Agreement, and (vi) the Asset Purchase Agreement. The following summary describes the material provisions of such agreements. This summary may not contain all of the information about the foregoing transaction documents that are important to you. This summary, as it pertains to the AYRO Private Placement SPA, the Nominal Stock Subscription Agreement and the Asset Purchase Agreement, is qualified in its entirety by reference to the AYRO Private Placement SPA, the Nominal Stock Subscription Agreement and the Asset Purchase Agreement, which are attached as Annexes K, M and G, respectively. We encourage you to read these agreements carefully and in their entirety for a more complete understanding of the transactions described herein.

AYRO Private Placement SPAs

Prior to the execution and delivery of the Merger Agreement, and as a condition of the willingness of the parties to enter into the Merger Agreement, certain investors, including certain stockholders of DropCar, entered into two AYRO Private Placement SPAs, each dated December 19, 2019, with AYRO, pursuant to which such stockholders have agreed, subject to the terms and conditions of such agreements, to purchase, prior to the consummation of the merger, shares of AYRO’s common stock (or, in lieu of common stock, at the request of an investor, pre-funded warrants) and warrants to purchase AYRO’s common stock for an aggregate total purchase price of $2,000,000. The consummation of the AYRO Private Placements is a closing condition of the merger.

The closing of the AYRO Private Placements is conditioned upon the satisfaction or waiver of the conditions set forth in the Merger Agreement, subject only to the filing of a certificate of merger with the Delaware Secretary of State. The obligations of the investors under the AYRO Private Placement SPAs in connection with the closing of the AYRO Private Placements are also subject to the condition that from the date of the AYRO Private Placement SPAs to the date of closing of the AYRO Private Placements, trading in DropCar’s common stock shall not have been suspended by the SEC or Nasdaq, and, at any time prior to the closing date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any trading market, nor shall a banking moratorium have been declared either by the U.S. or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of such investor, makes it impracticable or inadvisable to purchase the shares and the warrants at the closing.

The AYRO Private Placement SPAs provide certain customary covenants, conditions, representations and warranties, and other agreements by and between AYRO and the investors. In addition, AYRO agreed to use commercially reasonable efforts to complete the merger, and as a condition to the closing of the merger, to cause DropCar to assume all of AYRO’s obligations under the warrants, the pre-funded warrants (if any) and the AYRO Private Placement SPAs.

The AYRO Private Placement SPAs may be terminated by the investor by written notice if the closing has not been consummated on or before June 19, 2020.

The shares of AYRO common stock issued and the shares of AYRO common stock issuable upon exercise of the pre-funded warrants or warrants issued in the AYRO Private Placements are subject to registration rights agreements expected to be entered into by and among DropCar and the investors in the AYRO Private Placements.

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$1,150,000 AYRO Private Placement SPA and Warrants

The first AYRO Private Placement SPA was entered into by and among Alpha Capital Anstalt, Iroquois Capital Investment Group LLC, and Iroquois Master Fund LTD, current stockholders of DropCar, and AYRO, pursuant to which such stockholders have agreed, subject to the terms and conditions of such agreements, to purchase, prior to the consummation of the merger, shares of AYRO’s common stock (or, in lieu of common stock, at the request of an investor, pre-funded warrants) and warrants to purchase AYRO’s common stock for an aggregate purchase price of $1,150,000. On the closing date, AYRO will issue to the investors party to this AYRO Private Placement SPA (i) an aggregate of 3,566,373 shares of AYRO common stock (or, in lieu of common stock, at the request of an investor, pre-funded warrants), which shall equal 7.45% of the number of shares of combined company common stock outstanding immediately after the merger, and (ii) warrants to purchase 3,566,373 shares of AYRO common stock with an exercise price of $0.3708, which is equal to 115% of the per share purchase price pursuant to this AYRO Private Placement SPA.

At the closing of this portion of the AYRO Private Placement, AYRO agreed to reimburse Alpha Capital Anstalt the non-accountable sum of $25,000 for its legal fees and expenses, which amount will be reduced from the purchase price to be paid by Alpha Capital Anstalt at closing.

Each AYRO common stock warrant to be issued to investors in the AYRO Private Placement for an aggregate purchase price of $1,150,000 will have an initial exercise price equal to $0.3708 per share of common stock. The warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of AYRO common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting AYRO common stock and the exercise price.

If, at the time a holder exercises its AYRO common stock warrants, a registration statement registering the issuance of the shares of AYRO common stock underlying the AYRO common stock warrants under the Securities Act is not then available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to AYRO upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of AYRO common stock determined according to a formula set forth in the AYRO common stock warrants.

A holder (together with its affiliates) may not exercise any portion of the AYRO common stock warrant to the extent that the holder would own more than 4.99% (or, at the election of a holder prior to the date of issuance, 9.99%) of the outstanding AYRO common stock immediately after exercise; provided, however, that upon notice to AYRO, the holder may increase or decrease the beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from the holder to AYRO.

If AYRO or its subsidiary, at any time while the AYRO common stock warrant is outstanding, sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any AYRO common stock (or common stock equivalents), at an effective price per share less than the exercise price then in effect, then simultaneously with the consummation (or, if earlier, the announcement) of each such dilutive issuance, the exercise price will be reduced to equal the exercise price then in effect, subject to certain exceptions, which includes the issuance of securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of AYRO and not for the primary purpose of raising capital.

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In the event of a fundamental transaction, as described in the AYRO common stock warrants and generally including any reorganization, recapitalization or reclassification of AYRO common stock, the sale, transfer or other disposition of all or substantially all of AYRO’s properties or assets, AYRO’s consolidation or merger with or into another person, the acquisition of more than 50% of AYRO outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by AYRO’s outstanding common stock, the holders of the AYRO common stock warrants will be entitled to receive upon exercise of such warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the AYRO common stock warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders will have the option, which may be exercised within 30 days after the consummation of the fundamental transaction, to require AYRO or AYRO’s successor entity to purchase the AYRO common stock warrants from the holder by paying to the holder an amount of cash equal to the Black Scholes value of the remaining unexercised portion of the AYRO common stock warrant on the date of the consummation of the fundamental transaction. However, if the fundamental transaction is not within AYRO’s control, including not having been approved by AYRO’s board of directors, the holder will only be entitled to receive from AYRO or AYRO’s successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the AYRO common stock warrant, that is being offered and paid to the holders of AYRO common stock in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of AYRO common stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction.

$850,000 AYRO Private Placement SPA and Warrants

The second AYRO Private Placement SPA was entered into by and among certain investors and AYRO, pursuant to which such investors have agreed, subject to the terms and conditions of such agreements, to purchase, prior to the consummation of the merger, shares of AYRO’s common stock (or, in lieu of common stock, at the request of an investor, pre-funded warrants) and warrants to purchase AYRO’s common stock for an aggregate purchase price of $850,000. On the closing date, AYRO will issue to the investors party to this AYRO Private Placement SPA (i) an aggregate of 4,829,569 shares of AYRO common stock (or, in lieu of common stock, at the request of an investor, pre-funded warrants), which shall equal 9.52% of the number of shares of combined company common stock outstanding immediately after the merger, and (ii) warrants to purchase 4,829,569 shares of AYRO common stock with an exercise price of $0.2024, which is equal to 115% of the per share purchase price pursuant to this AYRO Private Placement SPA.

Each AYRO common stock warrant to be issued to investors in the AYRO Private Placement for an aggregate purchase price of $850,000 will have an initial exercise price equal to $0.2024 per share of common stock. The warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of AYRO common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting AYRO common stock and the exercise price.

If, at the time a holder exercises its AYRO common stock warrants, a registration statement registering the issuance of the shares of AYRO common stock underlying the AYRO common stock warrants under the Securities Act is not then available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to AYRO upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of AYRO common stock determined according to a formula set forth in the AYRO common stock warrants.

A holder (together with its affiliates) may not exercise any portion of the AYRO common stock warrant to the extent that the holder would own more than 4.99% (or, at the election of a holder prior to the date of issuance, 9.99%) of the outstanding AYRO common stock immediately after exercise; provided, however, that upon notice to AYRO, the holder may increase or decrease the beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from the holder to AYRO.

If AYRO or its subsidiary, at any time while the AYRO common stock warrant is outstanding, sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any AYRO common stock (or common stock equivalents), at an effective price per share less than the exercise price then in effect, then simultaneously with the consummation (or, if earlier, the announcement) of each such dilutive issuance, the exercise price will be reduced to equal the exercise price then in effect, subject to certain exceptions, which includes the issuance of securities, issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of AYRO and not for the primary purpose of raising capital.

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In the event of a fundamental transaction, as described in the AYRO common stock warrants and generally including any reorganization, recapitalization or reclassification of AYRO common stock, the sale, transfer or other disposition of all or substantially all of AYRO’s properties or assets, AYRO’s consolidation or merger with or into another person, the acquisition of more than 50% of AYRO outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by AYRO’s outstanding common stock, the holders of the AYRO common stock warrants will be entitled to receive upon exercise of such warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the AYRO common stock warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders will have the option, which may be exercised within 30 days after the consummation of the fundamental transaction, to require AYRO or AYRO’s successor entity to purchase the AYRO common stock warrants from the holder by paying to the holder an amount of cash equal to the Black Scholes value of the remaining unexercised portion of the AYRO common stock warrant on the date of the consummation of the fundamental transaction. However, if the fundamental transaction is not within AYRO’s control, including not having been approved by AYRO’s board of directors, the holder will only be entitled to receive from AYRO or AYRO’s successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the AYRO common stock warrant, that is being offered and paid to the holders of AYRO common stock in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of AYRO common stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction.

AYRO Private Placement Pre-Funded Warrants

At the request of an investor, in lieu of AYRO common stock, investors may receive pre-funded warrants. The AYRO Private Placement pre-funded warrants are exercisable at any time immediately upon issuance and until such warrant is exercised in full. The exercise of the pre-funded warrant will be $0.0001 per share of AYRO common stock, and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of AYRO common stock determined according to a formula set forth in the pre-funded warrants.

A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or at the election of a holder prior to the date of issuance, 9.99%) of the outstanding AYRO common stock immediately after exercise; provided, however, that upon notice to AYRO, the holder may increase or decrease the beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from the holder to AYRO.

Nominal Stock Subscription Agreement

On December 19, 2019, AYRO entered into a stock subscription agreement, dated as of December 19, 2019, with Alpha Capital Anstalt, pursuant to which, immediately prior to the merger, AYRO will issue up to an aggregate of 1,750,000 shares of AYRO common stock for the nominal per share purchase price of $0.001 per share.

To the extent that such investor’s purchase of AYRO common stock (together with its affiliates) would cause the investor’s beneficial ownership of the shares of AYRO common stock to exceed 4.99% (or, at the election of the investor, 9.99%) of the outstanding shares of AYRO common stock, such investor may elect to purchase pre-funded common stock purchase warrants, which warrants shall be exercisable immediately following their issuance for an exercise price of $0.0001 per AYRO share, in lieu of the shares of AYRO common stock, for a purchase price of $0.0009 per pre-funded warrant.

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Closing of the Nominal Stock Subscription shall take place immediately prior to the closing of the merger and is conditioned upon the satisfaction of all conditions at the closing of the merger, other than filing of the certificate of merger provided for under the Merger Agreement.

Nominal Stock Subscription Pre-Funded Warrants

The Nominal Stock Subscription pre-funded warrants are exercisable at any time immediately upon issuance and until such warrant is exercised in full. The exercise of the pre-funded warrant will be $0.001 per share of AYRO common stock, and, in lieu of making the cash payment otherwise contemplated to be made to AYRO upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of AYRO common stock determined according to a formula set forth in the pre-funded warrants.

A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or at the election of a holder prior to the date of issuance, 9.99%) of the outstanding AYRO common stock immediately after exercise; provided, however, that upon notice to AYRO, the holder may increase or decrease the beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99% and any increase in the beneficial ownership limitation will not be effective until 61 days following notice of such increase from the holder to AYRO.

April Bridge Financing

On April 14, 2020, an investor of AYRO (the “Payee”) agreed to extend a loan in the aggregate amount of $600,000 (the “Initial Principal Amount”) to AYRO, which loan is evidenced by a Secured Promissory Note dated as of April 14, 2020 (the “April Bridge Financing”). The April Bridge Financing is secured by a subordinated lien security interest in all assets of AYRO. All outstanding principal and accrued and unpaid interest under the April Bridge Financing shall be due and payable in full at the April Bridge Financing Maturity Date, which is the earliest of (a) the date that is ninety (90) days following the date of issuance of the April Bridge Financing, or (b) the date that is three (3) business days following the closing of the merger between AYRO and Drop Car. The Note features an interest rate equal to 15.0% per annum, simple interest from the date of funding until repaid. Upon and during the continuance of an event of default, Payee may, at its option, exercise any one or more of the following remedies, by notice in writing to AYRO: (i) declare the total unpaid principal balance of the April Bridge Financing, together with all accrued and unpaid interest thereon, immediately due and payable; or (ii) exercise any other right or remedy available to Payee under the security Agreement, or at law or in equity. Events of default include the failure by AYRO to pay any principal amount or accrued and unpaid interest within ten (10) business days of the due date thereof (whether at the April Bridge Financing Maturity Date, upon acceleration, or otherwise), the breach of certain covenants by AYRO, the occurrence of certain changes of control of AYRO, the commencement of certain proceedings related to a bankruptcy by AYRO, and the entry of certain judgments or decrees against AYRO. Mark Adams entered into a personal guaranty for up to $300,000 of amounts owing under the Secured Promissory Note. As further consideration for the loan and guaranty, AYRO agreed, upon Payee’s funding in full of the Initial Principal Amount, to grant to each of Payee and Mark Adams a number of shares of AYRO common stock that will convert into two percent (2%) of the aggregate issued and outstanding shares of DropCar immediately post-merger.

Secured Loan

On February 20, 2020, certain existing investors of DropCar, the Noteholders, agreed to extend to AYRO the $500,000 Secured Loan, a copy of which is attached as Annex O to this joint proxy and consent solicitation statement/prospectus. The Secured Loan is the secured obligation of AYRO and ranks pari passu with AYRO’s other outstanding debt obligations. The Secured Loan is secured by the Collateral, with the Noteholders’ security interest in the Collateral ranking junior to the secured lenders pursuant to the Loan and Security Agreement, dated December 19, 2019, by and between AYRO and the persons signatory thereto as lenders. The aggregate unpaid principal amount of the loan, together with all accrued and unpaid interest thereon and all other amounts payable under the Secured Loan shall be due and payable in cash upon the Maturity Date, defined as the earliest of (a) the date on which the closing of the merger occurs pursuant to the Merger Agreement, (b) May 20, 2020 and (c) the date on which all amounts under the Secured Loan become due and payable in connection with certain events of default. The Note features an interest rate equal to 7.0% per annum, which interest is payable in arears on the Maturity Date. Upon the occurrence and during the continuance of an event of default, any amounts due pursuant to the Secured Loan, whether at stated maturity, by acceleration or otherwise, shall bear interest at a rate equal to 10.0% per annum from the date of such non-payment until such amount is paid in full. Events of default include the failure by AYRO to pay any principal amount or accrued and unpaid interest on the Maturity Date, the breach of certain covenants by AYRO and the commencement of certain proceedings related to a bankruptcy by AYRO.

In connection with the Secured Loan, AYRO also entered into the Subscription Agreements, pursuant to which, contingent upon the closing of the merger and effective immediately thereafter, AYRO agreed to cause DropCar to issue and sell, and the Noteholders agreed to subscribe for, warrants to purchase an aggregate of 500,000 shares of DropCar’s common stock for an aggregate price equal to $10,000. The warrants shall feature an exercise price of $0.01 and shall be exercisable immediately upon issuance.

Palladium Placement Agent and Merger Advisory Agreement

On December 19, 2019, AYRO entered into the Palladium Advisory Agreement with Palladium, whereby Palladium agreed to (i) act as the non-exclusive placement agent in a private placement of, or similar unregistered transaction involving, equity or equity-linked securities of AYRO to a limited number of institutional, accredited individual or strategic investors, and (ii) serve as AYRO’s non-exclusive advisor in connection with a merger. Palladium served as the non-exclusive placement agent in the Bridge Financing and the AYRO Private Placements.

The engagement and retention of Palladium will expire on the earlier of December 19, 2020, or the consummation of the merger.

Pursuant to the Palladium Advisory Agreement, among other things, in connection with the Bridge Financing and the AYRO Private Placements, AYRO is to (a) pay Palladium a cash fee equal to 8% of the aggregate gross proceeds raised in each transaction, payable in cash at the time of such closing, provided that, any cash fees in excess of $40,000 shall not be payable until the consummation of the merger, and (b) issue Palladium five-year warrants to purchase a number of shares of common stock of AYRO equal to 7% of the aggregate number of shares sold in each of the Bridge Financing and the AYRO Private Placements, at an exercise price equal to 115% of the offering price per share in the applicable closing. The warrants issued to Palladium will be identical to any warrants issued to investors at such closing, if any, or, if no warrants are issued to the investors at such closing, will provide for cashless exercise if not registered, have an exercise price equal to 115% of the offering price per share in the closing and expire on the fifth anniversary of such closing. Pursuant to the Palladium Advisory Agreement, AYRO will issue the warrants required to be issued to Palladium upon consummation of the merger, with the number of underlying shares adjusted based on the Exchange Ratio.

AYRO will also pay the foregoing cash fee and issue the warrants for any sale of securities of AYRO that occurs or within 12 months thereafter with respect to investors introduced to AYRO by Palladium.

Pursuant to the Palladium Advisory Agreement, for Palladium’s advisory services in connection with the merger, immediately prior to consummation of the merger, Palladium will receive shares of AYRO that shall convert into 550,125 shares of common stock of the combined company, representing 1% equity ownership in the combined company based on the total shares outstanding.

In addition, AYRO agreed to reimburse Palladium periodically for its reasonable and customary out-of-pocket and incidental expenses incurred during the term of Palladium’s engagement, including the fees and expenses of its legal counsel and those of any other advisor retained by Palladium.

The Palladium Advisory Agreement contains indemnification provisions and representations and warranties customary to such agreements.

DropCar Placement Agent and Merger Advisory Agreement with Palladium

On December 5, 2019, DropCar entered into the DropCar Palladium Agreement, whereby Palladium agreed to (i) act as the non-exclusive placement agent in a private placement of, or similar unregistered transaction involving, equity or equity-linked securities of DropCar to a limited number of institutional, accredited individual or strategic investors, and (ii) serve as DropCar’s exclusive financial advisor and investment banker to provide general financial advisory and investment banking services in connection with a possible business combination of DropCar with an unaffiliated third party.

The engagement and retention of Palladium will expire on the earlier of December 5, 2020, or the consummation of a business combination of DropCar with an unaffiliated third party.

Pursuant to the DropCar Palladium Agreement, among other things, in connection with the closing of each DropCar Financing Transaction, DropCar is to (a) pay Palladium a cash fee equal to 8% of the aggregate gross proceeds raised in each transaction, payable in cash at the time of such closing, and (b) issue Palladium five-year warrants to purchase a number of shares of common stock of DropCar equal to 7% of the aggregate number of shares sold in each DropCar Financing Transaction.

Pursuant to the DropCar Palladium Agreement, for Palladium’s advisory services in connection with the merger, upon consummation of the merger, Palladium will receive 1,100,249 shares of common stock of the combined company immediately following the merger that represents 2% equity ownership in the combined company based on the total shares outstanding.

In addition, DropCar agreed to reimburse Palladium periodically for its reasonable and customary out-of-pocket and incidental expenses incurred during the term of Palladium’s engagement, including the fees and expenses of its legal counsel and those of any other advisor retained by Palladium.

The DropCar Palladium Agreement contains indemnification provisions and representations and warranties customary to such agreements.

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DropCar Private Placement

On December 6, 2019, DropCar entered into a securities purchase agreement (the “DropCar Private Placement SPA”) with certain institutional and accredited investors, pursuant to which DropCar issued to the investors an aggregate of 34,722 shares of DropCar’s newly designated Series H-5 Convertible Preferred Stock, par value $0.0001 per share (the “Series H-5 Shares”), and warrants to purchase 3,472,222 shares of DropCar common stock, with an exercise price of $0.792 per share, subject to adjustments (the “DropCar Private Placement Warrants”). The purchase price per Series H-5 Share was $72.00, equal to (i) the closing price of DropCar common stock on The Nasdaq Capital Market on December 5, 2019, plus $0.125 multiplied by (ii) 100. The aggregate purchase price for the Series H-5 Shares and DropCar Private Placement Warrants was approximately $2.5 million. Subject to certain ownership limitations, the DropCar Private Placement Warrants will be exercisable beginning six months from the issuance date and will be exercisable for a period of five years from the initial exercise date. DropCar also issued to Palladium, the placement agent for the offering, Series H-5 Warrants to purchase 243,054 shares of common stock in connection with the Series H-5 issuance.

In connection with the offering, DropCar entered into a registration rights agreement with the investors, pursuant to which DropCar is obligated, among other things to file a registration statement with the SEC for purposes of registering the shares of DropCar common stock issuable upon conversion of the Series H-5 Shares and the shares of common stock issuable upon exercise of the DropCar Private Placement Warrants for resale by the investors. The Registration Rights Agreement contains customary terms and conditions for a transaction of this type, including certain customary cash penalties on DropCar for its failure to satisfy specified filing and effectiveness time periods.

DropCar Series H-6 Convertible Preferred Stock

On February 5, 2020, DropCar entered into separate Exchange Agreements (the “Share Exchange Agreements”) with the holders of the Series H-5 Shares to exchange an equivalent number of shares of the Company’s Series H-6 Convertible Preferred Stock (the “Series H-6 Shares”), par value $0.0001 per share (the “Share Exchange”). The Share Exchange closed on February 5, 2020.

On February 5, 2020, DropCar filed the Certificate of Designations, Preferences and Rights of the Series H-6 Shares with the Secretary of State of the State of Delaware, establishing and designating the rights, powers and preferences of the Series H-6 Shares. DropCar designated up to 50,000 shares of Series H-6 Shares and each share has a stated value of $72.00. Each Series H-6 Share is convertible at any time at the option of the holder thereof, into a number of shares of DropCar common stock determined by dividing the stated value by the initial conversion price of $0.72 per share, subject to a 9.99% blocker provision. The Series H-6 Shares have the same dividend rights as the DropCar common stock, except as provided for in the Certificate of Designations, Preferences and Rights of the Series H-6 Shares or as otherwise required by law. The Series H-6 shares also have the same voting rights as the DropCar common stock, except that in no event shall a holder of Series H-6 Shares be permitted to exercise a greater number of votes than such holder would have been entitled to cast if the Series H-6 Shares had immediately been converted into shares of DropCar common stock at a conversion price equal to $0.78 (subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events). In addition, a holder (together with its affiliates) may not be permitted to vote Series H-6 Shares held by such holder to the extent that such holder would beneficially own more than 9.99% of DropCar common stock. In the event of any liquidation or dissolution of DropCar, the Series H-6 Stock ranks senior to the DropCar common stock in the distribution of assets, to the extent legally available for distribution.

As of April 1, 2020, there were 29,822 Series H-6 Shares outstanding.

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ALS Letter Agreement

On December 19, 2019, AYRO entered into a letter agreement with ALS, which provides that if the merger is consummated by June 19, 2020, prior to consummation of the merger, AYRO shall issue ALS 2,282,881 shares of common stock, which shall convert into 4.5% of the outstanding shares of common stock of the combined company after giving effect to the merger. In addition to introducing AYRO and DropCar, ALS will provide, as an independent contractor, consulting services to AYRO relating to financial, capital market and investor relations for twelve months following the closing of the merger.

ASSET PURCHASE AGREEMENT

This section describes the material terms of the Asset Purchase Agreement. Please note that the summary of the Asset Purchase Agreement below and elsewhere in this joint proxy and consent solicitation statement/prospectus may not contain all of the information that is important to you. The summary of the Asset Purchase Agreement below and elsewhere in this joint proxy and consent solicitation statement/prospectus does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Asset Purchase Agreement, a copy of which is attached to this joint proxy and consent solicitation statement/prospectus as Annex G. We encourage you to read the Asset Purchase Agreement carefully in its entirety for a more complete understanding of the Asset Sale Transaction, the terms of the Asset Purchase Agreement and other information that may be important to you.

Explanatory Note Regarding the Asset Purchase Agreement

The following summary of the Asset Purchase Agreement, and the copy of the Asset Purchase Agreement attached as Annex G to this joint proxy and consent solicitation statement/prospectus, are intended only to provide information regarding the terms of the Asset Purchase Agreement. They are not intended to provide any factual information about DropCar, its subsidiaries or DC Partners or to modify or supplement any factual disclosures about DropCar in its public reports filed with the SEC. The Asset Purchase Agreement and the related summary are not intended to be a source of factual, business or operational information about DropCar, its subsidiaries or DC Partners, and the following summary of the Asset Purchase Agreement and the copy thereof included as Annex G are not intended to modify or supplement any factual disclosure about DropCar in any documents DropCar has or will publicly file with the SEC. The Asset Purchase Agreement contains representations and warranties by, and covenants of, DropCar, DC Partners and certain subsidiaries of DropCar that were made only for purposes of the Asset Purchase Agreement and as of specified dates. The representations, warranties and covenants in the Asset Purchase Agreement were made solely for the benefit of the parties to the Asset Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Asset Purchase Agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in DropCar’s public disclosures.

Additional information about DropCar may be found elsewhere in this joint proxy and consent solicitation statement/prospectus and in DropCar’s other public filings. See the section titled “Summary” beginning on page 34 of this joint proxy and consent solicitation statement/prospectus.

The Asset Sale Transaction

On December 19, 2019, DropCar and DropCar Operating entered into the Asset Purchase Agreement with DC Partners, Spencer Richardson and David Newman. The Asset Purchase Agreement provides that DC Partners will purchase from DropCar Operating substantially all of the assets and certain specified liabilities of the DropCar business prior to the merger, for a purchase price consisting of (i) the cancellation of any liabilities pursuant to those certain employment agreements (the “Employment Agreements”) by and between DropCar Operating and each of Mr. Richardson and Mr. Newman, respectively (except as otherwise set forth in (x) a Termination and Release Agreement to be entered into between DropCar and each of Mr. Richardson and Mr. Newman and/or (y) Section 3(h) of the Employment Agreements, which relates to indemnification with respect to services as a director of DropCar) and (ii) the assumption of all liabilities or obligations of DropCar (x) relating to or arising out of workers’ compensation claims of any employee which relate to events occurring prior to the closing of the Asset Sale Transaction and (y) arising under or relating to the assigned contracts pursuant to the Asset Purchase Agreement.

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Completion of the Asset Sale Transaction

Unless the parties to the Asset Purchase Agreement agree to an earlier date, the Asset Sale Transaction will close on the date that is the second business day after all of the conditions to completion of the sale contained in the Asset Purchase Agreement, which are described in the section titled “Asset Purchase Agreement — Conditions to Closing” of this joint proxy and consent solicitation statement/prospectus, are satisfied or waived, including the receipt of stockholder approval from DropCar stockholders and the consummation of a change of control of DropCar, which will occur as a result of the merger (the “closing” and such date, the “closing date”). At the closing, DropCar, DropCar Operating and DC Partners will exchange various closing deliverables, including but not limited to a bill of sale, an assignment and assumption agreement, termination and release agreements and certain other customary closing deliverables.

Purchase Price

DropCar will not receive cash proceeds in connection with the Asset Sale Transaction. The purchase price in connection with the Asset Sale Transaction consists of the cancellation of certain employment liabilities and the assumption by DC Partners of other liabilities relating to workers’ compensation claims and other claims arising out of certain assigned contracts.

Representations and Warranties

The Asset Purchase Agreement contains customary representations and warranties made by DropCar Operating regarding its organization and good standing, authority to enter into the Asset Sale Transaction and solvency, as well as other facts pertinent to the Asset Sale Transaction. The Asset Purchase Agreement also includes similar customary representations and warranties of DC Partners. The assertions in the representations and warranties may be subject to important qualifications and limitations agreed to by DropCar Operating and DC Partners in connection with the negotiated terms of the Asset Purchase Agreement, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Asset Purchase Agreement instead of establishing these matters as facts. Moreover, some of the representations and warranties may have only been true as of a certain date, may be subject to a contractual standard of materiality or may have been used for purposes of allocating risk between DropCar Operating and DC Partners rather than establishing matters of fact. DropCar’s stockholders are not third-party beneficiaries under the Asset Purchase Agreement.

DropCar Operating made a number of representations and warranties to DC Partners in the Asset Purchase Agreement, including representations and warranties regarding DropCar Operating relating to the following:

●	DropCar Operating’s corporate organization, qualifications to do business and corporate authorization to enter into and carry out its obligations under the Asset Purchase Agreement;

●	the absence of any conflict or violation of DropCar Operating’s governing documents, any applicable law, or any contract or agreement DropCar Operating has with third parties or the creation of any lien, in each case as a result of the Asset Sale Transaction;

●	the consents, registrations, notices or filings of or to any governmental authority required in connection with the Asset Sale Transaction;

●	the absence of broker’s or finder’s fees;

●	financial information regarding the DropCar business;

●	the sufficiency of the assets included in the Asset Sale Transaction to conduct the operation of the DropCar business consistent with past practice; and

●	the absence of litigation affecting the Asset Sale Transaction.

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DC Partners made a number of representations and warranties to DropCar Operating in the Asset Purchase Agreement, including representations and warranties regarding DC Partners as a company relating to the following:

●	DC Partners’ corporate organization, qualifications to do business and corporate authorization to enter into and carry out its obligations under the Asset Purchase Agreement;

●	the absence of any conflict or violation of DC Partners’ governing documents, any applicable law, or any contract or agreement DC Partners has with third parties or the creation of any lien, in each case resulting from the Asset Sale Transaction;

●	the consents, registrations, notices or filings of or to any governmental authority required in connection with the Asset Sale Transaction;

●	the absence of broker’s or finder’s fees;

●	financial information regarding DC Partners;

●	the absence of litigation affecting the Asset Sale Transaction; and

●	the conduct of DC Partners’ independent investigation, review and analysis of the DropCar business and the purchased assets and acknowledgement that DC Partners was provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of DropCar for such purpose.

Some of the representations and warranties in the Asset Purchase Agreement are qualified by materiality qualifications or a “material adverse effect” qualification.

For purposes of this summary of the Asset Purchase Agreement, a “material adverse effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the DropCar business, taken as a whole, or (b) the ability of DropCar Operating to consummate the transactions contemplated thereby; provided, however, that “Material Adverse Effect” does not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the DropCar business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by the Asset Purchase Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of DC Partners; (vi) any matter of which DC Partners is aware on the date of entry into the Asset Purchase Agreement; (vii) any changes in applicable laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by the Asset Purchase Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with DropCar Operating, DC Partners and the DropCar business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the DropCar business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) are not excluded).

Conduct of Business

DropCar Operating agreed in the Asset Purchase Agreement to (a) conduct the DropCar business in the ordinary course of business, including the continuation of the cash management practices in place between DropCar and DropCar Operating, provided, however, that in no event shall DropCar Operating have access to amounts in excess of $240,000 in the aggregate at any one time and (b) use commercially reasonable efforts to maintain and preserve intact DropCar Operating’s current business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the DropCar business.

201

Recommendation

The DropCar Board of Directors recommends that you vote for the Asset Sale Proposal.

Additional Covenants

The Asset Purchase Agreement contains additional agreements between DropCar Operating and DC Partners relating to, among other things:

●	use of commercially reasonable best efforts to take such actions as are necessary to satisfy the enumerated closing conditions;

●	the maintenance of confidential information;

●	use of reasonable best efforts to obtain all consents, authorizations, order and approvals from all governmental authorities that may be necessary for the execution and delivery of the Asset Purchase Agreement and the performance of each party’s obligations pursuant thereto;

●	DC Partners’ use of reasonable best efforts to take any steps necessary to avoid or eliminate impediments under any antitrust, competition or trade regulation law, and to defend against any governmental order that would prevent the consummation of the closing of the Asset Purchase Agreement;

●	disclosure by each party of any analyses, discussions, filings, arguments, proposals and so forth made by or on behalf of any party before any governmental authority in connection with the Asset Sale Transaction;
the parties’ use of commercially reasonable efforts to give all required notices and obtain all required consents;

●	the retention of DropCar Operating’s books and records for a period of six (6) years following the closing of the Asset Sale Transaction;

●	obtaining the written consent of the other party prior to making any public announcements regarding the Asset Sale Transaction;

●	the waiver of compliance with the provisions of any bulk sales, bulk transfer or similar laws;

●	the payment of transfer taxes when due; and

●	the funding by DropCar Operating of the DropCar business at a rate equal to $60,000 per month.

Conditions to Closing

The Asset Sale Transaction is subject to the satisfaction or waiver of certain closing conditions including, among others:

●	the absence of any governmental order making the transactions contemplated by the Asset Purchase Agreement illegal;

●	the consummation of a change in control transaction, which will occur as a result of the merger;

●	the affirmative vote of the holders of a majority of the outstanding shares of common stock of DropCar entitled to vote on the approval of the Asset Sale Proposal;

202

●	the representations and warranties continuing to be true and correct in all respects;

●	due performance and compliance with all agreements, covenants and conditions required by the Asset Purchase Agreement;

●	the delivery by DropCar Operating of the purchase price; and

●	the delivery by the parties of certain customary closing deliverables.

Termination

The Asset Purchase Agreement may be terminated:

●	by either party (i) upon mutual consent, (ii) if the closing has not occurred on or prior to June 6, 2020, subject to certain possible extensions, provided the terminating party’s action or failure to act has not been a principal cause of the failure of the transactions to occur by June 6, 2020 and such action constitutes a breach of the Asset Purchase Agreement, (iii) in the event any law makes consummation of the transactions contemplated by the Asset Purchase Agreement illegal or otherwise prohibited or (iv) in the event any governmental authority issues a governmental order restraining or enjoining the transactions contemplated by the Asset Purchase Agreement;

●	by DC Partners if any of the closing conditions of all parties or of DropCar Operating have not been completed by June 6, 2020 and DC Partners is not in material breach; and

●	by DropCar Operating if any of the closing conditions of all parties or of DC Partners have not been completed by June 6, 2020 and DropCar Operating is not in material breach.

Specific Performance

The parties are entitled to specific performance of the terms of the Asset Purchase Agreement in addition to any other remedy to which they would be entitled at law or in equity.

Amendments and Waivers

The Asset Purchase Agreement may only be amended by a written agreement executed by the parties thereto.

Expenses

Each party will bear its respective expenses incurred in connection with the preparation, execution, and performance of the Asset Purchase Agreement and the related transaction agreements, and the contemplated transactions, including all fees and expenses of representatives, except that DropCar Operating agreed to pay DC Partners’ legal fees not to exceed $25,000. All expenses incurred by DropCar Operating shall be paid by DropCar Operating.

Governing Law

The Purchase Agreement is governed by the laws of the State of New York.

Ancillary Agreements

Termination and Release Agreements

Contemporaneously with the execution of the Asset Purchase Agreement, DropCar Operating agreed with each of Spencer Richardson and David Newman to a form of termination and release agreement to be entered into at closing by and between DropCar and each of Mr. Richardson and Mr. Newman. Pursuant to the terms of the termination and release agreements, each of Mr. Richardson and Mr. Newman will agree to resign their employment with DropCar Operating without good reason. The termination and release agreements also provide for the mutual release of claims by DropCar and each of Mr. Richardson and Mr. Newman.

203

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

DropCar’s common stock has been listed on The Nasdaq Capital Market under the symbol “DCAR” since January 31, 2018. Prior to such date, DropCar’s common stock was listed under the symbol “WPCS.”

AYRO is a privately held company, and there is no established public trading market for its securities.

The following table sets forth the closing sale prices per share of DropCar common stock on December 19, 2019, the last full trading day immediately preceding the public announcement of the Merger Agreement, and on April 23, 2020, the latest practicable date prior to the date of this joint proxy and consent solicitation statement/prospectus:

	DropCar Common Stock	AYRO Common Stock
December 19, 2019	$0.59	N/A
April 23, 2020	$0.4962	N/A

Stockholders of DropCar and AYRO are urged to obtain current market quotations for DropCar common stock and to review carefully the other information contained in this joint proxy and consent solicitation statement/prospectus or documents filed with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 317 of this joint proxy and consent solicitation statement/prospectus.

Holders

As of April 14, 2020, the latest practicable date prior to the date of this joint proxy and consent solicitation statement, there were 33 holders of record of DropCar common stock.

As of April 21, 2020, the latest practicable date prior to the date of this joint proxy and consent solicitation statement, there were approximately 123 holders of record of AYRO’s common stock.

Dividends

DropCar has not paid dividends to its stockholders since its inception and does not plan to pay cash dividends in the foreseeable future. DropCar currently intends to retain earnings, if any, to finance its growth.

AYRO has never paid any dividends to its stockholders since its inception. While subject to periodic review, the current policy of AYRO’s board of directors is to retain all earnings, if any, primarily to finance future growth.

204

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements as of and for the year ended December 31, 2019, give effect to the proposed merger of Merger Sub with and into AYRO, and have been prepared under the acquisition method of accounting with AYRO treated as the accounting acquirer. AYRO is anticipated to be the accounting acquirer based upon the terms of the merger and other factors, such as the number of shares to be issued to AYRO stockholders under the Merger Agreement, relative voting rights and the composition of the combined company’s board and senior management. The unaudited pro forma condensed financial statements also give effect to the proposed Asset Sale Transaction.

The unaudited pro forma condensed combined balance sheet as of December 31, 2019 combines the historical condensed balance sheet of AYRO as of December 31, 2019 and the historical condensed consolidated balance sheet of DropCar as of December 31, 2019, giving pro forma effect to the merger and the Asset Sale Transaction as if such transactions had been completed on December 31, 2019. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 combine the historical audited condensed statement of operations of DropCar for its fiscal year ended December 31, 2019 and the historical audited condensed statements of operations of AYRO for its fiscal year ended December 31, 2019, giving pro forma effect to the merger and the Asset Sale Transaction as if such transactions had been completed on January 1, 2019. The historical financial information has been adjusted in the respective unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger or the Asset Sale Transaction, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined company.

The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent what the financial position or results of operations would have been if the proposed merger or the Asset Sale Transaction had been completed as of the dates indicated in the unaudited pro forma condensed combined financial statements or that will be realized upon the consummation of the proposed transactions.

You should read the unaudited pro forma condensed combined financial statements presented below in conjunction with DropCar’s consolidated financial statements and related notes beginning on page F-28 of this joint proxy and consent solicitation statement/prospectus and AYRO’s consolidated financial statements and related notes beginning on page F-1 of this joint proxy and consent solicitation statement/prospectus.

The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed or have not progressed to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Upon consummation of the merger, final valuations and studies will be performed. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future financial position and results of operations. Fair values determined as of the assumed acquisition dates are based on the most recently available information. To the extent there are significant changes to DropCar’s or AYRO’s business, or as new information becomes available, the assumptions and estimates herein could change significantly.

Because AYRO will be treated as the accounting acquirer, AYRO’s assets and liabilities will be recorded at their precombination carrying amounts and the historical operations that are reflected in the financial statements will be those of AYRO. DropCar’s assets and liabilities will be measured and recognized at their fair values as of the date of the merger, and consolidated with the assets, liabilities and results of operations of AYRO after the consummation of the merger. The unaudited pro forma condensed combined statements of operations include certain acquisition accounting adjustments described therein.

The unaudited pro forma condensed combined statements of operations do not include (a) the impacts of any revenue, cost or other operating synergies that may result from the merger or any related restructuring costs; (b) certain amounts resulting from the merger that were determined to be of a non-recurring nature; and (c) the impact of the proposed reverse stock split described elsewhere in this joint proxy and consent solicitation statement/prospectus.

205

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1. Description of the Transaction and Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the surviving company based upon the historical data of DropCar and AYRO, after giving effect to the merger.

Proposed Merger

Pursuant to the merger agreement, a wholly owned subsidiary of DropCar will be merged with and into AYRO, with AYRO continuing after the merger as the surviving corporation and a wholly-owned subsidiary of DropCar. DropCar will issue to AYRO stockholders 1.0844 shares of DropCar common stock per share of AYRO common stock, pursuant to the terms of the Merger Agreement. On a pro forma basis, based upon the number of shares of DropCar common stock expected to be issued in the merger (including in respect of outstanding AYRO options and warrants), (i) current DropCar stockholders and their designees will own approximately 20% of the combined company and current AYRO stockholders and their designees will own approximately 80% of the combined company, in each case excluding the shares to be held in escrow to secure indemnification obligations.

Treatment of Stock Options and Warrants in the Merger

All AYRO stock options granted under the AYRO stock option plans (whether or not then exercisable) that are outstanding prior to the effective time of the merger will convert into options to purchase DropCar common stock, retaining their same vesting schedules. All warrants to purchase shares of AYRO capital stock that are outstanding prior to the effective time of the merger will be cancelled. At the effective time of the merger, the warrants will be converted into and exchangeable for warrants to purchase shares of DropCar common stock equal to the number of shares AYRO common stock issuable upon exercise of such warrants multiplied by the Exchange Ratio with an exercise price equal to the exercise price of such warrants divided by the Exchange Ratio. After the effective time, all outstanding and unexercised AYRO stock options assumed by DropCar may be exercised solely for shares of DropCar common stock. The number of shares of DropCar common stock subject to each AYRO stock option assumed by DropCar shall be determined by multiplying (a) the number of shares of AYRO common stock that were subject to such AYRO stock option, as in effect immediately prior to the effective time of the merger by (b) the Exchange Ratio, as defined in the merger agreement, and rounding the resulting number down to the nearest whole number of shares of DropCar common stock. The per share exercise price for the DropCar common stock issuable upon exercise of each AYRO stock options assumed by DropCar shall be determined by dividing (x) the per share exercise price of AYRO common stock subject to such AYRO stock option, as in effect immediately prior to the effective time of the merger, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent. Refer to the section entitled “Merger Agreement — Effects of Merger; Merger Consideration” elsewhere in this joint proxy and consent solicitation statement/prospectus for further information regarding the exchange ratio.

Vesting of most DropCar equity awards issued and outstanding will be accelerated to 100% at the Effective Time of the merger, and all such equity awards issued and outstanding at the time of the merger will remain issued and outstanding. For accounting purposes, since the awards become fully vested contemporaneously with the consummation of the merger, any remaining unrecognized compensation cost associated with the original grant date fair value of the awards would be recognized in DropCar’s precombination financial statements.

As a condition to the Closing, DropCar is obligated to raise $6 million, in equity financing (the “Merger Financing”) and/or convertible debt financing. The Merger Financing is expected to close immediately prior to or simultaneously with the Closing. In addition, the consummation of the Merger is subject to customary conditions, including, without limitation, (a) approval by the DropCar and AYRO stockholders of the Merger Agreement and the transactions contemplated thereby; (b) the absence of any law, order, injunction or other legal restraint prohibiting the Merger; and (c) receipt of approval from NASDAQ to list the shares of DropCar common stock on The NASDAQ Capital Market post-Merger. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including, without limitation, (i) the accuracy of the other party’s representations and warranties (subject to customary qualifiers), and (ii) the other party’s compliance with its covenants and agreements contained in the Merger Agreement (subject to customary qualifiers). The Merger Agreement contains specified termination rights for both the DropCar and AYRO, and further provides that, upon termination of the Merger Agreement under specified circumstances, either party may be required to pay the other party a termination fee of $1,000,000, which, under specified circumstances, may include reimbursement for various expenses incurred in connection with the proposed Merger.

206

DropCar, Inc., and Subsidiaries

PRO FORMA Condensed Consolidated Balance Sheets

As of December 31, 2019

(Unaudited)

	AYRO, Inc.	DropCar, Inc.	Pro Forma Adjustments for Disposition		Pro Forma As Adjusted	Pro Forma Adjustments for AYRO Reverse Acquisition		Pro Forma Results

ASSETS

CURRENT ASSETS:
Cash	$641,822	$4,259,091	$		$4,900,913	$4,000,000	(1)	$8,900,913
Accounts receivable, net	71,146	-		-	71,146	-		71,146
Inventories	1,118,515	-		-	1,118,515	-		1,118,515
Prepaid expenses and other current assets	164,399	181,805			346,205	-		346,205
Current assets held for sale		375,186		(375,186)	-	-		-
Total current assets	1,995,883	4,816,082		(375,186)	6,436,779	4,000,000		10,436,779

Property and equipment, net	489,366	-		-	489,366	-		489,366
Other assets	292,881	-		-	292,881	-		292,881
Noncurrent assets held for sale	-	441,395		(441,395)	-	-		-

TOTAL ASSETS	$2,778,130	$5,257,477		$(816,581)	$7,219,026	$4,000,000		$11,219,026

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$757,077	$1,348,356	$		$2,105,434	$-		2,105,434
Accrued expenses	612,136	-		-	612,136	-		612,136
Related party payables	15,000	-		-	15,000	-		15,000
Notes payable, current portion	1,006,946	-		-	1,006,946	-		1,006,946
Current liabilities held for sale		1,040,776		(1,040,776)	-	-		-
Total current liabilities	2,391,160	2,389,132		(1,040,776)	3,739,516	-		3,739,516

Notes payable, net of debt discount and current portion	318,027	-		-	318,027			318,027
TOTAL LIABILITIES	2,709,187	2,389,132		(1,040,776)	4,057,544	-		4,057,544

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Ayro Preferred stock, $0.001 par value, 8,472,500 shares authorized
Ayro Series Seed 1 Preferred Stock 3,272,500 shares designated, 3,272,500 shares issued and outstanding;	3,272,500	-		-	3,272,500	(3,272,500	) (2)	-
Ayro Series Seed 2 Preferred Stock 2,200,000 shares designated, 1,907,682 shares issued and outstanding;	3,268,444	-		-	3,268,444	(3,268,444	) (2)	-
Ayro Series Seed 3 Preferred Stock 3,000,000 shares designated, 2,180,803 shares issued and outstanding;	2,484,301	-		-	2,484,301	(2,484,301	) (2)	-
DropCar Preferred stock, $0.0001 par value, 5,000,000 shares authorized				-	-			-
DropCar Series seed preferred stock, 842,405 shares authorized, zero issued and outstanding	-	-		-	-	-		-
DropCar Series A preferred stock, 1,963,877 shares authorized, zero issued and outstanding	-	-		-	-	-		-
DropCar Convertible Series H, 8,500 shares designated, 8 shares issued and outstanding;	-	-		-	-	-		-
DropCar Convertible Series H-1, 9,488 shares designated, zero shares issued and outstanding	-	-		-	-	-		-
DropCar Convertible Series H-2, 3,500 shares designated, zero shares issued and outstanding	-	-		-	-	-		-
DropCar Convertible Series H-3, 8,461 shares designated, 2,189 shares issued and outstanding;	-	-		-	-	-		-
DropCar Convertible Series H-4, 30,000 shares designated, 5,028 and 26,619 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively;	-	1		-	1	(1)	(2)	-
Convertible Series H-5, 50,000 shares designated, 34,722 and zero shares issued and outstanding as of December 31, 2019 and 2018, respectively;	-	3		-	3	(3)	(2)	-
Convertible Series H-6, 50,000 shares designated	-	-		-	-	-	(2)	-
Ayro Common stock, $0.001 par value; 26,347,500 shares authorized, 14,478,795 issued and outstanding as of December 31, 2019	16,683			-	16,683	(16,683	) (2)	-
DropCar Common stock, $0.0001 par value; 100,000,000 shares authorized, 4,061,888 issued and outstanding as of December 31, 2019	-	406			406	144	(1) (2) (3) (4) (5)	550
Additional paid in capital	4,985,659	37,581,914		(34,489,785)	8,077,788	13,041,788	(1) (2) (3) (5)	21,119,577
Accumulated deficit	(13,958,644)	(34,713,979)		34,713,979	(13,958,644)			(13,958,644)

TOTAL STOCKHOLDERS’ EQUITY	68,943	2,868,345		224,194	3,161,482	4,000,000		7,161,482

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,778,130	$5,257,477		$(816,581)	$7,219,026	$4,000,000		$11,219,026

(1) - Investment in Ayro of $6,000,000, less targeted closing cash of $2,000,000, included as part of the merger and stock purchase agreements

(2)

	Shares	Common Stock par value	Effect of 1:10 Reverse Split
Proforma Adjustments for Reverse Acquisition
DropCar Common outstanding as of December 31, 2019	4,061,888	$406	$(366)

DropCar - Conversion of 5,028 shares of H-4 Preferred Stock multiplied by the stated value of 235.50 divided by the $0.50 conversion price adjustment	2,368,188	$237	$24
DropCar - Conversion of 34,722 shares of H-6 Preferred Stock at 100:1	3,472,200	$347	$35
Issuance of 1,650,374 shares of DropCar common stock for investment banking services upon closing of merger	1,650,374	$165	$17
Issuance of 13,202,987 shares of DropCar common stock for merger funding	13,202,987	$1,320	$132
Conversion of 16,508,023 shares of AYRO Common Stock multiplied by Exchange Ratio of 1.0844	17,901,300	$1,790	$179
Conversion of 3,272,500 shares of AYRO Series Seed 1 Preferred Stock to AYRO Common Stock (1:1), multiplied by Exchange Ratio of 1.0844 for conversion to DropCar Common Stock	3,548,699	$355	$35
Conversion of 1,907,682 shares of AYRO Series Seed 2 Preferred Stock to AYRO Common Stock (1:1), multiplied by Exchange Ratio of 1.0844 for conversion to DropCar Common Stock	2,068,690	$207	$21
Conversion of 2,180,803 shares of AYRO Series Seed 3 Preferred Stock to AYRO Common Stock (1:1), multiplied by Exchange Ratio of 1.0844 for conversion to DropCar Common Stock	2,364,864	$236	$24
Issuance upon merger closing of 2,282,881 shares of AYRO Common Stock to an advisor multiplied by Exchange Ratio of 1.0844 for conversion to DropCar Common Stock	2,475,558	$248	$25
Issuance upon merger closing of 1,750,000 shares of AYRO Common Stock under a nominal stock agreement to investor as compensation for bridge funding multiplied by Exchange Ratio of 1.0844 for conversion to DropCar Common Stock	1,897,700	$190	$19
		$-	$-

Total Proforma Adjustments for Reverse Acquisition	55,012,448	$5,501	$144

207

DropCar, Inc., and Subsidiaries

PROFORMA Condensed Consolidated Statements of Operations

For the Year Ended December 31, 2019

(Unaudited)

	AYRO, Inc.	DropCar, Inc.	Pro Forma Adjustments for Disposition		Pro Forma As Adjusted	Pro Forma Adjustments for AYRO Reverse Acquisition	Pro Forma Results

REVENUES	$890,152	$-	$-		$890,152	$-	$890,152

COST OF REVENUE	691,843	-	-		691,843	-	691,843

GROSS PROFIT (LOSS)	198,309	-	-		198,309	-	198,309

OPERATING EXPENSES
Research and development expenses	714,280	205,000	(205,000	)(3)	714,280	-	714,280
Sales and marketing expenses	1,300,119	718,345	(718,345	)(3)	1,300,119	-	1,300,119
General and administrative expenses	6,678,312	1,553,815	-	(4)	8,232,127	1,262,533 (5)	9,494,660
TOTAL OPERATING EXPENSES	8,692,711	2,477,160	(923,345)		10,246,526	1,262,533	11,509,059

OPERATING LOSS	(8,494,402)	(2,477,160)	923,345		(10,048,217)	(1,262,533)	(11,310,750)

Other income (expense), net	(170,291)	-	-		(170,291)		(170,291)

LOSS FROM CONTINUING OPERATIONS	(8,664,693)	(2,477,160)	923,345		(10,218,508)	(1,262,533)	(11,481,041)

DISCONTINUED OPERATIONS
Income (loss) from operations of discontinued component	-	(2,425,223)	2,425,223	(3)	-	-	-
Loss on sale of component	-	-	-		-	-	-
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	-	(2,425,223)	2,425,223		-	-	-

NET LOSS	$(8,664,693)	$(4,902,383)	$3,348,568		$(10,218,508)	$(1,262,533)	$(11,481,041)

Deemed dividend on exchange of warrants	-	(57,875)	-		(57,875)	-	(57,875)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(8,664,693)	$(4,960,258)	$3,348,568		$(10,276,383)	$(1,262,533)	$(11,538,916)

AMOUNTS ATTRIBUTABLE TO COMMON STOCKHOLDERS
Loss from continuing operations	$(8,664,693)	$(2,535,035)	$923,345		$(10,276,383)	$(1,262,533)	$(11,538,916)
Loss from discontinued operations	-	(2,425,223)	2,425,223		-	-	-
NET LOSS	$(8,664,693)	$(4,960,258)	$3,348,568		$(10,276,383)	$(1,262,533)	$(11,538,916)

LOSS PER SHARE FROM CONTINUING OPERATIONS:
Basic	$(0.81)	$(0.72)					$(2.10)
Diluted	$(0.81)	$(0.72)					$(2.10)
EARNINGS (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS:
Basic	$-	$(0.68)					$-
Diluted	$-	$(0.68)					$-
NET LOSS PER SHARE:
Basic	$(0.81)	$(1.40)					$(2.10)
Diluted	$(0.81)	$(1.40)					$(2.10)
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	10,655,957	3,541,511					5,501,245
Diluted	10,655,957	3,541,511					5,501,245

AYRO shares outstanding as of April 17, 2020	16,508,023
Exchange Ratio	1.0844

(3) - Adjustment for discontinued operations, research & development and sales & marketing initiatives ceased upon merger close.

(4) - Stock-based compensation expense for DropCar employees that is triggered by a change of control of $131,693, further adjusted for disposition

(5) - Stock-based compensation expense for advisor granted common stock 2,475,556 shares x $0.51/sh (current price)

208

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

2. Accounting Policies and Merger Pro Forma Adjustments

Based on Ayro’s review of DropCar’s summary of significant accounting policies disclosed in DropCar’s financial statements, the nature and amount of any adjustments to the historical financial statements of DropCar to conform its accounting policies to those of Ayro are not expected to be significant.

209

MANAGEMENT OF THE COMBINED COMPANY

Executive Officers and Directors of the Combined Company Following the Merger

Pursuant to the Merger Agreement, immediately after the effective time of the merger, the combined company’s board of directors will be fixed at seven members, three of whom will be directors designated by DropCar board and will include Joshua Silverman, DropCar’s current director and chairman of the board of directors, as chairman of the board of directors of the combined company, as well as Sebastian Giordano and Greg Schiffman, each of whom are current directors of DropCar. Zvi Joseph, who is a current member of the DropCar Board of Directors, will be designated by Alpha Capital Anstalt, the lead investor in the AYRO Private Placement, and the three remaining directors will be the current directors of AYRO. The Merger Agreement permits AYRO to nominate additional members to the combined company’s board of directors if the combined company meets the Business Milestones. Accordingly, if the Business Milestones are met, the AYRO-designated members of the combined company’s board of directors will be permitted to nominate an additional three board members. See the section titled “THE MERGER AGREEMENT — Directors and Executive Officers of the Combined Company Following the Merger” beginning on page 181 of this joint proxy and consent solicitation statement/prospectus. Designees to the board of directors are expected to satisfy the requisite independence requirements for the combined company board of directors, as well as the sophistication and independence requirements for committee members pursuant to Nasdaq listing requirements. It is anticipated that the AYRO designees will be Rodney C. Keller, Jr., George Devlin, and Mark Adams.

Following the merger, the management team of the combined company is expected to be composed of the current management team of AYRO.

In order to accommodate the appointment of such directors and officers of the combined company, four of the seven current directors of DropCar and each of DropCar’s current officers will tender a resignation that becomes effective at or immediately prior to the effective time of the merger.

The following table lists the names and positions of the individuals who are expected to serve as executive officers and directors of the combined company upon the completion of the merger:

Name	Age	Position(s)
Executive Officers and Directors
Rodney C. Keller, Jr. (3)	61	Chief Executive Officer, President and Director
Curtis Smith	52	Chief Financial Officer
Brian Groh	61	Chief of Business Development
Richard Perley	55	Chief Marketing Officer
Non-Employee Directors
Joshua Silverman (1)	49	Director; Chairman of the Board
Sebastian Giordano (1)	62	Director
Zvi Joseph (1)	53	Director
Greg Schiffman (2)	62	Director
George Devlin (3)	66	Director
Mark Adams (3)	58	Director

(1) DropCar designee

(2) Lead investor designee

(3) AYRO designee

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Executive Officers and Directors

Rodney C. Keller, Jr. has served as AYRO’s chief executive officer, president and director since November 2017. Mr. Keller is an accomplished executive with domestic and international experience in sales, marketing, operations, profit and loss oversight, multi-channel product distribution involving both start-up and growth organizations. Prior to AYRO, Mr. Keller was a partner with Odgers Berndtson, a global leader in executive search, leadership services and talent management from January 2016 to November 2017. From April 2013 until January 2016, Mr. Keller served as the president of Segway Inc. During Mr. Keller’s tenure as the president, Segway Inc. more than doubled its revenues, and Mr. Keller led the sale of the company to Beijing-based Ninebot in China, the resulting company becoming a global leader in intelligent short-distance electric personal transportation solutions. From January 2012 to April 2013, Mr. Keller served as president and chief executive officer of T3 Motion, which was a Nasdaq-listed company during his tenure, a producer of job-specific, 3-wheeled electric-vehicles primarily serving law enforcement and private security applications. From August 2010 to January 2012, Mr. Keller was vice president and general manager of DIRECTV’s commercial business. During Mr. Keller’s tenure this business grew more than 20% annually. From January 2007 to August 2010 Mr. Keller was president and chief executive officer of Siemens Home and Office Communications business in North America. During his service, Mr. Keller more than doubled revenues while expanding Siemen’s retail and internet footprint with some of the largest retailers in North America. From January 2005 to January 2007, Mr. Keller was president and chief executive officer of Augmentix, a venture capital-backed company building ruggedized servers and notebooks based on Dell Inc.’s platform of computing solutions, which was subsequently sold to Dell. From 1996 until January 2004, Mr. Keller held different management roles in Toshiba America Information Systems. Mr. Keller is a Distinguished Alumnus of Texas State University, a Trustee for the Development Foundation of Texas State University and member of the McCoy College Advisory Council at Texas State University since 1987.

Curtis E. Smith has served as AYRO’s chief financial officer since March 2018. Mr. Smith has been a CPA for more than 25 years with experience in public accounting and executive level experience in financial, operations and IT systems management. From November 2015 through February 2018, Mr. Smith served as the chief financial officer for LAC Group, a private equity-backed portfolio company, responsible for all aspects of strategic planning, investor relations, treasury management, finance, accounting, HR and IT. Prior to LAC Group, he served as a consultant to various private companies regarding their financial and operational affairs. From November 2010 to February 2013, he served as the chief financial officer of AgileAssets, a software developer building transportation asset management enterprise software. Mr. Smith was instrumental in developing the SaaS-business model for AgileAssets. Prior to AgileAssets, Mr. Smith served as Vice President-Finance and Administration for Troux Technologies. Prior to Troux Technologies, he served as Director of Finance and Director of Operations with Verio (Nasdaq: VRIO), a 55+ company rollup and was instrumental in both the rollup as well as the company’s successful IPO in 1998. Mr. Smith holds a B.B.A in accounting from Texas A&M University.

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Brian Groh has served as AYRO’s contracted Chief of Business Development since September 2019. Mr. Groh is an executive and entrepreneur with over thirty-five years’ experience in technology start-ups, accelerated growth and large corporations, with an extensive experience in negotiations, mergers and acquisitions, in addition to establishing mutually beneficial and long-term partner relationships. Mr. Groh was the founder and chief executive officer of public companies for over twenty years in various technology companies in the cellular, tablet and mobile computing sectors. Since January 2018, Mr. Groh has been on the Board of Advisors Meghraj Capital International, an international banking advisory, fiduciary services and consulting company headquartered in the British Isles that manages over $100 billion in client assets. Mr. Groh also serves on the board of WellSmith, an Austin-based digital platform company for population health management of chronic diseases that has partnered with Cone Health, a private, not-for-profit, healthcare delivery system. From August 2015 to January 2018, Mr. Groh was employed as General Manager of Business Development at Wistron Corporation, a Taiwanese global technology engineering and manufacturing leader, and was responsible for creating Wistron’s smart product business development operations in North America. From October 2008 until July 2015, Mr. Groh served as General Manager of Business Development of Wistron as a contractor and oversaw the growth of Wistron’s smartphone business where he was successful in securing over $7 billion in contacts. From 2005 until 2008, Mr. Groh provided consulting services to a number of high tech companies in Canada and the United States. Prior to working with Wistron, Mr. Groh founded and served as CEO of Xplore Technologies Corp. from 1995 to September 2005, a global rugged tablet provider, and Mr. Groh spearheaded Xplore’s initial public offering and acquisitions, raising more than $70 million in funding. From 1986 to 1995, Mr. Groh founded and served as the CEO of Telular Canada, an innovative wireless data company with patented rights from its U.S. counterpart, Telular Corporation. Mr. Groh led Telular Canada’s $18 million initial public offering in 1992 and acquisition of 20% of Telular Corporation that had a $40 million market cap at the time. Less than one year after the acquisition, Telular Corporation conducted its initial public offering as a $400 million market cap company. From 1985 until 1989, Mr. Groh was the Founder and CEO of Roadway Communications, one of Canada’s first cellular phone dealers.

Richard Perley has served as AYRO’s contracted Chief Marketing Officer since September 2019, and previously from October 2018 through April 2019. Mr. Perley is an experienced technology executive and entrepreneur who has led successful marketing, product management, business development and operational teams over a thirty-two-year career. He has extensive experience in high-growth, early-stage technology/innovation companies in the consumer, commercial, industrial and government sectors. From February 2018 through August 2018, and from May 2019 through August 2019, Mr. Perley founded and was a managing director and Chief Marketing Officer of PerlTek, a technology consulting firm providing marketing, product management and business development services to a range of companies from the healthcare, cybersecurity and blockchain industries. From September 2015 to January 2018, Mr. Perley served as Vice President, Business Development for Wistron Corporation. Mr. Perley helped create Wistron’s smart product business development operations in North America where major account customer acquisition opportunities expanded by 20 times during Mr. Perley’s employment. From September 2015 to January 2018, Mr. Perley was Chief Marketing Officer and Managing Partner of Kinetex, LLC, an integrated product marketing, launch, sales and strategic planning accelerator for B2B and B2C companies in North America and Western Europe he co-founded. Prior to Kinetex, Mr. Perley served as VP of Marketing and Services for Augmentix and Xplore Technologies (co-founder), both rugged field computing companies. He was instrumental in driving accelerated product, market and revenue growth for both organizations which ultimately were successfully sold to larger entities. Mr. Perley was also a Director at Motorola where he led wireline marketing and sales team. He has an honors Business Degree from McMaster University, Ontario Canada.

Non-Employee Directors

Joshua Silverman has served as a member of the DropCar Board of Directors since the completion of the business combination with Private DropCar and DC Acquisition Corporation, pursuant to which Private DropCar became a wholly owned subsidiary of WPCS International Incorporated, which then changed its name to DropCar on January 30, 2018 and, prior to that time, served as a director of WPCS International Incorporated since August 2016. Mr. Silverman currently serves as the Managing Member of Parkfield Funding LLC. Mr. Silverman was the co-founder and a Principal and Managing Partner of Iroquois Capital Management, LLC, an investment advisory firm. Since its inception in 2003 until July 2016, Mr. Silverman served as Co-Chief Investment Officer of Iroquois. While at Iroquois, he designed and executed complex transactions, structuring and negotiating investments in both public and private companies and has often been called upon by the companies to solve inefficiencies as they relate to corporate structure, cash flow, and management. From 2000 to 2003, Mr. Silverman served as Co-Chief Investment Officer of Vertical Ventures, LLC, a merchant bank. Prior to forming Iroquois, Mr. Silverman was a Director of Joele Frank, a boutique consulting firm specializing in mergers and acquisitions. Previously, Mr. Silverman served as Assistant Press Secretary to The President of the United States. Mr. Silverman currently serves as a director of WPCS, Protagenic Therapeutics, Neurotrope, Inc., and TapImmune Inc., all of which are public companies. He previously served as a Director of National Holdings Corporation from July 2014 through August 2016, MGT Capital Investments, Inc. from December 2014 to May 2016, and Alanco Technologies Inc. from March 2016 through August 2016. Mr. Silverman received his B.A. from Lehigh University in 1992.

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Mr. Silverman’s qualifications to sit on the board of directors of the combined company include his experience as an investment banker, management consultant and as a director of numerous public companies.

Sebastian Giordano has served as a member of the DropCar Board of Directors since the closing of the 2018 Merger, and prior to that time, served as a director of WPCS since February 2013. Mr. Giordano served as the Interim Chief Executive Officer of WPCS from August 2013 until April 25, 2016, when the interim label was removed from his title. He served as the Chief Executive Officer of WPCS since such time through the closing of the 2018 Merger. Since 2002, Mr. Giordano has been Chief Executive Officer of Ascentaur, LLC, a business consulting firm providing comprehensive strategic, financial and business development services to start-up, turnaround and emerging growth companies. From 1998 to 2002, Mr. Giordano was Chief Executive Officer of Drive One, Inc., a safety training and education business. From 1992 to 1998, Mr. Giordano was Chief Financial Officer of Sterling Vision, Inc., a retail optical chain. Mr. Giordano received B.B.A. and M.B.A. degrees from Iona College. Mr. Giordano’s qualifications to sit on the Board of Directors of the combined company include his broad management experience, including having served as Chief Executive Officer of WPCS.

Greg Schiffman has served as a member of the DropCar Board of Directors since the closing of the 2018 Merger. Mr. Schiffman has served as the Chief Financial Officer of privately-held AbSci, LLC since April 2020. He previously served as the Chief Financial Officer of Vineti, Inc. from October 2017 through April 2018. He also previously served as the Chief Financial Officer of each of Iovance Biotherapeutics (formerly Lion Biotechnologies), from October 2016 through June 2017, Stem Cells, Inc., from January 2014 through September 2016, and Dendreon Corporation, from December 2006 through December 2013. He currently serves on the boards of directors of several private companies. Mr. Schiffman holds a B.S. in Accounting from DePaul University and an MM (MBA) from Northwestern University Kellogg Graduate School of Management. Mr. Schiffman’s qualifications to sit on the Board of Directors of the combined company include his financial background, business experience and education.

Zvi Joseph has served as a member of the Board of Directors since the closing of the WPCS Merger. He has served as Deputy General Counsel of Amdocs Limited, a publicly traded corporation that provides software and services to communications and media companies, since October 2005. He received his A.A.S. in Business Administration from Rockland Community College, his B.A. in Literature from New York University and his J.D. from Fordham University School of Law. He also holds a Certificate in Business Excellence from Columbia University School of Business. Mr. Joseph’s qualifications to sit on the Board of Directors include his legal experience and education.

George Devlin has, since 2007, managed his own consulting business, Venture Connections, primarily focused on helping early stage companies with fundraising, commercialization and strategic planning. From 2005 to 2007, Mr. Devlin worked in operations at Texas Pacific Group (TPG – Private Equity), where he supported deal partners on due diligence and transformation activities involved in deals. From 2002 to 2005, Mr. Devlin served as Chief Executive Officer of Vivecon, a Stanford University start-up in Supply Chain Risk Management solutions. From 2001 to 2002, he served as Chief Operations Officer of Converge, Inc. From 1998 to 2001, Mr. Devlin worked at Compaq Computer Corporation, eventually holding the post of Senior Vice President of Global Operations based in Houston, Texas. He is a native of Scotland and graduated with a Business Studies diploma and a post-graduate diploma in Human Resources from Glasgow Polytechnic, now called Caledonian University. Mr. Devlin’s international experience and expertise, ranging from a successful career as an executive in a major global corporation (supply chain and operations) to becoming an entrepreneur and helping many early stage start-up technology companies globally, qualify him as a valuable addition to the AYRO board of directors.

Mark Adams is a co-founder of AYRO and has served on the AYRO board of directors as a director since AYRO’s inception. Mr. Adams is a co-founder of SI and has been serving as a managing partner of SI. At SI, Mr. Adams has created and launched numerous innovative companies making and selling products focused on sustainability. Mr. Adams has founded or co-founded over 25 companies in a variety of industries. Other sustainable companies Mr. Adams co-founded include Frog Scooters, Inc.; SI-EMobility, LLC; SI-Connect, LLC and Monday Motorbikes, Inc. In 2017, Mr. Adams co-founded Direct Biologics, LLC (DB), which pioneered and launched exosome biologic technology. From 2008 to 2016, Mr. Adams served as a director of KLD Energy Technologies, Inc., an electronic motor technology company (“KLD Energy”). Mr. Adams is the co-founder and current chairman of the board of directors of Murphy Adams Restaurant Group, Inc., which he launched in 2008 and owns and operates dozens of fast casual restaurants across multiple brands including Mama Fu’s Asian House, Austin’s Pizza and East Side King. In 2012, Mr. Adams co-founded Kind Health, Inc., an “Insurtech” company that functions as a national online health insurance exchange driven by a custom-built health care technology platform, for which he currently serves as the Executive Chairman. In 2003, Mr. Adams founded and served as CEO of Advocate MD Financial Group, Inc., which became a market leading Texas-based medical liability insurance underwriter and holding company, which he sold in in 2009 to a large public company, which he continued to manage as president and chief executive officer through 2011. Prior to becoming an entrepreneur, Mr. Adams spent 17 years working in a variety of sales management and executive management roles at Xerox, Johnson & Johnson and Bostik. During his career as an executive employee, Mr. Adams was responsible for managing and expanding large multi-million-dollar businesses in North America, South America, Europe and Asia. Mr. Adams currently serves on the board of directors of numerous companies including two Nasdaq-listed companies, XPEL, Inc. and Astrotech, Inc. Mr. Adams is a past recipient of the Ernst & Young Entrepreneur of the Year Award, was named an “Outstanding Texas Entrepreneur” by the Governor of Texas and the Texas House of Representatives, and in 2018, he was named a Distinguished Alumni by Texas State University.

Family Relationships

There are no family relationships among the directors and executive officers of AYRO and DropCar.

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Voting Agreement

In accordance with the terms of the Merger Agreement, (i) certain executive officers, directors and stockholders of AYRO (solely in their respective capacities as AYRO stockholders) holding approximately 57% of the outstanding AYRO capital stock have entered into the AYRO Voting Agreements and (ii) certain executive officers, directors and stockholders of DropCar (solely in their respective capacities as DropCar stockholders) holding approximately 1% of the outstanding DropCar common stock have entered into the DropCar Voting Agreements. The Voting Agreements include covenants with respect to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement against other competing acquisition proposals, engaging, directly or indirectly, in communications that criticize or disparage the Voting Agreements or Merger Agreement, and waiver of appraisal rights. Additionally, the agreements contain customary representations and warranties including to due authorization, ownership of shares, conflicts, finder’s fees, and litigation. The agreements provide for termination upon the earlier of the effective time of the Merger Agreement or the valid termination of the Merger Agreement.

Board Composition

The combined company’s board of directors will consist of seven members upon the closing of the merger. Pursuant to the Merger Agreement, DropCar will adopt the A&R Charter, subject to DropCar stockholder’s approval of Proposal 5, and the A&R Bylaws, which will be effective at the effective time of the merger. The A&R Charter, if approved by the DropCar stockholders, and the A&R Bylaws will provide that directors are to be elected at each annual meeting of stockholders to hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Vacancies on the board of directors resulting from death, resignation, retirement, disqualification or removal may be filled by the affirmative vote of a majority of the remaining directors then in office, whether or not a quorum of the board of directors is present. Newly created directorships resulting from any increase in the number of directors may, unless the board of directors determines otherwise, be filled only by the affirmative vote of the directors then in office, whether or not a quorum of the board of directors is present. Any director elected as a result of a vacancy shall hold office for a term expiring at the next election and until such director’s successor shall have been elected and qualified. Notwithstanding the foregoing, the Merger Agreement permits AYRO to nominate additional members to the combined company’s board of directors if the combined company meets the Business Milestones. Accordingly, if the Business Milestones are met, the AYRO-designated members of the combined company’s board of directors will be permitted to nominate an additional three board members. See the section titled “THE MERGER AGREEMENT — Directors and Executive Officers of the Combined Company Following the Merger” beginning on page 181 of this joint proxy and consent solicitation statement/prospectus.

Independence of the Board of Directors

The DropCar Board of Directors undertook a review of the independence of the proposed directors of the combined company and considered whether any director has a material relationship with the combined company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, the board of directors has determined that all of the proposed directors, except Mr. Keller, due to his position as the chief executive officer of the combined company, and Mr. Giordano, are “independent” as that term is defined under the rules of Nasdaq Listing Rule 5605.

In making these determinations, the DropCar Board of Directors considered the current and prior relationships that each non-employee director has with the combined company and all other facts and circumstances the DropCar Board of Directors deemed relevant in determining their independence, including the beneficial ownership of capital stock by each non-employee director, and the transactions.

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AYRO’s Executive Officer and Director Compensation

The following is a discussion of the material components of the executive compensation arrangements of AYRO’s named executive officers who are comprised of (1) AYRO’s principal executive officer, (2) AYRO’s next two most highly compensated executive officers other than the principal executive officer and (3) up to two additional individuals for whom disclosure would have been provided pursuant to clause (2) but for the fact that such individual was not serving as an executive officer on December 31, 2019.

AYRO’s named executive officers for 2019 were as follows:

●	Rod Keller, President and Chief Executive Officer;
●	Curt Smith, Chief Financial Officer;
●	Brian Groh, Chief of Business Development; and
●	Richard Perley, Chief Marketing Officer

Summary Compensation Table

The following table sets forth total compensation paid to the named executive officers of AYRO for the years ended December 31, 2018 and 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Grants ($) (1)		All other compensation ($)		Total ($)
Rod Keller	2018	$250,000	$0	$48,000	(5)	$0		298,000
Chief Executive Officer	2019	$250,000	$0	$398,750	(6)	$0		$648,750

Curt Smith (2)	2018	$158,333	$0	$160,000		$0		$318,333
Chief Financial Officer	2019	$200,000	$20,000	$182,000		$0		$402,000

Brian Groh (3)	2018	$0	$0	$0		$0		$0
Chief of Business Development	2019	$58,331	$0	$214,000		$0		$272,331

Richard Perley (4)	2018	$66,664	$3,333	$0		$4,600	(7)	$74,597
Chief Marketing Officer	2019	$118,752	$10,000	$214,000		$25,817	(8)	$368,569

(1)	Amounts reflect the full grant-date fair value of stock awards granted during the relevant fiscal year computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. AYRO provides information regarding the assumptions used to calculate the value of all stock awards and option awards made to its executive officers in Note 9 to the audited consolidated financial statements for the year ended December 31, 2018 contained elsewhere in this prospectus.
(2)	Mr. Smith was appointed Chief Financial Officer of AYRO effective March 8, 2018.
(3)	Mr. Groh was appointed Chief of Business Development of AYRO effective September 16, 2019.
(4)	Mr. Perley has served as AYRO’s contracted Chief Marketing Officer since September 2019, and previously served in the same position from October 2018 through April 2019.
(5)	In November 2018, Mr. Keller was granted options to purchase 75,000 shares of AYRO’s common stock at an exercise price of $0.667 per share as annual board service compensation. The fair market value of the options at the time of the grant was $48,000, and the options vest quarterly over a twelve-month period.
(6)	In November 2019, Mr. Keller was granted options to purchase 75,000 shares of AYRO’s common stock at an exercise price of $1.10 per share as annual board service compensation. The fair market value of the options at the time of the grant was $80,250, and the options vest quarterly over a twelve-month period. In 2019, Mr. Keller was granted an additional option to purchase 350,000 shares of AYRO’s common stock at an exercise price of $0.95 per share by AYRO’s board for his services as an executive officer. The fair market value of the options at the time of the grant was $318,500, and the options vest one-sixth every six months.

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(7)	In 2018, pursuant to the independent contractor agreement with Mr. Perley, doing business as Perltek, Mr. Perley was granted five-year warrants to purchase 20,000 shares of AYRO’s common stock at an exercise price of $2.00 per share. The value of the warrants at the time of issuance was $4,600.
(8)	In 2019, pursuant to the independent contractor agreement with Mr. Perley, doing business as Perltek, Mr. Perley was granted five-year warrants to purchase 105,000 shares of AYRO’s common stock at an exercise price of $2.00 per share. The value of the warrants at the time of issuance was $25,817.

Narrative Disclosure to Summary Compensation Table

AYRO has entered into employment agreements with each of Mr. Keller and Mr. Smith. Pursuant to the Merger Agreement, as a condition to the closing of the merger, immediately prior to the effective time of the merger, (i) the employment agreement between AYRO and Mr. Keller currently in effect will be terminated, and DropCar will enter into an executive employment agreement with Mr. Keller, to be effective upon completion of the merger, and (ii) AYRO will enter into an amendment to the current executive employment agreement with Mr. Smith, to be effective upon completion of the merger. For additional information on the terms of the employment agreement to be entered into between DropCar and Mr. Keller, and the terms of the amendment to Mr. Smith’s employment agreement, each to be effective upon completion of the merger, see “THE MERGER — Interests of AYRO’s Directors and Executive Officers in the Merger — Position with the Combined Company” on page 159 in this joint proxy and consent solicitation statement/prospectus.

Each of Mr. Groh and Mr. Perley provides services as a contractor to AYRO pursuant to an independent contractor agreement AYRO entered into with the respective entity controlled by Mr. Groh and Mr. Perley.

The material terms of the employment agreements and the independent contractor agreements with the named executive officers of AYRO, as applicable and as currently in effect, are summarized below.

Executive Employment Agreement with Rodney C. Keller, Jr.

Pursuant to his employment agreement, effective November 13, 2017, and to subsequent actions by AYRO’s board of directors, Mr. Keller is entitled to a base salary of $250,000 and a target annual bonus in the amount of 50% of his annual base salary. The target annual bonus is based on Mr. Keller’s performance, as determined by the AYRO board of directors in its sole discretion, based on agreed upon milestone. Mr. Keller is eligible to participate in the AYRO Equity Plan subject to the discretion of the AYRO board of directors if and when the AYRO board of directors determines to make a grant to him.

Under the terms of the employment agreement with Mr. Keller, Mr. Keller’s employment may be terminated by either AYRO or by Mr. Keller at any time and for any reason with 90 days’ advance written notice. If AYRO terminates Mr. Keller’s employment for cause (as defined below) or if Mr. Keller terminates his employment agreement without good reason (as defined below), Mr. Keller will receive his fully earned but unpaid base salary through the date of termination at the rate then in effect and any earned but unpaid annual bonus with respect to any completed calendar year immediately preceding the termination date, except that if Mr. Keller’s employment is terminated by AYRO for cause, then any such accrued but unpaid annual bonus will be forfeited.

If AYRO terminates Mr. Keller’s employment without cause or Mr. Keller resigns for good reason at any time, Mr. Keller is entitled to the following severance payments and benefits: (1) his fully earned but unpaid base salary through the date of termination at the rate then in effect; (2) any earned but unpaid annual bonus with respect to any completed calendar year immediately preceding the termination date; (3) continued base salary for one year following the termination date in an aggregate amount equal to 50% of Mr. Keller’s base salary for the year in which the termination date occurs, which sum shall be paid in equal installments payable in accordance with AYRO’s normal payroll practices; and (4) reimbursement for the difference between the monthly Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) premium paid by Mr. Keller for himself and his dependents and the monthly premium amount paid by similarly situated active executives for a period of 12 months following the termination date; provided, however, that in the event Mr. Keller becomes eligible for comparable group insurance coverage in connection with new employment or Mr. Keller becomes no longer eligible to receive COBRA continuation coverage, such COBRA premium reimbursement payments by AYRO shall terminate immediately.

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Notwithstanding the above severance payments, in the event Mr. Keller’s employment is terminated by AYRO without cause or by Mr. Keller for good reason within 12 months following a change in control (as defined below), in addition to his fully earned but unpaid base salary and earned but unpaid annual bonus with respect to any completed calendar year, Mr. Keller is entitled to the following payments and benefits: (1) a single lump-sum payment in an amount equal to 50% of Mr. Keller’s then-current base salary within 60 days following the termination date; and (2) provided that Mr. Keller timely elects such coverage, reimbursement for the difference between the monthly COBRA premium paid by Mr. Keller for himself and his dependents and the monthly premium amount paid by similarly situated active executives for a period of 12 months following the termination date; provided, however, that in the event Mr. Keller becomes eligible for comparable group insurance coverage in connection with new employment or Mr. Keller becomes no longer eligible to receive COBRA continuation coverage, such COBRA premium reimbursement payments by AYRO shall terminate immediately. In addition, pursuant to the option award agreements executed upon each option grant made to Mr. Keller, upon termination by AYRO not for cause (as defined in such option agreements), Mr. Keller may exercise the options vested as of the date of his termination by the earlier of (i) the date that is 3 months following Mr. Keller’s termination or (ii) the expiration date (unless being exercised by his estate).

If Mr. Keller’s employment is terminated as a result of his death or following his permanent disability, Mr. Keller or his estate, as applicable, is entitled to the following payments and benefits: (1) his fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan, expense reimbursement or practice to which he is entitled; and (2) any earned but unpaid bonus from the most recently ended fiscal year. In addition, Mr. Keller’s estate and/or beneficiaries will have 1 year from the termination date to exercise Mr. Keller’s options vested upon the date of death or disability.

The employment agreement also contains certain standard noncompetition, non-solicitation, non-disparagement, confidentiality, and assignment of inventions requirements for Mr. Keller.

Executive Employment Agreement with Curtis Smith

Pursuant to his employment agreement, effective March 8, 2018, and to subsequent actions by AYRO’s board of directors, Mr. Smith is entitled to a base salary of $200,000 and a target annual bonus in the amount of 25% of his annual base salary. The target annual bonus is based on Mr. Smith’s performance, as determined by AYRO’s board of directors in its sole discretion, against fundamental corporate and/or individual objectives to be determined by AYRO’s board of directors. Mr. Smith is eligible to participate in the AYRO Equity Plan subject to the discretion of AYRO’s board of directors if and when the board of directors determines to make a grant to him. Pursuant to Mr. Smith’s employment agreement, as consideration for entering into the employment agreement, AYRO granted nonqualified options to acquire 400,000 shares of AYRO common stock with an exercise price of $0.6667 in March 2018.

Under the terms of the employment agreement with Mr. Smith, Mr. Smith’s employment may be terminated by either AYRO or by Mr. Smith at any time and for any reason with 90 days’ advance written notice. If AYRO terminates Mr. Smith’s employment for cause (as defined below) or if Mr. Smith terminates his employment without good reason (as defined below), Mr. Smith will receive his fully earned but unpaid base salary through the date of termination at the rate then in effect and any earned but unpaid annual bonus with respect to any completed calendar year immediately preceding the termination date, except that if Mr. Smith’s employment is terminated by AYRO for cause, then any such accrued but unpaid annual bonus will be forfeited.

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If AYRO terminates Mr. Smith’s employment without cause or Mr. Smith resigns for good reason at any time, Mr. Smith is entitled to the following severance payments and benefits: (1) his fully earned but unpaid base salary through the date of termination at the rate then in effect; (2) any earned but unpaid annual bonus with respect to any completed calendar year immediately preceding the termination date; (3) continued base salary for one year following the termination date in an aggregate amount equal to 50% of Mr. Smith’s base salary for the year in which the termination date occurs, which sum shall be paid in equal installment payments payable in accordance with AYRO’s normal payroll practices; and (4) reimbursement for the difference between the monthly COBRA premium paid by Mr. Smith for himself and his dependents and the monthly premium amount paid by similarly situated active executives for a period of 12 months following the termination date; provided, however, that in the event Mr. Smith becomes eligible for comparable group insurance coverage in connection with new employment or Mr. Smith becomes no longer eligible to receive COBRA continuation coverage, such COBRA premium reimbursement payments by AYRO shall terminate immediately.

Notwithstanding the above severance payments, in the event Mr. Smith’s employment is terminated by AYRO without cause or by Mr. Smith for good reason within 12 months following a change in control, in addition to his fully earned but unpaid base salary and earned but unpaid annual bonus with respect to any completed calendar year, Mr. Smith is entitled to the following payments and benefits: (1) a single lump-sum payment in an amount equal to 50% of Mr. Smith’s then-current base salary within 60 days following termination date; and (2) provided that Mr. Smith timely elects such coverage, reimbursement for the difference between the monthly COBRA premium paid by the Mr. Smith for himself and his dependents and the monthly premium amount paid by similarly situated active executives for a period of 12 months following the termination date; provided, however, that in the event Mr. Smith becomes eligible for comparable group insurance coverage in connection with new employment or Mr. Smith becomes no longer eligible to receive COBRA continuation coverage, such COBRA premium reimbursement payments by AYRO shall terminate immediately. In addition, pursuant to the option award agreements executed upon each option grant made to Mr. Smith, upon termination by AYRO not for cause (as defined in such option agreements), Mr. Smith may exercise the options vested as of the date of his termination by the earlier of (i) the date that is 3 months following Mr. Smith’s termination or (ii) the expiration date (unless being exercised by his estate).

If Mr. Smith’s employment is terminated as a result of his death or following his permanent disability, Mr. Smith or his estate, as applicable, is entitled to the following payments and benefits: (1) his fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan, expense reimbursement or practice to which he is entitled; and (2) any earned but unpaid bonus from the most recently ended fiscal year. In addition, Mr. Smith’s estate and/or beneficiaries will have 1 year from the termination date to exercise Mr. Smith’s options vested upon the date of death or disability.

The employment agreement also contains certain standard noncompetition, non-solicitation, non-disparagement, confidentiality, and assignment of inventions requirements for Mr. Smith.

Independent Contractor Agreement with Brian Groh

AYRO and 2196005 Ontario, Inc., an Ontario corporation owned and controlled by Mr. Groh (the “Groh Entity”), entered into an independent contractor agreement, on September 16, 2019. Pursuant to the agreement, the Groh Entity agreed to provide services as chief of business development for a term of 12 months.

AYRO is to pay the Groh Entity $8,333 per month, based on 50% normal business hours utilization, upon receipt of invoice. Such amount may increase or decrease based on actual hours worked. AYRO is to pay to the Groh Entity quarterly MBO targeted at $12,500 per quarter, based on MBOs mutually agreed upon by the parties, payment of which will commence after the completion of the merger. The Groh Entity is also eligible to participate in a commission pooling plan with the other sales team participants. Pursuant to the independent contractor agreement, AYRO granted Mr. Groh options to purchase 200,000 shares of AYRO common stock pursuant to the AYRO Equity Plan.

Either the Groh Entity or AYRO may terminate the independent contractor agreement at any time and for any reason with 90 days’ advance written notice.

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If AYRO terminates the contract for cause (as defined below) or the Groh Entity terminates the contract without good reason, the Groh Entity will receive its earned fees, commissions and quarterly MBO payment. If the contract is terminated by the Groh Entity for good reason and by AYRO without cause, the Groh Entity will receive its earned fees, commissions and quarterly management by objectives (“MBO”) payment and continued payments of fees, quarterly MBO payment and commissions owned based on the mutually agreed commission plan for six months following their termination date in an aggregate amount equal to the greater of (1) the Groh Entity’s monthly fees, quarterly MBO and qualifying commissions for the year in which the termination date occurs, or (2) the Groh Entity’s monthly fees, quarterly MBO and qualifying commissions averaged for 6 months prior to the termination date. In addition, pursuant to the option award agreements executed upon each option grant made to Mr. Groh, upon termination by AYRO not for cause (as defined in such option agreements), Mr. Groh may exercise the options vested as of the date of his termination by the earlier of (i) the date that is 3 months following Mr. Groh’s termination or (ii) the expiration date (unless being exercised by his estate).

The agreement also contains certain standard non-solicitation, confidentiality, indemnification and assignment of work products.

Independent Contractor Agreement with Richard Perley

AYRO and Mr. Perley, doing business as PerlTek, entered into an independent contractor agreement on August 27, 2018. Pursuant to the agreement, Mr. Perley serves as AYRO’s Vice President, Product Management and Marketing.

The initial term was for 12 months. Effective September 4, 2018, AYRO was to pay Mr. Perley a monthly retainer of $16,667/month, and Mr. Perley was to receive a quarterly bonus for the period September 4, 2018, through December 31, 2018, targeted at $13,333 for the first quarter and $10,000 per quarter thereafter based on MBOs mutually agreed upon by the parties and subject to AYRO’s performance. Pursuant to the independent contractor agreement, AYRO granted Mr. Perley five-year warrants to purchase 16,667 shares of AYRO common stock per month at $2.00 per share; by the time the initial independent contractor relationship was terminated in April 2019, Mr. Perley had received warrants to purchase a total of 125,000 shares of AYRO common stock. The initial independent contractor relationship between AYRO and Mr. Perley was terminated in April 2019.

On September 9, 2019, AYRO appointed Mr. Perley as Chief Marketing Officer. AYRO is to pay the Mr. Perley $8,333 per month, based on 50% normal business hours utilization, upon receipt of invoice. Such amount may increase or decrease based on actual hours worked. AYRO is to pay Mr. Perley quarterly MBO targeted at $12,500 per quarter, based on MBOs mutually agreed upon by the parties, payment of which will commence after the completion of the merger. Mr. Perley is also eligible to participate in a commission pooling plan with the other sales team participants. Pursuant to the independent contractor agreement, AYRO granted Mr. Perley options to purchase 200,000 shares of AYRO common stock pursuant to the AYRO Equity Plan.

Either Mr. Perley or AYRO may terminate the independent contractor agreement at any time and for any reason with 90 days’ advance written notice.

If AYRO terminates the contract for cause (as defined below) or if Mr. Perley terminates the contract without good reason, Mr. Perley will receive his earned fees, commissions and quarterly MBO payment. If the contract is terminated by Mr. Perley for good reason and by AYRO without cause, Mr. Perley will receive his earned fees, commissions and quarterly MBO payment and continued payments of fees, quarterly MBO payment and commissions owned based on the mutually agreed commission plan for six months following their termination date in an aggregate amount equal to the greater of (1) Mr. Perley’s monthly fees, quarterly MBO and qualifying commissions for the year in which the termination date occurs, or (2) Mr. Perley’s monthly fees, quarterly MBO and qualifying commissions averaged for 6 months prior to the termination date. In addition, pursuant to the option award agreements executed upon each option grant made to Mr. Perley, upon termination by AYRO not for cause (as defined in such option agreements), Mr. Perley may exercise the options vested as of the date of his termination by the earlier of (i) the date that is 3 months following Mr. Perley’s termination or (ii) the expiration date (unless being exercised by his estate).

The agreement also contains certain standard non-solicitation, confidentiality, indemnification and assignment of work products.

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Defined Terms Applicable to Executive Employment Agreements

For purposes of executive employment agreements, “change in control” shall mean:

i.	one person (or more than one person acting as a group) acquires ownership of stock of AYRO that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a change in control shall not occur if any person (or more than one person acting as a group) owns more than 20% of the total fair market value or total voting power of AYRO’s stock and acquires additional stock;
ii.	a majority of the members of the board of directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the board of directors before the date of appointment or election; or
iii.	the sale of all or substantially all of AYRO’s assets.

Notwithstanding the foregoing, a change in control shall not occur unless such transaction constitutes a change in the ownership of AYRO, a change in effective control of AYRO, or a change in the ownership of a substantial portion of AYRO’s assets under Section 409A of the Code.

For purposes of the executive employment agreements, “cause” means:

i.	the executive’s failure to comply with any valid and legal directive of the board of directors;
ii.	the executive’s engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to AYRO or its affiliates;
iii.	the executive’s embezzlement, misappropriation, or fraud, whether or not related to the executive’s employment with AYRO;
iv.	the executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the executive’s ability to perform services for AYRO or results in material reputational or financial harm to AYRO or its affiliates;
v.	the executive’s willful unauthorized disclosure of confidential information;
vi.	the executive’s material breach of any material obligation under this Agreement or any other written agreement between the executive and AYRO; or
vii.	any material failure by the executive to comply with AYRO’s written policies or rules, as they may be in effect from time to time during the term of the executive’s employment, if such failure causes material reputational or financial harm to AYRO.

For purposes of the executive employment agreements, “good reason” means the occurrence of any of the following, in each case during the term of the executive’s employment without the executive’s written consent:

i.	a material reduction in the executive’s base salary other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions;
ii.	a relocation of the executive’s principal place of employment by more than fifty (50) miles;
iii.	any material breach by AYRO of any material provision of the employment agreement;
iv.	AYRO’s failure to obtain an agreement from any successor to AYRO to assume and agree to perform the executive employment agreement in the same manner and to the same extent that AYRO would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or
v.	a material, adverse change in the executive’s authority, duties, or responsibilities (other than temporarily while the executive is physically or mentally incapacitated or as required by applicable law) taking into account AYRO’s size, status as a private company, and capitalization as of the date of the employment agreement.

The executive cannot terminate his employment for good reason unless he has provided written notice to AYRO of the existence of the circumstances providing grounds for termination for good reason within 30 days of the initial existence of such grounds and AYRO has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the executive does not terminate his employment for good reason within 30 days after the expiration of AYRO’s cure period, then the executive will be deemed to have waived his right to terminate for good reason with respect to such grounds.

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Equity Compensation

AYRO primarily offers stock options to AYRO’s named executive officers in addition to certain non-executive employees as the long-term incentive component of AYRO’s compensation program. AYRO’s stock options allow employees to purchase shares of AYRO common stock at a price per share equal to the fair market value of AYRO common stock on the date of grant and may or may not be intended to qualify as “incentive stock options” for U.S. federal income tax purposes. In the past, AYRO’s board of directors has determined the fair market value of AYRO common stock based upon inputs including valuation reports prepared by third-party valuation firms from time to time. Generally, the stock options AYRO grants vest over three years, subject to the employee’s continued employment with AYRO on the vesting date. Additionally, named executive officers’ options vest over three years, with one-sixth (1/6) of the options vesting every six-months, commencing on the six-month anniversary of the grant date. On January 1, 2017, AYRO adopted the AYRO Equity Plan in order to facilitate the grant of equity incentives to directors, employees (including our named executive officers) and consultants of AYRO and to enable AYRO to obtain and retain services of these individuals. For additional information about the AYRO Equity Plan, please see the section titled “Incentive Plans” below.

On March 8, 2018, Mr. Smith received a stock option to purchase 400,000 shares of AYRO common stock as an inducement grant to enter into his employment agreement, pursuant to his employment agreement. The option vests over three years, with one-sixth (1/6) of the option vesting upon the six-month anniversary of the date of grant and the remainder vesting every six months thereafter, subject to Mr. Smith’s continued employment with AYRO on each vesting date. The options were granted with an exercise price per share of $0.667, which was equal to or greater than the fair market value per share of AYRO’s common stock at the time of the grant, as determined by AYRO’s board of directors. The option has a term of ten years from the date of grant.

On March 31, 2019, Mr. Keller received a discretionary grant of a stock option to purchase 350,000 shares of AYRO common stock. The option vests over three years, with one-sixth (1/6) of the option vesting upon the six-month anniversary of the date of grant and the remainder vesting every six months thereafter, subject to Mr. Keller’s continued employment with AYRO on each vesting date. The options were granted with an exercise price per share of $0.95, which was equal to or greater than the fair market value per share of AYRO common stock at the time of the grant, as determined by the AYRO board of directors. The option has a term of ten years from the date of grant.

On March 31, 2019, Mr. Smith received a discretionary grant of a stock option to purchase 200,000 shares of AYRO common stock. The option vests over three years, with one-sixth (1/6) of the option vesting upon the six-month anniversary of the date of grant and the remainder vesting every six months thereafter, subject to Mr. Smith’s continued employment with AYRO on each vesting date. The options were granted with an exercise price per share of $0.95, which was equal to or greater than the fair market value per share of AYRO common stock at the time of the grant, as determined by the AYRO board of directors. The option has a term of ten years from the date of grant.

On September 30, 2019, 2019, pursuant to the independent contractor agreement, Mr. Groh received a discretionary grant of a stock option to purchase 200,000 shares of AYRO common stock. The option vests over three years, with one-sixth (1/6) of the option vesting upon the six-month anniversary of the date of grant and the remainder vesting every six months thereafter, subject to Mr. Groh’s continued employment with AYRO on each vesting date. The options were granted with an exercise price per share of $1.10, which was equal to or greater than the fair market value per share of AYRO common stock at the time of the grant, as determined by the AYRO board of directors. The option has a term of ten years from the date of grant.

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On September 30, 2019, pursuant to the independent contractor agreement, Mr. Perley received a discretionary grant of a stock option to purchase 200,000 shares of AYRO common stock. The option vests over three years, with one-sixth (1/6) of the option vesting upon the six-month anniversary of the date of grant and the remainder vesting every six months thereafter, subject to Mr. Perley’s continued employment with AYRO on each vesting date. The options were granted with an exercise price per share of $1.10, which was equal to or greater than the fair market value per share of AYRO’s common stock at the time of the grant, as determined by the AYRO board of directors. The option has a term of ten years from the date of grant.

The foregoing grants were made pursuant to the AYRO Equity Plan and option agreements under the AYRO Equity Plan. Certain awards granted to AYRO’s named executive officers may be subject to accelerated vesting in certain circumstances pursuant to the option agreements for executive officers. For additional discussion, please see “– Employment Agreements” above and “– Potential Payments Upon Termination of Employment or Change in Control” below in this joint proxy and consent solicitation statement/prospectus.

Other Elements of Compensation

Professional Employment Organization

AYRO has a 401(k) retirement plan through a professional employment organization. Under the terms of the plan, eligible employees may defer up to 20% of their pre-tax earnings, subject to the Internal Revenue Service annual contribution limit. Additionally, the 401(k) retirement plan allows for discretionary matching contributions by AYRO. To date, AYRO has not matched any employee contributions to the 401(k) retirement plan.

Employee Benefits and Perquisites

AYRO’s named executive officers are eligible to participate in AYRO’s health and welfare plans, which include medical, vision, dental and life insurance and our 401(k) plan. AYRO currently contributes fifty percent (50%) of the medical, dental vision insurance premiums for employees and their dependents.

Potential Payments Upon Termination of Employment or Change in Control

Other than the information set forth above under “—Narrative Disclosure to Summary Compensation Table,” no other named executive officer has a contract in place for termination or change in control payments. This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of AYRO’s named executive officers that is based on or otherwise relates to a change in control.

The table below summarizes potential golden parachute compensation that Mr. Keller and Mr. Smith would be entitled to receive from AYRO in the event of a termination of each such person’s employment following a change in control pursuant to the employment agreements currently in effect. We do not currently have any change-in-control agreements with Mr. Groh and Mr. Perley. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described herein. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by named executive officer may differ in material respects from the amounts set forth below.

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For purposes of calculating such potential golden parachute compensation, AYRO has assumed that the merger occurs on or before April 23, 2020, including with respect to calculating the portion of equity awards subject to accelerated vesting, and has further assumed that the named executive officers will incur a termination of employment on such date that would entitle them to the benefits set forth in the table below.

Name and Principle Position	Cash		Equity		Perquisites/Benefits		Total ($)

Rodney C. Keller, Jr. President and chief executive officer	$500,000	(1)	$3,291,008	(2)	$2,171	(3)	$3,793,179
Curtis Smith Chief financial officer	$100,000	(4)	$9,434	(5)	$12,706	(6)	$122,140

(1)

Represents the lump sum cash severance payment to be paid to Mr. Keller upon termination by DropCar of his employment without cause or by Mr. Keller for good reason in connection with, or within 12 months following a change in control, pursuant to Mr. Keller’s employment agreement currently in effect, and calculated as described above. This amount assumes that Mr. Keller’s employment was terminated immediately following a change in control, and therefore, Mr. Keller did not earn any bonus payments prior to the termination of this employment. All amounts are attributable to double trigger arrangement.

(2)

Represents the cashless exercise value (fair market value of the DropCar stock price as of April 1, 2020, divided by the merger Exchange Ratio minus the exercise price of the option) of unvested stock options as of June 1, 2020, that would accelerate upon termination of Mr. Keller’s employment by DropCar without cause or a termination by Mr. Keller for good reason immediately following a change in control, for those unvested options that are “in the money.” All amounts are attributable to double trigger arrangement.

(3)

Represents the COBRA payments due to the executive upon termination of employment without cause or a termination by Mr. Keller for good reason immediately following a change in control. The amount is calculated on DropCar reimbursement amounts in place as of December 31, 2019, and assumes that such payment is made for the full 12 month severance period. All amounts are attributable to double trigger arrangement.

(4)

Represents the lump sum cash severance payment to be paid to Mr. Smith upon termination of his employment by the AYRO without cause, or by Mr. Smith for good reason in connection with, or within 12 months following a change in control, pursuant to Mr. Smith’s employment agreement currently in effect, and calculated as described above. This amount assumes that Mr. Smith’s employment was terminated immediately following the change in control. All amounts are attributable to double trigger arrangement.

(5)

Represents the cashless exercise value (fair market value of the DropCar stock price as of April 1, 2020, divided by the merger Exchange Ratio minus the exercise price of the Option) of unvested stock options as of June 1, 2020, that would accelerate upon termination of Mr. Smith’s employment by AYRO without cause or a termination by Mr. Smith for good reason immediately following a change in control, for those unvested options that are “in the money.” All amounts are attributable to double trigger arrangement.

(6)

Represents the COBRA payments due to the executive upon termination of employment without cause or a termination by Mr. Smith for good reason immediately following a change in control. The amount is calculated on DropCar reimbursement amounts in place as of December 31, 2019, and assumes that such payment is made for the full 12 month severance period. All amounts are attributable to double trigger arrangement.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding equity awards that have been previously awarded to each of AYRO’s named executive officers and which remain outstanding as of December 31, 2019. AYRO does not have any equity incentive plans other than the AYRO Equity Plan. As of the date hereof, there are no share-based award plans for any of AYRO’s named executive officers or directors. Unless otherwise noted, option grants vest one-sixth (1/6) per six-month anniversary from grant date.

Named Executive Officer or Director	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price	Option expiration date
Rod Keller	666,667	(1)	333,333		-	$0.667	November 12, 2027
President, Chief Executive Officer and Director	75,000	(2)	-		-	$0.667	November 12, 2027
	40,000	(3)	-		-	$0.667	November 30, 2027
	75,000	(4)	-		-	$0.667	November 12, 2028
	58,333	(5)	116,667	(5)	-	$0.950	March 30, 2029
	-		75,000	(6)		$1.070	November 12, 2028

Curt Smith	200,000	(7)	200,000	(7)	-	$0.667	March 11, 2029
Chief Financial Officer	33,333	(8)	166,667	(8)	-	$0.950	March 30, 2029
					-
Brian Groh Chief of Business Development	-		200,000	(9)	-	$1.10	September 29, 2029
					-
Richard Perley Chief Marketing Officer	-		200,000	(9)	-	$1.10	September 29, 2029

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(1) These options vest over three years, with one-sixth (1/6) of the options vesting every six months, commencing on the six-month anniversary of November 13, 2017.

(2) These options vest over twelve months, with one-quarter (1/4) of the options vesting every three months, commencing on the three-month anniversary of November 13, 2017.

(3) These options are 100% vested upon issuance on December 1, 2017.

(4) These options vest over twelve months, with one-quarter (1/4) of the options vesting every three months, commencing on the three-month anniversary of November 13, 2018.

(5) These options vest over three years, with one-sixth (1/6) of the options vesting every six months, commencing on the six-month anniversary of March 31, 2019.

(6) These options vest over twelve months, with one-quarter (1/4) of the options vesting every three months, commencing on the three-month anniversary of November 13, 2018.

(7) These options vest over three years, with one-sixth (1/6) of the options vesting every six months, commencing on the six-month anniversary of March 12, 2019.

(8) These options vest over three years, with one-sixth (1/6) of the options vesting every six months, commencing on the six-month anniversary of March 31, 2019.

(9) These options vest over three years, with one-sixth (1/6) of the options vesting every six months, commencing on the six-month anniversary of September 30, 2019.

Incentive Plans

The following is a summary of AYRO’s outstanding stock option plan.

AYRO, Inc. 2017 Long Term Incentive Plan

AYRO’s board of directors adopted the AYRO Equity Plan, effective as of January 1, 2017. The AYRO Equity Plan allows for the granting of a variety of equity-based awards to provide AYRO with flexibility in attracting and retaining key employees, consultants, and nonemployee directors and to provide such persons with additional incentive opportunities designed to enhance AYRO’s profitable growth. Consequently, the AYRO Equity Plan primarily provides for the granting of incentive stock options, non-qualified stock options, restricted stock awards, restricted stock units, stock appreciation rights, other stock-based awards, or a combination of the foregoing.

At the effective time of the merger, DropCar will assume all of AYRO’s rights and obligations under all stock options granted pursuant to the AYRO Equity Plan that are outstanding immediately prior to the effective time of the merger. In addition, the AYRO Equity Plan will be assumed by DropCar at the effective time of the merger such that no additional awards may be issued thereunder. For more information, see the section titled “THE MERGER— Treatment of AYRO Stock Options” on page 173 of this joint proxy and consent solicitation statement/prospectus and “THE MERGER—AYRO’s Long Term Incentive Plan” on page 173 of this joint proxy and consent solicitation statement/prospectus.

Authorized Shares. At inception, a total of 125,000 shares of AYRO common stock were authorized for issuance under the AYRO Equity Plan. The AYRO Equity Plan was amended from time to time to increase the maximum number of shares authorized for issuance under the AYRO Equity Plan. Currently, a total of 6,410,000 shares of common stock have been authorized under the AYRO Equity Plan.

Plan Administration. As permitted by the terms of the AYRO Equity Plan, the AYRO board of directors has delegated administration of the AYRO Equity Plan to the compensation committee of AYRO’s board of directors (the “Committee”). As used herein with respect to the AYRO Equity Plan, the term “Committee” refers to any committee AYRO’s board of directors may appoint to administer the AYRO Equity Plan as well as to the board of directors itself. Subject to the provisions of the AYRO Equity Plan, the Committee has the power to construe and interpret the AYRO Equity Plan and awards granted under it and to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration to be paid, and the other terms and provisions of each award, which need not be identical. All decisions, determinations and interpretations by the Committee regarding the AYRO Equity Plan and any awards granted under it shall be final, binding and conclusive on all participants or other persons claiming rights under the AYRO Equity Plan or any award.

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Options. Options granted under the AYRO Equity Plan may (i) either be “incentive stock options” within the meaning of Section 422 of the Code, or “nonqualified stock options,” and (ii) become exercisable in cumulative increments (“vest”) as determined by the Committee. Such increments may be based on continued service to AYRO over a certain period of time, the occurrence of certain performance milestones, or other criteria as determined by the Committee. Options granted under the AYRO Equity Plan may be subject to different vesting terms. The Committee generally has the power to accelerate the time during which an option may vest or be exercised. Options may not have an exercise price per share of less than 100% (110% in the case of a participant who owns more than 10% of the combined voting power of AYRO or an affiliate (a “10% Stockholder”)) of the fair market value of a share of AYRO common stock on the date of grant or a term longer than ten years (five years in the case of a 10% Stockholder). To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing AYRO to withhold a portion of the stock otherwise issuable to the participant upon exercise, or by such other method as may be set forth in the option agreement or authorized by the Committee. The treatment of options under the AYRO Equity Plan upon a participant’s termination of employment with or service to AYRO will be set forth in the applicable award agreement, which typically provides that the options will terminate three months after a termination of employment or service. Incentive stock options are not transferable except by will or by the laws of descent and distribution, provided that a participant may designate a beneficiary who may exercise an option following the participant’s death. Non-qualified stock options are transferable to certain permitted transferees (as provided in the AYRO Equity Plan) to the extent included in the option award agreement.

Restricted Stock and Restricted Stock Unit Awards. Subject to certain limitations, the Committee is authorized to grant awards of restricted stock and restricted stock units, which are rights to receive shares of AYRO common stock or cash, as determined by the Committee and as set forth in the applicable award agreement, upon the settlement of the restricted stock units at the end of a specified time period. The Committee may impose any restrictions or conditions upon the vesting of restricted stock or restricted stock unit awards, or that delay the settlement of a restricted stock unit award after it vests, that the committee deems appropriate and in accordance with the requirements of Section 409A of the Code and the regulations and other authoritative guidance issued thereunder. Dividend equivalents may be credited in respect of shares covered by a restricted stock or a restricted stock unit award, as determined by the Committee. At the discretion of the Committee, such dividend equivalents may be converted into additional shares covered by restricted stock or restricted stock units, as applicable. If a restricted stock or restricted stock unit award recipient’s employment or service relationship with AYRO terminates, any unvested portion of the restricted stock or restricted stock unit award shall be forfeited, unless the participant’s award agreement provides otherwise. Restricted stock and restricted stock unit awards are generally not transferable except (i) by will or by the laws of descent and distribution or (ii) to certain permitted transferee, to the extent provided in the award agreement.

Other Awards. Other awards permitted under the AYRO Equity Plan include stock appreciation rights, bonus stock, dividend equivalents, and other stock-based awards that are denominated or payable in, valued in whole or in part by reference to or otherwise based on or related to AYRO common stock.

Certain Adjustments; Change in Control. In connection with any reorganization, recapitalization, reincorporation, reclassification, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, or other change in AYRO’s capital structure, the Committee will appropriately adjust the type(s), class(es) and number of shares of common stock subject to the AYRO Equity Plan (and the other share limits contained therein), and any outstanding awards will also be appropriately adjusted as to the type(s), class(es), number of shares and exercise price per share of common stock subject to such awards.

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In the event of a “Change in Control” (as defined in the AYRO Equity Plan), the Committee shall approve, without the consent or approval of any participant, one or more of the following alternatives with respect to outstanding awards under the AYRO Equity Plan: (i) accelerate the time at which outstanding awards may be exercised, whether in full or in part, or for a limited period of time on or before a specified date after which date all unexercised awards and all rights of holders thereunder shall terminate; (ii) require the surrender of some or all of a participant’s outstanding awards, upon which such awards shall be cancelled and the participant shall receive an amount in cash equal to the positive difference, if any, between the underlying stock’s then current fair market value over the award’s exercise or purchase price, as applicable; or (iii) make such adjustments to outstanding awards as the Committee deems appropriate to reflect such Change in Control. Any determination of the Committee with regard to any outstanding awards under the AYRO Equity Plan in connection with a Change in Control shall be final, binding and conclusive.

Amendment, Termination. AYRO’s board of directors may amend, alter, suspend, discontinue, or terminate the AYRO Equity Plan, provided that no such amendment shall adversely affect the rights of any participant without the participant’s consent. The AYRO Equity Plan will terminate on January 1, 2027, unless earlier terminated by AYRO, including in connection with the consummation of the merger.

Director Compensation

The following table presents the total compensation for each person who served as a member of AYRO’s board of directors during the year ended December 31, 2019. Other than as set forth in the table and described more fully below, AYRO did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other members of AYRO’s board of directors in 2019.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($) (1)		Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Christian Okonsky	—	—	$95,000	(2)	—	—	—	$95,000
Mark Adams	—	—	$71,250	(3)	—	—	—	$71,250

(1) The dollar amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions underlying the determination of fair value of the awards are set forth in Note 11 to AYRO’s consolidated financial statements (unaudited) for the year ended December 31, 2019, as set forth elsewhere herein.

(2) As of December 31, 2019, Mr. Okonsky had outstanding options representing the right to purchase 300,000 shares of AYRO common stock.

(3) As of December 31, 2019, Mr. Adams had outstanding options representing the right to purchase 225,000 shares of AYRO common stock.

Directors are compensated for board service by annual option grants under the AYRO Equity Plan. Options are vested twenty-five percent (25%) per quarter for board service from the date of grant. The chairman of the board of directors is granted 100,000 per year of service, and other directors are granted 75,000 shares per quarter for board service. Such grant was made for the year 2019 was made on February 15, 2019, with an exercise price of $0.95 per share.

The compensation received by Mr. Keller as an officer and director of AYRO is presented in “Executive Compensation – Summary Compensation Table” on page 215 of this joint proxy and consent solicitation statement/prospectus.

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Equity Compensation Plan Information

The following table provides information regarding the number of securities to be issued under the AYRO Equity Plan, the weighted-average exercise price of options issued under the AYRO Equity Plan and the number of securities remaining available for future issuance under the AYRO Equity Plan, in each case as of December 31, 2019:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	4,455,000	$0.8112	1,955,000
Equity compensation plans not approved by security holders	-	-	-
Total	4,455,000	$0.8112	1,955,000

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DropCar’s Director Compensation

Director Compensation

The following table sets forth summary information concerning the total compensation earned for each person who served as a member of DropCar’s board of directors during the year ended December 31, 2019 and is contemplated to continue serving as a director of the combined company.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All other compensation	Total ($)
Greg Schiffman	50,741	25,000		75,741
Joshua Silverman	147,391	-	-	147,391
Sebastian Giordano (2)	76,261	-	33,774	100,035
Zvi Joseph	75,741	-	-	75,741

(1) The dollar amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions underlying the determination of fair value of the awards are set forth in Note 3 of the financial statements included in DropCar’s Form 10-K filed with the SEC on March 30, 2020.

(2) Mr. Giordano earned $147,754 through the consulting agreement between DropCar and Ascentaur, LLC. $90,000 of these earnings was tied to the successful sale of WPCS Suisun City International Inc. in December 2018. Mr. Giordano earned $33,333 through the consulting agreement between DropCar and Ascentaur, LLC in 2019 and received an additional $441 for reimbursed expenses.

From January 31, 2018 through May 14, 2018, the DropCar Board of Directors earned cash compensation at the rate of $2,000 per month. Effective on May 15, 2018, DropCar’s directors received annual compensation of $30,000 and the Chairperson receives annual compensation of $120,000 per year for their service on the DropCar Board, with the exception that Mr. Giordano’s compensation was addressed through the consulting arrangement between Ascentaur LLC and DropCar through March 10, 2019. Additionally, in May of 2018, option grants were awarded based upon the value of $30,000 for the Chairperson and $20,000 for the other non-employee directors.

On July 30, 2019, the DropCar Board of Directors approved of certain modifications to director compensation. As consideration for services to the DropCar Board of Directors, the Chairman of the DropCar Board of Directors receives (i) an annual cash retainer equal to $90,000 and, as compensation for the period from February 1, 2019 through January 31, 2020, a grant of shares of restricted stock in an amount equal to $60,000 and (ii) each non-Chairman member of the DropCar Board of Directors receives an annual cash retainer equal to $30,000 and, as compensation for the period from February 1, 2019 through January 31, 2020, a grant of shares of restricted stock in an amount equal to $50,000, each to be paid as determined by the DropCar Compensation Committee.

Due to the limited number of shares available for grant pursuant to the DropCar, Inc. Amended and Restated 2014 Equity Incentive Plan, the restricted stock grants referred to in the foregoing paragraph could not be granted in full in fiscal 2019. Mr. Schiffman received a grant of 31,646 shares of restricted stock, which represented half of the shares of common stock Mr. Schiffman was entitled to receive. The shares vested on the date of grant. None of the other non-employee directors received a grant of restricted stock.

In January 2020, the DropCar Board of Directors entered into letter agreements with each non-executive member of the DropCar Board of Directors to address the restricted stock grants. In lieu of such grants, DropCar and each non-employee director agreed that upon (i) a merger or consolidation with another entity where DropCar retains more than 50% of the outstanding voting securities of DropCar or (ii) the consummation of a change of control prior to November 14, 2020, each non-employee director will receive a transaction payment, payable in cash, shares of DropCar’s common stock or shares of a successor company’s common stock, at the discretion of DropCar (each, a “Transaction Payment”). Mr. Silverman will receive a Transaction Payment equal to $60,000, Mr. Schiffman will receive a Transaction Payment equal to $25,000 (which reflects that the other half of his $50,000 compensation has already been paid in the form of a restricted stock grant) and all other non-employee directors will receive a Transaction Payment equal to $50,000. DropCar anticipates that the merger will constitute a change of control and will trigger the obligation to pay the Transaction Payments. The form of change of control letter agreement is attached as Exhibit 10.21 to DropCar’s Form 10-K filed with the SEC on March 30, 2020.

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PRINCIPAL STOCKHOLDERS OF DROPCAR AND THE COMBINED COMPANY

The following table sets forth the names and number of shares of common stock beneficially owned as of April 1, 2020 by (i) those persons who are known to DropCar to be the beneficial owner(s) of more than five percent (5%) of DropCar’s common stock, (ii) each of DropCar’s directors and named executive officers and (iii) all directors and executive officers of DropCar as a group. Except as otherwise indicated, the beneficial owners listed in the table below possess the sole voting and dispositive power in regard to such stock and have an address of c/o DropCar, Inc., 1412 Broadway, Suite 2105, New York, New York 10018. As of April 1, 2020, there were 4,550,503 shares of DropCar common stock outstanding.

Additionally, the table sets forth the number of shares of DropCar common stock that will be beneficially owned, and the percentage of ownership of each of such persons, immediately upon the closing of the merger, assuming the merger will close on May 29, 2020, after giving effect to: (i) the issuance of an aggregate of approximately 42,112,223 shares of DropCar common stock as merger consideration to the AYRO equity holders; (ii) the conversion of the Pre-funded Warrants, Outstanding Warrants and AYRO Options into the right to purchase shares of DropCar common stock pursuant to their terms; (iii) the conversion of all shares of Series H-4 Preferred Stock of DropCar into 2,368,188 shares of DropCar common stock; (iv) the issuance of warrants to purchase shares of DropCar common stock pursuant to the Secured Loan and (v) the issuance of 1,100,249 shares of DropCar common stock to Palladium pursuant to the DropCar Palladium Agreement.

The number of shares of DropCar common stock beneficially owned by the principal stockholders and the percentage of shares outstanding, as set forth below, do not take into account any limitations on the conversion of DropCar preferred stock or the exercise or warrants to purchase DropCar common stock. For more information on such limitations, see the section of this joint proxy and consent solicitation statement/prospectus entitled “DESCRIPTION OF DROPCAR CAPITAL STOCK” beginning on page 299.

	As of April 1, 2020		After Giving Effect to the Merger and Transactions Occurring Prior to or Upon the Closing of the Merger
Name	Number of Shares of DropCar Common Stock Beneficially Owned	Percentage of Shares Outstanding	Number of Shares of DropCar Common Stock Beneficially Owned	Percentage of Shares Outstanding
Directors and Officers
Spencer Richardson(1)	278,731	6.00%	303,499	*
Mark Corrao	0	*	0	*
David Newman(2)	282,262	6.07%	307,030	*
Sebastian Giordano(3)	50,428	1.10%	50,428	*
Zvi Joseph(4)	2,033	*	2,033	*
Solomon Mayer(5)	2,033	*	2,033	*
Joshua Silverman(6)	14,761	*	14,761	*
Greg Schiffman(7)	21,202	*	21,202	*
Paul Commons	0	*	0	*
All directors and officers as a group of eight persons(8)	651,448	13.54%	688,602	1.38%
Five Percent (5%) Stockholders
Alpha Capital Anstalt(9)	4,528,864	9.99%	21,026,967	9.99%
Brio Capital Master Fund Ltd.(10)	344,743	7.06%	1,655,272	3.25%
Iroquois Capital Management, LLC(11)	2,415,866	9.99%	6,867,822	9.99%
Palladium Capital Advisors, LLC(12)	282,738	5.86%	2,850,888	5.57%

230

* Represents beneficial ownership of less than 1%.

1.	Mr. Richardson’s total as of April 1, 2020 includes 181,429 shares of common stock and options to purchase 97,302 shares of common stock that are exercisable within 60 days of April 1, 2020. Mr. Richardson’s total after giving effect to the merger includes options to purchase an additional 24,768 shares of common stock that are the subject of accelerated vesting in connection with the merger.

2.

Mr. Newman’s total as of April 1, 2020 includes 184,960 shares of common stock and options to purchase 97,302 shares of common stock that are exercisable within 60 days of April 1, 2020. Mr. Newman’s total after giving effect to the merger includes options to purchase an additional 24,768 shares of common stock that are the subject of accelerated vesting in connection with the merger.

3.	Mr. Giordano’s total includes options to purchase 50,428 shares of common stock that are exercisable within 60 days of April 1, 2020.

4.	Mr. Joseph’s total includes options to purchase 2,033 shares of common stock that are exercisable within 60 days of April 1, 2020.

5.	Mr. Mayer’s total includes options to purchase 2,033 shares of common stock that are exercisable within 60 days of April 1, 2020.

6.	Mr. Silverman’s total includes 5,852 shares of common stock, options to purchase 5,130 shares of common stock that are exercisable within 60 days of April 1, 2020 and warrants to purchase 3,779 shares of common stock that are exercisable within 60 days of April 1, 2020.

7.	Mr. Schiffman’s total includes 19,169 shares of common stock and options to purchase 2,033 shares of common stock that are exercisable within 60 days of April 1, 2020.

8.	Includes all equity beneficially owned by current executive officers and directors but does not include equity beneficially owned by Mr. Commons, whose service with DropCar terminated on February 28, 2019.

231

9.

Based on a Schedule 13G filed on May 24, 2018 and on information provided to DropCar from the beneficial owner. The principal business address of the beneficial owner is Lettstrasse 32, FL-9490 Vaduz, Furstentums, Liechtenstein. Konrad Ackerman is the Director of Alpha Capital Anstalt. Beneficial ownership includes 68,944 shares of common stock, Series H-3 Preferred Stock convertible into 5,142 shares of common stock, Series H-4 Preferred Stock convertible into 235,631 shares of common stock, Series H-6 Preferred Stock convertible into 1,933,300 shares of common stock, Series H-4 Warrants to purchase 46,997 shares of common stock, Series I Warrants to purchase 17,663 shares of common stock, Series J Warrants to purchase 137,887 shares of common stock and Series H-5 warrants to purchase 2,083,300 shares of common stock, in each case which are convertible or exercisable, as applicable, within 60 days of April 1, 2020. Alpha Capital Anstalt’s total after giving effect to the merger reflects that (i) the Series H-4 Preferred Stock will convert into 1,696,542 shares of common stock instead of 235,631 shares, (ii) Alpha Capital Anstalt will receive an aggregate of 6,397,109 additional shares of common stock in connection with the conversion of shares of AYRO common stock acquired in connection with the AYRO Private Placements and the Bridge Financing, (iii) AYRO warrants issued in the AYRO Private Placements, the Bridge Financing and the Nominal Stock Sale will convert into the right to purchase an aggregate of 8,290,084 shares of DropCar common stock and (iv) Alpha Capital Anstalt will receive warrants to purchase 350,000 shares of DropCar common stock pursuant to the Secured Loan. The shares included in the table report the number of shares that would be issuable without giving effect to the 9.99% beneficial ownership blocker included in the preferred stock and warrants. The percentage included in the table gives effect to the 9.99% beneficial ownership blocker included in the preferred stock and warrants.

10.

Based on a Schedule 13G/A filed on February 4, 2020 and on information provided to DropCar by the beneficial owner. The principal business address of Brio Capital Master Fund Ltd. is 100 Merrick Road, Suite 401 W. Rockville Centre, New York, 11570. Shaye Hirsch is the Director of Brio Capital Master Fund Ltd. Beneficial ownership includes 12,900 shares of common stock, Series H-3 Preferred Stock convertible into 3,980 shares of common stock, Series H-4 Preferred Stock convertible into 23,746 shares of common stock, Series H-6 Preferred Stock convertible into 123,899 shares of common stock, Series H-4 Warrants to purchase 14,799 shares of common stock, Series I Warrants to purchase 4,946 shares of common stock, Series J Warrants to purchase 20,584 shares of common stock and Series H-4 warrants to purchase 14,799 shares of common stock, in each case which are convertible or exercisable, as applicable, within 60 days of April 1, 2020. Brio Capital Master Fund Ltd.’s total after giving effect to the merger reflects that (i) the Series H-4 Preferred Stock will convert into 170,973 shares of common stock instead of 23,746 shares, (ii) Brio Capital Master Fund Ltd. will receive an aggregate of 581,651 additional shares of common stock in connection with the conversion of shares of AYRO common stock acquired in connection with the AYRO Private Placements and the Bridge Financing and (iii) AYRO warrants issued in the AYRO Private Placements, the Bridge Financing and the Nominal Stock Sale will convert into the right to purchase an aggregate of 581,651 shares of DropCar common stock.

11.

Based on a Schedule 13G/A filed on February 14, 2020, which reported ownership as of December 31, 2019, and on information provided to DropCar from the beneficial owner. The principal business address of the beneficial owner is 205 East 42nd Street, 20th Floor, New York, New York 10017. Iroquois Master Fund (“IMF”) is a private investment fund. Iroquois Capital Management LLC (“Iroquois Capital”) is an investment adviser that provides investment advisory services to IMF. Iroquois Capital Investment Group LLC (“ICIG”) is a private investment fund. Richard Abbe shares authority and responsibility for the investments made on behalf of IMF with Kimberly Page, each of whom is a director of IMF. Mr. Abbe is the President of Iroquois Capital and has sole authority and responsibility for investments made on behalf of ICIG. Mr. Abbe is also managing member of Kensington Investment Partners LLC.

Beneficial ownership for IMF includes 37,559 shares of common stock, Series H-4 Preferred Stock convertible into an aggregate of 10,467 shares of common stock, Series H-6 Preferred Stock convertible into an aggregate of 513,300 shares of common stock and warrants to purchase 810,364 shares of common stock. Beneficial ownership for ICIG includes 25,022 shares of common stock, Series H-4 Preferred Stock convertible into an aggregate of 10,467 shares of common stock, Series H-6 Preferred Stock convertible into an aggregate of 411,700 shares of common stock, and warrants to purchase 596,987 shares of common stock.

IMF’s total after giving effect to the merger reflects that (i) the Series H-4 Preferred Stock held by IMF will convert into 75,360 shares of common stock instead of 10,467 shares, (ii) IMF will receive an aggregate of 1,182,114 additional shares of common stock in connection with the conversion of shares of AYRO common stock acquired in connection with the AYRO Private Placements and the Bridge Financing, (iii) AYRO warrants issued in the AYRO Private Placements, the Bridge Financing and the Nominal Stock Sale will convert into the right to purchase an aggregate of 1,182,114 shares of DropCar common stock and (iv) IMF will receive warrants to purchase 85,005 shares of DropCar common stock pursuant to the Secured Loan.

ICIG’s total after giving effect to the merger reflects that (i) the Series H-4 Preferred Stock held by ICIG will convert into 75,360 shares of common stock instead of 10,467 shares, (ii) ICIG will receive an aggregate of 903,971 additional shares of common stock in connection with the conversion of shares of AYRO common stock acquired in connection with the AYRO Private Placements and the Bridge Financing, (iii) AYRO warrants issued in the AYRO Private Placements, the Bridge Financing and the Nominal Stock Sale will convert into the right to purchase an aggregate of 903,971 shares of DropCar common stock and (iv) ICIG will receive warrants to purchase 64,995 shares of DropCar common stock pursuant to the Secured Loan.

The shares included in the table report the number of shares that would be issuable without giving effect to the 9.99% beneficial ownership blocker included in the preferred stock and warrants. The percentage included in the table gives effect to the 9.99% beneficial ownership blocker included in the preferred stock and warrants.

12.	Based on information provided to DropCar from the beneficial owner. Joel Padowitz, CEO, is the natural person with voting and dispositive power over the shares held by Palladium Capital Advisors, LLC. Beneficial ownership includes 10,000 shares of common stock, Series H-3 warrants to purchase 2,047 shares of common stock, Series H-4 warrants to purchase 22,850 shares of common stock, Series I warrants to purchase 4,787 shares of common stock and Series H-5 warrants to purchase 243,054 shares of common stock. Palladium’s total after giving effect to the merger reflects that Palladium Capital Advisors LLC will receive (i) an aggregate of 1,100,249 Merger Shares, (ii) an aggregate of 550,125 additional shares of common stock in connection with the conversion of shares of AYRO common stock acquired in connection with the AYRO Private Placements and the Bridge Financing and (iii) warrants to purchase 921,900 shares of DropCar common stock pursuant to the Secured Loan.

232

PRINCIPAL STOCKHOLDERS OF AYRO AND THE COMBINED COMPANY

The following table sets forth the names and number of shares of common stock beneficially owned as of April 1, 2020 by (i) those persons who are known to AYRO to be the beneficial owner(s) of more than five percent (5%) of AYRO’s common stock, (ii) each of AYRO’s directors and named executive officers and (iii) all directors and executive officers of AYRO as a group. Except as otherwise indicated, the beneficial owners listed in the table below possess the sole voting and dispositive power in regard to such stock and have an address of c/o AYRO, Inc., 900 E. Old Settlers Boulevard, Suite 100, Round Rock, Texas 78664. As of April 1, 2020, there were 14,478,795 shares of AYRO common stock outstanding.

The table also shows the number of shares of AYRO common stock that will be beneficially owned, and the percentage of ownership of each of such persons, immediately prior to the merger, assuming the merger will close on May 29, 2020, after giving effect to (i) the conversion of notes into shares of AYRO common stock and issuance of warrants to purchase AYRO common stock pursuant to the Bridge Financing, (ii) the issuance of AYRO common stock and warrants to purchase AYRO common stock pursuant to the AYRO Private Placements, (iii) the issuance of the Pre-funded Warrants pursuant to the Nominal Stock Subscription, (iv) the issuance of AYRO common stock in connection with the April Bridge Financing, (v) the conversion of all outstanding shares of AYRO preferred stock into AYRO common stock and (vi) issuances of AYRO common stock and/or warrants to purchase AYRO common stock related to the Palladium Advisory Agreement and the ALS Letter Agreement.

Finally, the table sets forth the number of shares of DropCar common stock that will be beneficially owned, and the percentage of ownership of each of such persons, immediately upon the closing of the merger, based on 4,576,888 shares of DropCar common stock outstanding and assuming the merger will close on May 29, 2020, after giving further effect to (i) the issuance of an aggregate of approximately 42,112,223 shares of DropCar common stock as merger consideration to the AYRO equity holders; (ii) the conversion of the Pre-funded Warrants, Outstanding Warrants and AYRO Options into the right to purchase shares of DropCar common stock pursuant to their terms; (iii) the conversion of all shares of Series H-4 Preferred Stock of DropCar into 2,368,188 shares of DropCar common stock; (iv) the issuance of warrants to purchase shares of DropCar common stock pursuant to the Secured Loan and (v) the issuance of 1,100,249 shares of DropCar common stock to Palladium pursuant to the DropCar Palladium Agreement.

The number of shares of AYRO or DropCar common stock beneficially owned by the principal stockholders and the percentage of shares outstanding, as set forth below, do not take into account any limitations on the conversion of AYRO or DropCar preferred stock or the exercise or warrants to purchase AYRO or DropCar common stock.

233

	As of April 1, 2020		Number of Shares after giving effect to Transactions Occurring Immediately prior to Merger		After Giving Effect to the Merger and Transactions Occurring Upon the Closing of the Merger
Name & Address of 5% or Greater Stockholders	Number of Shares of AYRO Common Stock Beneficially Owned	Percent of Shares Outstanding	Number of Shares of AYRO Common Stock Beneficially Owned	Percent of Shares Outstanding	Number of Shares of DropCar Common Stock Beneficially Owned	Percent of Shares Outstanding
Directors & Officers
Christian Okonsky (5)	3,152,225	21.3%	3,152,225	8.1%	3,418,273	6.8%
Mark Adams (4)	4,408,619	29.5%	5,423,233	13.8%	5,880,954	11.6%
Rodney C. Keller, Jr (1)	1,177,500	7.5%	1,177,500	2.9%	1,276,881	2.5%
Curtis Smith (3)	333,333	2.3%	333,333	*	361,467	*
Rich Perley (2)	158,333	1.1%	158,333	*	171,697	*
Brian Groh (6)	33,333	*	33,333	*	36,147	*
George Devlin	-	-		-	-	-
All directors and officers as a group of seven persons	9,263,344	61.9%	10,277,958	26.2%	11,145,418	22.0%
Five Percent (5%) Stockholders
John Constantine (7)	1,663,394	11.3%	1,663,394	4.3%	1,803,784	3.6%
Will Steakley (8)	1,638,393	11.2%	1,638,393	4.2%	1,776,673	3.5%
Cenntro Automotive Group, Ltd. (9)	4,350,000	27.9%	4,350,000	11.2%	4,717,140	9.4%
Alpha Capital Anstalt (10)	-	-	13,577,982	15.2%	21,063,740	9.99%
Iroquois Capital (11)	-	-	3,857,049	9.5%	6,878,272	9.99%
Palladium Capital Advisors, LLC (12)	-	-	1,359,585	3.5%	2,857,323	5.6%

*

Represents beneficial ownership of less than 1%.

1. Mr. Keller’s total includes 0 shares of common stock and options to purchase 1,177,500 shares of AYRO common stock that are exercisable within 60 days of April 1, 2020. Excludes options to purchase 427,500 shares of AYRO common stock that are not exercisable within 60 days of April 1, 2020. Beneficial ownership following the merger also excludes RSUs that would convert into 4,579,301 shares of DropCar common stock upon the satisfaction of certain performance conditions.

2. Mr. Perley’s total prior to the merger includes 0 shares of common stock, a warrant to purchase 125,000 shares of common stock and options to purchase 33,333 shares of common stock that are exercisable within 60 days of April 1, 2020. Excludes options to purchase 166,667 shares of AYRO common stock that are not exercisable within 60 days of April 1, 2020.

3. Mr. Smith’s total prior to the merger includes 0 shares of common stock and options to purchase 333,333 shares of AYRO common stock that are exercisable within 60 days of April 1, 2020. Excludes options to purchase 266,667 shares of AYRO common stock that are not exercisable within 60 days of April 1, 2020.

4. Mr. Adams’s total prior to the merger includes total includes 3,962,725 shares of common stock, 40,000 shares of common stock that are issuable upon the conversion of 40,000 shares of Series Seed-1 Preferred Stock within 60 days of April 1, 2020, options to purchase 225,000 shares of common stock that are exercisable within 60 days of April 1, 2020, and warrants to purchase 180,894 shares of common stock that are exercisable within 60 days of April 1, 2020. Immediately prior to the merger, the 40,000 shares of Series Seed-1 Preferred Stock will convert into 40,000 shares of common stock and Mr. Adams will be issued 1,014,614 shares of common stock pursuant to his guaranty in connection with the April Bridge Financing.

5. Mr. Okonsky’s total prior to the merger includes 2,812,225 shares of common stock, 40,000 shares of common stock that are issuable upon the conversion of 40,000 shares of Series Seed-1 Preferred Stock within 60 days of April 1, 2020, and options to purchase 300,000 shares of common stock that are exercisable within 60 days of April 1, 2020. Immediately prior to the merger, the 40,000 shares of Series Seed-1 Preferred Stock will convert into 40,000 shares of common stock.

6. Mr. Groh’s total prior to the merger includes 0 shares of common stock, options to purchase 33,333 shares of common stock that are exercisable within 60 days of April 1, 2020. Excludes options to purchase 166,667 shares of AYRO common stock that are not exercisable within 60 days of April 1, 2020.

7. Mr. Constantine’s total prior to the merger includes 1,482,500 shares of common stock and a warrant to purchase 180,894 shares of common stock that is exercisable within 60 days of April 1, 2020.

8. Mr. Steakley’s total prior to the merger includes 1,457,500 shares of common stock and a warrant to purchase 180,893 shares of common stock that is exercisable within 60 days of April 1, 2020.

9. Prior to the merger, includes 3,250,000 shares of common stock and 1,100,000 shares of common stock that are issuable upon the conversion of 1,100,000 shares of Series Seed-3 Preferred Stock within 60 days of April 1, 2020. Immediately prior to the merger, the 1,100,000 shares of Series Seed-3 Preferred Stock will convert into 1,100,000 shares of common stock.

10. Prior to the merger, includes 5,913,991 shares of common stock and warrants to purchase 5,913,991 shares of common stock issuable in connection with the AYRO Private Placements immediately prior to consummation of the merger and Pre-funded Warrants to purchase 1,750,000 shares of common stock issuable in connection with the Nominal Stock Subscription immediately prior to consummation of the merger. The shares and percentage included in the table report the number of shares that would be issuable upon the exercise and conversion of such securities, without giving effect to the 9.99% blocker included in certain such securities.

Information following consummation of the merger is based on a Schedule 13G filed on May 24, 2018 and on information known to DropCar, which information has been updated to reflect the 1-for-6 reverse stock split that was effected on March 8, 2019 and the Securities Purchase Agreement dated December 6, 2019 entered into between DropCar and certain institutional and accredited investors. The principal business address of the beneficial owner is Lettstrasse 32, FL-9490 Vaduz, Furstentums, Liechtenstein. Konrad Ackerman is the Director of Alpha Capital Anstalt. Beneficial ownership of DropCar includes 68,944 shares of common stock, Series H-3 Preferred Stock convertible into 5,142 shares of common stock, Series H-4 Preferred Stock convertible into 235,631 shares of common stock, Series H-6 Preferred Stock convertible into 1,933,300 shares of common stock, Series H-4 Warrants to purchase 46,997 shares of common stock, Series I Warrants to purchase 17,663 shares of common stock, Series J Warrants to purchase 137,887 shares of common stock, and Series H-5 Warrants to purchase 2,083,300 shares of common stock, in each case which are convertible or exercisable, as applicable, within 60 days of April 1, 2020. Alpha Capital Anstalt’s total after giving effect to the merger reflects (i) that the Series H-4 Preferred Stock will convert into 1,696,542 shares of common stock instead of 235,631 shares, (ii) that Alpha Capital Anstalt will receive an aggregate of 6,413,132 additional shares of common stock in connection with the conversion of shares of AYRO common stock acquired in connection with the AYRO Private Placements and the Bridge Financing and AYRO warrants issued in the AYRO Private Placements, the Bridge Financing and the Nominal Stock Sale will convert into the right to purchase an aggregate of 8,310,832 shares of DropCar common stock; and (iii) that Alpha Capital Anstalt will receive warrants to purchase 350,000 shares of DropCar common stock pursuant to the Secured Loan. The shares included in the table report the number of shares that would be issuable without giving effect to the 9.99% beneficial ownership blocker included in the preferred stock and warrants. The percentage included in the table gives effect to the 9.99% beneficial ownership blocker included in the preferred stock and warrants.

11. Iroquois Capital Management L.L.C. (“Iroquois Capital”) is the investment manager of Iroquois Master Fund, Ltd. (“IMF”). Iroquois Capital has voting control and investment discretion over securities held by IMF. As managing members of Iroquois Capital, Kimberly Page and Richard Abbe make voting and investment decisions on behalf of Iroquois Capital in its capacity as investment manager to IMF. As a result of the foregoing, Ms. Page and Mr. Abbe may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by Iroquois Capital and IMF. Information following consummation of the merger is based on a Schedule 13G/A filed on February 14, 2020, which reported ownership as of December 31, 2019, and on information provided to DropCar from the beneficial owner. The shares included in the table report the number of shares that would be issuable without giving effect to the 9.99% beneficial ownership blocker included in the preferred stock and warrants. The percentage included in the table gives effect to the 9.99% beneficial ownership blocker included in the preferred stock and warrants.

Beneficial ownership of AYRO for IMF immediately prior to the consummation of the merger includes 1,092,840 shares of common stock and warrants to purchase 1,092,840 shares of common stock issuable in connection with the AYRO Private Placements. Beneficial ownership of DropCar for IMF following the merger includes 37,559 shares of common stock, Series H-4 Preferred Stock convertible into 10,467 shares of common stock, Series H-6 Preferred Stock convertible into 513,300 shares of common stock, warrants to purchase an aggregate of 810,364 shares of common stock, in each case which are convertible or exercisable, as applicable, within 60 days of April 1, 2020. IMF’s total after giving effect to the merger reflects that (i) the Series H-4 Preferred Stock held by IMF will convert into 75,360 shares of common stock instead of 10,467 shares; (ii) IMF will receive an aggregate of 1,185,076 additional shares of common stock in connection with the conversion of shares of AYRO common stock acquired in connection with the AYRO Private Placements and the Bridge Financing and AYRO warrants issued in the AYRO Private Placements and the Bridge Financing will convert into the right to purchase an aggregate of 1,185,076 shares of DropCar common stock; and (iii) that IMF will receive warrants to purchase 85,005 shares of DropCar common stock pursuant to the Secured Loan.

Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. (“ICIG”) Mr. Abbe has voting control and investment discretion over securities held by ICIG. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities held by ICIG. Beneficial ownership of AYRO for ICIG immediately prior to the consummation of the merger includes 835,701 shares of common stock and warrants to purchase 835,701 shares of common stock issuable in connection with the AYRO Private Placements. Beneficial ownership of DropCar for ICIG following the merger includes 25,022 shares of common stock, Series H-4 Preferred Stock convertible into 10,467 shares of common stock, Series H-6 Preferred Stock convertible into 411,700 shares of common stock, and to purchase an aggregate of 596,987 shares of common stock, in each case which are convertible or exercisable, as applicable, within 60 days of April 1, 2020. ICIG’s total after giving effect to the merger reflects that (i) the Series H-4 Preferred Stock held by ICIG will convert into 75,360 shares of common stock instead of 10,467 shares and (ii) ICIG will receive an aggregate of 906,235 additional shares of common stock in connection with the conversion of shares of AYRO common stock acquired in connection with the AYRO Private Placements; the Bridge Financing and AYRO warrants issued in the AYRO Private Placements and the Bridge Financing will convert into the right to purchase an aggregate of 906,235 shares of DropCar common stock; and (iii) that ICIG will receive warrants to purchase 64,995 shares of DropCar common stock pursuant to the Secured Loan.

12. Based on information provided from the beneficial owner. Joel Padowitz, CEO, is the natural person with voting and dispositive power over the shares held by Palladium Capital Advisors, LLC. Beneficial ownership of AYRO immediately prior to the consummation of the merger includes 507,308 shares of AYRO common stock and warrants to purchase 852,277 shares of common stock. Beneficial ownership of DropCar following the merger includes 10,000 shares of common stock, Series H-3 warrants to purchase 2,047 shares of common stock, Series H-4 warrants to purchase 22,850 shares of common stock, Series I warrants to purchase 4,787 shares of common stock and Series H-5 warrants to purchase 243,054 shares of common stock. Palladium Capital Advisors, LLC’s total following the merger reflects that it will receive 550,125 additional shares of DropCar common stock upon conversion of AYRO common stock in the merger and its AYRO warrants will convert into warrants to purchase 924,211 shares of DropCar common stock.

RELATED PARTY TRANSACTIONS

AYRO Related Party Transactions

Described below are transactions occurring since January 1, 2017 and any currently proposed transactions to which AYRO was a party and in which:

●	the amounts involved exceeded or will exceed the lesser of (i) $120,000 or (ii) 1% of the average of AYRO’s total assets at December 31, 2018 and December 31, 2017; and
●	a director, executive officer, holder of more than 5% of AYRO’s outstanding capital stock, or any member of such person’s immediate family had or will have a direct or indirect material interest,

excluding compensation arrangements described in “MANAGEMENT OF THE COMBINED COMPANY” beginning on page 210 of this joint proxy and consent solicitation statement/prospectus.

Royalty Agreement

On March 1, 2017, AYRO entered into the Outsourced CVO Services Agreement with SI, an entity controlled by Mr. Okonsky and Mr. Adams, each a founder of AYRO and a current AYRO board member, in AYRO’s effort to accelerate the start-up of its operations. In return for acceleration assistance and SI providing services of the Chief Visionary Officer role, pursuant to the agreement, AYRO paid retainer of $6,000 per month. On a quarterly basis, AYRO also remitted to SI a royalty percentage (see table below) of its revenues less the retainer amounts for the measurement quarter paid. In connection with this agreement, AYRO granted 350,000 options to purchase shares of AYRO common stock at an exercise price of $0.667 per share under the AYRO Equity Plan, which was subsequently cancelled in December 2019.

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Revenues	Royalty Percentage
$0 - $25,000,000	3.0%
$25,000,000 - $50,000,000	2.0%
$50,000,000 - $100,000,000	1.0%
Over $100,000,001	0.5%

SI was also granted a right to nominate up to two members of AYRO’s board of directors.

In addition, on April 1, 2017, AYRO and SI entered into a fee-for-service agreement, pursuant to which SI agreed to provide accounting and financial, graphics and marketing services to AYRO, based on the market-standard hourly rates as set forth in the agreement.

Effective as of January 1, 2019, AYRO agreed to amend the Outsourced CVO Services Agreement to reduce the royalty percentage to a flat 0.5% for all revenue levels. In connection with this amendment, AYRO granted each of Mr. Okonsky and Mr. Adams an additional 700,000 options to purchase $0.95 per share, pursuant to the AYRO Equity Plan, which options were fully vested as of September 30, 2019 and subsequently cancelled in December 2019.

Effective as of October 14, 2019, AYRO and SI terminated the Outsourced CVO Services Agreement, and as consideration for SI to terminate the agreement, AYRO issued 850,000 shares of AYRO common stock to SI (or its designees).

In December 2019, the Company, SI, Christian Okonsky and Mark Adams agreed to cancel (i) the options to purchase 350,000 shares of AYRO common stock previously granted to SI in March 2017, and (ii) the options to purchase an aggregate of 1,400,000 shares of AYRO common stock previously granted to Mr. Okonsky and Mr. Adams in connection with the amendment to the Outsourced CVO Services Agreement to reduce the royalty percentages, in exchange for 1,593,550 shares of AYRO common stock.

For the years ended 2017, 2018, and 2019 prior to termination, AYRO paid SI $60,000, $187,494 and $60,000, respectively, pursuant to the Outsourced CVO Services Agreement, and $123,538, $36,694 and $1,275, respectively, pursuant to the fee-for-service agreement for accounting and financial, graphics and marketing services.

Consulting Agreement

On January 15, 2019, AYRO entered into a fee-for-service-based agreement with Sustainability Consultants, LLC (“SCLLC”) that is controlled by Mr. Adams, John Constantine and Will Steakley, who are principal stockholders of AYRO, in an effort to support the strategic direction of AYRO. The duties of SCLLC include (a) participating in strategic advisory conference calls with management; (b) making introductions to interested parties of strategic value; (c) advising AYRO on capital structure; and (d) acting as ambassadors to promote the company within the Central Texas community. In 2019, SCLLC received five-year warrants to purchase an aggregate of 652,500 shares of AYRO common stock at a $2.00 exercise price and 247,500 shares of the AYRO common stock in connection with the services rendered. Payments accrued for services rendered for the year ended December 31, 2019 were $249,938.

Loan from SI

In January 2019, AYRO received $50,000 in a short-term loan from SI. The short-term loan did not bear any interest. The amount was repaid in March 2019.

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Adams Note, Amendment and Lock-Up Agreement

On October 14, 2019, Mr. Adams, a current member of the board of directors of AYRO, was issued a secured promissory note in the aggregate principal amount of $500,000, in exchange for funding $100,000 to AYRO on or before October 15, 2019 and $400,000 on or before October 24, 2019. The note is secured by a first lien security interest in all of the assets of AYRO and accrues interest at 14% per annum, until the promissory note is repaid. The note was to mature on the earlier of March 12, 2020, or the date that is three (3) business days following the closing of a reverse merger transaction involving AYRO.

On December 13, 2019, AYRO and Mr. Adams entered into an amendment to the promissory note, extending the maturity date of the note to April 30, 2021. As consideration, AYRO issued 500,000 shares of common stock to Mr. Adams. Such shares are subject to a six-month lock-up period.

AYRO has not paid any principal or interest accrued on the promissory note. As of December 31, 2019, the aggregate principal amount of $500,000 is outstanding and $13,386 in interest is accrued and payable.

Cenntro Agreement

In April 2017, AYRO entered into a Manufacturing Licensing Agreement with Cenntro, that provides for its four-wheel sub-assemblies to be licensed and sold to AYRO for final manufacturing and sale in the United States.

In 2017, AYRO executed a Stock Purchase Agreement with Cenntro for 3,000,000 shares of AYRO’s common stock. As consideration, Cenntro contributed cash of $50,000, raw material inventory items valued at $92,061 and supply chain tooling and assembly line development and ramp-up valued at $307,939. As of December 31, 2019, Cenntro owned approximately 13.73% of AYRO’s outstanding common stock on a fully-diluted basis.

In 2017, AYRO executed a supply chain contract with Cenntro. Currently, AYRO purchases 100% of its four-wheel vehicle chassis, cabs and wheels through this supply chain relationship with Cenntro. Contract terms are industry-standard and reflect arms-length market pricing and other relevant terms.

In 2018, AYRO purchased supply-chain tooling to be placed in Cenntro’s facility with a promissory note to Cenntro for the cost. The tooling note was repaid in March 2019. As of December 31, 2019 and 2018, the amounts outstanding to Cenntro for factory tooling were $0 and $324,202, respectively.

In December 2019, Cenntro agreed to convert $1,100,000 of its accounts receivable due from AYRO into 1,100,000 shares of AYRO’s Series Seed 3 Preferred Stock. As of December 31, 2019, and 2018, the amounts outstanding to Cenntro for trade accounts payable were $133,117 and $2,149,295, respectively.

ALS Letter Agreement

On December 19, 2019, AYRO entered into a letter agreement with ALS, which provides that if the merger is consummated by June 19, 2020, prior to consummation of the merger, AYRO shall issue ALS shares of AYRO common stock that convert into 2,475,557 shares of common stock of the combined company, which is equal to 4.5% of the outstanding shares of common stock of the combined company giving effect to the merger. In addition to introducing AYRO and DropCar, ALS will provide, as an independent contractor, consulting services to AYRO relating to financial, capital market and investor relations for twelve months following the closing of the merger.

DropCar Related Party Transactions

The DropCar Board of Directors must approve in advance all future transactions between DropCar and any director, executive officer, holder of 5% or more of any class of DropCar’s capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons, as defined in Item 404 of Regulation S-K, or their affiliates, in which the amount involved is equal to or greater than $120,000. Any request for such a transaction must first be presented to the DropCar Board of Directors for review, consideration and approval. In approving or rejecting any such proposal, the DropCar Board of Directors is to consider all available information deemed relevant by the DropCar Board of Directors, including, but not limited to, the extent of the related person’s interest in the transaction, and whether the transaction is on terms no less favorable to DropCar than terms DropCar could have generally obtained from an unaffiliated third party under the same or similar circumstances.

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Indemnification Agreements

DropCar has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require DropCar to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of DropCar, arising out of the person’s services as a director or executive officer.

Sale of Suisun City Operations

On December 24, 2018, DropCar completed the previously announced sale of WPCS International – Suisun City, Inc. (the “Suisun City Operations”), pursuant to the terms of a stock purchase agreement, dated December 10, 2018, by and between DropCar and World Professional Cabling Systems, LLC, a California limited liability company. Upon the closing of the sale, the purchaser acquired all of the issued and outstanding shares of common stock, no par value per share, of Suisun City Operations, for an aggregate purchase price of $3,500,000.

Ascentaur LLC Agreement

On July 11, 2018, DropCar entered into a consulting agreement with Ascentaur, LLC (“Ascentaur”). Sebastian Giordano is the Chief Executive Officer of Ascentaur. Pursuant to the terms of the consulting agreement, Ascentaur has agreed to provide advisory services with respect to the strategic development and growth of DropCar, including advising DropCar on market strategy and overall DropCar strategy, advising DropCar on the sale of DropCar’s Suisun City Operations business segment, providing assistance to DropCar in identifying and recruiting prospective employees, customers, business partners, investors and advisors that offer desirable administrative, financing, investment, technical, marketing and/or strategic expertise, and performing such other services pertaining to DropCar’s business as DropCar and Ascentaur may from time to time mutually agree. As consideration for its services under the consulting agreement, Ascentaur received (i) a fee of $10,000 per month for a period of nine (9) months from the effective date of the consulting agreement, (ii) a lump sum fee of $90,000 upon the closing of the sale of the Suisun City Operations business segment and (iii) reimbursement for reasonable and customary business expenses incurred in connection with Ascentaur’s performance under the consulting agreement.

Asset Sale

On December 19, 2019, DropCar and DropCar Operating entered into the Asset Purchase Agreement with DC Partners, Spencer Richardson and David Newman. The Asset Purchase Agreement provides that DC Partners will purchase from DropCar Operating substantially all of the assets and certain specified liabilities of the DropCar business prior to the merger, for a purchase price consisting of (i) the cancellation of any liabilities pursuant to the Employment Agreements by and between DropCar Operating and each of Mr. Richardson and Mr. Newman, respectively (except as otherwise set forth in (x) a Termination and Release Agreement to be entered into between DropCar and each of Mr. Richardson and Mr. Newman and/or (y) Section 3(h) of the Employment Agreements, which relates to indemnification with respect to services as a director of DropCar) and (ii) the assumption of all liabilities or obligations of DropCar (x) relating to or arising out of workers’ compensation claims of any employee which relate to events occurring prior to the closing of the Asset Sale Transaction and (y) arising under or relating to the assigned contracts pursuant to the Asset Purchase Agreement.

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CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following is a general discussion of material U.S. federal income tax consequences of (i) the merger to U.S. holders (as defined below) of (a) AYRO common and preferred stock that exchange their shares of AYRO stock for shares of DropCar stock and (b) AYRO warrants that convert in accordance with their terms for warrants of DropCar, in each case in the merger; and (ii) the Reverse Stock Split to U.S. holders (as defined below) of DropCar stock. This discussion is not binding on the IRS. It is based upon the Code, applicable Treasury regulations, and judicial and administrative rulings and decisions, all as in effect as of the date hereof. These laws, rulings and decisions are subject to change, possibly with retroactive effect, and to differing interpretations.

This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy and consent solicitation statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders who hold their stock and/or warrants as a capital asset within the meaning of Section 1221 of the Code and does not address all of the U.S. federal income tax consequences that may be relevant to a particular U.S. holder in light of their particular circumstances, or to a U.S. holder who is subject to special rules, such as:

●	a financial institution;

●	a tax-exempt organization;

●	a regulated investment company;

●	a real estate investment trust;

●	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

●	an insurance company;

●	a mutual fund;

●	a controlled foreign corporation or passive foreign investment company or corporations that accumulate earnings to avoid U.S. federal income tax;

●	a dealer or broker in stocks and securities, or currencies;

●	a trader in securities that elects to use the mark-to-market method of accounting;

●	a U.S. holder for whom AYRO stock or DropCar common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

●	a U.S. holder deemed to sell AYRO stock or DropCar common stock under the constructive sale provisions of the Code;

●	a U.S. holder subject to the alternative minimum tax provisions of the Code;

●	a holder of AYRO stock and warrants or DropCar common stock that received such stock and/or warrants through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

●	a U.S. holder that has a functional currency other than the U.S. dollar;

●	a holder of AYRO stock and warrants or DropCar common stock that holds such stock and/or warrants as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

●	a person that is not a U.S. holder; or

●	a U.S. expatriate or certain former citizens or long-term residents of the United States.

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For purposes of this discussion, the term “U.S. holder” means a beneficial owner of AYRO stock and/or warrants or DropCar common stock, as applicable, that is, for U.S. federal income tax purposes, (a) an individual citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (d) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds AYRO stock and/or warrants or DropCar common stock, as applicable, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any such entity treated as a partnership for U.S. federal income tax purposes and any partners in such partnership, should consult their own tax advisors.

The tax consequences of the merger to a U.S. holder may be complex and will depend in part on the U.S. holder’s specific situation. Each U.S. holder should consult its own tax advisor as to the tax consequences of the merger in its particular circumstance, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Qualification of the Merger as a Reorganization

Subject to the Tax Opinion Representations and Assumptions (as defined below), Mintz and Haynes and Boone will each issue an opinion dated as of the date of closing, to DropCar and AYRO, respectively, to the effect that, the merger undertaken pursuant to the Merger Agreement should qualify as a “reorganization” within the meaning of Section 368(a) of the Code (each a “Tax Opinion” and together, the “Tax Opinions”). Accordingly, a U.S. holder who exchanges its AYRO stock in the merger for DropCar common stock and whose AYRO warrants convert pursuant to their terms into DropCar warrants will generally not recognize gain or loss in the merger, subject to the uncertainty concerning the tax treatment of fractional shares (as discussed below).

In rendering the Tax Opinions, Mintz and Haynes and Boone assume that: (i) the statements and facts concerning the merger set forth in this proxy statement/prospectus/information statement and in the Merger Agreement, are true and accurate in all respects, and that the merger will be completed in accordance with this proxy statement/prospectus/information statement and the merger agreement; (ii) the truth and accuracy of certain representations and covenants as to factual matters made by DropCar, AYRO, and Merger Sub in the tax representation letters provided to counsel (the “Tax Representation Letters”); (iii) any representation made in the Merger Agreement or the Tax Representation Letters that are “to the best knowledge” (or similar qualification) of any person or party will be correct without such qualification; (iv) as to all matters for which a person or entity has represented, in the Merger Agreement or the Tax Representation Letters, that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement; and (v) that there will be no change in U.S. federal income tax rules or the interpretation thereof (collectively, the “Tax Opinion Representations and Assumptions”). If any of these assumptions is inaccurate, the tax consequences of the merger could differ from those described in this joint proxy and consent solicitation statement/prospectus. If any of the Tax Opinion Representations and Assumptions is incorrect, incomplete or inaccurate, or is violated, the validity of the Tax Opinion may be affected and the U.S. federal income tax consequences of the merger could differ from those described in this joint proxy and consent solicitation statement/prospectus.

An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or any court. No ruling has been, or will be, sought from the IRS as to the tax consequences of the merger. Accordingly, there can be no assurance that the IRS will not disagree with or challenge the conclusions set forth in the tax opinions (including the discussion herein) or that a court would not sustain such a challenge.

Assuming the qualification of the merger as a reorganization as described above:

(i)	a U.S. holder whose AYRO stock is exchanged in the merger for DropCar common stock and whose AYRO warrants are converted into DropCar warrants should generally not recognize gain or loss in the merger, other than with respect to receipt of one additional DropCar common stock in lieu of a fractional share of AYRO stock (as described below),

(ii)	a U.S. holder’s aggregate tax basis in the DropCar common stock and warrants received in the merger should equal the aggregate tax basis of the corresponding AYRO stock and warrants surrendered by such U.S. holder in the merger, subject to the treatment of fractional shares (as described below),

(iii)	a U.S. holder’s holding period for the DropCar common stock and warrants received in the merger should include the U.S. holder’s holding period for the corresponding AYRO stock and warrants surrendered in the merger,

(iv)	if a U.S. holder acquired different blocks of shares of AYRO stock at different times or at different prices, the shares of DropCar common stock received in the merger will be allocated pro rata to each block of shares of AYRO stock, and the basis and holding period of such shares of DropCar common stock will be determined on a block-for-block approach depending on the basis and holding period of each block of shares of AYRO stock exchanged for such shares of DropCar common stock, and

(v)	the U.S. federal income tax treatment of the receipt of the one additional DropCar common stock in lieu of any fractional AYRO share by a U.S. holder is not clear and may result in capital gain or loss in an amount equal to the difference between the fair market value of such share and basis of the fractional share to which such U.S. holder was otherwise entitled (with the U.S. holder to take in general a fair market value basis in the additional share so received). The deductibility of a loss is subject to restrictions.

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The above discussion solely relates to a U.S. holder whose AYRO stock and warrants are converted into DropCar stock and warrants in the merger. However, a U.S. holder of AYRO stock and warrants who exercises his or her statutory right to dissent in connection with the merger and therefore receives cash in exchange for his or her AYRO stock and warrants will generally recognize gain or loss equal to the difference between the amount of cash so received and the basis in such U.S. holder’s stock and warrants surrendered in the merger. Any gain recognized by such U.S. holder generally will be long-term capital gain if the U.S. holder’s holding period with respect to the stock and warrants surrendered in the merger is more than one year.

Tax Consequences if the Merger Fails to Qualify as a “Reorganization” Within the Meaning of Section 368 of the Code

If the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of AYRO stock generally would recognize gain or loss for U.S. federal income tax purposes on each share of AYRO stock surrendered in the merger in an amount equal to the difference between the fair market value, at the time of the merger, of the DropCar common stock received in the merger and such U.S. holder’s tax basis in the AYRO stock surrendered in the merger. Gain or loss must be calculated separately for each block of AYRO stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be capital gain or loss, and generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of AYRO stock exceeds one year at the effective time of the merger. Long-term capital gain of non-corporate U.S. holders (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s tax basis in shares of DropCar common stock received in the merger would be equal to the fair market value thereof as of the effective time of the merger, and such U.S. holder’s holding period in such shares would begin on the day following the merger.

Reporting Requirements

If a U.S. holder that receives DropCar common stock or whose AYRO warrants are converted into DropCar warrants in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the mergers, including such U.S. holder’s tax basis in, and the fair market value of, the AYRO stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any AYRO stockholder that, immediately before the merger, (y) owned at least one percent (1%) (by vote or value) of the outstanding stock of AYRO or (z) owned AYRO securities with a tax basis of $1.0 million or more.

Tax Consequences of the Reverse Stock Split

Generally, no gain or loss should be recognized by a U.S. holder upon the exchange of pre-reverse stock split DropCar common stock for post-reverse stock split DropCar common stock. The aggregate tax basis of the post-reverse stock split DropCar common stock should be the same as the aggregate tax basis of the pre-reverse stock split DropCar common stock exchanged in the reverse stock split. A U.S. holder’s holding period in the post-reverse stock split DropCar common stock should include the period during which the U.S. holder held the pre-reverse stock split DropCar common stock exchanged in the reverse stock split.

As noted above, fractional shares will not be issued in connection with the reverse stock split. Instead, U.S. holders who otherwise would be entitled to receive DropCar fractional shares because they hold a number of shares not evenly divisible by the reverse stock split ratio will automatically be entitled to receive an additional fraction of a share of DropCar common stock to round up to the next whole post-split share. The U.S. federal income tax consequences of the receipt of such an additional fraction of a share of common stock is not clear and a U.S. holder may recognize gain for U.S. federal income tax purposes equal to the value of the additional fraction of a share of common stock received by such U.S. holder

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. U.S. holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

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INFORMATION ABOUT DROPCAR

As used in this section, the terms “we,” “our” and “us” refer collectively to DropCar.

Business Overview

DropCar is a provider of automotive vehicle support, fleet logistics and concierge services for both consumers and the automotive industry. In 2015, we launched our cloud-based Enterprise Vehicle Assistance and Logistics (“VAL”) platform and mobile application (“app”) to assist consumers and automotive-related companies to reduce the costs, hassles and inefficiencies of owning a car, or fleet of cars, in urban centers. Our VAL platform is a web-based interface to our core service that coordinates the movements and schedules of trained valets who pickup and drop off cars at dealerships and customer locations. The app tracks progress and provides email and text notifications on status to both dealers and customers, increasing the quality of communication and subsequent satisfaction with the service. To date, we operate primarily in the New York metropolitan area.

Despite expanding city populations and the growing dependence on cars for urban mobility, the shrinking supply of vehicle services (i.e., garages, service centers, etc.) is bottlenecking the next wave of transportation innovation. To solve for this systemic urban problem, our technology captures and analyzes real time data to dynamically optimize a rapidly growing network of professional valets across a suite of vehicle transport and high-touch support services.

We believe that consumers love the freedom and comfort of having a personal vehicle but are held hostage by their dependence on the physical location of garages and service centers for parking and maintenance. The continued population shift into cities and resulting increase in real estate prices are only compounding this burden. We seek to solve this problem by freeing clients from the reliance on the physical location of garages and service centers.

We achieve this balance of increased consumer flexibility and lower consumer cost by aggregating demand for parking and other automotive services and redistributing their fulfillment to partners in the city and on city outskirt areas that have not traditionally had access to lucrative city business. Beyond the immediate unit economic benefits of securing bulk discounts from vendor partners, we believe there is significant opportunity to further vertically integrate such businesses along the supply chain into our platform.

On the enterprise side, original equipment manufacturers (“OEMs”), dealers, and other service providers in the automotive space are increasingly being challenged with consumers who have limited time to bring in their vehicles for maintenance and service, making it difficult to retain valuable post-sale service contracts or scheduled consumer maintenance and service appointments. Additionally, many of the vehicle support centers for automotive providers (i.e., dealerships, including body work and diagnostic shops) have moved out of urban areas thus making it more challenging for OEMs and dealers in urban areas to provide convenient and efficient service for their consumer and business clientele. Similarly, shared mobility providers and other fleet managers, such as rental car companies, face a similar urban mobility challenge: getting cars to and from service bays, rebalancing vehicle availability to meet demand and getting vehicles from dealer lots to fleet locations.

In response to this growing urban mobility challenge, we work directly with enterprises in the automotive space providing them with the ability to have our valets transport vehicles to and from customers, while also driving new revenue from new and existing customers and their vehicles from within our consumer subscription base.

We are able to offer our enterprise services at a fraction of the cost of alternatives, including other third parties or expensive in-house resources, given our pricing model that reduces and/or eliminates any downtime expense while also giving clients access to a network of trained valets on demand that can be scaled up or down based on the real time needs of the enterprise client. We support this model by maximizing the utilization of our employee-valet workforce across a curated pipeline for both the consumer and business network.

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Recent Developments

Series H-5 Preferred Transaction

On December 6, 2019, DropCar entered into a Securities Purchase Agreement with certain institutional and accredited investors, pursuant to which DropCar issued to the investors an aggregate of 34,722 shares of DropCar’s newly designated Series H-5 Convertible Preferred Stock, par value $0.0001 per share (the “Series H-5 Shares”), and warrants to purchase 3,472,222 shares of common stock, with an exercise price of $0.792 per share, subject to adjustments (the “Series H-5 Warrants”). The purchase price per Series H-5 Share was $72.00, equal to (i) the closing price of DropCar’s common stock on The Nasdaq Capital Market on December 5, 2019, plus $0.125 multiplied by (ii) 100. The aggregate purchase price for the Series H-5 Shares and Series H-5 Warrants was approximately $2.5 million. Subject to certain ownership limitations, the Series H-5 Warrants will be exercisable beginning six (6) months from the issuance date and will be exercisable for a period of five (5) years from the initial exercise date. DropCar also issued to Palladium Capital Advisors, LLC, its placement agent, Series H-5 Warrants to purchase 243,054 shares of common stock in connection with the Series H-5 Shares issuance.

On December 6, 2019, DropCar filed the Certificate of Designations, Preferences and Rights of the Series H-5 Convertible Preferred Stock (the “Series H-5 Certificate of Designation”) with the Secretary of State of the State of Delaware, establishing and designating the rights, powers and preferences of the Series H-5 Convertible Preferred Stock (the “Series H-5 Stock”). DropCar designated up to 50,000 shares of Series H-5 Stock and each share has a stated value of $72.00 (the “Stated Value”). Each share of Series H-5 Stock is convertible at any time at the option of the holder thereof, into a number of shares of common stock determined by dividing the Stated Value by the initial conversion price of $0.72 per share, subject to a 9.99% blocker provision. The Series H-5 Stock have the same dividend rights as DropCar’s common stock, and no voting rights except as provided for in the Series H-5 Certificate of Designation or as otherwise required by law. In the event of any liquidation or dissolution of DropCar, the Series H-5 Stock ranks senior to DropCar common stock in the distribution of assets, to the extent legally available for distribution.

DropCar Series H-6 Convertible Preferred Stock

On February 5, 2020, DropCar entered into separate Exchange Agreements (the “Share Exchange Agreements”) with the holders of the Series H-5 Shares to exchange an equivalent number of shares of the Company’s Series H-6 Convertible Preferred Stock (the “Series H-6 Shares”), par value $0.0001 per share (the “Share Exchange”). The Share Exchange closed on February 5, 2020.

On February 5, 2020, DropCar filed the Certificate of Designations, Preferences and Rights of the Series H-6 Shares with the Secretary of State of the State of Delaware, establishing and designating the rights, powers and preferences of the Series H-6 Shares. DropCar designated up to 50,000 shares of Series H-6 Shares and each share has a stated value of $72.00. Each Series H-6 Share is convertible at any time at the option of the holder thereof, into a number of shares of DropCar common stock determined by dividing the stated value by the initial conversion price of $0.72 per share, subject to a 9.99% blocker provision. The Series H-6 Shares have the same dividend rights as the DropCar common stock, except as provided for in the Certificate of Designations, Preferences and Rights of the Series H-6 Shares or as otherwise required by law. The Series H-6 shares also have the same voting rights as the DropCar common stock, except that in no event shall a holder of Series H-6 Shares be permitted to exercise a greater number of votes than such holder would have been entitled to cast if the Series H-6 Shares had immediately been converted into shares of DropCar common stock at a conversion price equal to $0.78 (subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events). In addition, a holder (together with its affiliates) may not be permitted to vote Series H-6 Shares held by such holder to the extent that such holder would beneficially own more than 9.99% of DropCar common stock. In the event of any liquidation or dissolution of DropCar, the Series H-6 Stock ranks senior to the DropCar common stock in the distribution of assets, to the extent legally available for distribution.

As of April 1, 2020, there were 29,822 Series H-6 Shares outstanding.

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Intention to Explore Strategic Opportunities

On March 8, 2019, DropCar announced it had initiated a process to evaluate strategic opportunities to maximize stockholder value. While management continues to focus on the DropCar’s business activities and operations, this process will consider a range of potential strategic opportunities including, but not limited to, business combinations.

Reverse Stock Split

On March 8, 2019, DropCar filed a certificate of amendment to the amended and restated DropCar Charter with the Secretary of State of the State of Delaware to effect a one-for-six reverse stock split of DropCar’s outstanding shares of common stock. Such amendment and ratio were previously approved by DropCar’s stockholders and board of directors, respectively. As a result of the reverse stock split, every six shares of DropCar’s outstanding pre-reverse split common stock were combined and reclassified into one share of common stock. Proportionate voting rights and other rights of common stockholders were not affected by the reverse stock split. Stockholders who would otherwise have held a fractional share of common stock received payment in cash in lieu of any such resulting fractional shares of common stock, as the post-reverse split amounts of common stock were rounded down to the nearest full share. Unless otherwise noted, all share and per share data included herein retroactively reflect the 1-for-6 reverse stock split.

Securities Offerings

On March 26, 2019, DropCar entered into a Securities Purchase Agreement with certain existing investors, pursuant to which DropCar sold, in a registered public offering by DropCar directly to the investors, an aggregate of 478,469 shares of common stock, at an offering price of $4.18 per share for proceeds of $1,985,001 net of offering expenses of $15,000.

Entry into Merger Agreement and Asset Purchase Agreement

On December 19, 2019, we entered into the Asset Purchase Agreement with DropCar Operating, DC Partners, Spencer Richardson and David Newman, pursuant to which DropCar Operating agreed to sell substantially all of the assets associated with its business of providing vehicle support, fleet logistics and concierge services for both consumers and the automotive industry. Additional information can be found in the section of this joint proxy and consent solicitation statement/prospectus entitled “THE ASSET SALE” beginning on page 238.

Nasdaq Hearing

On September 6, 2019, DropCar received notification from The Nasdaq Stock Market (“Nasdaq”) stating that DropCar did not comply with the minimum $1.00 bid price requirement for continued listing set forth in Listing Rule 5550(a)(2) (the “Listing Rule”). In accordance with Nasdaq listing rules, DropCar was afforded 180 calendar days (until March 4, 2020) to regain compliance with the Listing Rule. On March 5, 2020, DropCar received notification from the Listing Qualification Department of Nasdaq that the Company had not regained compliance with the Listing Rule. The notification indicated that DropCar’s common stock would be delisted from the Nasdaq Capital Market unless the Company requests an appeal of this determination. On March 12, 2020, DropCar requested a hearing to appeal the determination with the Nasdaq Hearings Panel (the “Panel”), which will stay the delisting of DropCar’s securities pending the Panel’s decision. The hearing occurred on April 16, 2020. DropCar has not yet received the Panel’s decision. DropCar’s appeal to the Panel included a plan that sets forth a commitment to consider all available options to regain compliance with the Listing Rule, including the option to effectuate a reverse stock split upon receipt of stockholder approval, which DropCar intends to seek in connection with the joint proxy statement and consent solicitation statement/prospectus filed with the Securities and Exchange Commission on February 14, 2020 in connection with the merger AYRO, in order to bring DropCar’s stock price over the $1.00 bid price requirement and to meet the $4.00 bid price initial listing requirement. However, there can be no assurance that DropCar will be successful in regaining compliance with the Listing Rule.

Business

2018 Merger

On January 30, 2018, DropCar completed its business combination with DropCar, Inc. (“Private DropCar”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of September 6, 2017, as subsequently amended, by and among DropCar, DC Acquisition Corporation (“2018 Merger Sub”), and Private DropCar (as amended, the “2018 Merger Agreement”), pursuant to which 2018 Merger Sub merged with and into Private DropCar, with Private DropCar surviving as DropCar’s wholly owned subsidiary (the “2018 Merger”). On January 30, 2018, in connection with, and prior to the completion of, the 2018 Merger, DropCar effected a 1:4 reverse stock split of DropCar common stock (the “Reverse Stock Split”), and on January 30, 2018, immediately after completion of the 2018 Merger, DropCar changed its name to “DropCar, Inc.”

Under the terms of the 2018 Merger Agreement, DropCar issued shares of DropCar common stock to Private DropCar’s stockholders, at an exchange ratio of 0.3273 shares of DropCar common stock, after taking into account the Reverse Stock Split, for each share of (i) Private DropCar common stock and preferred stock and (ii) Private DropCar warrants, in each case, outstanding immediately prior to the 2018 Merger. The exchange ratio was determined through arms’-length negotiations between DropCar and Private DropCar.

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Immediately after the 2018 Merger, there were 1,301,987 shares of DropCar common stock outstanding. Immediately after the 2018 Merger, the former security holders of Private DropCar, together with Private DropCar advisors in connection with the 2018 Merger, Alpha Capital Anstalt and Palladium Capital Advisors, owned approximately 77.1% of outstanding DropCar common stock, with DropCar’s stockholders immediately prior to the 2018 Merger owning approximately 22.9% of our outstanding common stock.

In connection with the 2018 Merger, Private DropCar was deemed to be the accounting acquirer because the stockholders of Private DropCar effectively control the combined company following the 2018 Merger. The 2018 Merger was treated as a reverse acquisition.

DropCar issued 22,850 warrants and paid approximately $208,000 in cash to Palladium Capital Advisors, LLC for services rendered in connection with the exercise of outstanding warrants prior to the 2018 Merger.

DropCar

DropCar is a New York City based corporation incorporated in the State of Delaware on December 18, 1997 under the name “Internet International Communications Ltd.” Pursuant to a Certificate of Amendment to the DropCar Charter filed on December 23, 2004, DropCar’s name was changed to “WPCS International Incorporated.” On January 30, 2018, DropCar completed the 2018 Merger (as described above), and its name was changed to DropCar, Inc.

DropCar provides consumer and enterprise solutions to urban automobile-related logistical challenges. The DropCar business is a provider of automotive vehicle support, fleet logistics and concierge services for both consumers and the automotive industry. In 2015, DropCar launched its cloud-based VAL platform and mobile application (“App”) to assist consumers and automotive-related companies to reduce the costs, hassles and inefficiencies of owning a car, or fleet of cars, in urban centers. DropCar’s VAL platform is a web-based interface to its core service that coordinates the movements and schedules of trained valets who pick up and drop off cars at dealerships and customer locations. The App tracks progress and provides email and text notifications on status to both dealers and customers, increasing the quality of communication and subsequent satisfaction with the service. To date, DropCar operates primarily in the New York metropolitan area. Despite expanding city populations and the growing dependence on cars for urban mobility, the shrinking supply of vehicle services (i.e., garages, service centers, etc.) is bottlenecking the next wave of transportation innovation. To solve for this systemic urban problem, DropCar’s technology captures and analyzes real time data to dynamically optimize a rapidly growing network of professional valets across a suite of vehicle transport and high-touch support services.

DropCar believes that consumers love the freedom and comfort of having a personal vehicle but are held hostage by their dependence on the physical location of garages and service centers for parking and maintenance. The continued population shift into cities and resulting increase in real estate prices are only compounding this burden. DropCar seeks to solve this problem by freeing clients from the reliance on the physical location of garages and service centers.

DropCar achieves this balance of increased consumer flexibility and lower consumer cost by aggregating demand for parking and other automotive services and redistributing their fulfillment to partners in the city and areas that have not traditionally had access to lucrative city business. Beyond the immediate unit economic benefits of securing bulk discounts from vendor partners, DropCar believes there is significant opportunity to further vertically integrate such businesses along the supply chain into DropCar’s platform.

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On the enterprise side, OEMs, dealers, and other service providers in the automotive space are increasingly being challenged with consumers who have limited time to bring in their vehicles for maintenance and service, making it difficult to retain valuable post-sale service contracts or scheduled consumer maintenance and service appointments. Additionally, many of the vehicle support centers for automotive providers (i.e., dealerships, including bodywork and diagnostic shops) have moved out of urban areas thus making it more challenging for these OEMs and dealers in urban areas to provide convenient and efficient service for their consumer and business clientele. Similarly, shared mobility providers and other fleet managers, such as rental car companies, face a similar urban mobility challenge: getting cars to and from service bays, rebalancing vehicle availability to meet demand and getting vehicles from dealer lots to fleet locations.

In response to this growing urban mobility challenge, DropCar works directly with enterprises in the automotive space, providing them with the ability to have DropCar valets transport vehicles to and customers, while also deriving. new revenue from new and existing customers and their vehicles from within DropCar’s consumer subscription base.

DropCar is able to offer its enterprise services at a fraction of the cost of alternatives, including other third parties or expensive in-house resources given DropCar’s pricing model that reduces and/or eliminates any downtime expense while also giving clients access to a network of trained valets on demand that can be scaled up or down based on the real time needs of the enterprise client. DropCar supports this model by maximizing the utilization of its employee-valet workforce across a curated pipeline for both the consumer and business network.

How DropCar Works

Business-to-Consumer (“B2C”)

DropCar’s customers use DropCar to reduce the cost and hassles of owning a car through the following service:

●	Self-Park Storage — When a B2C customer living within Manhattan or Brooklyn needs to find a monthly parking spot near their residence or other desired location, the B2C customer uses the DropCar App to locate a nearby garage with available space and can sign up for garage access on a monthly basis. This monthly self-park storage subscription ranges in price from $249 to $600 per month based on garage location, a discount to what DropCar believes to be the typical cost of garage parking in New York City.

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Business-to-Business (“B2B”)

DropCar’s B2B customers rely on DropCar to facilitate selling, leasing, renting and sharing their vehicles at scale in urban centers. While the types of businesses DropCar works with are continuing to expand, its current primary B2B customers include:

●	OEMs, Dealers, and Leasing Agents — Using its technology platform and large network of readily available valets, DropCar enables branded automobile dealerships, leasing companies, peer to peer platforms and OEMs to offer a unique level of convenience for their service center operations and customers by providing efficient pick-up and drop-off service. DropCar also enables automotive-related companies to track and digitize the lifecycle of their vehicle movements; many of these companies have never had the technology or resources to track such data prior to DropCar’s engagement. The combination of easy to access high-touch service fulfillment plus data maturation allows DropCar’s B2B customers the ability to more quickly launch new service offerings without the need to incur the heavy up-front investments or long-term commitments historically associated with building and managing a dedicated in-house workforce. Dealers, peer to peer market places and manufacturers can leverage DropCar’s fully hosted middleware and mobile App or can integrate DropCar’s service into their own consumer mobile apps (or directly into the vehicle’s native software (e.g., OnStar®)) for seamless scheduling, maintenance and delivery services. In addition, DropCar’s B2B customers can integrate its cost saving and convenient consumer support services and subscriptions (i.e., parking, fueling and washing, etc.) directly into their showroom sales and leasing offerings to increase the likelihood of a sale.

●	Fleets and Car Sharing — Strong growth in “e-hailing” and shared mobility/car sharing services, along with the burgeoning response from the traditional rental car industry, has increased consumer expectations for more flexibility and reliability from their automotive and transportation service providers. At the same time, consumers continue to increase their sensitivity to price. As a result, businesses in these industries are moving quickly to identify opportunities to protect their operating margin while building competitive differentiation through the integration of services attractive to consumer needs.

This trend has created highly fertile ground for DropCar to establish itself as a backbone partner with companies and platforms seeking to compete in this highly competitive sector by providing the same set of logistical support services and consumer facing add-on services that its service provides to OEMs, peer to peer platforms, dealers and leasing agents. In 2018, DropCar entered into several service agreements to provide transport, prep, vehicle registration, cleaning and maintenance services for a customer’s fleet of vehicles in a metropolitan area to support its on-demand car sharing service. These services will be provided and coordinated through access to DropCar’s VAL platform, which enables the fleet managers to schedule and track movements and services via a dedicated, secure portal.

●	Real Estate — DropCar understands that parking spots in on-site garages often decrease the overall value of property. Developers are often able to add value by using the space that would otherwise be used for parking spots for other alternatively valuable purposes. At the same time, certain cities across the United States are placing caps on the total number of parking spaces per unit for new developments. While this may benefit developers, it may be negative for prospective tenants who own cars.

DropCar believes that its vehicle storage and delivery service position it well within the new ecosystem — where DropCar’s “virtual garage” provides consumers greater flexibility with transportation related solutions while helping reduce stress and costs associated with existing garages and crowded street parking.

DropCar Informatics

DropCar also enables automotive-related businesses to capture, analyze and catalog critical data that is compiled into searchable databases about its customers and operations, including real time vehicle tracking, vehicle photos, vehicle inspection summaries, as well as consumer profiles and preferences.

DropCar is actively integrating new tools into its platform to help businesses launch new products and services to deepen their customer relationships beyond the point of sale, including consumer-facing scheduling websites and tools for marketing into its own consumer subscriber base.

Vertical Integration and Future of Automotive Space

●	Vertical Integration — Today, DropCar leverages its ability to aggregate demand around its core services alongside its logistics and fulfillment infrastructure to form margin attributive relationships with third-party vendors looking to grow their businesses. However, as DropCar’s databases expand and DropCar increases the predictability of its clients’ needs across these respective services, DropCar may seek to acquire assets and service businesses to further try and increase margins and synergies while generating incremental investment returns derived from these assets.

●	Future of Automotive Industry — Many automotive companies, rental car companies and car sharing programs are developing subscription models, peer to peer models and service portfolios to cater to increasingly personalized customer preferences. These trends are symptomatic of the broader market shift towards a car share and subscription-based economy to accommodate the greater value consumers are placing on the flexibility and option of paying for products and services on demand as opposed to traditional automobile ownership. DropCar continues to offer its “micro logistics support services” for the vehicle lifecycle which may eventually go beyond its current mobile App, and into vehicles directly.

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Sales and Marketing

DropCar currently uses select digital marketing efforts to drive awareness of its B2C and B2B businesses. B2C business development has been driven by these marketing efforts and word-of-mouth referrals. The B2B business development has been achieved through the traditional direct sales efforts by DropCar’s executives to companies in the automotive supply chain, rental car, fleet, shared and peer to peer mobility industries.

Employees

As of March 25, 2020, the DropCar business had 5 full time employees and 1 part time employee. DropCar believes that its relations with its employees are good.

Properties

For the DropCar self-park business, DropCar has month to month agreements with a number of garage companies strategically located throughout Manhattan and Brooklyn which, among other items, permit DropCar’s customers parking access. Through DropCar’s large inventory of monthly subscriptions, it is able to favorably negotiate underutilized parking spaces throughout its coverage areas and cost effectively store vehicles for its B2C customers. DropCar also has certain arrangements from time to time with garage facilities for specific event days and other parking needs where an event is seeking its valet services.

Intellectual Property

DropCar’s primary source of revenue is generated by its service offerings through its proprietary mobile App, available for download on the Apple iTunes App Store and the Google Play Store. DropCar developed its App using a dedicated third-party code development team. DropCar owns the software code associated with its mobile App. The DropCar App centralizes and automates the management of DropCar’s reservations, vehicle locations, customer service and payment to optimize customer experience, minimize costs and leverage efficiencies.

DropCar’s reservation system is built on a mix of open source web applications and in-house technology developed by DropCar’s technology team to enable existing users to reserve its services using mobile applications on the iPhone or Android platforms. Through DropCar’s reservation system, customers have around-the-clock access to the complete, real-time availability of its services and can manage all necessary transactions electronically.

DropCar uses third-party software for its credit card payment processing which has been integrated directly into its application platform. This third-party payment processing software allows DropCar to provide for accurate billing and timely payment and gives DropCar the flexibility to scale the business.

DropCar designed and built its technology with the goal of providing the most convenient, efficient and reliable service possible. DropCar’s iPhone and Android applications are examples of how DropCar continues to seek ways to improve and simplify the customer experience. DropCar continues to invest in improving its technology platform to meet the needs of its growing business.

In addition, the DropCar name and design mark are federally registered U.S. trademarks, with registrations effective until November 30, 2022 and May 1, 2023, respectively, subject to renewal.

Competition

With respect DropCar’s B2C services, its competitors include traditional parking garages and service centers, emerging maintenance and repair mobile application providers and alternatives to traditional car ownership and leasing for personal mobility (i.e., e-hailing, car sharing, renting, etc.).

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While these alternatives to traditional car ownership and leasing are competitors to DropCar’s B2C business, they are target clients for DropCar’s B2B business services and as such are not seen as true competitors. There are, however, separate B2B focused automotive logistics and support platforms that compete with DropCar’s B2B business.

●	Traditional Parking Garages and Service Centers — DropCar’s B2C offering competes directly with on-site parking garages. DropCar’s service offering presumes that parking a car in an urban setting remains challenging and expensive. DropCar competes with traditional valet parking facilities as well as on-site parking garages which may offer more convenient options to consumers than DropCar’s services. The same competitive risks exist for local repair shops and service centers.

DropCar believes, however, that consumers and businesses alike are increasingly looking for vehicle support services to help clients avoid sacrificing valuable time and convenience.

Historically, companies such as Luxe, which closed operations in July 2017 and subsequently sold their technology to Volvo in September 2017, and Valet Anywhere, which closed operations in July 2016, have unsuccessfully tried to build similar on-demand service models. DropCar believes these companies failed due to multiple factors, including the use of expensive in-city garages, a parking-only focus and low valet utilization rates directed only to servicing consumers (B2C). Unlike these historical competitors, DropCar attempts to solve for these issues by offering a self-service option priced at a positive gross margin and billed in advance of the month’s usage, and by seeking to more effectively optimize valet utilization across both B2C and B2B clients. DropCar believes that this diversification of services and revenue streams is critical for building a more compelling and scalable vehicle support platform that is positioned to benefit from larger urban mobility trends.

●	Emerging Maintenance and Repair Mobile Apps — DropCar’s B2C offering competes directly with new mobile applications that seek to connect local repair shops and mechanics with customers for on-site car service fulfillment, including companies such as YourMechanic, Wrench, SQKY, Filld and RepairPal. DropCar’s 360 Repair Services has been de-emphasized for the consumer since the middle of 2018 and DropCar is assessing the future direction of this offering. DropCar continues to offer simple maintenance services.

Many of these competitors do not include transportation of the vehicle for servicing but bring the service to the vehicle. DropCar believes this limits the scope of services that can be provided and also poses significant logistical challenges in busy urban environments that are likely to limit the ability to grow such operations. Moreover, DropCar’s approach to consolidating such support services in parallel with its short-term and long-term parking solutions creates a simpler “one stop shop” experience which DropCar believes is attractive to time-pressed consumers and businesses.

●	B2B Automotive Logistics and Transport — DropCar’s B2B offering competes directly with other automotive logistics and transport companies such as RedCap, MyKarma and Stratim (formerly Zirx). These companies, like DropCar, seek to work with OEMs, dealers, car sharing programs, and other automotive companies to assist in the management of fleet transportation and servicing.

Many of these B2B competitors, including Stratim and RedCap, rely on third-party firms to provide independent contractors to ultimately fulfill their vehicle transportation services. Unlike these competitors, DropCar is investing in its own employee-based workforce which not only increases the speed at which it can respond to the needs of its B2B clients, but DropCar also believes that it is critically important for attracting the best talent and ensuring the highest levels of reliability. Moreover, DropCar’s B2B clients enjoy the security of a clear vendor relationship, which avoids the uncertainties associated with independent contractor relationships. DropCar believes its unique B2C value proposition and services supports confidence in its value as a logistics partner as well as provides additional opportunities to partner with DropCar as a lead generation partner for new business.

Government Regulation

Other than to maintain its corporate good standing in the jurisdictions in which it operates and laws and regulations affecting employers generally, DropCar does not believe it is currently subject to any direct material government regulations or oversight. DropCar does not own the vehicles that are used in DropCar’s business service (other than the vehicles DropCar owns to deploy valets), nor does it currently own any of the facilities used to store or service such vehicles. Although various jurisdictions and government agencies are considering implementing legislation in response to the rise of other ride- and car-sharing enterprises, such as Uber Technologies Inc., currently no such legislation exists that DropCar believes has jurisdiction over, or applicability to, its operations.

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Legal Proceedings

DropCar is subject to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business that it believes are incidental to the operation of its business. While the outcome of these claims cannot be predicted with certainty, other than as set forth below, DropCar management does not believe that the outcome of any of these legal matters will have a material adverse effect on its results of operations, financial positions or cash flows.

In February 2018, DropCar was served an Amended Summons and Complaint in the Supreme Court of the City of New York, Bronx county originally served solely on an individual, a former DropCar customer, for injuries sustained by plaintiffs alleging such injuries were caused by either the customer, a DropCar valet operating the customer’s vehicle or an unknown driver operating customer’s vehicle. DropCar to date has cooperated with the New York City Police Department and no charges have been brought against any of DropCar’s employees. DropCar has referred the matter to its insurance carrier. As of June 12, 2019, this case has been settled by the insurance carrier.

On February 9, 2016, a DropCar employee was transporting a customer’s vehicle when the vehicle caught fire. On November 22, 2016, an insurance company (as subrogee of the vehicle’s owner) filed for indemnification and subrogation against DropCar in the Supreme Court of the State of New York County of New York. DropCar management believes that it is not responsible for the damage caused by the vehicle fire and that the fire was not due to any negligence on the part of the DropCar. In 2018, the parties reached a settlement the case was closed.

As of December 31, 2019, DropCar had accrued approximately $320,000 for the settlement of multiple employment disputes. As of December 31, 2019, approximately $226,000 of this amount was for settled matters. DropCar still has outstanding potential liability of $94,000 related to the unsettled employment disputes.

As of December 31, 2019, DropCar had accrued approximately $333,000 for potential New York State Department of Labor (“DOL”) spread-of-hours violation. At the end of December 2019, DropCar’s labor counsel notified the DOL that DropCar has a number of issues/objections with this decision DropCar received on December 24, 2019. The investigator confirmed receipt of DropCar’s response. This case will likely go to a hearing.

DropCar was a defendant in a class action lawsuit, which resulted in a judgment entered into whereby DropCar is required to pay legal fees in the amount of $45,000 to the plaintiff’s counsel. As of December 31, 2019, DropCar recorded $45,000 as accrued expense in relation to this lawsuit.

Proceedings by Former Employees

There is a pending claim of race and gender discrimination involving a former employee of DropCar, Joanne Lewis, at the New York City Commission on Human Rights. Ms. Lewis also asserted a claim of retaliation. In June 2015, DropCar submitted a Verified Answer and Position Statement denying all allegations of discrimination and retaliation. DropCar is confident in the factual and legal defenses to Ms. Lewis’s claim. Since the submission of DropCar’s Verified Answer and Position Statement, DropCar has not heard from the Commission or Ms. Lewis. No amount was accrued for this case. In March 2020, the U.S. EEOC adopted the finding of the Commission related to the discrimination complaint and issued a notice of dismissal.

In January 2019, the same DOL investigator who conducted the audit of DropCar notified DropCar that two former employees – Joshua Dixon and Ugur Gencaslan – had filed a complaint with the DOL, wherein they alleged they were not properly paid for all overtime worked during July 2017. On January 23, 2019, DropCar provided the DOL with a written response denying that any monies were owed to the employees. In addition, DropCar provided the DOL with time records and pay records for each employee for the relevant time period. Since the submission of these documents in January 2019, DropCar has not heard from the DOL. No amount was accrued for this case.

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Qasim Khan

This case involves a rear-end collision which occurred on August 1, 2018 in Manhattan when a DropCar driver hit the back of a car which had reportedly stopped for a pedestrian. The suit was filed in Kings County Supreme Court (Brooklyn) against DropCar and driver and the owner of the car. Such a collision is virtually always judged to be the fault of the car in back, regardless of the suddenness of the stop.

The injuries alleged by the plaintiff at this early point in the litigation, with the majority of medical records yet to be produced, include the left shoulder requiring arthroscopic surgery, to repair a rotator cuff tear, bursitis and synovitis, and a partial tear of the labrum. MRIs are reported to have revealed herniations in the plaintiff’s lumbar spine, as well as bulges in his cervical spine; and plaintiff has had various claims of headaches, neck, and knee and ankle pain, all while undergoing extensive chiropractic care, as well as acupuncture and physical therapy.

Evidence of the plaintiff’s having sought care for his left shoulder only weeks before this accident raises questions of causation/aggravation of existing injuries. At this point, due to the unknowns, DropCar assesses the possible verdict range as being between $80,000 and $275,000, given the very wide range of reported shoulder operation verdicts, and back injury awards as well. The present settlement value should be, DropCar believes, regarded as between $70,000 and $110,000. DropCar anticipates that the final verdict will be settled by its insurance carrier. No additional exposure is expected as the deductible has been paid.

William Hart

This case stems from a rear-end collision on July 15, 2017 in Manhattan, in which the DropCar driver struck the plaintiff’s vehicle from behind, at what he reports as under 5 m.p.h. Plaintiff has filed a motion for summary judgment on liability, which is likely to be granted, as this is close to automatic, unless something unusual happened such as the front vehicle darting in front of the rear vehicle abruptly. Here, DropCar’s client driver does not dispute the plaintiff’s account, and thus liability will not be an issue.

Causation of the allegedly very extensive injuries is very much an issue, however. Plaintiff has produced records of having undergone two shoulder operations, as well as separate cervical and lumbar spinal fusion operations, with implanted cervical cages and plate, and lumbar cage, instrumentation and bone graft. In addition, he underwent multiple epidural injections. He is a man in his mid-50s, with possibly prior-existing conditions, and who was in an accident subsequent to this one, in January of this year, just several months prior to his two spinal fusion operations. He did not report injuries from that accident; however, it appears from the police report and insurance report to have prompted bodily injuries to the two people in the other car; and he appears to have been more at fault. The question thus arises of whether he did not report injuries because he was at fault and knew he had a separate ongoing case of his own in which he did not have liability.

As noted above with respect to Burton, the cost of spinal fusions, especially in the Bronx, can easily exceed $1 million. This legal proceeding involves two spinal fusions, in addition to two shoulder operations that were performed three months after the accident. Based upon those operations, plaintiff’s counsel has tendered the case to James River, seeking the full policy.

It is, however, too early to assess the likelihood of a seven-figure verdict, or even the settlement value of the case. This is because there are many more medical records to obtain, as well as suspicious circumstances calling causation issues into question, including the low-impact nature of the collision; the plaintiff’s having refused medical treatment from nearby emergency medical personnel immediately after the accident; and the fusion operations coming so long after the accident, and only months subsequent to another accident.

Daniel Gelbtuch

Daniel Gelbtuch, who was employed by DropCar beginning July 2017 and terminated on September 13th, 2018, claimed $91,500 for the immediate payment of outstanding salary and benefits owed. On April 22, 2019, DropCar offered Mr. Gelbtuch $10,500 to settle the matter. Neither Mr. Gelbtuch nor his counsel has responded to the offer. DropCar has accrued $40,000 at December 31, 2019 and 2018 in relation to this claim.

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Martin Limchayseng

An accident occurred on or about October 4, 2017 at the location of 251 Ave C, New York, New York, between a vehicle operated and controlled by Martin Limchayseng, who was a DropCar driver, which said vehicle was owned by plaintiff’s subrogor, and a motor vehicle owned by a third party which was damaged in sum of $7,280. There was no physical injury in this damage claim. This case is investigated internally. There are no updates on this case as of January 27, 2020. As of December 31, 2019, DropCar has accrued $7,280 as accrued expense in relation to this claim.

DropCar Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion of DropCar’s financial condition and results of operations in conjunction with “Selected historical consolidated financial information” and the financial statements and related notes, all included elsewhere in this joint proxy and consent solicitation statement/prospectus. As used in this section, the terms “we,” “our” and “us” refer collectively to DropCar. This management’s discussion and analysis contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this joint proxy and consent solicitation statement/prospectus may not occur. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions identify certain of these forward-looking statements. These forward-looking statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control that may influence the accuracy of the statements and the projections upon which the statements are based.

Our actual results, performance and achievements could differ materially from those expressed or implied by the forward-looking statements. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors.

Overview

Strategy

Prior to the 2018 Merger, DropCar was a privately-held provider of automotive vehicle support, fleet logistics and concierge services for both consumers and the automotive industry. In 2015, we launched our cloud-based Enterprise Vehicle Assistance and Logistics (“VAL”) platform and mobile application (“App”) to assist consumers and automotive-related companies to reduce the costs, hassles and inefficiencies of owning a car, or fleet of cars, in urban centers. Our VAL platform is a web-based interface to our core service that coordinates the movements and schedules of trained valets who pickup and drop off cars at dealerships and customer locations. The App tracks progress and provides email and/or text notifications on status to customers, increasing the quality of communication and subsequent satisfaction with the service. To date, we operate primarily in the New York metropolitan area and may expand our territory in the future.

We achieve this balance of increased consumer flexibility and lower consumer cost by aggregating demand for parking and other automotive services and redistributing their fulfillment to partners in the city and on city outskirt areas that have not traditionally had access to lucrative city business. Beyond the immediate unit economic benefits of securing bulk discounts from vendor partners, we believe there is significant opportunity to further provide additional products and services to clients across the vehicle lifecycle.

On the enterprise side, original equipment manufacturers (“OEMs”), dealers, and other service providers in the automotive space are increasingly being challenged with consumers who have limited time to bring in their vehicles for maintenance and service, making it difficult to retain valuable post-sale service contracts or scheduled consumer maintenance and service appointments. Additionally, many of the vehicle support centers for automotive providers (i.e., dealerships, including body work and diagnostic shops) have moved out of urban areas thus making it more challenging for OEMs and dealers in urban areas to provide convenient and efficient service for their consumer and business clientele. Similarly, shared mobility providers and other fleet managers, such as rental car companies, face a similar urban mobility challenge: getting cars to and from service bays, rebalancing vehicle availability to meet demand and getting vehicles from dealer lots to fleet locations.

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We are able to offer our enterprise services at a fraction of the cost of alternatives, including other third parties or expensive in-house resources, given our pricing model that reduces and/or eliminates any downtime expense while also giving clients access to a network of trained valets on demand that can be scaled up or down based on the real time needs of the enterprise client. We support this model by maximizing the utilization of our employee-valet workforce across a curated pipeline for both the consumer and business network.

While our business-to-business (“B2B”) and business-to-consumer (“B2C”) services generate revenue and help meet the unmet demand for vehicle support services, we are also building-out a platform and customer base that positions us well for developments in the automotive space where vehicle ownership becomes more car-shared or access based with transportation services and concierge options well-suited to match a customer’s immediate needs. For example, certain car manufacturers are testing new services in which customers pay the manufacturer a flat fee per month to drive a number of different models for any length of time. We believe that our unique blend of B2B and B2C services make us well suited to introduce, and provide the services necessary to execute, this next generation of automotive subscription services.

Merger with AYRO

On December 19, 2019, DropCar, Inc. (“DropCar”), ABC Merger Sub, Inc., a wholly owned subsidiary of DropCar (“Merger Sub”), and AYRO, Inc. (“AYRO”) entered into an agreement and plan of merger and reorganization (as may be amended from time to time, the “Merger Agreement”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into AYRO, with AYRO continuing as our wholly owned subsidiary and the surviving corporation of the merger. The merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Subject to the terms and conditions of the Merger Agreement, at the closing of the merger, (a) each outstanding share of AYRO common stock and AYRO preferred stock will be converted into the right to receive shares of DropCar common stock (after giving effect to a reverse stock split of our common stock, as described below) equal to the Exchange Ratio described below; and (b) each outstanding AYRO stock option and AYRO warrant that has not previously been exercised prior to the closing of the merger will be assumed by DropCar.

Under the exchange ratio formula in the Merger Agreement (the “Exchange Ratio”), upon the closing of the merger, on a pro forma basis and based upon the number of shares of our common stock to be issued in the merger, current DropCar stockholders (along with DropCar’s financial advisor) will own approximately 20% of the combined company, and current AYRO investors will own approximately 80% of the combined company (including the additional financing transaction referenced below). For purposes of calculating the Exchange Ratio, the number of outstanding shares of DropCar common stock immediately prior to the merger does not take into effect the dilutive effect of shares of DropCar common stock underlying options, warrants or certain classes of preferred stock outstanding as of the date of the Merger Agreement.

In connection with the merger, DropCar will seek the approval of DropCar stockholders to amend the DropCar certificate of incorporation to: (i) effect a reverse split of DropCar common stock at a ratio to be determined by DropCar, which is intended to ensure that the listing requirements of the Nasdaq Capital Market, or such other stock market on which DropCar common stock is trading, are satisfied and (ii) change DropCar’s name to AYRO, Inc., subject to the consummation of the merger.

Prior to the execution and delivery of the Merger Agreement, and as a condition of the willingness of the parties to enter into the Merger Agreement, certain stockholders have entered into agreements with AYRO pursuant to which such stockholders have agreed, subject to the terms and conditions of such agreements, to purchase, prior to the consummation of the merger, shares of AYRO’s common stock (or common stock equivalents) and warrants to purchase AYRO’s common stock for an aggregate purchase price of $2.0 million (the “AYRO Pre-Closing Financing”). The consummation of the transactions contemplated by such agreements is conditioned upon the satisfaction or waiver of the conditions set forth in the Merger Agreement. After consummation of the merger, AYRO has agreed to cause DropCar to register the resale of DropCar common stock issued and issuable pursuant to the warrants issued to the investors in the AYRO Pre-Closing Financing.

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Consummation of the merger is subject to certain closing conditions, including, among other things, approval by DropCar stockholders and the stockholders of AYRO, the continued listing of DropCar common stock on the Nasdaq Stock Market after the merger and satisfaction of minimum net cash thresholds by DropCar and AYRO. In accordance with the terms of the Merger Agreement, (i) certain executive officers, directors and stockholders of AYRO (solely in their respective capacities as AYRO stockholders) holding approximately 57% of the outstanding AYRO capital stock have entered into voting agreements with DropCar to vote all of their shares of AYRO capital stock in favor of adoption of the Merger Agreement (the “AYRO Voting Agreements”) and (ii) certain executive officers, directors and stockholders of DropCar (solely in their respective capacities as our stockholders) holding approximately 10% of the outstanding DropCar common stock have entered into voting agreements with AYRO to vote all of their shares of DropCar common stock in favor of approval of the Merger Agreement (the “DropCar Voting Agreements”, and together with the AYRO Voting Agreements, the “Voting Agreements”). The Voting Agreements include covenants with respect to the voting of such shares in favor of approving the transactions contemplated by the Merger Agreement and against any competing acquisition proposals. In addition, concurrently with the execution of the Merger Agreement, (i) certain executive officers, directors and stockholders of AYRO and (ii) certain directors of DropCar have entered into lock-up agreements (the “Lock-Up Agreements”) pursuant to which they accepted certain restrictions on transfers of shares of DropCar common stock for the one-year period following the closing of the merger.

At the effective time of the merger, the DropCar Board of Directors is expected to consist of seven members, three of whom will be designated by AYRO, three of whom will be designated by DropCar and one of whom will be designated by the lead investor in the AYRO Pre-Closing Financing. The Merger Agreement contains certain provisions providing for the ability of AYRO to designate additional members upon the achievement of the Business Milestones. As a condition to the consummation of the merger, DropCar will, immediately prior to the merger, enter into an executive employment agreement with Rodney Keller, the current chief executive officer of AYRO.

Simultaneously with the execution of the Merger Agreement, AYRO entered into a Loan and Security Agreement, dated December 19, 2019 (the “Loan Agreement”), by and among AYRO and the financial institutions and individual signatories thereto, pursuant to which, on December 19, 2019, AYRO received aggregate gross proceeds of $1,000,000. Pursuant to the Loan Agreement, the aggregate obligations of AYRO under the Loan Agreement are to automatically, immediately prior to the consummation of the merger, convert into shares of AYRO common stock, subject to the terms and provisions of the Loan Agreement. Pursuant to the Loan Agreement, upon conversion of the term loans made by the investors subject to the terms of the Loan Agreement, AYRO is required to cause DropCar to issue each bridge investor warrants to purchase DropCar common stock. Upon consummation of the merger, AYRO has agreed to cause DropCar to register the resale of the warrant shares.

In connection with the merger, AYRO entered into the Stock Subscription Agreement with an accredited investor, pursuant to which, immediately prior to the merger, AYRO will issue up to an aggregate of 1,750,000 shares of AYRO common stock for the nominal per share purchase price of $0.001 per share, or, if applicable, pre-funded warrants to purchase AYRO common stock, in lieu of AYRO common stock. The consummation of the transactions contemplated by the Stock Subscription Agreement is conditioned upon the satisfaction or waiver of the conditions set forth in the AYRO Merger Agreement.

Discontinued Operations – DropCar Operating

On December 19, 2019 and concurrently upon entering in the Merger Agreement, DropCar entered into an asset purchase agreement (“Asset Purchase Agreement”) by and among DropCar, DropCar Operating Company, Inc., a Delaware corporation and DropCar’s wholly owned subsidiary (“DropCar Operating”), and DC Partners Acquisition, LLC (the “Purchaser”), Spencer Richardson, DropCar’s Co-Founder and Chief Executive Officer, and David Newman, DropCar’s Co-Founder and Chief Business Development Officer, pursuant to which DropCar agreed to sell substantially all of the assets associated with the DropCar Operating business of providing vehicle support, fleet logistics and concierge services. The aggregate purchase price for the purchased assets consists of the cancellation of certain liabilities pursuant to those certain employment agreements by and between DropCar Operating and each of Mr. Richardson and Mr. Newman, plus the assumption of certain liabilities relating to or arising out of workers’ compensation claims that occurred prior to the closing date of the Asset Purchase Agreement. The sale of DropCar Operating represented a strategic shift that has had a major effect on DropCar’s operations, and therefore, was presented as discontinued operations in the consolidated statement of operations and consolidated statement of cash flows.

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Our Ability to Continue as a Going Concern

DropCar’s financial statements as of December 31, 2019 were prepared under the assumption that DropCar will continue as a going concern. The independent registered public accounting firm that audited DropCar’s 2019 financial statements, in their report, included an explanatory paragraph referring to DropCar’s recurring losses since inception and expressing substantial doubt in DropCar’s ability to continue as a going concern. DropCar’s financial statements do not include any adjustments that might result from the outcome of this uncertainty. DropCar’s ability to continue as a going concern depends on its ability to obtain additional equity or debt financing, attain further operating efficiencies, reduce expenditures, and, ultimately, to generate additional revenue. DropCar cannot assure you, however, that it will be able to achieve any of the foregoing.

There have been recent outbreaks in several countries, including the United States, of the highly transmissible and pathogenic coronavirus. The outbreak of such communicable diseases could result in a widespread health crisis that could adversely affect general commercial activity and the economies and financial markets of many countries, including the United States. At the time of this filing, the coronavirus has not had a material impact on DropCar’s operations or financial results, however any future impacts of the coronavirus are highly uncertain and cannot be predicted. An outbreak of communicable diseases, or the perception that such an outbreak could occur, and the measures taken by the governments of countries affected could adversely affect DropCar’s business, financial condition, and results of operations.

Merger with WPCS

On January 30, 2018, DropCar completed its business combination with DropCar, Inc. (“Private DropCar”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of September 6, 2017, as subsequently amended, by and among us, DC Acquisition Corporation (“WPCS Merger Sub”), and Private DropCar (as amended, the “WPCS Merger Agreement”), pursuant to which WPCS Merger Sub merged with and into Private DropCar, with Private DropCar surviving as DropCar’s wholly owned subsidiary (the “2018 Merger”). On January 30, 2018, in connection with, and prior to the completion of, the 2018 Merger, DropCar effected a 1:4 reverse stock split of its common stock (the “Reverse Stock Split”), and on January 30, 2018, immediately after completion of the 2018 Merger, DropCar changed its name to “DropCar, Inc.”

Under the terms of the WPCS Merger Agreement, DropCar issued shares of its common stock to Private DropCar’s stockholders, at an exchange ratio of 0.3273 shares of its common stock (the “WPCS Exchange Ratio”), after taking into account the Reverse Stock Split, for each share of (i) Private DropCar common stock and preferred stock and (ii) Private DropCar warrants, in each case, outstanding immediately prior to the 2018 Merger. The WPCS Exchange Ratio was determined through arms’-length negotiations between DropCar and Private DropCar.

In connection with the 2018 Merger, Private DropCar was deemed to be the accounting acquirer because the stockholders of Private DropCar effectively control the combined company following the 2018 Merger. The 2018 Merger was treated as a reverse acquisition.

Divestiture of Suisun City Operations, a wholly owned subsidiary of DropCar, Inc.

On December 24, 2018, DropCar completed the sale of 100% of the corporate capital of WPCS International - Suisun City, Inc. (the “Suisun City Operations”), DropCar’s wholly owned subsidiary. In accordance with accounting guidance, a business segment that is disposed of meets the criteria to be classified as a discontinued operation. As all of the required criteria for the discontinued operation classification were met, the revenue and expenses for this operation were included in the income from operations of discontinued component, on the Consolidated Statement of Operations. The net sales of this business in 2018 prior to the divestiture were approximately $13.7 million. The sale price was $3.5 million paid in cash and resulted in a loss on the sale in the amount of $4.2 million. This loss is presented as part of discontinued operations, separate from continuing operations, on the Consolidated Statement of Operations, resulting in an increase in loss per share of approximately $2.85 for the year ended December 31, 2018.

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Recent Developments

Nasdaq Hearing

On September 6, 2019, DropCar received notification from The Nasdaq Stock Market (“Nasdaq”) stating that DropCar did not comply with the minimum $1.00 bid price requirement for continued listing set forth in Listing Rule 5550(a)(2) (the “Listing Rule”). In accordance with Nasdaq listing rules, DropCar was afforded 180 calendar days (until March 4, 2020) to regain compliance with the Listing Rule. On March 5, 2020, DropCar received notification from the Listing Qualification Department of Nasdaq that it had not regained compliance with the Listing Rule. The notification indicated that DropCar’s common stock would be delisted from the Nasdaq Capital Market unless DropCar requests an appeal of this determination. On March 12, 2020, DropCar requested a hearing to appeal the determination with the Nasdaq Hearings Panel (the “Panel”), which will stay the delisting of DropCar’s securities pending the Panel’s decision. The hearing occurred on April 16, 2020. DropCar has not yet received the Panel’s decision. DropCar’s appeal to the Panel included a plan that sets forth a commitment to consider all available options to regain compliance with the Listing Rule, including the option to effectuate a reverse stock split upon receipt of stockholder approval, which DropCar intends to seek in connection with the joint proxy statement and consent solicitation statement/prospectus filed with the Securities and Exchange Commission on February 14, 2020 in connection with the merger, in order to bring DropCar’s stock price over the $1.00 bid price requirement and to meet the $4.00 bid price initial listing requirement. However, there can be no assurance that DropCar will be successful in regaining compliance with the Listing Rule.

Exchange Agreements

On February 5, 2020, DropCar entered into separate exchange agreements (the “Exchange Agreements”) with the holders of existing Series H-5 Convertible Preferred Stock (the “Series H-5 Shares”), par value $0.0001 per share, to exchange an equivalent number of shares of DropCar’s Series H-6 Convertible Preferred Stock (the “Series H-6 Shares”), par value $0.0001 per share (the “Exchange”). The Exchange closed on February 5, 2020. The purpose of the exchange was to include voting rights.

On February 5, 2020, DropCar filed the Certificate of Designations, Preferences and Rights of the Series H-6 Shares (the “Series H-6 Certificate of Designation”) with the Secretary of State of the State of Delaware, establishing and designating the rights, powers and preferences of the Series H-6 Shares. DropCar designated up to 50,000 shares of Series H-6 Shares and each share has a stated value of $72.00 (the “Stated Value”). Each Series H-6 Share is convertible at any time at the option of the holder thereof, into a number of shares of common stock of DropCar determined by dividing the H-6 Stated Value by the initial conversion price of $0.72 per share, subject to a 9.99% blocker provision. The Series H-6 Shares have the same dividend rights as the common stock, except as provided for in the Series H-6 Certificate of Designation or as otherwise required by law. The Series H-6 Shares also have the same voting rights as the common stock, except that in no event shall a holder of Series H-6 Shares be permitted to exercise a greater number of votes than such holder would have been entitled to cast if the Series H-6 Shares had immediately been converted into shares of common stock at a conversion price equal to $0.78 (subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events). In addition, a holder (together with its affiliates) may not be permitted to vote Series H-6 Shares held by such holder to the extent that such holder would beneficially own more than 9.99% of DropCar common stock. In the event of any liquidation or dissolution, the Series H-6 Shares ranks senior to the common stock in the distribution of assets, to the extent legally available for distribution.

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Securities Offerings

Private Placements

On March 8, 2018, DropCar entered into a Securities Purchase Agreement with certain institutional and accredited investors, pursuant to which DropCar issued to the investors an aggregate of 26,843 shares of DropCar Series H-4 Convertible Preferred Stock, par value $0.0001 per share (the “Series H-4 Shares”), and warrants to purchase 447,383 shares of DropCar common stock, with an original exercise price of $15.60 per share, subject to adjustments (the “Series H-4 Warrants”). The purchase price per Series H-4 Share was $235.50, equal to (i) the closing price of the common stock on the Nasdaq Capital Market on March 7, 2018, plus $0.125 multiplied by (ii) 100. The aggregate purchase price for the Series H-4 Shares and Series H-4 Warrants was approximately $6.0 million. Subject to certain ownership limitations, the Series H-4 Warrants are immediately exercisable will be exercisable for a period of five years from the issuance date. The Series H-4 Shares are convertible into aggregate of 447,383 shares of common stock.

On March 8, 2018, DropCar filed the Certificate of Designations, Preferences and Rights of the Series H-4 Convertible Preferred Stock (the “Series H-4 Certificate of Designation”) with the Secretary of State of the State of Delaware, establishing and designating the rights, powers and preferences of the Series H-4 Shares. DropCar designated up to 30,000 shares of Series H-4 Shares and each share has a stated value of $235.50 (the “H-4 Stated Value”). Each share of Series H-4 Shares is convertible at any time at the option of the holder thereof, into a number of shares of common stock determined by dividing the H-4 Stated Value by the conversion price of $14.13 per share, subject to a 9.99% blocker provision. The Series H-4 Shares have the same dividend rights as the common stock, and no voting rights except as provided for in the Series H-4 Certificate of Designation or as otherwise required by law. In the event of any liquidation or dissolution of DropCar, the Series H-4 Shares rank senior to the common stock in the distribution of assets, to the extent legally available for distribution.

On March 26, 2019, DropCar entered into a Securities Purchase Agreement with certain existing investors, pursuant to which DropCar sold, in a registered public offering by DropCar directly to the investors, an aggregate of 478,469 shares of common stock, at an offering price of $4.18 per share for proceeds of $1,985,001 net of offering expenses of $15,000.

On December 6, 2019, DropCar entered into a Securities Purchase Agreement with certain institutional and accredited investors, pursuant to which DropCar issued to the investors an aggregate of 34,722 Series H-5 Shares convertible into an aggregate of 3,472,200 shares of DropCar common stock and warrants to purchase 3,472,222 shares of DropCar common stock, with an exercise price of $0.792 per share, subject to adjustments. The purchase price per Series H-5 Share was $72.00, equal to (i) the closing price of the DropCar common stock on the Nasdaq Capital Market on December 5, 2019, plus $0.125 multiplied by (ii) 100. The aggregate purchase price for the Series H-5 Shares and H-5 Warrants was approximately $2.5 million. Subject to certain ownership limitations, the H-5 Warrants will be exercisable beginning six months from the issuance date and will be exercisable for a period of five years from the initial exercise date. DropCar also issued to Palladium Capital Advisors, LLC Series H-5 Warrants to purchase 243,054 shares of common stock in connection with the Series H-5 Shares issuance. As described above under “Recent Developments – Exchange Agreements,” on February 5, 2020, DropCar entered into Exchange Agreements with the holders of existing Series H-5 Shares to exchange an equivalent number of shares of DropCar’s Series H-6 Shares. The Exchange closed on February 5, 2020.

Warrants

On the December 6, 2019, DropCar issued to investors and to its placement agent warrants to purchase 3,715,254 shares of common stock of DropCar, with an exercise price of $0.792 per share, subject to adjustments (the “H-5 Warrants”). Subject to certain ownership limitations, the H-5 Warrants will be exercisable beginning six months from the issuance date and will be exercisable for a period of five years from the initial exercise date.

The holders of the H-5 Warrants are entitled to certain anti-dilution adjustments if DropCar issues shares of its common stock at a lower price per share than the applicable exercise price (subject to a floor of $0.1584 per share). The H-5 Warrants contain a blocker that prohibits the holder from exercising the warrants if such exercise will result in the beneficial ownership by the holder of more than 9.99% of DropCar’s outstanding shares.

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During the year ended December 31, 2019, DropCar issued 277,778 shares of common stock upon the exercise of pre-funded Series K warrants (the “Series K Warrants”) and received aggregate proceeds of $16,667.

On April 19, 2018, DropCar entered into separate Warrant Exchange Agreements (the “Warrant Exchange Agreements”) with the holders (the “Merger Warrant Holders”) of existing merger warrants (the “Merger Warrants”) to purchase shares of common stock, pursuant to which, on the closing date, the Merger Warrant Holders exchanged each Merger Warrant for 1/18 of a share of common stock and 1/12 of a warrant to purchase a share of common stock (collectively, the “Series I Warrants”). The Series I Warrants have an exercise price of $13.80 per share. In connection with the Warrant Exchange Agreements, DropCar issued an aggregate of (i) 48,786 new shares of common stock and (ii) Series I Warrants to purchase an aggregate of 73,178 shares of common stock.

On August 31, 2018, DropCar offered (the “Repricing Offer Letter”) to the holders (the “Holders”) of DropCar’s outstanding Series H-4 Warrants to purchase common stock issued on March 8, 2018 (the “Series H-4 Warrants”) the opportunity to exercise such Series H-4 Warrants for cash at a reduced exercise price of $3.60 per share (the “Reduced Exercise Price”) provided such Series H-4 Warrants were exercised for cash on or before September 4, 2018 (the “End Date”). The Series H-4 Warrants contain anti-dilution price protection that was triggered upon the issuance of the Series H-5 Warrants, causing the exercise price to decrease from $3.60 per share to $3.12 per share. In addition, DropCar issued a “reload” warrant (the “Series J Warrants”) to each Holder who exercised their Series H-4 Warrants prior to the End Date, covering one share for each Series H-4 Warrant exercised during that period. The terms of the Series J Warrants are substantially identical to the terms of the Series H-4 Warrants except that (i) the exercise price is equal to $6.00, (ii) the Series J Warrants may be exercised at all times beginning on the 6-month anniversary of the issuance date on a cash basis and also on a cashless basis, (iii) the Series J Warrants do not contain any provisions for anti-dilution adjustment and (iv) DropCar has the right to require the Holders to exercise all or any portion of the Series J Warrants still unexercised for a cash exercise if the volume-weighted average (as defined in the Series J Warrant) for DropCar common stock equals or exceeds $9.00 for not less than ten consecutive trading days.

On September 4, 2018, DropCar received executed Repricing Offer Letters from a majority of the Holders, which resulted in the issuance of 260,116 shares of DropCar common stock and Series J Warrants to purchase up to 260,116 shares of DropCar common stock. DropCar received gross proceeds of approximately $936,000 from the exercise of the Series H-4 Warrants pursuant to the terms of the Repricing Offer Letter.

On September 5, 2018, DropCar received a request from Nasdaq to amend DropCar’s Series H-4 Warrants to provide that the Series H-4 Warrants may not be exercised until DropCar has obtained stockholder approval of the issuance of common stock underlying the Series H-4 Warrants pursuant to the applicable rules and regulations of Nasdaq. In response to the request, on September 10, 2018, DropCar entered into an amendment (the “Warrant Amendment”) with the holders of the Series H-4 Shares to provide for stockholder approval as described above prior to the exercise of the Series H-4 Warrants. DropCar received stockholder approval of the issuance of common stock underlying the Series H-4 Shares on November 15, 2018.

On November 14, 2018, DropCar entered into a Securities Purchase Agreement with an existing investor, pursuant to which DropCar issued, in a registered direct offering, the Series K Warrants to purchase 277,778 shares of common stock, in lieu of shares of common stock because the purchase of common stock would have caused the beneficial ownership of the purchaser, together with its affiliates and certain related parties, to exceed 9.99% of our outstanding common stock. The price to the purchaser for each Series K Warrant was $3.54 and the Series K Warrants are immediately exercisable at a price of $0.06 per share of common stock. The Series K Warrants and shares of common stock for which they may be exercised were offered pursuant to a registration statement on Form S-3 (File No. 333-227858).

Consulting Agreement, Related Parties

On July 11, 2018, DropCar entered into a consulting agreement (the “Consulting Agreement”) with Ascentaur, LLC (“Ascentaur”). Sebastian Giordano is the Chief Executive Officer of Ascentaur. Mr. Giordano has served on the DropCar board of directors since February 2013 and served as DropCar’s Interim Chief Executive Officer from August 2013 through April 2016 and as DropCar’s Chief Executive Officer from April 2016 through January 2018.

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Pursuant to the terms of the Consulting Agreement, Ascentaur has agreed to provide advisory services with respect to DropCar’s strategic development and growth, including advising DropCar on market strategy and overall strategy, advising DropCar on the sale of its WPCS International Incorporated (“WPCS”) business segment, providing assistance to DropCar in identifying and recruiting prospective employees, customers, business partners, investors and advisors that offer desirable administrative, financing, investment, technical, marketing and/or strategic expertise, and performing such other services pertaining to DropCar’s business as DropCar and Ascentaur may from time to time mutually agree. As consideration for its services under the Consulting Agreement, Ascentaur is entitled to receive (i) a fee of $10,000 per month for a period of nine months from the effective date of the Consulting Agreement, (ii) a lump sum fee of $90,000 upon the closing of the sale of DropCar’s WPCS business segment and (iii) reimbursement for reasonable and customary business expenses incurred in connection with Ascentaur’s performance under the Consulting Agreement. The term of the Consulting Agreement commenced on July 11, 2018 and will continue until April 9, 2019 or until terminated in accordance with the terms of the Consulting Agreement. During the year ended December 31, 2019, DropCar recorded $33,733 as general and administrative related to the Consulting Agreement. For the year ended December 31, 2019, approximately $130,557 was paid in cash and $0 is recorded as accounts payable. During the year ended December 31, 2018, DropCar recorded $147,754 as general and administrative related to the Consulting Agreement. As of December 31, 2018, approximately $51,000 was paid in cash and approximately $97,000 was recorded as accounts payable. Of this amount, Ascentaur received $90,000 in relation to the sale of Suisun City Operations.

During 2018 and 2017, DropCar entered into various financial transactions with Alpha Capital Anstalt, including the issuance of (i) $1,350,000 in convertible notes in 2017, (ii) 213,707 shares of common stock in connection with the 2018 Merger on January 30, 2018 for merger related services and cost of providing capital, (iii) 11,093 Series A Preferred Stock for $2,612,500 in the March 8, 2018 PIPE transaction, and (iv) 277,778 Series K prefunded common stock warrants on November 14, 2018 for proceeds of approximately $983,000.

Palladium Capital Advisors (“Palladium”) has provided investment banking services in connection with the 2018 Merger on January 30, 2018 and received 35,558 shares of common stock for merger related services, received 1,371 Series H-4 Shares and H-4 Warrants in the March 8, 2018 PIPE Transaction for advisory services, and in connection with the December 6, 2019 transaction received $200,000 and 243,054 H-5 Warrants.

On December 5, 2019, DropCar entered into a placement agent and merger advisory agreement with Palladium whereby DropCar shall pay to Palladium a cash fee equal to 8% of the aggregate gross proceeds raise in closing of each financing transaction and warrants to purchase that number of shares of DropCar common stock equal to 7% of the aggregate number of shares of common stock sold in each offering. The warrants will be identical to any warrants issued to investors at such closing, provide for a cashless exercise, have an exercise price equal to the offering price per share in the closing, and expire on the five year anniversary at such closing. In addition, DropCar shall pay Palladium compensation for advisory services in connection with a possible business combination with an unaffiliated third party whereby DropCar shall issue the number of shares of common stock of the post-merger entity immediately after the AYRO Merger that represents 2.5% of the outstanding shares of common stock in any surviving post-merger entity.

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Results of Operations

DropCar has never been profitable and have incurred significant operating losses in each year since inception. Overall loss for the years ended December 31, 2019 and 2018, were as follows:

	Years Ended December 31,
	2019	2018
	(in millions)
Continuing operations
Operating expenses	$2.5	$2.2
Operating loss	(2.5)	(2.2)

Interest expense	-	(0.7)

Loss from continuing operations	(2.5)	(2.9)

Loss from operations of discontinued component	(2.4)	(11.7)
Loss on sale of component	-	(4.2)
Consolidated net loss	(4.9)	(18.8)
Deemed dividend on Series H-4 warrant and preferred stock modification	(0.1)	-
Deemed dividend on exchange of warrants	-	(1.4)
Consolidated net loss attributable to common stockholders	$(5.0)	$(20.2)

Substantially all of DropCar’s operating losses from continuing operations resulted from general and administrative costs associated with DropCar’s continuing operations. General and administrative expenses consist primarily of costs associated with DropCar’s overall operations and being a public company. These costs include personnel, legal and financial professional services, insurance, investor relations, and compliance related fees. As of December 31, 2019, DropCar had a net working capital of approximately $2.4 million.

Components of Statements of Operations

General and Administrative. General and administrative expenses consist primarily of public company expenses for administrative, human resources, legal, finance and accounting personnel, professional fees, insurance and other corporate expenses. DropCar anticipates that it will incur additional personnel expenses, professional service fees, including audit and legal, investor relations, costs of compliance with securities laws and regulations, and higher director and officer insurance costs related to operating as a public company. As a result, DropCar expects that its general and administrative expenses will continue to increase in the future.

Discontinued Operations

DropCar Operating

On December 19, 2019, DropCar entered into the Asset Purchase Agreement with DropCar Operating, DC Partners, Spencer Richardson, DropCar’s Co-Founder and Chief Executive Officer, and David Newman, DropCar’s Co-Founder and Chief Business Development Officer to sell substantially all of the assets associated with the DropCar Operating business. Operating results for the years ended December 31, 2019 and 2018 for the DropCar Operating business are presented as discontinued operations and the assets and liabilities classified as held for sale are presented separately in the balance sheet.

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A breakdown of the discontinued operations is presented as follows:

	Years Ended December 31,
	2019	2018
SERVICE REVENUES	$4,579,745	$6,077,667
COST OF REVENUE	4,172,320	7,863,673
GROSS PROFIT (LOSS)	407,425	(1,786,006)

OPERATING EXPENSES
Research and development	205,000	322,269
General and administrative	2,245,394	9,119,772
Depreciation and amortization	395,081	354,657
TOTAL OPERATING EXPENSES	2,845,475	9,796,698

OPERATING LOSS	(2,438,050)	(11,582,704)

Other income, net	12,827	-
Interest expense, net	-	(409,082)

LOSS FROM DROPCAR DISCONTINUED OPERATIONS	(2,425,223)	(11,991,786)
INCOME FROM SUISUN CITY DISCONTINUED OPERATIONS	-	315,119
LOSS FROM OPERATIONS OF DISCONTINUED COMPONENTS	(2,425,223)	(11,676,667)
LOSS ON SALE OF SUISUN CITY COMPONENT	-	(4,169,718)
LOSS FROM DISCONTINUED OPERATIONS	$(2,425,223)	$(15,846,385)

Assets and liabilities of discontinued operations held for sale included the following:

	December 31,
	2019	2018

Cash	$81,457	$415,569
Accounts receivable, net	210,671	295,626
Prepaid expenses and other current assets	83,058	107,768
Current assets held for sale	$375,186	$818,963

Property and equipment, net	$25,723	$39,821
Capitalized software costs, net	410,261	659,092
Operating lease right-of-use asset	1,886	-
Other assets	3,525	3,525
Noncurrent assets held for sale	$441,395	$702,438

Accounts payable and accrued expenses	737,862	1,033,489
Deferred revenue	302,914	253,200
Current liabilities held for sale	$1,040,776	$1,286,689

Suisun City Operations

On December 10, 2018, DropCar signed a definitive agreement with a private corporation and completed the sale on December 24, 2018 of 100% of the Suisun City Operations, DropCar’s wholly owned subsidiary, for a total cash consideration of $3.5 million. DropCar recognized the following loss on sale of component on the date of sale:

Sales price	$3,500,000
Commissions and various transaction costs	(332,220)
Net sales proceeds	3,167,780

Carrying amounts of assets, net of liabilities*	7,337,498
Loss on sale of Suisun City Operations	$(4,169,718)

* The carrying amounts of assets included cash of $1,504,366; accounts receivable and contract asset of $4,177,568; prepaid expenses and other current assets of $57,486; property and equipment of $295,206; intangibles and goodwill of $5,048,247; carrying amounts of liabilities included accounts payable and accrued liabilities of $3,688,831 and loans of $56,544.

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The operations and cash flows of the Suisun City Operations were eliminated from ongoing operations following its sale. The operating results of the Suisun City Operations for the consolidated period between January 30, 2018 and December 24, 2018 were as follows:

Revenues	$13,730,252
Cost of revenues	10,836,754
Gross profit	2,893,498

Selling, general and administrative expenses	2,285,661
Depreciation and amortization	287,830
Total Operating Expenses	2,573,491

Interest expense, net	4,888

Net income from operations of discontinued component	$315,119

Critical Accounting Policies and Estimates

DropCar’s financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of DropCar’s financial statements and related disclosures requires DropCar to make estimates, assumptions and judgments that affect the reported amount of assets, liabilities, revenue, costs and expenses and related disclosures. DropCar believes that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on DropCar’s financial statements and, therefore, DropCar considers these to be its critical accounting policies. Accordingly, DropCar evaluates its estimates and assumptions on an ongoing basis. DropCar’s actual results may differ from these estimates under different assumptions and conditions. See Note 3 to DropCar’s audited financial statements for the years ended December 31, 2019 and 2018 for information about these critical accounting policies, as well as a description of DropCar’s other significant accounting policies.

Stock-based compensation

DropCar accounts for all stock options using a fair value-based method. The fair value of each stock option granted to employees is estimated on the date of the grant using the Black-Scholes option-pricing model and the related stock-based compensation expense is recognized over the vesting period during which an employee is required to provide service in exchange for the award. The fair value of the options granted to non-employees is measured and expensed as the options vest.

Comparison of Years Ended December 31, 2019 and 2018– Continuing Operations

General and Administrative

General and administrative expenses for the year ended December 31, 2019 totaled $2.5 million, an increase of $0.3 million, compared to $2.2 million recorded for the year ended December 31, 2018. This was primarily attributable to an increase of $0.2 million in stock-based compensation and $0.1 million in other costs.

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Interest Expense

Interest expense for the year ended December 31, 2019 totaled $0, a decrease of $0.7 million, compared to $0.7 million recorded for the year ended December 31, 2018. This was primarily attributable to interest expense in relation to the Lock-Up Agreements recorded for the year ended December 31, 2018 in the amount of $0.7 million.

Liquidity and Capital Resources

For the years ended December 31, 2019 and 2018, DropCar had net losses from continuing operations of approximately $2.5 million and $2.9 million, respectively. At December 31, 2019, DropCar had an accumulated deficit of $34.7 million. DropCar anticipates that it will continue to incur net losses into the foreseeable future and will need to raise additional capital to continue. At December 31, 2019, DropCar had cash and cash equivalents of $4.3 million. At these capital levels, DropCar believes it does not have sufficient funds to continue to operate for a 12 month period from the date of the financial statements included in this Annual Report on Form 10-K, by which point it will need to become profitable, improve cash flow from operations, begin selling property and equipment, or complete a new capital raise. These factors raise substantial doubt about DropCar’s ability to continue as a going concern.

DropCar’s operations may be affected by the recent and ongoing outbreak of the coronavirus disease 2019 (COVID-19) which in March 2020, was been declared a pandemic by the World Health Organization. The ultimate disruption which may be caused by the outbreak is uncertain; however, it may result in a material adverse impact on DropCar’s financial position, operations and cash flows. Possible areas that may be affected include, but are not limited to, disruption to DropCar’s customers and revenue, labor workforce, and the decline in value of assets held by us, including, property and equipment and capitalized software.

On February 12, 2020, DropCar received a notice from the New York State Department of Labor stating the Company has a negative balance in its experience rating account of approximately $165,000. The notice states DropCar may make a voluntary payment of approximately $165,000. DropCar does not expect to make this payment which will result in an increase to its future unemployment insurance rates. DropCar will need to pay the max rate for a three-year period for not making the payment.

DropCar’s plans include raising funds from outside investors and consummating DropCar’s merger with AYRO. However, there is no assurance that the merger with AYRO will be consummated, outside funding will be available to DropCar, outside funding will be obtained on favorable terms or will provide DropCar with sufficient capital to meet its objectives. These financial statements do not include any adjustments relating to the recoverability and classification of assets, carrying amounts or the amount and classification of liabilities that may be required should the Company be unable to continue as a going concern. As such, the consolidated financial statements have been prepared under the assumption the Company will continue as a going concern.

On March 26, 2019, DropCar entered into a Securities Purchase Agreement with certain existing investors, pursuant to which it issued to the investors an aggregate of 478,469 shares of common stock, at an offering price of $4.18 per share for proceeds of approximately $2.0 million, net of offering expenses of $15,000.

On December 6, 2019, DropCar entered into a Securities Purchase Agreement, pursuant to which it issued to the investors an aggregate of 34,722 shares of its Series H-5 Shares and the Series H-5 Warrants. The aggregate purchase price for the Series H-5 Shares and H-5 Warrants was approximately $2.3 million, net of offering expenses of $200,000.

During the year ended December 31, 2019, DropCar issued 277,778 shares of common stock upon the exercise of Series K Warrants and received aggregate proceeds of $16,667.

DropCar’s independent registered public accounting firm included an explanatory paragraph about the existence of substantial doubt concerning DropCar’s ability to continue as a going concern in its report on DropCar’s financial statements as of and for the year ended December 31, 2019. Note 2 to the DropCar financial statements includes management’s discussion on the Company’s ability to fulfill its obligations as dependent upon its ability to raise additional financing.

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DropCar’s future capital requirements and the period for which it expects its existing resources to support its operations may vary significantly from what DropCar currently expects. DropCar’s monthly spending levels vary based on new and ongoing technology developments and corporate activities.

DropCar has historically financed its activities through the sale of its equity securities (including convertible preferred stock) and the issuance of convertible notes. DropCar will need to raise significant additional capital and it plans to continue to fund its current operations, and the associated losses from continuing operations, through future issuances of debt and/or equity securities and potential collaborations or strategic partnerships with other entities. The capital raises from issuances of convertible debt and equity securities could result in additional dilution to DropCar stockholders. In addition, to the extent DropCar determines to incur additional indebtedness, DropCar’s incurrence of additional debt could result in debt service obligations and operating and financing covenants that would restrict its operations. DropCar can provide no assurance that financing will be available in the amounts DropCar needs or on terms acceptable to it, if at all. If DropCar is not able to secure adequate additional working capital when it becomes needed, DropCar may be required to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible and/or suspend or curtail operations. Any of these actions could materially harm DropCar’s business.

Cash Flows

Operating Activities – Continuing Operations

DropCar has historically experienced negative cash outflows. DropCar’s primary uses of cash from operating activities are the costs associated with continuing as a public company.

Net cash used in operating activities for the year ended December 31, 2019 was approximately $2.1 million, which includes a net loss from continuing operations of approximately $2.5 million, offset by non-cash expenses of approximately $0.3 million related to stock-based compensation expense, and approximately $0.1 million of cash provided by a change in net working capital items principally related to the decrease in prepaid expenses and other assets.

Net cash used in operating activities for the year ended December 31, 2018 was approximately $1.1 million, which includes a net loss from continuing operations of approximately $2.9 million, offset by non-cash expenses of approximately $0.8 million principally related to $0.7 million of non-cash interest expense, and approximately $1.1 million of cash provided from a change in net working capital items principally related to $1.3 million for the increase in accounts payable and accrued expenses, partially offset by $0.2 million of cash used from the increase in prepaid expenses and other assets.

Investing Activities – Continuing Operations

There were no cash flows from investing activities for the year ended December 31, 2019.

Cash provided by investing activities for the year ended December 31, 2018 of approximately $7.0 primarily resulted from cash received upon acquisition of $5.0 million and proceeds from sale of components, net of cash relinquished of approximately $2.0 million.

Financing Activities – Continuing Operations

Cash provided by financing activities for the year ended December 31, 2019 totaled approximately $4.1 million, primarily resulting from proceeds of $2.0 million from the sale of the common stock and net proceeds of $2.3 million from the sale of Series H-5 Shares and Series H-5 Warrants, partially offset by excess tax benefits paid of approximately $0.2 million.

Cash provided by financing activities for the year ended December 31, 2018 totaled approximately $8.1 million, primarily resulting from proceeds of $6.0 million from the sale of the Series H-4 Shares and Series H-4 Warrants, $0.9 million from the issuance of common stock in connection with exercise of Series H-4 Warrants, $0.3 million from the sale of common stock and $1.0 million for the sale of Series K Warrants, offset by financing costs related to the Series H-4 Shares and Series H-4 Warrants of approximately $0.1 million.

Off-Balance Sheet Arrangements

DropCar did not engage in any “off-balance sheet arrangements” (as that term is defined in Item 303(a)(4)(ii) of Regulation S-K) and do not have any holdings in variable interest entities as of December 31, 2019.

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INFORMATION ABOUT AYRO

The following section describes the business and operations of AYRO, which will be a substantial portion of the business and operations of the combined company following the consummation of the merger. As used in this section, the terms “we,” “our,” and “us” refer to AYRO.

Business Overview

AYRO designs and manufactures compact, sustainable electric vehicles for closed campus mobility, urban and community transport, local on-demand and last mile delivery, and government use. AYRO’s three- and four-wheeled purpose-built electric vehicles are geared toward commercial customers including universities, last mile delivery services and food service providers. AYRO was initially formed as a Texas corporation on May 17, 2016 and converted to a Delaware corporation on July 24, 2019.

AYRO Products

AYRO vehicles provide the end user an environmentally friendly alternative to internal combustion engine vehicles (cars powered by gasoline or diesel oil), for light duty uses, including low-speed logistics, maintenance and cargo services, at a lower total cost.

AYRO Club Car 411

Target specifications and features for the AYRO Club Car 411 are as follows:

AYRO Club Car 411 – Target Vehicle Specifications Overview
Chassis
Body Options; Chassis:	Enclosed Van Box, Pickup with Sides & Tailgate, Flatbed; chassis of reinforced steel/coated
Layout:	2-wheel rear wheel drive, 4-wheel vehicle
Powertrain
Motor/Batteries:	10 kW, 13.4 HP 72 Volt System, 8.64 kWh capacity, EV-designed VRLA batteries
Dimensions
Length:	146 in. / 370.8 cm / 12’ 2”
Width:	55 in. / 139.7 cm / 4’ 7”
Height:	75 in. / 190.5 cm / 6’ 3”
Dry Weight:	Flatbed Dry Weight: 2,300 lbs. / 1043 kg; Pickup Dry Weight: 2,350 lbs. / 1066 kg; Cargo Box Dry Weight: 2,650 lbs. / 1202 kg
Wheels & Tires:	14” Alloy Wheels with 175/65/R14 DOT certified street radial tires Upgrade Lift Kit option to 185/70/R14 certified street radial tires
Performance
Top Speed:	Up to 25 /45 mph (Governed Speed based on state regulations for low speed vehicle operations on streets with posted speeds of up to 35 mph (45 mph in Texas)
Grade:	Up to 22%
Payload Capacity:	1,100 lbs. /498.9 kg / 1/2 ton
Turning Radius:	157 in. /3.9 m / 13’ 1”
Braking Distance:	25 ft. @ 25 mph /7.6 m @ 40 km/h / Best in Class

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The AYRO Club Car 411 (the “AYRO 411 Fleet”) is a family of electric, four-wheel compact, light-duty utility trucks sold exclusively through AYRO’s contracted partner, Club Car, as part of a global multi-year sustainability solution development, sales and marketing agreement. Each of the AYRO 411 Fleet of vehicles is classified as a street legal low speed vehicle (“LSV”), defined as a four-wheeled motor vehicle, other than an all-terrain vehicle, that is capable of reaching speeds of at least 20 miles per hour (“mph”) but not greater than 25 mph, with a gross vehicle weight rating of less than 3,000 pounds and meets the safety standards in Title 49 of the U.S. Code of Federal Regulations, section 571.50.

The AYRO 411 Fleet has an expected range of up to 50 miles and a maximum speed range of 25 mph (or 40 kilometers per hour), in line with the United States Department of Transportation (“USDOT”) regulations for low-speed vehicles and with most state statutes, which typically limit the speed of LSVs to 25 mph on 35 mph posted roads. The current AYRO 411 Fleet includes:

●	the 411 Flatbed truck, which provides drivers with considerable versatility of use;

●	the 411 Pickup truck, which is ideal for hauling; and

●	the 411 Cargo Van Box, a fully enclosed cargo box.

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The AYRO 411 Fleet has zero gas emissions, a recharge capability of up to six to eight hours using 120V/20A outlets and has a payload capacity of up to 1,100 pounds. AYRO estimates that the AYRO 411 Fleet’s operating costs are approximately 50% lower per year compared to similarly sized gas-powered trucks/vans. Vehicles in the AYRO 411 Fleet are equipped with:

●	reinforced steel (coated) chassis houses the motor, controller and enclosed battery operating system;

●	auto-grade suspension with Transverse Leaf Spring on the front and horizontal spring with coil-over shock in the rear;

●	power assisted steering;

●	street legal if registered/licensed per standard vehicles by dealer or user;

●	multi-point, anchored DOT compliant safety harnesses for driver and passenger;

●	a standard back-up camera (appears on larger LCD display – see below);

●	a standard 7-inch (17.7 centimeter) LCD display;

●	a standard manual parking break;

●	four-wheel all-disk braking system and corrosion resistant body panels; and

●	heating and ventilation systems in the cabin of the truck.

With its low speed, zero-emissions, and cost-effectiveness, the AYRO 411 Fleet seeks to satisfy the needs of a variety of customers, including university and college campuses, retailers, airports and ports, business parks and campuses, warehouses, production facilities, resorts and theme parks, apartments and condos.

AYRO 311 Autocycle

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Target specifications and features for the AYRO 311 are as follows:

AYRO 311 – Target Vehicle Specifications Overview
Chassis
Chassis/Body:	Reinforced powder-coated steel; body options include a two-seater, a two-seater with option windows, and a one-seater with a custom cargo area
Layout:	Front-wheel drive, 3-wheeled
Powertrain
Engine:	7.5 kW / Permanent Magnet DC, 10.9 horsepower, 85A AC Controller
Dimensions
Wheelbase:	89.5 in. / 227.3cm
Length:	126 in. / 320 cm / 10’5”
Width:	66 in. / 168 cm / 5’ 5”
Height:	64 in. / 161.2 cm / 5’3”
Weight:	1,352 lbs. / 613 kg
Wheels:	165/55R 15 (Front) 195/50R 15 (Rear)
Performance
Top Speed:	Up to 50 mph / 80 km
Grade:	Up to 25%
Payload Capacity:	2 passengers (in-line seating) or 1 passenger + cargo
Turning Radius:	30 ft. / 9.1 m
Braking Distance:	25 ft. @ 50 mph / 7.6 m @ 80km/h

The AYRO 311 Autocycle (the “AYRO 311”) is a compact, light-duty street-legal electric vehicle with a maximum speed of up to 50 mph. Strategically engineered with USDOT-compliant automotive parts, the AYRO 311 is built to a high-performance standard, has standard automotive controls and does not require any special licenses or conditions in order to drive. Like the AYRO 411 Fleet, it has a range of up to 50 miles, has zero gas emissions and a recharge capability of up to six to eight hours using 120V/20A and its operating costs are estimated to be approximately 50% lower per year compared to gas-powered vehicles.

AYRO 311’s equipment includes:

●	a standard back-up camera, a standard 7-inch (17.7 centimeter) LCD display;

●	a standard manual parking break; enclosed and corrosion resistant body panels;

●	heating, ventilation, and fan systems in the cabin of the vehicle;

●	standard automotive controls including foot accelerator and brake pedals;

●	a USDOT-approved windshield, a windshield wiper and washer system;

●	a driver’s 3-point safety belt and a passenger’s 4-point safety belt; warning flashers;

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●	AM and FM radio;

●	Bluetooth capabilities;

●	a GPS system and

●	an SD card slot.

With its automotive-style controls (a steering wheel and foot pedals), the AYRO 311 drives like a regular car and accommodates the average consumer and is designed for neighborhood food delivery, last mile delivery, parking enforcement and urban dwellers. More specifically, this product targets urban dwellers due to its compact size in dense urban environments. The AYRO 311 also targets commercial customers, such as neighborhood food and product delivery fleets, gated communities, country clubs, and colleges and universities due to its highly customizable appearance with a range of brand and logo wraps, spot graphics, and color options (glossy white or athletic red), its compact design and ability to go virtually anywhere. The AYRO 311 also targets municipalities and facilities as customers for use in parking enforcement, special events, and public safety.

AYRO 511 (Concept)

AYRO is currently investigating and researching the concept vehicle, the AYRO 511, a new full-time four-wheel drive electric vehicle. The AYRO 511 is expected to have 13 inches (33 centimeters) of clearance and enhanced stability in a diverse array of terrains and seasons. Additionally, the truck will be designed to operate with an automotive-style drive system, cutting driving noise down to a minimum.

Additional Models and Vehicles

AYRO is currently in discussions with Club Car regarding a variety of new models and vehicles.

Manufacturing and Supply Chain

Manufacturing Agreement with Cenntro

In 2017, AYRO partnered with Cenntro Automotive Group, Ltd. (“Cenntro”), which operates a large electric vehicle factory in the automotive district in Hangzhou, China, in a supply chain agreement to provide sub-assembly manufacturing services. Through the partnership, Cenntro acquired nineteen percent (19%) of AYRO’s common stock. Cenntro beneficially owned approximately 13.7% as of December 31, 2019. Cenntro owns the design of the AYRO 411 Fleet vehicles and has granted AYRO an exclusive license to purchase the AYRO 411 Fleet vehicles for sale in North America.

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Under AYRO’s Manufacturing License Agreement with Cenntro (the “MLA”), in order for AYRO to maintain its exclusive territorial rights pursuant to the MLA, for the first three years after the effective date of April 27, 2017, AYRO must meet the following minimum sale requirements: (i) a minimum of 300 units sold by the first anniversary of the effective date of the MLA; (ii) a minimum of 800 units sold by the second anniversary of the effective date of the MLA; and (iii) a minimum of 1,300 units sold by the third anniversary of the effective date of the MLA. Cenntro will determine the minimum sale requirements for the years thereafter. Should any event of default occur, the other party may terminate the MLA by providing written notice to the defaulting party, who will have 90 days from the effective date of the notice to cure the default. Unless waived by the party providing notice, a failure to cure the default(s) within the time 90-day time frame will result in the automatic termination of the MLA. Events of default under the MLA include a failure to make a required payment when due, the insolvency or bankruptcy of either party, the subjection of either party’s property to any levy, seizure, general assignment for the benefit of creditors, and a failure to make available or deliver the products in the time and manner provided for in the MLA.

Cenntro is also being used to perform sub-assembly manufacturing of the AYRO 311. AYRO imports semi-knocked-down vehicle kits from Cenntro for both the 411 and 311 models. The vehicle kits are received through shipping containers by AYRO’s assembly facility in Round Rock, Texas. The vehicles are then assembled with limited customization requirements per order. As such, the partnership with Cenntro allows AYRO to scale manufacturing operations without significant investment in capital expenditures, and therefore bring products to market rapidly.

AYRO currently occupies 19,000 square feet of manufacturing space configuration in a “U”-shaped assembly line with multiple stations per vehicle. AYRO’s manufacturing space, as currently occupied, allows up to five assembly lines plus adequate raw material storage. The chart below indicates the number of vehicles and assembly time required for each. Assembly time also includes USDOT quality checks and testing as the final step of the assembly process. Additionally, the number of vehicles indicated below assumes a single shift. AYRO believes that its volumes could be doubled per line by adding a second shift that would operate from 4pm to midnight.

Vehicle	Assembly time (Man-Hours)	Vehicles assembled per line, per month
AYRO 411	12.0	200
AYRO 311	14.0	200
AYRO 311x (estimated)	15.0	180

Master Procurement Agreement with Club Car

In March 2019, AYRO entered into a five-year Master Procurement Agreement (the “MPA”) with Club Car for the sale of AYRO’s four-wheeled vehicles. The MPA grants Club Car the exclusive right to sell the AYRO 411 Fleet in North America, provided that Club Car orders a mutually agreed on number of AYRO vehicles per year. Under the terms of the MPA, AYRO receives orders from Club Car dealers for vehicles of specific configurations, and AYRO invoices Club Car once the vehicle has shipped. The MPA has an initial term of five years commencing January 1, 2019 and may be renewed by Club Car for successive one-year periods upon 60 days’ prior written notice. AYRO also agreed to collaborate with Club Car on developing new products similar to the AYRO 411 Fleet and improvements to existing products, and AYRO granted Club Car a right of first refusal to purchase similar commercial utility vehicles which AYRO develops during the term of the MPA. AYRO is currently engaged in discussions with Club Car to develop additional products to be sold by Club Car in Europe and Asia, but there can be no assurance that these discussions will be successful. Pursuant to the MPA, AYRO also granted Club Car a right of first refusal in the event that AYRO intends to sell 51% or more of its assets or equity interests, which right of first refusal is exercisable for a period of 45 days following AYRO’s delivery of an acquisition notice to Club Car.

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Strategic Partnership with Autonomic

Additionally, AYRO is developing a technology platform that can be deployed to any vehicle as additional value-add subscriptions offered directly to the end customer. AYRO has partnered with Autonomic, a wholly-owned subsidiary of Ford Smart Mobility LLC, to collect vehicle health, use and location information (telematics) in its transportation mobility cloud and produce purpose-built information back to AYRO, customers and fleet operators, generating an additional revenue stream. Working together, the companies aim to develop a range of services to enable mobility applications for AYRO’s line of vehicles which power everything from moving products and equipment to people and last-mile delivery services.

Engineering Development and Production Process Validation

As a baseline, AYRO’s product development and engineering efforts align with the Society of Automotive Engineering (“SAE”) J2258_201611 standards for Light Utility Vehicles. The J2258 standard provides key compliance criteria for Gross Vehicle Weight Rating (“GVWR”), occupant protection and safety restraint systems, lateral and longitudinal stability, center of gravity and operating controls, among others. AYRO’s test validation and inspection standards follow Federal Motor Vehicle Safety Standards (“FMVSS”) 49 CFR 571.500 for LSVs with the additions of SAE J585 and FMVSS 111 for rear visibility, lighting, signaling, reflectors, changes in direction of movement, back-up camera response timing and field of view.

AYRO’s development standards and test compliance validation processes are supported by a variety of test documentation including supplier self-reporting, third party laboratory test reports and regional compliance validation with the California Air Resource Board (“CARB”) for speed, range and environmental performance.

AYRO’s production system follows a lean, cell-based, manufacturing model. The process involves the following five sequential cells: (1) cab preparation, (2) chassis preparation, (3) system integration and testing, (4) final assembly and integration test, and (5) QA & FMVSS Compliance. Assembly quality and shift efficiency metrics are measured daily by AYRO production staff at end of every shift.

AYRO maintains a certification and compliance check list for each vehicle. AYRO’s three and four-wheeled vehicles use an automotive style steering wheel, turn signal stalk, headlight, running light and reverse light controls, a multi-speed windshield wiper and washer and an accelerator and brake pedal consistent with controls employed in standard passenger cars. As the AYRO 311 and AYRO 411 are direct drive vehicles, there is no stick shift, clutch, paddle shift, or belt driven CSV (continuously variable) transmission needed to operate the vehicles within the intended torque band and speed range. Accordingly, AYRO’s vehicles are homologated under existing U.S., state and local LSV requirements and the corresponding motorcycle and autocycle requirements under 49 CFR 571.3.

The Industry and AYRO’s Competitive Position

The U.S. electric vehicle market is expected by many commentators to increase dramatically over the next decade, driven by factors such as the country’s increasingly urbanized population, the significant cost of owning and operating gas-powered vehicles, the growing global awareness of the damaging effects of pollution and greenhouse gas emissions, and rising investment in clean technology and supporting infrastructure.

A segment of the electric vehicle market, low speed electric vehicles (“LSEVs”)—which are LSVs but cannot be powered by gas or diesel fuel—are growing increasingly popular as eco-friendly options for consumers and commercial entities. LSEVs run on electric motors fueled by a variety of different batteries, such as lithium ion, molten salt, zinc-air and various nickel-based designs.

In 2017, the global LSEV market was valued at approximately $2,395 million, according to Allied Market Research, and global sales of LSEVs have only continued to grow over the past two years, with sales expected to reach 1.5 million units in 2021. According to the Low Speed Electric Vehicles Market report conducted by Market Study Report, over the next five years, the LSEV market is expected to register a 10.8% compound annual growth rate in terms of revenue, with the global market size expected to reach $8,870 million by 2024, up from $4,790 million in 2019.

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Trends Driving the Need for Electric Vehicles

Trends such as increasingly stringent government regulations aimed toward reducing vehicle emissions, growing urban populations, and social pressure to adopt sustainable lifestyles all create a demand for more ecologically and economically sustainable methods of transportation. This demand continues to spur technological advancements and LSEV market growth.

Incentivizing Effect of Government Rules and Regulations. Expanding rules and regulations governing vehicle emissions have contributed to growth in the LSEV market. In particular, the U.S., Germany, France, and China have implemented stringent laws and regulations governing vehicular emissions, requiring automobile manufacturers to use advanced technologies to combat high-emission levels in vehicles. To incentivize clean-energy use, many governments are increasingly instituting substantial incentives for consumers to purchase electric vehicles, such as:

●	tax credits, rebates, and exemptions; reduced vehicle registration fees;

●	reduced utility rates; and

●	parking incentives.

Further, governments are establishing infrastructure benchmarks to support the growth of the electric vehicle industry.

A prime example of government involvement in developing the electric vehicle industry, a recent New Jersey bill aims to have 330,000 electric vehicles on state roads by the end of 2024 and a total of 2 million by 2035. To facilitate this goal, the bill calls for the state to have 400 fast-charging stations and another 1,000 slow-charging stations, both by 2025. Thirty percent of all apartment, condo and townhouse developments in New Jersey would need to have chargers by 2030, while half of all franchise hotels would need to have chargers by 2050. As the network of government rules and regulations expands, so too should investment in the research and development of LSEV technology and infrastructure.

Urbanization on the Rise. According to the U.N., in 2015, 55% of the world’s population was urban, and by 2050, it is estimated that this percentage will increase to 68%. As the world population continues to urbanize, a growing number of consumers are expected to seek alternatives, such as LSEVs, to internal combustion engine vehicles in order to save money and space in congested city streets.

Increasing Sense of Social Responsibility. In tandem with governmental efforts to curb pollution and encourage more sustainable transportation practices, consumers face increasing social pressure to adopt eco-friendly lifestyles. As this demand grows, the LSEV market should continue to develop.

Target Markets

The multipurpose applications and clean energy use of LSEVs make them popular across a wide array of industries and customers, including college and university campuses, resorts and hotels, corporate parks, hospitals, warehouses, individual consumers, last mile delivery service providers, municipalities, and the food service industry. A number of these market segments, and AYRO’s competitive position within them, are discussed in greater detail below.

Universities. LSEVs are growing increasingly common on university and college campuses due to a number of factors. LSEVs fulfill the versatile needs of campuses better than golf carts or standard combustion vehicles because, not only does LSEVs’ low speed threshold promote safer driving among pedestrians, the vehicles are also street legal with on-road safety features, enabling drivers to drive on roads and free up pedestrian space along sidewalks and smaller pathways. Additionally, the significantly reduced carbon imprint of LSEVs compared to internal combustion engine vehicles appeal to environmentally aware students and professors looking to promote environmental sustainability on campus. By transitioning from internal combustion engine vehicles to LSEVs, campuses should be able to reduce significantly the costs spent on fuel, oil, parts, and maintenance. AYRO’s vehicles, particularly the AYRO 411 Fleet, provide all of these benefits to university and college campuses. AYRO estimates that in the U.S., there are over 1,800 higher education campuses with over 10,000 students each with over 400 on-campus vehicles that are ideal targets for the AYRO 411 Fleet as campuses transition from fossil-fueled campus fleet vehicles to EVs.

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Food Delivery Services. As the millennial generation assumes a more substantial portion of the consumer population, customers increasingly favor convenience and timeliness, spurring dramatic growth in online ordering and delivery services across a wide swath of industries, including food delivery and restaurant ordering services. Food delivery sales are anticipated to increase over 20% per year, culminating in an expected $365 billion worldwide by 2030, according to Upserve. Upserve further estimates that approximately 60% of U.S. consumers report that they order delivery or takeout at least once a week. Within the next decade, potentially over 40% of restaurant sales will be attributable to delivery services, according to Morgan Stanley.

In its market research, AYRO has determined that delivery services, including restaurants using the AYRO 311 as a delivery vehicle rather than outsourcing delivery to third party services, have reduced their delivery costs by up to 50%. Delivery service companies using the AYRO 311 as an in-house delivery vehicle rather than outsourcing delivery are also better equipped to manage the customer experience and maintain customer relationships and data.

Last Mile Delivery Service. Retail focus on last mile delivery—the movement of goods from a transportation hub to the final delivery destination—has grown exponentially over the past few years due to the rise in online ordering and e-commerce. Consumers’ ability to pick and choose products based on delivery speed and availability makes last mile delivery a key differentiator among retailers. Last mile delivery provides retailers timelier and more convenient delivery options not offered by the main three shipping services in the U.S. (the U.S. Postal Service, FedEx, and UPS). Additionally, given the increasing designation of low emission zones in urban centers, retailers will need to continue to deploy eco-friendly vehicles. Retailers will likely expand the use of LSEV fleets to make deliveries in low emission zones due to their zero gas emissions and lower price than competing electric vehicles. AYRO expects that the AYRO 411 Fleet, with its variety of cargo bed options ideal for hauling and delivery and its low price point, should stand out among the competition. Additionally, the AYRO 311 autocycle is ideal for short point-destination deliveries for smaller packages and urgent urban courier-style deliveries.

Municipalities. As more city governments adopt regulations geared toward reducing pollution from vehicles, cities are increasingly looking to replace their municipal vehicles with zero-emission fleets. Such fleet overhauls, however, can be costly. LSEVs are a cheaper and more practical option for cities daunted by the cost of standard electronic vehicles. AYRO’s LSEVs have both on and off-road capabilities, making them particularly versatile for municipalities.

On-Road and Personal Transportation. LSEVs offer a feasible and practical method of transportation, especially in urban centers. Because AYRO’s LSEVs are street-legal, they offer city dwellers a more sustainable, cost-efficient, easily maneuverable, compact and light weight option compared to internal combustion engine vehicles. AYRO LSEVs also offer a variety of specifications and equipment, meaning that consumers do not have to sacrifice comfort or convenience.

Market Considerations

AYRO primarily focuses on the LSEV North American market, which is highly competitive and constitutes 28% of the global LSEV market according to Wise Guy Reports. AYRO has examined various considerations with regard to the AYRO’s market impact, including cost comparisons to existing vehicles in the market, market validation and target commercial markets.

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Competition

The worldwide automotive market, particularly for economy and alternative fuel vehicles, is highly competitive, and AYRO expects it will become even more so in the future. Other manufacturers have entered the three-wheeled vehicle market, and AYRO expects additional competitors to enter this market within the next several years. As the LSEV market grows increasingly saturated, AYRO expects to experience significant competition. The most competitive companies in the global LSEV market include HDK Electric Vehicles, Bradshaw Electric Vehicles, Textron Inc., Polaris Industries, Yamaha Motors Co. Ltd., Ingersoll Rand, Inc., Speedway Electric, AGT Electric Cars, Bintelli Electric Vehicles and Ligier Group. AYRO’s relationship with Club Car, a division of Ingersoll Rand, Inc., gives AYRO a strong competitive advantage. Despite this fact, many of the other competitors listed above have significantly greater financial, technical, manufacturing, marketing and other resources than AYRO and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Many of these competitors modify an existing fossil-fuel powered golf cart to meet utility and commercial needs for an all-electric commercial utility vehicle, unlike the AYRO 411 Fleet, which was engineered, designed and produced as a portfolio of electric, light duty trucks and vans.

When compared to internal combustion engine vehicles, AYRO’s vehicles are significantly more attractive based on tax, title and license fees and CO2 emissions. Compared to a standard Ford F150 (gasoline) pickup truck (2.7 liter), the AYRO 411 Fleet provides an approximate 49% reduction in operating expenses and an approximate 100% reduction in CO2 emissions (if renewed energy is used to charge the AYRO vehicles, an increasing trend for most higher education campuses and government facilities). Compared to a Nissan Versa (gasoline) four cylinder (1.6 liter) sub-compact car, the AYRO 311 provides a similarly drastic reduction in operating expenses and CO2 emissions. Additionally, the AYRO 311’s starting manufacturer suggested retail price (“MSRP”) is $9,999. Arcimoto and SOLO market three-wheeled electric vehicles with starting MSRPs of $19,900 and $15,888, respectively.

AYRO’s most closely-matched competitor in the LSEV industry is Polaris Gem (“Gem”), an LSEV manufacturer that manufactures products designed for applications similar to AYRO’s. Gem offers three passenger vehicle models and two utility vehicle models. Although Gem’s GEM el XD model, which is similar to vehicles in the AYRO 411 Fleet, has a lower starting MSRP than the AYRO 411 Fleet, the GEM el XD would need to be highly configured to match the standard AYRO 411 Fleet features and, with such configuration, would exceed the base MSRP of each vehicle in the AYRO 411 Fleet. The AYRO 411 Fleet has a greater pick-up bed and van box capacity that the GEM el XD, in addition to 13% more horsepower and a 48% better turning radius, allowing drivers of the AYRO 411 Fleet to execute maneuvers in tighter spaces than they would using the GEM el XD.

AYRO expects competition in its industry to intensify in the future in light of increased demand for alternative fuel vehicles, continuing globalization and consolidation in the worldwide automotive industry. Factors affecting competition include product quality and features, innovation and development time, pricing, reliability, safety, customer service and financing terms. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in downward price pressure and may adversely affect AYRO’s business, financial condition, operating results and prospects. AYRO’s ability to successfully compete in its industry will be fundamental to its future success in existing and new markets and its market share. There can be no assurances that AYRO will be able to compete successfully in its markets. If AYRO’s competitors introduce new cars or services that compete with or surpass the quality, price or performance of AYRO’s vehicles or services, AYRO may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow AYRO to generate attractive rates of return on its investment. Increased competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share, which could harm AYRO’s business, prospects, financial condition and operating results.

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AYRO’s Strategy

AYRO’s goal is to continue to develop and commercialize, automotive-grade, sustainable electric transportation solutions for the markets and use cases that AYRO believes can be well served by AYRO’s purpose-built, street legal and road-ready electric vehicles. AYRO’s business strategy includes the following:

●	Leverage the relationship with Club Car to expand AYRO’s product portfolio and increase its customer base. AYRO is working on and has plans to expand its current electric transportation solutions portfolio in collaboration with Club Car. This plan includes next generation light duty trucks and new purpose-driven electric vehicles. Additionally, AYRO is collaborating with Club Car’s sales and marketing teams to expand adoption of its vehicles in the United States and intends to expand its geographical footprint within Club Car’s global distribution and channel network.

●	Rapidly scale up AYRO’s operations to achieve growth. AYRO intends to direct resources to scale up AYRO’s operations, which AYRO believes is needed to increase its revenue, including expanding and optimizing its automotive component supply chain and AYRO’s flow-based assembly operations in Round Rock, Texas. Further, AYRO plans to expand sales territories and add distribution channels, forming strategic partnerships to build-out its whole product offering and to access additional sales channels or to accelerate product adoption for particular vertical markets, building AYRO’s brand, and increasing manufacturing capacity to produce higher volumes of electric vehicles.

●	Identify defined markets and use cases which are currently under-served but represent sizable market opportunity sub-sets of the electric vehicle market and focus development efforts on road-ready autocycles and other purpose-built electric vehicles to address such markets. AYRO is currently developing a new series of automotive-grade autocycles, engineered and optimized to meet targeted use cases such as last mile and urban delivery. AYRO is also working on Club Car’s next generation, electric light duty trucks and developing a new purpose-built vehicle with Club Car. AYRO intends to direct resources to advance the development of such purpose-built transportation solutions which AYRO believes will allow the company to address currently underserved, yet growing markets, that are application specific. AYRO believes that AYRO’s all-electric transportation solutions, such as its compact, lightweight and maneuverable campus and urban vehicles, can benefit targeted geographical and vertical customers by offering lower annual/lifetime total cost of ownership for zero emissions/zero carbon footprint vehicles.

●	Invest in research and development and qualification of sensors, cameras, software and mobility services seeking to enhance the value of using AYRO’s electric vehicles and to derive incremental potential revenue streams for AYRO and its partner ecosystem. AYRO intends to integrate radio frequency-enabled hardware and develop data collection, communication processes and mobility services in collaboration with Autonomic. AYRO and Autonomic plan to develop a technology platform that collects vehicle health, use and location information (telematics) into its transportation mobility cloud and produces purpose-built information back to AYRO, customers and fleet operators, the subscription to which can be offered to the end customers which AYRO believes will enhance the value of using AYRO’s electric vehicles and provide additional revenue stream.

Intellectual Property

Patents

AYRO has submitted two design patent applications covering its vehicles.

1.	United States Application No. 29/653,522.

●	This application covers one of the designs for a three-wheel vehicle for AYRO. The following is a diagram of the vehicle from the application:

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●	This first application has been approved by the USPTO and the issue fee has been paid. AYRO will have a registration number from the USPTO once the number has been assigned.

2.	United States Application No. 29/653,523.

●	This application covers a different design for a three-wheel vehicle for AYRO. The following is a diagram for this vehicle from the application:

●	This application has also been approved by the USPTO and the issue fee has been paid. AYRO will have a registration number from the USPTO once the number has been assigned.

Trademark and Trade Name

AYRO has applied for the registration of the following with the United States Patent and Trademark Office:

●	“AYRO” – Applied for on May 15, 2019, serial number 88431321.

●	AYRO LOGO” – Applied for on October 11, 2019, serial number 88651927

AYRO has also filed international applications for the AYRO word mark in the EU, Mexico, and Canada.

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Governmental Programs, Incentives and Regulations

Many governmental standards and regulations relating to safety, fuel economy, emissions control, noise control, vehicle recycling, substances of concern, vehicle damage, and theft prevention are applicable to new motor vehicles, engines, and equipment manufactured for sale in the United States, Europe, and elsewhere. In addition, manufacturing and other automotive assembly facilities in the United States, Europe, and elsewhere are subject to stringent standards regulating air emissions, water discharges, and the handling and disposal of hazardous substances. The most significant of the standards and regulations affecting AYRO are discussed below.

Mobile Source Emissions Control

The federal Clean Air Act imposes stringent limits on the amount of regulated pollutants that lawfully may be emitted by new vehicles and engines produced for sale in the United States. The current (“Tier 2”) emissions regulations promulgated by the Environmental Protection Agency, or the EPA, set standards for motorcycles. Tier 2 emissions standards also establish durability requirements for emissions components to 5 years or 30,000 kilometers.

California has received a waiver from the EPA to establish its own unique emissions control standards for certain regulated pollutants. New vehicles and engines sold in California must be certified by the California Air Resources Board (“CARB”). CARB’s emissions standards for motorcycles are in line with those of the EPA. AYRO currently expect that its vehicles will meet and exceed both the EPA’s and CARB’s standards.

Motor Vehicle Safety

The National Highway Traffic Safety Administration (“NHTSA”) defines a motorcycle as “a motor vehicle with motive power having a seat or saddle for the use of the rider and designed to travel on not more than three wheels in contact with the ground.” In order for a manufacturer to sell motorcycles in the U.S., the manufacturer has to self-certify to meet a certain set of regulatory requirements promulgated by the NHTSA in its FMVSS.

AYRO’s FMVSS strategy is designed to meet both federal motorcycle and state-specific autocycle requirements, as applicable, and conform as much as possible to automotive FMVSS requirements while not violating the motorcycle requirements that AYRO must meet.

The National Traffic and Motor Vehicle Safety Act of 1966, or Safety Act, regulates vehicles and vehicle equipment in two primary ways. First, the Safety Act prohibits the sale in the United States of any new vehicle or equipment that does not conform to applicable vehicle safety standards established by NHTSA. Meeting or exceeding many safety standards is costly, in part because the standards tend to conflict with the need to reduce vehicle weight in order to meet emissions and fuel economy standards. Second, the Safety Act requires that defects related to motor vehicle safety be remedied through safety recall campaigns. A manufacturer is obligated to recall vehicles if it determines the vehicles do not comply with a safety standard If AYRO or NHTSA determine that either a safety defect or noncompliance exists with respect to any of its vehicles, the cost of such recall campaigns could be substantial.

Operator’s License and Helmet Requirements

State regulations regarding operator licensing and occupant helmet requirements are currently a nationwide patchwork with regard to certain three-wheeled vehicles that may be classified as autocycles. While the strong majority of states have some form of exemption from helmet and motorcycle license requirements for three-wheeled vehicles qualifying as autocycles, the specific wording of each state’s statute may or may not include AYRO 311. In addition, for states that have passed specific autocycle requirements, many require that the vehicle have standard operating controls (accelerator and brakes) and a standard steering wheel, plus additional requirements. The AYRO 311 offers standard controls to meet requirements aligned with these elements. For example, in a selection of AYRO’s larger market potential states of California, Texas and Florida, three-wheeled vehicles that are “fully enclosed” or “enclosed cab” are exempt from helmet and motorcycle endorsement requirements.

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AYRO’s advocacy strategy involves creating a plan to work with state legislatures to advocate the normalization of these rules to reduce consumer confusion in the marketplace that comes from conflicting state-by-state regulations.

U.S. Environmental Protection Agency (“EPA”) Certification

AYRO’s product programs are built on plug-in electric, zero emissions platforms. AYRO reports federal and state emissions data consistent with 10 CFR 474 and CARB requirements for Zero-Emission Vehicle certification.

Electromagnetic Compatibility

The Federal Communications Commission (FCC) is the federal agency responsible for implementing and enforcing the communications law and regulations, including title 47 of the Code of Federal Regulations, specifically Part 15, which regulates unlicensed radio-frequency transmissions, both intentional and unintentional. With very few exceptions, all electronics devices must be reviewed to comply with Part 15 before they can be advertised or sold in the U.S. market.

Motor Vehicle Manufacturer and Dealer Regulation

As with helmet laws and driver license requirements, state laws that regulate the manufacture, distribution, and sale of motor vehicles are a patchwork, nationwide. AYRO’s agreement with Club Car aims to provide U.S. and targeted countries channel and dealer coverage. For AYRO’s electric vehicles, outside of AYRO’s collaboration with Club Car or another third-party sales/distribution white label partner, AYRO plans on a multi-faceted approach to sales, including exploring the following: (i) developing an expanded network of channel partners; (ii) entering into direct sales via a national leasing company that will in turn consummate sales with end users in a variety of states; and/or (iii) opening facilities in high growth states and delivering the vehicle to the end user via a common carrier.

AYRO is registered as a manufacturer in Texas, California, Colorado, Louisiana, Florida, Arizona, with additional state applications pending approval.

Pollution Control Costs

AYRO is required to comply with stationary source air pollution, water pollution, and hazardous waste control standards that are now in effect or are scheduled to come into effect with respect to AYRO’s manufacturing operations.

Compliance with Environmental Laws

Compliance by AYRO with applicable environmental requirements during the years ended December 31, 2019 and 2018 and subsequently has not had a material effect upon its capital expenditures, earnings or competitive position.

Employees

As of January 1, 2020, AYRO employed a total of 15 full-time and 2 part-time employees at its principal executive offices in Round Rock, Texas. None of AYRO’s employees are covered by a collective bargaining agreement. AYRO considers its relationship with its employees to be strong.

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Properties

AYRO leases approximately 23,950 square feet of space in Round Rock, Texas, under a lease that expires in February 2027. AYRO’s manufacturing model only requires standard light-industrial warehouse space and is scalable based on orders.

Future minimum payments under the lease are as follows:

Year Ending December 31,

2020 – $241,036

2021 – $275,065

2022 – $281,422

2023 – $287,969

2024 – $294,714

2025 – $301,659

2026 – $308,814

2027 – $51,669

Legal Proceedings

On March 6, 2020, Arcimoto, Inc. (“Arcimoto”) filed a patent infringement action against AYRO in the United States District Court for the Western District of Texas Waco Division for its United States Patent No. 8,985,255 (the “‘255 Patent”). The 255 Patent covers a three-wheeled electric vehicle with a specific configuration for the different parts of the vehicle. Arcimoto’s action seeks damages for willful infringement with interest, injunctive relief, an award of attorneys’ fees, costs, and expenses, an award for all actual and compensatory damages, and any further relief that the Court deems just and proper. Arcimoto does not seek a specific amount of money for damages in its complaint. On March 27, 2020, AYRO answered Arcimoto’s complaint and asserted in the answer that AYRO does not infringe the 255 Patent and that the 255 Patent is invalid. AYRO also asserted its own counterclaims against Arcimoto seeking a ruling from the Court that AYRO does not infringe the 255 Patent, that the 255 Patent is invalid, and seeks damages against Arcimoto for its attorneys’ fees, costs, and expenses in the action.

 AYRO Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of AYRO’s financial condition and operating results together with AYRO’s financial statements and related notes included elsewhere in this joint proxy and consent solicitation statement/prospectus. This discussion and analysis and other parts of this joint proxy and consent solicitation statement/prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. See “Cautionary Statement Regarding Forward-Looking Statements” on page 106 of this document. AYRO’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this joint proxy and consent solicitation statement/prospectus.

Overview

AYRO designs, manufactures and markets three- and four-wheeled purpose-built electric vehicles primarily to commercial customers. These vehicles allow the end user an environmentally friendly alternative to internal combustion engines for light duty uses, including logistics, maintenance and cargo services, at a lower total cost of ownership. AYRO’s four-wheeled vehicles are classified as low-speed vehicles (LSVs) based on federal and state regulations and are ideal for both college and corporate campuses. AYRO’s three-wheeled vehicle is classified as a motorcycle for federal purposes and an autocycle in states that have passed certain autocycle laws, allowing the user to operate the vehicle with a standard automobile driver’s license. AYRO’s three-wheeled vehicle is not an LSV and is ideal for urban transport. The majority of AYRO’s sales are comprised of sales of its four-wheeled vehicle to Club Car, a division of Ingersoll Rand, Inc., through a strategic arrangement entered in early 2019. AYRO plans to continue growing its business through its experienced management team by leveraging its supply chain, allowing it to scale production without a large capital investment.

AYRO has also developed a strategic partnership with Autonomic, a division of Ford. Pursuant to AYRO’s agreement with Autonomic, AYRO received a license to use Autonomic’s transportation mobility cloud and has agreed to jointly develop the monetization of cloud-based vehicle applications.

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Manufacturing Agreement with Cenntro

In April 2017, AYRO entered into a Manufacturing Licensing Agreement with Cenntro Automotive Group, Ltd., or Cenntro, one of AYRO’s equity holders, that provides for its four-wheel sub-assemblies to be licensed and sold to AYRO for final manufacturing and sale in the United States.

Master Procurement Agreement with Club Car

In March 2019, AYRO entered into a five-year Master Procurement Agreement, or the MPA, with Club Car for the sale of AYRO’s four-wheeled vehicle. The MPA grants Club Car the exclusive right to sell AYRO’s four-wheeled vehicle in North America, provided that Club Car orders at least 500 vehicles per year. Under the terms of the MPA, AYRO receives orders from Club Car dealers for vehicles of specific configurations, and AYRO invoices Club Car once the vehicle has shipped. The MPA has an initial term of five (5) years commencing January 1, 2019 and may be renewed by Club Car for successive one-year periods upon 60 days’ prior written notice. Pursuant to the MPA, AYRO granted Club Car a right of first refusal for sales of 51% or more of AYRO’s assets or equity interests, which right of first refusal is exercisable for a period of 45 days following AYRO’s delivery of an acquisition notice to Club Car. AYRO also agreed to collaborate with Club Car on new products similar to its four-wheeled vehicle and improvements to existing products and granted Club Car a right of first refusal to purchase similar commercial utility vehicles AYRO develops during the term of the MPA. AYRO is currently engaged in discussions with Club Car to develop additional products to be sold by Club Car in Europe and Asia but there can be no assurance that these discussions will be successful.

Recent Developments

During the calendar year 2019, AYRO continued to develop its products, establishing channel relationships and filling out the management team. To support AYRO’s growth, AYRO raised operating funds with the following debt and equity initiatives:

●	In the first quarter of 2019, AYRO sold convertible promissory notes to seven individual lenders for an aggregate of $800,000. The notes have a maturity date of 60 days, subject to AYRO’s right to extend the notes for one period of 60 days in AYRO’s discretion. The notes accrued interest at the rate of 12% per annum for the first 60 days and at 15% for the 60-day extension. The lenders had the option to convert the notes and accrued interest into Series Seed 2 Preferred Stock at $1.75 per share before the 60-day extension period expired. In May 2019, four lenders converted $350,000 of principal and $9,062 of accrued interest into 205,178 of AYRO’s Series Seed 2 Preferred Stock. In September 2019, one lender converted $100,000 of convertible notes to a twelve-month term loan. Additionally, two lenders redeemed an aggregate of $60,000 in principal from their outstanding note. In December 2019, the remaining $290,000 in principal and associated accrued interest was converted to preferred stock as identified below. Warrants to purchase up to 97,500 of AYRO’s common stock at a price of $2.00 per share were issued in connection with the notes. A discount on debt related to the common stock issuance of $69,173 was recorded and is being amortized over the life of the notes.

●	In the third quarter of 2019, AYRO received cash in exchange for term loans from five individual lenders, totaling $250,000. Additionally, one lender holding convertible debt, as reported above, converted $100,000 of principal to a term loan. In the fourth quarter of 2019, AYRO received cash of $75,000 in exchange for a term loan with an individual lender. The notes have a term of 12 months and bear interest at the rate of 12% per annum, which is payable quarterly. AYRO issued 1.056 shares of its common stock to the lenders for each dollar borrowed, for an aggregate of 369,600 shares of common stock. A discount on debt related to the common stock issuance of $185,675 was recorded and is being amortized over the life of the notes. In December 2019, $425,000 of principal and associated accrued interest were converted to 433,819 shares of AYRO’s Series Seed 3 Preferred Stock.

●	During the first half of 2019, AYRO issued 1,092,215 shares of Series Seed 2 Preferred Stock for $1.75 per share, for aggregate cash proceeds of $1,911,375. During the second quarter of 2019, AYRO sold 238,500 shares of Series Seed 3 Preferred Stock for $2.00 per share for aggregate cash proceeds of $477,000. During the third quarter of 2019, AYRO issued 65,000 shares of Series Seed 3 Preferred Stock for $2.00 per share for aggregate cash proceeds of $130,000.

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●	In October 2019, AYRO received $500,000 under a 120-day bridge term loan bearing interest at the rate of 14% per annum, payable quarterly, from Mark Adams, a founding board member. As an inducement for the bridge loan, AYRO granted Mr. Adams 528,000 shares of common stock. On December 13, 2019, Mr. Adams agreed to extend the maturity date for this loan until April 30, 2021 in exchange for AYRO’s issuance of 500,000 shares of common stock.

●	In October 2019, Sustainability Initiatives, LLC (“SI”), a company owned by Christian Okonsky and Mark Adams, AYRO’s founders and board members, agreed to terminate the revenue royalty-based contract with AYRO in exchange for 850,000 shares of common stock.

●	In November 2019, AYRO received cash in exchange for a term loan from an individual lender of $75,000. The note has a term of 12 months and bears interest at the rate of 12% per annum, payable quarterly. AYRO issued 1.056 shares of its common stock to the lenders for each dollar borrowed, for an aggregate of 79,200 shares of common stock.

●	In December 2019, AYRO, SI, Christian Okonsky and Mark Adams agreed to cancel options to purchase an aggregate of 1,750,000 shares of common stock in exchange for AYRO’s issuance of 1,593,550 shares of common stock.

●	In December 2019, AYRO issued Sustainability Consultants, LLC (“SCLLC”), an entity that is controlled by Mark Adams, Will Steakley and John Constantine, who are principal stockholders of AYRO, 247,500 shares of common stock for services rendered under AYRO’s consulting agreement with SCLLC.

●	In December 2019, Cenntro agreed to convert $1,100,000 of the accounts payable due to Cenntro into 1,100,000 shares of AYRO’s Series Seed 3 Preferred Stock.

●	In December 2019, a local marketing firm agreed to convert 90% of the amount AYRO owed that company to a term loan with a principal amount of $137,729.03 and bearing interest at the rate of 15% per annum, payable quarterly, with a maturity date of May 31, 2021. AYRO also issued the marketing firm 66,000 shares of common stock in conjunction with this term loan.

●	In December 2019, notes payable to eight individual lenders in the total amount of $715,000 plus accrued interest were converted into 777,301 shares of AYRO’s Series Seed 3 Preferred Stock.

●	In December 2019, AYRO received a $1,000,000 convertible bridge loan from certain DropCar investors as a condition of the Merger.

●

In February 2020, AYRO received a $500,000 secured loan from certain DropCar investors, and, in connection therewith, AYRO agreed to cause DropCar to issue warrants to purchase 500,000 shares of DropCar’s common stock for an aggregate exercise price of $10,000 upon closing of the merger with DropCar.

●

In April 2020, AYRO received a $600,000 secured loan from an investor of AYRO, pursuant to which Mark Adams entered into a personal guaranty for up to $300,000 of amounts owing under such secured loan, and, in connection therewith, AYRO agreed to grant to each of the investor and Mark Adams a number of shares of AYRO common stock that will convert into two percent (2%) of the aggregate issued and outstanding shares of DropCar immediately post-merger.

Merger Agreement with DropCar and Related Transactions

On December 19, 2019, AYRO entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with DropCar, Inc. (“DropCar”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, a wholly owned subsidiary of DropCar will merge with and into AYRO, with AYRO continuing as a wholly owned subsidiary of DropCar and the surviving corporation of the merger. The merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. Subject to the terms and conditions of the Merger Agreement, at the closing of the merger, (a) each outstanding share of AYRO common stock and preferred stock will be converted into the right to receive shares of DropCar common stock at the Exchange Ratio described below; and (b) each of AYRO’s outstanding stock options and warrants that have not previously been exercised prior to the closing of the merger will be assumed by DropCar.

Under the exchange ratio formula in the Merger Agreement (the “Exchange Ratio”), upon the closing of the merger, on a pro forma basis and based upon the number of shares of DropCar common stock to be issued in the merger, current DropCar stockholders (along with DropCar’s financial advisor) will own approximately 20% of the combined company and current AYRO investors will own approximately 80% of the combined company (including the additional financing transaction referenced below). For purposes of calculating the Exchange Ratio, the number of outstanding shares of DropCar common stock immediately prior to the merger does not take into account the dilutive effect of shares of DropCar common stock underlying options, warrants or certain classes of preferred stock outstanding as of the date of the Merger Agreement.

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Simultaneous with the signing of the Merger Agreement, accredited investors, including certain investors in DropCar, purchased $1.0 million of AYRO’s convertible bridge notes bearing interest at the rate of 5% per annum (the “Bridge Notes”). The Bridge Notes automatically convert into shares of AYRO common stock immediately prior to the consummation of the merger representing an aggregate of 7.45% of the outstanding common stock of the combined company after giving effect to the merger. In addition, immediately prior to the execution and delivery of the Merger Agreement, AYRO entered into agreements with accredited investors, including certain stockholders of DropCar, pursuant to which such investors agreed to purchase, prior to the consummation of the merger, shares of AYRO common stock (or common stock equivalents) representing an aggregate of 16.55% of the outstanding common stock of the combined company after giving effect to the merger and warrants to purchase an equivalent number of shares of AYRO common stock for an aggregate purchase price of $2.0 million (the “AYRO Private Placement”). As additional consideration to the lead investor in the AYRO Private Placement, AYRO also entered into a stock subscription agreement with the lead investor, pursuant to which, immediately prior to the merger, AYRO will issue up to an aggregate of 1,750,000 shares of AYRO common stock for the nominal per share purchase price of $0.0001 per share, or, if applicable, pre-funded warrants to purchase AYRO common stock, in lieu of AYRO common stock (the “Nominal Stock Subscription”). The consummation of the transactions contemplated by the Nominal Stock Subscription is conditioned upon the satisfaction or waiver of the conditions set forth in the Merger Agreement.

On December 19, 2019, AYRO entered into a letter agreement with ALS Investment, LLC (“ALS”), which provides that if the merger is consummated by June 19, 2020, upon consummation of the merger, AYRO shall issue ALS 2,282,881 shares of common stock of the combined company, which is equal to 4.5% of the outstanding shares of common stock of the combined company giving effect to the merger. In addition to introducing AYRO and DropCar, ALS will provide, as an independent contractor, consulting services to AYRO relating to financial, capital market and investor relations for twelve months following the closing of the merger.

Factors Affecting Results of Operations

Master Procurement Agreement. In March 2019, AYRO entered into the MPA with Club Car. In partnership with Club Car and its interaction with its substantial dealer network, AYRO has redirected its business development resources towards supporting Club Car’s enterprise and fleet sales function as Club Car proceeds in its new product introduction initiatives.

Devirra Transaction. In the first half of 2018, AYRO engaged in a one-time sale of automotive parts from AYRO’s China-based supplier to one of its customers in New Jersey (the “Devirra Transaction”). Pursuant to the Devirra Transaction, AYRO purchased the products which were then drop-shipped directly from the supplier to the end customer. Total revenue for the Devirra Transaction was $4,065,000. The cost of goods sold related to the Devirra Transaction was $4,003,068. The total gross margin for the one-time Devirra Transaction for the six months ended June 30, 2018 was 1.45%. This one-time transaction should be taken into account when making comparisons between 2018 and 2019.

COVID-19 Pandemic. AYRO’s business, results of operations and financial condition have been adversely impacted by the recent coronavirus outbreak both in China and the United States. This has delayed AYRO’s ability to timely procure raw materials from its supplier in China, which in turn, has delayed shipments to and corresponding revenue from customers. The pandemic and social distancing directives have interfered with AYRO’s ability, or the ability of its employees, workers, contractors, suppliers and other business partners to perform AYRO’s and their respective responsibilities and obligations relative to the conduct of AYRO’s business. The coronavirus public health epidemic poses restrictions on AYRO’s employees’ and other service providers’ ability to travel on pre-sales meetings, customers’ abilities to physically meet with AYRO employees and the ability of AYRO’s customers to test drive or purchase AYRO’s vehicles and shutdowns that may be requested or mandated by governmental authorities. AYRO expects the pandemic to adversely impact AYRO’s sales and the demand for AYRO products in 2020.

Components of Results of Operations

Revenue

AYRO derives revenue from the sale of its three- and four-wheeled electric vehicles, rental revenue from vehicle revenue sharing agreements with AYRO’s tourist destination fleet operators, or DFOs, and, to a lesser extent, shipping, parts and service fees. Provided that all other revenue recognition criteria have been met, AYRO typically recognizes revenue upon shipment, as title and risk of loss are transferred to customers and channel partners at that time. Products are typically shipped to dealers or directly to end customers, or in some cases to AYRO’s international distributors. These international distributors assist with import regulations, currency conversions and local language. AYRO’s vehicle product sales revenues vary from period to period based on, among other things, the customer orders received and AYRO’s ability to produce and deliver the ordered products. Customers often specify requested delivery dates that coincide with their need for AYRO’s vehicles.

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Because these customers may use AYRO’s products in connection with a variety of projects of different sizes and durations, a customer’s orders for one reporting period generally do not indicate a trend for future orders by that customer. Additionally, order patterns do not necessarily correlate amongst customers. AYRO has observed limited seasonality trends in the sales of its vehicles, depending on the model.

Cost of Revenue

Cost of revenue primarily consists of costs of materials and personnel costs associated with manufacturing operations, and an accrual for post-sale warranty claims. Personnel costs consist of wages and associated taxes and benefits. Cost of revenue also includes freight and changes to AYRO’s warranty reserves. Allocated overhead costs consist of certain facilities and utility costs. AYRO expects cost of revenue to increase in absolute dollars, as product revenue increases.

Operating Expenses

AYRO’s operating expenses consist of general and administrative, sales and marketing and research and development expenses. Salaries and personnel-related costs, benefits, and stock-based compensation expense are the most significant components of each category of operating expenses. Operating expenses also include allocated overhead costs for facilities and utility costs.

General and Administrative Expense

General and administrative expense consists primarily of employee compensation and related expenses for administrative functions including finance, legal, human resources and fees for third-party professional services, and allocated overhead. AYRO expects its general and administrative expense to increase in absolute dollars as it continues to invest in growing its business.

Sales and Marketing Expense

Sales and marketing expense consists primarily of employee compensation and related expenses, sales commissions, marketing programs, travel and entertainment expenses and allocated overhead. Marketing programs consist of advertising, tradeshows, events, corporate communications and brand-building activities. AYRO expects sales and marketing expenses to increase in absolute dollars as AYRO expands its sales force, expands its product lines, increases marketing resources, and further develops sales channels.

Research and Development Expense

Research and development expense consists primarily of employee compensation and related expenses, prototype expenses, depreciation associated with assets acquired for research and development, amortization of product development costs, product strategic advisory fees, third-party engineering and contractor support costs and allocated overhead. AYRO expects its research and development expenses to increase in absolute dollars as it continues to invest in new and existing products.

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Other Income (Expense), Net

Other income (expense) consists of income received or expenses incurred for activities outside of AYRO’s core business. Other expense consists primarily of interest expense.

Provision for Income Taxes

Provision for income taxes consists of estimated income taxes due to the United States government and to the state tax authorities in jurisdictions in which AYRO conducts business.

Results of Operations

Comparison of the Years ended December 31, 2019 and 2018

Results of operations for the year ended December 31, 2018 includes operating results for a single transaction for AYRO’s supply chain. For this single, non-repeatable transaction, AYRO recognized $4,065,000 of revenue in the first half of 2018 at a gross margin of approximately 1.45%. The following tables set forth AYRO’s results of operations for the years ended December 31, 2019 and 2018.

	For the years ended
	December 31,
	2019	2018
Revenue	$890,152	$5,302,964
Cost of Goods Sold	691,843	5,008,700
Gross Profit	198,309	294,264
Operating Expenses:
Research and Development	714,281	768,382
Sales and Marketing	1,300,120	999,724
General and Administrative	6,678,310	2,578,078
Total Operating Expenses	8,692,711	4,346,184
Loss from Operations	(8,494,402)	(4,051,920)
Other Income and Expense:
Other Income	2,188	47
Interest Expense	(172,479)	(144,618)
Net Loss	$(8,664,693)	$(4,196,491)

Weighted-average common shares outstanding	$10,655,957	$10,242,650

Net Loss per common share	$(0.81)	$(0.41)

Non-GAAP Financial Measure

AYRO presents Adjusted EBITDA because AYRO considers it to be an important supplemental measure of AYRO’s operating performance and AYRO believes it may be used by certain investors as a measure of AYRO’s operating performance. Adjusted EBITDA is defined as income (loss) from operations before interest income and expense, income taxes, depreciation, amortization of intangible assets, impairment of long-lived assets, acquisition and financing costs, stock-based compensation expense and certain non-recurring expenses.

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 Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, or GAAP. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact AYRO’s non-cash operating expenses, AYRO believes that providing a non-GAAP financial measure that excludes non-cash and non-recurring expenses allows for meaningful comparisons between AYRO’s core business operating results and those of other companies, as well as providing AYRO with an important tool for financial and operational decision making and for evaluating AYRO’s own core business operating results over different periods of time.

AYRO’s Adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in AYRO’s industry, as other companies in AYRO’s industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. AYRO’s Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to operating income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. AYRO does not consider Adjusted EBITDA to be a substitute for, or superior to, the information provided by GAAP financial results.

Below is a reconciliation of Adjusted EBITDA to net loss for the years ended December 31, 2019 and 2018.

	For the years ended
	December 31,
	2019	2018
Net Loss	$(8,664,693)	$(4,196,491)
Depreciation and Amortization	722,566	288,549
Stock-based compensation expense	3,372,726	586,371
Amortization of Discount on Debt	152,243	0
Interest expense (2)	(16,096)	144,618
Settlement expenses (1)	0	69,221
Acquisition and financing costs	269,276	93,267
Provision (benefit) for income taxes	948	743
Adjusted EBITDA	$(4,163,030)	$(3,013,722)

(1)	Settlement expenses represent one-time amounts paid in connection with the departure of AYRO’s former chief executive officer.
(2)	For the year ended December 31, 2019, the company recaptured prior years’ accrued interest expense on outstanding accounts payable, which was converted to AYRO preferred stock in December 2019.

Net revenue

For the year ended December 31, 2019, total revenue decreased $4,412,812, as compared to the 2018. The decrease in revenue was primarily driven by a one-time sale of automotive parts from AYRO’s China-based supplier to one of its customers in New Jersey during 2018, or the Devirra Transaction. The products purchased by the customer were drop-shipped directly from AYRO’s supplier to the end customer. Total revenue for the Devirra Transaction was $4,065,000. AYRO’s revenues during 2019 were also impacted by the MPA that it entered with Club Car on March 13, 2019. The MPA provides Club Car with exclusive distribution rights in North America of AYRO’s four-wheeled AYRO 411 vehicle. During AYRO’s negotiations with Club Car throughout the fourth quarter of 2018 and up to March 13, 2019, AYRO gave Club Car and its dealers an unrestricted dealer channel, which precluded AYRO from signing new AYRO 411 dealers in the fourth quarter of 2018 and the first quarter of 2019. As a result, AYRO experienced a decline in AYRO 411 sales during 2019. Sales during the year ended December 31, 2019 included sales of the AYRO 311 vehicle, which was deployed in February 2019.

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Cost of goods sold and gross margin

Cost of goods sold decreased by $4,316,857 for the year ended December 31, 2019, as compared to 2018. The decrease in cost of goods sold related to the Devirra Transaction was $4,003,068.

Gross margin percentage was 22% for the year ended December 31, 2019, as compared to 6% for the year ended December 31, 2018. The increase in gross margin percentage was primarily driven by the Devirra Transaction during 2018, which had a gross margin percentage of 1.5%. Gross margin percentage for product revenue not including the Devirra Transaction increased from 19% for the year ended December 31, 2018 to 22% during the year ended December 31, 2019, an increase of 3%. The increase in gross margin excluding the Devirra Transaction was predominately attributable to increases in product pricing as well as efficiency gains in the manufacturing process.

Below is a reconciliation of gross margin percentage excluding the Devirra Transaction to gross margin percentage for the year ended December 31, 2018:

Year ended December 31, 2018
Revenue	$5,302,964
Less: Devirra Transaction Revenue	4,065,000
Adjusted Revenue	$1,237,964

Cost of Goods Sold	$5,008,700
Less: Costs of Good Sold related to Devirra Transaction	4,003,068
Adjusted Cost of Goods Sold	$1,005,632

Gross Margin Percentage	6%
Gross Margin Percentage excluding the Devirra Transaction	19%

General and administrative expenses

General and administrative expense increased $4,100,231, or 159.0%, for the year ended December 31, 2019, as compared to 2018. General and administrative expense increased primarily due to increased headcount resulting in higher employee compensation related costs and administrative costs, including hiring a chief financial officer on March 13, 2018 and a manufacturing director on May 21, 2018. Additionally, AYRO relocated to larger office facilities in April 2018 and expanded its facilities again in July 2019, both of which resulted in higher rent and utilities expense for the year ended December 31, 2019 versus 2018. AYRO also expanded its product liability and other insurance policies in August 2018. Stock-based compensation related to discount on debt amortization, warrants issued and stock grants issued in lieu of cash compensation increased by $2,895,547 for the year ended December 31, 2019, as compared to 2018.

Sales and marketing expense

Sales and marketing expense increased by $300,396, or 30.0%, for the year ended December 31, 2019, as compared to 2018. These expenses are mainly comprised of salary and related costs and consulting services fees. The majority of the increase in sales and marketing expense was to support and develop industry standard product management, product marketing and go-to-market marketing communication strategies, primarily surrounding the new AYRO 311 vehicle.

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Research and development expense

Research and development expense decreased by $54,101, or 7.0%, for the year ended December 31, 2019, as compared to 2018. These expenses were mainly compromised of salary and related costs, professional services, royalty-based services provided under the Chief Visionary Officer, or CVO, agreement and prototypes attributable to continued development of new and enhanced product offerings. The CVO revenue-based royalty fee decreased by $127,494 during the year ended December 31, 2019, as compared to 2018. Additionally, headcount-related expenses decreased by of $193,125 year-over-year primarily due to recapture accrued bonus and stock-based compensation. Consulting expenses increased year-over-year by 257,985 supporting new product development.

Interest expense

Interest expense increased $27,861 for the year ended December 31, 2019, as compared to 2018, as a result of issuances of convertible debt to seven individual angel investors in January and February 2019, plus finance charges accrued for certain accounts payable. Interest expense in 2019 also includes noncash amortization of warrant discounts issued in conjunction with debt offerings.

Comparison of the Years Ended December 31, 2018 and 2017

The following tables set forth AYRO’s results of operations for the years ended December 31, 2018 and 2017, respectively, in both dollars and a percentage of revenue.

	For the year ended December 31,
	2018	2017
Revenue	$5,302,964	$39,415
Cost of Goods Sold	5,008,700	38,448
Gross Profit	294,264	967
Operating Expenses:
Research and Development	768,382	171,376
Sales and Marketing	999,724	163,944
General and Administrative	2,578,078	742,002
Total Operating Expenses	4,346,184	1,077,322
Loss from Operations	(4,051,920)	(1,076,355)
Other Income and Expense:
Other Income	47	7,600
Interest Expense	(144,618)	(12,331)
Net Loss	$(4,196,491)	$(1,081,086)

Weighted-average fully diluted shares	10,242,650	8,888,746

Net Loss per fully diluted share	$(0.41)	$(0.12)

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Non-GAAP Financial Measure

AYRO presents Adjusted EBITDA because AYRO considers it to be an important supplemental measure of the company’s operating performance, and AYRO believes it may be used by certain investors as a measure of AYRO’s operating performance. Adjusted EBITDA is defined as income (loss) from operations before interest income and expense, income taxes, depreciation, amortization of intangible assets, impairment of long-lived assets, acquisition and financing costs, stock-based compensation expense and certain non-recurring expenses.

Below is a reconciliation of Adjusted EBITDA to net loss for the year ended December 31, 2018 and 2017.

	For the year ended December 31,
	2018	2017
Net Loss	$(4,196,491)	$(1,081,086)
Depreciation and Amortization	288,549	35,184
Stock-based compensation expense	586,371	86,010
Interest expense	144,618	12,331
Settlement expenses(1)	162,488	49,168
Acquisition and financing costs	0	0
Provision (benefit) for income taxes	742	50
Adjusted EBITDA	$(3,013,723)	$(898,343)

(1) Settlement expenses represent one-time amounts paid in connection with the departure of a former executive officer of the Company.

Net Revenue

Total revenue increased overall by $5,263,549 during the year ended December 31, 2018 as compared to the year ended December 31, 2017. The increase in revenue was primarily driven by the fact that 2018 was AYRO’s first full year of operations and during the period prior to January 2018, there was no salesforce. Additionally, the one-time Devirra Transaction occurred in the first half of 2018, which contributed $4,065,000 of the revenue variance.

Cost of goods sold and gross margin

Cost of goods sold increased by $4,970,252 for the year ended December 31, 2018, as compared to the year ended December 31, 2017. The increase in revenue was primarily driven by the fact that 2018 was AYRO’s first full year of operations and the prior to January 2018, there was no salesforce. Additionally, the one-time Devirra Transaction occurred in the first half of 2018, which contributed $4,003,068 of the cost of goods sold variance.

AYRO’s gross margin percentage was 6% during the year ended December 31, 2018 and negligible for the year ended December 31, 2017.

General and administrative expense

General and administrative expense increased $1,836,076, or 247%, for the year ended December 31, 2018 (AYRO’s first full year of operations), as compared to the year ended December 31, 2017. AYRO began hiring its core employee base in November 2017. The increase was primarily driven by employee compensation expenses and related costs, office rent, travel and consulting services.

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Marketing and selling expense

Marketing and selling expense increased by $835,780, or 510% for the year ended December 31, 2018 (AYRO’s first full year of operations), as compared to the year ended December 31, 2017. AYRO began hiring its core employee base in November 2017 through March 2018. The increase was primarily driven by employee compensation expenses and related costs, commissions, tradeshows and advertising.

Research and development expense

Research and development expense increased by approximately $597,005, or 348%, for the year ended December 31, 2018 (AYRO’s first full year of operations) as compared to the year ended December 31, 2017. AYRO began hiring its core employee base in November 2017 through March 2018. The increase was primarily driven by employee compensation expenses and related costs, professional services, royalty-based services provided under the CVO agreement and prototypes attributable to continued development of new and enhanced product offerings.

Interest expense

Interest expense increased $132,287 for the year ended December 31, 2018 compared to year ended December 31, 2017, as a result of finance charges accrued for certain accounts payable in 2018.

Liquidity and Capital Resources

As of December 31, 2019, AYRO had approximately $642,000 in cash and cash equivalents and working capital deficit of approximately $(30,000). As of December 31, 2018, AYRO had approximately $39,243 in cash and cash equivalents and working capital deficit of approximately $(1,019,000). The deficit reduction was primarily due to a repayment of accounts payable with Cenntro as well as Cenntro’s conversion of trade accounts payable to shares of AYRO’s preferred stock. Cenntro is AYRO’s primary supply chain and largest single stockholder.

AYRO’s sources of cash since AYRO’s inception in 2017 have been predominantly from the sale of equity and debt.

In December 2019, Cenntro agreed to convert $1,100,000 in accounts payable to 1,100,000 of AYRO’s Series Seed 3 Preferred Stock. Additionally, a service provider agreed to convert $137,729 in accounts payable to a long-term promissory note.

In October 2019, AYRO raised $500,000 in a 120-day short-term loan from Mark Adams, one of AYRO’s founding board members. This loan has a 14% interest rate per annum, payable quarterly and an equity incentive of 528,000 shares of AYRO common stock. In December 2019, this loan term was extended to April 30, 2021 in exchange for the issuance of 500,000 shares of AYRO common stock.

In November 2019, AYRO received cash in exchange for term loans from an individual lender of $75,000. The note has a term of for twelve months and bears interest at the rate of 12% per annum, payable quarterly. AYRO issued 79,200 shares of AYRO common stock to the lender in connection with this loan.

In December 2019, AYRO converted notes payable to eight individual lenders in the total amount of $715,000 plus accrued interest into 777,301 shares of AYRO’s Series Seed 3 Preferred Stock, thus reducing the amount of outstanding debt.

On December 19, 2019, AYRO entered into the Merger Agreement with DropCar, pursuant to which a subsidiary of DropCar will merge with and into AYRO, with AYRO continuing as a wholly owned subsidiary of DropCar. Simultaneously with the signing of the Merger Agreement, certain accredited investors, including certain stockholders of DropCar, purchased $1.0 million of AYRO’s convertible Bridge Notes and agreed to purchase, prior to the merger, shares of AYRO common stock and warrants for $2.0 million in the AYRO Private Placement and 1,750,000 shares of AYRO common stock for nominal consideration in the Nominal Stock Subscription.

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On February 20, 2020, AYRO, certain accredited investors, including certain stockholders of DropCar, purchased $500,000 of AYRO’s secured notes. The notes are secured by a security interest in and lien on substantially all of the assets of AYRO. with the Noteholders’ security interest in the Collateral ranking junior to the secured lenders pursuant to that certain Loan and Security Agreement, dated December 19, 2019, by and between AYRO and the persons signatory thereto as lenders. The aggregate unpaid principal amount of the loan, together with all accrued and unpaid interest thereon and all other amounts payable under the notes shall be due and payable in cash upon the Maturity Date, defined as the earliest of (a) the date on which the closing of the merger occurs pursuant to the Merger Agreement, (b) May 20, 2020 and (c) the date on which all amounts under the notes become due and payable in connection with certain events of default. The notes bear interest at the rate of 7.0% per annum, which interest is payable in arears on the Maturity Date. Upon the occurrence and during the continuance of an event of default, any amounts due pursuant to the notes, whether at stated maturity, by acceleration or otherwise, shall bear interest at a rate equal to 10.0% per annum from the date of such non-payment until such amount is paid in full. Events of default include the failure by AYRO to pay any principal amount or accrued and unpaid interest on the Maturity Date, the breach of certain covenants by AYRO and the commencement of certain proceedings related to a bankruptcy by AYRO. In connection with the notes, AYRO also entered into a subscription agreement with each of the noteholders, pursuant to which, contingent upon the closing of the merger and effective immediately thereafter, AYRO agreed to cause DropCar to issue and sell, and the Noteholders agreed to subscribe for, warrants to purchase an aggregate of 500,000 shares of DropCar’s common stock for an aggregate price equal to $10,000. The warrants shall feature an exercise price of $0.01 and shall be exercisable immediately upon issuance.

During the year ended December 31, 2019, AYRO’s primary sources of liquidity came from existing cash, cash generated from operations, proceeds of $1,911,375 from the sales of 1,092,515 shares of AYRO’s Series Seed 2 Preferred Stock, $607,000 from the sales of 303,500 shares of AYRO’s Series Seed 3 Preferred Stock, issuance of $800,000 of promissory notes to seven individual investors convertible into AYRO’s Series Seed 2 Preferred Stock, the issuance of $325,000 of promissory notes to six individual investors as term loans, the conversion of $137,729 of accounts payable to a local marketing agency into a long-term note payable, the conversion of $1,100,000 of accounts payable to Cenntro, a related party into 1,100,000 shares of AYRO’s Series Seed 3 Preferred Stock, the issuance of a $500,000 long-term promissory note to Mark Adams, a founding board member, and the issuance of $1,000,000 of promissory notes to certain accredited investors, including certain stockholders of DropCar in conjunction with the pending merger.

The terms of the convertible promissory notes issued include interest accrued at 12% per annum for the first sixty (60) days and 15% per annum thereafter. The holder can convert the notes and accrued interest at $1.75 per share into AYRO’s Series Seed 2 Preferred Stock.

The terms of the promissory notes issued as term loans include interest accrued at 12% per annum and the holders were issued shares of common stock calculated by multiplying the principal amount of the note by 1.056.

 The terms of the promissory note issued as a term loan to Mark Adams includes interest accrued at 14% per annum with the holder being issued shares of common stock calculated by multiplying the principal amount of the note by 1.056.

The terms of the promissory note issued as a term loan to the local marketing agency includes interest accrued at 15% per annum with the holder being issued 66,000 shares of common stock.

During 2018, AYRO’s primary sources of liquidity were from cash generated from the sale of $3,298,007 of Series Seed 1 Preferred Stock and Series Seed 2 Preferred Stock.

AYRO’s business is capital intensive, and future capital requirements will depend on many factors including AYRO’s growth rate, the timing and extent of spending to support development efforts, the expansion of AYRO’s sales and marketing teams, the timing of new product introductions and the continuing market acceptance of AYRO’s products and services.

Based on AYRO’s current operating and funding plans and business conditions, AYRO believes that existing cash, together with DropCar’s cash on hand upon consummation of the merger and the cash AYRO will receive pursuant to the AYRO Private Placement, and cash generated from operations, will be sufficient to satisfy AYRO’s anticipated cash requirements for the next twelve months but that AYRO will be required to seek additional equity or debt financing in the next fifteen months. In the event that additional financing is required from outside sources, AYRO may not be able to raise monies on terms acceptable to it or at all. If AYRO is unable to raise additional capital when desired, AYRO’s business, operating results and financial condition would be adversely affected.

AYRO’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments that might be necessary should AYRO be unable to continue as a going concern. Management’s plan includes raising capital through additional funding sources, growing its dealer channel base to increase product sales revenue, and expanding its product portfolio offerings. If AYRO cannot achieve its operating plan, AYRO may find it necessary to dispose of assets or undertake other actions, as may be appropriate.

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Cash Flow Analysis

For the Years Ended December 31, 2019 and 2018

The following table summarizes AYRO’s cash flows for the years ended December 31, 2019 and 2018.

	For the years ended
	December 31,
	2019	2018
Cash Flows:
Net cash used in operating activities	$(4,104,286)	$(2,364,957)
Net cash used in investing activities	$(374,351)	$(760,922)
Net cash provided by financing activities	$5,081,217	$3,082,578

Operating Activities

During the years ended December 31, 2019, AYRO used $4,104,286 in cash from operating activities, an increased use of $1,739,329 when compared to the cash used in operating activities of $2,364,957 during 2018. The increase in cash used by operating activities was primarily a result of an increase in net loss as AYRO continued to invest in the infrastructure of the company as AYRO plans for growth. Additionally, working capital requirements decreased $455,256 attributable to accounts receivable, inventory, prepaid expenses, accounts payable and accrued expenses used over 2018.

AYRO’s ability to generate cash from operations in future periods will depend in large part on profitability, the rate and timing of collections of AYRO’s accounts receivable, inventory turns and AYRO’s ability to manage other areas of working capital.

Investing Activities

During the year ended December 31, 2019, AYRO used cash of $374,351 in investing activities as compared to $760,922 used during 2018, a reduction of $386,571. The net decrease was primarily due to $364,000 of tooling purchased for the AYRO 311 vehicle in June 2018, combined with an increase in capital expenditures of equipment purchased in the normal course of business.

Financing Activities

During the year ended December 31, 2019, AYRO generated a net $5,081,217 from financing activities, as compared to the cash generated of $3,082,578 during 2018. During the year ended December 31, 2019, cash was generated through the sale of 1,092,215 shares of AYRO’s Series Seed 2 Preferred Stock for total proceeds of $1,911,375 and 303,500 shares of AYRO’s Series Seed 3 Preferred Stock for total proceeds of $607,000. Additionally, $800,000 in proceeds were received from the sale of promissory notes convertible into AYRO’s Series Seed 2 Preferred Stock and $325,000 in proceeds were received from the sale of promissory notes recorded as short-term loans during the year ended December 31, 2019. In the second quarter of 2019, $350,000 of principal and $9,062 of accrued interest from the convertible notes were exchanged into 205,178 shares of AYRO’s Series Seed 2 Preferred Stock. In December 2019, $500,000 in proceeds were received from the sale of a long-term promissory note to Mark Adams, a founding board member. Additionally, in December 2019, AYRO issued $1,000,000 of promissory notes to certain accredited investors, including certain stockholders of DropCar in conjunction with the pending merger. During the year ended December 31, 2018, cash was generated through the sale of 2,300,000 shares of AYRO’s Series Seed 1 Preferred Stock for total proceeds of $2,300,000 and 610,291 shares of AYRO’s Series Seed 2 Preferred Stock for total proceeds of $998,007. In March 2018, AYRO repurchased 250,000 shares of its Series Seed 1 Preferred Stock from certain early investors for $250,000.

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For the Years Ended December 31, 2018 and 2017

The following table summarizes AYRO’s cash flows for the years ended December 31, 2018 and 2017:

	For the years ended December 31,
	2018	2017
Cash Flows:
Net cash used in operating activities	$(2,364,957)	$(863,203)
Net cash used in investing activities	$(760,922)	$(336,577)
Net cash provided by financing activities	$3,082,578	$1,282,324

Operating Activities

During the year ended December 31, 2018, AYRO used $2,364,957 in cash from operating activities, an increase of $1,501,754 when compared to the $863,203 in cash used in operating activities during the year ended December 31, 2017. The increase in cash used by operating activities was primarily a result of growing the infrastructure of the business. The 2018 fiscal year was AYRO’s first full year of operations which required an increase in investment in additional personnel, additional office and warehouse space and other costs associated with developing a high-quality manufacturing business. Additionally, cash used in operations for 2018 was supported by increases in working capital of $956,614, composed of: reductions in inventories, prepaid expenses combined with increases in accrued expenses and related party payables (sources of cash) of $2,259,376; offset by an increase in accounts receivable and deposits combined with reductions in accounts payable and deferred revenue (uses of cash) of $1,302,762. The increase in working capital requirements was predominately offset by an increase in net loss of $3,115,405 during the year ended December 31, 2018, as compared to December 31, 2017, and a net increase in non-cash operating expenses of $753,726, as compared to the prior year. Non-cash expenditures include allowances for bad debt, depreciation and amortization and stock-based compensation expense.

AYRO’s ability to generate cash from operations in future periods will depend in large part on AYRO’s profitability, the rate and timing of collections of its accounts receivable, its inventory turns and its ability to manage other areas of working capital.

Investing Activities

During the year ended December 31, 2018, AYRO used cash of $760,922 in investing activities, as compared to $336,577 used during the comparative period in 2017, an increase in cash used of $424,345. The net increase is primarily due to cash used in the purchase of capital equipment including tooling for the AYRO 311 vehicle. Other than capital expense needed to develop new products, AYRO does not anticipate any significant purchases of equipment beyond that which is anticipated for use in the normal course of AYRO’s core business activity.

Financing Activities

During the year ended December 31, 2018, AYRO raised $3,298,007 through non-institutional sales of Series Seed 1 and Series Seed 2 Preferred Stock, as compared to $1,222,500 in the year ended December 31, 2017. Additionally, in 2018, AYRO redeemed $250,000 of preferred stock and $375 of common stock to certain early investors.

In 2018, AYRO financed a delivery truck for $34,946 under a standard purchase finance agreement.

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Contractual Obligations and Commitments

AYRO has made certain indemnities, under which it may be required to make payments to an indemnified party, in relation to certain transactions. AYRO indemnifies its directors and officers, to the maximum extent permitted under the laws of the State of Delaware. In connection with AYRO’s facility leases, AYRO has indemnified its lessors for certain claims arising from the use of the facilities. The duration of the indemnities varies and, in many cases, is indefinite. These indemnities do not provide for any limitation of the maximum potential future payments AYRO could be obligated to make. Historically, AYRO has not been obligated to make any payments for these obligations and no liabilities have been recorded for these indemnities.

Off-Balance Sheet Arrangements

Other than lease commitments incurred in the normal course of business and certain indemnification provisions, AYRO does not have any off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets, or any obligation arising out of a material variable interest in an unconsolidated entity. AYRO does not have any subsidiaries to include or otherwise consolidate into the financial statements. Additionally, AYRO does not have interests in, nor relationships with, any special purpose entities.

Related Party Transactions

Royalty Agreement

On March 1, 2017, AYRO entered into the Outsourced CVO Services Agreement with SI that is controlled by Mr. Okonsky and Mr. Adams, each a founder of AYRO and a current AYRO board member, in its effort to accelerate the start-up of AYRO’s operations. In return for acceleration assistance and SI providing services of the Chief Visionary Officer role, pursuant to the agreement, AYRO paid a monthly retainer of $6,000 per month. On a quarterly basis, AYRO also remitted to SI a royalty of a percentage (see table below) of its revenues less the retainer amounts for the measurement quarter paid. In connection with this agreement, AYRO granted 350,000 options to purchase shares of AYRO common stock at an exercise price of $0.667 per share under the AYRO Equity Plan, which was subsequently cancelled in December 2019.

Royalty Percentage
Revenues
$0 - $25,000,000	3.0%
$25,000,000 - $50,000,000	2.0%
$50,000,000 - $100,000,000	1.0%
Over $100,000,001	0.5%

SI was also granted a right to nominate up to two members of AYRO’s board of directors.

In addition, on April 1, 2017, AYRO and SI entered into a fee-for-service agreement, pursuant to which SI agreed to provide accounting and financial, graphics and marketing services to AYRO, based on the market-standard hourly rates as set forth in the agreement.

Effective as of January 1, 2019, AYRO agreed to an amendment to the Outsourced CVO Services Agreement to reduce the royalty percentage to a flat 0.5% for all revenue levels. In connection to this amendment, AYRO granted each of Mr. Okonsky and Mr. Adams an additional 700,000 options to purchase $0.95 per share, pursuant to the AYRO Equity Plan, which options were fully vested as of September 30, 2019 and subsequently cancelled in December 2019.

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Effective as of October 14, 2019, AYRO and SI terminated the Outsourced CVO Services Agreement, and as consideration for SI to terminate the agreement, AYRO issued 850,000 shares of AYRO common stock to SI (or its designees).

In December 2019, the Company, SI, Christian Okonsky and Mark Adams agreed to cancel (i) the options to purchase 350,000 shares of AYRO common stock previously granted to SI in March 2017, and (ii) the options to purchase an aggregate of 1,400,000 shares of AYRO common stock previously granted to Mr. Okonsky and Mr. Adams in connection with the amendment to the Outsourced CVO Services Agreement to reduce the royalty percentages, in exchange for 1,593,550 shares of AYRO common stock.

For the years ended 2017, 2018, and 2019 prior to termination, AYRO paid SI $60,000, $187,494 and $60,000, respectively, pursuant to the Outsourced CVO Services Agreement, and $123,538, $36,694 and $1,275, respectively, pursuant to the fee-for service agreement for accounting and financial, graphics and marketing services.

Consulting Agreement

On January 15, 2019, AYRO entered into a fee-for-service-based agreement with SCLLC, an entity that is controlled by Mr. Adams, John Constantine and Will Steakley, who are principal stockholders of AYRO, in an effort to support the strategic direction of AYRO. The duties of SCLLC include (a) participating in strategic advisory conference calls with management; (b) making introductions to interested parties of strategic value; (c) advising AYRO on capital structure; and (d) acting as ambassadors to promote the company within the Central Texas community. In 2019, SCLLC received five-year warrants to purchase an aggregate of 652,500 shares of AYRO common stock at a $2.00 exercise price and 247,500 shares of the AYRO common stock in connection with the services rendered. Payments accrued for services rendered for the year ended December 31, 2019 were $249,938.

Loan from SI

In January 2019, AYRO received $50,000 in a short-term loan from SI. The short-term loan did not bear any interest. The amount was repaid in March 2019.

Adams Note, Amendment and Lock-Up Agreement

On October 14, 2019, Mr. Adams, a current member of the board of directors of AYRO, was issued a secured promissory note in the aggregate principal amount of $500,000, in exchange for funding $100,000 to AYRO on or before October 15, 2019, and $400,000 on or before October 24, 2019. The note is secured by a first lien security interest in all of the assets of AYRO and accrues interest at 14% per annum, until the promissory note is repaid. The note was to mature on the earlier of March 12, 2020, or the date that is three business days following the closing of a reverse merger transaction involving AYRO.

On December 13, 2019, AYRO and Mr. Adams entered into an amendment to the promissory note, extending the maturity date of the note to April 30, 2021. As consideration, AYRO issued 500,000 shares of common stock to Mr. Adams. Such shares are subject to a six-month lock-up period.

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AYRO has not paid any principal or interest accrued on the promissory note. As of December 31, 2019, the aggregate principal amount of $500,000 is outstanding and $13,386 of interest is accrued and payable.

Cenntro Agreement

In April 2017, AYRO entered into a Manufacturing Licensing Agreement with Cenntro, that provides for its four-wheel sub-assemblies to be licensed and sold to AYRO for final manufacturing and sale in the United States.

In 2017, AYRO executed a Stock Purchase Agreement with Cenntro for three million (3,000,000) shares of AYRO’s common stock. As consideration, Cenntro contributed cash of $50,000, raw material inventory items valued at $92,061 and supply chain tooling and assembly line development and ramp-up valued at $307,939. As of December 31, 2019, Cenntro owned approximately 13.73% of AYRO’s outstanding common stock on a fully-diluted basis.

In 2017, AYRO executed a supply chain contract with Cenntro. Currently, AYRO purchases 100% of its four-wheel vehicle chassis, cabs and wheels through this supply chain relationship with Cenntro. Contract terms are industry-standard and reflect arms-length market pricing and other relevant terms.

In 2018, AYRO purchased supply-chain tooling to be placed in Cenntro’s facility with a promissory note to Cenntro for the cost. The tooling note was repaid in March 2019. As of December 31, 2019 and 2018, the amounts outstanding to Cenntro for factory tooling were $0 and $324,202, respectively.

In December 2019, Cenntro agreed to convert $1,100,000 of its accounts receivable due from AYRO into 1,100,000 shares of AYRO’s Series Seed 3 Preferred Stock. As of December 31, 2019, and 2018, the amounts outstanding to Cenntro for trade accounts payable were $133,117 and $2,149,295, respectively.

Critical Accounting Policies and Estimates

AYRO’s accounting policies are fundamental to understanding its management’s discussion and analysis. AYRO’s significant accounting policies are presented in Note 1 to its consolidated financial statements, which are included elsewhere in this joint proxy and consent solicitation statement/prospectus. AYRO has identified certain significant accounting policies which involve a higher degree of judgment and complexity in making certain estimates and assumptions that affect amounts reported in its consolidated financial statements, as summarized below.

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 amends the guidance for revenue recognition to replace numerous industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. AYRO adopted the ASU No. 2014-09 for the year ended December 31, 2018.

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Product revenue from customer contracts is recognized on the sale of each electric vehicle as vehicles are shipped to customers. Ownership and risk of loss transfers to the customer based on FOB shipping point and freight charges are the responsibility of the customer. Payments are typically received at the point control transfers or in accordance with payment terms customary to the business.

Subscription revenue from revenue sharing with Destination Fleet Operators (“DFO”) is recorded in the month the vehicles in AYRO’s fleet is rented. AYRO established its rental fleet in late March 2019. For the rental fleet, AYRO retains title and ownership to the vehicles and places them in DFO’s in resort communities that typically rent golf cars for use in those communities. Subscription revenue from revenue sharing activities for the years ended December 31, 2019 and 2018 were $11,883 and $0, respectively.

Amounts billed to customers related to shipping and handling are classified as shipping revenue, and AYRO has elected to recognize the cost for freight and shipping when control over vehicles has transferred to the customer as an operating expense. AYRO’s policy is to exclude taxes collected from a customer from the transaction price of automotive contracts. Shipping revenue for the years ended December 31, 2019 and 2018 were $83,717 and $35,049, respectively.

Services and other revenue consist of non-warranty after-sales vehicle services. Service revenue for the years ended December 31, 2019 and 2018 were $7,166 and $3,939, respectively.

Payments received in advance of the delivery of vehicles or performance of services are reported in the accompanying balance sheets as deferred income.

Stock-Based Compensation

AYRO accounts for stock-based compensation in accordance with the guidance of FASB Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. Under the fair value recognition provisions of FASB ASC Topic 718, which requires all stock-based compensation costs to be measured at the grant date based on the fair value of the award and is recognized as compensation expense ratably over the period the services are rendered, which is generally the option vesting period. AYRO uses the Black-Scholes option pricing method to determine the fair value of stock options and thus to determine compensation expense associated with the grant. AYRO measures stock-based compensation expense for its non-employees and consultants under FASB ASC 505-50, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods and Services. In accordance with ASC Topic 505-50, these stock options and warrants issued as compensation for services provided to AYRO are accounted for based upon the fair value of the services provided. The fair value of the equity instrument is charged directly to compensation expense and additional-paid-in capital over the period during which services are rendered.

Net Earnings or Loss Per Share

AYRO’s computation of earnings (loss) per share (“EPS”) includes basic and diluted EPS. Basic EPS is measured as the income (loss) available to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., common stock warrants and common stock options) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the respective periods. Basic and diluted loss per common share is the same for all periods presented because all common stock warrants and common stock options outstanding were anti-dilutive.

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At December 31, 2019 and 2018, AYRO excluded the outstanding warrant and option securities, which entitle the holders thereof to ultimately acquire shares of common stock, from its calculation of earnings per share, as their effect would have been anti-dilutive.

Use of Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ from those estimates.

Fair Value Measurements

AYRO follows FASB ASC 820-10, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value, which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The standard also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

The three-level hierarchy for fair value measurements is defined as follows:

●	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability other than quoted prices, either directly or indirectly, including inputs in markets that are not considered to be active.
●	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The carrying amounts reported in the accompanying financial statements for current assets and current liabilities approximate the fair value because of the immediate or short-term maturities of the financial instruments. As of December 31, 2019 and 2018, AYRO did not have any level 2 or level 3 instruments.

Inventories

Inventories are reported at the lesser of cost (using the first-in, first-out method, “FIFO”) or net realizable value. Inventories consist of purchased chassis, cabs, batteries, truck beds/boxes, component parts as well as freight, tariffs, duties and other transport-in costs. Inventories are categorized as raw materials, work-in-process and finished goods as of December 31, 2019 and 2018. Work-in-process and finished goods include labor and overhead costs.

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Intangible Assets

Intangible assets consist of the cost in registering patents for AYRO’s unique inventions. Such patent-related expenses are recorded at their estimated fair value on the date of cost encumbrance and are being amortized over an estimated life of 5 years. Intangible assets also include investments made with the supply chain partner, who is also an investor, for tooling and assembly line configuration. Amortization expense for the years ended December 31, 2019 and 2018 was $106,859 and $92,814, respectively.

AYRO follows FASB ASC 360, Accounting for Impairment or Disposal of Long-Lived Assets (“ASC 360”). ASC 360 requires that if events or changes in circumstances indicate that the cost of long-lived assets or asset groups may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset’s carrying value to determine if a write-down to market value would be required. Long-lived assets or asset groups that meet the criteria in ASC 360 as being held for sale are reflected at the lower of their carrying amount or fair market value, less costs to sell. AYRO’s management has determined that there is no impairment as of December 31, 2019.

Income Taxes

AYRO accounts for income tax using an asset and liability approach, which allows for the recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The accounting for deferred income tax calculation represents AYRO management’s best estimate on the most likely future tax consequences of events that have been recognized in AYRO’s financial statements or tax returns and related future anticipation. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before AYRO is able to realize their benefits, or that future realization is uncertain.

AYRO evaluates uncertainty in income tax positions based on a more-likely-than-not recognition standard. If that threshold is met, the tax position is then measured at the largest amount that is greater than 50% likely of being realized upon ultimate settlement. If applicable, AYRO records interest and penalties as a component of income tax expense.

As of December 31, 2019 and 2018, there were no accruals for uncertain tax positions.

Business Combinations

AYRO utilizes the acquisition method of accounting for business combinations and allocates the purchase price of an acquisition to the various tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. AYRO primarily establishes fair value using the income approach based upon a discounted cash flow model. The income approach requires the use of many assumptions and estimates including future revenues and expenses, as well as discount factors and income tax rates. Other estimates include:

●	Estimated step-ups or write-downs for fixed assets and inventory;
●	Estimated fair values of intangible assets; and
●	Estimated income tax assets and liabilities assumed from the target.

While AYRO uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the business acquisition date, AYRO’s estimates and assumptions are inherently uncertain and subject to refinement. As a result, during the purchase price allocation period, which is generally one year from the business acquisition date, AYRO records adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. For changes in the valuation of intangible assets between preliminary and final purchase price allocation, the related amortization is adjusted in the period it occurs. Subsequent to the purchase price allocation period, any adjustment to assets acquired or liabilities assumed is included in operating results in the period in which the adjustment is determined.

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From inception through December 31, 2019, AYRO has not contemplated nor consummated any acquisitions. However, should AYRO issue shares of its common stock in an acquisition, it will be required to estimate the fair market value of the shares issued.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU Topic 2016-02, Leases, (“ASU 842”). The guidance in this ASU supersedes the leasing guidance in ASU Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement.

The new standard is effective for fiscal years beginning after December 15, 2019. Early adoption is permitted. AYRO has adopted the standard effective January 1, 2019. The adoption of ASU 2016-02 did not have a material effect on AYRO’s financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09 amends the guidance for revenue recognition to replace numerous industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. ASU 2014-09 implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts and customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in ASU 2014-09 are effective for reporting periods beginning after December 15, 2017, and early adoption is prohibited. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of the adoption. AYRO adopted ASU 2014-09 for the year ended December 31, 2018. The adoption of ASU 2014-09 did not have a material effect on AYRO’s financial statements.

Concentration of Credit Risk

Financial instruments that potentially expose AYRO to concentrations of credit risk consist principally of cash, cash equivalents and accounts receivable. AYRO places its cash and cash equivalents with financial institutions with high credit quality. As of December 31, 2019, AYRO had $641,822 of cash and cash equivalents on deposit or invested with its financial and lending institutions.

AYRO provides credit to customers in the normal course of business. AYRO performs ongoing credit evaluations of its customers’ financial condition and limit the amount of credit extended when deemed necessary.

Foreign Currency Risk

From inception through December 31, 2019, all transactions for AYRO have been settled in U.S. dollars. Should AYRO begin transacting business in other currencies, AYRO is subject to exposure from changes in the exchange rates of local currencies.

AYRO has not entered into any financial derivative instruments that expose it to material market risk, including any instruments designed to hedge the impact of foreign currency exposures. AYRO may, however, hedge such exposure to foreign currency exchange fluctuations in the future.

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DESCRIPTION OF DROPCAR CAPITAL STOCK

As a result of the merger, AYRO stockholders who receive shares of DropCar common stock in the merger will become stockholders of DropCar. The rights of stockholders of DropCar will be governed by Delaware law, the DropCar Charter and the DropCar Bylaws, as amended. The following briefly summarizes the material terms of DropCar’s common stock and preferred stock after giving effect to the merger, the amendment and restatement of the DropCar Charter, and the other transactions contemplated hereunder. DropCar urges you to read the applicable provisions of the DGCL, the DropCar Charter and the DropCar Bylaws, as well as the proposed amendments to the DropCar Charter and the DropCar Bylaws carefully in their entirety. Marked copies of the proposed amendments to the DropCar Charter and the DropCar Bylaws are included in this joint proxy and consent solicitation statement/prospectus as Annexes B and N, respectively.

Unless otherwise noted, all disclosure included in this “Description of DropCar Capital Stock” section reflects the 1-for-6 reverse stock split of DropCar’s common stock that was effected on March 8, 2019.

Proposed Amended and Restated DropCar Charter

If stockholders approve Proposal 5, the “A&R Charter Proposal,” the DropCar Charter will be amended and restated as set forth in Annex B. The following description of such proposed amended and restated certificate of incorporation is qualified by reference to Annex B.

Pursuant to the proposed amended and restated DropCar Charter, DropCar will be authorized to issue up to 100,000,000 shares of common stock and up to 20,000,000 shares of preferred stock with the rights, preferences and privileges determined by its board of directors from time to time. Holders of DropCar common stock will be entitled to one vote for each share held on all matters submitted to a vote of stockholders and will not have cumulative voting rights.

Also pursuant to the proposed amended and restated DropCar Charter, DropCar shall have the power to indemnify and advance expenses, to the extent permitted by the DGCL, to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he or she is or was a director, officer, employee or agent of DropCar, or is or was serving at the request of DropCar as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such proceeding. DropCar directors shall not be personally liable to DropCar or its stockholder for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

General

The following description of DropCar’s capital stock and provisions of its amended and restated certificate of incorporation, as amended (“DropCar Charter”), and amended and restated bylaws (“DropCar Bylaws”), as currently in effect without giving effect to the A&R Charter Proposal, are summaries and are qualified by reference to the DropCar Charter and the DropCar Bylaws that are on file with the SEC.

DropCar is authorized to issue up to 100,000,000 shares of common stock and up to 5,000,000 shares of preferred stock with the rights, preferences and privileges determined by its board of directors from time to time. Based on DropCar’s capitalization as of April 1, 2020, DropCar had issued and outstanding:

●	4,550,503 shares of DropCar common stock held by 33 stockholders of record;
●	37,047 shares of DropCar convertible preferred stock held by 6 stockholders of record; and
●	8,001,247 shares of DropCar common stock reserved for future issuance as follows:

o	(i) 380,396 shares for issuance upon exercise of stock options granted under the DropCar, Inc. Amended and Restated 2014 Equity Incentive Plan, at a weighted average exercise price of $14.43 per share, all of which are issuable upon exercise of currently outstanding options, subject to vesting;
o	(ii) 3,320,269 shares for issuance upon conversion of the outstanding shares of DropCar’s convertible preferred stock; and
o	(iii) 4,300,582 shares for issuance upon exercise of DropCar’s outstanding warrants.

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Common Stock

Holders of DropCar common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of Series H-6 Convertible Preferred Stock are entitled to vote together with the holders of DropCar common stock those shares of Series H-6 Convertible Preferred Stock owned on the record date, on an as-if converted to DropCar common stock basis, subject to certain beneficial ownership blockers. Each election of directors by DropCar’s stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by the DropCar Board of Directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of DropCar’s liquidation or dissolution, the holders of DropCar common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any of DropCar’s outstanding preferred stock. Holders of DropCar common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of DropCar common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of DropCar preferred stock that it may designate and issue in the future.

Preferred Stock

Under the terms of the DropCar Charter, the DropCar Board of Directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The DropCar Board of Directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing the DropCar Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of DropCar’s outstanding voting stock.

Series H Convertible Preferred Stock

On June 30, 2015, DropCar entered into Amendment, Waiver and Exchange Agreements with certain of its promissory note holders, who held $1,299,000 in principal amount of unsecured promissory notes of DropCar. Pursuant to the terms of the exchange agreements, the holders of such notes agreed to exchange all the existing indebtedness for, and DropCar agreed to issue to the holders, an aggregate of 8,435 shares of Series H Convertible Preferred Stock, par value $0.0001 per share (“Series H Stock”). On June 30, 2015, DropCar filed with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences and Rights of the Series H Convertible Preferred Stock (the “Series H Certificate of Designation”). Under the terms of the Series H Certificate of Designation, each share of Series H Stock has a stated value of $154 and is convertible into shares of DropCar’s common stock, equal to the stated value divided by the conversion price of $36.96 per share (subject to adjustment in the event of stock splits or dividends). DropCar is prohibited from effecting the conversion of the Series H Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 9.99%, in the aggregate, of the issued and outstanding shares of DropCar’s common stock calculated immediately after giving effect to the issuance of shares of DropCar’s common stock upon such conversion.

As of April 1, 2020, there were 8 shares of Series H Stock issued and outstanding.

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Series H-3 Convertible Preferred Stock

On March 30, 2017, DropCar entered into a Securities Purchase Agreement with five investors pursuant to which DropCar issued to the investors an aggregate of 7,017 shares of Series H-3 Preferred Convertible Stock, par value $0.0001 per share (the “Series H-3 Stock”), and warrants to purchase 1,101,751 shares of common stock, with an exercise price of  $1.38 per share (the “Series H-3 Warrants”). The purchase price for each share of Series H-3 Stock was $138 and the purchase price for each Series H-3 Warrant was $0.1250, for aggregate gross proceeds of $1,100,000.

On March 30, 2017, DropCar filed with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences and Rights of the Series H-3 Stock (the “Series H-3 Certificate of Designation”). Under the terms of the Series H-3 Certificate of Designation, each share of the Series H-3 Stock has a stated value of $138 and is convertible into shares of common stock, equal to the stated value divided by the conversion price of $33.12 per share (subject to adjustment in the event of stock splits and dividends). DropCar is prohibited from effecting the conversion of the Series H-3 Stock to the extent that, as a result of such conversion, the holder or any of its affiliates would beneficially own more than 9.99%, in the aggregate, of the issued and outstanding shares of common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series H-3 Stock.

As of April 1, 2020, there were 2,189 shares of Series H-3 Stock issued and outstanding.

Series H-4 Convertible Preferred Stock

On March 8, 2018, DropCar entered into a Securities Purchase Agreement with certain institutional and accredited investors, pursuant to which DropCar issued to the investors an aggregate of 26,843 shares (the “Series H-4 Shares”) of its Series H-4 Convertible Preferred Stock, par value $0.0001 per share (the “Series H-4 Stock”), and warrants to purchase 447,383 shares of its common stock, with an exercise price of $15.60 per share, subject to adjustments (the “Series H-4 Warrants”). The purchase price per Series H-4 Share was $235.50, equal to (i) the closing price of DropCar’s common stock on The Nasdaq Capital Market on March 7, 2018, plus $0.125 multiplied by (ii) 100. The aggregate purchase price for the Series H-4 Shares and Series H-4 Warrants was approximately $6.0 million. The Series H-4 Shares were originally convertible into 2,684,300 shares of DropCar’s common stock. On November 15, 2018, the DropCar stockholders approved the reduction in the conversion price of the Series H-4 Shares to $3.60 per share.

On September 5, 2018, DropCar received a request from Nasdaq to amend its Certificate of Designations, Preferences and Rights of the Series H-4 Convertible Preferred Stock, originally filed with the Secretary of State of the State of Delaware on March 8, 2018 (the “Series H-4 Certificate of Designations”) to provide that the Series H-4 Stock may not be converted into shares of common stock until DropCar obtained stockholder approval of the issuance of the common stock underlying the Series H-4 Stock pursuant to the applicable rules and regulations of Nasdaq. On September 10, 2018, DropCar filed a Certificate of Amendment to the Series H-4 Certificate of Designations to provide for stockholder approval as described above prior to the conversion of the Series H-4 Stock. The required stockholder approval was obtained on November 15, 2018.

As of April 1, 2020, there were 5,028 shares of Series H-4 Stock issued and outstanding.

Series H-5 Convertible Preferred Stock

On December 6, 2019, DropCar entered into a Securities Purchase Agreement with certain institutional and accredited investors, pursuant to which DropCar issued to the investors an aggregate of 34,722 shares of its newly designated Series H-5 Convertible Preferred Stock, par value $0.0001 per share (the “Series H-5 Shares”), and warrants to purchase 3,472,222 shares of common stock, with an exercise price of $0.792 per share, subject to adjustments (the “Series H-5 Warrants”). The purchase price per Series H-5 Share was $72.00, equal to (i) the closing price of DropCar’s common stock on The Nasdaq Capital Market on December 5, 2019, plus $0.125 multiplied by (ii) 100. The aggregate purchase price for the Series H-5 Shares and Series H-5 Warrants was approximately $2.5 million. Subject to certain ownership limitations, the Series H-5 Warrants will be exercisable beginning six (6) months from the issuance date and will be exercisable for a period of five (5) years from the initial exercise date. DropCar also issued to Palladium Capital Advisors, LLC, its placement agent, Series H-5 Warrants to purchase 243,054 shares of common stock in connection with the Series H-5 Shares issuance.

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On December 6, 2019, DropCar filed the Certificate of Designations, Preferences and Rights of the Series H-5 Convertible Preferred Stock (the “Series H-5 Certificate of Designation”) with the Secretary of State of the State of Delaware, establishing and designating the rights, powers and preferences of the Series H-5 Convertible Preferred Stock (the “Series H-5 Stock”). DropCar designated up to 50,000 shares of Series H-5 Stock and each share has a stated value of $72.00 (the “Stated Value”). Each share of Series H-5 Stock is convertible at any time at the option of the holder thereof, into a number of shares of common stock determined by dividing the Stated Value by the initial conversion price of $0.72 per share, subject to a 9.99% blocker provision. The Series H-5 Stock have the same dividend rights as DropCar common stock, and no voting rights except as provided for in the Series H-5 Certificate of Designation or as otherwise required by law. In the event of any liquidation or dissolution of DropCar, the Series H-5 Stock ranks senior to DropCar common stock in the distribution of assets, to the extent legally available for distribution.

As of April 1, 2020, there were 0 shares of Series H-5 Stock issued and outstanding as a result of the Share Exchange (as described below).

Series H-6 Convertible Preferred Stock

On February 5, 2020, DropCar entered into separate Exchange Agreements (the “Share Exchange Agreements”) with the holders of the Series H-5 Shares to exchange an equivalent number of shares of DropCar’s Series H-6 Convertible Preferred Stock (the “Series H-6 Shares”), par value $0.0001 per share (the “Share Exchange”). The Share Exchange closed on February 5, 2020.

On February 5, 2020, DropCar filed the Certificate of Designations, Preferences and Rights of the Series H-6 Shares with the Secretary of State of the State of Delaware, establishing and designating the rights, powers and preferences of the Series H-6 Shares. DropCar designated up to 50,000 shares of Series H-6 Shares and each share has a stated value of $72.00. Each Series H-6 Share is convertible at any time at the option of the holder thereof, into a number of shares of DropCar common stock determined by dividing the stated value by the initial conversion price of $0.72 per share, subject to a 9.99% blocker provision. The Series H-6 Shares have the same dividend rights as the DropCar common stock, except as provided for in the Certificate of Designations, Preferences and Rights of the Series H-6 Shares or as otherwise required by law. The Series H-6 shares also have the same voting rights as the DropCar common stock, except that in no event shall a holder of Series H-6 Shares be permitted to exercise a greater number of votes than such holder would have been entitled to cast if the Series H-6 Shares had immediately been converted into shares of DropCar common stock at a conversion price equal to $0.78 (subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar events). In addition, a holder (together with its affiliates) may not be permitted to vote Series H-6 Shares held by such holder to the extent that such holder would beneficially own more than 9.99% of DropCar common stock. In the event of any liquidation or dissolution of DropCar, the Series H-6 Stock ranks senior to the DropCar common stock in the distribution of assets, to the extent legally available for distribution.

As of April 1, 2020, there were 29,822 Series H-6 Shares outstanding.

Options

As of April 1, 2020, DropCar had outstanding options to purchase 380,396 shares of its common stock, at a weighted average exercise price of $14.43 per share.

Restricted Stock Units

As of April 1, 2020, DropCar had zero outstanding restricted stock units.

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Warrants

As of April 1, 2020, DropCar had outstanding warrants to purchase an aggregate of 4,300,582 shares of its common stock with exercise prices ranging from $0.792 to $33.12, with an approximate weighted average exercise price of $2.41 per share. The classes of warrants are described below.

2018 Merger Warrants

On April 19, 2018, DropCar entered into separate Warrant Exchange Agreements with the holders of existing merger warrants (the “2018 Merger Warrants”) to purchase shares of its common stock, pursuant to which the 2018 Merger Warrant holders exchanged each 2018 Merger Warrant for one-third of a share of DropCar common stock (collectively, the “New Shares”) and one-half of a warrant to purchase a share of DropCar common stock (collectively, the “Series I Warrants”). In connection with the exchange agreements, DropCar issued an aggregate of (i) 48,786 New Shares and (ii) Series I Warrants to purchase an aggregate of 73,178 shares of DropCar common stock. The closing took place on May 16, 2018.

The Series I Warrants have an exercise price of $13.80 per share (reflecting 110% of the market value of DropCar common stock on The Nasdaq Capital Market as of the close of trading on April 18, 2018, prior to the entry into the warrant exchange agreements), and do not contain any price-based anti-dilution protections. In addition, the Series I Warrants are exercisable for three years from the date of issuance and contain a mandatory exercise feature if (i) the volume weighted average price of DropCar common stock equals or exceeds a certain value (subject to appropriate adjustments for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar transactions after the issuance date) for not less than ten (10) consecutive trading days (the “Mandatory Exercise Measuring Period”); (ii) the daily average number of shares of DropCar common stock traded during the Mandatory Exercise Measuring Period equals or exceeds a certain value (subject to appropriate adjustments for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, reverse stock splits or other similar transactions after the issuance date); and (iii) no Equity Conditions Failure (as defined in the form of Series I Warrant) has occurred (unless the holder has waived such Equity Conditions Failure).

The 2018 Merger Warrants were originally issued pursuant to the 2018 Merger. The 2018 Merger was completed on January 30, 2018. The 2018 Merger Warrants, which are exercisable to purchase up to 146,358 shares of DropCar common stock, were issued in exchange for previously outstanding Private DropCar warrants and have terms identical to the terms of the Private DropCar warrants for which they were exchanged, except that the number of shares covered by the 2018 Merger Warrants and the exercise price per share were adjusted for an exchange ratio of 0.3273.

As of April 1, 2020, there were zero 2018 Merger Warrants issued and outstanding and 73,178 Series I Warrants issued and outstanding.

Series H-1 Warrants

During July 2015, DropCar issued warrants to purchase 213,293 shares of its common stock, with a weighted average exercise price equal to $29.04 per share, subject to adjustments (the “Series H-1 Warrants”). Subject to certain ownership limitations, the Series H-1 Warrants are immediately exercisable from the issuance date and will be exercisable for a period of five (5) years from the issuance date.

As of April 1, 2020, there were 50,744 Series H-1 Warrants issued and outstanding.

Series H-3 Warrants

As described above under “Description of Capital Stock – Preferred Stock” in connection with the issuance of the Series H-3 Shares, on March 30, 2017, DropCar issued warrants to purchase 183,625 shares of its common stock, with an exercise price of $33.12 per share, subject to adjustments (the “Series H-3 Warrants”). Subject to certain ownership limitations, the Series H-3 Warrants are immediately exercisable from the issuance date and will be exercisable for a period of five (5) years from the issuance date.

As of April 1, 2020, there were 14,001 Series H-3 Warrants issued and outstanding.

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Series H-4 Warrants

As described above under “Description of Capital Stock - Preferred Stock,” in connection with the issuance of the Series H-4 Shares, on March 8, 2018, DropCar issued warrants to purchase 447,383 shares of its common stock, with an original exercise price of $15.60 per share, subject to adjustments (the “Series H-4 Warrants”). Subject to certain ownership limitations, the Series H-4 Warrants are immediately exercisable from the issuance date and will be exercisable for a period of five (5) years from the issuance date.

On September 5, 2018, in connection with the repricing described below, DropCar received a request from Nasdaq to amend its Series H-4 Warrants to provide that the Series H-4 Warrants may not be exercised until DropCar obtained stockholder approval of the issuance of its common stock underlying the Series H-4 Warrants pursuant to the applicable rules and regulations of Nasdaq. On September 10, 2018, DropCar entered into an amendment with the holders of its Series H-4 Warrants to provide for stockholder approval as described above prior to the exercise of the Series H-4 Warrants. On November 15, 2018, DropCar obtained shareholder approval to reduce the exercise price from $15.60 per share to $3.60 per share. The Series H-4 Warrants contain anti-dilution price protection that was triggered on December 6, 2019 upon the issuance of the Series H-5 Warrants (as defined below), causing the exercise price to decrease from $3.60 per share to $3.12 per share.

As of April 1, 2020, there were 187,267 Series H-4 Warrants issued and outstanding.

Series J Warrants

On August 31, 2018, DropCar offered to the holders of its Series H-4 Warrants the opportunity to exercise such Series H-4 Warrants for cash at a reduced exercise price of $3.60 per share provided such Series H-4 Warrants were exercised for cash on or before 5:00 P.M. Eastern Daylight Time on September 4, 2018. In addition, DropCar issued a “reload” warrant (the “Series J Warrants”) to each H-4 Holder who exercised their Series H-4 Warrants prior to September 4, 2018 covering one share for each Series H-4 Warrant exercised during that period. The terms of the Series J Warrants are substantially identical to the terms of the Series H-4 Warrants except that (i) the exercise price is equal to $6.00, (ii) the Series J Warrants may be exercised at all times beginning on the 6-month anniversary of the issuance date on a cash basis and also on a cashless basis as described in Section 2(d) of the Series J Warrant, (iii) the Series J Warrants do not contain any provisions for anti-dilution adjustment and (iv) DropCar has the right to require the holders to exercise all or any portion of the Series J Warrants still unexercised for a cash exercise if the VWAP (as defined in the Series J Warrant) for its common stock equals or exceeds $9.00 for not less than ten consecutive trading days.

On September 4, 2018, DropCar received executed repricing offer letters from a majority of the holders, which resulted in the issuance of Series J Warrants to purchase up to 260,116 shares of its common stock. DropCar received gross proceeds of approximately $937,000 from the exercise of the Series H-4 Warrants pursuant to the terms of the repricing offer letter.

As of April 1, 2020, there were 260,116 Series J Warrants issued and outstanding.

Prefunded Series K Warrants

On November 14, 2018, DropCar entered into a Securities Purchase Agreement with an existing investor, pursuant to which DropCar agreed to issue and sell, in a registered direct offering, Pre-Funded Series K Warrants (the “Pre-Funded Series K Warrants”) to purchase 277,778 shares of DropCar’s common stock in lieu of shares of DropCar’s common stock because the purchase of DropCar’s common stock would have caused the beneficial ownership of the purchaser, together with its affiliates and certain related parties, to exceed 9.99% of DropCar’s outstanding common stock. The price to the purchaser for each Pre-Funded Series K Warrant was $0.59 and the Pre-Funded Series K Warrants are immediately exercisable at a price of $0.06 per share of DropCar common stock. DropCar received approximately $0.983 million in gross proceeds from the offering before the deduction of fees and offering expenses.

As of April 1, 2020, there were zero Pre-Funded Series K Warrants issued and outstanding.

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Series H-5 Warrants

As described above under “Description of Capital Stock – Preferred Stock” in connection with the issuance of the Series H-5 Shares, on December 6, 2019, DropCar issued warrants to purchase 3,472,222 shares of its common stock, with an exercise price of $0.792 per share, subject to adjustments (the “Series H-5 Warrants”). Subject to certain ownership limitations, the Series H-5 Warrants will be exercisable beginning six (6) months from the issuance date and will be exercisable for a period of five (5) years from the initial exercise date. DropCar also issued to Palladium, its placement agent, Series H-5 Warrants to purchase 243,054 shares of common stock in connection with the Series H-5 Shares issuance.

As of April 1, 2020, there were 3,715,276 Series H-5 Warrants issued and outstanding.

Anti-Takeover Effects of Certain Provisions of Delaware Law, the DropCar Charter and DropCar Bylaws

Delaware Law

DropCar is subject to Section 203 of the DGCL, which prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of DropCar’s voting stock, for a period of three (3) years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless either the interested stockholder attained such status with the approval of the DropCar Board of Directors, the business combination is approved by the DropCar Board of Directors and stockholders in a prescribed manner or the interested stockholder acquired at least 85% of DropCar’s outstanding voting stock in the transaction in which it became an interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving DropCar and the “interested stockholder” and the sale of more than 10% of DropCar’s assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of DropCar’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. The restrictions contained in Section 203 are not applicable to any of DropCar’s existing stockholders that owned 15% or more of DropCar’s outstanding voting stock upon the closing of DropCar’s IPO.

Potential Effects of Authorized but Unissued Stock

DropCar has shares of common stock and preferred stock available for future issuance without stockholder approval. DropCar may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable the DropCar Board of Directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of DropCar by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of DropCar’s management. In addition, the DropCar Board of Directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the DGCL and subject to any limitations set forth in the DropCar Charter. The purpose of authorizing the DropCar Board of Directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of DropCar’s outstanding voting stock.

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Limitations of Director Liability and Indemnification of Directors, Officers and Employees

Section 145 of the DGCL, permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of DropCar. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Transfer Agent and Registrar

The transfer agent and registrar for DropCar’s common stock is Issuer Direct Corporation.

Nasdaq Capital Market Listing

DropCar’s common stock has been publicly traded on The Nasdaq Capital Market under the symbol “DCAR.”

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COMPARISON OF RIGHTS OF

DROPCAR STOCKHOLDERS AND AYRO STOCKHOLDERS

Each of DropCar and AYRO is a Delaware corporation. As such, the rights of DropCar and AYRO stockholders are governed by the laws of the State of Delaware. Additionally, the rights of DropCar stockholders are governed by the DropCar Charter and the DropCar Bylaws, and the rights of AYRO stockholders are governed by the AYRO Charter and the AYRO Bylaws. Post-merger, the DropCar A&R Charter and A&R Bylaws will be controlling.

After completion of the merger, all of AYRO’s stockholders will become stockholders of DropCar. Accordingly, their rights will be governed by the DropCar Charter and the DropCar Bylaws, each as amended and restated (unless approval of the A&R Charter Proposal is not obtained and the related condition to the consummation of the merger is waived). While the rights and privileges of AYRO’s stockholders are, in many instances, comparable to those of DropCar’s stockholders, there are some differences. These differences arise from differences between the respective certificates of incorporation and Bylaws of DropCar and AYRO.

The following discussion summarizes the material differences as of the date of this joint proxy and consent solicitation statement/prospectus between the rights of DropCar stockholders and the rights of AYRO stockholders. The following discussion is only a summary and does not purport to be a complete description of all differences. Please consult the respective certificates of incorporation and bylaws of DropCar and AYRO, each as amended, restated, supplemented or otherwise modified from time to time for a more complete understanding of these differences. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 317 of this joint proxy and consent solicitation statement/prospectus. Marked copies of the proposed amendments to the DropCar Charter and the DropCar Bylaws are included in this joint proxy and consent solicitation statement/prospectus as Annexes B and N, respectively.

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Certain Differences Between the Rights of Stockholders of DropCar and Stockholders of AYRO

	AYRO	DropCar Pre-Merger	DropCar A&R Post-Merger (Effective upon the Merger)
Authorized Capital Stock

AYRO is authorized to issue a total of 34,820,000 shares of capital stock, consisting of the following:

●    26,347,500 shares of common stock, par value $0.001 per share; and

●    8,472,500 shares of preferred stock, par value $0.001 per share.

DropCar is authorized to issue a total of 105,000,000 shares of capital stock, consisting of the following:

●    100,000,000 shares of common stock, par value $0.0001 per share; and

●    5,000,000 shares of preferred stock, par value $0.0001 per share.

DropCar is authorized to issue a total of 120,000,000 shares of capital stock, consisting of the following:

●    100,000,000 shares of common stock, par value $0.0001 per share; and

●    20,000,000 shares of preferred stock, par value $0.0001 per share.

Number of directors

Pursuant to the AYRO Charter and the AYRO Bylaws, the board consists of one (1) or more members and the number is determined by resolution adopted by the entire board of directors.

AYRO currently has three (3) directors.

Pursuant to the DropCar Charter and the DropCar Bylaws, the board consists of one (1) or more members and is determined by resolution adopted by the majority of the entire board of directors which DropCar would have if there were no vacancies.

DropCar currently has seven (7) directors.

Pursuant to the DropCar A&R Charter and the A&R Bylaws, the board consists of one (1) or more members and the number is determined by resolution adopted by the entire board of directors.

DropCar currently has seven (7) directors.

Classification of board of directors	AYRO has one class of directors and the AYRO Charter does not provide for a classified board of directors. Each of AYRO’s directors is generally elected to serve until the annual meeting of stockholders for the year in which such director’s term expires.	DropCar has one class of directors and the DropCar Charter does not provide for a classified board of directors. Each of DropCar’s directors is generally elected to serve until the annual meeting of stockholders for the year in which such director’s term expires.	DropCar has one class of directors and the DropCar Charter does not provide for a classified board of directors. Each of DropCar’s directors is generally elected to serve until the annual meeting of stockholders for the year in which such director’s term expires.

308

Election of directors	The AYRO directors are elected annually at the annual meeting by a majority of stockholders entitled to vote at such meeting unless otherwise elected by written consent in lieu of a meeting pursuant to the requirements contained in the AYRO Bylaws.	The DropCar directors are elected annually at the annual meeting by a majority of stockholders entitled to vote at such meeting unless otherwise elected by written consent in lieu of a meeting pursuant to the requirements contained in the DropCar Bylaws.	The DropCar directors are elected annually at the annual meeting by a majority of stockholders entitled to vote at such meeting unless otherwise elected by written consent in lieu of a meeting pursuant to the requirements contained in the DropCar A&R Bylaws.

Removal of directors	Any director or all directors may be removed with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.	Subject to the rights of any class or series of stock having a preference over the common stock as to dividends or upon liquidation to elect directors under specified circumstances, any director may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of sixty-six and two-thirds percent (66.66%) of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.	A director may be removed from office by the stockholders with or without cause. However, a reduction of the authorized number of directors have the effect of removing any director prior to the expiration of such director’s term of office.

309

Vacancies on the board of directors	When one or more directors resign from the board, effective at a future date, a majority of the directors then in office, including those who have so resigned have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations become effective. Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series of stock are entitled to elect one or more directors by the provisions of AYRO Charter, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series, or by a sole remaining director so elected. If no directors exist, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary may call a special meeting of the stockholders in order to elect such directors. Further, if directors remaining constitute less than a majority of the whole board, the Delaware Court of Chancery, upon application of any stockholder or stockholders holding at least 10% of the voting stock, may order an election pursuant to Delaware law.	Subject to applicable law and unless the board of directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors, and directors so chosen will hold office for a term expiring at the annual meeting of stockholders at which the term of office to which they have been elected expires and until such director’s successor will have been duly elected and qualified. No decrease in the number of authorized directors constituting the board of directors of DropCar must shorten the term of any incumbent director.	When one or more directors resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations become effective.

310

Stockholder Action by Written Consent	Any action required by statute to be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action to be taken, must be signed by the holders of outstanding stock having not less than the minimum numbers of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.	Whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, by any provision of the statutes, the meeting and vote of stockholders may be dispensed with if all of the stockholders who have been entitled to vote upon the action if such meeting were held must consent in writing to such corporate action being taken, or if DropCar Charter authorized the action to be taken with the written consent of the holders of less than all of the stock who would have been entitled to vote upon the action if a meeting were held, then on the written consent of the stockholders having not less than such percentage of the number of votes as may be authorized in DropCar Charter; provided that in no case shall the written consent be by the holders of stock having less than the minimum percentage of the vote required by statute for the proposed corporate action, and provided that prompt notice must be given to all stockholders of the taking of corporate action without a meeting by less than unanimous written consent.	Any action required by statute to be taken at any annual or special meeting of the stockholders, or any action which may be taken at an annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action, must be signed by the holders of record on the record date of outstanding shares of DropCar having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, however, that in the case of the election or removal of directors by written consent, such consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors, and delivered to DropCar in accordance with Section 228 of the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent must be given to those stockholders who have not consented in writing.

Amendment of the Charter	The AYRO Charter may be amended, altered, changed or repealed in accordance with the required minimum of votes prescribed by law.	The DropCar Charter may be amended, altered, changed or repealed in accordance with the required minimum of votes prescribed by law.	The DropCar A&R Charter may be amended, altered, changed or repealed in accordance with the required minimum of votes prescribed by law, provided, however, that, except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the DropCar A&R Charter (including any preferred stock designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the DropCar A&R Charter (including any preferred stock designation relating to any series of preferred stock).

311

Amendment of By-Laws	The AYRO Bylaws may be amended or repealed by the stockholders entitled to vote, and further, pursuant to the AYRO Bylaws has conferred the power to adopt, amend or repeal AYRO Bylaws upon the board of directors.	The DropCar Bylaws may be altered, amended or repealed at any meeting of the board or of the stockholders, provided notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of the board, in a notice given not less than two days prior to the meeting; provided, however, that, in the case of amendments by stockholders, notwithstanding any other provisions of the DropCar Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the DropCar required by law, the DropCar Charter or Bylaws, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66.66%) of the total voting power of all the then outstanding shares of Voting Stock of the DropCar, voting together as a single class, shall be required to alter, amend or repeal certain sections.	The DropCar A&R Bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 66.66% of the total voting power of all outstanding shares of capital stock of DropCar entitled to vote thereon, voting together as a single class, shall be required for the stockholders of DropCar to alter, amend or repeal, or adopt any bylaw inconsistent with certain provisions. The board of directors, acting by the affirmative vote of at least a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships, shall also have the power to adopt, amend or repeal DropCar A&R Bylaws; provided, however, that DropCar A&R Bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board of directors.

312

Voting Rights

Each share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders and each share of preferred stock, unless otherwise restricted, is entitled to one vote on all matters submitted to a vote of the stockholders for each share of common stock into which such preferred stock is then convertible.

		Each share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders.	Each share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders and each share of preferred stock, unless otherwise restricted, is entitled to one vote on all matters submitted to a vote of the stockholders for each share of common stock into which such preferred stock is then convertible.

Special Meeting of Stockholders	Special meetings of the board for any purpose or purposes may be called at any time by the chairperson of the board of directors, the chief executive officer, the president, the secretary or any two directors.	Special meetings of the stockholders for any purpose or purposes may be called by the chairman of the board, the board or a committee of the board which has been duly designated by the board and whose powers and authority, as provided in a resolution of the board or the DropCar Bylaws, include the power to call such meetings. Unless otherwise prescribed by statute, the DropCar Charter or the DropCar Bylaws, special meetings may not be called by any other person or persons. No business may be transacted at any special meeting of stockholders other than such business as may be designated in the notice calling such meeting.	Special meetings of the stockholders for any purpose or purposes may be called by the chairman of the board, the board or a committee of the board which has been duly designated by the board. Unless otherwise prescribed by statute, the DropCar A&R Charter or Bylaws, special meetings may not be called by any other person or persons.

313

Delivery of Notice Requirements of Stockholder Nominations and Proposals	AYRO Charter and Bylaws do not address notice for these matters.	For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to the DropCar Bylaws, the stockholder must have given timely notice thereof in writing to the secretary of DropCar and such other business must otherwise be a proper matter for stockholder action. Notice must be delivered to the Secretary at the principal executive offices of DropCar not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by DropCar. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. However, in the event that the number of directors to be elected to the board of the DropCar is increased and there is no public announcement by DropCar naming all of the nominees for director or specifying the size of the increased board at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by DropCar Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of DropCar not later than the close of business on the 10th day following the day on which such public announcement is first made by DropCar.	A stockholder’s notice regarding proposals and nominations must set forth all information required and must be timely received by the secretary of DropCar. Notice must be received by the secretary at the principal executive offices of DropCar not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which DropCar first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. However, in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made. Regarding notice in the context of special meetings, to be timely, such notice must be received by the secretary at the principal executive offices of DropCar not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which a public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected or appointed at such meeting.

314

Dividends	The board of directors, subject to any restrictions of applicable law, may declare and pay dividends upon the shares of AYRO’s capital stock. Dividends may be paid in cash, in property, or in shares of AYRO’s capital stock, subject to the provisions of the AYRO Charter. The board of directors may set apart out of any of the funds of AYRO available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.	Dividends may be declared by the directors and paid out of any funds legally available therefor under applicable law, as may be deemed advisable from time to time by the DropCar Board of Directors. The board of directors may set aside out of net profits or earned or other surplus such sums as the board may think proper as a reserve fund to meet contingencies or for other purposes deemed proper and to the best interests of DropCar.	The board of directors, subject to any restrictions of applicable law, may declare and pay dividends upon the shares of DropCar’s capital stock. Dividends may be paid in cash, in property, or in shares of DropCar’s capital stock. The board of directors may set apart out of any of the funds of DropCar available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Indemnification of Officers and directors/ Insurance; Advancement of Expenses	AYRO shall indemnify to the fullest extent of the law any directors and/or officers who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the AYRO unless the Delaware Court of Chancery or court in which such action was brought determines that despite liability such party is fairly and reasonably entitled to indemnification. AYRO also shall pay expenses actually and reasonably incurred by an officer or director in advance of final disposition upon receipt of written request.	DropCar shall indemnify to the fullest extent of the law any directors and/or officers who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding. DropCar is authorized to carry indemnification and also shall pay expenses actually and reasonably incurred by an officer or director in advance of final disposition upon receipt of written request.	DropCar shall indemnify to the fullest extent of the law any directors and/or officers who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the DropCar unless the Delaware Court of Chancery or court in which such action was brought determines that despite liability such party is fairly and reasonably entitled to indemnification. DropCar also shall pay expenses actually and reasonably incurred by an officer or director in advance of final disposition upon receipt of written request.

315

Appraisal Rights	If the merger is consummated, AYRO stockholders who have not approved the adoption of the merger may seek appraisal of their shares of AYRO stock pursuant to Section 262 of the DGCL.	If the merger is consummated, DropCar stockholders may not seek appraisal of their shares of DropCar stock.	If the merger is consummated, DropCar stockholders may not seek appraisal of their shares of DropCar stock.

Exclusive Forum	The AYRO Charter and the Bylaws do not provide for an exclusive forum.	Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the corporation; (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders; (C) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the DGCL, the DropCar Charter or Bylaws; or (D) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine. However, the provision does not apply to actions arising under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended.	The DropCar A&R Charter and the A&R Bylaws do not provide for an exclusive forum.

Corporate Opportunity	The AYRO Charter and the AYRO Bylaws do not renounce the corporate opportunity doctrine.	No contract or other transaction of DropCar with any other persons, firms or corporations, or in which DropCar is interested, must be affected or invalidated by the fact that any one or more of the directors or officers of DropCar is interested in or is a director or officer of such other firm or corporation; or by the fact that any director or officer of DropCar, individually or jointly with others, may be a party to or may be interested in any such contract or transaction.	The DropCar A&R Charter and the DropCar A&R Bylaws do not renounce the corporate opportunity doctrine.

316

LEGAL MATTERS

The validity of the DropCar common stock to be issued in connection with the merger will be passed upon by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Certain U.S. federal income tax consequences relating to the merger will be passed upon for DropCar by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., and for AYRO by Haynes and Boone, LLP.

EXPERTS

The consolidated financial statements of DropCar, Inc., as of and for the year ended December 31, 2019, have been audited by Friedman LLP, independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

The consolidated balance sheet of DropCar, Inc. and Subsidiaries as of December 31, 2018, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein, and  includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheets of AYRO, Inc. as of December 31, 2019 and 2018, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended have been audited by Plante & Moran, PLLC, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

DropCar is subject to the informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. DropCar files reports, proxy statements and other information with the SEC electronically, and the SEC maintains a website that contains DropCar’s filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov.

DropCar also makes available free of charge on or through its website at www.Drop.Car, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after DropCar electronically files such material with or otherwise furnishes it to the SEC. The website addresses for the SEC and DropCar are inactive textual references and information on those websites is not part of this joint proxy and consent solicitation statement/prospectus.

DropCar has filed with the SEC a registration statement on Form S-4, of which this joint proxy and consent solicitation statement/prospectus is a part, under the Securities Act to register the shares of DropCar common stock to be issued to AYRO equity holders in the merger. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about DropCar and DropCar common stock. However, this joint proxy and consent solicitation statement/prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. DropCar and AYRO encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

DropCar has supplied all the information contained in this joint proxy and consent solicitation statement/prospectus relating to DropCar, and AYRO has supplied all information contained in this joint proxy and consent solicitation statement/prospectus relating to AYRO.

You should rely only on the information contained in this joint proxy and consent solicitation statement/prospectus. Neither DropCar nor AYRO has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this joint proxy and consent solicitation statement/prospectus is correct as of its date. It may not continue to be correct after this date. DropCar has supplied all of the information about DropCar and its subsidiaries contained in this joint proxy and consent solicitation statement/prospectus and AYRO has supplied all of the information contained in this joint proxy and consent solicitation statement/prospectus about AYRO. Each of DropCar and AYRO is relying on the correctness of the information supplied by the other.

317

FUTURE STOCKHOLDER PROPOSALS

DropCar

Inclusion of Proposals in DropCar’s Proxy Statement and Proxy Card under the SEC’s Rules

Stockholders may submit proposals appropriate for stockholder action at the 2020 annual meeting of DropCar stockholders consistent with the regulations of the SEC. If a stockholder desires to have such proposals included in the proxy statement and form of proxy distributed by the DropCar Board of Directors with respect to such meeting, the proposals must be received at DropCar’s principal executive offices, 1412 Broadway, Suite 2105, New York, New York 10018, no later than September 13, 2020 (or, if DropCar were to schedule its 2020 annual meeting of stockholders on a date that is more than thirty (30) days before or more than sixty (60) days after December 12, 2020, the anniversary of the DropCar 2019 annual meeting of stockholders, then stockholder proposals must be received no earlier than the ninetieth (90th) day prior and not later than the close of business on the later of the sixtieth (60th) day prior to such meeting or the tenth (10th) day following the day on which public disclosure of the annual meeting is made).

Bylaws Requirements for Stockholder Submissions of Nominations and Proposals

In accordance with Section 2.06(a) of the DropCar Bylaws, stockholders who wish to present business or nominate a person for election to the DropCar Board of Directors outside of Rule 14a-8 promulgated under the Exchange Act must submit such proposals to DropCar’s secretary at its principal offices no less than sixty (60) days and no more than ninety (90) days prior to the first anniversary of the date of DropCar’s annual meeting (in the case of the 2020 annual meeting of stockholders, not before September 13, 2020 and not after October 13, 2020). In the event that the date of DropCar’s 2020 annual meeting of stockholders is more than thirty (30) days before or more than sixty (60) days after the anniversary of the 2019 annual meeting of stockholders, then stockholder proposals must be received no earlier than the ninetieth (90th) day prior and not later than the close of business on the later of the sixtieth (60th) day prior to such meeting or the tenth (10th) day following the day on which public disclosure of the annual meeting is made.

The foregoing summary of DropCar’s stockholder nomination and proposal procedures is not complete and is qualified in its entirety by reference to the full text of the DropCar Bylaws, a complete copy of which is included in this joint proxy and consent solicitation statement/prospectus that is a part of this registration statement as Annex N.

AYRO

Inclusion of Proposals in AYRO’s Proxy Statement and Proxy Card under the SEC’s Rules

AYRO is currently a private company and, as a result, is not required to comply with the SEC’s regulations related to the submission of stockholder proposals.

Bylaws Requirements for Stockholder Submissions of Nominations and Proposals

The AYRO Bylaws do not establish any advance notice requirements in connection with the submission of stockholder proposals.

318

AYRO, INC.

(formerly Austin EV, Inc.)

FINANCIAL STATEMENTS

AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

DECEMBER 31, 2019 and 2018

AYRO, INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2019 and 2018

F-1

INDEPENDENT AUDITOR’S OPINION

F-2

AYRO, INC.

BALANCE SHEETS

As of December 31, 2019 and 2018

	2019	2018
Assets
Current Assets
Cash	$641,822	$39,243
Accounts Receivable, net of allowance for doubtful accounts of $36,084 and $6,985, respectively	71,146	260,231
Inventories	1,118,516	1,650,605
Prepaid Expenses and Other Current Assets	164,399	169,055

Total Current Assets	1,995,883	2,119,134

Property and Equipment, net	489,366	725,985

Other Assets	292,881	397,560

Total Assets	$2,778,130	$3,242,679

SEE NOTES TO THE FINANCIAL STATEMENTS

F-3

AYRO, INC.

BALANCE SHEETS

As of December 31, 2019 and 2018

	2019	2018
Liabilities and Members’ Equity
Current Liabilities
Accounts Payable	$757,077	$2,385,872
Accrued Expenses	612,136	364,274
Related Party Payables	15,000	339,202
Contract Liability	0	9,999
Notes Payable, Current Portion	1,006,947	6,392

Total Current Liabilities	2,391,160	3,105,739

Notes Payable, net of Current Portion	318,027	28,554

Total Liabilities	2,709,187	3,134,293

Stockholders’ Equity
Preferred Stock, 7,360,985 and 3,882,791 issued and outstanding, respectively, $1.00 par value	9,025,245	4,270,507
Common Stock, 14,478,795 and 10,244,945 issued and outstanding, respectively, $0.001 par value	16,683	12,449
Additional Paid-in-Capital	4,985,659	1,119,381
Accumulated Deficit	(13,958,644)	(5,293,951)

Total Stockholders’ Equity	68,943	108,386

Total Liabilities and Stockholders’ Equity	$2,778,130	$3,242,679

SEE NOTES TO THE FINANCIAL STATEMENTS

F-4

AYRO, INC.

STATEMENTS OF OPERATIONS

For the year ended December 31, 2019 and 2018

	2019	2018

Product Sales Revenue	$890,152	$5,302,964

Cost of Goods Sold	691,843	5,008,700
Gross Profit	198,309	294,264

Operating Expenses
Research and Development	714,281	768,382
Sales and Marketing	1,300,120	999,724
General and Administrative	6,678,310	2,578,078

Total Operating Expenses	8,692,711	4,346,184

Loss from Operations	(8,494,402)	(4,051,920)

Other Income and Expense
Other Income	2,188	47
Interest Expense	(172,479)	(144,618)

Net Loss	$(8,664,693)	$(4,196,491)

Weighted-average fully diluted shares	10,655,957	10,242,650

Net Loss per fully diluted share	$(0.81)	$(0.41)

SEE NOTES TO THE FINANCIAL STATEMENTS

F-5

AYRO, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

For the year ended December 31, 2019 and 2018

	Preferred Stock		Common Stock		Additional		Total Stockholders’
	Number of Shares	Amount	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Equity (Deficit)

Balance at January 1, 2018	1,222,500	$1,222,500	10,582,445	$12,824	$533,010	$(1,097,460)	$670,874

Common Stock Issued	0	0	12,500	125	0	0	125

Common Stock Redeemed	0	0	(350,000)	(500)	0	0	(500)

Preferred Stock Issued for Cash	2,910,291	3,298,007	0	0	0	0	3,298,007

Preferred Stock Redeemed	(250,000)	(250,000)	0	0	0	0	(250,000)

Stock-based Compensation	0	0	0	0	586,371	0	586,371

Net Loss	0	0	0	0	0	(4,196,491)	(4,196,491)

Balance at December 31, 2018	3,882,791	$4,270,507	10,244,945	$12,449	$1,119,381	$(5,293,951)	$108,386

Common Stock Issued for Cash	0	0	4,233,850	4,234	0	0	4,234

Preferred Stock Issued for Cash	3,478,194	4,754,738	0	0	0	0	4,754,738

Discount on Debt Issuance	0	0	0	0	493,552	0	493,552

Stock-based Compensation	0	0	0	0	3,372,726	0	3,372,726
Net Loss	0	0	0	0	0	(8,664,693)	(8,664,693)

Balance at December 31, 2019	7,360,985	$9,025,245	14,478,795	$16,683	$4,985,659	$(13,958,644)	$68,943

SEE NOTES TO THE FINANCIAL STATEMENTS

F-6

AYRO, INC.

STATEMENTS OF CASH FLOWS

For the year ended December 31, 2019 and 2018

	2019	2018

Cash flows from operating activities
Net Loss	$(8,664,693)	$(4,196,491)

Adjustments to Net Loss
Depreciation and amortization	722,566	288,549
Stock-based compensation expense	3,372,726	586,371
Amortization of discount on debt	152,243	0
(Increase) decrease in accounts receivable	189,085	(243,311)
(Increase) decrease in inventories	532,089	1,359,680
(Increase) decrease in prepaid expenses and other current assets	4,656	335,495
(Increase) decrease in deposits	(6,917)	(36,841)
Increase (decrease) in accounts payable	(391,065)	(650,029)
Increase (decrease) in accrued expenses	319,225	307,412
Increase (decrease) in related party payables	(324,202)	256,789
Increase (decrease) in deferred income	(9,999)	(372,581)
Net cash used in operating activities	(4,104,286)	(2,364,957)

Cash flows from investing activities
Purchase of property and equipment	(469,834)	(620,965)
Disposals of property and equipment	90,747	0
Cash paid for patents and other intangible assets	(35,559)	(139,957)
Disposals of intangible assets	40,294	0
Net cash used in investing activities	(374,352)	(760,922)

Cash flows from financing activities
Proceeds from issuance of notes payable	2,675,000	34,946
Repayments of notes payable	(116,392)	0
Proceeds from issuance of common stock	4,234	125
Disbursements from redemption of common stock	0	(500)
Proceeds from issuance of preferred stock	2,518,375	3,298,007
Disbursements from redemption of preferred stock	0	(250,000)
Net cash provided by financing activities	5,081,217	3,082,578

Net change in cash and cash equivalents	602,579	(43,301)

Beginning cash and cash equivalents	39,243	82,544

Ending cash	$641,822	$39,243

SEE NOTES TO THE FINANCIAL STATEMENTS

F-7

AYRO, INC.

STATEMENTS OF CASH FLOWS

For the year ended December 31, 2019 and 2018

	2019	2018
Supplemental information
Interest paid	$32,786	$144,618

Conversion of $1,065,000 of notes payable and $71,363 of related accrued interest to preferred stock	$1,136,363	$0
Conversion of accounts payable to preferred stock	$1,100,000	$0
Conversion of accounts payable to notes payable	$137,729	$0
Discount on debt from issuance of common stock	$493,553	$0

SEE NOTES TO THE FINANCIAL STATEMENTS

F-8

AYRO, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 1 – ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

AYRO, Inc. (the “Company”), a corporation located outside Austin, Texas, was formed under the laws of the State of Texas on May 17, 2016 as Austin PRT Vehicle, Inc. and subsequently changed its name to Austin EV, Inc. under an Amended and Restated Articles of Formation filed with the State of Texas on March 9, 2017. On July 24, 2019, the Company changed its name to AYRO, Inc. and converted its corporate domicile to Delaware. The Company was founded on the basis of promoting resource sustainability. The Company is principally engaged in manufacturing and sales of environmentally-conscious, minimal-footprint Electric Vehicles (“EV’s”). The all-electric vehicles are typically sold both directly and to dealers in the United States, Mexico and Canada. The Company also operates a rental fleet of its three-wheel autocycle, partnering with fleet operators in destination resort communities. The Company is beginning initial stages of operations and is dependent on funding from equity investors. Management plans include continuing ramping up production and sales of vehicles in 2019 and 2020. Management anticipates additional funding will be required, either through a pending merger (discussed in next paragraph), additional preferred stock offers or a new equity/debt funding.

On December 19, 2019, the Company entered into a material definitive agreement (the “Merger Agreement”) to merge with DropCar, Inc. a Delaware corporation. Subject to the terms and conditions of the Merger Agreement, at the closing of the merger, each outstanding share of the Company’s common stock and preferred stock will be converted into the right to receive shares of DropCar common stock based on an agreed-to exchange ratio. Additionally, upon closing of the merger, certain investors of DropCar are committed to increasing their equity investment in the combined companies. The merger is expected to close in the first half of 2020.

On March 13, 2019, the Company entered into a strategic Definitive Agreement with Club Car, a division of Ingersoll Rand, granting exclusive rights to private-label the AEV 411 light electric truck for resale to its 535 dealer network. Club Car must order a minimum of 500 vehicles over a twelve month period in order to maintain exclusive rights to the private-label rights of the vehicles. The Company has begun shipping vehicles under this master procurement agreement.

Basis of Presentation: The accompanying financial statements have been prepared in accordance with General Accepted Accounting Principles (“GAAP”) and include the accounts of AYRO, Inc. In management’s opinion, all adjustments necessary for a fair presentation of the results of operations, financial position and cash flows for the periods shown have been made.

Revenue Recognition: In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 amends the guidance for revenue recognition to replace numerous industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. The Company adopted the ASU No. 2014-09 for the year ended December 31, 2018. The Company did not record a cumulative effect adjustment to retained earnings upon adoption and comparable period financial statement amounts have not been adjusted. The Company’s reported results in 2018 would not have been different if reported under the previous accounting standard.

F-9

AYRO, INC.

CONDENSED NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 1 – ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Product revenue from customer contracts is recognized on the sale of each electric vehicle as vehicles are shipped to customers. Our vehicle sales orders generally have only one performance obligation: sale of complete vehicles. Ownership and risk of loss transfers to the customer based on FOB shipping point and freight charges are the responsibility of the customer. Payments are typically received at the point control transfers or in accordance with payment terms customary to the business. Vehicle product revenue for the years ended December 31, 2019 and 2018 were $787,386 and $1,198,977, respectively. The Company provides product warranties to assure that the product complies with agreed upon specifications. Customers do not have the option to purchase a warranty separately; as such, warranty is not accounted for as a separate performance obligation.

Amounts billed to customers related to shipping and handling are classified as shipping revenue, and the Company has elected to recognize the cost for freight and shipping when control over vehicles has transferred to the customer as an operating expense. Our policy is to exclude taxes collected from a customer from the transaction price of automotive contracts. Shipping revenue for the years ended December 31, 2019 and 2018 were $83,717 and $35,049, respectively.

The Company received Non-assembly Revenue from sales of auto parts in the first half of 2018. The Company purchased auto parts and had them drop-shipped directly to its customer as a one-time transaction. While the Company did not provide any materials handling nor assembly services, the Company is responsible for all inventory and fulfillment. Non-assembly revenue for the years ended December 31, 2019 and 2018 were $0 and $4,065,000, respectively.

Subscription revenue from revenue sharing with Destination Fleet Operators (“DFO’s”) is recorded in the month the vehicles in the Company’s fleet is rented. The Company established its rental fleet in late March 2019. For the rental fleet, the Company retains title and ownership to the vehicles and places them in DFO’s in resort communities that typically rent golf cars for use in those communities. Subscription revenue from revenue sharing activities for the years ended December 31, 2019 and 2018 were $11,883 and $0, respectively.

Services and other revenue consist of non-warranty after-sales vehicle services. Service and replacement parts revenue for the years ended December 31, 2019 and 2018 were $7,166 and $3,939, respectively.

The Company received revenue from North America sales only. For the year ended December 31, 2019, the United States, Canada and Mexico accounted for 99%, 1% and 0%, of the Company’s total revenue respectively. For the year ended December 31, 2018, the United States, Canada and Mexico accounted for 95%, 0% and 5% of total revenue, respectively

Payments received in advance of the delivery of vehicles or performance of services are reported in the accompanying balance sheets as contract liability.

Cash and Cash Equivalents: For purposes of financial statement presentation, the Company considers all highly liquid debt instruments with initial maturities of 90 days or less to be cash. The Company maintains cash balances which may exceed federally insured limits. Management does not believe that this results in any significant credit risk.

Accounts Receivable: Accounts receivable are recognized and carried at net realizable value. An allowance for doubtful accounts is maintained and reflects the best estimate of probable losses determined principally on the basis of historical experience and specific allowances for known troubled accounts. All accounts or portions thereof that are deemed to be uncollectible or that require an excessive collection cost are written off to the allowance for doubtful accounts. As of December 31, 2019 and 2018, management has determined that an allowance for $36,084 and $6,985, respectively, is reasonable to absorb any losses which may arise. In the event that actual losses differ from our estimate, the results of future periods may be impacted. All accounts receivables are made on an unsecured basis.

F-10

AYRO, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 1 – ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories: Inventories are reported at the lesser of cost (using the first-in, first-out method “FIFO”) or net realizable value. Inventories consist of purchased chassis, cabs, batteries, truck beds/boxes, component parts as well as freight, tariffs, duties and other transport-in costs. Inventories are categorized as raw materials, work-in-process and finished goods as of December 31, 2019 and 2018. Work-in-process and finished goods include labor and overhead costs.

Property, Plant and Equipment: Property, plant and equipment are recorded at the original cost and are being depreciated on a straight-line basis over estimated lives of three to seven years. Leasehold improvements are amortized over the life of the assets or the remaining period of the lease, whichever is shorter. Depreciation expense for the years ended December 31, 2019 and 2018 was $615,707 and $195,735, respectively.

Intangible Assets: Intangible assets consist of the cost in registering patents for the Company’s unique inventions. Such patent-related expenses are recorded at their estimated fair value on the date of cost encumbrance and are being amortized over estimated life of 5 years. Intangible assets also include investments made with the supply partner, who is also an investor, for tooling and assembly line configuration. Amortization expense for the years ended December 31, 2019 and 2018 was $106,859 and $92,814, respectively.

The Company follows FASB Accounting Standards Codification (“ASC”) 360, Accounting for Impairment or Disposal of Long-Lived Assets. ASC 360 requires that if events or changes in circumstances indicate that the cost of long-lived assets or asset groups may be impaired, an evaluation of recoverability would be performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset’s carrying value to determine if a write-down to market value would be required. Long-lived assets or asset groups that meet the criteria in ASC 360 as being held for sale are reflected at the lower of their carrying amount or fair market value, less costs to sell. Management has determined that there is no impairment as of December 31, 2019.

Contract Liability: Customer invoices where payment has been received, yet product has not shipped, and therefore revenue cannot be recognized are recorded as a current liability under contract liability. As of December 31, 2019 and 2018, contract liability was recorded as current liabilities of $0 and $9,999, respectively.

Deferred Rent: The Company recognizes the minimum non-contingent rents required under operating leases as rent expense on a straight-line basis over the lives of the leases, with differences between amounts recognized as expense and the amounts actually paid recorded within the accrued expenses on the accompanying balance sheets. As of December 31, 2019 and 2018, deferred rent was recorded as current liabilities of $0 and $4,761, respectively.

F-11

AYRO, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 1 – ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Warranties: The Company will record a reserve for warranty repairs upon the initial delivery of vehicles to its dealer network in 2018. The Company provides a product warranty on each vehicle including powertrain, battery pack and electronics package. Such warranty matches the product warranty provided by its supply chain for warranty parts for all unaltered vehicles and is not considered a separate performance obligation. The supply chain warranty does not cover warranty-based labor needed to replace a part under warranty. Warranty reserves include management’s best estimate of the projected cost of labor to repair/replace all items under warranty. The Company reserves a percentage of all dealer-based sales to cover an industry-standard warranty fund to support dealer labor warranty repairs. Such percentage is recorded as a component of cost of revenues in the statement of operations. As of December 31, 2019 and 2018, warranty reserves were recorded as current liabilities of $27,375 and $16,918, respectively

Leases: Operating lease assets are included within operating lease right-of-use assets, and the corresponding operating lease liabilities are included within accrued liabilities and other for the current portion, and within other long-term liabilities for the long-term portion on our consolidated balance sheet as of December 31, 2019. Finance lease assets are included within property, plant and equipment, net, and the corresponding finance lease liabilities are included within current portion of long-term debt and finance leases for the current portion, and within long-term debt and finance leases, net of current portion for the long-term portion on our consolidated balance sheet as of December 31, 2019.

The Company has elected not to present short-term leases on the consolidated balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that the Company is reasonably certain to exercise. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. Because most of our leases do not provide an implicit rate of return, the Company used our incremental borrowing rate based on the information available at adoption date in determining the present value of lease payments.

Stock Based Compensation: The Company accounts for stock-based compensation in accordance with the guidance of FASB ASC 718, Compensation – Stock Compensation. Under the fair value recognition provisions of FASB ASC 718, which requires all stock-based compensation costs to be measured at the grant date based on the fair value of the award and is recognized as compensation expense ratably over the period the services are rendered, which is generally the option vesting period. The Company uses the Black-Scholes option pricing method to determine the fair value of stock options and thus determining compensation expense associated with the grant.

The Company measures stock-based compensation expense for its non-employees and consultants under FASB ASC 505-50, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods and Services”. In accordance with ASC Topic 505-50, these warrants are issued as compensation for services provided to the Company. The fair value of the equity instrument is charged directly to compensation expense and additional-paid-in capital over the period during which services are rendered.

Net Earnings or Loss per Share: The Company’s computation of earnings (loss) per share (“EPS”) includes basic and diluted EPS. Basic EPS is measured as the income (loss) available to common shareholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares (e.g., common stock warrants and common stock options) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

F-12

AYRO, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 1 – ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the respective periods. Basic and diluted loss per common share is the same for all periods presented because all common stock warrants and common stock options outstanding were anti-dilutive.

At December 31, 2019 and 2018, the Company excluded the outstanding warrant and option securities, which entitle the holders thereof to ultimately acquire shares of common stock, from its calculation of earnings per share, as their effect would have been anti-dilutive.

Income Taxes: The Company accounts for income tax using an asset and liability approach, which allows for the recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The accounting for deferred income tax calculation represents the management’s best estimate on the most likely future tax consequences of events that have been recognized in our financial statements or tax returns and related future anticipation. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

The Company evaluates uncertainty in income tax positions based on a more-likely-than-not recognition standard. If that threshold is met, the tax position is then measured at the largest amount that is greater than 50% likely of being realized upon ultimate settlement. If applicable, the Company records interest and penalties as a component of income tax expense.

As of December 31, 2019 and 2018, there were no accruals for uncertain tax positions.

Use of Accounting Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ from those estimates.

Fair Value Measurements: The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820-10, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The standard also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

F-13

AYRO, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 1 – ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

The three-level hierarchy for fair value measurements is defined as follows:

●	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets

●	Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability other than quoted prices, either directly or indirectly including inputs in markets that are not considered to be active

●	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement

Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The carrying amounts reported in the accompanying financial statements for current assets and current liabilities approximate the fair value because of the immediate or short-term maturities of the financial instruments. As of December 31, 2019 and 2018, the Company did not have any level 2 or level 3 instruments.

Concentrations: For the years ended December 31, 2019 and 2018, the Company purchased 95% and 100%, respectively, of its vehicle parts that it assembles from one supplier, a related entity (Note 13). Any disruption in the operation of this supplier could adversely affect the Company’s operations.

For the year ended December 31, 2019, the Company had one customer that accounted for approximately 75% of its revenue. For the year ended December 31, 2018, two customers accounted for approximately 80% of its revenue.

Recent Accounting Pronouncements: In February 2016, the FASB issued ASU No. 2016-02 (“ASC 842”), Leases, to require lessees to recognize all leases, with certain exceptions, on the balance sheet, while recognition on the statement of operations will remain similar to lease accounting under ASC 840. Subsequently, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, ASU No. 2018-11, Targeted Improvements, ASU No. 2018-20, Narrow-Scope Improvements for Lessors, and ASU 2019-01, Codification Improvements, to clarify and amend the guidance in ASU No. 2016-02. ASC 842 eliminates real estate-specific provisions and modifies certain aspects of lessor accounting. The Company adopted ASC 842 as of January 1, 2019 using the cumulative effect adjustment approach (“adoption of the new lease standard”). In addition, the Company elected the package of practical expedients permitted under the transition guidance within the new standard, which allowed us to carry forward the historical determination of contracts as leases, lease classification and not reassess initial direct costs for historical lease arrangements. Accordingly, previously reported financial statements, including footnote disclosures, have not been recast to reflect the application of the new standard to all comparative periods presented. The adoption did not have a material effect on the December 31, 2019 financial statements as the company’s leases were expiring or less than twelve months in term. See Note 7.

F-14

AYRO, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 1 – ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 amends the guidance for revenue recognition to replace numerous industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. The ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts and customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in this ASU are effective for reporting periods beginning after December 15, 2017, and early adoption is prohibited. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of the adoption. The Company adopted the ASU No. 2014-09 for the year ended December 31, 2018. The adoption of the ASU did not have a material effect on the Company’s financial statements.

Going Concern: The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. Management’s plans include completing a reverse merger with DropCar, Inc., a Delaware corporation under a merger agreement signed on December 19, 2019. Upon closing of the merger, certain investors of DropCar are committed to increasing their equity investment in the combined companies. Such equity investment is expected to support the Company’s operations for at least fifteen months. The merger is expected to close in the first half of 2020. Additionally, the Company will continue to raise capital through additional funding sources, growing its dealer channel base to increase product sales revenue, and expanding its product portfolio offerings. If the Company cannot achieve its operating plan, the Company may find it necessary to dispose of assets or undertake other actions, as may be appropriate.

NOTE 2 – ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2019 and 2018 consist of amounts due from invoices issued and product delivered to various customers. The components of accounts receivable are:

	2019	2018

Billed Receivables	$107,230	$267,216
Less Allowance for Doubtful Accounts	(36,084)	(6,985)

Total	$71,146	$260,231

All billed receivable amounts are expected to be collected during this fiscal year.

F-15

AYRO, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 3 – INVENTORIES

Inventories for the years ended December 31, 2019 and 2018 were summarized as follows:

	2019	2018

Raw Material	$554,913	$979,277
Work-in-Process	64,631	42,694
Finished Goods	498,971	628,634

Total Inventories	$1,118,515	$1,650,605

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2019 and 2018:

	2019	2018

Computers and Equipment	$520,586	$514,477
Furniture and Fixtures	111,347	105,634
Leasehold Improvements	117,897	12,302
Prototypes	218,682	297,447
Rental Fleet	272,116	0
Computer Software	54,516	4,516
	1,295,144	934,376

Less Accumulated Depreciation and Amortization	(805,778)	(208,391)

Net Property and Equipment	$489,366	$725,985

Depreciation expense for the year ended December 31, 2019 and 2018 was $615,707 and $195,735 respectively

NOTE 5 – INTANGIBLE ASSETS

Intangible assets consisted of the following at December 31, 2019:

	Cost	Accumulated Amortization	Net Book Value	Average Useful Life (years)

Supply-chain development	$395,248	$193,126	$202,122	4-5
Patent costs	56,047	14,044	42,003	4-10

	$451,295	$207,170	$244,125

F-16

AYRO, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 5 – INTANGIBLE ASSETS (Continued)

Amortization expense for the years ended December 31, 2019 and 2018 was $106,859 and $92,814 respectively. The definite lived intangible assets have no residual value at the end of their useful lives. Estimated amortization expense for the next five years as of December 31, 2019 is as follows:

2019	$112,824
2020	$105,327
2021	$21,004
2022	$4,970
$244,125

NOTE 6 – AMOUNTS PAYABLE – RELATED PARTY

The Company had received short-term expense advances from its founders. As of December 31, 2019 and 2018, the amounts outstanding were $15,000 for both periods ended.

The Company had financed the purchase of factory tooling for one of its vehicles with the Company’s supplier, Cenntro Automotive Group who currently owns approximately 13.7% of the stock of the company on a fully-diluted basis. As of December 31, 2019 and 2018, the amounts outstanding for factory tooling were $0 and $324,202, respectively. In December 2019, Cenntro agreed to convert $1,100,000 of trade accounts payable due from the Company to 1,100,000 shares of the Company’s Series Seed 3 preferred stock. As of December 31, 2019 and 2018, the amounts outstanding to Cenntro Automotive Group for trade accounts payable were $83,955 and $2,149,295, respectively.

In October 2019, the Company received term loan from a founding board member as reported in Note 8 – Debt.

NOTE 7 – LEASES

In 2019 the Company entered into a new lease agreement for office and manufacturing space. The lease commencement date was January 2020. In connection with the adoption of Topic 842, the Company has elected to treat the lease and non-lease components as a single component. In addition, the Company has elected to not record short-term leases as a right to use asset and corresponding lease liability.

Upon commencement of a long term office and manufacturing space lease in January 2020, the Company will record supplemental balance sheet information related to leases was as follows:

Operating Leases	Classification
Right-of-use assets	Operating lease assets	$1,210,680

Current lease liabilities	Current operating lease liabilities	$202,342
Non-current lease liabilities	Long-term operating lease liabilities	$1,008,338
		$1,210,680

F-17

AYRO, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 7 – LEASES (Continued)

In determining the net present value of the future lease liability and corresponding right-of-use asset, the following assumptions were used:

Remaining lease term (years)	7.17
Incremental borrowing rate applied	10.41%

The following is a schedule for the next seven years and thereafter of future minimum rental payments required under the operating leases that have an initial or remaining non-cancelable lease term in excess of one year as of December 31, 2019:

2020	$241,036
2021	$275,065
2022	$281,422
2023	$287,969
2024	$294,713
Thereafter	$662,144

Total rent expense for the years ended December 31, 2019 and 2018 was $256,957 and $166,248, respectively.

NOTE 8 – DEBT

In the third quarter of 2019, the Company received cash in exchange for term loans from five individual lenders, totaling $250,000. Additionally, one lender holding convertible debt, as reported in Note 9 below, converted $100,000 of principle to a term loan. In the fourth quarter of 2019, the Company received cash of $75,000 in exchange for a term loan from an individual lender. The terms for the notes were for twelve months, with twelve percent (12%) interest payable quarterly. The Company issued 1.056 shares of the Company’s common stock to the lenders for each dollar borrowed for an aggregate of 369,600 shares of common stock. A discount on debt related to the common stock issuance of $187,675 was recorded and is being amortized over the life of the notes. In December 2019, $425,000 of principal and associated interest were converted to 433,819 shares of the Company’s Series Seed 3 preferred stock.

In October 2019, the Company received $500,000 under a 120-day bridge term loan bearing interest at the rate of 14% per annum, payable quarterly, from Mark Adams, a founding board member. As an inducement for the bridge loan, the Company granted Mr. Adams 528,000 shares of common stock. On December 13, 2019, Mr. Adams agreed to extend the maturity date for this loan until April 30, 2021 in exchange for the Company’s issuance of 500,000 shares of common stock. A discount on debt of $343,746 was recorded in the transaction and is being amortized over the life of the debt.

In December 2019, a local marketing firm agreed to convert 90% of trade accounts payable the Company owed that firm to a term loan with a principal amount of $137,729.03 and bearing interest at the rate of 15% per annum, payable quarterly, with a maturity date of May 31, 2021. The Company also issued the marketing firm 66,000 shares of common stock in conjunction with this term loan. A discount on debt of $46,683 was recorded in the transaction and is being amortized over the life of the debt.

F-18

AYRO, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 9 – CONVERTIBLE DEBT

In the first quarter of 2019, the Company received cash in exchange for convertible promissory notes from seven individual lenders, totaling $800,000. The terms for the notes were sixty (60) days with an additional sixty-day extension to be exercised at the discretion of the Company. The notes accrued interest at twelve (12%) for the first sixty days and at fifteen percent (15%) for the sixty-day extension. The lenders have the option to convert the notes and accrued interest for Series Seed 2 Preferred Stock at $1.75 per share before the sixty-day extension period has expired. In May 2019, four lenders converted $350,000 of principal and $9,062 of accrued interest into 205,178 of the Company’s Series Seed 2 Preferred Stock. In September 2019, one lender converted $100,000 of convertible notes to a twelve-month term loan identified in Note 8 above. Additionally, two lenders redeemed $60,000 principle from their outstanding note. Warrants to purchase up to 97,500 of AYRO’s common stock at a price of $2.00 per share were issued in connection with the notes. The warrants issued have a five-year life. Interest expense associated with the warrants for the year ended December 31, 2019 and 2018 was $36,332 and $0, respectively. A discount on debt related to the warrant issuance of $69,173 was recorded and is being amortized over the life of the notes. In December 2019, the remaining $290,000 in principal and associated accrued interest was converted to 343,482 shares of the Company’s Series Seed 3 preferred stock. For the year ended December 31, 2019, interest expense of $28,352 was recorded to reflect the beneficial conversion feature of the debt.

In the fourth quarter of 2019, the Company received cash in exchange for convertible promissory notes from five institutional lenders totaling $1,000,000. The maturity date of the notes is the earlier of (1) the closing of the merger, (2) May 31, 2020, or (3) ninety (90) days the Company determines not to proceed with the merger. The notes accrued interest at five percent (5%). Immediately prior to the consummation of the merger transaction, the outstanding principal and accrued interest will convert into the number of shares of the Company that will be exchangeable for such number of shares of DropCar, such that upon closing of the merger, will represent 7.45% of the issued and outstanding shares of the combined companies.

Future maturities of debt are as follows:

Year Ended December 31,	Amount

2020	$1,006,947
2021	$645,276
2022	$8,202
2023	$5,859
Total Debt	$1,666,284
Less: Debt Discount	$(341,310)
Subtotal	$1,324,974
Less: Current Portion	$(1,006,947)
Long Term Debt	$318,027

F-19

AYRO, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 10 – STOCKHOLDERS’ EQUITY

Preferred Stock: The Company is authorized to issue 8,472,500 shares of preferred stock, no par value, of which 3,272,500 shares were designated as Series Seed-1 Preferred Stock, 2,200,000 shares were designated as Series Seed-2 Preferred Stock and 3,000,000 shares were designated as Series Seed-3 Preferred Stock. As of December 31, 2019, 3,272,500 shares of Series Seed-1 Preferred Stock, 1,907,683 shares of Series Seed-2 Preferred Stock and 2,180,802 shares of Series Seed-3 Preferred Stock were issued and outstanding.

The Series Seed Preferred Stock is convertible at any time after issuance at the option of the holder into the Company’s Common Stock on a 1-for-1 basis. The Series Seed Preferred Stock is also subject to mandatory conversion provisions upon either (i) immediately prior to the closing off a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended covering the offer and sale of the Company’s Common Stock; or, (ii) upon the receipt by the Company of a written request for such conversion from the holders of a majority of the Preferred Stock then outstanding. In the event the outstanding shares of Common Stock are subdivided (by stock split, stock dividend, reverse split or otherwise), the shares of Series Seed Preferred Stock will be adjusted ratably to maintain each share’s ownership percentage. The Series Seed Preferred Stock Stockholders are entitled to equal voting rights to common stockholders on an as-converted basis and receive preference to common stockholders upon liquidation. During the first two quarters of 2018, 2,300,000 shares of Series Seed 1 Preferred Stock were sold for $1.00 per share for a cash proceeds of $2,300,000. Of these shares, 80,000 shares were issued to a related party. Also, during the first two quarters of 2018, 250,000 shares of Series Seed 1 Preferred Stock were redeemed for $1.00 per share for cash of $250,000. During the last two quarters of 2018, 210,291 shares of Series Seed 2 Preferred Stock were sold for $1.75 per share for a cash proceeds of $368,000. Additionally, 400,000 shares of Series Seed 2 Preferred Stock were sold for $1.58 per share for a cash proceeds of $630,007. During the first half of 2019, 1,092,215 shares of Series Seed 2 Preferred Stock were sold for $1.75 per share for a cash proceeds of $1,911,375. During the second quarter of 2019, 238,500 shares of Series Seed 3 Preferred Stock were sold for $2.00 per share for a cash proceeds of $477,000. During the third quarter of 2019, 65,000 shares of Series Seed 3 Preferred Stock were sold for $2.00 per share for a cash proceeds of $130,000. During the fourth quarter of 2019, 777,301 shares of Series Seed 3 Preferred Stock were issued at $1.00 per share in exchange for cancellation of $777,301 of notes payable and accrued interest. Additionally, during the fourth quarter of 2019, 1,100,000 shares of Series Seed 3 Preferred Stock were issued at $1.00 per share in exchange for cancellation of $1,100,000 of trade accounts payable from a single supplier.

Common Stock: The Company is authorized to issue 34,820,000 shares of Common Stock, par value $0.001 as of December 31, 2019. As of December 31, 2019, 14,478,795 shares were issued and outstanding.

On February 1, 2017, the Company executed a 10-for-1 stock split on all authorized, issued and outstanding shares of stock.

On February 7, 2017, the Company entered into a Stock Purchase Agreement (“SPA”) with Cenntro Automotive Group (“Cenntro”) to purchase 3,000,000 shares of the company’s Common Stock at $0.15 per share. As consideration, the Company received $50,000 in cash, $92,061 of inventory and $307.939 of assembly line design, setup and tooling which is being used to mass-produce the Company’s 411 electric vehicle.

F-20

AYRO, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 10 – STOCKHOLDERS’ EQUITY (Continued)

On December 16, 2019, the Company issued 66,000 shares of the Company’s common stock to a local marketing firm as an incentive for the conversion of 90% of trade accounts payable the Company owed that firm into a term loan. See marketing firm term loan disclosed in Note 8 – Debt.

The Company has reserved a total of 6,410,000 shares of its Common Stock pursuant to the Long-Term Incentive Plan (“LTIP”) (see Note 11). The Company has 3,655,000 stock options outstanding under this plan as of December 31, 2019.

NOTE 11 – STOCK-BASED PAYMENTS

Long Term Incentive Plan: The Company grants stock options and warrants pursuant to the 2017 Long Term Incentive Plan (“LTIP”) effective January 1, 2017. The Company measures employee stock-based awards at grant-date fair value and recognizes employee compensation expense on a straight-line method basis over the vesting period of the award. Grants to non-employees are expensed at the earlier of (i) the date at which a commitment for performance by the service provider to earn the equity instrument is reached and (ii) the date at which the service provider’s performance is complete.

Determining the appropriate fair value of the stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and the expected stock price volatility. The Company uses the Black-Scholes option pricing model to value its stock option awards. As a result, if factors change and different assumptions are used, stock-based compensation expense could be materially different for future awards.

The Company uses the following inputs when valuing stock-based awards. The expected life of the employee stock options was estimated using the “simplified method”, as the Company has no historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock option grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. The expected life of awards that vest immediately use the contractual maturity since they are vested when issued. For stock price volatility, the valuation firm uses public company compatibles and historical private placement data as a basis for its expected volatility to calculate the fair value of option grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option at the grant-date.

Stock-based compensation as a result of stock option awards is included in the statement of operations as follows for the year ended December 31, 2019 and 2018:

	2019	2018

Research and development	$(40,828)	$140,877
Sales and marketing	$46,723	$10,542
General and administrative	$280,827	$345,921

F-21

AYRO, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 11 – STOCK-BASED PAYMENTS (Continued)

See below for the weighted average variables used in assessing the fair value at the grant dates:

	2019	2018

Expected life (years)	3.0	3.0
Risk-free interest rate	1.62%	2.46%
Expected volatility	71.0%	73.2%
Total grant date fair value	$0.94	$0.64

Total compensation cost related to non-vested awards not yet recognized as of December 31, 2019 was $894,377 and will be recognized on a straight-line basis through the end of the vesting periods in 2021. Future stock option compensation expense related to these options to be recognized during the years ending December 31, 2020, 2021 and 2022 is expected to be approximately $465,349, $281,142 and $147,887, respectively. The amount of future stock option compensation expense could be affected by any future option grants or by any forfeitures.

The following table reflects the stock option activity for the years ended December 31, 2019 and 2018.

	Number of Shares	Weighted Average Exercise Price	Contractual Life (Years)

Outstanding at January 1, 2018	1,815,000	$0.667	5.82

Granted	1,890,000	0.667	5.79
Exercised	0
Forfeitures	405,000	0.667	5.83

Outstanding at December 31, 2018	3,300,000	$0.667	5.80

Granted	3,265,000	0.966	5.56
Exercised	0
Cancellations	1,750,000	0.841	5.61
Forfeitures	1,160,000	0.841	5.61

Outstanding at December 31, 2019	3,655,000	$0.796	5.73

Of the outstanding options, 1,840,359 and 1,181,664 were vested and exercisable as of December 31, 2019 and 2018, respectively.

As of December 31, 2019 2,755,000 options are still issuable under the LTIP.

Warrants: The Company grants stock warrants pursuant to the 2017 Long Term Incentive Plan (“LTIP”) effective January 1, 2017. The Company measures consultant and debtholder stock-based awards at grant-date fair value and recognizes contractor consulting expense for contractor warrants and interest expense for debtholder warrants on a straight-line method basis over the vesting period of the award. Grants to consultants are expensed at the earlier of (i) the date at which a commitment for performance by the service provider to earn the equity instrument is reached and (ii) the date at which the service provider’s performance is complete. Grants to debtholders are expensed on a straight-line basis over the term of the debt facility.

F-22

AYRO, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 11 – STOCK-BASED PAYMENTS (Continued)

Determining the appropriate fair value of the warrants requires the input of subjective assumptions, including the fair value of the Company’s common stock, the expected life of the warrant, and the expected stock price volatility. The Company uses the Black-Scholes option pricing model to value its warrants granted. The assumptions used in calculating the fair value of warrant grants are based on periodic valuations performed by an independent third-party valuation firm. As a result, if factors change and different assumptions are used, stock-based compensation expense could be materially different for future awards.

The Company uses the following inputs when valuing stock-based awards. Warrants to purchase the Company’s common stock granted to consultants are granted based on a five (5) year life. For stock price volatility, the valuation firm uses public company compatibles and historical private placement data as a basis for its expected volatility to calculate the fair value of option grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option at the grant-date.

Stock-based compensation, for warrants is included in the statement of operations as follows for the year ended December 31, 2019 and 2018:

	2019	2018

General and administrative	$448,608	$89,031

See below for the weighted average variables used in assessing the fair value at the grant dates:

	2019	2018

Expected life (years)	5.0	5.0
Risk-free interest rate	1.62%	2.46%
Expected volatility	73.2%	73.2%
Total grant date fair value	$0.94	$0.64

F-23

AYRO, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 11 – STOCK-BASED PAYMENTS (Continued)

The following table reflects the stock warrant activity for the years ended December 31, 2019 and 2018.

	Number of Shares	Weighted Average Exercise Price	Contractual Life (Years)
Outstanding at January 1, 2018	0	$—	—

Granted	473,000	2.00	5.00
Exercised	0	—
Forfeitures	0	—	—

Outstanding at December 31, 2018	473,000	$2.00	5.00

Granted	1,220,000	2.00	5.00
Exercised	0	—
Forfeitures	0	—	—

Outstanding at December 31, 2019	1,693,000	$2.00	5.00

Of the outstanding warrants, all 1,693,000 and 473,000 were vested and exercisable as of December 31, 2019 and 2018, respectively. Consulting expense of $412,277 and $89,031 was recorded in connection with of warrants for the years ended December 31, 2019 and 2018, respectively. Additionally, interest expense of $188,575 and $0 was recorded in connection with of warrants for the years ended December 31, 2019 and 2018, respectively.

Stock Grants: In October 2019, the Company granted 850,000 shares of the Company’s common stock to Sustainability Initiatives, LLC, an entity controlled by two of the Company’s founding board members as compensation for the termination of the consulting agreement with that entity. Stock-based compensation of $908,650 was recorded in the transaction.

In October, 2019, the Company granted 528,000 shares of the Company’s common stock to Mark Adams, a founding board member, as consideration in providing a $500,000 150-day term loan to the Company. In December, 2019, the Company granted an additional 500,000 shares of the Company’s common stock to Mr. Adams as consideration for extending the term date of the loan to April 30, 2021. A discount on debt of $343,746 was recorded in the transaction.

In December 2019, the Company granted 1,593,550 shares of the Company’s common stock to Sustainability Initiatives, LLC and two of the Company’s founding board members as compensation for cancelling options to purchase 1,750,000 shares of the Company’s common stock. Stock-based compensation of $1,496,343 was recorded in the transaction.

In December 2019, The Company granted 247,500 shares of common stock as compensation for consulting services to Sustainability Consultants, LLC, an entity that is controlled by Mark Adams, Will Steakley and John Constantine, who are principal stockholders of the Company. Stock-based compensation of $232,403 was recorded in the transaction.

F-24

AYRO, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 11 – STOCK-BASED PAYMENTS (Continued)

The Company measures stock grants at grant-date fair value and recognizes contractor consulting expense on a straight-line method basis over the vesting period of the award. Grants to non-employees are expensed at the earlier of (i) the date at which a commitment for performance by the service provider to earn the equity instrument is reached and (ii) the date at which the service provider’s performance is complete. The fair value of the stock grants was determined based on the fair market value of the Company’s common stock as determined by an independent third-party valuation firm.

Stock-based compensation, for stock grants is included in the statement of operations as follows for the year ended December 31, 2019 and 2018:

	2019	2018

General and administrative	$2,637,396	$0

NOTE 12- INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets as of December 31, 2019 and 2018 are summarized below:

	2019	2018

Net operating loss carryforwards	$8,768,915	$4,435,740
Basis of property and equipment	487,356	155,735
Other	4,147,079	593,011
Total gross deferred tax assets	13,403,350	5,184,486
Less valuation allowance	(13,403,350)	(5,184,486)

Net deferred tax assets	$0	$0

As of December 31, 2019 and 2018, management was unable to determine if the Company’s deferred tax assets would be realized, and if realized, unable to determine the timing and the effective tax rates that they would be determined. The Company has therefore recorded a valuation allowance of $13,403,350 and $5,184,486 for the years ended December 31, 2019 and 2018, respectively. Additionally, the Company had Net Operating Losses of $8,768,915 and $3,839,550 for the years ended December 31, 2019 and 2018, respectively.

No federal tax provision has been provided for the years ended December 31, 2019 and 2018 due to the losses incurred during such periods.

F-25

AYRO, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 13 – RELATED-PARTY TRANSACTIONS

On March 1, 2017, the Company entered into a royalty-based agreement with Sustainability Initiatives, LLC (“SI”) that is controlled by two of the three Company board members in the effort to accelerate the start-up of the Company’s operations. In return for acceleration assistance and for serving the Chief Visionary Officer role, the agreement pays a monthly retainer of $6,000 per month. Additionally, options to purchase 350,000 shares of the Company’s common stock were issued with an option price of $0.67 per share, vesting semi-annually over a three-year period. On a quarterly basis, the Company remitted a royalty of a percentage (see table below) of company revenues less the retainer amounts for the measurement quarter paid to date.

Revenues	Royalty Percentage

$0 - $25,000,000	3.0%
$25,000,000 - $50,000,000	2.0%
$50,000,000 - $100,000,000	1.0%
Over $100,000,001	0.5%

Effective January 1, 2019, the Company agreed to an amendment with SI to reduce the royalty percentage to 0.5%. In relation to this amendment, the Company granted the SI members an additional 1,400,000 LTIP stock options to vest over a six-month vesting term. On October 15, 2019 the Company and the SI members agreed to terminate the agreement in full in exchange for 850,000 shares of the Company’s common stock. Stock-based compensation of $908,650 was recorded on the transaction in October 2019 on the statement of operations as consulting expenses within the general and administrative section.

On December 9, 2019, the Company and the SI members agreed to cancel the outstanding options to purchase 1,750,000 shares of the Company’s common stock in exchange for 1,593,550 shares of the Company’s common stock. Stock-based compensation of $1,496,343 was recorded for the transaction in December 2019 on the statement of operations as consulting expenses within the general and administrative section.

On April 1, 2017, the Company entered into a fee-for-service agreement with SI. In return for accounting, marketing, graphics and other services, the Company pays fixed, market-standard hourly rates under the shared services agreement as services are rendered. As of December 31, 2019 and 2018, the Company had a balance outstanding to SI for $12,150 and $6,623, respectively. Total expenses paid or payable SI were $61,275 and $224,188 for the years ended December 31, 2019 and 2018, respectively.

In 2017, the Company executed a supply chain contract with Cenntro, a manufacturer located in the Peoples’ Republic of China. Currently, the Company purchases 100% of its vehicle chassis, cabs and wheels through this supply chain relationship with Cenntro. Contract terms are industry standard and represent arms-length market pricing. The Company must sell a minimum number of units in order to maintain its exclusive supply chain contract. The company is in default of the exclusive term of the contract; however, the default has been waived.

F-26

AYRO, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

NOTE 13 – RELATED-PARTY TRANSACTIONS (Continued)

In January 2019, the Company entered into a fee-for-service consulting agreement with Sustainability Consultants, LLC, an entity that is controlled by Mark Adams, Will Steakley and John Constantine, who are principal stockholders of the Company. In exchange for consulting services provided, paid $189,238 in consulting fees to the firm. Additionally, the Company granted warrants to purchase 652,500 shares of the Company’s common stock. The warrants have an exercise price of $2.00 per share with a five-year life. Stock-based compensation consulting expense of $260,733 was recorded in the general and administrative expenses on the statement of operations in 2019 in conjunction with the warrant grant. The Company also granted 247,500 shares of the Company’s common stock and recorded stock-based compensation of $232,403 related to the common stock transaction.

In October, 2019, the Company granted 528,000 shares of the Company’s common stock to Mark Adams, a founding board member, as consideration in providing a $500,000 150-day term loan to the Company. In December, 2019, the Company granted an additional 500,000 shares of the Company’s common stock to Mr. Adams as consideration for extending the term date of the loan to April 30, 2021. A discount on debt of $343,746 was recorded in the transaction

In December 2019, Cenntro agreed to convert $1,100,000 of trade accounts payable due from the Company to 1,100,000 shares of the Company’s Series Seed 3 preferred stock

As of December 31, 2019 and 2018, the amounts outstanding to Cenntro for factory tooling were $0 and $324,202, respectively. Additionally, as of December 31, 2019 and 2018, the amounts outstanding to Cenntro for trade accounts payable were $83,955 and $2,149,295, respectively.

NOTE 14 – SUBSEQUENT EVENTS

Management has evaluated subsequent events for disclosure in these financial statements through March 6, 2020, which is the date the financial statements were available to be issued and has not identified any material events requiring disclosure other than identified below.

In the two months ended February 2019, the Company issued notes payable to 3 institutions providing $500,000 of short-term financing. The notes are to be repaid upon the earlier of (1) closing date of the merger or (2) May 20, 2020. The notes carry an interest rate of seven percent (7%). The notes carry with them 100% warrant coverage to purchase the Company’s Common Stock.

F-27

INDEX TO

CONSOLIDATED FINANCIAL STATEMENTS

F-28

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

DropCar, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of DropCar, Inc. and Subsidiaries (the “Company”) as of December 31, 2019, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has recurring losses and negative cash flows from operations. As described in Note 2, these conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2019.

East Hanover, New Jersey

March 30, 2020

F-29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

DropCar, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of DropCar, Inc. and Subsidiaries (the “Company”) as of December 31, 2018, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2018, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has an accumulated deficit of approximately $29.8 million and negative cash flow from continuing operations of approximately $10.6 million that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We served as the Company’s auditor from 2017 to 2019.

/s/ EISNERAMPER LLP

New York, New York

April 1, 2019 (except for the matter described in Note 4, as to which the date is March 30, 2020)

F-30

DropCar, Inc., and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2019	2018
ASSETS

CURRENT ASSETS:
Cash	$4,259,091	$3,887,910
Prepaid expenses and other current assets	181,805	220,845
Current assets held for sale	375,186	818,963
Total current assets	4,816,082	4,927,718

Noncurrent assets held for sale	441,395	702,438

TOTAL ASSETS	$5,257,477	$5,630,156

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$1,348,356	$1,305,071
Current liabilities held for sale	1,040,776	1,286,689
TOTAL LIABILITIES	2,389,132	2,591,760

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized
Series seed preferred stock, 842,405 shares authorized, zero issued and outstanding;	-	-
Series A preferred stock, 1,963,877 shares authorized, zero issued and outstanding;	-	-
Convertible Series H, 8,500 shares designated, 8 shares issued and outstanding;	-	-
Convertible Series H-1, 9,488 shares designated, zero shares issued and outstanding;	-	-
Convertible Series H-2, 3,500 shares designated, zero shares issued and outstanding;	-	-
Convertible Series H-3, 8,461 shares designated, 2,189 shares issued and outstanding;	-	-
Convertible Series H-4, 30,000 shares designated, 5,028 and 26,619 shares issued and outstanding;	1	3
Convertible Series H-5, 50,000 shares designated, 34,722 and zero shares issued and outstanding as of December 31, 2019 and 2018;	3	-
Common stock, $0.0001 par value; 100,000,000 shares authorized, 4,061,882 and 1,633,394 issued and outstanding as of December 31, 2019 and 2018, respectively	406	163
Additional paid in capital	37,581,914	32,791,951
Accumulated deficit	(34,713,979)	(29,753,721)

TOTAL STOCKHOLDERS’ EQUITY	2,868,345	3,038,396

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,257,477	$5,630,156

The accompanying notes are an integral part of these consolidated financial statements.

F-31

DropCar, Inc., and Subsidiaries

Consolidated Statements of Operations

	Years Ended December 31
	2019	2018

OPERATING EXPENSES
General and administrative expenses	$2,477,160	$2,230,634
TOTAL OPERATING EXPENSES	2,477,160	2,230,634

OPERATING LOSS	(2,477,160)	(2,230,634)

Interest expense	-	(672,144)

LOSS FROM CONTINUING OPERATIONS	(2,477,160)	(2,902,778)

DISCONTINUED OPERATIONS
Loss from operations of discontinued components, net of taxes	(2,425,223)	(11,676,667)
Loss on sale of component, net of taxes	-	(4,169,718)
LOSS ON DISCONTINUED OPERATIONS	(2,425,223)	(15,846,385)

NET LOSS	$(4,902,383)	$(18,749,163)

Deemed dividend on Series H-4 warrant and preferred stock modification	(57,875)	-
Deemed dividend on exchange of warrants	-	(1,399,661)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(4,960,258)	$(20,148,824)

AMOUNTS ATTRIBUTABLE TO COMMON STOCKHOLDERS
Loss from continuing operations	$(2,535,035)	$(4,302,439)
Loss from discontinued operations	(2,425,223)	(15,846,385)
NET LOSS	$(4,960,258)	$(20,148,824)

LOSS PER SHARE FROM CONTINUING OPERATIONS:
Basic	$(0.72)	$(3.18)
Diluted	$(0.72)	$(3.18)
LOSS PER SHARE FROM DISCONTINUED OPERATIONS:
Basic	$(0.68)	$(11.71)
Diluted	$(0.68)	$(11.71)
NET LOSS PER SHARE:
Basic	$(1.40)	$(14.89)
Diluted	$(1.40)	$(14.89)
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	3,541,511	1,352,826
Diluted	3,541,511	1,352,826

The accompanying notes are an integral part of these consolidated financial statements.

F-32

DropCar Inc., and Subsidiaries

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Series Seed		Series A		Series H		Series H-3		Series H-4		Series H-5				Additional
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Deficit)	Total

Balances, January 1, 2018	275,691	$27	611,944	$61	-	$-	-	$-	-	$-	-	$-	374,285	$37	$5,115,158	$(9,604,897)	$(4,489,614)
Issuance of common stock for cash	-	-	-	-	-	-	-	-	-	-	-	-	10,057	1	299,999	-	300,000
Conversion of debt into common stock	-	-	-	-	-	-	-	-	-	-	-	-	136,785	14	3,682,488	-	3,682,502
Conversion of accrued interest into common stock	-	-	-	-	-	-	-	-	-	-	-	-	4,518	-	159,584	-	159,584
Interest on lock-up shares in relation to convertible debt	-	-	-	-	-	-	-	-	-	-	-	-	85,571	9	672,135	-	672,144
Exchange of shares in connection with Merger	-	-	-	-	-	-	-	-	-	-	-	-	490,422	49	9,792,139	-	9,792,188
Conversion of outstanding Preferred Stock in connection with Merger	(275,691)	(27)	(611,944)	(61)	-	-	-	-	-	-	-	-	147,939	15	73	-	-
Issuance of Series H preferred stock in connection with Merger	-	-	-	-	8	-	-	-	-	-	-	-	-	-	-	-	-
Issuance of Series H-3 preferred stock in connection with Merger	-	-	-	-	-	-	2,189	-	-	-	-	-	-	-	-	-	-
Issuance of Series H-4 preferred stock and warrants in private placement, net of costs of $101,661	-	-	-	-	-	-	-	-	26,843	3	-	-	-	-	5,898,336	-	5,898,339
Issuance of common shares in connection with exercise of H-4 warrants	-	-	-	-	-	-	-	-	-	-	-	-	260,116	26	936,397	-	936,423
Issuance of Pre-Funded Series K Warrants net of costs of $15,000	-	-	-	-	-	-	-	-	-	-	-	-	-	-	968,329	-	968,329
Stock based compensation for options issued to employees (net of forfeitures)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	434,555	-	434,555
Stock based compensation for restricted stock units issued to employees	-	-	-	-	-	-	-	-	-	-	-	-	-	-	2,954,124	-	2,954,124
Stock based compensation for common stock issued to service providers	-	-	-	-	-	-	-	-	-	-	-	-	60,262	6	478,979	-	478,985
Deemed dividend on exchange of merger warrants to Series I warrants and common stock	-	-	-	-	-	-	-	-	-	-	-	-	48,786	5	316,856	(316,861)	-
Deemed dividend on modification of H-4 Warrants and issuance of Series J warrants	-	-	-	-	-	-	-	-	-	-	-	-	-	-	1,019,040	(1,019,040)	-
Deemed dividend on modification of H-4 Warrants	-	-	-	-	-	-	-	-	-	-	-	-	-	-	63,760	(63,760)	-
Conversion of Series H-4 Preferred Stock into common stock	-	-	-	-	-	-	-	-	(224)	-	-	-	14,653	1	(1)	-	-
Net Loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(18,749,163)	(18,749,163)
Balance, December 31, 2018	-	$-	-	-	8	-	2,189	-	26,619	3	-	-	1,633,394	163	32,791,951	(29,753,721)	3,038,396
Issuance of common stock for cash net of costs of $15,000	-	-	-	-	-	-	-	-	-	-	-	-	478,469	48	1,984,953	-	1,985,001
Exercise of warrants	-	-	-	-	-	-	-	-	-	-	-	-	277,778	28	16,639	-	16,667
Conversion of Series H-4 preferred stock into common stock	-	-	-	-	-	-	-	-	(21,591)	(2)	-	-	1,412,420	141	(139)	-	-
Stock based compensation for options issued to employees	-	-	-	-	-	-	-	-	-	-	-	-	-	-	86,811	-	86,811
Stock based compensation for restricted stock units issued to employees	-	-	-	-	-	-	-	-	-	-	-	-	-	-	289,842	-	289,842
Stock based compensation for common stock issued to service providers	-	-	-	-	-	-	-	-	-	-	-	-	116,666	12	222,188	-	222,200
Stock based compensation for restricted stock issued to the board of directors	-	-	-	-	-	-	-	-	-	-	-	-	-	-	25,000	-	25,000
Issuance of common stock upon vesting of restricted stock units	-	-	-	-	-	-	-	-	-	-	-	-	276,290	27	(27)	-	-
Common stock reserved and retired for excess tax benefits from stock based compensation	-	-	-	-	-	-	-	-	-	-	-	-	(133,135)	(13)	(193,176)	-	(193,189)
Issuance of Series H-5 preferred stock and warrants in private placement net of costs of $200,000	-	-	-	-	-	-	-	-	-	-	34,722	3	-	-	2,299,997	-	2,300,000
Deemed dividend on modification of H-4 warrants	-	-	-	-	-	-	-	-	-	-	-	-	-	-	57,875	(57,875)	-
Net Loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(4,902,383)	(4,902,383)
Balance, December 31, 2019	-	$-	-	$-	8	$-	2,189	$-	5,028	$1	34,722	$3	4,061,882	$406	$37,581,914	$(34,713,979)	$2,868,345

The accompanying notes are an integral part of these consolidated financial statements.

F-33

DropCar, Inc., and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,902,383)	$(18,749,163)
Loss from discontinued operations	2,425,223	15,846,385
Loss from continuing operations	(2,477,160)	(2,902,778)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	280,275	82,436
Non-cash interest expense	-	672,144
Changes in operating assets and liabilities:
Prepaid expenses and other assets	39,040	(220,845)
Accounts payable and accrued expenses	48,009	1,305,071

NET CASH USED IN OPERATING ACTIVITIES - CONTINUING OPERATIONS	(2,109,836)	(1,063,972)
NET CASH USED IN OPERATING ACTIVITIES - DISCONTINUED OPERATIONS	(1,485,004)	(9,502,946)
NET CASH USED IN OPERATING ACTIVITIES	(3,594,840)	(10,566,918)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash received upon acquisition	-	4,947,023
Proceeds from sale of component, net of cash relinquished	-	1,995,634

NET CASH PROVIDED BY INVESTING ACTIVITIES - CONTINUING OPERATIONS	-	6,942,657
NET CASH USED IN INVESTING ACTIVITIES - DISCONTINUED OPERATIONS	(142,458)	(497,102)
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(142,458)	6,445,555

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock	2,000,001	300,000
Financing fees in connection with the sale of common stock	(15,000)	-
Common stock reserved and retired in connection with excess tax benefits paid	(193,189)	-
Proceeds from the sale of Series H-5 preferred stock and warrants	2,500,000	-
Financing fees in connection with the sale of Series H-5 preferred stock and warrants	(200,000)	-
Proceeds from the sale of Series H-4 preferred stock and warrants	-	6,000,000
Financing costs from the sale of Series H-4 preferred stock and warrants	-	(101,661)
Proceeds from issuance of common stock in connection with exercise of H-4 warrants	16,667	936,423
Proceeds from the sale of Series K Warrants	-	983,333
Financing costs from the sale of Series K warrants	-	(15,000)

NET CASH PROVIDED BY FINANCING ACTIVITIES - CONTINUING OPERATIONS	4,108,479	8,103,095
NET CASH USED IN FINANCING ACTIVITIES - DISCONTINUED OPERATIONS	-	(50,263)
NET CASH PROVIDED BY FINANCING ACTIVITIES	4,108,479	8,052,832

Net increase in cash, including cash classified within current assets held for sale	371,181	3,931,469
Less: Net increase in cash classified within current assets held for sale	-	(43,559)
Net increase in cash	371,181	3,887,910

Cash, beginning of year	3,887,910	-

Cash, end of year	$4,259,091	$3,887,910

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-
Issuance of common stock for accrued stock based compensation	$4,724	$-
Assets acquired under operating leases included in assets held for sale	$23,040	$-

NON-CASH FINANCING ACTIVITIES:
Stock issued to WPCS Shareholder in the merger, net of cash received of 4,947,023	$-	$4,845,200
Series H-4 offering cost paid in H-4 shares and warrants	$-	$568,648
Stock issued for convertible note payable	$-	$3,682,502
Stock issued for accrued interest on convertible note payable	$-	$159,584
Deemed dividends on warrant issuances	$-	$1,399,656
Deemed dividend on Series H-4 warrant and preferred stock modification	$57,875	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-34

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

1. The Company

DropCar Operating Business

The Company is a provider of automotive vehicle support, fleet logistics, and concierge services for both consumers and the automotive industry. Its cloud-based Enterprise Vehicle Assistance and Logistics (“VAL”) platform and mobile application (“app”) assists consumers and automotive-related companies to reduce the costs, hassles and inefficiencies of owning a car, or fleet of cars, in urban centers.

In July 2018, the Company launched its Mobility Cloud platform which provides automotive-related businesses with a 100% self-serve SaaS version of its VAL platform to manage their own operations and drivers, as well as customer relationship management (“CRM”) tools that enable their clients to schedule and track their vehicles for service pickup and delivery. The Company’s Mobility Cloud also provides access to private application programming interfaces (“APIs”) which automotive-businesses can use to integrate the Company’s logistics and field support directly into their own applications and processes natively, to create more seamless client experiences. The Company earned de minimis revenues from Mobility Cloud in 2019. The Company did not earn any revenues from Mobility Cloud in 2018.

On the enterprise side, original equipment manufacturers (“OEMs”), dealers, and other service providers in the automotive space are increasingly being challenged with consumers who have limited time to bring in their vehicles for maintenance and service, making it difficult to retain valuable post-sale service contracts or scheduled consumer maintenance and service appointments. Additionally, many of the vehicle support centers for automotive providers (i.e., dealerships, including body work and diagnostic shops) have moved out of urban areas thus making it more challenging for OEMs and dealers in urban areas to provide convenient and efficient service for their consumer and business clientele. Similarly, shared mobility providers and other fleet managers, such as rental car companies and car share programs, face a similar urban mobility challenge: getting cars to and from service bays, rebalancing vehicle availability to meet demand in fleeting and de- fleeting vehicles to and from dealer lots, auction sites and to other locations.

In July 2018, the Company began assessing demand for a Self-Park Spaces monthly parking plan whereby consumers could designate specific garages for their vehicles to be stored at a base monthly rate, with personal 24/7 access for picking up and returning their vehicle directly, and the option to pay a la carte on a per hour basis for a driver to perform functions such as picking up and returning their vehicle to their front door. This model aligns more directly with how the Company has structured the enterprise Business-to-Business (“B2B”) side of its business, where an interaction with a vehicle on behalf of its drivers typically generates new revenue. The Company consumer Self-Park Spaces plan combined with its on-demand hourly valet service are the only consumer plans offered from September 1, 2018 onwards. Subscriber plans prior to this date continued to receive service on a prorated basis through the end of August 2018. Additionally, the Company is scaling back its DropCar 360 Services on Demand Service (“360 Services”) for the Consumer portion of the market. As a result of this shift, in August 2018, the Company began to significantly streamline its field teams, operations and back office support tied to its pre-September 1, 2018 consumer subscription plans. The scaling back of these services and the discontinuation of the Company’s monthly parking with front door valet (“Steve”) service resulted in a decrease in revenue.

To date, the Company operates primarily in the New York metropolitan area. In May, June, and August 2018, the Company expanded operations with its B2B business in San Francisco, Washington DC, and Los Angeles, respectively. These three new market expansions are with an OEM customer.

Merger and Exchange Ratio - WPCS

On January 30, 2018, DC Acquisition Corporation (“Merger Sub”), a wholly-owned subsidiary of WPCS International Incorporated (“WPCS”), completed its merger with and into DropCar, Inc. (“Private DropCar”), with Private DropCar surviving as a wholly owned subsidiary of WPCS. This transaction is referred to as the “WPCS Merger.” The WPCS Merger was effected pursuant to an Agreement and Plan of Merger and Reorganization (the “WPCS Merger Agreement”), dated September 6, 2017, by and among WPCS, Private DropCar and Merger Sub.

As a result of the WPCS Merger, each outstanding share of Private DropCar share capital (including shares of Private DropCar share capital issued upon the conversion of outstanding convertible debt) automatically converted into the right to receive approximately 0.3273 shares of WPCS’s common stock, par value $0.0001 per share (the “Exchange Ratio”). Following the closing of the WPCS Merger, holders of WPCS’s common stock immediately prior to the WPCS Merger owned approximately 22.9% on a fully diluted basis, and holders of Private DropCar common stock immediately prior to the WPCS Merger owned approximately 77.1% on a fully diluted basis, of WPCS’s common stock.

F-35

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

The WPCS Merger has been accounted for as a reverse acquisition under the acquisition method of accounting where Private DropCar is considered the accounting acquirer and WPCS is the acquired company for financial reporting purposes. Private DropCar was determined to be the accounting acquirer based on the terms of the WPCS Merger Agreement and other factors, such as relative voting rights and the composition of the combined company’s board of directors and senior management, which was deemed to have control. The pre-acquisition financial statements of Private DropCar became the historical financial statements of WPCS following the WPCS Merger. The historical financial statements, outstanding shares and all other historical share information have been adjusted by multiplying the respective share amount by the Exchange Ratio as if the Exchange Ratio had been in effect for all periods presented.

Immediately following the WPCS Merger, the combined company changed its name from WPCS International Incorporation to DropCar, Inc. The combined company following the WPCS Merger may be referred to herein as “the combined company,” “DropCar,” or the “Company.”

Merger with AYRO

On December 19, 2019, DropCar, ABC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of DropCar (“ABC Merger Sub”), and AYRO, Inc., a Delaware corporation (“AYRO”), entered into an Agreement and Plan of Merger and Reorganization (the “AYRO Merger Agreement”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the AYRO Merger Agreement, Merger Sub will merge with and into AYRO, with AYRO continuing as a wholly owned subsidiary of DropCar and the surviving corporation of the merger (the “AYRO Merger”).

Subject to the terms and conditions of the AYRO Merger Agreement, at the closing of the AYRO Merger, (a) each outstanding share of AYRO common stock and AYRO preferred stock will be converted into the right to receive shares of DropCar common stock (the “DropCar Common Stock”) (after giving effect to a reverse stock split of DropCar Common Stock, as described below) equal to the exchange ratio described below; and (b) each outstanding AYRO stock option and AYRO warrant that has not previously been exercised prior to the closing of the AYRO Merger will be assumed by DropCar.

Under the exchange ratio formula in the AYRO Merger Agreement, upon the closing of the AYRO Merger, on a pro forma basis and based upon the number of shares of DropCar common stock to be issued in the AYRO Merger, current DropCar shareholders (along with DropCar’s financial advisor) will own approximately 20% of the combined company and current AYRO investors will own approximately 80% of the combined company (including the additional financing transaction referenced below). For purposes of calculating the exchange ratio, the number of outstanding shares of DropCar common stock immediately prior to the Merger does not take into effect the dilutive effect of shares of DropCar common stock underlying options, warrants or certain classes of preferred stock outstanding as of the date of the AYRO Merger Agreement.

If the AYRO merger is completed, holders of outstanding shares of AYRO common stock and preferred stock (collectively referred to herein as the AYRO equity holders) will be entitled to receive shares of DropCar common stock at an agreed upon exchange ratio per share of AYRO common stock they hold or into which their shares of preferred stock convert (the “AYRO Exchange Ratio”). Upon completion of the AYRO merger and the transactions contemplated in the AYRO Merger Agreement and assuming the exercise of the Pre-funded Warrants, (i) AYRO equity holders (including the investors in the bridge financing, the AYRO private placements, and the nominal stock subscription and a consultant to AYRO) will own the majority of the outstanding equity of DropCar. Immediately following the AYRO merger, subject to the approval of the current DropCar stockholders, it is anticipated that the combined company will effect a reverse stock split with respect to its issued and outstanding common stock. The reverse stock split will increase DropCar’s stock price to at least $5.00 per share.

F-36

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

Prior to the execution and delivery of the AYRO Merger Agreement, and as a condition of the willingness of the parties to enter into the AYRO Merger Agreement, certain stockholders have entered into agreements with AYRO pursuant to which such stockholders have agreed, subject to the terms and conditions of such agreements, to purchase, prior to the consummation of the AYRO Merger, shares of Ayro’s common stock (or common stock equivalents) and warrants to purchase Ayro’s common stock for an aggregate purchase price of $2.0 million (the “AYRO Pre-Closing Financing”). The consummation of the transactions contemplated by such agreements is conditioned upon the satisfaction or waiver of the conditions set forth in the AYRO Merger Agreement. After consummation of the AYRO Merger, Ayro has agreed to cause DropCar to register the resale of the DropCar Common Stock issued and issuable pursuant to the warrants issued to the investors in the AYRO Pre-Closing Financing.

Consummation of the AYRO Merger is subject to certain closing conditions, including, among other things, approval by the stockholders of the Company and AYRO, the continued listing of the Company’s common stock on The Nasdaq Stock Market after the AYRO Merger and satisfaction of minimum net cash thresholds by the Company and AYRO. The impact of the Company’s appeal to The Nasdaq Stock Market as discussed below and COVID-19 could negatively affect our stock price. In accordance with the terms of the AYRO Merger Agreement, (i) certain executive officers, directors and stockholders of AYRO (solely in their respective capacities as AYRO stockholders) holding approximately 57% of the outstanding AYRO capital stock have entered into voting agreements with the Company to vote all of their shares of AYRO capital stock in favor of adoption of the AYRO Merger Agreement (the “AYRO Voting Agreements”) and (ii) certain executive officers, directors and stockholders of the Company (solely in their respective capacities as stockholders of the Company) holding approximately 10% of the Company’s outstanding common stock have entered into voting agreements with AYRO to vote all of their shares of the Company’s common stock in favor of approval of the AYRO Merger Agreement (the “DropCar Voting Agreements” and, together with the AYRO Voting Agreements, the “Voting Agreements”). The Voting Agreements include covenants with respect to the voting of such shares in favor of approving the transactions contemplated by the AYRO Merger Agreement and against any competing acquisition proposals. In addition, concurrently with the execution of the AYRO Merger Agreement, (i) certain executive officers, directors and stockholders of AYRO and (ii) certain directors of the Company have entered into lock-up agreements (the “Lock-Up Agreements”) pursuant to which they accepted certain restrictions on transfers of shares of the Company’s common stock for the one-year period following the closing of the AYRO Merger.

The AYRO Merger Agreement contains certain termination rights for both DropCar and AYRO, and further provides that, upon termination of the AYRO Merger Agreement under specified circumstances, either party may be required to pay the other party a termination fee of $1,000,000, or in some circumstances reimburse the other party’s reasonable expenses.

At the effective time of the AYRO Merger, the Board of Directors of DropCar is expected to consist of seven members, three of whom will be designated by AYRO, three of whom will be designated by DropCar and one of whom will be designated by the lead investor in the AYRO Pre-Closing Financing. The AYRO Merger Agreement contains certain provisions providing for the ability of AYRO to designate additional members upon the achievement of certain business milestones.

Discontinued Operations – DropCar Operating

On December 19, 2019 and concurrently upon entering in the AYRO Merger Agreement, the Company entered into an asset purchase agreement (“Asset Purchase Agreement”) by and among Company, DropCar Operating Company, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“DropCar Operating”), and DC Partners Acquisition, LLC (the “Purchaser”), Spencer Richardson, our Co-Founder and Chief Executive Officer, and David Newman, our Co-Founder and Chief Business Development Officer, pursuant to which the Company agreed to sell substantially all of the assets associated with its DropCar Operating business of providing vehicle support, fleet logistics and concierge services. The aggregate purchase price for the purchased assets consists of the cancellation of certain liabilities pursuant to those certain employment agreements by and between DropCar Operating and each of Mr. Richardson and Mr. Newman, plus the assumption of certain liabilities relating to or arising out of workers’ compensation claims that occurred prior to the closing date of the Asset Purchase Agreement. The sale of DropCar Operating represented a strategic shift that has had a major effect on the Company’s operations, and therefore, was presented as discontinued operations in the consolidated statement of operations and consolidated statement of cash flows.

Completion of the Asset Purchase Agreement is subject to certain conditions, including customary closing conditions relating to the (i) consummation of a Change in Control (as defined in the Asset Purchase Agreement), including the AYRO Merger and (ii) the receipt by DropCar of the affirmative vote of the holders of the majority of the shares of DropCar common stock entitled to vote on such matters with respect to the matters contemplated by the Asset Purchase Agreement.

F-37

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

Discontinued Operations – Suisun City Operations

On December 10, 2018, the Company signed a definitive agreement with a private corporation and completed the sale on December 24, 2018 of 100% of the Suisun City Operations, its wholly owned subsidiary, for a total cash consideration of $3.5 million. The sale of Suisun City Operations represented a strategic shift that has had a major effect on the Company’s operations, and therefore, was presented as discontinued operations in the consolidated statement of operations and consolidated statement of cash flows.

Trading of Company’s stock

The Company’s shares of common stock listed on The Nasdaq Capital Market, previously trading through the close of business on January 30, 2018 under the ticker symbol “WPCS,” commenced trading on The Nasdaq Capital Market, on a post-Reverse Stock Split adjusted basis, under the ticker symbol “DCAR” on January 31, 2018.

On September 25, 2018, the Company received a notification letter from The Nasdaq Stock Market (the “Nasdaq”) informing the Company that for the last 30 consecutive business days, the bid price of the Company’s securities had closed below $1.00 per share, which is the minimum required closing bid price for continued listing on The Nasdaq Capital Market pursuant to Listing Rule 5550(a)(2). In order to regain compliance, on March 8, 2019, the Company filed a certificate of amendment to its amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to effect a one-for-six reverse stock split of its outstanding shares of common stock. On March 26, 2019, the Company received a notification letter from the Nasdaq informing it that it had regained compliance with Listing Rule 5550(a)(2).

On August 19, 2019, the Company received a letter from the Listing Qualifications Department of the Nasdaq indicating that the Company no longer complies with the minimum stockholders’ equity requirement under Nasdaq Listing Rule 5550(b)(1) for continued listing on The Nasdaq Capital Market because the Company’s stockholders’ equity of $2,466,776, as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, was below the required minimum of $2,500,000. In December 2019, the Company received notification it has regained compliance.

On September 6, 2019, the Company received notification from Nasdaq stating that the Company did not comply with the minimum $1.00 bid price requirement for continued listing set forth in Listing Rule 5550(a)(2) (the “Listing Rule”). In accordance with Nasdaq listing rules, the Company was afforded 180 calendar days (until March 4, 2020) to regain compliance with the Listing Rule. On March 5, 2020, the Company received notification from the Listing Qualification Department of Nasdaq that it had not regained compliance with the Listing Rule. The notification indicated that the Company’s common stock will be delisted from the Nasdaq Capital Market unless it requested an appeal of this determination. On March 12, 2020, the Company requested a hearing to appeal the determination with the Nasdaq Hearings Panel (the “Panel”), which will postpone the delisting of the Company’s securities pending the Panel’s decision. The hearing is scheduled for April 16, 2020. The Company’s appeal to the Panel included a plan that sets forth a commitment to consider all available options to regain compliance with the Listing Rules, including the option to effectuate a reverse stock split upon receipt of stockholder approval, which the Company intend to seek in connection with the joint proxy statement and consent solicitation statement/prospectus filed with the Securities and Exchange Commission on February 14, 2020 in connection with the AYRO Merger, in order to bring the Company’s stock price over the $1.00 bid price requirement and to meet the $4.00 bid price initial listing requirement. However, there can be no assurance that the Company will be successful in regaining compliance with the Listing Rule.

The Nasdaq notification has no effect at this time, or during the appeal period, on the listing of the Company’s common stock on the Nasdaq.

2. Liquidity and Going Concern

The Company has a limited operating history and the sales and income potential of its business and market are unproven. As of December 31, 2019, the Company has an accumulated deficit of $34.7 million and has experienced net losses each year since its inception. The Company anticipates that it will continue to incur net losses into the foreseeable future and will need to raise additional capital to continue. The Company’s cash is not sufficient to fund its operations through March 2021. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the date of the filing of this Form 10-K.

F-38

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

Management’s plan includes raising funds from outside investors and consummating the AYRO Merger. However, there is no assurance that the AYRO Merger will be consummated or that outside funding will be available to the Company, or that outside funding will be obtained on favorable terms or will provide the Company with sufficient capital to meet its objectives. There have been recent outbreaks in several countries, including the United States, of the highly transmissible and pathogenic coronavirus. The outbreak of such communicable diseases could result in a widespread health crisis that could adversely affect general commercial activity and the economies and financial markets of many countries, including the United States. An outbreak of communicable diseases, or the perception that such an outbreak could occur, and the measures taken by the governments of countries affected could adversely affect the Company’s business, financial condition, and results of operations. These financial statements do not include any adjustments relating to the recoverability and classification of assets, carrying amounts or the amount and classification of liabilities that may be required should the Company be unable to continue as a going concern.

3. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

These consolidated financial statements of DropCar, Inc., a Delaware corporation, are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”) and include the accounts of its wholly-owned subsidiaries. All significant intercompany transactions and amounts have been eliminated. The results of businesses acquired and disposed of are included in the consolidated financial statements from the date of the acquisition or up to the date of disposal, respectively. During the year ended December 31, 2018, the Company completed a reverse merger with WPCS International Incorporated, the parent company of WPCS International – Suisun City, Inc. (the “Suisun City Operations”), a wholly-owned subsidiary. Subsequently, the Company completed the sale of the wholly-owned Suisun City Operations and is reported in discontinued operations. Additionally, on December 19, 2019, the Company entered into the Asset Purchase Agreement to sell the wholly-owned DropCar Operating component and is reported in discontinued operations. See Note 4 to the financial statements for further details.

Acquisition Accounting

The fair value of WPCS assets acquired and liabilities assumed was based upon management’s estimates assisted by an independent third-party valuation firm. As of December 31, 2018, the acquisition accounting was completed and there were no further adjustments to the assumptions. Critical estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from customer relationships and the trade name, present value and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

The purchase price allocation of million was as follows:

Fair value of equity consideration, 506,423 common shares	$9,792,000
Liability assumed: notes payable	158,000
Total purchase price consideration	$9,950,000

Tangible assets
Net working capital (1)	$6,664,000
Deferred revenue	(2,300,000)
Property and equipment	376,000

Intangible assets (2)
Customer contracts	1,200,000
Trade name	600,000
Goodwill	3,410,000

Total allocation of purchase price consideration	$9,950,000

(1) Net working capital consisted of cash of $4,947,000; accounts receivable and contract assets of $3,934,000; other assets of $317,000; accounts payable and accrued liabilities of $2,534,000.

(2) The useful lives related to the acquired customer relationships and trade name were expected to be approximately 10 years.

F-39

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of expenses during the reported period. Generally, matters subject to estimation and judgement include amounts related to accounts receivable realization, asset impairments, useful lives of property and equipment and capitalized software costs, deferred tax asset valuation allowances, and operating expense accruals. Actual results could differ from those estimates.

Cash

The Company considers all highly liquid investment with an original maturity of three months or less to be cash. At times, cash deposits may exceed FDIC-insured limits. At December 31, 2019 and 2018, the amount the Company had on deposit that exceeded the FDIC-insured limits was approximately $4.0 million.

Accounts receivable

Accounts receivable are carried at original invoice amount less an estimate made for holdbacks and doubtful receivables based on a review of all outstanding amounts. The Company determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions and set up an allowance for doubtful accounts when collection is uncertain. Customers’ accounts are written off when all attempts to collect have been exhausted. Recoveries of accounts receivable previously written off are recorded as income when received. At December 31, 2019 and 2018, the accounts receivable allowance was approximately $2,000 and included in current assets held for sale.

Revenue Recognition

The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, codified as ASC 606: Revenue from Contracts with Customers, which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers.

Revenue from contracts with customers is recognized when, or as, the Company satisfies its performance obligations by transferring the promised goods or services to the customers. A good or service is transferred to a customer when, or as, the customer obtains control of that good or service. A performance obligation may be satisfied over time or at a point in time. Revenue from a performance obligation satisfied over time is recognized by measuring the Company’s progress in satisfying the performance obligation in a manner that depicts the transfer of the goods or services to the customer. Revenue from a performance obligation satisfied at a point in time is recognized at the point in time that the Company determines the customer obtains control over the promised good or service. The amount of revenue recognized reflects the consideration the Company expects to be entitled to in exchange for those promised goods or services (i.e., the “transaction price”). In determining the transaction price, the Company considers multiple factors, including the effects of variable consideration. Variable consideration is included in the transaction price only to the extent it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainties with respect to the amount are resolved. In determining when to include variable consideration in the transaction price, the Company considers the range of possible outcomes, the predictive value of its past experiences, the time period of when uncertainties expect to be resolved and the amount of consideration that is susceptible to factors outside of the Company’s influence, such as the judgment and actions of third parties.

The Company’s contracts are generally designed to provide cash fees to the Company on a monthly basis or an agreed upfront rate based upon demand services. The Company’s performance obligation is satisfied over time as the service is provided continuously throughout the service period. The Company recognizes revenue evenly over the service period using a time-based measure because the Company is providing a continuous service to the customer. Contracts with minimum performance guarantees or price concessions include variable consideration and are subject to the revenue constraint. The Company uses an expected value method to estimate variable consideration for minimum performance guarantees and price concessions.

F-40

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

Monthly Subscriptions

The Company offers a selection of subscriptions and on-demand services which include parking, valet, and access to other services. The contract terms are on a month-to-month subscription contract with fixed monthly or contract term fees. These subscription services include a fixed number of round-trip deliveries of the customer’s vehicle to a designated location. The Company allocates the purchase price among the performance obligations which results in deferring revenue until the service is utilized or the service period has expired.

On Demand Valet and Parking Services

The Company offers to consumers certain on demand services through its mobile application. The customer is billed at an hourly rate upon completion of the services. Revenue is recognized when the Company had satisfied all performance obligations which is upon completion of the service.

DropCar 360 Services on Demand Service

The Company offers to consumers certain services upon request including vehicle inspection, maintenance, car washes or to fill up with gas. The customers are charged a fee in addition to the cost of the third-party services provided. Revenue is recognized on a gross basis when the Company had satisfied all performance obligations which is upon completion of the service.

On Demand Business-To-Business

The Company also has contracts with car dealerships, car share programs and others in the automotive industry transporting vehicles. Revenue is recognized at the point in time all performance obligations are satisfied which is when the Company provides the delivery service of the vehicles.

Employee Stock-Based Compensation

The Company recognizes all employee share-based compensation as an expense in the financial statements. Equity-classified awards principally related to stock options, restricted stock units (“RSUs”) and equity-based compensation, are measured at the grant date fair value of the award. The Company determines grant date fair value of stock option awards using the Black-Scholes option-pricing model. The fair value of RSUs is determined using the closing price of the Company’s common stock on the grant date. For service-based vesting grants, expense is recognized ratably over the requisite service period based on the number of options or shares. Stock-based compensation is reversed for forfeitures in the period of forfeiture.

Property and Equipment

The Company accounts for property and equipment at cost less accumulated depreciation. The Company computes depreciation using the straight-line method over the estimated useful lives of the assets. The Company generally depreciates property and equipment over a period of three to seven years. Depreciation for property and equipment commences once they are ready for its intended use.

Capitalized Software

Costs related to website and internal-use software development are accounted for in accordance with Accounting Standards Codification (“ASC”) Topic 350-50 — Intangibles — Website Development Costs. Such software is primarily related to our websites and mobile apps, including support systems. We begin to capitalize our costs to develop software when preliminary development efforts are successfully completed, management has authorized and committed project funding, it is probable that the project will be completed, and the software will be used as intended. Costs incurred prior to meeting these criteria are expensed as incurred and recorded within General and administrative expenses within the accompanying consolidated statements of operations. Costs incurred for enhancements that are expected to result in additional features or functionality are capitalized. Capitalized costs are amortized over the estimated useful life of the enhancements, generally between two and three years.

F-41

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

Impairment of Long-Lived Assets

Long-lived assets are primarily comprised of intangible assets, property and equipment, and capitalized software costs. The Company evaluates its Long-Lived Assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset or group of assets may not be recoverable. If these circumstances exist, recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future undiscounted net cash flows expected to be generated by the asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. There were no impairments to long-lived assets for the years ended December 31, 2019 and 2018.

Income Taxes

The Company provides for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2019 and 2018, the Company had a full valuation allowance against deferred tax assets.

Fair Value Measurement

The Company accounts for financial instruments in accordance with ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”). ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 – Quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly; and

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

Financial instruments with carrying values approximating fair value include cash, accounts receivable, other assets, convertible notes and accounts payable due to their short-term nature.

Loss Per Share

Basic loss per share is computed by dividing net loss attributable to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Diluted loss per share is computed by assuming that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options for which market price exceeds the exercise price, less shares which could have been purchased by the Company with the related proceeds. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any other potential shares outstanding would be anti-dilutive.

F-42

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

The following securities were excluded from weighted average diluted common shares outstanding because their inclusion would have been antidilutive.

	As of December 31,
	2019	2018
Common stock equivalents:
Common stock options	380,396	302,773
Series A, H-1, H-3, H-4, H-5, I, J, K and Merger common stock purchase warrants	4,300,560	863,084
Series H, H-3, H-4, H-5 Convertible Preferred Stock	3,900,354	1,796,251
Restricted shares (unvested)	-	244,643
Totals	8,581,310	3,206,751

Research and development costs, net

Costs are incurred in connection with research and development programs that are expected to contribute to future earnings. Such costs include labor, stock-based compensation, training, software subscriptions, and consulting. These amounts are charged to the consolidated statement of operations as incurred, which is included in loss from operations from discontinued operations. Total research and development expenses included in loss from discontinued operations were $205,000 and $322,269 for the years ended December 31, 2019 and 2018, respectively.

Adoption of New Accounting Standards

In February 2016, the FASB issued Accounting Standards Codification (ASC) 842, Leases, which requires lessees to recognize most leases on their balance sheets as a right-of-use asset with a corresponding lease liability. Lessor accounting under the standard is substantially unchanged. Additional qualitative and quantitative disclosures are also required. The Company adopted the standard effective January 1, 2019 using the cumulative-effect adjustment transition method, which applies the provisions of the standard at the effective date without adjusting the comparative periods presented. The Company adopted all practical expedients and elected the following accounting policies related to this standard:

●	Short-term lease accounting policy election allowing lessees to not recognize right-of-use assets and liabilities for leases with a term of 12 months or less;
●	The option to not separate lease and non-lease components for equipment leases.
●	The package of practical expedients applied to all of its leases, including (i) not reassessing whether any expired or existing contracts are or contain leases, (ii) not reassessing the lease classification for any expired or existing leases, and (iii) not reassessing initial direct costs for any existing leases.

Right-of-use assets and lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date for leases exceeding 12 months. Minimum lease payments include only the fixed lease component of the agreement.

The Company’s operating leases do not provide an implicit rate that can readily be determined. Therefore, the Company uses a discount rate based on its incremental borrowing rate.

Operating lease expense is recognized on a straight-line basis over the lease term and is included in cost of sales and general and administrative expenses. Amortization expense for finance (capital) leases is recognized on a straight-line basis over the lease term and is included in cost of sales or general and administrative expenses, while interest expense for finance leases is recognized using the effective interest method.

Adoption of this standard resulted in the recognition of operating lease right-of-use assets of approximately $23,000 (including a reclassification from prepaid expenses of a prepaid lease approximating $9,500) and corresponding lease liabilities of approximately $13,500 on the consolidated balance sheet as of January 1, 2019. The standard did not materially impact operating results or liquidity. Disclosures related to the amount, timing and uncertainty of cash flows arising from leases are included in Note 7, Lease Agreements.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for nonemployee share-based payment transactions. The amendments specify that Topic 718 applies to all share- based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The guidance was adopted effective January 1, 2019, and the adoption of this ASU did not have a material effect on its consolidated financial statements.

F-43

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

Recently Issued Accounting Standards

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its consolidated financial position or results of operations upon adoption.

In August 2018, the FASB issued ASU 2018-13, Changes to Disclosure Requirements for Fair Value Measurements, which will improve the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. The standard removes, modifies, and adds certain disclosure requirements, and is effective for the Company beginning January 1, 2020. The adoption of ASU 2018-13 is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

4. Discontinued Operations and Disposition of Operating Segments

DropCar Operating

On December 19, 2019, the Company entered into the Asset Purchase Agreement to sell substantially all of the assets associated with the DropCar Operating business. Operating results for the years ended December 31, 2019 and 2018 for the DropCar Operating business are presented as discontinued operations and the assets and liabilities classified as held for sale are presented separately in the balance sheet.

A breakdown of the discontinued operations is presented as follows:

	Years Ended December 31,
	2019	2018
SERVICE REVENUES	$4,579,745	$6,077,667
COST OF REVENUE	4,172,320	7,863,673
GROSS PROFIT (LOSS)	407,425	(1,786,006)

OPERATING EXPENSES
Research and development	205,000	322,269
General and administrative	2,245,394	9,119,772
Depreciation and amortization	395,081	354,657
TOTAL OPERATING EXPENSES	2,845,475	9,796,698

OPERATING LOSS	(2,438,050)	(11,582,704)

Other income, net	12,827	-
Interest expense, net	-	(409,082)

LOSS FROM DROPCAR DISCONTINUED OPERATIONS	(2,425,223)	(11,991,786)
INCOME FROM SUISUN CITY DISCONTINUED OPERATIONS	-	315,119
LOSS FROM OPERATIONS OF DISCONTINUED COMPONENTS	(2,425,223)	(11,676,667)
LOSS ON SALE OF SUISUN CITY COMPONENT	-	(4,169,718)
LOSS FROM DISCONTINUED OPERATIONS	$(2,425,223)	$(15,846,385)

F-44

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

Assets and liabilities of discontinued operations held for sale included the following:

	December 31,
	2019	2018

Cash	$81,457	$415,569
Accounts receivable, net	210,671	295,626
Prepaid expenses and other current assets	83,058	107,768
Current assets held for sale	$375,186	$818,963

Property and equipment, net	$25,723	$39,821
Capitalized software costs, net	410,261	659,092
Operating lease right-of-use asset	1,886	-
Other assets	3,525	3,525
Noncurrent assets held for sale	$441,395	$702,438

Accounts payable and accrued expenses	737,862	1,033,489
Deferred revenue	302,914	253,200
Current liabilities held for sale	$1,040,776	$1,286,689

Suisun City Operations

On December 10, 2018, the Company signed a definitive agreement with a private corporation and completed the sale on December 24, 2018, of 100% of the corporate capital of Suisun City Operations, a wholly owned subsidiary of DropCar, Inc, for a total cash consideration of $3.5 million. The Company recognized the following loss on sale of component on the date of sale:

Sales price	$3,500,000
Commissions and various transaction costs	(332,220)
Net sales proceeds	3,167,780

Carrying amounts of assets, net of liabilities	7,337,498 *
Loss on sale of Suisun City Operations	$(4,169,718)

* The carrying amounts of assets included cash of $1,504,366; accounts receivable and contract asset of $4,177,568; prepaid expenses and other current assets of $57,486; property and equipment of $295,206; intangibles and goodwill of $5,048,247; carrying amounts of liabilities included accounts payable and accrued liabilities of $3,688,831 and loans of $56,544.

The operations and cash flows of the Suisun City Operations were eliminated from ongoing operations following its sale. The operating results of the Suisun City Operations for the year ended December 31, 2018 were as follows:

Revenues	$13,730,252
Cost of revenues	10,836,754
Gross profit	2,893,498

Selling, general and administrative expenses	2,285,661
Depreciation and amortization	287,830
Total Operating Expenses	2,573,491

Interest expense, net	4,888

Net income from discontinued operations	$315,119

F-45

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

5. Capitalized Software

Capitalized software costs included in non-current assets held for sale consists of the following as of December 31, 2019 and 2018:

	As of December 31,
	2019	2018
Software	$1,467,008	$1,324,275
Accumulated amortization	(1,056,747)	(665,183)
Total	$410,261	$659,092

Amortization expense for the years ended December 31, 2019 and 2018, was $391,564 and $350,385, respectively and included in loss from discontinued operations.

6. Convertible Notes Payable

During the year ended December 31, 2017, the Company issued convertible notes totaling $4,840,000 and warrants to acquire 146,358 shares of common stock at an exercise price of $59.04 per share in connection with the convertible notes (the “Notes”). The Notes all had a maturity date of one year from the date of issuance, and accrued interest at a rate of 6% per annum, compounded annually. The Notes were convertible at $35.40 per share and, including accrued interest, were converted into 141,303 shares of common stock in connection with the Merger.

In connection with the Merger, the holders of the Notes entered into lock-up agreements pursuant to which they have agreed not to sell the 85,573 shares of common stock received in the Merger. The length of the lock-up period is up to 120 days. For the year ended December 31, 2018, the Company recorded $672,144 as interest expense in relation to the lock-up agreements in the accompanying consolidated statement of operations.

At December 31, 2018, the aggregate carrying value of the Notes was $0. The Notes were fully converted during the year ended December 31, 2018.

7. Commitments and Contingencies

Lease Agreements

The Company leases office space in New York City and Buenos Aires, Argentina on a month-to-month basis, with a condition of a 60-day notice to terminate. For the years ended December 31, 2019 and 2018, rent expense for the Company’s New York City and Buenos Aires offices was approximately $58,000 and $158,000, respectively, and included in loss from discontinued operations.

Litigation

The Company is subject to various legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business that it believes are incidental to the operation of its business. While the outcome of these claims cannot be predicted with certainty, management does not believe that the outcome of any of these legal matters will have a material adverse effect on its results of operations, financial positions or cash flows.

In February 2018, the Company was served an Amended Summons and Complaint in the Supreme Court of the City of New York, Bronx county originally served solely on an individual, the Company’s former customer, for injuries sustained by plaintiffs alleging such injuries were caused by either the customer, the Company’s valet operating the customer’s vehicle or an unknown driver operating customer’s vehicle. The Company to date has cooperated with the NYC Police Department and no charges have been brought against any of its employees. The Company has referred the matter to its insurance carrier. As of June 12, 2019, this case was settled by the insurance carrier.

F-46

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

Other

As of January 1, 2018, the Company had accrued approximately $96,000 for the settlement of multiple employment disputes. During the year ended December 31, 2018, approximately $70,000 of this amount was settled upon payment. An additional $207,000 was expensed as loss from operations of discontinued components and accrued as accounts payable and accrued expenses for settlements during the year ended December 31, 2018. As of December 31, 2018, approximately $232,000 remained accrued as accounts payable and accrued expenses for the settlement of employment disputes. During the year ended December 31, 2019, approximately $186,000 of this amount was settled upon payment. For the year ended December 31, 2019 $108,000 was expensed as loss from operations of discontinued components and accrued as accounts payable and accrued expenses for settlements and $20,000 was recorded as a reduction in loss from operations of discontinued components for the reversal of previously accrued settlements. As of December 31, 2019, approximately $134,000 remains accrued as accounts payable and accrued expenses for the settlement of employment disputes. As of December 31, 2019 and 2018, the Company has entered into multiple settlement agreements with former employees for which it has agreed to make monthly settlement payments which were paid during the year ended December 31, 2019.

On March 23, 2018, DropCar was made aware of an audit being conducted by the New York State Department of Labor (“DOL”) regarding a claim filed by an employee. The DOL is investigating whether DropCar properly paid overtime for which DropCar has raised several defenses. In addition, the DOL is conducting its audit to determine whether the Company owes spread of hours pay (an hour’s pay for each day an employee worked or was scheduled for a period over ten hours in a day). If the DOL determines that monies are owed, the DOL will seek a backpay order, which management believes will not, either individually or in the aggregate, have a material adverse effect on DropCar’s business, consolidated financial position, results of operations or cash flows. During the years ended December 31, 2019 and 2018, the Company expensed as loss from operations of discontinued components approximately $273,000 and $60,000, respectively, in relation to these matters. As of December 31, 2019 and 2018, the Company has accrued as accounts payable and accrued expenses approximately $333,000 and $60,000, respectively, in relation to these matters.

The Company was a defendant in a class action lawsuit which resulted in a judgement entered into whereby the Company is required to pay legal fees in the amount of $45,000 to the plaintiff’s counsel. As of and for the year ended December 31, 2019, the Company recorded $45,000 as current liabilities held for sale and loss from operations of discontinued components.

8. Income Taxes

The Company files corporate income tax returns in the United States (federal) and in New York. The Company is subject to federal, state and local income tax examinations by tax authorities from inception.

At December 31, 2019, the Company has approximately $17,233,000 of operating loss carryforwards for both federal and state tax purposes that may be applied against future taxable income. The net operating loss carryforwards will begin to expire in the year 2037 if not utilized prior to that date. Net operating losses generated after 2017 are limited to 80% of current years income and can be carried forward indefinitely. There is no provision for income taxes because the Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. The valuation allowance increased by approximately $1,206,000 and $5,619,000 during the years 2019 and 2018, respectively, and was approximately $9,885,000 and $8,679,000 at December 31, 2019 and 2018, respectively.

A reconciliation of the statutory U.S. Federal rate to the Company’s effective tax rate is as follows:

	December 31,
	2019	2018
Federal income tax benefit at statutory rate	21.00%	21.00%
State income tax, net of federal benefits	5.44%	7.80%
Permanent items	(0.01)%	(9.88)%
Return to Provision	(1.85)%	-%
Other	-%	0.49%
Change in valuation allowance	(24.58)%	(19.41)%
Provision for income taxes	-	-

F-47

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

The tax effect of temporary differences that gave rise to significant portion of the deferred tax assets were as follows:

	December 31,
	2019	2018
Net operating loss carryforwards - Federal	$3,619,000	$2,785,000
Net operating loss carryforwards - State	2,115,000	1,827,000
Stock based compensation	1,470,000	1,335,000
Capital loss carryforward	2,721,000	2,776,000
Capitalized Software	(148,000)	(182,000)
Settlement reserve	140,000	122,000
Depreciation and amortization	(50,000)	1,000
Allowance for doubtful accounts	18,000	15,000
Valuation allowance	(9,885,000)	(8,679,000)
Net deferred tax assets	$-	$-

An adjustment was made to the opening balance of deferred tax assets amounting to $2 million for net operating losses and other tax attributes that were not previously reported. The assets are subject to full valuation allowance.

The federal and state net operating loss may be subject to the limitations provided in the Internal Revenue Code (“IRC”) Sections 382 and 383. The net operating loss and tax credit carryforwards are subject to review by the Internal Revenue Service in accordance with the provisions of Section 382 of the Internal Revenue Code. Under this Internal Revenue Code section, substantial changes in the Company’s ownership may limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset the Company’s taxable income. Specifically, this limitation may arise in the event of a cumulative change in ownership of the Company of more than 50% within a three-year period. Any such annual limitation may significantly reduce the utilization of the Company’s net operating loss carryforwards before they expire. The closing of the Company’s merger alone or together with transactions that have occurred or that may occur in the future, may trigger an ownership change pursuant to Section 382, which could limit the amount of net operating loss carryforwards that could be utilized annually in the future to offset the Company’s taxable income, if any. Any such limitation as the result of the Company’s additional sales of common stock by the Company could have a material adverse effect on the Company’s results of operations in future years.

There are no liabilities from unrecognized tax benefits included in the Company’s consolidated balance sheets as of December 31, 2019 and 2018, and therefore the Company has not incurred any penalties or interest.

9. Stockholders’ Equity

Common Stock

On January 18, 2018, the Company sold 10,057 shares of common stock for proceeds of $300,000.

On January 30, 2018, the Company converted $3,682,502, the net carrying value of the principal balance of $4,840,000 convertible notes payable, into 136,785 shares of common stock just prior to the WPCS Merger.

On April 19, 2018, the Company entered into separate Warrant Exchange Agreements with the holders of existing warrants issued in the WPCS Merger to purchase shares of common stock, pursuant to which, on the closing date, the Merger Warrant Holders exchanged each Merger Warrant for 1/18 of a share of common stock and 1/12 of a warrant to purchase a share of common stock. In connection with the Exchange Agreements, the Company issued an aggregate of (i) 48,786 new shares of common stock and (ii) Series I Warrants to purchase an aggregate of 73,178 shares of common stock. The Company valued (a) the stock and warrants issued in the amount of $972,368, (b) the warrants retired in the amount of $655,507, and (c) recorded the difference as deemed dividend in the amount of $316,861. See below under “Warrants” for further details.

F-48

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

During the year ended December 31, 2018, the Company converted $159,584 of accrued interest related to the convertible notes into 4,518 shares of common stock.

During the year ended December 31, 2018, the Company granted 3,333 shares of common stock to a service provider and recorded $31,800 as general and administrative expense in the Company’s consolidated statements of operations.

On September 4, 2018, the Company issued 260,116 shares of common stock from the exercise of Series H-4 Warrants.

On December 17, 2018, the Company issued 14,653 shares of common stock from the conversion of 224 shares of Series H-4 Convertible Preferred Stock.

On March 26, 2019, the Company entered into a Securities Purchase Agreement with certain existing investors, pursuant to which the Company sold, in a registered public offering by the Company directly to the investors an aggregate of 478,469 shares of common stock, par value $0.0001 per share, at an offering price of $4.18 per share for proceeds of $1,985,001 net of offering expenses of $15,000.

During the year ended December 31, 2019, the Company issued 1,412,420 shares of common stock from the conversion of 21,591 shares of Series H-4 Convertible Preferred Stock.

During the year ended December 31, 2019, the Company granted 116,666 shares of common stock to a service provider and recorded $222,200 stock based compensation as a part of general and administrative expense in the Company’s consolidated statements of operations.

During the year ended December 31, 2019, the Company issued 277,778 shares of common stock from the exercise of Series K Warrants and received cash proceeds of $16,667.

During the year ended December 31, 2019, the Company issued 31,646 shares of common stock to a director and recorded $25,000 stock based compensation as part of general and administrative expenses in the Company’s consolidated statements of operations. Concurrently and upon vesting, the Company paid $9,857 of personal withholding taxes for the grantee and reserved 12,477 shares of common stock as consideration for the cash paid which was immediately retired.

Preferred Stock

In accordance with the amended and restated certificate of incorporation, there are 5,000,000 authorized preferred shares at a par value of $0.0001.

F-49

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

Series Seed

On January 30, 2018, the Company converted 275,691 shares of Series Seed Preferred Stock into 45,949 shares of common stock in connection with the WPCS Merger.

Series A

On January 30, 2018, the Company converted 611,944 shares of Series A Preferred Stock into 101,991 shares of common stock in connection with the WPCS Merger.

Series H Convertible Preferred Stock

On January 30, 2018, in accordance with the WPCS Merger the Company issued 8 shares of Series H Convertible Preferred Stock.

Under the terms of the Series H Certificate of Designation, each share of Series H Preferred Stock has a stated value of $154 and is convertible into shares of the Company’s common stock (“common stock”), equal to the stated value divided by the conversion price of $36.96 per share (subject to adjustment in the event of stock splits or dividends). The Company is prohibited from effecting the conversion of the Series H Preferred Stock to the extent that, as a result of such conversion, the holder would beneficially own more than 9.99%, in the aggregate, of the issued and outstanding shares of the Company’s common stock calculated immediately after giving effect to the issuance of shares of common stock upon such conversion.

In the event of liquidation, the holders of the Series H Preferred Stock are entitled, pari passu with the holders of common stock, to receive a payment in the amount the holder would receive if such holder converted the Series H Preferred Stock into common stock immediately prior to the date of such payment. As of December 31, 2019, such payment would be calculated as follows at December 31, 2019:

Number of Series H Preferred Stock outstanding	8
Multiplied by the stated value	$154
Equals the gross stated value	$1,232
Divided by the conversion price	$36.96
Equals the convertible shares of common stock	33
Multiplied by the fair market value of common stock at December 31, 2019	$0.88
Equals the payment	$29

Series H-1 and H-2 Convertible Preferred Stock

The Company has designated 9,488 Series H-1 Preferred Stock and designated 3,500 Series H-2 Preferred Stock, none of which are outstanding.

Series H-3 Convertible Preferred Stock

On January 30, 2018, in accordance with the WPCS Merger the Company issued 2,189 shares of Series H-3 Convertible Preferred Stock.

Also, pursuant to the Series H-3 Certificate of Designation (as defined below), the holders of the Series H-3 Shares are entitled to elect up to two members of a seven member Board, subject to certain step downs; pursuant to the Series H-3 Securities Purchase Agreement, the Company agreed to effectuate the appointment of the designees specified by the Series H-3 Investors as directors of the Company.

On March 30, 2017, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences and Rights with respect to the Series H-3 Shares (the “Series H-3 Certificate of Designation”).

Under the terms of the Series H-3 Certificate of Designation, each share of the Series H-3 Shares has a stated value of $138 and is convertible into shares of common stock, equal to the stated value divided by the conversion price of $33.12 per share (subject to adjustment in the event of stock splits and dividends). The Company is prohibited from effecting the conversion of the Series H-3 Shares to the extent that, as a result of such conversion, the holder or any of its affiliates would beneficially own more than 9.99%, in the aggregate, of the issued and outstanding shares of common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series H-3 Shares.

F-50

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

In the event of liquidation, the holders of the Series H-3 Preferred Stock are entitled, pari passu with the holders of common stock, to receive a payment in the amount the holder would receive if such holder converted the Series H-3 Preferred Stock into common stock immediately prior to the date of such payment. As of December 31, 2019, such payment would be calculated as follows at December 31, 2019:

Number of Series H-3 Preferred Stock outstanding	2,189
Multiplied by the stated value	$138
Equals the gross stated value	$302,082
Divided by the conversion price	$33.12
Equals the convertible shares of common stock	9,121
Multiplied by the fair market value of common stock at December 31, 2019	$0.88
Equals the payment	$8,026

Series H-4 Convertible Preferred Stock

On March 8, 2018, the Company entered into a Securities Purchase Agreement with investors pursuant to which the Company issued to the investors an aggregate of 25,472 shares of the Company’s Series H-4 Convertible Preferred Stock, par value $0.0001 per share (the “Series H-4 Shares”) convertible into 424,533 shares of common stock of the Company, and warrants to purchase 424,533 shares of common stock of the Company, with an original exercise price of $15.60 per share (the “H-4 Exercise Price”), subject to adjustments (the “Series H-4 Warrants”). The purchase price per Series H-4 Shares and Series H-4 Warrant was $235.50, equal to (i) the closing price of the Common Stock on the Nasdaq Capital Market on March 7, 2018, plus $0.125 multiplied by (ii) 100. The aggregate purchase price for the Series H-4 Shares and Series H-4 Warrants was approximately $6.0 million. Subject to certain ownership limitations, the Series H-4 Warrants are immediately exercisable from the issuance date and are exercisable for a period of five years from the issuance date.

On March 8, 2018, the Company filed the Certificate of Designations, Preferences and Rights of the Series H-4 Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware, establishing and designating the rights, powers and preferences of the Series H-4 Convertible Preferred Stock (the “Series H-4 Stock”). The Company designated up to 30,000 shares of Series H-4 Stock and each share has a stated value of $235.50 (the “Stated Value”). Each share of Series H-4 Stock is convertible at any time at the option of the holder thereof, into a number of shares of Common Stock determined by dividing the Stated Value by the original conversion price of $14.13 per share (the “Conversion Price”), subject to a 9.99% blocker provision. The Series H-4 Stock has the same dividend rights as the Common Stock, and no voting rights except as provided for in the Certificate of Designation or as otherwise required by law. In the event of any liquidation or dissolution of the Company, the Series H-4 Stock ranks senior to the Common Stock in the distribution of assets, to the extent legally available for distribution.

The holders of Series H-4 Stock are entitled to certain anti-dilution adjustments if the Company issues shares of its common stock at a lower price per share than the applicable conversion price of the Series H-4 Stock. If any such dilutive issuance occurs prior to the conversion of the Series H-4 Stock, the conversion price will be adjusted downward to a price equal to the issuance (subject to a floor of $2.826 per share). On August 31, 2018, the Company entered into an agreement with certain investors to exercise Series H-4 Warrants and issue Series J warrants which resulted in a reduced conversion price of $3.60 per share for the Series H-4 Stock. See “Exercise of Series H-4 Warrants and Issuance of Series J Warrants” below. On December 6, 2019, the Company entered into Series H-5 securities purchase agreement, causing the Conversion Price to decrease from $3.60 per share to $2.826 per share. As a result, the Company recorded a deemed dividend of $55,853 which represents the fair value transferred to the Series H-4 shareholders from the anti-dilution protection being triggered. The deemed dividend was recorded as an increase to accumulated deficit and increase in additional paid-in capital and reduced net income available to common shareholders by the same amount. The Company valued (a) the fair value of the Series H-4 Shares immediately before the re-pricing in the amount of $203,927, (b) the fair value of the Series H-4 Shares immediately after the re-pricing in the amount of $259,780, and (c) recorded the difference as deemed dividend in the amount of $55,853. The Series H-4 Shares were valued at fair market value on the date of the exchange using the following assumptions: (a) the stated value of $1,184,094 divided by the conversion price of $3.60 multiplied by the fair market value per shares of $0.62 results in $203,927, and (b) stated value $1,184,094 divided by the conversion price of $2.826 multiplied by the fair market value of $0.62 per shares results in $259,780. See “Issuance of Series H-5 Warrants”.

If at any time (i) the volume weighted average price (“VWAP”) of the Common Stock exceeds $35.10 for not less than ten (10) consecutive Trading Days (the “Mandatory Exercise Measuring Period”); (ii) the daily average number of shares of Common Stock traded during the Mandatory Exercise Measuring Period equals or exceeds 25,000; and (iii) no equity conditions failure has occurred as of such date, then the Company shall have the right to require the holder to exercise all or any portion of the Series H-4 Warrants still unexercised for a cash exercise.

In the event of liquidation, the holders of the Series H-4 Preferred Stock are entitled, pari passu with the holders of common stock, to receive a payment in the amount the holder would receive if such holder converted the Series H-4 Preferred Stock into common stock immediately prior to the date of such payment. As of December 31, 2019, such payment would be calculated as follows at December 31, 2019:

Number of Series H-4 Preferred Stock outstanding	5,028
Multiplied by the stated value	$235.50
Equals the gross stated value	$1,184,094
Divided by the conversion price	$2.826
Equals the convertible shares of common stock	419,000
Multiplied by the fair market value of common stock at December 31, 2019	$0.88
Equals the payment	$368,720

On November 15, 2018, the initial conversion price of Series H-4 Shares was adjusted upon obtaining stockholder approval in accordance with Nasdaq rules and regulations which resulted in the 25,475 Series H-4 Shares being convertible into 1,666,490 shares of common stock of the Company.

On December 17, 2018, an investor converted 224 shares of Series H-4 into 14,653 shares of Common Stock.

During the year ended December 31, 2019, investors converted 21,591 shares of Series H-4 Stock into 1,412,420 shares of Common Stock.

F-51

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

Series H-5 Convertible Preferred Stock

On December 6, 2019, the Company entered into a Securities Purchase Agreement with investors pursuant to which the Company issued to the investors an aggregate of 34,722 shares of the Company’s newly designated Series H-5 Convertible Preferred Stock, par value $0.0001 per share (the “Series H-5 Stock”) convertible into 3,472,200 shares of common stock of the Company. The purchase price per Series H-5 Stock was $72.00, equal to (i) the closing price of the Common Stock on the Nasdaq Capital Market on December 5, 2019, plus $0.125 multiplied by (ii) 100. The aggregate purchase price for the Series H-5 Stock was approximately $2.5 million.

December 6, 2019, the Company filed the Certificate of Designations, Preferences and Rights of the Series H-5 Convertible Preferred Stock (the “H-5 Certificate of Designation”) with the Secretary of State of the State of Delaware, establishing and designating the rights, powers and preferences of the Series H-5 Convertible Preferred Stock (the “Series H-5 Stock”). The Company designated up to 50,000 shares of Series H-5 Stock and each share has a stated value of $72.00 (the “Stated Value”). Each share of Series H-5 Stock is convertible at any time at the option of the holder thereof, into a number of shares of Common Stock determined by dividing the Stated Value by the conversion price of $0.72 per share, subject to a 9.99% blocker provision. The Series H-5 Stock has the same dividend rights as the Common Stock, and no voting rights except as provided for in the Certificate of Designation or as otherwise required by law. In the event of any liquidation or dissolution of the Company, the Series H-5 Stock ranks senior to the Common Stock in the distribution of assets, to the extent legally available for distribution.

The holders of Series H-5 Stock are entitled to certain anti-dilution adjustments if the Company issues shares of its common stock at a lower price per share than the applicable conversion price of the Series H-5 Stock. If any such dilutive issuance occurs prior to the conversion of the Series H-5 Stock, the conversion price will be adjusted downward to a price that cannot be less than 20% of the exercise price or $0.1584.

In the event of liquidation, the holders of the Series H-5 Preferred Stock are entitled, pari passu with the holders of common stock, to receive a payment in the amount the holder would receive if such holder converted the Series H-5 Preferred Stock into common stock immediately prior to the date of such payment. As of December 31, 2019, such payment would be calculated as follows at December 31, 2019:

Number of Series H-5 Preferred Stock outstanding	34,722
Multiplied by the stated value	$72.00
Equals the gross stated value	$2,499,984
Divided by the conversion price	$0.72
Equals the convertible shares of common stock	3,472,200
Multiplied by the fair market value of common stock at December 31, 2019	$0.88
Equals the payment	$3,055,536

As described in Note 11, on February 5, 2020, the Company entered into Exchange Agreement with the holders of existing Series H-5 Stock to exchange an equivalent number of shares of its Series H-6 Stock. The Exchange closed on February 5, 2020. The purpose of the exchange was to include voting rights.

Stock Based Compensation

Amended and Restated 2014 Equity Incentive Plan

The Company has one equity incentive plan, the 2014 Equity Incentive Plan (the “Plan”), with 706,629 shares of common stock reserved for issuance. As of December 31, 2019, there were 49,943 shares available for grant under the Company’s equity plan. The Plan was amended in 2018 to increase the number of shares of common stock available for issuance thereunder by 285,417, which amendment was approved by the Company’s stockholders on November 15, 2018.

Service Based Restricted Stock Units and Common Stock

On February 28, 2018, the Company issued 244,643 restricted stock units (“RSUs”) to two members of management. On March 26, 2019, the Board of Directors, with the consent of the grantees, agreed to amend the vesting period for the RSUs issued on February 28, 2018 to vest in full on May 17, 2019. The RSUs were valued using the fair market value of the Company’s closing stock price on the date of grant totaling $3,243,966, which was amortized over the original vesting period. On June 6, 2019, the Company issued 244,643 shares of common stock upon vesting of the RSUs. Upon vesting, the Company paid $183,333 of personal withholding taxes for the grantees and reserved 120,658 shares of common stock as consideration for the cash paid which was immediately retired.

On July 30, 2019, the Board of Directors approved of certain modification to directors’ compensation. As consideration for services to the Board the Chairman of the Board received (i) an annual cash retainer equal to $90,000 and, as compensation for the period from February 1, 2019 through January 31, 2020, a grant of shares of restricted stock in an amount equal to $60,000 and (ii) each non-Chairman member of the Board receives an annual cash retainer equal to $30,000 and, as compensation for the period from February 1, 2019 through January 31, 2020, a grant of shares of restricted stock in an amount equal to $50,000, each to be paid as determined by the Compensation Committee.

F-52

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

Due to the limited number of shares available for grant pursuant to the DropCar, Inc. Amended and Restated 2014 Equity Incentive Plan, the restricted stock grants referred to in the forgoing paragraph could not be granted in full in fiscal 2019. The Company issued 31,646 shares of common stock to one board member; 132,913 vested shares were not issued. On November 14, 2019 the board of directors modified the terms to convert the grant to a contingent payment payable upon a merger or change in control within twelve months. Upon a merger or change in control, the board of directors will have the option to satisfy the director payments in the form of cash or equity, if available. During the year ended December 31, 2019, the Company recorded $237,855 as general and administrative expense related to this grant, of which $25,000 was recorded as stock-based compensation. From this grant, the Company issued 31,646 shares on August 27, 2019 to one grantee and recognized a total of $25,000 as a credit to additional paid in capital for restricted stock units issued to the board of directors. The balance of the accrual is recorded and carried forward through accounts payable and accrued expenses.

Service Based Common Stock

On January 30, 2018 the Company issued 213,707 and 35,558 and shares of common stock to Alpha Capital Anstalt and Palladium Capital Advisors, respectively, in connection with the WPCS Merger. For the Alpha Capital Anstalt issuance, the Company recorded 90% of the issuance or 192,336 common shares as cost of capital raise and 10% of the issuance or 21,371 common shares as advisory services. The merger costs in the amount of $1,510,722 were recorded as a reduction to additional paid in capital and the advisory service costs in the amount of $167,858 were recorded as general and administrative expense in the consolidated statement of operations. For the Palladium Capital Advisors issuance, the Company recorded $279,327 as general and administrative expense in the consolidated statement of operations.

Service Based Warrants

On March 8, 2018, in connection with the financing discussed above, the Company issued 1,371 Series H-4 Shares and 22,850 common stock warrants to a service provider. The Company valued these warrants using the Black-Scholes option pricing model with the following inputs: exercise price of $15.60; fair market value of underlying stock of $13.20; expected term of 5 years; risk free rate of 2.63%; volatility of 120.63%; and dividend yield of 0%. For the year ended December 31, 2018, the Company recorded the fair market value of the Series H-4 Shares and warrants as an increase and decrease to additional paid in capital in the amount of $568,648 as these services were provided in connection with the sale of the Series H-4 shares.

Consulting Agreement

The Company entered into a two-month consulting agreement with a vendor to receive public relations services beginning on December 24, 2018. The compensation terms are $20,000 cash payment and 33,333 shares of common stock. In accordance with ASC 505, the shares were valued as of December 31, 2018, the reporting date. The Company recorded $61,318 and $6,982 as sales and marketing expense in the consolidated statement of operations for the year ended December 31, 2019 and 2018, respectively. The Company paid the cash upon entering the agreement and issued the shares of common stock upon completion of the contract in February 2019.

Modification Expense

The Company modified 60,516 options that were subject to expiration within 90 days following the sale of Suisun City Operations for WPCS employees, during the year ended December 31, 2018. The Company extended the expiration date in accordance with the options’ original terms. The Company recorded a modification expense related to the extension of the expiration date and recorded $74,109 as a selling, general and administrative expense for the year ended December 31, 2018 as part of discontinued operations in the consolidated statement of operations. The expense was based on the change in the fair value before and after the modification using the Black-Scholes option-pricing model on the date of the modification using the following assumptions: pre-modification (a) exercise prices of $28.56 to $633.60, (b) fair value of common stock $2.40, (c) expected volatility of 231%, (d) dividend yield of 0%, (e) risk-free interest rate of 2.45%, (f) expected life of 0.25 years; and post-modification (a) exercise prices of $285.56 to $633.60, (b) fair value of common stock $2.40, (c) expected volatility of 152%, (d) dividend yield of 0%, (e) risk-free interest rate of 2.62% to 2.69%, (f) expected life of 6.02 years to 8.35 years.

F-53

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

Employee and Non-employee Stock Options

On January 30, 2019, the Company issued options to purchase 99,072 shares of common stock to two members of management. The options vest quarterly over two years and have an exercise price of $2.32 per share. The options were valued at $213,444, in the aggregate, on the date of grant using the Black-Scholes options pricing model and amortized over the vesting period.

The following table summarizes stock option activity during the years ended December 31, 2019 and 2018:

	Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Outstanding at January 1, 2018	-	-	-	-
Acquired in Merger	133,711	$36.42	3.88	-
Granted	214,239	5.58	9.72	-
Forfeited	(45,178)	11.64	-	-
Outstanding at December 31, 2018	302,772	18.3	7.20	-
Granted	99,072	2.32	9.09	-
Forfeited	(21,448)	13.09	-	-
Outstanding at December 31, 2019	380,396	$14.43	6.84	-

At December 31, 2019, unamortized stock compensation for stock options was approximately $131,693, with a weighted-average recognition period of 1.07 years.

At December 31, 2019, outstanding options to purchase 317,381 shares of common stock were exercisable with a weighted-average exercise price per share of $16.78.

The following table sets forth total non-cash stock-based compensation for common stock, RSUs, options and warrants issued to employees and non-employees by operating statement classification for the years ended December 31, 2019 and 2018:

	Year ended December 31,
	2019	2018
Selling, general and administrative	$280,275	$82,436
Loss from operations of discontinued components, net of taxes	338,854	3,711,084
Total	$619,129	$3,793,520

Stock option pricing model

The fair value of the stock options granted during the year ended December 31, 2019 and 2018, was estimated at the date of grant using the Black-Scholes options pricing model with the following assumptions:

	For the year ended December 31,
	2019	2018
Fair value of common stock $	2.32	$1.62 - 13.26
Expected volatility	151.76%	118.10% - 151.79%
Dividend yield	-	-
Risk-free interest	2.70%	2.79% - 3.00%
Expected life (years)	5.5	5.13 - 5.50

F-54

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

Warrants

Merger Warrants and Warrant Exchange

The warrants to purchase common stock (the “Merger Warrants”) issued in connection with the convertible debt in 2017 are fully vested and exercisable for five years through November 14, 2021. The warrants were valued using the Black-Scholes option-pricing model with the following inputs: exercise price of $59.04; fair market value of underlying stock of $16.68 and $17.40; expected term of 5 years; risk free rate of 1.61%, 1.70%, and 2.01%; volatility of 161%, 147%, and 150%; and a dividend yield of 0.00%. The Company accounted for these warrants as debt discount. The Company recorded amortization of $176,000 for the year ended December 31, 2018.

On April 19, 2018, the Company entered into separate Warrant Exchange Agreements (the “Exchange Agreements”) with the holders (the “Merger Warrant Holders”) of existing warrants issued in the Merger (the “Merger Warrants”) to purchase shares of common stock, pursuant to which, on the closing date, the Merger Warrant Holders exchanged each Merger Warrant for 1/18 of a share of common stock and 1/12 of a warrant to purchase a share of common stock (collectively, the “Series I Warrants”). The Series I Warrants have an exercise price of $13.80 per share. In connection with the Exchange Agreements, the Company issued an aggregate of (i) 48,786 new shares of common stock and (ii) Series I Warrants to purchase an aggregate of 73,178 shares of common stock. The Company valued (a) the stock and warrants issued in the amount of $972,368, (b) the warrants retired in the amount of $655,507, and (c) recorded the difference as deemed dividend in the amount of $316,861. The warrants were valued using the Black-Scholes option-pricing model on the date of the exchange using the following assumptions: (a) fair value of common stock $10.32, (b) expected volatility of 103% and 110%, (c) dividend yield of 0%, (d) risk-free interest rate of 2.76% and 2.94%, (e) expected life of 3 years and 4.13 years.

If at any time (i) the volume weighted average price (“VWAP”) of the Common Stock exceeds $27.60 for not less than the Mandatory Exercise Measuring Period; (ii) the daily average number of shares of Common Stock traded during the Mandatory Exercise Measuring Period equals or exceeds 25,000; and (iii) no equity conditions failure has occurred as of such date, then the Company shall have the right to require the holder to exercise all or any portion of the Series I Warrants still unexercised for a cash exercise.

Exercise of Series H-4 Warrants and Issuance of Series J Warrants

On August 31, 2018, the Company offered (the “Repricing Offer Letter”) to the holders (the “Holders”) of the Company’s outstanding Series H-4 Warrants to purchase common stock of the Company issued on March 8, 2018 (the “Series H-4 Warrants”) the opportunity to exercise such Series H-4 Warrants for cash at a reduced exercise price of $3.60 per share (the “Reduced Exercise Price”) provided such Series H-4 Warrants were exercised for cash on or before September 4, 2018 (the “End Date”). In addition, the Company issued a “reload” warrant (the “Series J Warrants”) to each Holder who exercised their Series H-4 Warrants prior to the End Date, covering one share for each Series H-4 Warrant exercised during that period. The terms of the Series J Warrants are substantially identical to the terms of the Series H-4 Warrants except that (i) the exercise price is equal to $6.00, (ii) the Series J Warrants may be exercised at all times beginning on the 6-month anniversary of the issuance date on a cash basis and also on a cashless basis, (iii) the Series J Warrants do not contain any provisions for anti-dilution adjustment and (iv) the Company has the right to require the Holders to exercise all or any portion of the Series J Warrants still unexercised for a cash exercise if the volume-weighted average price (as defined in the Series J Warrant) for the Company’s common stock equals or exceeds $9.00 for not less than ten consecutive trading days.

If at any time (i) the VWAP of the Common Stock exceeds $9.00 for not less than the Mandatory Exercise Measuring Period; (ii) the daily average number of shares of Common Stock traded during the Mandatory Exercise Measuring Period equals or exceeds 25,000; and (iii) no equity conditions failure has occurred as of such date, then the Company shall have the right to require the holder to exercise all or any portion of the Series J Warrants still unexercised for a cash exercise.

F-55

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

On September 4, 2018, the Company received executed Repricing Offer Letters from a majority of the Holders, which resulted in the issuance of 260,116 shares of the Company’s common stock and Series J Warrants to purchase up to 260,116 shares of the Company’s common stock. The Company received gross proceeds of $936,423 from the exercise of the Series H-4 Warrants pursuant to the terms of the Repricing Offer Letter.

On September 5, 2018, the Company received a request from Nasdaq to amend its Series H-4 Warrants to provide that the Series H-4 Warrants may not be exercised until the Company has obtained stockholder approval of the issuance of Common Stock underlying the Series H-4 Warrants pursuant to the applicable rules and regulations of Nasdaq. In response to the request, on September 10, 2018, the Company entered into an amendment (the “Warrant Amendment”) with the holders of the Series H-4 Stock to provide for stockholder approval as described above prior to the exercise of the Series H-4 Warrants. On November 15, 2018, the Company obtained such stockholder approval.

The Company considers the warrant amendment for the Reduced Exercise Price and issuance of the Series J Warrants to be of an equity nature as the amendment and issuance allowed the warrant holders to exercise warrants and receive a share of common stock and warrant which, represents an equity for equity exchange. Therefore, the change in the fair value before and after the modification and the fair value of the Series J warrants will be treated as a deemed dividend in the amount of $1,019,040. The cash received upon exercise in excess of par is accounted through additional paid in capital.

The Company valued the deemed dividend as the sum of: (a) the difference between the fair value of the modified award and the fair value of the original award at the time of modification of $129,476, and (b) the fair value of the Series J Warrants in the amount of $889,564. The warrants were valued using the Black-Scholes option-pricing model on the date of the modification and issuance using the following assumptions: (a) fair value of common stock $3.90, (b) expected volatility of 144.3%, (c) dividend yield of 0%, (d) risk-free interest rate of 2.77% and 2.78%, (e) expected life of 4.51 years and 5 years.

At the March 8, 2018 closing, the Company issued Series H-4 Warrants that entitled the holders to purchase, in aggregate, up to 447,383 shares of its common stock. As referenced above, on September 4, 2018, the Company received executed Repricing Offer Letters from a majority of the investors resulting in the exercise of Series H-4 Warrants to purchase 260,116 shares of common stock. The Series H-4 Warrants were initially exercisable at an exercise price equal to $15.60 per share. On November 15, 2018, the Company obtained shareholder approval to reduce the exercise price from $15.60 per share to $3.60 per share for 187,267 Series H-4 Warrants. The Company considers the modification to the warrant exercise price to be of an equity nature. Therefore, the change in the fair value before and after the modification is accounted for as a deemed dividend in the amount of $63,760.

The Series H-4 Warrants contain anti-dilution price protection that was triggered on December 6, 2019 upon the issuance of the series H-5 Warrants (as defined below), causing the exercise price to decrease from $3.60 per share to $3.12 per share. As a result, the Company recorded a deemed dividend of $2,022 which represents the fair value transferred to the Series H-4 warrant holders from the anti-dilution protection being triggered. The deemed dividend was recorded as an increase to accumulated deficit and increase in additional paid-in capital and reduced net income available to common shareholders by the same amount. The Company valued (a) the fair value of the Series H-4 Shares immediately before the re-pricing in the amount of $77,084, (b) the fair value of the Series H-4 Shares immediately after the re-pricing in the amount of $79,106, and (c) recorded the difference as deemed dividend in the amount of $2,022. The Series H-4 Warrants were valued using the Black-Scholes option-pricing model on the date of the exchange using the following assumptions: (a) fair value of common stock $0.62, (b) expected volatility of 155.1%, (c) dividend yield of 0%, (d) risk-free interest rate of 1.64%, (e) expected life of 3.25 years.

Issuance of Pre-Funded Series K Warrants

On November 14, 2018, the Company entered into a securities purchase agreement with an investor, pursuant to which the Company agreed to issue and sell, in a registered direct offering, a Pre-Funded Series K Warrant (the “Series K Warrant) to purchase 277,778 shares of common stock, in lieu of shares of common stock to the extent that the purchase of common stock would cause the beneficial ownership of the purchaser to exceed 9.99% of the Company’s common stock. The Pre-Funded Series K Warrants were sold at an offering price of $3.54 per share for gross proceeds of $983,329, are immediately exercisable for $0.06 per share of common stock and do not have an expiration date.

F-56

DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

Issuance of Series H-5 Warrants

At the December 6, 2019 closing of the H-5 Securities Purchase Agreement, the Company issued warrants to purchase 3,715,254 shares of common stock of the Company, with an exercise price of $0.792 per share, subject to adjustments (the “H-5 Warrants”). Subject to certain ownership limitations, the H-5 Warrants will be exercisable beginning six months from the issuance date and will be exercisable for a period of five years from the initial exercise date.

The holders of the H-5 Warrants are entitled to certain anti-dilution adjustments if the Company issues shares of its common stock at a lower price per share than the applicable exercise price (subject to a floor of $0.1584 per share). The H-5 Warrants contain a blocker that prohibits the holder from exercising the warrants if such exercise will result in the beneficial ownership by the holder of more than 9.99% of the Company’s outstanding shares.

A summary of the Company’s warrants to purchase common stock is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)
January 1, 2018	146,358	$59.04	4.50
Acquired, H-1 warrants	50,744	29.04	1.55
Acquired, H-3 warrants	14,001	33.12	3.25
Granted, H-4 warrants	447,383	3.60	4.18
Granted, I warrants	73,178	13.80	2.30
Granted, Reload warrants	260,116	6.00	2.60
Granted, K warrants	277,778	0.06	*
Exercised, H-4 warrants	(260,116)	3.60	-
Retired, Merger warrants	(146,358)	59.04	-
Outstanding, December 31, 2018	863,084	$6.00	2.51
Exercised, K Warrants	(277,778)	0.06	-
Granted, H-5 warrants**	3,715,254	0.792	5.00
Outstanding, December 31, 2019	4,300,560	$1.77	5.06

* The Series K warrants do not have an expiration date.

** The Series H-5 warrants are exercisable beginning June 6, 2020. Of the 3,715,254 granted, 243,054 were granted to Palladium, see Note 10.

The warrants expire through the years 2020 - 2024, except for the Series K Warrant which has no expiration date.

10. Related Parties

On July 11, 2018, the Company entered into a consulting agreement (the “Consulting Agreement”) with Ascentaur, LLC (“Ascentaur”). Sebastian Giordano is the Chief Executive Officer of Ascentaur. Mr. Giordano has served on the board of directors of the Company since February 2013 and served as the Company’s Interim Chief Executive Officer from August 2013 through April 2016 and as the Company’s Chief Executive Officer from April 2016 through January 2018.

Pursuant to the terms of the Consulting Agreement, Ascentaur has agreed to provide advisory services with respect to the strategic development and growth of the Company, including advising the Company on market strategy and overall Company strategy, advising the Company on the sale of the Company’s Suisun City Operations, providing assistance to the Company in identifying and recruiting prospective employees, customers, business partners, investors and advisors that offer desirable administrative, financing, investment, technical, marketing and/or strategic expertise, and performing such other services pertaining to the Company’s business as the Company and Ascentaur may from time to time mutually agree. The term of the Consulting Agreement commenced on July 11, 2018 and will continue until terminated in accordance with the terms of the Consulting Agreement. During the year ended December 31, 2019, the Company recorded $33,733 as general and administrative expense related to this consulting agreement. For the year ended December 31, 2019, approximately $130,557 was paid in cash and $0 is recorded as accounts payable. During the year ended December 31, 2018, the Company recorded $147,754 as general and administrative related to this consulting agreement. As of December 31, 2018, approximately $51,000 was paid in cash and approximately $97,000 is recorded as accounts payable. Of this amount, Ascentaur received $90,000 in relation to the sale of Suisun City Operations.

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DropCar, Inc., and Subsidiaries

Notes to Consolidated Financial Statements

During 2018 and 2017, the Company entered into various financial transactions with Alpha Capital Anstalt, a majority shareholder, through the issuance of $1,350,000 convertible notes in 2017, issued 213,707 shares of common stock in connection with the merger on January 30, 2018 for merger related services and cost of providing capital, issued 11,093 Series A Preferred Stock for $2,612,500 in the March 8, 2018 PIPE transaction, and was issued 277,778 Series K prefunded common stock warrants on November 14, 2018 for proceeds of approximately $983,000.

Palladium Capital Advisors (“Palladium”), and advisor to the Company and AYRO, has provided investment banking services in connection with the merger on January 30, 2018 and received 35,558 shares of common stock for merger related services, received 1,371 Series H-4 preferred shares and warrants in the March 8, 2018 PIPE transaction for advisory services, and in connection with the December 6, 2019 Series H-5 Stock transaction received $200,000 and 243,054 H-5 Warrants.

On December 5, 2019, the Company entered into a placement agent and merger advisory agreement with Palladium whereby the Company shall pay to Palladium a cash fee equal to 8% of the aggregate gross proceeds raise in closing of each financing transaction and warrants to purchase that number of shares of common stock of the Company equal to 7% of the aggregate number of shares of common stock sold in each offering. The warrants will be identical to any warrants issued to investors at such closing, provide for a cashless exercise, have an exercise price equal to the offering price per share in the closing, and expire on the five year anniversary at such closing. In addition, the Company shall pay Palladium compensation for advisory services in connection with a possible business combination of the Company with an unaffiliated third party whereby the Company shall issue the number of shares of common stock of the post-merger entity immediately after the merger that represents 2.5% of the outstanding shares of common stock in any surviving post-merger entity.

11. Subsequent Events

The Company has analyzed its operations subsequent to December 31, 2019 and noted the following subsequent events:

The Company’s operations may be affected by the recent and ongoing outbreak of the coronavirus disease 2019 (COVID-19) which in March 2020, was been declared a pandemic by the World Health Organization. The ultimate disruption which may be caused by the outbreak is uncertain; however it may result in a material adverse impact on the Company’s financial position, operations and cash flows. Possible areas that may be affected include, but are not limited to, disruption to the Company’s customers and revenue, labor workforce, and the decline in value of assets held by the Company, including, property and equipment.

On February 5, 2020 the Company entered into separate Exchange Agreements (the “Exchange Agreements”) with the holders of existing Series H-5 Convertible Preferred Stock (the “Series H-5 Shares”), par value $0.0001 per share, to exchange an equivalent number of shares of the Company’s Series H-6 Convertible Preferred Stock (the “Series H-6 Shares”), par value $0.0001 per share (the “Exchange”). The Exchange closed on February 5, 2020.

On February 12, 2020, the Company received a notice from the New York State Department of Labor stating the Company has a negative balance in their experience rating account of approximately $165,000. The notice states the Company may make a voluntary payment of approximately $165,000. The Company does not expect to make this payment which will result in an increase to their future unemployment insurance rates. The Company will need to pay the max rate for a three-year period for not making the payment.

Subsequent to December 31, 2019, investors converted 4,900 shares of Series H-6 Shares into 490,000 shares of Common Stock.

F-58

ANNEX A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

DROPCAR, INC.,

ABC MERGER SUB, INC.,

AND

AYRO, INC.

Dated as of December 19, 2019

Exhibits

Exhibit A	Certain Definitions
Exhibit B-1	Form of Company Voting Agreement
Exhibit B-2	Form of Parent Voting Agreement
Exhibit C	Form of Subscription Agreement
Exhibit D	Form of Lock-up Agreement
Exhibit E	Form of Certificate of Merger
Exhibit F	[Reserved]
Exhibit G-1	Form of Amended and Restated Parent Certificate of Incorporation
Exhibit G-2	Form of Amended and Restated Parent Bylaws
Exhibit H	Parent Asset Purchase Agreement
Exhibit I	Form of FIRPTA Notice
Exhibit J-1	Employment Agreement- Rodney Keller
Exhibit J-2	Amendment to Employment Agreement – Curtis Smith

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, is made and entered into as of December 19, 2019 (this “Agreement”), by and among DROPCAR, INC., a Delaware corporation (“Parent”), ABC MERGER SUB, INC., a Delaware corporation (“Merger Sub”), and AYRO, INC., a Delaware corporation (“Company”).  Parent, Merger Sub and Company are each a “Party” and referred to collectively herein as the “Parties.”  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS:

WHEREAS, this Agreement contemplates a merger of Merger Sub with and into Company, with Company remaining as the surviving corporation after the merger (the “Merger”), whereby the stockholders of the Company (the “Company Stockholders”) will receive common stock of the Parent (“Parent Common Stock”) in exchange for their capital stock of the Company (“Company Capital Stock”);

WHEREAS, the Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code;

WHEREAS, pursuant to the terms and conditions of this Agreement, the holders of the outstanding Company Capital Stock immediately prior to the Effective Time (including, for the avoidance of doubt, any Company Capital Stock issuable pursuant to the terms of the Bridge Notes and the Company Pre-Closing Financing) will own approximately 80% of the issued and outstanding Parent Common Stock immediately following the Effective Time and the holders of the outstanding Parent Common Stock immediately prior to the Merger will own approximately 20% of the issued and outstanding Parent Common Stock immediately following the Effective Time;

WHEREAS, the board of directors of Parent (i) has determined that the Merger is fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Parent Common Stock to the Company Stockholders pursuant to the terms of this Agreement and the other actions contemplated by this Agreement, (iii) has approved the Parent Charter Amendment, Reverse Split and Parent Legacy Business Disposition; and (iv) has determined to recommend that the stockholders of Parent vote to approve the Parent Stockholder Approval Matters and such other actions as contemplated by this Agreement;

WHEREAS, the board of directors of Merger Sub (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that its sole stockholder vote to adopt this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement;

A-1

WHEREAS, the board of directors of Company (i) has determined that the Merger is advisable and fair to, and in the best interests of, Company and the Company Stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and the agreements entered into in connection herewith (the “Transactions”) and has deemed this Agreement advisable and (iii) has determined to recommend that the Company Stockholders vote or consent to approve the Company Stockholder Matters;

WHEREAS, as a condition to the willingness of, and an inducement to each of Parent and the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, each of the Company Voting Agreement Signatories is entering into a voting agreement, in favor of Parent, in substantially the form of Exhibit B-1 attached hereto (the “Company Voting Agreements”), and each of the Parent Voting Agreement Signatories is entering into a voting agreement, in favor of the Company, in substantially the form of Exhibit B-2 attached hereto (individually, the “Parent Voting Agreements” and collectively, the “Voting Agreement”) under which the Voting Agreement Signatories will agree, with respect to their Company Capital Stock or Parent Capital Stock, as applicable, to vote as stockholders in favor of the Company Stockholder Matters or Parent Stockholder Approval Matters, as applicable, pursuant to the terms and conditions of the Voting Agreements, as applicable;

WHEREAS, simultaneously with the execution of this Agreement, Company has issued and sold convertible notes (the “Bridge Notes”) to certain accredited investors for aggregate gross proceeds to the Company of $1,000,000;

WHEREAS, immediately prior to the execution and delivery of this Agreement, and as a condition of the willingness of Parent and Merger Sub to enter into this Agreement, certain investors have executed the Subscription Agreement, in the form attached hereto as Exhibit C, with the Company, pursuant to which such investors have agreed to purchase certain shares of Company Capital Stock prior to the Closing in connection with the Company Pre-Closing Financing;

WHEREAS, as a condition to the consummation of the Merger, Parent will immediately prior to the Effective Time enter into an executive employment agreement with Rodney Keller, the current Chief Executive Officer of the Company, substantially in the form attached hereto as Exhibit J-1;

WHEREAS, Company will immediately prior to the Effective Time enter into an amendment to the employment agreement with Curtis Smith, the current Chief Financial Officer of the Company, substantially in the form attached hereto as Exhibit J-2;

WHEREAS, as a condition to the willingness of, and an inducement to each of Parent and Company to enter into this Agreement, each of the Lock-up Signatories is entering into a lock-up agreement, in substantially the form of Exhibit D attached hereto (the “Lock-up Agreements”), with respect to the shares of Parent Common Stock held by each Lock-up Signatory from time to time (including shares of Parent Common Stock issued as Merger Consideration pursuant to the terms of this Agreement).

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AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.

THE MERGER

Section 1.01 The Merger.  Subject to and upon the terms and conditions of this Agreement and the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into Company at the Effective Time.  From and after the Effective Time, the separate corporate existence of Merger Sub will cease, and Company will continue as the surviving corporation.  Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.02 Closing; Effective Time.  Unless this Agreement has been terminated and the Transactions herein contemplated have been abandoned pursuant to Section 7.01 of this Agreement and, subject to the satisfaction or waiver of the conditions set forth in Article VI of this Agreement, the consummation of the Merger (the “Closing”) will take place at the offices of Haynes and Boone, LLP, 30 Rockefeller Plaza, 26th Floor, New York, NY 10112, at 10:00 a.m. on a date to be specified by the Parties which will be no later than three Business Days after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each such conditions), or at such other time, date and place as Parent and Company may mutually agree in writing.  The date on which the Closing actually takes place is referred to as the “Closing Date.”  On the Closing Date, the Parties will cause the Merger to be consummated by executing and filing a Certificate of Merger in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”), in substantially the form of Exhibit E attached hereto, together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger will become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

Section 1.03 Effect of the Merger.  At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company will vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Company will become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.04 Certificate of Incorporation; Bylaws; Reverse Split; Parent Name Change; Parent Certificate of Incorporation and Bylaws.  Unless otherwise determined by Parent and Company:

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(a) the certificate of incorporation of the Surviving Corporation will be the certificate of incorporation of Company until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b) [reserved]; and

(c) immediately prior to the Effective Time, Parent will take all actions necessary to (i) cause its name to be changed to AYRO, Inc., (ii) obtain a new trading symbol consistent with such name, (iii) effect the Reverse Split to the extent applicable, (iv) amend and restate its certificate of incorporation in the form attached hereto as Exhibit G-1, and (v) amend and restate its bylaws in the form attached hereto as Exhibit G-2.

Section 1.05 Directors and Officers of the Surviving Corporation and Parent.  Unless otherwise determined by Parent and Company, the parties will take all action such that:

(a) the Parent shall be the sole stockholder of the Surviving Corporation immediately following the Effective Time;

(b) unless otherwise determined by Company prior to the Effective Time, the officers of Company immediately prior to the Effective Time will be the officers of the Surviving Corporation immediately following the Effective Time until such time as their respective successors are duly elected or appointed; and

(c) the directors and officers of Parent immediately following the Effective Time shall be elected and appointed in accordance with Section 5.11.

Section 1.06 Conversion of Company Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company, any stockholder of Company or any other Person:

(a) Conversion of Company Capital Stock. Each share of Company Capital Stock issued and outstanding immediately prior to, and contingent upon the occurrence of, the Effective Time (excluding any shares to be cancelled pursuant to Section 1.06(c) and any Dissenting Shares to be treated in accordance with Section 1.07 but including any shares of Company Capital Stock issued pursuant to the Company Pre-Closing Financing) will be cancelled and converted into and represent the right to receive a number of shares of validly issued, fully paid and nonassessable shares of common stock of Parent, $0.0001 par value per share (“Parent Common Stock”) equal to the Exchange Ratio (the “Merger Consideration”), with any resulting fractional shares to be rounded up to the nearest whole share.

(b) Merger Sub Common Stock.  Each share of Merger Sub Common Stock then outstanding will be converted into one share of common stock of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares will, as of the Effective Time, evidence ownership of one hundred percent (100%) of the capital stock of Surviving Corporation.

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(c) Cancellation.  Each share of Company Capital Stock held in the treasury of Company and each share of Company Capital Stock owned by Parent or by any direct or indirect wholly owned Subsidiary of Company or Parent immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and extinguished without any conversion thereof and without payment of any consideration therefor and cease to exist.

(d) Adjustments to Exchange Ratio.  The Exchange Ratio will be appropriately adjusted to reflect fully the effect of any stock split, reverse split (including the Reverse Stock Split contemplated by this Agreement), stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock or issuance of Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

(e) Fractional Shares.  No fraction of a share of Parent Common Stock will be issued in connection with the Merger, and any fractional shares will be rounded up to the nearest whole share.

(f) Company Options. All Company Options outstanding immediately prior to the Effective Time under the Company Plan shall be treated in accordance with Section 5.29.

(g) Company Warrants. All Company Warrants outstanding immediately prior to the Effective Time shall be treated in accordance with Section 5.30.

(h) Restrictions. If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract with Company or under which Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the book-entry representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Company will take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

Section 1.07 Dissenting Shares.  For purposes of this Agreement, “Dissenting Shares” mean any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a person who has not voted such shares of Company Capital Stock in favor of the adoption of this Agreement and the Merger, has properly demanded appraisal for such shares in accordance with the DGCL and has not effectively withdrawn or forfeited such demand for appraisal.  Notwithstanding anything to the contrary contained herein, Dissenting Shares will not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL.  If, after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares will be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration (if any). Company will give Parent prompt notice of any demands received by Company for appraisal of shares of Company Capital Stock, withdrawals of such demands, and any other instruments that relate to such demands received by Company. Company shall control all negotiations and proceedings with respect to such demands, provided, however, (i) Company shall keep Parent reasonably apprised of all material events, circumstances or changes with respect to any such demand following the making thereof (ii) the Company will not, except with prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Legal Requirements.

A-5

Section 1.08 Payment of Merger Consideration.

(a) Exchange Agent.  On or prior to the Closing Date, Parent will select Parent’s transfer agent or another reputable bank or trust company reasonably acceptable to Company to act as exchange agent in connection with the Merger (the “Exchange Agent”).  As soon as practicable after the Effective Time, Parent will issue and cause to be deposited with the Exchange Agent non-certificated shares of Parent Common Stock represented by book-entry issuable pursuant to Section 1.06(a).  The shares of Parent Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Exchange Procedures.  As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to mail to the record holders of Company Capital Stock a letter of transmittal in customary form and containing such provisions on which Parent and the Company may mutually agree.  Upon delivery of a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, the holder of such Company Capital Stock will be entitled to receive in exchange therefor non-certificated shares of Parent Common Stock represented by book-entry (via DRS) equal to the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.06(a) and any certificates representing shares of Company Capital Stock (a “Company Stock Certificate”) will be cancelled. Until surrendered as contemplated by this Section 1.08(b), each Company Stock Certificate held by a Company Stockholder will be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration. If any Company Stock Certificate has been lost, stolen or destroyed, the Exchange Agent will require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) Transfers of Ownership.  If any shares of Parent Common Stock are to be issued in a name other than that of the record holder of the Company Capital Stock exchanged therefor, it will be a condition of the issuance thereof that Parent shall have received appropriate instruments of transfer and that the Person requesting such exchange will have paid to Parent or any Person designated by it any transfer or other taxes required by reason of the issuance of the shares of Parent Common Stock in any name other than that of the record holder of the Company Capital Stock, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

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(d) Unclaimed Portion of the Exchange Fund.

(i)

Any portion of the Exchange Fund that remains undistributed as of the date 180 days after the date on which the Merger becomes effective will be delivered to Parent upon demand, and any holders of Company Capital Stock who have not theretofore delivered a letter of transmittal to the Exchange Agent in accordance with this Section 1.08 will thereafter look only to Parent for satisfaction of their claims for Parent Common Stock.

(ii)

Neither Parent nor the Surviving Corporation will be liable to any holder or former holder of Company Capital Stock or to any other Person with respect to any shares of Parent Common Stock delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(e) Withholding Rights.  Each of the Exchange Agent, Parent and the Surviving Corporation will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as are required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld and timely paid to the appropriate Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 1.09 Stock Transfer Books.  At the Effective Time:  (a) all Company Capital Stock outstanding immediately prior to the Effective Time will automatically be canceled and retired and cease to exist, and all holders of Company Capital Stock that were outstanding immediately prior to the Effective Time will cease to have any rights as stockholders of the Company; and (b) the transfer books of Company will be closed with respect to all Company Capital Stock outstanding immediately prior to the Effective Time.  No further transfer of any such Company Capital Stock will be made on such transfer books after the Effective Time.   No further transfer of Company Capital Stock will be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate will be canceled and exchanged as provided in Sections 1.06 and 1.08.

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Section 1.10 No Further Rights.  The Merger Consideration delivered in exchange for Company Capital Stock in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to the Company Capital Stock.

Section 1.11 Tax Consequences.  For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code.  The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) of the Treasury Regulations, and intend to report consistently with the foregoing, including by filing the statement required by Section 1.368-3(a) of the Treasury Regulations.

Section 1.12 Additional Actions.  If, at any time after the Effective Time, any further action is necessary, desirable or proper to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the Surviving Corporation and its proper officers and directors or their designees are fully authorized (to the fullest extent allowed under applicable Legal Requirements) to execute and deliver, in the name and on behalf of either Company or Merger Sub, all deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Company or Merger Sub, all other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

Section 1.13 Parent Preferred Stock. At the Effective Time, all of the outstanding shares of Parent Series H-4 Preferred Stock will be automatically converted into an aggregate of 2,368,188 shares of Parent Common Stock.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the corresponding sections or subsections of the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

Section 2.01 Organization and Qualification; Charter Documents.

(a) Part 2.01(a) of the Company Disclosure Schedule identifies each Subsidiary of Company and indicates its jurisdiction of organization.  Neither Company nor any of the Entities identified in Part 2.01(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.01(a) of the Company Disclosure Schedule.  None of the Acquired Companies has agreed or is obligated to make, or is bound by, any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Acquired Companies is a corporation, limited liability company or similar entity duly organized, validly existing and, in jurisdictions that recognize the concept, is in good standing under the laws of the jurisdiction of its incorporation, formation or other establishment, as applicable, and has all necessary corporate, or other entity, power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

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(c) Each of the Acquired Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification except where the failure to be so qualified would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Company has made available to Parent accurate and complete copies of: (a) the certificate of incorporation, bylaws or other charter and organizational documents of each Acquired Company, including all amendments thereto; (b) the stock or other ownership records of each Acquired Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders, members or partners, as applicable, of each Acquired Company, the board of directors or other governing body of each Acquired Company and all committees of the board of directors of each Acquired Company.  The books of account, stock or other ownership records, minute books and other records of the Acquired Companies are accurate in all material respects, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

Section 2.02 Capital Structure.

(a) The authorized capital stock of Company consists of 26,347,500 shares of Company Common Stock, par value, $0.001, of which 11,992,545 shares are issued and outstanding (which includes 63,695 shares of restricted stock) as of the close of business on the day prior to the date hereof and 3,272,500 shares of Series Seed-1 Preferred Stock of the Company of which 3,272,500 shares are issued and outstanding, 2,200,000 shares of Series Seed 2 Preferred Stock of which 1,907,683 shares are issued and outstanding, and 3,000,000 shares of Series Seed 3 Preferred Stock of which 303,500 shares are issued and outstanding (collectively, the “Company Preferred Stock”).  No shares of capital stock are held in Company’s treasury.  All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities Legal Requirements.

(b) As of the date of this Agreement, Company has reserved an aggregate of 6,410,000 shares of Company Common Stock for issuance to employees, consultants and non-employee directors pursuant to Company’s stock option plans (“Company Stock Option Plans”), under which options were outstanding for an aggregate of 6,230,000 shares. 1,693,000 shares of Company Common Stock are reserved for issuance to holders of warrants to purchase Company Common Stock upon their exercise.  All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 2.02(b) of the Company Disclosure Schedule lists each holder of Company Capital Stock and the number and type of shares of Company Capital Stock held by such holder, each outstanding Company Option and Company Warrant, the name of the holder of such Company Option or Company Warrant, the number of shares subject to such Company Option or Company Warrant, the exercise price of such Company Option or Company Warrant, the vesting schedule of such Company Option or Company Warrant and whether the exercisability of such Company Option or Company Warrant will be accelerated in any way by the transactions contemplated by this Agreement, indicating the extent of acceleration, if any. Except as set forth in Part 2.02(b) of the Company Disclosure Schedule, all Company Options terminate if not exercised within 90 days following cessation of service, other than in cases of death or disability. 5,483,682 shares of Company Common Stock are issuable upon conversion of the Company Preferred Stock.

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(c) Reserved.

(d) Except as set forth in Part 2.02(d) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock are subject to any right of first refusal granted by the Company; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquired Companies having a right to vote on any matters on which the stockholders of Company have a right to vote; (iv) there is no Contract to which the Acquired Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Capital Stock.  None of the Acquired Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities.

Section 2.03 Authority; Non-Contravention; Approvals.

(a) Company has the requisite corporate power and authority to enter into this Agreement and, subject to the Required Company Stockholder Vote, to perform its obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement by Company, the performance by Company of its obligations hereunder and the consummation by Company of the Transactions have been duly authorized by all necessary corporate action on the part of Company, subject only to the Required Company Stockholder Vote and the filing and recordation of the Certificate of Merger pursuant to the DGCL.  The affirmative vote of the holders of a majority in voting power of the outstanding shares of all Company Capital Stock (the “Required Company Stockholder Vote”), is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the Merger and the other Transactions.  This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

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(b) Company’s board of directors, by resolutions duly adopted by vote at a meeting of all directors of Company duly called and held and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement and the Merger, and determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, the Company Stockholders, and (ii) resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger and all other Transactions and directed that such matters be submitted for consideration of the Company Stockholders at the Company Stockholders’ Meeting.

(c) The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, (i) conflict with or violate the certificate of incorporation or bylaws of Company or the equivalent organizational documents of any of its Subsidiaries, (ii) subject to obtaining the Required Company Stockholder Vote and compliance with the requirements set forth in Section 2.03(d) below, conflict with or violate any Legal Requirement applicable to Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or would not prevent or materially delay the consummation of the Merger, (iii) require an Acquired Company to make any filing with or give any notice to a Person, to obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its Subsidiaries pursuant to, any Company Contract (as defined below), except as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Merger or (iv) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of any Acquired Company, except as would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent or materially delay the Merger.

(d) No material consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of the S-4 Registration Statement and the Proxy Statement/Prospectus with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iv) such Consents as may be required under (A) the HSR Act or (B) any other Legal Requirements that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Foreign Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), in any case that are applicable to the transactions contemplated by this Agreement.

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Section 2.04 Anti-Takeover Statutes Not Applicable.  The board of directors of Company has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other Transactions.   The board of directors of Company has taken all action necessary to render inapplicable to this Agreement and the Transactions Section 203 of the DGCL.

Section 2.05 Company Financial Statements; No Undisclosed Liabilities.

(a) The audited consolidated financial statements (including any related notes thereto) representing the financial condition of Company as of December 31, 2018 and December 31, 2017 and the unaudited financial statements (including the notes thereto) representing the financial condition of Company as of September 30, 2019 (collectively, the “Company Financials”), including any available quarterly financial statements (including any related notes thereto), (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (ii) fairly presented the consolidated financial position of Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount, and (iii) are consistent with, and have been prepared from, the books and records of Company.  The balance sheet of Company as of September 30, 2019 is hereinafter referred to as the “Company Balance Sheet.” Notwithstanding the foregoing, unaudited financial statements are subject to normal recurring year-end adjustments (the effect of which will not, individual or in the aggregate, be material) and the absence of footnotes.

(b) Each of Company and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Company and each of its Subsidiaries maintains internal controls over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

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(c) Since January 1, 2017 (the “Company Lookback Date”), there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Company, the board of directors of Company or any committee thereof. Since the Company Lookback Date, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Company, (ii) any fraud, whether or not material, that involves Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Company, or (iii) any claim or allegation regarding any of the foregoing.

(d) Except as disclosed in the Company Financials, neither Company nor any of its Subsidiaries has any liabilities, Indebtedness, obligation, expense, claim, deficiency, guaranty, or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each, a “Liability”) except Liabilities (i) identified in the Company Balance Sheet, (ii) incurred in connection with the Transactions, (iii) described on Part 2.05(d) of the Company Disclosure Schedule, (iv) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices, (v) in respect of the Bridge Notes for principle and accrued and unpaid interest, which shall be converted into newly issued, fully paid and non-assessable Company Common Stock immediately prior to the Effective Time or (vi) would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.06 Absence Of Certain Changes Or Events.  Since the date of the Company Balance Sheet through the date of this Agreement and other than with respect to the negotiation, execution and performance of this Agreement, each of the Acquired Companies has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any event that has had a Company Material Adverse Effect, (b) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or as disclosed in the notes to the Company Financials, (c) any revaluation by Company of any of its assets having a Company Material Adverse Effect, or writing off notes or accounts receivable other than in the ordinary course of business or (d) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.01 of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

Section 2.07 Taxes.

(a) Each of the income and other material Tax Returns that any Acquired Company was required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects.  All material Taxes due and payable by Company or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by Company or are properly reserved for on the books or records of Company and its Subsidiaries.  No extension of time with respect to any date on which a Tax Return was required to be filed by an Acquired Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to an Acquired Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an Acquired Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns).  There are no liens for Taxes on any asset of an Acquired Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP.  No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Company or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the Company Financials.

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(b) The unpaid Taxes of the Acquired Companies have been accrued on the Company Balance Sheet in accordance with GAAP. Since the Company Lookback Date, the Acquired Companies have not incurred any material liability for Taxes outside of the ordinary course of business or otherwise inconsistent with past custom or practice.

(c) No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction or credit from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business, (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) with respect to a transaction occurring on or prior to the Closing Date, or (vi) election under Section 108(i) of the Code made on or prior to the Closing Date.

(d) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquired Company with any taxing authority or issued by any taxing authority to an Acquired Company.  There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquired Company that are, or if issued would be, binding on an Acquired Company.

(e) No Acquired Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business).  No Acquired Company has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

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(f) No Acquired Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax return under state, local or foreign Tax Legal Requirement (other than a group the common parent of which was Company).

(g) None of the Acquired Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(h) No Acquired Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).  Company has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(i) Each Acquired Company is not (and has not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(j) No Acquired Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) No Acquired Company has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code.  No Acquired Company is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

Section 2.08 Intellectual Property. To the knowledge of Company, Company and its Subsidiaries own, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade dress, trade secrets, know-how, software, inventions, copyrights, licenses and other intellectual property rights that are necessary or required for, or used in connection with, their respective businesses as presently conducted or as presently proposed to be conducted and which the failure to so have would reasonably be expected to have a Company Material Adverse Effect (collectively, the “Company Owned IP Rights”). Neither Company nor any of its Subsidiaries has received, during the last three (3) years, a written notice of a claim or otherwise has any knowledge that the Company Owned IP Rights violate or infringe upon the rights of any Person.

Section 2.09 Compliance with Legal Requirements.

(a) Company and its Subsidiaries are not and have not been at any time in conflict with (i) any Legal Requirement, order, judgment or decree applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries are bound or affected (or to which the parent of Company is bound), or (ii) any Contract to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any immaterial conflicts, defaults or violations.  To Company’s knowledge, no investigation or review by any Governmental Body is pending or, to the knowledge of Company, threatened against Company or its Subsidiaries.

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(b) Company and its Subsidiaries hold all permits, licenses, registrations, authorizations, variances, exemptions, orders and approvals from Governmental Bodies which are necessary to the operation of the business of Company and its Subsidiaries taken as a whole (collectively, the “Company Permits”).  Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits.  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Company, threatened, which seeks to revoke or limit any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Company immediately prior to the Effective Time.

(c) None of the Acquired Companies, and to the knowledge of Company, no Representative of any of the Acquired Companies on their behalf with respect to any matter relating to any of the Acquired Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) made any other unlawful payment.

Section 2.10 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.10(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Companies, any business of any of the Acquired Companies or any of the assets owned, leased or used by any of the Acquired Companies, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Transactions. None of the Legal Proceedings identified in Part 2.10(a) of the Company Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Company Material Adverse Effect. To the knowledge of Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 2.10(a).

(b) There is no Order to which any of the Acquired Companies, or the assets owned or used by any of the Acquired Companies is subject. To the knowledge of Company, no officer or other key employee of any of the Acquired Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.

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Section 2.11 Brokers’ and Finders’ Fees.  Except as set forth in Part 2.11 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf of any of the Acquired Companies.

Section 2.12 Employee Benefit Plans.

(a) Part 2.12(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material Employee Benefit Plan which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by any Acquired Company or any ERISA Affiliate of any Acquired Company (collectively, the “Company Employee Plans”).  No Acquired Company nor, to the knowledge of Company, any other person or entity, has made any commitment to modify, change or terminate any Company Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements.  With respect to each material Company Employee Plan, Company has made available to Parent accurate and complete copies of the following documents: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent IRS determination or opinion letter, if any; (vi) copies of the most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) the most recent annual reports (Form 5500) and all schedules attached thereto for each Company Employee Plan that is subject to ERISA and Code reporting requirements.

(b) Each Company Employee Plan is being, and has been, administered in accordance with its terms and in compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code), in all material respects.  No Acquired Company is in material default under or material violation of, and has no knowledge of any material defaults or material violations by any other party to, any of Company Employee Plans.  All contributions required to be made by any Acquired Company or any ERISA Affiliate of any Acquired Company to any Company Employee Plan have been timely paid or accrued on the most recent Company Financials on file with the SEC, if required under GAAP.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code, and to the knowledge of Company, no event has occurred and no condition exists with respect to the form or operation of such Company Employee Plan that would cause the loss of such qualification.

(c) No Company Employee Plan provides retiree medical or other retiree welfare benefits to any person, except as required by COBRA. No suit, administrative proceeding or action has been brought, or to the knowledge of Company, is threatened against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).

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(d) No Acquired Company nor any ERISA Affiliate of any Acquired Company has, during the past six (6) years from the date hereof, maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.  No Acquired Company nor any ERISA Affiliate of any Acquired Company has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e) Except as set forth in Part 2.12(e) of the Company Disclosure Schedule, consummation of the Merger will not (i) entitle any current or former employee or other service provider of any Acquired Company or any ERISA Affiliate of any Acquired Company to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Company Employee Plan); (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Company Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Company Employee Plans. No benefit payable or that may become payable by any Acquired Company pursuant to any Company Employee Plan in connection with the transactions as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

Section 2.13 Title to Assets; Real Property.

(a) The Acquired Companies own, and have good, valid and marketable title to, or, in the case of leased assets, valid leasehold interests in or other rights to use, all tangible assets purported to be owned or leased by them. All of said assets are owned by the Acquired Companies free and clear of any Encumbrances, except for Permitted Encumbrances.

(b) All material items of equipment and other tangible assets owned by or leased to the Acquired Companies are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Companies in the manner in which such businesses are currently being conducted immediately prior to the Effective Time.  The Acquired Companies do not own and have never owned any real property or any interest in real property.  Part 2.13(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leases to which Company is a party.

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Section 2.14 Environmental Matters.

(a) No substance that has been designated by any Governmental Body or by applicable federal, state or local Legal Requirement, to be radioactive, toxic, hazardous or otherwise a danger to health (through exposure in the environment) or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), has been released, as a result of the deliberate actions of Company or any of its Subsidiaries, or, to Company’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of its Subsidiaries currently owns, operates, occupies or leases, in such quantities as would cause a Company Material Adverse Effect.

(b) Neither Company nor any of its Subsidiaries has, since the Company Lookback Date, transported, stored, used, manufactured, disposed of, or released Hazardous Materials (collectively, “Hazardous Material Activities”) in material violation of any Legal Requirement in effect on or before the date hereof.

(c) Company and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Company Environmental Permits”) necessary for the conduct of Company’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Company and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Company Material Adverse Effect.

(d) No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Company, threatened concerning any Company Environmental Permit, Hazardous Material or any Hazardous Material Activity of Company or any of its Subsidiaries.

Section 2.15 Labor Matters.

(a) To the Company’s knowledge, no key employee or group of employees has threatened to terminate employment with Company or has plans to terminate such employment.

(b) Except as disclosed in Part 2.15(b) of the Company Disclosure Schedule, the Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(c) Except as disclosed in Part 2.15(c) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other Transactions; (ii) agreement with any current or former employee of Company providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $50,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.

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Section 2.16 Company Contracts.

(a) Except for Excluded Contracts or as set forth in Part 2.16 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or is bound by:

(i)

any management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) any of the Acquired Companies or any of their ERISA Affiliates; and (ii) any active, retired or former employees, directors or consultants of any Acquired Company or any of their ERISA Affiliates, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of any Acquired Company or any of their ERISA Affiliates to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by any Acquired Company under applicable foreign Legal Requirements;

(ii)

any Contracts identified or required to be identified in Part 2.13(b) of the Company Disclosure Schedule;

(iii)

any Contract with any distributor, reseller or sales representative with an annual value in excess of $50,000;

(iv)

any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Company in relation to the manufacture of the Company’s products or product candidates with an annual value in excess of $50,000;

(v)

any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions;

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(vi)

any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Company or any of its Subsidiaries and any of its officers or directors;

(vii)

any Contract imposing, by its express terms, any material restriction on the right or ability of any Acquired Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; or (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person;

(viii)

any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(ix)

any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000;

(x)

any joint marketing or development agreement;

(xi)

any commercial Contract that would reasonably be expected to have a material effect on the ability of the Company to perform any of its material obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement, that is not set forth on Part 2.03 of the Company Disclosure Schedule;

(xii)

any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquired Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquired Company; or

(xiii)

any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $50,000 in the aggregate other than any arrangement or agreement expressly contemplated or provided for under this Agreement.

(b) Company has made available to Parent an accurate and complete copy of each Contract listed or required to be listed in Part 2.16 of the Company Disclosure Schedule (any such Contract, a “Company Contract”).  Except as disclosed in Part 2.16 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Company Contract, has breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Company Contracts.  To the knowledge of Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default in any material respect under any Company Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iv) give any Person the right to accelerate the maturity or performance of any Company Contract; or (v) give any Person the right to cancel, terminate or modify any Company Contract.  Each Company Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

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Section 2.17 Books and Records.  The minute books of Company and its Subsidiaries made available to Parent or counsel for Parent are the only minute books of Company and contain accurate summaries, in all material respects, of all meetings of the board of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of Company or such Subsidiaries, as the case may be.  The books and records of Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of Company and have been maintained in accordance with good business and bookkeeping practices.

Section 2.18 Insurance.

(a) The Company or its Subsidiaries maintain all policies of fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements and other forms of insurance (the “Company Insurance Policies”) in such amounts, with such deductibles and against such risks and losses that are necessary for the operation of the Company’s and its Subsidiaries’ businesses in all material respects.  The Company Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquired Companies would, in accordance with good business practice, customarily insure.  All premiums due and payable under such Company Insurance Policies have been paid on a timely basis, and each Acquired Company is in compliance in all material respects with all other terms thereof.  True, complete and correct copies, of such Company Insurance Policies, or summaries of all terms material thereof, have been made available to Parent.

(b) There are no material claims pending under any Company Insurance Policies as to which coverage has been questioned, denied or disputed. All material claims thereunder have been filed in a due and timely fashion and no Acquired Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquired Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

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Section 2.19 Interested Party Transactions.  No event has occurred during the past three years that would be required to be reported by Company as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K, if Company were required to report such information in periodic reports pursuant to the Exchange Act.

Section 2.20 Subscription Agreement. The Subscription Agreement has not been amended or modified in any manner prior to the date of this Agreement. Neither the Company nor, to the knowledge of the Company, any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Company Pre-Closing Financing other than as set forth in the Subscription Agreement or a term sheet for the Bridge Notes. The respective obligations and agreements contained in the Subscription Agreement have not been withdrawn or rescinded in any respect. The Subscription Agreement is in full force and effect and represents a valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, of each party thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws relating to creditors’ rights and general principles of equity. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Company or, to the knowledge of the Company, any other party thereto, under the Subscription Agreement. To the knowledge of the Company, no party thereto will be unable to satisfy on a timely basis any term of the Subscription Agreement. There are no conditions precedent related to the consummation of the Company Pre-Closing Financing, other than the satisfaction or waiver of the conditions expressly set forth in the Subscription Agreement. To the knowledge of the Company, the proceeds of the Company Pre-Closing Financing will be made available to the Company prior to the consummation of the Merger.

Section 2.21 Disclosure; Company Information.  The information relating to Company or its Subsidiaries to be supplied by or on behalf of Company for inclusion or incorporation by reference in the S-4 Registration Statement and the Proxy Statement/Prospectus will not, on the date of filing thereof or the date that it is first mailed to the Parent stockholders, as applicable, or at the time of the Parent Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made. Notwithstanding the foregoing, no representation is made by Company with respect to the information that has been or will be supplied by Parent and Merger Sub or any of their Representatives for inclusion in the S-4 Registration Statement and the Proxy Statement/Prospectus.

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ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections or subsections of the Company Disclosure Schedule and except for any disclosure set forth in any of the Parent SEC Documents (excluding any “risk factor” sections thereof), Parent and Merger Sub represent and warrant to Company as follows:

Section 3.01 Organization and Qualification.

(a) Part 3.01(a) of the Parent Disclosure Schedule identifies each Subsidiary of Parent and indicates its jurisdiction of organization.  Neither Parent nor any of the Entities identified in Part 3.01(a) of the Parent Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.01(a) of the Parent Disclosure Schedule.  None of the Acquiring Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Parent and Merger Sub have all necessary corporate power and authority: (i) to conduct their businesses in the manner in which their businesses are currently being conducted; (ii) to own and use their assets in the manner in which their assets are currently owned and used; and (iii) to perform their obligations under all Contracts by which they are bound.

(c) Each of Parent and Merger Sub (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) Parent has made available to Company accurate and complete copies of: (a) the certificate of incorporation, bylaws or other charter and organizational documents of Parent and its Subsidiaries, including all amendments thereto; (b) the stock or other ownership records of Parent and its Subsidiaries; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders, members or partners, as applicable, of Parent and its Subsidiaries, the board of directors or other governing body of Parent and its Subsidiaries and all committees of the board of directors of Parent and its Subsidiaries.  The books of account, stock or other ownership records, minute books and other records of Parent and its Subsidiaries are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

Section 3.02 Capital Structure.

(a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, par value, $0.0001, of which 4,061,882 shares are issued and outstanding (which includes zero shares of restricted stock) as of the close of business on the day prior to the date hereof and 5,000,000 shares of Preferred Stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 41,947 shares are issued and outstanding as of the close of business on the day prior to the date hereof.  No shares of capital stock are held in Parent’s treasury.  All outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws.

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(b) As of the date of this Agreement, Parent had reserved an aggregate of 706,629 shares of Parent Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the Parent Stock Option Plan, under which options were outstanding for an aggregate of 380,396 shares. 4,057,506 shares of Parent Common Stock are reserved for issuance to holders of warrants to purchase Parent Common Stock upon their exercise.  All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Part 3.02(b) of the Parent Disclosure Schedule lists each outstanding option to purchase shares of Parent Capital Stock (a “Parent Option”), and the name of the holder thereof, the number of shares subject thereto, the exercise price thereof and the vesting schedule and post-termination exercise period thereof. There are 3,810,269 shares of Parent Common Stock issuable upon conversion of the Parent Preferred Stock.

(c) The shares of Parent Common Stock issuable as Merger Consideration, upon issuance on the terms and conditions contemplated in this Agreement, would be duly authorized, validly issued, fully paid and non-assessable.

(d) Except as set forth in Part 3.02(d) of the Parent Disclosure Schedule: (i) none of the outstanding shares of Parent Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Capital Stock are subject to any right of first refusal in favor of Parent; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of the Acquiring Companies having a right to vote on any matters on which the stockholders of Parent have a right to vote; (iv) there is no Contract to which the Acquiring Companies are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Parent Capital Stock.  None of the Acquiring Companies is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Capital Stock or other securities.

Section 3.03 Authority; Non-Contravention; Approvals.

(a) Parent has the requisite corporate power and authority to enter into this Agreement and, subject to Parent Stockholder Approval, to perform its obligations hereunder and to consummate the Parent Transactions.  The execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder and the consummation by Parent of the Parent Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to Parent Stockholder Approval, to adoption of this Agreement by Parent as sole stockholder of Merger Sub immediately following the execution hereof, the filing and recordation of an amended and restated certificate of incorporation reflecting the matters contemplated pursuant to Section 1.04(c) (the “Parent Charter Amendment”) and the filing and recordation of the Certificate of Merger pursuant to the DGCL.  The affirmative vote of the holders of a majority in voting power of the outstanding shares of Parent Common Stock outstanding on the applicable record date (“Parent Stockholder Approval”) is the only vote of the holders of any class or series of Parent Capital Stock necessary to adopt or approve the Parent Stockholder Approval Matters (except that the approval of the issuance of the shares of Parent Common Stock to the Company Stockholders at the Effective Time only requires the affirmative vote of a majority of the votes cast assuming that a quorum is present at the Parent Stockholder Meeting).  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by Company, this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

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(b) Parent’s board of directors, by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held, or by unanimous written consent of the board of directors of Parent, and, as of the date of this Agreement, not subsequently rescinded or modified in any way, has, as of the date of this Agreement (i) approved this Agreement and the Merger, and determined that this Agreement and the Parent Transactions, including the Merger, are fair to, and in the best interests of Parent’s stockholders, and (ii) resolved to recommend that Parent’s stockholders approve the Parent Stockholder Approval Matters and directed that such matters be submitted for consideration of the stockholders of Parent at the Parent Stockholders’ Meeting.  The board of directors of Merger Sub has approved and declared advisable this Agreement and the Merger and submitted this Agreement to Parent, as its sole stockholder for adoption thereby.  Immediately following the execution of this Agreement, Parent in its capacity as the sole stockholder of Merger Sub, shall execute a written consent adopting this Agreement.

(c) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent or Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) subject to obtaining Parent Stockholder Approval and compliance with the requirements set forth in Section 3.03(d) below, conflict with or violate any Legal Requirement, order, judgment or decree applicable to Parent or Merger Sub or by which their respective properties are bound or affected, except for any such conflicts or violations that would not have a Parent Material Adverse Effect or would not prevent or materially delay the consummation of the Merger, (iii) require an Acquiring Company to make any filing with or give any notice to or obtain any Consent from a Person pursuant to any Parent Contract, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or Encumbrance on any of the properties or assets of Parent pursuant to, any Parent Contract or (iv) otherwise result in the creation of any Encumbrance on any of the properties or assets of Parent.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Body is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation of the Parent Transactions, except for (i) the filing with the SEC of any outstanding periodic reports due under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of the S-4 Registration Statement and the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (iv) the filing of Current Reports on Form 8-K with the SEC within four business days after the execution of this Agreement and the Closing Date, (v) the filing of the Parent Charter Amendment with the Secretary of State of the State of Delaware in accordance with Section 5.15, (vii) such approvals as may be required under applicable state securities or “blue sky” laws or the rules and regulations of Nasdaq or other applicable national securities exchange or over-the-counter market and (viii) such consents as may be required under the Antitrust Laws, in any case that are applicable to the transactions contemplated by this Agreement.

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Section 3.04 Anti-Takeover Statutes Not Applicable.  The board of directors of Parent has taken all actions so that no state takeover statute or similar Legal Requirement applies or purports to apply to the execution, delivery or performance of this Agreement or to the consummation of the Merger or the other Transactions.  The board of directors of Parent has taken all action necessary to render inapplicable to this Agreement and the Transactions Section 203 of the DGCL.

Section 3.05 SEC Filings; Parent Financial Statements; No Undisclosed Liabilities.

(a) Parent has made available to Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Parent with or furnished by Parent to the SEC since January 1, 2017 (the “Parent Lookback Date”) (the “Parent SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov (the “SEC Website”).  All Parent SEC Documents have been timely filed and, as of the time a Parent SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (as the case may be) and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Each of the certifications and statements relating to the Parent SEC Documents required by: (1) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (2) Rule 13a-14 or 15d-14 under the Exchange Act; or (3) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) is accurate and complete (the “Certifications”), and complied as to form and content with all applicable Legal Requirements in effect at the time such Parent Certification was filed with or furnished to the SEC.  As used in this Section 3.05, the term “file” and variations thereof will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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(b) Except for such comment letters or correspondence as can be obtained on the SEC Website or which Parent has made available in a data room for review by Company, from the Parent Lookback Date through the date hereof, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from the Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on the Nasdaq. Except as disclosed in the Parent SEC Documents or documents that Parent has made available in a data room for review by Company, Parent has no unresolved SEC comments. As of the date of this Agreement, Parent is in compliance in all material respects with the applicable listing and governance rules and regulations of the Nasdaq.

(c) Since the Parent Lookback Date, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Parent, the board of directors of Parent or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(d) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act that are effective as of the date of this Agreement.

(e) Parent and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information (both financial and non-financial) required to be disclosed by Parent in the reports that it files, submits or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(f) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (the “Parent Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; (iii) fairly present the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the periods covered thereby.  Parent has not effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of SEC Regulation S-K).  Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s Financials in accordance with GAAP.

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(g) Except as disclosed in the Parent Financials, neither Parent nor any of its Subsidiaries has any Liabilities that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except Liabilities (i) identified in the Parent Financials, (ii) incurred in connection with the Parent Transactions, (iii) disclosed in Part 3.05(g) of the Parent Disclosure Schedule, (iv) set forth in any Parent Contract, or (v) incurred since the date of the Parent Unaudited Interim Balance Sheet in the ordinary course of business.

Section 3.06 Absence of Certain Changes or Events. Since the date of the most recent periodic report on Form 10-Q filed by Parent with the SEC through the date of this Agreement, each of the Acquiring Companies has conducted its business in the ordinary course of business, and (a) there has not been any event that has had a Parent Material Adverse Effect; (b) no Acquiring Company has entered into or amended any material terms of any Contract, in each case providing for new obligations in excess of $25,000 or (c) incurred any Indebtedness.

Section 3.07 Taxes.

(a) Each of the income and other material Tax Returns that any Acquiring Company was required to file under applicable Legal Requirements: (i) has been timely filed on or before the applicable due date (including any extensions of such due date) and (ii) is true and complete in all material respects.  All material Taxes due and payable by Parent or its Subsidiaries have been timely paid, except to the extent such amounts are being contested in good faith by Parent or are properly reserved for on the books or records of Parent and its Subsidiaries.  No extension of time with respect to any date on which a Tax Return was required to be filed by an Acquiring Company is in force (except where such Tax Return was filed), and no waiver or agreement by or with respect to an Acquiring Company is in force for the extension of time for the payment, collection or assessment of any Taxes, and no request has been made by an Acquiring Company in writing for any such extension or waiver (except, in each case, in connection with any request for extension of time for filing Tax Returns).  There are no liens for Taxes on any asset of an Acquiring Company other than liens for Taxes not yet due and payable, Taxes contested in good faith or that are otherwise not material and reserved against in accordance with GAAP.  No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Parent or its Subsidiaries which has not been fully paid or adequately reserved or reflected in the Parent Financials.

(b) The unpaid Taxes of the Acquiring Companies have been accrued on the Parent Financials in accordance with GAAP.  Since the Parent Lookback Date, the Acquiring Companies have not incurred any material liability for Taxes outside of the ordinary course of business or otherwise inconsistent with past custom or practice.

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(c) No Acquiring Company will be required to include any material item of income in, or exclude any material item of deduction or credit from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business, (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) with respect to a transaction occurring on or prior to the Closing Date, or (vi) election under Section 108(i) of the Code made on or prior to the Closing Date.

(d) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by any Acquiring Company with any taxing authority or issued by any taxing authority to an Acquiring Company.  There are no outstanding rulings of, or request for rulings with, any Governmental Body addressed to an Acquiring Company that are, or if issued would be, binding on an Acquiring Company.

(e) No Acquiring Company is a party to any Contract with any third party relating to allocating or sharing the payment of, or liability for, Taxes or Tax benefits (other than pursuant to customary provisions included in credit agreements, leases, and agreements entered with employees, in each case, not primarily related to Taxes and entered into in the ordinary course of business).  No Acquiring Company has any liability for the Taxes of any third party under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement) as a transferee or successor or otherwise by operation of Legal Requirements.

(f) No Acquiring Company has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or of any group that has filed a combined, consolidated or unitary Tax return under state, local or foreign Tax Legal Requirement (other than a group the common parent of which was Parent).

(g) None of the Acquiring Companies is a “controlled foreign corporation” within the meaning of Section 957 of the Code or a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(h) No Acquiring Company has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).  Parent has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

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(i) Each Acquiring Company is not (and has not been for the five-year period ending at the Effective Time) a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and the applicable Treasury Regulations.

(j) No Acquiring Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) No Acquiring Company has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368 of the Code.  No Acquiring Company is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

Section 3.08 Intellectual Property. To the knowledge of Parent, Parent and its Subsidiaries own, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade dress, trade secrets, know-how, software, inventions, copyrights, licenses and other intellectual property rights that are necessary or required for, or used in connection with, their respective businesses and which the failure to so have would reasonably be expected to have a Parent Material Adverse Effect (collectively, the “Parent Owned IP Rights”). Neither Parent nor any of its Subsidiaries has received, during the three (3) years prior to the date of this Agreement, a written notice of a claim or otherwise has any knowledge that the Parent Owned IP Rights violate or infringe upon the rights of any Person, except as would not have or reasonably be expected to have a Parent Material Adverse Effect.

Section 3.09 Compliance with Legal Requirements.

(a) Parent and its Subsidiaries are not and have not been at any time in conflict with (i) any Legal Requirement, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries are bound or affected), or (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any immaterial conflicts, defaults or violations.  To Parent’s knowledge, no investigation or review by any Governmental Body is pending or, to the knowledge of Parent, threatened against Parent or its Subsidiaries.

(b) Parent and its Subsidiaries hold all permits, licenses, registrations, authorizations, variances, exemptions, orders and approvals from Governmental Bodies that are necessary to the operation of the business of Parent and its Subsidiaries taken as a whole (collectively, the “Parent Permits”).  Parent and its Subsidiaries are in compliance in all material respects with the terms of the Parent Permits.  No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Parent, threatened, which seeks to revoke or limit any Parent Permit. Except as set forth in Part 3.09(b) of the Parent Disclosure Schedule, the rights and benefits of each Parent Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Parent immediately prior to the Effective Time.

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(c) None of the Acquiring Companies, and to the knowledge of Parent, no Representative of any of the Acquiring Companies on their behalf with respect to any matter relating to any of the Acquiring Companies, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) made any other unlawful payment.

Section 3.10 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.10(a) of the Parent Disclosure Schedule, there is no pending Legal Proceeding, and no Person has threatened in writing to commence any Legal Proceeding: (i) that involves any of the Acquiring Companies, any business of any of the Acquiring Companies or any of the assets owned, leased or used by any of the Acquiring Companies or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Parent Transactions.  Except as set forth in Part 3.10(a)(i) of the Parent Disclosure Schedule, none of the Legal Proceedings identified in Part 3.10(a) of the Parent Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in a Parent Material Adverse Effect.  To the knowledge of Parent, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any Legal Proceeding of the type described in clause “(i)” or clause “(ii)” of the first sentence of this Section 3.10(a).

(b) There is no Order to which any of the Acquiring Companies, or any material assets owned or used by any of the Acquiring Companies, is subject.  To the knowledge of Parent, no officer or other key employee of any of the Acquiring Companies is subject to any Order that prohibits such officer or other key employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquiring Companies.

Section 3.11 Brokers’ and Finders’ Fees.  Except as set forth in Part 3.11 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf of any of the Acquiring Companies.

Section 3.12 Employee Benefit Plans.

(a) Part 3.12(a) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of each material Employee Benefit Plan which is currently sponsored, maintained, contributed to, or required to be contributed to or with respect to which any potential liability is borne by Parent or any ERISA Affiliate of Parent (collectively, the “Parent Employee Plans”).  Neither Parent nor, to the knowledge of Parent, any other person or entity, has made any commitment to modify, change or terminate any Parent Employee Plan, other than with respect to a modification, change or termination required by Legal Requirements.  With respect to each material Parent Employee Plan, Parent has made available to Company accurate and complete copies of the following documents: (i) the plan document and any related trust agreement, including amendments thereto; (ii) any current summary plan descriptions and other material communications to participants relating to the plan; (iii) each plan trust, insurance, annuity or other funding contract or service provider agreement related thereto; (iv) the most recent plan financial statements and actuarial or other valuation reports prepared with respect thereto, if any; (v) the most recent IRS determination or opinion letter, if any; (vi) copies of the most recent plan year nondiscrimination and coverage testing results for each plan subject to such testing requirements; and (vii) the most recent annual reports (Form 5500) and all schedules attached thereto for each Parent Employee Plan that is subject to ERISA and Code reporting requirements.

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(b) Each Parent Employee Plan is being, and has been, administered in accordance with its terms and in compliance with the requirements prescribed by any and all Legal Requirements (including ERISA and the Code), in all material respects.  Parent is not in material default under or material violation of, and has no knowledge of any material defaults or material violations by any other party to, any of Parent Employee Plans.  All contributions required to be made by Parent or any ERISA Affiliate to any Parent Employee Plan have been timely paid or accrued on the most recent Parent Financials on file with the SEC, if required under GAAP.  Any Parent Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code, and to the knowledge of Parent, no event has occurred and no condition exists with respect to the form or operation of such Parent Employee Plan that would cause the loss of such qualification.

(c) No Parent Employee Plan provides retiree medical or other retiree welfare benefits to any person, except as required by COBRA. No suit, administrative proceeding or action has been brought, or to the knowledge of Parent, is threatened against or with respect to any such Parent Employee Plan, including any audit or inquiry by the Internal Revenue Service or the United States Department of Labor (other than routine claims for benefits arising under such plans).

(d) Neither Parent nor any ERISA Affiliate of Parent has, during the past six (6) years from the date hereof, maintained, established, sponsored, participated in or contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.  Neither Parent nor any ERISA Affiliate has, as of the date of this Agreement, any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.

(e) Except as set forth in Part 3.12(e) of the Parent Disclosure Schedule, consummation of the Merger will not (i) entitle any current or former employee or other service provider of Parent or any ERISA Affiliate to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any Parent Employee Plan); (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider; (iii) result in the forgiveness of any indebtedness; (iv) result in any obligation to fund future benefits under any Parent Employee Plan; or (v) result in the imposition of any restrictions with respect to the amendment or termination of any of Parent Employee Plans. No benefit payable or that may become payable by Parent pursuant to any Parent Employee Plan in connection with the Parent Transactions or as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code.

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Section 3.13 Title to Assets; Real Property.

(a) The Acquiring Companies own, and have good, valid and marketable title to, or, in the case of leased assets, valid leasehold interests in or other rights to use, all tangible assets purported to be owned or leased by them.  All of said assets are owned or leased by the Acquiring Companies free and clear of any Encumbrances, except for Permitted Encumbrances.

(b) The Acquiring Companies do not own and have never owned any real property or any interest in real property. Part 3.13(b) of the Parent Disclosure Schedule sets forth a complete and accurate list of all real property leases to which Parent is a party.

Section 3.14 Environmental Matters.

(a) No Hazardous Material has been released as a result of the deliberate actions of Parent or any of its Subsidiaries, or, to Parent’s knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Parent or any of its Subsidiaries currently owns, operates, occupies or leases, in such quantities as would cause a Parent Material Adverse Effect.

(b) Neither Parent nor any of its Subsidiaries has engaged in Hazardous Material Activities in material violation of any Legal Requirement in effect on or before the date hereof.

(c) Parent and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Parent Environmental Permits”) necessary for the conduct of Parent’s and its Subsidiaries’ Hazardous Material Activities and other businesses of Parent and its Subsidiaries as such activities and businesses are currently being conducted, except where the failure to so hold would not have a Parent Material Adverse Effect.

(d) No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of Parent, threatened, concerning any Parent Environmental Permit, Hazardous Material or any Hazardous Material Activity of Parent or any of its Subsidiaries.

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Section 3.15 Labor Matters.

(a) To the Parent’s knowledge, no key employee or group of employees has threatened to terminate employment with Parent or has plans to terminate such employment.

(b) Except as disclosed in Part 3.15(b) of the Parent Disclosure Schedule, the Parent is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.

(c) Except as disclosed in Part 3.15(c) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any written or oral: (i) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other Transactions; (ii) agreement with any current or former employee of Parent providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum; or (iii) agreement or plan the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, upon the consummation of the Merger.

Section 3.16 Parent Contracts.

(a) Except for Excluded Contracts or as set forth in the most recent exhibit list on Parent’s Form 10-K for the year ended December 31, 2018 or subsequently filed with the SEC pursuant to any current or periodic report and available on the SEC Website or 3.16 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or is bound by:

(i)

any management, employment, severance, retention, transaction bonus, change in control, material consulting, relocation, repatriation or expatriation agreement or other similar Contract between: (i) any of the Acquiring Companies and (ii) any active, retired or former employees, directors or material consultants of any Acquiring Company, other than any such Contract that is (x) terminable “at will” (or following a notice period imposed by applicable Legal Requirements or, in the case of consulting agreements, following the notice period required in the Contract), or (y) without any obligation on the part of any Acquiring Company, other than severance payments required to be made by any Acquiring Company under applicable Legal Requirements;

(ii)

any Contracts identified or required to be identified in Part 3.13(b) of the Parent Disclosure Schedule;

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(iii)

any Contract with any distributor, reseller or sales representative with an annual value in excess of $25,000;

(iv)

any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to Parent in relation to the manufacture of the Parent’s products or product candidates with an annual value in excess of $25,000;

(v)

any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Parent Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Parent Transactions;

(vi)

any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between Parent or any of its Subsidiaries and any of its officers or directors;

(vii)

any Contract imposing, by its express terms, any material restriction on the right or ability of any Acquiring Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; or (C) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person;

(viii)

any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(ix) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x) any joint marketing or development agreement;

(xi) any commercial Contract that would reasonably be expected to have a material effect on the ability of Parent to perform any of its material obligations under this Agreement, or to consummate any of the transactions contemplated by this Agreement, that is not set forth on Part 3.03 of the Parent Disclosure Schedule;

(xii) any Contract that provides for: (A) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of any Acquiring Company; or (B) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of any Acquiring Company;

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(xiii)

any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $25,000 in the aggregate, in each case following the date of this Agreement, other than any arrangement or agreement expressly contemplated or provided for under this Agreement; or

(xiv)

any Contract that does not allow Parent or Subsidiary to terminate the Contract for convenience with no more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination in an amount or having a value in excess of $25,000 in the aggregate.

(b) Parent has made available to Company an accurate and complete copy of each Contract listed or required to be listed in Part 3.16 of the Parent Disclosure Schedule (any such Contract, including any Contract that would be listed in Part 3.16 but for its inclusion in the most recent exhibit list of Parent’s Form 10-K for the year ended December 31, 2018 or as an exhibit to any current or periodic report subsequently filed with the SEC, but excluding Excluded Contracts, a “Parent Contract”).  Neither Parent nor any of its Subsidiaries, nor to Parent’s knowledge any other party to a Parent Contract, has, since the Parent Lookback Date, breached or violated in any material respect or materially defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the Parent Contracts.  To the knowledge of Parent, no event has occurred, and, no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (i) result in a violation or breach in any material respect of any of the provisions of any Parent Contract or (ii) give any Person the right to declare a default in any material respect under any Parent Contract, except for any immaterial violations, breaches or defaults.  To Parent’s knowledge, each Parent Contract is valid, binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

Section 3.17 Insurance.

(a) Part 3.17(a) of the Parent Disclosure Schedule sets forth each material insurance policy (the “Parent Insurance Policies”) to which Parent or its Subsidiaries is a party.  Parent or its Subsidiaries maintain all Parent Insurance Policies in such amounts, with such deductibles and against such risks and losses that are reasonably adequate for the operation of Parent’s and its Subsidiaries’ businesses in all material respects.  To Parent’s knowledge, such Parent Insurance Policies are in full force and effect, maintained with reputable companies against loss relating to the business, operations and properties and such other risks as companies engaged in similar business as the Acquiring Companies would, in accordance with good business practice, customarily insure.  Since the Parent Lookback Date, all premiums due and payable under such Parent Insurance Policies have been paid on a timely basis and each Acquiring Company is in compliance in all material respects with all other terms thereof.  True, complete and correct copies, of such Parent Insurance Policies, or summaries of all terms material thereof, have been made available to the Company.

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(b) There are no material claims pending under any Parent Insurance Policies as to which coverage has been questioned, denied or disputed. Since the Parent Lookback Date, all material claims thereunder have been filed in a due and timely fashion and no Acquiring Company has been refused insurance for which it has applied or had any policy of insurance terminated (other than at its request), nor has any Acquiring Company received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

Section 3.18 Interested Party Transactions.  Except as set forth in the SEC Documents, no event has occurred during the Parent Lookback Period that would be required to be reported by Parent as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K.

Section 3.19 Opinion of Financial Advisor.  The board of directors of Parent has received an opinion of Gemini Valuation Services, LLC, financial advisor to Parent, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to Parent from a financial point of view.  Parent will furnish an accurate and complete copy of said opinion to Company for informational purposes only promptly after the date hereof.

Section 3.20 Shell Company Status.  Parent is not currently, and has never been, an issuer identified in Rule 144(i)(1)(i) of the Securities Act.

Section 3.21 Valid Issuance.  The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and nonassessable.

Section 3.22 Disclosure; Parent Information. The information relating to Parent or its Subsidiaries to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the S-4 Registration Statement and the Proxy Statement/Prospectus will not, on the date of filing thereof or the date it is first mailed to Parent stockholders, as applicable, or at the time of the Parent Stockholders’ Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading at the time and in light of the circumstances under which such statement is made.  The S-4 Registration Statement and the Proxy Statement/Prospectus will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to the information that has been or will be supplied by the Company or any of it Representatives for inclusion in the S-4 Registration Statement and the Proxy Statement/Prospectus.

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ARTICLE IV.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 4.01 Conduct of Company Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (the “Pre-Closing Period”), Company agrees, except to the extent that Parent consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth on Part 4.01 of the Company Disclosure Schedule, as expressly permitted by this Agreement or by applicable Legal Requirements, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, consistent with past practice, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.  In addition, without limiting the foregoing, other than as expressly contemplated by this Agreement or in connection with the Company Pre-Closing Financing, without obtaining the written consent of Parent, which shall not be unreasonably withheld (and in which event, if Parent has not objected in writing to any request for consent within three (3) calendar days of its receipt thereof, such consent shall be deemed irrevocably granted), Company will not, and will not permit its Subsidiaries to, do any of the following:

(a) except as contemplated by Section 5.24, amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, or form any subsidiary;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), other than the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof) to the extent such issuances comply with all applicable Legal Requirements;

(c) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Company Capital Stock;

(d) incur any Indebtedness or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, and (ii) dispositions of obsolete or worthless assets);

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(e) accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under any Company Stock Option Plan, Contract or this Agreement or as may be required by applicable Legal Requirements;

(f) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries (except pursuant to any Contract to which an Acquired Company is a party as of the date of this Agreement), or propose to do any of the foregoing;

(g) sell, assign, transfer, license, sublicense or otherwise dispose of any Company IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(h) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any Encumbrance; (ii) enter into or amend any material terms of any Company Contract (other than solely to decrease any payment obligation of the Acquired Company) or grant any release or relinquishment of any material rights under any Company Contract, with new obligations or losses of rights in excess of $50,000 in the aggregate; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $50,000, taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.02(h);

(i) forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(j) (i) increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director,  officer, employee or consultant; (iii) establish, adopt, enter into, or amend any Employee Benefit Plan, except, in each of the subsections (i) – (iii) for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the Transactions or payments, including any severance, termination or change of control payments, in compliance with any such agreements or plans existing as of the date of this Agreement and the plans, agreements or terms of which were made available to Parent prior to the date hereof, or except as required by Legal Requirements;

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(k) hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice;

(l) take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(m) make or change any material Tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations for any assessment of any Tax;

(n) pay, discharge, satisfy, modify or renegotiate any claims or Liabilities, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of Company, or payments, discharges or satisfactions made in the ordinary course of business and consistent with past practice;

(o) enter into any material partnership arrangements, joint development agreements or strategic alliances;

(p) accelerate the collection of, or otherwise modify Company’s customary accounting or treatment of, any receivables outside the ordinary course of business consistent with past practice,

(q) initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case where Company is claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $50,000 individually;

(r) dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice; or

(s) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through 4.01(r) above.

Section 4.02 Conduct of Parent Business.  During the Pre-Closing Period, Parent agrees, except to the extent that Company consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), as set forth on Part 4.02 of the Company Disclosure Schedule, as expressly permitted by this Agreement, in connection with a Parent Legacy Business Disposition or by applicable Legal Requirements, to carry on its business in accordance with good commercial practice and to carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, preserve its relationships with key customers, suppliers, distributors, licensors, licensees and others with which it has business dealings.  In addition, without limiting the foregoing, other than as set forth on Part 4.02 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, without obtaining the written consent of Company, which shall not be unreasonably withheld, conditioned or delayed (and in which event, if Company has not objected in writing to any request for consent within three (3) calendar days of its receipt thereof, such consent shall be deemed irrevocably granted), Parent will not, and will not permit its Subsidiaries to, do any of the following:

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(a) except as expressly contemplated by Section 1.04(c), amend or otherwise change its certificate of incorporation or bylaws, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise, or form any subsidiary;

(b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), other than (i) the issuance of shares of common stock issuable pursuant to employee stock options under currently existing employee stock option plans or pursuant to currently outstanding warrants, as the case may be, which options, warrants or rights, as the case may be, are outstanding on the date hereof) or (ii) the issuance of shares of common stock issuable pursuant to equity grants to members of the Parent board of directors in an amount not to exceed 600,000 shares of Parent Common Stock in the aggregate, in each case, to the extent such issuances comply with all applicable Legal Requirements;

(c) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of Parent Capital Stock;

(d) incur any Indebtedness or sell, pledge, dispose of or create an Encumbrance over any assets (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, and (ii) dispositions of obsolete or worthless assets);

(e) accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or warrants or authorize cash payments in exchange for any options, except as may be required under the Parent Stock Option Plan, any Contract or this Agreement or as may be required by applicable Legal Requirements;

(f) other than in connection with the Reverse Stock Split and Section 1.13, (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries (except pursuant to any Contract to which an Acquiring Company is a party as of the date of this Agreement), or propose to do any of the foregoing;

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(g) sell, assign, transfer, license, sublicense or otherwise dispose of any Parent IP Rights (other than non-exclusive licenses in the ordinary course of business consistent with past practice);

(h) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any other material property or assets, or allow any material property or assets to become subject to any Encumbrance; (ii) enter into or amend any material terms of any Parent Contract (other than solely to decrease any payment obligation of the Acquiring Company) or grant any release or relinquishment of any material rights under any Parent Contract, with new obligations or losses of rights in excess of $50,000 in the aggregate; (iii) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $50,000, taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.02(h);

(i) forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(j) (i) increase the wages, salary, commissions, fringe benefits or other compensation or remuneration payable or to become payable to its directors, officers, employees or consultants; (ii) grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any director,  officer, employee or consultant; (iii) establish, adopt, enter into, or amend any Employee Benefit Plan, except, in each of the subsections (i) – (iii) for bonus awards in the ordinary course of business consistent with past practice or bonus awards contingent upon the completion of the Transactions or payments, including any severance, termination or change of control payments, in compliance with any such agreements or plans existing as of the date of this Agreement and the plans, agreements or terms of which were made available to the Company prior to the date hereof, or except as required by Legal Requirements;

(k) hire any directors, officers, employees or consultants or terminate any directors or officers, except in each case, in the ordinary course of business and in a manner consistent with past practice;

(l) take any action, other than as required by applicable Legal Requirements or GAAP, to change accounting policies or procedures;

(m) make or change any material Tax election inconsistent with past practices, adopt or change any Tax accounting method, or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations for any assessment of any Tax;

(n) pay, discharge, satisfy, modify or renegotiate any claims or Liabilities, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements of Parent, or payments, discharges or satisfactions made in the ordinary course of business and consistent with past practice;

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(o) enter into any material partnership arrangements, joint development agreements or strategic alliances;

(p) accelerate the collection of, or otherwise modify Parent’s customary accounting or treatment of, any receivables outside the ordinary course of business consistent with past practice,

(q) initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case where Parent is claiming, or would be reasonably likely to receive or become obligated for a liability, of more than $50,000 individually;

(r) dispose of any assets or otherwise take any actions other than in the ordinary course of business consistent with past practice;

(s) take any action that would cause the representation in Section 3.21 to become inaccurate; or

(t) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.02(a) through 4.02(s) above.

ARTICLE V.

ADDITIONAL AGREEMENTS

Section 5.01 Proxy Statement/Prospectus.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and file with the SEC a proxy statement to be sent to the stockholders of each of Parent and the Company relating to the meeting of stockholders, and a Registration Statement on Form S-4 (including a prospectus) (including all amendments thereto, “S-4 Registration Statement”) in connection with the issuance of shares of Parent Common Stock in the Merger, of which such proxy statement will form a part (such proxy statement and prospectus constituting a part thereof, the “Proxy Statement/Prospectus”), and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents to be filed by Parent with the SEC in connection with the Merger and other transactions contemplated hereby (the “Other Filings”) as required by the Securities Act or the Exchange Act. Parent and the Company shall cooperate with each other in connection with the preparation of the S-4 Registration Statement, the Proxy Statement/Prospectus and any Other Filings. Each Party shall as promptly as reasonably practicable notify the other Party of the receipt of any oral or written comments from the staff of the SEC on the S-4 Registration Statement or any Other Filing. Parent and the Company shall also use their commercially reasonable efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities Law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated hereby.

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(b) Parent covenants and agrees that the S-4 Registration Statement and Proxy Statement/Prospectus, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the S-4 Registration Statement and Proxy Statement/Prospectus or any amendment or supplement thereto is filed with the SEC or the Proxy Statement/Prospectus is first mailed to the stockholders of Parent, at the time of the Parent Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Company represents, covenants and agrees that the information provided by Company or its Subsidiaries to Parent for inclusion in the S-4 Registration Statement and Proxy Statement/Prospectus (including the Company Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the S-4 Registration Statement or Proxy Statement/Prospectus (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Company specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the S-4 Registration Statement and Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Each of the Parties shall use commercially reasonable efforts to cause the S-4 Registration Statement to be declared effective as soon as possible and the Proxy Statement/Prospectus to be mailed to Parent’s stockholders as promptly as practicable after the SEC declares the S-4 Registration Statement to be effective. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.01. If any event relating to Parent or Company occurs, or if Parent or Company becomes aware of any information, that should be disclosed in an amendment or supplement to the S-4 Registration Statement and/or Proxy Statement/Prospectus, then Parent or Company, as applicable, shall promptly inform the other party thereof and shall cooperate with one another in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Parent’s stockholders. No filing of, or amendment or supplement to, the S-4 Registration Statement and/or Proxy Statement/Prospectus will be made by Parent without the prior written consent of Company, which shall not be unreasonably withheld, conditioned or delayed.

(c) Company shall reasonably cooperate with Parent and provide, and require its Representatives, advisors, accountants and attorneys to provide, Parent and its Representatives, advisors, accountants and attorneys, with all true, correct and complete information regarding Company that is required by law to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus or reasonably requested from Company to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus. The information provided by the Company to be included in the S-4 Registration Statement and/or the Proxy Statement/Prospectus shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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Section 5.02 Company Stockholder Written Consent.

(a) As promptly as practicable, and in any event within five business days, following the date that the S-4 Registration Statement is declared effective (the “Company Vote Deadline”), the Company shall obtain the approval by written consent from Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL (“Company Stockholder Written Consent”) for purposes of (i) adopting this Agreement and approving the Merger, and all other Transactions (ii) acknowledging that the approval given thereby is irrevocable and that such Company Stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such Company Stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its Company Capital Stock under the DGCL (collectively, the “Company Stockholder Matters”). Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Transactions.

(b) Company agrees that (i) Company’s board of directors shall recommend that the holders of Company Capital Stock vote (or take action by written consent) to approve the Company Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.02(a) above (the recommendation of Company’s board of directors that Company Stockholders vote to approve the Company Stockholder Matters being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

(c) Reserved.

(d) Reserved.

(e) Promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law and a copy of Section 262 of the DGCL. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.02(e) shall be subject to Parent’s advance review and reasonable approval.

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Section 5.03 Parent Stockholders’ Meeting.

(a) Parent shall (i)  take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Parent Common Stock (such meeting, the “Parent Stockholders’ Meeting”) to vote on the Merger, the issuance of  Parent Common Stock in the Merger, the Parent Legacy Business Disposition and the Parent Charter Amendment, including for purposes of effectuating the Reverse Split (collectively, the “Parent Stockholder Approval Matters”) and (ii) mail to Parent Stockholders as of the record date established for the Parent Stockholders’ Meeting, the S-4 Registration Statement and the Proxy Statement/Prospectus.  The Parent Stockholders’ Meeting shall be held as promptly as practicable, and in any event within 45 days, following the date that SEC declares the S-4 Registration Statement to be effective. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained herein, if on a date preceding the date on which or the date on which the Parent Stockholders’ Meeting is scheduled, Parent reasonably believes that (A) it will not receive proxies sufficient to obtain the Parent Stockholder Approval, whether or not a quorum would be present or (B) it will not have sufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholders’ Meeting, Parent may, in its sole discretion, postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholders’ Meeting as long as the date of the Parent Stockholders’ Meeting is not postponed or adjourned more than an aggregate of 60 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence.

(b) Parent agrees that, subject to Section 5.03(c): (i) Parent’s board of directors shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Approval Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.03(a) above; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the board of directors of Parent recommends that Parent’s stockholders vote to approve the Parent Stockholder Approval Matters (the recommendation of Parent’s board of directors that Parent’s stockholders vote to approve the Parent Stockholder Approval Matters being referred to as the “Parent Board Recommendation”); (iii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to Company shall be adopted or proposed; and (iv) Parent shall use its commercially reasonable efforts to obtain from its stockholders the Parent Stockholder Approval, including by soliciting proxies in favor thereof.

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(c) Notwithstanding anything to the contrary contained in Section 5.03(b), at any time prior to the approval of the Parent Stockholder Approval Matters by the Parent Stockholder Approval, the Parent Board Recommendation may be withdrawn or modified (a “Parent Change in Recommendation”) if the board of directors of Parent concludes in good faith, after having consulted with Parent’s outside legal counsel and financial advisors, that as a result of Parent’s receipt of an Acquisition Proposal that did not result from a violation of Section 5.13 that constitutes a Parent Superior Offer, the withdrawal or modification of the Parent Board Recommendation is required in order for the board of directors of Parent to comply with its fiduciary obligations to Parent’s stockholders under applicable Legal Requirements; provided, however, that prior to Parent taking any action permitted under this Section 5.03(c), Parent shall provide Company with ten (10) Business Days’ prior written notice advising the Company that it intends to effect such withdrawal or modification to the Parent Board Recommendation and specifying, in reasonable detail, the reasons therefor (including, in the case of an Acquisition Proposal, the information required by Section 5.13(b)) and during such ten (10) Business Day period, (i) Parent shall negotiate, and cause its Representatives to negotiate, with Company in good faith (to the extent Company wishes to negotiate) to enable Company to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for Parent’s board of directors to effect such withdrawal or modification, and (ii) Parent shall consider in good faith any proposal by Company to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect such withdrawal or change of the Parent Board Recommendation.

(d) Notwithstanding the occurrence of any Parent Change in Recommendation, Parent shall nonetheless submit this Agreement to the Parent Stockholders for adoption at the Parent Stockholders Meeting unless this Agreement is terminated in accordance with Article VII prior to the Parent Stockholders Meeting.

(e) Nothing contained in this Agreement shall prohibit Parent or its board of directors from (i) taking and disclosing to the stockholders of Parent a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act) or (ii) making a “stop, look and listen” communication to the stockholders of Parent pursuant to Rule 14d-9(f) under the Exchange Act, in each case provided Parent has otherwise complied with the terms of this Section 5.03, provided, however, that any disclosure made by Parent or its board of directors pursuant to Rules 14d-9 or 14e-2(a) will be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the board of directors of Parent determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Legal Requirements; provided, further, that (A) in the case of each of the foregoing clauses (i) and (ii), any such disclosure or public statement shall be deemed to be a Parent Change in Recommendation subject to the terms and conditions of this Agreement unless Parent’s board of directors reaffirms the Parent Board Recommendation in such disclosure or public statement; and (B) Parent shall not affect a Parent Change in Recommendation unless specifically permitted pursuant to the terms of Section 5.03(c).

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Section 5.04 Access to Information; Confidentiality.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, and upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject, Company and Parent will each afford to the officers, employees, accountants, counsel and other Representatives of the other party, reasonable access, during the Pre-Closing Period, to all its properties, books, contracts, commitments and records (including, without limitation, Tax records) and, during such period, Company and Parent each will furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each will make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other’s business, properties and personnel as either party may reasonably request; provided, that each of Company and Parent reserves the right to withhold any information if access to such information would be reasonably likely to result in any such party forfeiting attorney-client privilege between it and its counsel with respect to such information, in which event such party shall cause such information to be delivered in a form or summary, including any redactions that may be necessary, so as to provide as much requested information as reasonably practicable while retaining such privilege.  Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company and Parent will promptly provide the other party with copies of:  (a) all material operating and financial reports prepared by Company or Parent (or their respective Representatives), as applicable, for such party’s senior management, including copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports; (b) any written materials or communications sent by or on behalf of such party to its stockholders; (c) any material notice, document or other communication sent by or on behalf of any of such party to any third party to any Company Contract or Parent Contract, as applicable, or sent to Company or Parent by any third party to any Company Contract or Parent Contract, as applicable, (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices); (d) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other Transactions; and (e) any material notice, report or other document received from any Governmental Body.  Each party will keep such information confidential in accordance with the terms of the currently effective confidentiality agreement (the “Confidentiality Agreement”) between Parent and Company; provided, that the Company may make disclosure of such information to its stockholders or other third parties as may be reasonably necessary to enable the Company to comply with its obligations under this Agreement, including without limitation under Section 5.02 hereof.

Section 5.05 Regulatory Approvals and Related Matters. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file, if any, (a) the notification and report forms required to be filed under the HSR Act and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. Parent and Company shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

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Section 5.06 Director Indemnification and Insurance.

(a) From and after the Effective Time, Parent and the Surviving Corporation will fulfill and honor in all respects the obligations of Company and Parent which exist prior to the date hereof to indemnify Company’s and Parent’s present and former directors and officers and their heirs, executors and assigns (each, a “D&O Indemnified Party”). The Company directors and officers who become directors and officers of the Surviving Corporation and Parent will enter into Parent’s standard indemnification agreement, which will be in addition to any other contractual rights to indemnification.  The certificate of incorporation and/or bylaws of the Surviving Corporation will contain provisions at least as favorable as the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and/or bylaws of Company, and the provisions relating to the indemnification and elimination of liability for monetary damages set forth in the certificate of incorporation and/or bylaws of Company and certificate of incorporation and bylaws of Parent will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of Company or Parent, unless such modification is required by Legal Requirements.

(b) Prior to the Effective Time, Parent will purchase, at Parent’s sole expense, a prepaid directors and officers liability “tail” policy on Parent’s existing directors and officers for a period of six (6) years.

(c) This Section 5.06 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time, is intended to benefit Company, the Surviving Corporation, Parent and the D&O Indemnified Parties, and will be binding on all successors and assigns of Parent and the Surviving Corporation.

Section 5.07 Notification of Certain Matters.

(a) Company will give prompt notice to Parent, and Parent will give prompt notice to Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate such that the conditions set forth in Section 6.02(a) or Section 6.03(a), as applicable, would fail to be satisfied as of the Closing; (ii) any failure of Company or Parent, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Section 6.02(b) or Section 6.03(b), as applicable, would fail to be satisfied as of the Closing and (iii) whether any holder of shares of Parent Capital Stock or any security or other right convertible into or exercisable for shares of Parent Capital Stock has made any demand or request for the repurchase of any such share, security or right; provided, however, that the delivery of any notice pursuant to this Section 5.07 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

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(b) Each of Company and Parent will give prompt notice to the other of: (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger or other Transactions; (ii) any notice or other communication from any Governmental Body in connection with the Merger or other Transactions; (iii) any litigation relating to or involving or otherwise affecting Company or Parent that relates to the Merger or other Transactions; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under a Company Contract or a Parent Contract, as applicable; and (v) any change that would be considered reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect.

Section 5.08 Stockholder Litigation.  From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VII, Parent shall promptly notify Company of any litigation brought, or threatened, against Parent and/or members of the board of directors of Parent or any of its officers relating to the Transactions or otherwise and shall keep Company informed on a reasonably current basis with respect to the status thereof.  From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VII, Company shall promptly notify Parent of any litigation brought, or threatened, against Company and/or members of the board of directors of Company or any of its officers relating to the Transactions or otherwise and shall keep Parent informed on a reasonably current basis with respect to the status thereof. Each Party shall give the other Party the right to review and comment on all material filings or responses to be made by such Party in connection with the foregoing and, no settlement shall be agreed to in connection with the foregoing without the other Party's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.09 Public Announcements.  Parent and Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and will not issue any such press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding this Agreement and/or the Transactions without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided, however, that, on the advice of legal counsel, Parent may comply with any SEC requirements under the Securities Act or Exchange Act which requires any disclosure without the consent of Company.

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Section 5.10 Conveyance Taxes.  Parent and Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

Section 5.11 Board of Directors and Officers of Parent.

(a) Parent will take all actions necessary, in consultation with Company, to cause the board of directors of Parent, immediately after the Effective Time, to consist of seven (7) members, three (3) of which will be appointed by the Parent and shall include Josh Silverman as Chairman, one (1) of which will be designated by the lead investor in the Company Pre-Closing Financing, and the remaining three (3) of which shall be appointed by the Company; provided, however, upon the Company’s achievement of the business milestones set forth on Schedule 5.11(a) (the “Milestones”), the Company shall be permitted to nominate additional members. Prior to the mailing of the Proxy Statement/Prospectus, Parent shall provide executed resignation letters (effective as of the Effective Time) for all members of the board of directors who will no longer be members of the board of directors of Parent effective immediately after the Effective Time; provided, however, the parties acknowledge that so long as Parent remains a public reporting company, the board of directors of Parent will continue to satisfy applicable securities laws, including, without limitation, maintaining an independent audit committee, and the nominations by Company and Parent hereunder will allow Parent to comply with such applicable Legal Requirements.  Each new member of the board of directors of Parent that was not a member of the board of directors of Parent immediately before the Effective Time shall enter into an indemnification agreement with Parent, on a form to be mutually agreed between Parent and Company (and absent such agreement, on Parent’s form indemnification agreement), within fifteen (15) days of their appointment.

(b) Parent will take all actions necessary to cause each of the existing officers of Parent to resign effective as of the Effective Time. The officers of the Company immediately prior to the Effective Time shall be the officers of the Parent as of the Effective Time.

Section 5.12 Parent Non-Solicitation.

(a) Parent agrees that, during the Pre-Closing Period, it shall not, and shall not authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Parent to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 5.12) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.03); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 5.12); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 5.12 and subject to compliance with this Section 5.12, prior to obtaining the Parent Stockholder Approval, Parent may furnish non-public information regarding Parent to, and enter into discussions or negotiations with, any Person in response to a bona fide Acquisition Proposal by such Person, which the Parent’s board of directors determines in good faith, after consultation with Parent’s outside financial advisors and outside legal counsel, constitutes, or could be reasonably likely to result in, a Parent Superior Offer (and is not withdrawn) if: (A) neither Parent nor any of its Representatives shall have breached this Section 5.12 in any material respect, (B) the Parent’s board of directors concludes in good faith based on the advice of outside legal counsel, that the failure to take such action could be reasonably likely to be inconsistent with the fiduciary duties of the Parent’s board of directors under the DGCL; (C) Parent receives from such Person an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to Parent as those contained in the Confidentiality Agreement; and (D) substantially contemporaneously with furnishing any such nonpublic information to such Person, Parent furnishes such nonpublic information to the Company (to the extent such information has not been previously furnished by Parent to the Company). Without limiting the generality of the foregoing, Parent acknowledges and agrees that, in the event any Representative of Parent (whether or not such Representative is purporting to act on behalf of Parent) takes any action that, if taken by Parent, would constitute a breach of this Section 5.12, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.12 by Parent for purposes of this Agreement.

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(b) If Parent or any Representative of Parent receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Parent shall promptly (and in no event later than one Business Day after Parent becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the Company orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Parent shall keep the Company reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c) Parent shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement and request the destruction or return of any nonpublic information of Parent provided to such Person.

Section 5.13 Company Non-Solicitation.

(a) Company agrees that, during the Pre-Closing Period, it shall not, and shall not authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 5.13) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 5.13); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 5.13 and subject to compliance with this Section 5.13, prior to obtaining the Required Company Stockholder Vote, Company may furnish non-public information regarding Company to, and enter into discussions or negotiations with, any Person in response to a bona fide Acquisition Proposal by such Person, which the Company’s board of directors determines in good faith, after consultation with Company’s outside financial advisors and outside legal counsel, constitutes, or could be reasonably likely to result in, a Company Superior Offer (and is not withdrawn) if: (A) neither Company nor any of its Representatives shall have breached this Section 5.13 in any material respect; (B) the Company’s board of directors concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action could be reasonably likely to be inconsistent with the fiduciary duties of the Company’s board of directors under the DGCL; (C) Company receives from such Person an executed confidentiality agreement containing provisions, in the aggregate, at least as favorable to Company as those contained in the Confidentiality Agreement; and (D) substantially contemporaneously with furnishing any such nonpublic information to such Person, Company furnishes such nonpublic information to the Parent (to the extent such information has not been previously furnished by Company to the Parent). Without limiting the generality of the foregoing, Company acknowledges and agrees that, in the event any Representative of Company (whether or not such Representative is purporting to act on behalf of Company) takes any action that, if taken by Company, would constitute a breach of this Section 5.13, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.13 by Company for purposes of this Agreement.

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(b) If Company or any Representative of Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then Company shall promptly (and in no event later than one Business Day after Company becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). Company shall keep the Parent reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c) Company shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry that has not already been terminated as of the date of this Agreement and request the destruction or return of any nonpublic information of Company provided to such Person.

Section 5.14 Section 16 Matters.  Subject to the following sentence, prior to the Effective Time, Parent and Company will take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.  At least thirty (30) days prior to the Closing Date, Company will furnish the following information to Parent for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent:  (a) the Company Capital Stock held by such individual and expected to be exchanged for shares of Parent Common Stock pursuant to the Merger and (b) the number of other derivative securities (if any) with respect to Company Capital Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

Section 5.15 Parent Charter Amendment.  Immediately prior to the Effective Time, Parent will file the Parent Charter Amendment with the Secretary of State of the State of Delaware to become effective immediately prior to the Effective Time.

Section 5.16 Parent Warrants.  If required by any applicable Parent Warrant, promptly after the date of this Agreement, and in any event within twenty (20) Business Days before the Effective Time, Parent shall deliver notice to the holders of such Parent Warrants with respect to the Transactions and the rights of the holders thereof in connection therewith, subject to the review and approval of Company (not to be unreasonably withheld).

Section 5.17 Allocation Certificate.  Company will prepare and deliver to Parent at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer and Secretary of Company in a form reasonably acceptable to Parent which sets forth (i) a true and complete list of the Company Stockholders immediately prior to the Effective Time and the number and type of shares of Company Capital Stock owned by each such Company Stockholder and (ii) the allocation of the Merger Consideration among the Company Stockholder pursuant to the Merger (the “Allocation Certificate”).

Section 5.18 Employee Benefit Matters. For purposes of vesting, eligibility to participate, and level of benefits under the benefit plans, programs, contracts or arrangements of Parent or any of its Subsidiaries (including, following the Closing, the Company and its Subsidiaries) providing benefits to any Continuing Employee after the Closing (the “Post-Closing Plans”), each employee who continues to be employed by Parent, the Company or any of their respective Subsidiaries immediately following the Closing (“Continuing Employees”) shall be credited with his or her years of service with Parent, Company or any of their respective Subsidiaries and their respective predecessors; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to a Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents to the extent and unless such conditions would have been waived or satisfied under the employee benefit plan whose coverage is being replaced under the Post-Closing Plan, and Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of such plan year in which coverage is replaced with coverage under a Post-Closing Plan to be taken into account under such Post-Closing Plan with respect to the plan year in which participation in such Post-Closing Plan begins for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such Post-Closing Plan.

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Section 5.19 Company and Parent Disclosure Schedules.  Each of Company and Parent may in its discretion, for informational purposes only, supplement the information set forth on the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, on the date of this Agreement or that is necessary to correct any information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof.  Any such amended or supplemented disclosure shall not be deemed to modify the representations and warranties of Company, Parent or Merger Sub for purposes of Section 6.02(a) and 6.03(a) of this Agreement.

Section 5.20 Tax Matters. Parent, Merger Sub and Company shall treat, and shall not take any Tax reporting position inconsistent with the treatment of, the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 5.21 Reverse Split.  If applicable, Parent shall submit to the holders of Parent Common Stock at the Parent Stockholders’ Meeting a proposal to approve and adopt the Parent Charter Amendment authorizing the board of directors of Parent to effect a reverse stock split of all outstanding shares of Parent Common Stock at a reverse stock split ratio as mutually agreed to by Parent and Company (the “Reverse Split”) and within the range approved by the holders of Parent Common Stock. If applicable, Parent shall cause the Reverse Split to be implemented and take effect immediately prior to the Effective Time. The Reverse Split shall increase the per share price of Parent’s Common Stock to a minimum of $5.00 per share.

Section 5.22 Lock-up Agreements.  During the Pre-Closing Period, Company shall deliver a Company Lock-up Agreement to each of the Company Stockholders that own greater than five percent (5%) of Company Common Stock or securities convertible, exercisable or exchangeable into Company Common Stock and shall use its commercially reasonable efforts to cause these Company Stockholders to enter into such Company Lock-up Agreement. Notwithstanding the foregoing or any other provision of this Agreement to contrary, the Company shall not be required to deliver Lock-Up Agreements from any Company Stockholder or other Company Lock-Up Signatory to the extent that the delivery of such Lock-Up Agreements would, in the Company’s reasonable opinion after consultation with its legal counsel, be detrimental to the continued listing of Parent on the Nasdaq as of and subsequent to the Effective Time.

Section 5.23 Listing.  Parent shall use its commercially reasonable efforts, (a) to the extent required by the rules and regulations of Nasdaq, to prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance) and (b) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Parent agrees to pay all Nasdaq fees associated with the Nasdaq Listing Application. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.23.

Section 5.24 Preferred Stock.  The Company shall take all action required to effect the conversion of the Company Preferred Stock into Company Common Stock pursuant to the Company Stockholder Written Consent prior to the Closing Date.

Section 5.25 [Reserved].

Section 5.26 Parent Legacy Business Disposition. Concurrently with the execution of this Agreement, the Parent shall have entered into the asset purchase agreement attached hereto as Exhibit H (the “Parent Asset Purchase Agreement”) for the sale of substantially all of Parent’s assets related to the business of Parent conducted as of and prior to the date of this Agreement. In addition, such Parent Asset Purchase Agreement shall provide for the assumption of the liabilities set forth in Part 5.26 of the Parent Disclosure Schedule. On the Closing Date, the Parent will consummate the transactions contemplated by the Parent Asset Purchase Agreement (the “Parent Legacy Business Disposition”). For clarity, the obligation of the Parent to consummate the Parent Legacy Business Disposition is subject to the substantially simultaneous consummation of the other Parent Transactions. The Parent shall not amend, modify or waive any provisions of the Parent Asset Purchase Agreement without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned. Prior to the Closing, Parent shall (a) seek and obtain written agreements in form and substance reasonably acceptable to Company from all parties to Contracts that are transferred and assigned in connection with the Parent Legacy Business Disposition releasing Parent from any and all liabilities and obligations under such Contracts, (b) obtain an independent third party valuation from a credible firm of the business and assets transferred pursuant to the Parent Asset Purchase Agreement (the “Parent Legacy Business Valuation”), (c) provide evidence reasonably satisfactory to Company that no material Tax will arise to Parent as a result of the Parent Legacy Business Disposition and (d) deliver to Company a schedule, which schedule shall be reasonably acceptable to Company, setting forth the list of Contracts and other assets and all related liabilities and obligations to be transferred as part of the Parent Legacy Business Disposition.

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Section 5.27 Further Assurances. Prior to the Effective Time, the Parties will exercise their commercially reasonable efforts to cause to be satisfied the conditions set forth under Article VI. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.28 Stock Incentive Plan. At the Effective Time, Parent will adopt a stock incentive plan pursuant to which 12.5% of the issued and outstanding shares of Parent Common Stock post-Merger, on a fully diluted basis, shall be reserved for issuance to employees, directors, consultants, and other service providers. In addition, Parent shall grant restricted stock units or equivalent grants in an amount equal to 5% of the outstanding shares of Parent Common Stock post-Merger to Rod Keller, which grants shall vest over a period of eighteen (18) months, with vesting contingent upon the achievement of the Milestones.

Section 5.29 Company Options. At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Option Plan, whether or not vested, will be converted into and become an option to purchase Parent Common Stock, and Parent shall assume the Company Option Plan. All rights with respect to Company Common Stock under Company Options assumed by Parent will thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent will be determined by dividing (x) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent will continue in full force and effect and the term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and other provisions of such Company Option will otherwise remain unchanged; provided, however, that: (1) to the extent provided under the terms of a Company Option, such Company Option assumed by Parent in accordance with this Section 5.29 (a) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time; and (2) Parent’s board of directors or a committee thereof will succeed to the authority and responsibility of Company’s board of directors or any committee thereof with respect to each Company Option assumed by Parent. Notwithstanding anything to the contrary in this Section 5.29(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Parent Common Stock will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option will not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code. It is the intention of the parties that each Company Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option prior to the Effective Time.

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Section 5.30 Company Warrants. At the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time, will be converted into and become a warrant to purchase Parent Common Stock. All rights with respect to Company Common Stock under Company Warrants assumed by Parent will thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Warrant assumed by Parent will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Warrant, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Warrant assumed by Parent will be determined by dividing (x) the per share exercise price of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Warrant assumed by Parent will continue in full force and effect and the term, exercisability and other provisions of such Company Warrant will otherwise remain unchanged; provided, however, that to the extent provided under the terms of a Company Warrant, such Company Warrant assumed by Parent in accordance with this Section 5.30(a) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.01 Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger will be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any proceeding brought by any administrative agency or commission or other Governmental Body or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there will not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

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(b) Governmental Approvals.  Any waiting period applicable to the consummation of the Merger under the HSR Act will have expired or been terminated.

(c) Stockholder Approvals.  This Agreement will have been duly adopted and the Merger, the conversion of the Company Preferred Stock into Company Common Stock and the other transactions contemplated by this Agreement will have been duly approved by the Required Company Stockholder Vote, and the Parent Stockholder Approval Matters will have been duly adopted and approved by the Parent Stockholder Approval.

(d) Stock Exchange Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

(e) S-4 Registration Statement. The S-4 Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order.

(f) Company Pre-Closing Financing. Company shall have consummated the Company Pre-Closing Financing on or prior to the Effective Date on the terms and conditions set forth in the Subscription Agreement.

Section 6.02 Additional Conditions to Obligations of Parent.  The obligations of Parent to effect the Merger are also subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of Company (i) that constitute the Company Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date) and (ii) contained in this Agreement (other than the Company Fundamental Representations) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct as of such date), except for those inaccuracies that, individually or in the aggregate, do not constitute a Company Material Adverse Effect; provided, however, for purposes of this clause (ii), all “Company Material Adverse Effect” and other materiality qualifications limiting the scope of the representations and warranties of Company contained in this Agreement will be disregarded.  Parent will have received a certificate to such effect signed by an officer of Company.

(b) Agreements and Covenants.  Company will have performed or complied with in all material respects its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  Parent will have received a certificate to such effect signed by an officer of Company.

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(c) Officer’s Certificate. Parent shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of Company certifying (i) that the conditions set forth in Sections 6.02(a), (b) and (d) have been duly satisfied and (ii) that the information set forth in the Allocation Certificate delivered by Company in accordance with Section 5.19 is true and accurate in all respects as of the Closing Date.

(d) Company Material Adverse Effect.  Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Company or any Subsidiary of Company having, individually or in the aggregate, a Company Material Adverse Effect.

(e) FIRPTA Certificate. Parent will have received from Company applicable FIRPTA documentation, consisting of (i) a notice to the IRS, in accordance with the requirements of Section 1.897-2(h)(2) of the Treasury Regulations, dated as of the Closing Date and executed by Company, together with written authorization for Parent to deliver such notice form to the IRS on behalf of Company after the Closing, and (ii) a FIRPTA Notification Letter, in substantially the form of Exhibit I attached hereto, dated as of the Closing Date and executed by Company.

(f) Allocation Certificate.  The Chief Financial Officer of Company will have executed and delivered to Parent the Allocation Certificate.

(g) Lock-up Agreements. Subject to the last sentence of Section 5.22, the Lock-up Agreements executed by each of the Company Lock-up Signatories shall be in full force and effect.

(h) Preferred Stock Conversion. The Company Preferred Stock shall have been converted into Company Common Stock.

(i) Dissenting Shares. Less than 5% of the shares of Company Capital Stock (on an as converted to Company Common Stock basis) shall have exercised statutory appraisal rights pursuant to Section 262 of the DGCL.

(j) Company Closing Cash. Company shall have unencumbered, unrestricted cash on hand on the Closing, after subtracting all outstanding liabilities computed in accordance with GAAP, including without limitation, any outstanding indebtedness, accounts payable, accrued expenses, Transaction Expenses, severance, change of control or similar payments to employees, of at least $2,000,000.

(k) Payoff Letters. Parent will have received payoff letters in such forms as Parent shall reasonably request with respect to the Indebtedness of the Company set forth in Part 6.02 of the Company Disclosure Schedule, which Indebtedness is accurately and completely described in Part 2.05(d) of the Company Disclosure Schedule (each, a “Payoff Letter” and collectively, the “Payoff Letters”), which Payoff Letter shall in each case have been executed and delivered by the obligee with respect to such Indebtedness, and shall have received evidence satisfactory to it that the payments required to extinguish the related Indebtedness have been made or will be made in connection with the Closing.

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Section 6.03 Additional Conditions to Obligations of Company.  The obligation of Company to effect the Merger is also subject to the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub (i) that constitute Parent Fundamental Representations will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date) and (ii) contained in this Agreement (other than the Parent Fundamental Representatives) will be true and correct in all respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct as of such date), except for those inaccuracies that, individually or in the aggregate, do not constitute and would not reasonably be expected to constitute a Parent Material Adverse Effect; provided, however, for purposes of this clause (ii), all “Parent Material Adverse Effect” and other materiality qualifications limiting the scope of the representations and warranties of Parent and Merger Sub contained in this Agreement will be disregarded.  Company will have received a certificate to such effect signed by an officer of each of Parent and Merger Sub.

(b) Agreements and Covenants.  Parent and Merger Sub will have performed or complied with in all material respects its agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.  Company will have received a certificate to such effect signed by an officer of Parent.

(c) Parent Material Adverse Effect.  Since the date of this Agreement, there will have been no change, occurrence or circumstance in the business, results of operations or financial condition of Parent or any Subsidiary of Parent having, individually or in the aggregate, a Parent Material Adverse Effect, that is continuing.

(d) Parent Board of Directors and Officer Resignation Letters.  Company will have received a duly executed copy of a resignation letter from each of the resigning members of the board of directors of Parent and each officer of Parent as contemplated by Section 5.11 and each of the Parent Subsidiaries, as applicable, pursuant to which each such person will resign as a member of the board of directors of Parent immediately following the Effective Time.

(e) Lock-up Agreements. The Lock-up Agreements executed by each of the Parent Lock-up Signatories shall be in full force and effect.

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(f) Parent Legacy Business Disposition. All conditions to the consummation of the Parent Legacy Business Disposition shall have been satisfied, and the Parent shall have consummated the Parent Legacy Business Disposition pursuant to the Parent Asset Purchase Agreement and Section 5.26 substantially simultaneously with the Closing of this Agreement.

(g) Parent Cash. Parent shall have unrestricted, unencumbered cash on hand on the Closing, after subtracting all outstanding liabilities computed in accordance with GAAP, including without limitation, any outstanding indebtedness, accounts payable, accrued expenses, costs associated with purchasing directors and officers tail policies pursuant to Section 5.06(c), Transaction Expenses, severance, change of control or similar payments to employees, of at least $2,500,000.

(h) Employment Agreements. Parent shall have executed and delivered to Rodney Keller the employment agreement in the form attached hereto as Exhibit J-1 and such employment agreement shall be in full force and effect as of the Effective Time.

ARTICLE VII.

TERMINATION

Section 7.01 Termination.  This Agreement may be terminated and the Merger may be abandoned, at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Company and Parent:

(a) by mutual written consent of Company and Parent duly authorized by each of their respective boards of directors;

(b) by either Parent or Company if the Merger has not been consummated by the End Date (provided that the right to terminate this Agreement under this Section 7.01(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Merger to occur on or before such date); provided, however, in the event that the SEC has not concluded its review of the S-4 Registration Statement by the date which is sixty (60) days prior to the End Date, then either of Parent or the Company shall be entitled to extend the End Date for an additional sixty (60) days by providing written notice to the other party;

(c) by either Parent or Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by Parent if the Required Company Stockholder Vote shall not have been obtained by the Company Vote Deadline; provided, however, that once the Required Company Stockholder Vote has been obtained, Parent may not terminate this Agreement pursuant to this Section 7.01(d); provided, further, that the right to terminate this Agreement under this Section 7.01(d) will not be available if Parent’s failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Required Company Stockholder Vote to be obtained at or before such time;

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(e) by either Parent or Company, if the Parent Stockholder’s Meeting shall have been held (subject to any adjournment or postponement permitted by Section 5.03(a)) and the Parent Stockholder Approval contemplated by this Agreement will not have been obtained thereat (provided that the right to terminate this Agreement under this Section 7.01(e) will not be available to any party whose failure to fulfill any obligation under this Agreement has been a primary cause of the failure of the Parent Stockholder Approval to be obtained thereat);

(f) by Parent upon breach of any of the representations, warranties, covenants or agreements on the part of Company set forth in this Agreement, or if any representation or warranty of Company will have become inaccurate, in either case such that the conditions set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Company, then this Agreement will not terminate pursuant to this Section 7.01(f) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Parent to Company of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.01(f); provided, further that no termination may be made pursuant to this Section 7.01(f) solely as a result of the failure of Company to obtain the Required Company Stockholder Vote (in which case such termination must be made pursuant to Section 7.01(d));

(g) by Company upon breach of any of the representations, warranties, covenants or agreements on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub will have become inaccurate, in either case such that the conditions set forth in Section 6.03(a) or Section 6.03(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided, however, if such breach or inaccuracy is curable by Parent or Merger Sub, then this Agreement will not terminate pursuant to this Section 7.01(g) as a result of such particular breach or inaccuracy unless the breach or inaccuracy remains uncured as of the tenth (10th) Business Day following the date of written notice given by Company to Parent of such breach or inaccuracy and its intention to terminate the agreement pursuant to this Section 7.01(g); provided, further, that no termination may be made pursuant to this Section 7.01(g) solely as a result of the failure of Parent to obtain the Parent Stockholder Approval (in which case such termination must be made pursuant to Section 7.01(e));

(h) by Parent if the Required Company Stockholder Vote shall not have been obtained by the Company Vote Deadline;

(i) by Company if the board of directors of Parent has effected a Parent Change in Recommendation; and

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(j) by Parent in connection with Parent entering into a definitive agreement to effect a Parent Superior Offer.

Section 7.02 Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 7.01, then this Agreement will forthwith become void and there will be no liability on the part of any party hereto or any of its Affiliates, directors, officers or stockholders except (i) as set forth in Sections 7.03, and Article VIII hereof and (ii) for any liability for any willful breach of any representation, warranty, covenant or obligation contained in this Agreement (for purposes of this Section 7.02, a “willful breach” is an act or omission with the actual knowledge that such act or omission would cause a breach of this Agreement).  No termination of this Agreement will affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations will, in addition to this Article VII and Article VIII, survive termination of this Agreement in accordance with its terms.

Section 7.03 Expenses; Termination Fees.

(a) Except as set forth in this Section 7.03, Article VIII or specifically set forth elsewhere in this Agreement, all Transaction Costs shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

(b) If this Agreement is terminated (i) by Parent pursuant to Section 7.01(d) or (ii) by Parent pursuant to Section 7.01(h), then Company shall pay to Parent an amount equal to $1,000,000 (the “Termination Fee”), plus any amount payable to Company pursuant to Section 7.03(e).

(c) If this Agreement is terminated (i) by Company pursuant to Section 7.01(i) or (ii) by Parent pursuant to Section 7.01(j), then Parent shall pay to Company the Termination Fee, plus any amount payable to Parent pursuant to Section 7.03(e).

(d) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(e), (ii) at any time after the date of this Agreement and prior to the Parent Stockholders’ Meeting an Acquisition Proposal with respect to Parent shall have been publicly announced, disclosed or otherwise communicated to the Parent board of directors (and shall not have been withdrawn) and (iii) within twelve (12) months after the date of such termination, Parent enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Parent shall pay to the Company, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction, the Termination Fee plus any amount payable to the Company pursuant to Section 7.03(e).

(e) If either Party fails to pay when due any amount payable by it under this Section 7.03, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 7.03 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

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ARTICLE VIII.

MISCELLANEOUS

Section 8.01 Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement will be in writing and will be deemed properly delivered, given and received:  (a) if delivered by hand, when delivered; (b) if sent on a Business Day by email before 11:59 p.m. (recipient’s time), when transmitted; (c) if sent by email on a day other than a Business Day, or if sent by email after 11:59 p.m. (recipient’s time), on the Business Day following the date when transmitted; (d) if sent by registered, certified or first class mail, the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address set forth beneath the name of such party below (or to such other address as such party shall have specified in a written notice given to the other parties hereto):

(a) If to Company:

Ayro, Inc.

900 E. Old Settlers Boulevard, Suite 100

Round Rock, TX 78664

Attention: Rodney Keller and Curtis Smith

E-Mail: rod.keller@ayro.com and curt.smith@ayro.com

With a copy to:

Haynes and Boone, LLP

30 Rockefeller Plaza

26th Floor

New York, NY 10112

Attn.:  Rick A. Werner

           Greg Kramer

E-Mail: rick.werner@haynesboone.com

             greg.kramer@haynesboone.com

(b) If to Parent and Merger Sub:

DropCar, Inc.

1412 Broadway, Suite 2105

New York, New York 10018

Attention: Chairman of the Board of Directors

Email: jsilverman@parkfieldfund.com

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, NY 10017

Attn: Kenneth R. Koch

         Daniel A. Bagliebter

Email: krkoch@mintz.com

           dabagliebter@mintz.com

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Section 8.02 Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Required Company Stockholder Vote or the Parent Stockholder Approval, as applicable, no amendment may be made which by Legal Requirements requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.03 Headings.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 8.04 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 8.05 Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

Section 8.06 Successors and Assigns.  This Agreement will be binding upon: (a) Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); and (c) Merger Sub and its successors and assigns (if any). No party may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

Section 8.07 Parties In Interest.  This Agreement will be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, expressed or implied, is intended to or will confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.06 (which is intended to be for the benefit of the parties indemnified thereby and may be enforced by such parties).

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Section 8.08 Waiver.  No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  At any time prior to the Effective Time, any party hereto may, with respect to any other party hereto, (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound.

Section 8.09 Remedies Cumulative; Specific Performance.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.  Each party to this Agreement agrees that, in the event of any breach or threatened breach by the other party of any covenant, obligation or other provision set forth in this Agreement: (a) such party will be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such party will not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

Section 8.10 Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement will be brought or otherwise commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan.  Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of such court (and each appellate court therefrom) in connection with any such action, suit or Legal Proceeding; (ii) agrees that such court will be deemed to be a convenient forum and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any such court, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

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Section 8.11 Counterparts and Exchanges by Electronic Transmission or Facsimile.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts and by facsimile or electronic (i.e., PDF) transmission, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 8.12 Attorney Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit will be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

Section 8.13 Cooperation.  In further of, and not in limitation of, any other provision of this Agreement, each party hereto agrees to cooperate fully with the other parties hereto and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties hereto to evidence or reflect the Transactions and to carry out the intent and purposes of this Agreement.

Section 8.14 Non-Survival of Representations, Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

Section 8.15 Construction.

(a) References to “cash,” “dollars” or “$” are to U.S. dollars.

(b) For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders.

(c) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(d) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(e) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(f) Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.

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(g) The term “knowledge of Company”, and all variations thereof, will mean the actual knowledge of Rodney Keller and Curtis Smith, and the knowledge such persons would reasonably be expected to have after making reasonable inquiry of their direct reports who are responsible for the subject matter of the particular representation or warranty.  The term “knowledge of Parent”, and all variations thereof, will mean the actual knowledge of Spencer Richardson, David Newman and Joshua Silverman, and the knowledge such persons would reasonably be expected to have after making reasonable inquiry of their direct reports who are responsible for the subject matter of the particular representation or warranty.

(h) Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized or obligated by Legal Requirements to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date first written above.

DROPCAR, INC.

By:	/s/ Joshua Silverman
Name:	Joshua Silverman
Title:	Chairman of the Board

ABC MERGER SUB, INC.

By:	/s/ Joshua Silverman
Name:	Joshua Silverman
Title:	Chairman of the Board

AYRO, INC.

By:	/s/ Rod C. Keller Jr.
Name:	Rod Keller
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquired Companies” mean Company and its direct and indirect Subsidiaries.

“Acquiring Companies” mean Parent and its direct and indirect Subsidiaries.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any offer, proposal or indication of interest contemplating or which would reasonably be interpreted to be lead to the contemplation of an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)            any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Company (or its Subsidiaries) or Parent (or its Subsidiaries) is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Company (or its Subsidiaries) or Parent (or its Subsidiaries), or (iii) in which Company (or its Subsidiaries) or Parent (or its Subsidiaries) issues securities representing more than 20% of the outstanding securities of any class of voting securities of any such Entity (other than as contemplated under this Agreement);

(b)            any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of Company (or its Subsidiaries) or Parent (or its Subsidiaries); or

(c)            any liquidation or dissolution of any of Company (or its Subsidiaries) or Parent (or its Subsidiaries).

“Affiliates” mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by applicable Legal Requirements to close.

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“COBRA” means the health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and the regulations thereunder or any state Legal Requirement governing health care coverage extension or continuation.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock of the Company, par value $0.001 per share.

“Company Disclosure Schedule” means the disclosure schedule in agreed form that has been delivered by Company to Parent on the date of this Agreement.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.01 (Organization and Qualification; Charter Documents), 2.02 (Capital Structure), 2.03 (Authority; Non-Contravention; Approvals), and 2.11 (Brokers’ and Finders’ Fees).

“Company IP Rights” mean all IP Rights owned solely or co-owned by an Acquired Company or in which an Acquired Company has any right, title or interest and which are used by an Acquired Company in the ordinary course of its business.

“Company Lock-up Agreement Signatories” means those Persons set forth on Schedule A identified as Company Lock-up Agreement Signatories.

“Company Material Adverse Effect” means any effect, change, event or circumstance (an “Effect”) that (a) has or would reasonably be expected to have a material adverse effect on the business, financial condition, operations or results of operations of the Acquired Companies taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect:  Effects resulting from (i) conditions generally affecting the industries in which the Acquired Companies operate (ii) changes generally affecting the United States or global economy or capital markets as a whole; (iii) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (iv) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements, and with respect to items (i) - (iv), only to the extent that, individually or in the aggregate, such Effects do not have a disproportionate impact on the Acquired Companies taken as a whole; or (b) prevents the Company from consummating the Merger.

“Company Option” means an option to purchase shares of Company Capital Stock.

“Company Option Plan” means the AYRO, Inc. 2017 Long Term Incentive Plan as established and maintained by the Company.

“Company Pre-Closing Financing” means an acquisition of Company Common Stock to be consummated prior to the Closing with aggregate gross cash proceeds to the Company of at least $2,000,000.

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“Company Preferred Stock” means the Company’s Preferred Stock, $0.001 par value per share.

“Company Stockholders” mean the holders of Company Capital Stock issued and outstanding immediately prior to the Effective Time.

“Company Superior Offer” means an unsolicited, bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement and (b) the terms of which the board of directors of Company determines, in its reasonable judgment after consulting in good faith with an independent financial advisor and its outside legal counsel, to be more favorable to its stockholders from a financial point of view than the terms of the Merger, as well as the likelihood of the consummation thereof, which consideration shall include whether any financing is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable offeror.

“Company Voting Agreement Signatories” means those Persons set forth on Schedule B identified as Company Voting Agreement Signatories.

“Company Warrant” means a warrant to purchase shares of Company Capital Stock.

“Consent” means any approval, consent, ratification, permission, waiver or authorization.

“Contract” means any written agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase Order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Copyrights” mean all copyrights and copyrightable works (including without limitation databases and other compilations of information, mask works and semiconductor chip rights), including all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable works and all registrations and rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright.

“Employee Benefit Plan” means each plan, program, policy, contract, agreement or other arrangement providing for retirement, pension, deferred compensation, severance, separation pay, relocation benefits, termination pay, performance awards, bonus compensation, incentive compensation, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, profit sharing, fringe benefits, cafeteria benefits, medical benefits, life insurance, disability benefits, accident benefits, salary continuation, accrued leave, vacation, sabbatical, sick pay, sick leave, or other employee benefits, whether written or unwritten, including each “voluntary employees’ beneficiary association” under Section 501(c)(9) of the Code and each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, for active, retired or former employees, directors or consultants.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

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“End Date” means the date that is six (6) months after the date of this Agreement.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with any Person within the meaning of Section 414 of the Code.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which:

“Company Allocation Percentage” means eighty percent (80.00%).

“Company Merger Shares” means the product determined by multiplying (i) the Post-Closing Parent Shares by (ii) the Company Allocation Percentage.

“Company Outstanding Shares” means the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and assuming, without duplication, (i) the conversion of the Bridge Notes immediately prior to the Effective Time (but excluding any warrants issued in connection with the issuance of the Bridge Notes), (ii) the consummation of the Company Pre-Closing Financing and the issuance of all Company Capital Stock pursuant to the Company Pre-Closing Financing Agreements immediately prior to the Effective Time (but excluding any warrants (other than pre-funded warrants) issued pursuant to the Pre-Closing Financing Agreements); and (iii) the issuance of all shares of Company Common Stock and the exercise in full of all warrants issued pursuant to the Nominal Stock Subscription Agreement.

“Parent Allocation Percentage” means twenty percent (20.00%).

“Post-Closing Parent Shares” means the quotient determined by dividing (i) the Parent Outstanding Shares by (ii) the Parent Allocation Percentage.

“Parent Outstanding Shares” means the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time assuming, without duplication, the full conversion of the Parent Series H-4 Preferred Stock into 2,368,188 shares of Parent Common Stock immediately prior to the Effective Time and the full conversion of the Parent Series H-5 Preferred Stock into Parent Common Stock in accordance with its terms (whether or not such shares of Parent Series H-5 Preferred Stock are actually converting into shares of Parent Common Stock).

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“Excluded Contracts” means (i) any non-exclusive Contract concerning “off-the-shelf” or similar computer software that is available on commercially reasonable terms, (ii) standard non-disclosure, confidentiality and material transfer Contracts granting non-exclusive rights to IP Rights and entered into in the Ordinary Course of Business, (iii) Contracts that have expired on their own terms or were terminated and for which there are no material outstanding obligations, and (v) purchase orders and associated terms and conditions for which the underlying goods or services have been delivered or received.

“Governmental Body” means any:  (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, regulatory agency, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (i) all obligations for borrowed money and advancement of funds; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, contracts or arrangements (whether or not convertible), (iii) all obligations for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar payments, but excluding any such obligations to the extent there is cash being held by a third party in escrow exclusively for purposes of satisfying such obligations) (“Deferred Purchase Price”); (iv) all obligations arising out of any financial hedging, swap or similar arrangements; (v) all obligations as lessee that would be required to be capitalized in accordance with GAAP, whether or not recorded; (vi) all obligations in connection with any letter of credit, banker’s acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; (vii) interest payable with respect to Indebtedness referred to in clause (i) through (vi), and (viii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations of such Person that would arise (whether or not then due and payable) if all such items under clauses (i) through (vii) were prepaid, extinguished, unwound and settled in full as of such specified date.  For purposes of determining the Deferred Purchase Price obligations as of a specified date, such obligations shall be deemed to be the maximum amount of Deferred Purchase Price owing as of such specified date (whether or not then due and payable) or potentially owing at a future date.

“IP Rights” mean any and all of the following in any country or region:  (a) Copyrights, Patent Rights, Trademark Rights, domain name registrations, Trade Secrets, and other intellectual property rights; and (b) the right (whether at law, in equity, by Contract or otherwise) to enjoy or otherwise exploit any of the foregoing, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the Legal Requirements of any jurisdiction worldwide.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirements” mean any federal, state, local, municipal, foreign or other law, statute, constitution, controlling principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

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“Lock-up Agreement Signatories” means those Persons set forth on Schedule A.

“Merger Sub Common Stock” means the Common Stock, $0.001 par value per share, of the Merger Sub.

“Nasdaq” means The Nasdaq Capital Market.

“Nominal Stock Subscription Agreement” means that certain Stock Subscription Agreement of even date herewith by and among the Company and Alpha Capital Anstalt.

“Order” means any order, writ, injunction, judgment or decree.

“Parent Capital Stock” means Parent Common Stock and Parent Preferred Stock.

“Parent Disclosure Schedule” means the disclosure schedule that has been delivered by Parent to Company on the date of this Agreement.

“Parent Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.01 (Organization and Qualification), 3.02 (Capital Structure), 3.03 (Authority; Non-Contravention; Approvals), and 3.11 (Brokers’ and Finders’ Fees).

“Parent IP Rights” mean all IP Rights of the Parent or its Subsidiaries.

“Parent Lock-up Agreement Signatories” means those Persons set forth on Schedule A identified as Parent Lock-up Agreement Signatories.

“Parent Voting Agreement Signatories” means those Persons set forth on Schedule B identified as Parent Voting Agreement Signatories.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects, (a) has a material adverse effect on the business, financial condition, operations or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that, in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect:  Effects resulting (i) from conditions generally affecting the industries in which Parent participates; (ii) changes generally affecting the United States or global economy or capital markets as a whole; (iii) changes in the trading price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to such changes in the trading price or trading volume of Parent Common Stock may if not otherwise to be disregarded pursuant to a different subclause of this definition, constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (iv) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (v) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements, and with respect to items (i), (ii), (iv) and (v), only to the extent that, individually or in the aggregate, such Effects do not have a disproportionate impact on the Acquired Companies taken as a whole; (vi) changes resulting from the announcement or pendency of this Agreement or the consummation of the Transactions or compliance with the terms of this Agreement; (vii) any specific action taken at the written request of the Company or expressly required by this Agreement; (viii) continued losses from operations or decreases in cash balances of any of the Acquiring Companies or on a consolidated basis among the Acquiring Companies; or (b) prevents Parent or Merger Sub from consummating the Merger.

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“Parent Series H-4 Preferred Stock” means the Series H-4 Preferred Stock, par value $0.0001 per share, of Parent.

“Parent Series H-5 Preferred Stock” means the Series H-5 Preferred Stock, par value $0.0001 per share, of Parent.

“Parent Stock Option Plan” means the Amended and Restated 2014 Equity Incentive Plan as amended and restated from time to time.

“Parent Superior Offer” means an unsolicited, bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement and (b) the terms of which the board of directors of Parent determines, in its reasonable judgment after consulting in good faith with an independent financial advisor and its outside legal counsel, to be more favorable to its stockholders from a financial point of view than the terms of the Merger, as well as the likelihood of the consummation thereof, which consideration shall include whether any financing is or may be required to consummate the transaction contemplated by such proposal, and whether such financing is committed and is reasonably capable of being obtained by the applicable offeror.

“Parent Transactions” means the Transactions and the Parent Legacy Business Disposition.

“Parent Unaudited Interim Balance Sheet” means the balance sheet included in Parent’s Form 10-Q for the period ended September 30, 2019.

“Parent Warrant” means any warrant to purchase shares of Parent Capital Stock.

“Patent Rights” mean all issued patents, pending patent applications and abandoned patents and patent applications provided that they can be revived (which for purposes of this Agreement will include utility models, design patents, industrial designs, certificates of invention and applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.

“Permitted Encumbrances” means (i) Encumbrances for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in good faith by appropriate Legal Proceedings or that may thereafter be paid without penalty; (ii) statutory Encumbrances of landlords or lessors under rental agreements for amounts not delinquent, (iii) mechanics’, carriers’, warehousemen’s, workers’, repairers’ and similar Encumbrances imposed by applicable Law or arising or incurred in the ordinary course of business consistent with past practice with respect to amounts not yet due and payable or being contested in good faith by appropriate Legal Proceedings; (iv) Encumbrances incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; and (v) licenses and other similar rights granted and obligations incurred in the ordinary course of business consistent with past practice that are not material to the operation of the applicable business, (vi) Encumbrances or encumbrances of record affecting any owned or leased real property, any matters that would be disclosed by a survey of any owned or leased real property and any zoning, land use, covenants, conditions and restrictions or similar matters affecting any owned or leased real property, in each case that would not be reasonably likely to materially interfere with the present use or occupancy of such real property.

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“Person” means any person, Entity, Governmental Body, or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or any other piece of information that allows the identification of a natural person.

“Pre-Merger Company Stockholders” means the record owners of the outstanding Company Capital Stock immediately prior to the Effective Date.

A party’s “Representatives” include each Person that is or becomes (a) a Subsidiary or other controlled Affiliate of such party or (b) an officer, director, employee, partner, attorney, advisor, accountant, agent or representative of such party or of any such party’s Subsidiaries or other controlled Affiliates.

“SEC Documents” mean each report, registration statement, proxy statement and other statements, reports, schedules, forms and other documents filed by Parent with the SEC since the Parent Lookback Date, including all amendments thereto.

An Entity will be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Subscription Agreement” means the Subscription Agreement attached hereto as Exhibit C, among the Company and the Persons named therein, as amended or modified from time to time, pursuant to which such Persons have agreed to purchase the number of shares of Company Common Stock set forth therein in connection with the Company Pre-Closing Financing.

“Subsequent Transaction” shall mean any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

“Tax” and “Taxes” mean any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

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“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” mean trade secrets, know-how, proprietary information, inventions, discoveries, improvements, technology, technical data and research and development, whether patentable or not.

“Trademark Rights” mean all material common law trademarks, registered trademarks, applications for registration of trademarks, material common law service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registration of trade names, and Internet domain name registrations; and including all filings with the applicable Governmental Body indicating an intent to use any of the foregoing if not registered or subject to a pending application.

“Transaction Costs” means the aggregate amount of costs and expenses of a Person or any of its Subsidiaries incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions, including (a) any brokerage fees and commissions, finders’ fees or financial advisory fees, any fees and expenses of counsel or accountants payable by such Person or any of its Subsidiaries and any transaction bonuses or similar items in connection with the Transactions, (b) any bonus, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the Transactions) that become due or payable to any director, officer, employee or consultant of such Person in connection with the consummation of the Transactions, (c) any payments to third parties under any Contract to which such Person or its Subsidiaries are a party triggered by the consummation of the Transactions, or any payment or consideration arising under or in relation to obtaining any consents, waivers or approvals of any third party under any Contract to which such Person or its Subsidiaries are a party required to be obtained in connection with the consummation of the Transactions in order for any such Contract to remain in full force and effect following the Closing or resulting from agreed-upon modification or early termination of any such Contract, in each case with respect to the foregoing matters (a)-(c), to the extent unpaid; provided, Parent and Company shall share equally all out of pocket costs and expenses, other than attorneys’, accountants’ and other similar service provider’s fees and expenses, incurred in relation to (A) the filings by the Parties under any filing requirement under the HSR Act and any foreign antitrust Legal Requirement applicable to this Agreement and the Transactions; (B) the filing with the SEC of the preliminary and definitive Proxy Statement (including any financial statements and exhibits), including printer fees, and any amendments or supplements thereto, and the printing and delivery of such documents to the Parties’ stockholders; and (C) any fees incurred in connection with obtaining Nasdaq approval for the merger, the name and ticker symbol changes, and the listing of the shares of Parent Common Stock to be issued, to the extent contemplated by this Agreement.

“Voting Agreement Signatories” means those Persons set forth on Schedule B.

A-78

Additionally, the following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below opposite such term:

Defined Word	Section of Agreement
“Acquired Companies”	Exhibit A
“Acquiring Companies”	Exhibit A
“Acquisition Inquiry”	Exhibit A
“Acquisition Proposal”	Exhibit A
“Acquisition Transaction”	Exhibit A
“Affiliates”	Exhibit A
“Agreement”	Preamble
“Allocation Certificate”	Section 5.17
“Antitrust Laws”	Section 2.03(d)
“Business Day”	Exhibit A
“Certificate of Merger”	Section 1.02
“Certifications”	Section 3.05(a)
“Closing Date”	Section 1.02
“Closing”	Section 1.02
“COBRA”	Exhibit A
“Code”	Recitals
“Company”	Preamble
“Company Appointees”	Section 5.11(a)
“Company Balance Sheet”	Section 2.05(a)
“Company Board Recommendation”	Section 5.02(b)
“Company Capital Stock”	Exhibit A
“Company Contract”	Section 2.16(b)
“Company Disclosure Schedule”	Exhibit A
“Company Employee Plans”	Section 2.12(a)
“Company Environmental Permits”	Section 2.14(c)
“Company Financials”	Section 2.05(a)
“Company Fundamental Representations”	Exhibit A
“Company Insurance Policies”	Section 2.18(a)
“Company IP Rights”	Exhibit A
“Company Lookback Date”	Section 2.05(c)
“Company Material Adverse Effect”	Exhibit A
“Company Option”	Section 2.02(b)
“Company Owned IP Rights”	Section 2.08
“Company Permits”	Section 2.09(b)
“Company Stock Option Plans”	Section 2.02(b)
“Company Stockholder Matters”	Section 5.02(a)
“Company Stockholders”	Exhibit A
“Company Stockholder Written Consent”	Section 5.02(a)
“Company Superior Offer”	Exhibit A
“Company Vote Deadline”	Section 5.02(a)
“Company Voting Agreements”	Recitals

A-79

“Confidentiality Agreement”	Section 5.04
“Continuing Employees”	Section 5.18
“Consent”	Exhibit A
“Contract”	Exhibit A
“Copyrights”	Exhibit A
“Deferred Purchase Price”	Exhibit A
“DGCL”	Section 1.01
“D&O Indemnified Party”	Section 5.06(a)
“Dissenting Shares”	Section 1.07
“Effect”	Exhibit A
“Effective Time”	Section 1.02
“Employee Benefit Plan”	Exhibit A
“Encumbrance”	Exhibit A
“End Date”	Exhibit A
“Entity”	Exhibit A
“ERISA Affiliate”	Exhibit A
“ERISA”	Exhibit A
“Exchange Act”	Section 2.03(d)
“Exchange Agent”	Section 1.08(a)
“Exchange Ratio”	Exhibit A
“Excluded Contracts”	Exhibit A
“Foreign Antitrust Laws”	Section 2.03(d)
“GAAP”	Section 2.05(a)
“Governmental Body”	Exhibit A
“Hazardous Material Activities”	Section 2.14(b)
“Hazardous Material”	Section 2.14(a)
“HSR Act”	Exhibit A
“Indebtedness”	Exhibit A
“IP Rights”	Exhibit A
“knowledge of Company”	Section 8.15(g)
“knowledge of Parent”	Section 8.15(g)
“Legal Proceeding”	Exhibit A
“Legal Requirements”	Exhibit A
“Liability”	Section 2.05(d)
“Lock-up Agreements”	Recitals
“Lock-up Agreement Signatories”	Exhibit A
“Merger”	Recitals
“Merger Consideration”	Section 1.06(a)
“Merger Sub”	Preamble
“Merger Sub Common Stock”	Exhibit A
“Milestones”	Section 5.11(a)
“Nasdaq”	Exhibit A
“Nasdaq Listing Application”	Section 5.23
“Offering”	Section 6.02(g)(ii)
“Other Filings”	Section 5.01(a)
“Order”	Exhibit A

A-80

“Parent”	Preamble
“Parent Asset Purchase Agreement”	Section 5.26
“Parent Board Recommendation”	Section 5.03(b)
“Parent Capital Stock”	Exhibit A
“Parent Change in Recommendation”	Section 5.03(c)
“Parent Charter Amendment”	Section 3.03(a)
“Parent Common Stock”	Section 1.06(a)
“Parent Contract”	Section 3.16(b)
“Parent Disclosure Schedule”	Exhibit A
“Parent Employee Plans”	Section 3.12(a)
“Parent Environmental Permits”	Section 3.14(c)
“Parent Financials”	Section 3.05(f)
“Parent Fundamental Representations”	Exhibit A
“Parent Insurance Policies”	Section 3.17(a)
“Parent IP Rights”	Exhibit A
“Parent Legacy Business Disposition”	Section 5.26
“Parent Legacy Business Valuation”	Section 5.26
“Parent Lookback Date”	Section 3.05(a)
“Parent Material Adverse Effect”	Exhibit A
“Parent Option”	Section 3.02(b)
“Parent Owned IP Rights”	Section 3.08
“Parent Permits”	Section 3.09(b)
“Parent Preferred Stock”	Section 3.02(a)
“Parent SEC Documents”	Section 3.05(a)
“Parent Series H-4 Preferred Stock”	Exhibit A
“Parent Stock Option Plan”	Exhibit A
“Parent Stockholder Approval Matters”	Section 5.03(a)
“Parent Stockholder Approval”	Section 3.03(a)
“Parent Superior Offer”	Exhibit A
“Parent Transactions”	Exhibit A
“Parent Voting Agreements”	Recitals
“Parent Unaudited Interim Balance Sheet”	Exhibit A
“Parent Warrant”	Exhibit A
“Party” or “Parties”	Preamble
“Patent Rights”	Exhibit A
“Permitted Encumbrances”	Exhibit A
“Person”	Exhibit A
“Personal Data”	Exhibit A
“Post-Closing Plans”	Section 5.18
“Pre-Closing Period”	Section 4.01
“Pre-Merger Company Stockholders”	Exhibit A
“Proxy Statement/Prospectus”	Section 5.01(a)
“Representatives”	Exhibit A
“Required Company Stockholder Vote”	Section 2.03(a)
“Reverse Split”	Section 5.21
“S-4 Registration Statement”	Section 5.01(a)

A-81

“SEC”	Section 2.03(d)
“SEC Documents”	Exhibit A
“SEC Website”	Section 3.05(a)
“Securities Act”	Section 3.05(a)
“Stockholder Notice”	Section 5.02(e)
“Subsidiary”	Exhibit A
“Surviving Corporation”	Section 1.01
“Tax” and “Taxes”	Exhibit A
“Tax Return”	Exhibit A
“Termination Fee”	Section 7.03(b)
“Trade Secrets”	Exhibit A
“Trademark Rights”	Exhibit A
“Transaction Costs”	Exhibit A
“Voting Agreements”	Recitals
“Voting Agreement Signatories”	Exhibit A

A-82

ANNEX B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

DROPCAR, INC.

DropCar. Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 8, 2019, under the name DropCar, Inc.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

C. The text of the Certificate of Incorporation is amended and restated to read as forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, DropCar, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Spencer Richardson, a duly authorized officer of the Corporation, on [_____], 20[__].

Spencer Richardson
President and Chief Executive Officer

B-1

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

AYRO, INC.

ARTICLE I

The name of the corporation is Ayro, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange St., Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 120,000,000, consisting of 100,000,000 shares of Common Stock, $0.0001 par value per share (the “Common Stock”), and 20,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). Of the 20,000,000 shares of Preferred Stock authorized by this Amended and Restated Certificate of Incorporation, the Company previously approved and designated [__] shares as Series H Preferred Stock, [__] shares as Series H-2 Preferred Stock, [__] shares as Series H-3 Preferred Stock and [ ] shares as Series H-6 Preferred Stock, which will remain in full force and effect after the filing of these Amended and Restated Certificate of Incorporation. The rights, preferences, privileges and restrictions of such previously designated Preferred Stock are set forth in Exhibit A, B, C and D, respectively, hereto, incorporated herein by reference.

B. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

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C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote, provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

Unless otherwise set forth herein, the number of directors that constitute the Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE IX

A. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. The Corporation shall have the power to indemnify and advance expenses, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

B-3

C. By action of the Board of Directors, notwithstanding an interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation shall have the power to indemnify him or her against such liability under these provisions.

D. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Corporation’s Amended and Restated Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any Proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this Corporation may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation.

* * * * *

B-4

Exhibit A

[Certificates of Designation for Series H Preferred Stock to Be Attached]

B-5

Exhibit B

[Certificates of Designation for Series H-2 Preferred Stock to Be Attached]

B-6

Exhibit C

[Certificates of Designation for Series H-3 Preferred Stock to Be Attached]

B-7

Exhibit D

[Certificates of Designation for Series H-6 Preferred Stock to Be Attached]

B-8

ANNEX C

FORM OF AMENDMENT TO THE

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF THE SERIES H-4 CONVERTIBLE PREFERRED STOCK OF DROPCAR, INC.

This Amendment to the Certificate of Designation of Preferences, Rights and Limitations of the Series H-4 Convertible Preferred Stock (this “Amendment”) is dated as of [ ], 2020.

WHEREAS, the board of directors (“Board of Directors”) of DropCar, Inc., a Delaware corporation (the “Company”), pursuant to authority granted to it by the certificate of incorporation of the Company, has previously fixed the rights, preferences, restrictions and other matters relating to a series of the Company’s preferred stock, consisting of 30,000 authorized shares of preferred stock, classified as Series H-4 Convertible Preferred Stock (the “Series H-4 Preferred Stock”) and the Certificate of Designations, Preferences and Rights of the Series H-4 Convertible Preferred Stock (the “Certificate of Designation”) was filed with the Secretary of State of the State of Delaware on March 8, 2018, evidencing such terms;

WHEREAS, the holders (the “Holders”) are the record and beneficial owners of certain shares of Series H-4 Preferred Stock, issued pursuant to that certain (a) Securities Purchase Agreement, dated as of March 8, 2018, by and between the Company and the purchasers party thereto and (b) the Certificate of Designation;

WHEREAS, pursuant to Section 17(b) of the Certificate of Designation, any of the rights, powers, preferences and other terms of the Series H-4 Preferred Stock may be waived or amended on behalf of all holders of Series H-4 Preferred Stock by the affirmative written consent or vote of the holders of at least two-thirds of the shares of Series H-4 Preferred Stock then outstanding (the “Required Holders”);

WHEREAS, the Holders constitute the Required Holders pursuant to the Certificate of Designation and have consented in writing, in accordance with Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), December 20, 2019, to this Amendment on the terms set forth herein;

WHEREAS, this Amendment has been adopted by the Board of Directors and the stockholders of the Company; and

WHEREAS, the Holders have agreed to convert their shares of Series H-4 Preferred Stock into shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) pursuant to Section 3 of the Certificate of Designation, as amended by this Amendment.

NOW, THEREFORE, this Amendment has been duly adopted in accordance with Section 242 of the DGCL and has been executed by a duly authorized officer of the Company as of the date first set forth above to amend the terms of the Certificate of Designation as follows:

1. Capitalized Terms. Unless otherwise specified in this Amendment, all terms herein shall have the same meanings ascribed to them in the Certificate of Designation.

2. Amendment to Section 18(h). Section 18(h) of the Certificate of Designation is hereby amended and restated in its entirety as follows:

“Conversion Price” shall initially mean, with respect to each Preferred Share, as of any conversion date or other applicable date of determination, $2.355, subject to adjustment as provided herein, but shall be amended to be equal to $0.50. Such Conversion Price, and the rate at which the Preferred Shares may be converted into shares of Common Stock, shall be subject to adjustment as provided herein.”

C-1

3. Amendment to Section 3(f). Section 3(f) of the Certificate of Designation is hereby amended and restated in its entirety to add a new Section 3(f) as follows:

“3(f) Each Preferred Share shall, automatically and without further action on the part of any holder thereof, be converted effective as of the date hereof, into a number of fully paid and nonassessable shares of Common Stock calculated based on the then-applicable Conversion Rate (after giving effect to the amendment as provided in Section 18(h)). Each holder of any Preferred Shares converted pursuant to this Section 3(f) shall deliver to the Company during regular business hours at the office of any transfer agent of the Company for the Preferred Shares, or at such other place as may be designated by the Company, the certificate or certificates for the shares so converted, duly endorsed or assigned in blank or to the Company. As promptly as practicable thereafter, the Company shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of the Common Stock to be issued and such holder shall be deemed to have become a stockholder of record of Common Stock on the date hereof unless the transfer books of the Company are closed on that date, in which event he, she or it shall be deemed to have become a stockholder of record of Common Stock on the next succeeding date on which the transfer books are open.”

4. No Other Amendment. Except for the matters set forth in this Amendment, all other terms of the Certificate of Designation and the Preferred Shares shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by its duly authorized representatives.

DROPCAR, INC.

By:
Name:	Joshua Silverman
Title:	Chairman of the Board

C-2

ANNEX D

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DROPCAR, INC.

DropCar, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1.	The name of the Corporation is DROPCAR, INC.

2.	The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3.	Effective as of [●], New York time, on [●], 2020 (the “Effective Time”), each [●] (#) issued and outstanding shares of the Corporation’s Common Stock, par value $0.0001 per share, shall be converted into [●] (#) share of the Corporation’s Common Stock, par value $0.0001 per share, as constituted following the Effective Time.

4.	The Certificate of Incorporation is hereby amended by adding the following paragraph D to ARTICLE FOURTH:

“D. Reverse Stock Split.

Effective as of [●], New York time, on [●], 2020 (the “Effective Time”) each share of the Corporation’s common stock, $0.0001 par value per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified as (without any further act) into a smaller number of shares such that each [●] (#) shares of Old Common Stock issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time is reclassified into one share of Common Stock, $0.0001 par value per share, of the Corporation (the “New Common Stock”), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation (the “Reverse Stock Split”). The Board of Directors shall make provision for the issuance of that number of fractions of New Common Stock such that any fractional share of a holder otherwise resulting from the Reverse Stock Split shall be rounded up to the next whole number of shares of New Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified plus the fraction, if any, of a share of New Common Stock issued as aforesaid.”

D-1

[SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT]

IN WITNESS WHEREOF, DropCar, Inc., has caused this Certificate to be executed by its duly authorized officer on this [●] day of [●], 2020.

DROPCAR, INC.

By:
Name:
Title:	Chief Executive Officer

D-2

Annex E

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title and, subject to paragraph (b)(3) of this section, §251(h) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:

(1) Provided, however, that, except as expressly provided in §363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §251(h), §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by §363(a) of this title, appraisal rights shall be available as contemplated by §363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

E-1

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228, §251(h), §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to §251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

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(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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Annex F

1100 Glendon Ave, 905	T: 310-696-4001
Los Angeles, CA 90024	F: 310-696-4007

Strictly Confidential

December 18, 2019
The Board of Directors
DropCar, Inc.

1412 Broadway 21st Floor
New York, NY 10018

The Board of Directors:

You have requested the opinion (the “Opinion”) of Gemini Valuation Services, LLC (“GVS” and, for the avoidance of doubt, all references to pronouns such as “we” and “our”), as to the fairness from a financial point of view, of the contemplated Transaction (defined below) to the common stock holders of the company (the “Shareholders”) without giving effect to any impact of the Transaction on any particular shareholder other than in its capacity as a shareholder of DropCar, Inc. (the “Company”, “PubCo” or “DCAR”).

Based on the draft Agreement and Plan Of Merger and Reorganization dated December 17, 2019 (hereinafter the “Agreement”) by and between DropCar, Inc. and Ayro, Inc. (“AYRO” or “Target” hereinafter), and discussions with the management of DCAR, and its advisors, we understand that DCAR and AYRO are contemplating a merger between AYRO and a newly formed wholly-owned subsidiary of DCAR (“Merger Sub”). At the Closing of the Merger, the shares of Common Stock issued to the stakeholders of AYRO (including shares allocated to bridge financing providers, transaction advisors and current options and warrant holders), shall constitute 83.52% of the fully diluted shares upon closing, and AYRO shall become a wholly owned subsidiary of PubCo.

Upon closing of the Merger, PubCo will change its name to AYRO, or similar name, and obtain a new trading symbol consistent with such name. In addition, pursuant to the Merger agreement all outstanding common stock warrants and options of AYRO shall be converted into common stock warrants and options of the Company while the preferred stock of AYRO shall be converted into the common stock of Company.

Our Opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to (i) the material terms of the Agreement or the form of the Transaction or any other contractual arrangement that the parties may enter into in connection with the Transaction or (ii) the fairness of the Transaction to, or any consideration that may be received in connection therewith by, the individual shareholders, nor do we offer any Opinion as to the relative fairness of the Consideration and the consideration to be received by different shareholders.

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We have assumed, with your consent, that the representations and warranties of all parties to the Agreement are true and correct, that each party to the Agreement will perform all of the covenants and agreements required to be performed by such party, that all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and that the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement, without any modifications or amendments thereto or any adjustment to the Consideration. In rendering this Opinion, we have also assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined along with the discussion on the draft. We have not been authorized to and have not solicited indications of interest in a possible transaction with the Company from any party.

In arriving at our Opinion, we have, among other things: (i) reviewed the financial statements for fiscal 2017 through 2018 and pro-forma financials through October 31, 2019 of both Target and PubCo; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Target and the Company furnished to us by the Company; (iii) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Target generally; (iv) reviewed publicly available financial and stock market data, including valuation multiples, for certain other companies in lines of businesses of both the Company and the Target that we deemed relevant;

(v) reviewed a draft of the Agreement, dated December 17, 2019; and (vi) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the financial, legal, regulatory, tax accounting and other information supplied to, discussed with, or reviewed by us for the purpose of this Opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Target or the Company, nor have we furnished with any such evaluation or appraisal. You have directed us to use the assumptions provided by management of the Target and the Company for the purposes of our analysis and this Opinion.

Our Opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

In addition, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, any class of creditors or other constituencies of the Company, other than the shareholders of the Company. We also do not express any Opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration or otherwise.

This Opinion is for the use and benefit of the Board of Directors of the Company in the evaluation of the Transaction.

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Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the consideration for the shareholders of the Company in the Transaction is fair from a financial point of view to the Company.

Very truly yours,

GEMINI VALUATION SERVICES

/s/ Mohit Pareek
By:	Mohit Pareek
Its:	Vice President
Date:	12/18/2019

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ANNEX G

ASSET PURCHASE AGREEMENT

 among

DropCar, Inc.

and

DropCar Operating Company, Inc.

and

DC Partners Acquisition, LLC

and

Spencer Richardson

and

David Newman

dated as of

December 19, 2019

Section 6.06 Books and Records	G-17
Section 6.07 Closing Conditions	G-16
Section 6.08 Public Announcements	G-16
Section 6.09 Bulk Sales Laws	G-16
Section 6.10 Transfer Taxes	G-16
Section 6.11 Release of Claims	G-17
Section 6.12 Funding of the Business	G-17
Section 6.13 Further Assurances	G-17
ARTICLE VII CONDITIONS TO CLOSING	G-17
Section 7.01 Conditions to Obligations of All Parties	G-17
Section 7.02 Conditions to Obligations of Buyer	G-17
Section 7.03 Conditions to Obligations of Seller	G-18
ARTICLE VIII TERMINATION	G-19
Section 8.01 Termination	G-19
Section 8.02 Effect of Termination	G-20
ARTICLE IX MISCELLANEOUS	G-20
Section 9.01 Expenses	G-20
Section 9.02 Notices	G-21
Section 9.03 Interpretation	G-22
Section 9.04 Headings	G-22
Section 9.05 Severability	G-22
Section 9.06 Entire Agreement	G-22
Section 9.07 Successors and Assigns	G-22
Section 9.08 No Third-Party Beneficiaries	G-22
Section 9.09 Amendment and Modification; Waiver	G-22
Section 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	G-22
Section 9.11 Specific Performance	G-23
Section 9.12 Counterparts	G-23
Section 9.13 Non-recourse	G-23

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 19, 2019, is entered into between DropCar, Inc., a Delaware corporation (“Parent”), DropCar Operating Company, Inc., a Delaware corporation (“Seller”), DC Partners Acquisition, LLC, a New York limited liability company (“Buyer”), Spencer Richardson, an individual (“Richardson”), and David Newman, an individual (“Newman”).

RECITALS

WHEREAS, Seller is engaged in the business of providing automotive vehicle support, fleet logistics, and concierge services for both consumers and the automotive industry (the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and specified liabilities (with all other liabilities retained by the Seller) of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.06.

“Assigned Contracts” has the meaning set forth in Section 2.01(b).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

G-1

“Books and Records” means originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that relate to the Business or the Purchased Assets.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(d).

“Change in Control” means, with respect to Parent, the occurrence of any of the following:

(a)

a tender offer (or series of related offers) shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of Parent, unless as a result of such tender offer more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the stockholders of Parent (as of the time immediately prior to the commencement of such offer), any employee benefit plan of Parent or its subsidiaries, and their Affiliates;

(b)

Parent shall be merged or consolidated with another entity, unless as a result of such merger or consolidation more than 50% of the outstanding voting securities of the surviving or resulting entity shall be owned in the aggregate by the stockholders of Parent (as of the time immediately prior to such transaction), any employee benefit plan of Parent or its subsidiaries, and their Affiliates;

(c)

Parent shall sell substantially all of its assets to another entity that is not wholly owned by Parent, unless as a result of such sale more than 50% of such assets shall be owned in the aggregate by the stockholders of Parent (as of the time immediately prior to such transaction), any employee benefit plan of Parent or its subsidiaries, and their Affiliates; or

(d)

any change in ownership of more than 50% of the voting securities of Parent in one or more related transactions.

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For purposes of this definition, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(I)(i) (as in effect on the date hereof) under the Securities Exchange Act of 1934, as amended.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all legally binding written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 8.01(b)(i).

“Employees” means those Persons employed by Parent or Seller who worked for the Business immediately prior to the Closing.

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

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“Intellectual Property Agreements” means all licenses, sublicenses and other agreements by or through which other Persons grant Seller or Seller grants any other Persons any exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in the Business.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in connection with the Business, including the Intellectual Property Registrations set forth on Section 2.01(b) of the Disclosure Schedules.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” means any real property leased by Seller used in connection with the Business.

“Leases” means lease for Leased Real Property.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Parent, the Seller and the Business; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Owned Real Property” means real property owned by Seller.

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“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Repayment Shortfall” has the meaning set forth in Section 6.10.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Stockholder Vote” means the affirmative vote of the holders of a majority of the shares of capital stock of Parent entitled to vote on the matters contemplated by this Agreement.

“Restricted Party” means individually each of Richardson and Newman.

 “Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(d).

“Tangible Personal Property” has the meaning set forth in Section 2.01(c).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination and Release Agreement” has the meaning set forth in Section 3.02(a)(iii).

G-5

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Termination and Release Agreements and the other agreements, instruments and documents required to be delivered at the Closing.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in, to and under the following assets, properties and rights of Seller (collectively, the “Purchased Assets”):

(a) all inventory, finished goods, technology, software and hardware, branding, names, trademarks, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business set forth on Section 2.01(a) of the Disclosure Schedules;

(b) all Contracts set forth on Section 2.01(b) of the Disclosure Schedules, the Leases set forth on Section 2.01(b) of the Disclosure Schedules and the Intellectual Property Agreements, Intellectual Property Assets and Intellectual Property Registrations set forth on Section 2.01(b) of the Disclosure Schedules (collectively, the “Assigned Contracts”);

(c) all furniture, fixtures, equipment, supplies and other tangible personal property of the Business listed on Section 2.01(c) of the Disclosure Schedules (the “Tangible Personal Property”);

(d) all Permits listed on Section 2.01(d) of the Disclosure Schedules, but only to the extent such Permits may be transferred under applicable Law;

(e) the books of account or other records having to do with any workers’ compensation claims; and

(f) all goodwill associated with any of the assets described in the foregoing clauses.

Section 2.02 Excluded Assets. Other than the Purchased Assets subject to Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and neither Seller nor Parent is selling or assigning, any other assets or properties of Seller or Parent, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include the following assets and properties of Seller and Parent:

(a) all cash and cash equivalents, bank accounts and securities of Parent or Seller;

(b) all Contracts that are not Assigned Contracts;

G-6

(c) all Intellectual Property other than the Intellectual Property Agreements set forth on Section 2.01(b) of the Disclosure Schedules;

(d) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller or Parent, all employee-related or employee benefit-related files or records;

(e) all insurance policies of Seller and Parent and all rights to applicable claims and proceeds thereunder, except as otherwise set forth in the Termination and Release Agreement;

(f) all Benefit Plans and trusts or other assets attributable thereto;

(g) all Tax assets (including duty and Tax refunds and prepayments) of Seller, Parent or any of their respective Affiliates;

(h) all rights to any action, suit or claim of any nature available to or being pursued by Seller or Parent, whether arising by way of counterclaim or otherwise;

(i) all assets, properties and rights used by Seller or Parent in their respective businesses other than the Business; and

(j) the rights which accrue or will accrue to Seller and Parent under the Transaction Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge all liabilities or obligations of Seller (a) relating to or arising out of workers’ compensation claims of any Employee which relate to events occurring prior to the Closing Date as set forth on Section 2.03 of the Disclosure Schedules and (b) arising under or relating to the Assigned Contracts (collectively, the “Assumed Liabilities”).

Section 2.04 Excluded Liabilities.  Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any liabilities of Seller or any of its Affiliates of any kind or nature whatsoever, including, but not limited to, the employment, or termination of employment, of any Employee prior to the Closing, other than the Assumed Liabilities (the “Excluded Liabilities”).

Section 2.05 Purchase Price. The aggregate purchase price for the Purchased Assets shall consist of (a) the cancellation of any liabilities (except as otherwise set forth in the Termination and Release Agreement and/or Section 3(h) of the Employment Agreements (as defined below)) pursuant to (i) that certain Employment Agreement, by and between Seller and Richardson, dated as of September 6, 2017 and (ii) that certain Employment Agreement, by and between Seller and Newman, dated as of September 6, 2017 (collectively, the “Employment Agreements”), plus (b) the assumption of the Assumed Liabilities (the “Purchase Price”).

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Section 2.06 Allocation of Purchase Price. Within thirty (30) days after the Closing Date, Seller shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Buyer notifies Seller in writing that Buyer objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Buyer. In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to Buyer, such dispute shall be resolved by an impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and Seller. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule.

Section 2.07 Non-assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.07, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in ARTICLE VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for the Assumed Liabilities and obligations and Seller shall be responsible for the Excluded Liabilities from and after the Closing Date; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration.

(b) To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.07, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, Seller shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.07. Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets. Notwithstanding anything herein to the contrary, the provisions of this Section 2.07 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.05.

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ARTICLE III

CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., located at 666 Third Avenue, New York, New York 10017 at 12:00 P.M. Eastern Standard Time, on the second Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 3.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) with respect to each of Richardson and Newman, a termination and release agreement in the form of Exhibit C attached hereto (the “Termination and Release Agreement”) duly executed and effective in accordance with its terms by Richardson and Newman, effecting the respective termination of employment with Seller and Parent and release of claims against Parent and Seller by each of Richardson and Newman; provided, however, that the Termination and Release Agreement may not be executed prior to the Closing Date.

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(iv) the Seller Closing Certificate; and

(v) the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(e) and Section 7.02(f).

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Assignment and Assumption Agreement duly executed by Buyer;

(ii) the Termination and Release Agreements duly executed by each of Richardson and Newman, each of which will be effective in accordance with its terms;

(iii) the Buyer Closing Certificate; and

(iv) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(e) and Section 7.03(f).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 4.02 Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth in Section 4.03 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.05 Solvency. Immediately after giving effect to the transactions contemplated hereby, Seller shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Seller. In connection with the transactions contemplated hereby, Seller has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.06 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

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Section 4.07 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV (including the related portions of the Disclosure Schedules), none of Parent, Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent or Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its Representatives (including any information, documents or material delivered or made available to Buyer or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New York.

Section 5.02 Authority of Buyer. Buyer has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

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Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of organization or operating agreement of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 5.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth in Section 5.03 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.06 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.07 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE IV of this Agreement (including related portions of the Disclosure Schedules); and (b) neither Seller nor any other Person has made any representation or warranty as to Parent, Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in ARTICLE IV of this Agreement (including the related portions of the Disclosure Schedules).

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ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (a) conduct the Business in the ordinary course of business, including the continuation of the cash management practices in place between Parent and Seller, provided, however, that in no event shall Seller have access to amounts in excess of $240,000 in the aggregate at any one time; and (b) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having relationships with the Business.

Section 6.02 Supplement to Disclosure Schedules. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02(a) have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within two (2) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

Section 6.03 Confidentiality. Each of Buyer, Richardson and Newman covenants and agrees to keep confidential any and all information provided to Buyer, Richardson or Newman pursuant to this Agreement; provided, that the foregoing shall not prohibit any disclosure required by any applicable law (in which case Buyer, Richardson and Newman will provide Parent and Seller with the opportunity to review and comment in advance of such disclosure).

Section 6.04 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other parties and their respective Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

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(b) Without limiting the generality of the Buyer’s undertakings pursuant to this Section 6.05, Buyer agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement. In addition, Buyer shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

(c) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d) Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 and Section 5.03 of the Disclosure Schedules; provided, however, that Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 6.05 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of six years after the Closing, Buyer shall:

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(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford the Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of six years after the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.06 where such access would violate any Law.

Section 6.06 Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.

Section 6.07 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.08 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.09 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller or Buyer when due as is customary. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

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Section 6.10 Funding of the Business. From the date hereof through and until May 31, 2020, on the first Business Day of each month beginning after the date of this Agreement, the Seller shall continue to fund the operations of the Business at a rate equal to $60,000 per month; provided, however, that if during the period between the date of this Agreement and the Closing Date, the amounts accessed by Seller from Parent pursuant to Section 6.01 hereof exceeds the amounts repaid by Seller in such month (a “Repayment Shortfall”), Seller shall only be required to fund the operations of the Business for the following month in amount equal to (a) $60,000 minus (b) the Repayment Shortfall. For the avoidance of doubt, the access to funds set forth in Section 6.01 hereof shall cease immediately upon the Closing.

Section 6.11 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

(c) A Change in Control of Parent shall have been consummated.

(d) Parent shall have obtained the Required Stockholder Vote with respect to the matters contemplated by this Agreement.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

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(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(d) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(e) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in ARTICLE V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

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(c) Buyer shall have delivered to Seller the Purchase Price, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(d) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(e) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

 ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b)   by either Seller or Buyer if the transactions contemplated by this Agreement shall not have been consummated by June 6, 2020 (subject to possible extension as provided in this Section 8.01(b), the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to Seller, on the one hand, or to Buyer, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the transactions contemplated by this Agreement to occur on or before the Drop Dead Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the Securities and Exchange Commission has not declared effective under the Securities Act of 1933, as amended, a registration statement related to a transaction involving a Change in Control by the date which is 60 days prior to the Drop Dead Date, then Parent shall be entitled to extend the Drop Dead Date for an additional 60 days;

(c) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Seller by the Drop Dead Date; or

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(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(e) by Buyer or Seller in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE VIII, Section 6.04 and ARTICLE IX hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Expenses. Except as otherwise expressly provided herein (including Section 6.11 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel (except Buyer’s legal fees up to but not to exceed $25,000 which shall be paid by Seller), financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

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Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	DropCar, Inc.
1412 Broadway, Suite 2105
New York, New York 10018
E-mail: jsilverman@parkfieldfund.com
Attention: Joshua Silverman

with a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
666 Third Avenue
New York, New York 10017
E-mail: krkoch@mintz.com;
dabagliebter@mintz.com
Attention: Kenneth R. Koch, Esq.
Daniel Bagliebter, Esq.

If to Buyer:	David Newman
3 Bedford Road
Monsey, New York 10952
E-mail: david@dropcar.com
Attention: David Newman

Spencer Richardson
310 Greenwich Street, Apt. 38J
New York, New York 10013
E-mail:	E-mail: spencer@dropcar.com
Attention: Spencer Richardson

with a copy to:	Jolie Kahn, Esq.
12 E. 49th Street, 11th Floor
New York, New York 10017
E-mail: joliekahnlaw@sbcglobal.net
Attention: Jolie Kahn, Esq.

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Section 9.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 9.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.13 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto, and not against Richardson and/or Newman, personally, and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DROPCAR, INC.

By:	/s/ Joshua Silverman
Name:	Joshua Silverman
Title:	Chairman of the Board

DROPCAR OPERATING COMPANY, INC.

By:	/s/ Joshua Silverman
Name:	Joshua Silverman
Title:	Chairman of the Board

DC PARTNERS ACQUISITION, LLC

By:	/s/ David Newman
Name:	David Newman
Title:

/s/ Spencer Richardson
Spencer Richardson

/s/ David Newman
David Newman

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ANNEX H

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”), is made and entered into this _____ day of _______, 2020 (the “Effective Date”), by and between DropCar, Inc. (the “Company”), and Rodney Keller (“Executive”).

WHEREAS, Executive and AYRO, Inc. (formerly Austin EV, Inc.) (“AYRO”) are parties to an Employment Agreement dated November 13, 2017 (the “Prior Employment Agreement”);

WHEREAS, pursuant to an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), AYRO and the Company have agreed to consummate the merger of ABC Merger Sub, Inc., a wholly-owned subsidiary of the Company, with and into AYRO (the “Merger”), with AYRO surviving the Merger as a wholly-owned subsidiary of the Company; and

WHEREAS, Section 6.03(h) of the Merger Agreement further provides that Executive and the Company shall enter into this Agreement to be effective as of the date the Merger becomes effective under the Merger Agreement (the “Effective Time”);

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1. Agreement to Employ. The Company desires to secure the services of Executive as its Chief Executive Officer (“CEO”). The Company and Executive desire to enter into this Agreement to, among other things, set forth the terms of Executive’s employment with the Company. The Company and Executive acknowledge that this Agreement supersedes any other offer, agreement or promises made by anyone, specifically concerning the offer of employment by the Company, and this Agreement comprises the complete agreement between Executive and the Company concerning Executive’s employment by the Company.

2. Term of Agreement. This Agreement shall be binding upon and enforceable against the Company and Executive immediately when both parties execute the Agreement. The Agreement’s stated term and the employment relationship created hereunder will begin on the Effective Time and will remain in effect for one (1) year, unless earlier terminated in accordance with Section 8 (the “Initial Employment Term”). This Agreement shall be automatically renewed for a successive one (1) year term after the Initial Employment Term (the “Renewal Term”), unless terminated by either party upon written notice (“Non-Renewal Notice”) provided not less than four (4) months before the end of the Initial Employment Term, or unless earlier terminated in accordance with Section 8. The period during which Executive is employed under this Agreement (including the Renewal Term) will be referred to as the “Employment Period.”

3. Surviving Agreement Provisions. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 6 through 10 shall survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

4. Services to be Provided by Executive.

(a) Position and Responsibilities. Subject to the Agreement’s terms, Executive agrees to serve the Company as CEO. Executive shall have the duties and privileges customarily associated with an executive occupying such role, and shall perform all reasonable acts customarily associated with such role, or necessary and/or desirable to protect and advance the best interests of the Company. Executive shall also serve as a Member of the Board of Directors of the Company (the “Board”). For purposes of this Agreement only, all references to the Board shall not include Executive. Executive shall resign as a member of the Board upon termination if requested by the Company.

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(b) Executive’s Office Location. Executive’s primary office location shall be the Company’s business office in Round Rock, Texas.

(c) Executive’s Employment Representations. Executive agrees that he (i) shall not serve as a member of any board of directors, or as a trustee of, or in any manner be affiliated with, any present or future agency or organization (except for civic, religious, and not for profit organizations) without the consent of the Board, which consent will not be unreasonably withheld, other than those board of directors or trustees on which Executive serves as of date of this Agreement; and (ii) is required to devote sufficient working time to the Company (other than sick time and civic responsibilities, charitable or religious activities that do not interfere with the performance of Executive’s duties) in order to properly carry out Executive’s duties. Executive further represents to the Company that Executive (x) is not, to Executive’s knowledge, violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Executive is subject as of the date of this Agreement by entering into this Agreement or providing services under the Agreement’s terms; (y) is, to Executive’s knowledge, under no contractual, legal, or fiduciary obligation or burden that will interfere with his ability to perform services under the Agreement’s terms; and (z) has no bankruptcies, convictions, disputes with regulatory agencies, or other disclosable or disqualifying events that would have any material impact on the Company or its ability to conduct securities offerings.

5. Compensation for Services. As compensation for the services Executive will perform under this Agreement during the Employment Period, the Company will pay Executive, and Executive shall accept as full compensation, the following:

(a) Base Salary. Executive shall receive a monthly salary of twenty thousand eight hundred and thirty-three dollars and thirty-three cents (USD $20,833.33) (annualized, two hundred fifty thousand dollars (U.S. $250,000.00)), less required withholdings (the “Base Salary”), payable in equal installments semi-monthly pursuant to the Company’s normal payroll practices. The Base Salary may be increased in the discretion of the Board, but not decreased without the consent of Executive. If increased, the increased amount shall constitute Base Salary for purposes of this Agreement. During the Renewal Term, Executive shall receive the same rate of Base Salary as in effect immediately prior to the commencement of such Renewal Term. Executive’s compensation shall be subject to all appropriate federal and state withholding taxes.

(b) Bonus Plans. For fiscal years during the Employment Period, Executive shall be eligible to receive periodic bonuses of up to fifty percent (50%) of his Base Salary upon achievement of target objectives and performance criteria, payable on or before March 15th of the fiscal year following the fiscal year to which the bonus relates. Except to the extent provided by Section 9(c), Executive shall be entitled to a bonus for a year, subject to achievement of the performance criteria, if he is employed by the Company as of December 31 for the year to which services to which the bonus applies were performed. Targets and performance criteria shall be established by the Board after consultation with Executive. The evaluation of Executive’s performance, as measured by the applicable targets and the awarding of bonuses, if any, shall be at the Board’s sole discretion.

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(c) Equity Award. Any stock options or other equity awards outstanding and held by Executive on the closing date of the Merger (the “Outstanding Awards”) shall remain in place, subject to the terms and conditions of the award agreements relating to such awards, provided, however that the option price and number of shares subject to such options and awards shall be adjusted ratably pursuant to the Exchange Ratio (as defined in the Merger Agreement). In addition to the Outstanding Awards, as soon as administratively practicable after the closing date of the Merger, the Company agrees to grant Executive an additional award of [_____________] restricted stock units (“RSUs”), targeted at 5% of the issued and outstanding shares of Common Stock of the Company post-Merger on a fully diluted basis, subject to the terms and conditions of the Company’s equity plan and form of restricted stock unit award agreement, which terms shall include, without limitation: (i) forfeiture of any unvested RSUs on Executive’s termination of employment for any reason; and (ii) vesting of the RSUs in accordance with the following 2020 AYRO performance milestones and assumptions (the successful completion of each shall be determined by the Company in its sole discretion):

i. 33.33% of the RSUs (rounded down for any fractional shares) will vest upon the Company’s receipt of purchase orders for at least 500 AYRO vehicles to be sold to Club Car Inc. in calendar year 2020 with the following quarterly targets 1Q2020-30 vehicles; 2Q2020 – 60 vehicles; 3Q2020 – 150 vehicles; 4Q2020 260 vehicles, provided, that (1) on or before December 16, 2019, a definitive written agreement with respect to such purchase is executed, and at least $1,000,000 of the purchase has been received by the Company; (2) on the closing date of the Merger, AYRO secures borrowing based on a line of credit of $4,000,000 to support inventory purchase flow in line with the Company’s 2020 budget; (3) the Merger’s closing date is on or before April [  ], 2020 and the Company receives additional funding of at least $5,000,000 is received by such date; (4) in the event the closing date of the Merger is after January 25, 2020, AYRO and the investors mutually agree on earlier release of approved funding of at least $500,000; and (5) the Company receives additional funding from third parties of at least $1,500,000 on or before September 30, 2020 (subsections (1) through (5) are referred to herein in as the “Assumptions”);

ii. An additional 33.33% of the RSUs (rounded down for any fractional shares) shall vest on the date (x) that the Company enters into a definitive written agreement with Club Car Inc./Ingersoll Rand on or before May 31, 2020 that results in a minimum equity investment of $1,500,000 in AYRO, (y) Club Car Inc./Ingersoll Rand’s agreement to publicly disclose such investment and (z) the Assumptions have been achieved;

iii. The remaining RSUs shall vest on the date that the Company achieves a minimum average valuation of 25% higher for twenty (20) out of the thirty (30) calendar days following the end of the first full quarter after the closing date of the Merger than the Company’s valuation on the date of the Merger, provided that the Assumptions have been achieved by such date; and

In the event the performance milestones and assumptions are not achieved with respect to a tranche of RSUs, such RSUs shall be forfeited.

(d) Vacation. During the Employment Period, Executive shall be entitled to vacation in accordance with the Company’s vacation policy. Vacation shall be taken at such times and intervals as shall be determined by Executive, subject to the reasonable business needs of the Company.

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(e) Reimbursement of Ordinary Business Expenses. The Company shall reimburse Executive for all reasonable business expenses upon the presentation of itemized statements of such expenses in accordance with Company policies and procedures as may be in effect from time to time.

(f) Other Benefits and Perquisites. Executive shall be entitled to participate in the benefit plans provided by the Company for all employees generally, and for the Company’s executive employees, including the availability of health and dental insurance benefits. The Company shall be entitled to modify, amend or terminate these benefit plans in its sole discretion at any time. Any reimbursement of expenses made under this Agreement shall only be made for eligible expenses incurred during the Employment Period, and no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred. The amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit. Executive will comply with the Company’s policies regarding these benefits, including all Internal Revenue Service rules and requirements.

6. Confidential Information.

(a) Confidential Information. The Company shall provide Executive with confidential information and trade secrets of the Company (hereinafter referred to as “Confidential Information”), shall place Executive in a position to develop and have ongoing access to Confidential Information of the Company, shall entrust Executive with business opportunities of the Company, and shall place Executive in a position to develop business goodwill on behalf of the Company. For purposes of this Agreement, Confidential Information includes, but is not limited to:

(i) Technologies developed by the Company and any research data or other documentation related to the development of such technologies, including, without limitation, all designs, ideas, concepts, improvements, product developments, discoveries and Inventions (as defined below), whether patentable or not, that are conceived, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company;

(ii) All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, logs, drawings, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions (as defined below) and other similar forms of expression that are conceived, developed or acquired by Executive individually or in conjunction with others during the Employment Period (whether during business hours or otherwise and whether on any Company premises or otherwise) that relate to the Competing Business (defined below), trade secrets, products or services;

(iii) Customer lists and prospect lists developed by the Company;

(iv) Information regarding the Company’s customers which Executive acquired as a result of his employment with the Company, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by the Company to formulate customer bids, customer financial information, and other information regarding the customer’s business;

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(v) Information related to the Competing Business (defined below), including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company;

(vi) Training materials developed by and utilized by the Company; and

(vii) Any other information that Executive acquired as a result of his employment with the Company and which the Company would not want disclosed to a business competitor or to the general public.

Executive understands and acknowledges that such Confidential Information gives the Company a competitive advantage over others who do not have the information, and that the Company would be irreparably harmed if the Confidential Information were disclosed.

For purposes of this Agreement, Confidential Information shall not include information that: (i) prior to disclosure, is or was known or generally available to the public; (ii) after disclosure, become known to the public through no act or omission of Executive or any other person or entity with an obligation of confidentiality to the Company; (iii) is or was independently developed by or Executive, without the use of or reference to Confidential Information of the Company, and can be demonstrated by Executive through adequate documentation was developed by Executive in this manner; or (iv) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided however, Executive shall advise the Company of such required disclosure promptly upon learning thereof in order to afford the Company a reasonable opportunity to contest, limit and/or assist Executive in crafting such disclosure and shall cooperate with the Company concerning any such attempt to contest, limit or craft the disclosure).

(b) Disclosure of Confidential Information. Executive agrees that he shall hold all Confidential Information of the Company in trust for the Company and shall not during or after his employment terminates for any reason: (i) use the information for any purpose other than the benefit of the Company; or (ii) disclose to any person or entity any Confidential Information of the Company except as necessary during Executive’s employment with the Company to perform services on behalf of the Company. Executive shall also take reasonable steps to safeguard such Confidential Information in Executive’s possession or control to prevent its disclosure to unauthorized persons.

(c) Inventions. Executive shall promptly and fully disclose to the Company any and all ideas, improvements, discoveries and inventions, whether or not they are believed to be patentable (“Inventions”), that Executive conceives of or first actually reduces to practice, either solely or jointly with others, during Executive’s employment with the Company, and that relate to the business now or thereafter carried on or contemplated by the Company or that result from any work performed by Executive for the Company. Executive acknowledges and agrees that all Inventions shall be the sole and exclusive property of the Company and are hereby assigned to the Company. During the term of Executive’s employment with the Company and thereafter, whenever requested to do so by the Company, Executive shall take such action as may be requested to execute and assign any and all applications, assignments and other instruments that the Company shall deem necessary or appropriate in order to apply for and obtain Letters Patent of the United States and/or of any foreign countries for such Inventions and in order to assign and convey to the Company or their nominees the sole and exclusive right, title and interest in and to such Inventions.

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(d) Return of Information. Upon termination of employment, or at any earlier time as directed by the Company, Executive shall immediately deliver to the Company any and all Confidential Information in Executive’s possession, any other documents or information that Executive acquired as a result of his employment with the Company and any copies of any such documents/information. Executive shall not retain any originals or copies of any documents or materials related to the Company’s Business – whether in hard copy or digital form – which Executive came into possession of or created as a result of his employment with the Company. Executive acknowledges that such information, documents and materials are the exclusive property of the Company. After Executive delivers to the Company all Confidential Information in Executive’s possession and all other documents and/or information relating to the Company’s Business, Executive shall immediately delete all Company Confidential Information and other documents and/or information relating to the Company’s Business from any computer, cellular phone or other digital or electronic device owned by Executive. In addition, upon termination of employment, or at any time earlier as directed by the Company, Executive shall immediately deliver to the Company any property of the Company in Executive’s possession.

7. Restrictive Covenants. In consideration for (i) the Company’s promise to provide Confidential Information to Executive and Executive’s return promise to hold the Company’s Confidential Information in trust, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and the business opportunities disclosed or entrusted to Executive, (iii) the compensation and other benefits provided by the Company to Executive, and (iv) the Company’s employment of Executive pursuant to this Agreement, and to protect the Company’s Confidential Information, customer relationships, and goodwill, Executive agrees to enter into the following restrictive covenants.

(a) Non-Competition. Executive, on his own behalf, individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, agrees that during the Employment Period and for a period of twelve (12) months following Executive’s termination (for whatever reason) (the “Restricted Period”), he shall not, whether directly or indirectly, without the express written approval of the Company, own, establish, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial, or otherwise), or participate in the ownership, establishment, management, operation, or control of, any Competing Business in the Restricted Area. For purposes of this Agreement, “Competing Business” means any business, individual, partnership, firm, corporation, or other entity that engages in any business or service which the Company provided during Executive’s employment, and the “Restricted Area” includes the United States of America and any state, country or territory for which Executive had business contact on behalf of, or responsibility for, the Company during the twelve (12) month period prior to the termination of Executive’s employment. However, Executive may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange; provided that Executive is not a controlling person of, or the member of a group that controls such business; provided further that Executive does not, directly or indirectly, own two percent (2%) or more of any class of securities of such business.

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(b) Non-Solicitation. Executive agrees that, during the Employment Period and thereafter during the Restricted Period, other than in connection with his authorized duties under this Agreement, Executive shall not, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor, owner, or lender or in any other capacity, and whether personally or through other persons or entities:

(i) Solicit business from, interfere with, attempt to solicit business with, or do business with any customer or client of the Company with whom the Company did business or who the Company solicited within the preceding eighteen (18) months and who or which: (1) Executive contacted, called on, serviced or did business with during Executive’s employment at the Company; (2) Executive learned of solely as a result of Executive’s employment with the Company; or (3) about whom Executive received Confidential Information. This restriction in this Section 7(b)(i) only prohibits soliciting, attempting to solicit or transacting business for any person or entity, other than the Company, engaged in the Competing Business of the Company or any affiliate thereof; or

(ii) Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of himself or any other person or entity, any person who is an employee or consultant of the Company or who was employed by the Company within the preceding twelve (12) months (general advertisements and similar solicitations not directed at any specific individuals shall not be considered solicitation for this purpose).

(c) Non-Disparagement. Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company and its affiliates which were obtained through great costs, time and effort. Therefore, Executive agrees that during his employment and after the termination of his employment, Executive shall not in any way, directly or indirectly, disparage, libel or defame the Company, its beneficial owners or its affiliates, their respective business or business practices, products or services, or employees.

(d) No Interference. Notwithstanding any other provision of this Agreement, (i) Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; and (ii) nothing in this Agreement is intended to interfere with Executive’s right to (a) report possible violations of state or federal law or regulation to any governmental or law enforcement agency or entity; (b) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; (c) file a claim or charge with the Equal Employment Opportunity Commission (“EEOC”), any state human rights commission, or any other governmental agency or entity; or (d) testify, assist, or participate in an investigation, hearing, or proceeding conducted by the EEOC, any state human rights commission, any other governmental or law enforcement agency or entity, or any court. For purposes of clarity, in making or initiating any such reports or disclosures or engaging in any of the conduct outlined in subsection (ii) above, Executive may disclose Confidential Information to the extent necessary to such governmental or law enforcement agency or entity or such court, need not seek prior authorization from the Company, and is not required to notify the Company of any such reports, disclosures or conduct.

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(e) Defend Trade Secrets Act. Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(f) Tolling. If Executive violates any of the restrictions contained in this Section 7 (other than subsection (c) of this Section 7), the Restricted Period shall be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation to the satisfaction of the Company.

(g) Remedies. Executive acknowledges that the restrictions contained in Sections 6 and 7 of this Agreement, in view of the nature of the Company’s business and his position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests, Confidential Information and goodwill and that any violation of Sections 6 and 7 of this Agreement may result in irreparable injury to the Company. In the event of a breach or threatened breach by Executive of Sections 6 or 7 of this Agreement, the Company may (i) seek a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and (ii) if the Company is the prevailing party, recover reasonable attorneys’ fees, expenses and costs the Company incurs in such action. Further, if the Company prevails in any action brought by Executive (or anyone acting on his behalf) seeking to declare any term in this Section 7 void or unenforceable or subject to reduction or modification, then the Company shall be entitled to recover attorneys’ fees, expenses and costs the Company incurs in such action. Similarly, if Executive prevails in any action brought by the Company (or anyone acting on its behalf) seeking to enforce any term in Section 6 or 7, then Executive shall be entitled to recover reasonable attorneys’ fees, expenses and costs he incurs in such action. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of Section 6 or 7 of this Agreement. If Executive, in the future, seeks or is offered employment, or any other position or capacity with another person or entity, Executive agrees to inform each such person or entity of the restrictions in Sections 6 and 7 of this Agreement. Further, before accepting any employment or other position with any person or entity during the Restricted Period, Executive agrees to give prior written notice to the Company of the name and address of such person or entity. The Company shall be entitled to advise such person or entity of the provisions of Sections 6 and 7 and to otherwise deal with such person or entity to ensure that the provisions of Sections 6 and 7 are enforced.

(h) Reformation. The courts shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable. Executive acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company’s investment in its Confidential Information, businesses, customer relationships and the goodwill thereof. Executive acknowledges that the scope and duration of the restrictions contained herein are necessary and reasonable in light of the time that Executive has been engaged in the business of the Company, Executive’s reputation in the markets for the Company’s business and Executive’s relationship with the suppliers, customers and clients of the Company obtained through Executive’s employment with the Company.

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8. Termination of Agreement. The employment relationship between Executive and the Company created under this Agreement shall terminate before the expiration of the stated term of this Agreement upon the occurrence of any one of the following events:

(a) Death or Permanent Disability. This Agreement, and Executive’s employment, shall be terminated effective on the death or permanent disability of Executive. For this purpose, “permanent disability” shall mean that Executive has, by reason of any medically determinable physical or mental impairment, been determined to be disabled under a long-term disability benefits plan covering employees of the Company or is determined to be totally disabled by the U.S. Social Security Administration.

(b) Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause at any time after providing written notice to Executive. For purposes of this Agreement, the term “Cause” shall mean any of the following:

(i) an act or acts of theft, embezzlement, fraud, or willful or material misrepresentation by Executive;

(ii) an act or acts of intentional dishonesty or willful misrepresentation of a material nature;

(iii) any willful misconduct by Executive with regard to the Companies;

(iv) a material breach by Executive of any fiduciary duties owed by him to the Companies;

(v) Executive’s conviction of, or pleading nolo contendere or guilty to, a felony or misdemeanor (other than a traffic infraction) that is reasonably likely to cause damage to the Companies or the Companies’ reputation;

(vi) a material violation of the Companies’ written policies, standards or guidelines, which Executive failed to cure within thirty (30) days;

(vii) Executive’s refusal to perform the material duties and responsibilities lawfully and ethically required to be performed by Executive under the terms of this Agreement, which Executive failed to cure within thirty (30) days after receiving written notice from the Board; and

(viii) a material breach by Executive of this Agreement or any other agreement to which Executive and the Companies are parties that is not cured by Executive within thirty (30) days after receipt by Executive of a written notice from the Companies of such breach specifying the details thereof.

(c) Termination by the Company Without Cause. The Company may terminate this Agreement and Executive’s employment at any time upon thirty (30) days written notice to Executive without Cause, during which period Executive shall not be required to perform any services for Employer other than to assist the Company in training his successor and generally preparing for an orderly transition.

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(d) Termination by Executive. Executive may terminate this Agreement and his employment without Good Reason at any time upon thirty (30) days written notice to the Company. Executive may also terminate his employment for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent:

(i) a material reduction in Executive’s Base Salary;

(ii) a material diminution in Executive’s title, duties, responsibility or authority; or

(iii) relocation without Executive’s consent for three consecutive months or more to an office located fifty (50) miles outside of Executive’s principal place of business.

Any event described in (i) through (iii) shall not constitute Good Reason unless Executive delivers to the Companies a written notice of termination for Good Reason within ninety (90) days after Executive first learns of the existence of the circumstances giving rise to Good Reason, and within thirty (30) days following delivery of such notice, the Company or Companies, as applicable, have failed to cure the circumstances giving rise to Good Reason.

(e) Separation from Service. For purposes of this Agreement, including, without limitation, Sections 8 and 9, any references to a termination of Executive’s employment shall mean a “separation from service” as defined by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other guidance issued thereunder.

(f) Notice of Termination. Any termination of Executive’s employment hereunder (other than as a result of the death of Executive or as a result of the expiration of the Employment Term or any Renewal Term if either party has given a Non-Renewal Notice to the other), whether by the Company or by Executive, shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate (i) the specific termination provision in this Agreement relied upon; (ii) the basis for the termination; and (iii) the date of termination.

9. Compensation Upon Termination for Any Reason. Upon the termination of Executive’s employment under this Agreement before the expiration of the stated term in this Agreement, Executive shall be entitled to the following:

(a) Termination by the Company for Cause or as a Result of the Resignation of Executive. In the event that Executive’s employment is terminated by the Company for Cause, or as a result of Executive’s resignation, the Company shall, in addition to any benefits provided under any employee benefit plan or program of the Company, pay the following amounts to Executive (or his estate or other legal representative, as the case may be) within the time period required by applicable law (and in all events within thirty (30) days of such termination):

(i) any accrued but unpaid Base Salary (as determined pursuant to Section 5(a) hereof, including any shares of common stock) for services rendered to the date of termination;

(ii) any accrued but unpaid expenses required to be reimbursed pursuant to Section 5(e) hereof; and

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(iii) All vested outstanding stock options shall remain exercisable until the earlier of expiration of the option’s term or the date that is two (2) years following Executive’s termination of employment.

The amounts described in Sections 9(a)(i), 9(a)(ii) and 9(a)(iii) above, together with benefits provided under any employee benefit plan or program of the Company, shall be referred to herein as the “Accrued Obligations.”

(b) Termination by Reason of Death or Disability of Executive. In the event that Executive’s employment is terminated by reason of Executive’s death or Disability, the Company shall pay the Accrued Obligations to Executive (or his estate or other legal representative, as the case may be) within the time period required by applicable law (and in all events within thirty (30) days of such termination). In addition, the Company shall pay Executive any earned, but unpaid, bonus under Section 5(b) for services rendered during the year preceding the date of termination within the time period provided by Section 5(b) for payment of bonuses (the “Accrued Bonus”).

(c) Termination by the Company Without Cause or Upon Non-Renewal, or by Executive for Good Reason. In the event that Executive’s employment is terminated by the Company without Cause or by reason of non-renewal of the Agreement by the Company as provided by Section 2 hereof or by Executive for Good Reason, the Company shall pay and/or provide the following amounts to Executive:

(i) the Accrued Obligations within the time period required by applicable law (and in all events within thirty (30) days of such termination), except for employee benefits that shall be provided in accordance with the terms applicable to such benefits, and the Accrued Bonus within the time period provided by Section 5(b) hereof for payment of bonuses; and

(ii) subject to compliance with the restrictive covenants in Section 7 and the execution and timely return by Executive of a release of claims provided by the Company (the “Release”) which the Company shall deliver to Executive within five (5) business days following the termination of Executive’s employment, and subject to the provisions of Section 11 below:

(1) The Company shall pay Executive an amount equal to twelve (12) months Base Salary, payable in equal monthly installments over twelve (12) months (the “Severance Period”). The first installment shall commence on the sixtieth (60th) day following the termination of Executive’s employment but shall include all installment amounts that would have been paid during the first sixty (60) days following the termination of Executive’s employment had installments commenced immediately following the date of termination. Notwithstanding the foregoing, if Executive’s employment terminates under this Section 9(c) in connection with, or within twenty-four (24) months following, a “Change in Control” (as defined in the AYRO 2020 LTIP PLAN), then the amount of severance set forth above shall be doubled, but shall remain payable over the Severance Period determined without regard to such doubling of the amount of severance.

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(2) The Company shall pay Executive an amount equal to the greater of (x) the most recent annual bonus earned by Executive, (y) the average of the immediately preceding two year’s annual bonuses earned by Executive, or (z) if Executive’s termination of employment occurs during the first calendar year of the Initial Employment Term before any annual bonus for a full twelve (12)-month period of service has been paid, then the target bonus Executive is eligible for under Section 5(b) hereof (the greater of clauses (x), (y) or (z), the “Bonus Amount”), provided that no Bonus Amount shall be payable if the bonuses for the year of termination are subject to achievement of performance goals and such performance goals are not achieved by the Company for such year. The Bonus Amount shall be paid at the same time bonuses would be payable under Section 5(b) hereof if Executive was actively employed. Notwithstanding the foregoing, if Executive’s employment terminates under this Section 9(c) in connection with, or within twenty-four (24) months following, a “Change in Control” (as defined in the AYRO 2020 LTIP PLAN), then the amount of Bonus Amount set forth above shall be doubled.

(3) All outstanding stock options and restricted stock unit awards granted to Executive pursuant to Section 5(c) hereof shall be fully and immediately vested, to the extent not previously vested. Shares with respect to the restricted stock unit awards that become vested hereunder shall be delivered to Executive within ten (10) days following the date that the Release is effective.

(4) The Company shall provide Executive with continued healthcare coverage under the Company’s group health plan at the same cost, if any, imposed on active employees of the Company, until the earlier of (x) the expiration of the Severance Period, (y) the date that Executive’s “COBRA” coverage terminates or expires. Such healthcare coverage shall be provided pursuant to COBRA. To the extent any such benefits are otherwise taxable to Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

In the event Executive fails to comply with the restrictive covenants in Section 7 or does not timely execute and return (or otherwise revokes) a release of claims in the form and substance reasonably requested by the Company, no amount shall be payable to Executive pursuant to this Section 9(c)(ii).

10. Other Provisions.

(a) Remedies; Legal Fees. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The prevailing party shall be entitled to attorney’s fees.

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(b) Limitations on Assignment. In entering into this Agreement, the Company is relying on the unique personal services of Executive; services from another person will not be an acceptable substitute. Except as provided in this Agreement, Executive may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company. Any attempted assignment by Executive in violation of this Section 10(b) shall be void. Except as provided in this Agreement, nothing in this Agreement entitles any person other than the parties to the Agreement to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without Executive’s prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of any disposition of its business and assets described in the preceding sentence, it shall cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder.

(c) No Mitigation or Offset. In the event of termination of Executive’s employment for any reason, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits from any subsequent employment that he may obtain.

(d) Severability and Reformation. The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 10(d).

(e) Notices. Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Eastern Standard Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Executive:

The address of Executive’s principal residence kept in the Company’s records, with a copy to him (during the Employment Period) at his office.

If to the Company:

AYRO, Inc.

900 E. Old Settlers Boulevard, Suite 100
Round Rock, TX 78664

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(f) Further Acts. Whether or not specifically required under the terms of this Agreement, each party shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified in the Agreement or reasonably implied from the Agreement’s terms.

(g) Publicity and Advertising. Executive agrees that the Company may use his name, picture, or likeness for any advertising, publicity or other business purpose at any time, during the term of this Agreement and may continue to use materials generated during the term of this Agreement for a period of six (6) months thereafter. The use of Executive’s name, picture, or likeness shall not be deemed to result in any invasion of Executive’s privacy or in violation of any property right Executive may have; and Executive shall receive no additional consideration if his name, picture or likeness is so used. Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his name, picture or likeness by the Company shall be and are the sole property of the Company.

(h) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF [TEXAS], WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

(i) Venue. The exclusive venue for all suits or proceedings arising from or related to this Agreement shall be in a court of competent jurisdiction in Williamson County, Texas.

(j) Waiver. A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(k) Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Executive acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. Any amendment to this Agreement must be signed by all parties to this Agreement. This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any). This Agreement supersedes any prior agreements between Executive and the Company concerning the subject matter of this Agreement.

(l) Counterparts. This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

(m) Indemnification. The Company agrees to maintain a directors’ and officers’ liability insurance policy covering Executive in an amount, and on terms and conditions (including without limitation, with respect to scope, exclusions, sub-amounts and deductibles), no less favorable to him than the coverage the Company provides other senior executives and directors from time to time. Executive’s indemnification rights shall be outlined by such policy and to the extent applicable, the Company by-laws and other governing documents.

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(n) Attorney’s Fees. The Company agrees to pay or reimburse Executive for reasonable attorney’s fees incurred by Executive in connection with the review of this Agreement, up to a maximum of $10,000. Such payment will be made promptly following execution of this Agreement.

11. Section 409A of the Code.

(a) To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (ii) Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of Executive’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following Executive’s separation from service or (y) the date of Executive’s death following such separation from service. Upon the expiration of the applicable deferral period described in the immediately preceding sentence, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 11 shall be paid to Executive or Executive’s beneficiary in one lump sum, plus interest thereon at the Delayed Payment Interest Rate computed from the date on which each such delayed payment otherwise would have been made to Executive until the date of payment. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding Executive’s separation from service.

(b) To the extent any benefits provided under Sections 5 (b) or (f) above are otherwise taxable to Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

(c) In the case of any amounts payable to Executive under this Agreement, or under any plan of the Company, that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii), Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

(d) It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder, and in furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with such intent.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above.

THE COMPANY:

[NAME]

By:
Name:
Title:

EXECUTIVE:

Rodney Keller

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ANNEX I

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”), is entered into as of _______, 2020 (the “Effective Date”), by and between Curt Smith (the “Executive”) and AYRO, Inc. (formerly Austin EV, Inc.) (the “Company”) for the purpose of amending that certain Employment Agreement, dated as of March 8, 2018, by and between the Executive and the Company (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Section 17 of the Agreement provides that it may only be amended by a written agreement among the parties; and

WHEREAS, the parties mutually desire to amend the Agreement to modify the effect that certain terminations of his employment would have on his outstanding equity awards.

NOW, THEREFORE, pursuant to Section 17 of the Agreement, in consideration of the mutual provisions, conditions, and covenants contained herein, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1. Section 4.1 of the Agreement is hereby amended by adding a new subsection (d) to the end of said section as follows:

(d) If the Executive’s employment is terminated upon either party’s failure to renew this Agreement or by the Executive without Good Reason, then all of the Executive’s vested, outstanding stock options shall remain exercisable until the earlier of (i) the end of the applicable option’s term or (ii) the date that is two (2) years following the date of his termination of employment.

2. Section 4.2(c) of the Agreement is hereby amended by deleting said section in its entirety and replacing it with the following new Section 4.2(c):

(c) The treatment of any outstanding equity awards shall be determined in accordance with the terms of the LTIP and the applicable award agreement; provided, however, all outstanding equity awards granted to the Executive pursuant to Section 3.2 hereof shall be fully and immediately vested, to the extent not previously vested, and all of his then vested, outstanding stock options shall remain exercisable until the earlier of (i) the end of the applicable option’s term or (ii) the date that is two (2) years following the date of his termination of employment.

2. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect in accordance with the provisions thereof.

[Remainder of the Page Intentionally Left Blank;

Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

THE EXECUTIVE:

Curt Smith

THE COMPANY:

AYRO, Inc.

By:
Name:
Title:

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ANNEX J

[DROPCAR, INC.]
LONG-TERM INCENTIVE PLAN

The [DropCar, Inc.] Long-Term Incentive Plan (the “Plan”) was adopted by the Board of Directors of [DropCar, Inc.] a Delaware corporation (the “Company”), effective as of [•], 2020 (the “Effective Date”), subject to approval by the Company’s stockholders.

Article 1.
PURPOSE

The purpose of the Plan is to attract and retain the services of key Employees, key Contractors, and Outside Directors of the Company and its Subsidiaries and to provide such persons with a proprietary interest in the Company through the granting of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Dividend Equivalent Rights, and Other Awards, whether granted singly, or in combination, or in tandem, that will:

(a) increase the interest of such persons in the Company’s welfare;

(b) furnish an incentive to such persons to continue their services for the Company or its Subsidiaries; and

(c) provide a means through which the Company may attract able persons as Employees, Contractors, and Outside Directors.

With respect to Reporting Participants, the Plan and all transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 promulgated under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, such provision or action shall be deemed null and void ab initio, to the extent permitted by law and deemed advisable by the Committee.

Article 2.
DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1 “Applicable Law” means all legal requirements relating to the administration of equity incentive plans and the issuance and distribution of shares of Common Stock, if any, under applicable corporate laws, applicable securities laws, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, the rules of any foreign jurisdiction applicable to Incentives granted to residents therein, and any other applicable law, rule or restriction.

2.2 “Authorized Officer” is defined in Section 3.2(b) hereof.

2.3 “Award” means the grant of any Incentive Stock Option, Nonqualified Stock Option, Restricted Stock, SAR, Restricted Stock Unit, Performance Award, Dividend Equivalent Right or Other Award, whether granted singly or in combination or in tandem (each individually referred to herein as an “Incentive”).

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2.4 “Award Agreement” means a written agreement between a Participant and the Company which sets out the terms of the grant of an Award.

2.5 “Award Period” means the period set forth in the Award Agreement during which one or more Incentives granted under an Award may be exercised.

2.6 “Board” means the board of directors of the Company.

2.7 “Change in Control”

(a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of paragraph (c) below;

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the effective date of this Plan, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors on the effective date of this Plan or whose appointment, election or nomination for election was previously so approved or recommended;

(c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

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For purposes hereof:

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

Notwithstanding the foregoing provisions of this Section 2.7, if an Award issued under the Plan is subject to Section 409A of the Code, then an event shall not constitute a Change in Control for purposes of such Award under the Plan unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Code.

2.8 “Claim” means any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan or an Award Agreement.

2.9 “Code” means the United States Internal Revenue Code of 1986, as amended.

2.10 “Committee” means the committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of the Plan.

2.11 “Common Stock” means the common stock, par value $0.0001 per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be, pursuant to the terms of this Plan.

2.12 “Company” means [DropCar, Inc.] a Delaware corporation, and any successor entity.

2.13 “Contractor” means any natural person, who is not an Employee, rendering bona fide services to the Company or a Subsidiary, with compensation, pursuant to a written independent contractor agreement between such person and the Company or a Subsidiary, provided that such services are not rendered in connection with the offer or sale of securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

2.14 “Corporation” means any entity that (a) is defined as a corporation under Section 7701 of the Code and (b) is the Company or is in an unbroken chain of corporations (other than the Company) beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain. For purposes of clause (b) hereof, an entity shall be treated as a “corporation” if it satisfies the definition of a corporation under Section 7701 of the Code.

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2.15 “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement; provided, however, that solely for purposes of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder, the Date of Grant of an Award shall be the date of stockholder approval of the Plan if such date is later than the effective date of such Award as set forth in the Award Agreement.

2.16 “Dividend Equivalent Right” means the right of the holder thereof to receive credits based on the cash dividends that would have been paid on the shares of Common Stock specified in the Award if such shares were held by the Participant to whom the Award is made.

2.17 “Employee” means a common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary of the Company; provided, however, in the case of individuals whose employment status, by virtue of their employer or residence, is not determined under Section 3401(c) of the Code, “Employee” shall mean an individual treated as an employee for local payroll tax or employment purposes by the applicable employer under Applicable Law for the relevant period.

2.18 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.19 “Exercise Date” is defined in Section 8.3(b) hereof.

2.20 “Exercise Notice” is defined in Section 8.3(b) hereof.

2.21 “Fair Market Value” means, as of a particular date, (a) if the shares of Common Stock are listed on any established national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal securities exchange for the Common Stock on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (b) if the shares of Common Stock are not so listed, but are quoted on an automated quotation system, the closing sales price per share of Common Stock reported on the automated quotation system on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (c) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the National Association of Securities Dealer, Inc.’s OTC Bulletin Board or the Pink OTC Markets, Inc. (previously known as the National Quotation Bureau, Inc.); or (d) if none of the above is applicable, such amount as may be determined by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose), in good faith, to be the fair market value per share of Common Stock. The determination of Fair Market Value shall, where applicable, be in compliance with Section 409A of the Code.

2.22 “Immediate Family Members” is defined in Section 15.7 hereof.

2.23 “Incentive” is defined in Section 2.3 hereof.

2.24 “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.

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2.25 “Independent Third Party” means an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Committee may utilize one or more Independent Third Parties.

2.26 “Nonqualified Stock Option” means a nonqualified stock option, granted pursuant to this Plan, which is not an Incentive Stock Option.

2.27 “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.

2.28 “Other Award” means an Award issued pursuant to Section 6.9 hereof.

2.29 “Outside Director” means a director of the Company who is not an Employee or a Contractor.

2.30 “Participant” means an Employee, Contractor or an Outside Director to whom an Award is granted under this Plan.

2.31 “Performance Award” means an Award hereunder of cash, shares of Common Stock, units or rights based upon, payable in, or otherwise related to, Common Stock pursuant to Section 6.7 hereof.

2.32 “Performance Goal” means any of the Performance Criteria set forth in Section 6.10 hereof.

2.33 “Plan” means this [DropCar, Inc.] Long-Term Incentive Plan, as amended from time to time.

2.34 “Reporting Participant” means a Participant who is subject to the reporting requirements of Section 16 of the Exchange Act.

2.35 “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.4 of this Plan which are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.

2.36 “Restricted Stock Units” means units awarded to Participants pursuant to Section 6.6 hereof, which are convertible into Common Stock at such time as such units are no longer subject to restrictions as established by the Committee.

2.37 “Restriction Period” is defined in Section 6.4(b)(i) hereof.

2.38 “SAR” or “Stock Appreciation Right” means the right to receive an amount, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock as of the date the SAR is exercised (or, as provided in the Award Agreement, converted) over the SAR Price for such shares.

2.39 “SAR Price” means the exercise price or conversion price of each share of Common Stock covered by a SAR, determined on the Date of Grant of the SAR.

2.40 “Spread” is defined in Section 12.4(b) hereof.

2.41 “Stock Option” means a Nonqualified Stock Option or an Incentive Stock Option.

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2.42 “Subsidiary” means (a) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (b) any limited partnership, if the Company or any corporation described in item (a) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (c) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in item (a) above or any limited partnership listed in item (b) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.43 Termination of Service” occurs when a Participant who is (a) an Employee of the Company or any Subsidiary ceases to serve as an Employee of the Company and its Subsidiaries, for any reason; (b) an Outside Director of the Company or a Subsidiary ceases to serve as a director of the Company and its Subsidiaries for any reason; or (c) a Contractor of the Company or a Subsidiary ceases to serve as a Contractor of the Company and its Subsidiaries for any reason. Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when a Participant who is an Employee becomes an Outside Director or Contractor or vice versa. If, however, a Participant who is an Employee and who has an Incentive Stock Option ceases to be an Employee but does not suffer a Termination of Service, and if that Participant does not exercise the Incentive Stock Option within the time required under Section 422 of the Code upon ceasing to be an Employee, the Incentive Stock Option shall thereafter become a Nonqualified Stock Option. Notwithstanding the foregoing provisions of this Section 2.43, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Termination of Service” for purposes of such Award shall be the definition of “separation from service” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

2.44 “Total and Permanent Disability” means a Participant is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee; provided that, with respect to any Incentive Stock Option, Total and Permanent Disability shall have the meaning given it under the rules governing Incentive Stock Options under the Code. Notwithstanding the foregoing provisions of this Section 2.44, in the event an Award issued under the Plan is subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Total and Permanent Disability” for purposes of such Award shall be the definition of “disability” provided for under Section 409A of the Code and the regulations or other guidance issued thereunder.

Article 3.
ADMINISTRATION

3.1 General Administration; Establishment of Committee. Subject to the terms of this Article 3, the Plan shall be administered by the Board or such committee of the Board as is designated by the Board to administer the Plan (the “Committee”). The Committee shall consist of not fewer than two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board. Any vacancy occurring in the membership of the Committee may be filled by appointment by the Board. At any time there is no Committee to administer the Plan, any references in this Plan to the Committee shall be deemed to refer to the Board.

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Membership on the Committee shall be limited to those members of the Board who are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. The Committee shall select one of its members to act as its Chairman. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

3.2 Designation of Participants and Awards.

(a) The Committee or the Board shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement, where applicable, the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance requirements, as are approved by the Committee, but not inconsistent with the Plan. The Committee shall determine whether an Award shall include one type of Incentive or two or more Incentives granted in combination or two or more Incentives granted in tandem (that is, a joint grant where exercise of one Incentive results in cancellation of all or a portion of the other Incentive). Although the members of the Committee shall be eligible to receive Awards, all decisions with respect to any Award, and the terms and conditions thereof, to be granted under the Plan to any member of the Committee shall be made solely and exclusively by the other members of the Committee, or if such member is the only member of the Committee, by the Board.

(b) Notwithstanding Section 3.2(a), to the extent permitted by Applicable Law, the Board may, in its discretion and by a resolution adopted by the Board, authorize one or more officers of the Company (an “Authorized Officer”) to (i) designate one or more Employees as eligible persons to whom Nonqualified Stock Options, Incentive Stock Options or SARs will be granted under the Plan, and (ii) determine the number of shares of Common Stock that will be subject to such Nonqualified Stock Options, Incentive Stock Options or SARs; provided, however, that the resolution of the Board granting such authority shall (x) specify the total number of shares of Common Stock that may be made subject to the Nonqualified Stock Options, Incentive Stock Options or SARs, (y) set forth the price or prices (or a formula by which such price or prices may be determined) to be paid for the purchase of the Common Stock subject to such Nonqualified Stock Options, Incentive Stock Options or SARs, and (z) not authorize an officer to designate himself as a recipient of any Award.

3.3 Authority of the Committee. The Committee, in its discretion, shall (a) interpret the Plan and Award Agreements, (b) prescribe, amend, and rescind any rules and regulations, as necessary or appropriate for the administration of the Plan, (c) establish performance goals for an Award and certify the extent of their achievement, and (d) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties. The Committee’s discretion set forth herein shall not be limited by any provision of the Plan, including any provision which by its terms is applicable notwithstanding any other provision of the Plan to the contrary.

The Committee may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

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With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 promulgated under the Exchange Act, Section 422 of the Code, the rules of any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, or any other Applicable Law, to the extent that any such restrictions are no longer required by Applicable Law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.

Article 4.
ELIGIBILITY

Any Employee (including an Employee who is also a director or an officer), Contractor or Outside Director of the Company whose judgment, initiative, and efforts contributed or may be expected to contribute to the successful performance of the Company is eligible to participate in the Plan; provided that only Employees of a Corporation shall be eligible to receive Incentive Stock Options. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee, Contractor or Outside Director. Awards may be granted by the Committee at any time and from time to time to new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. Except as required by this Plan, Awards need not contain similar provisions. The Committee’s determinations under the Plan (including without limitation determinations of which Employees, Contractors or Outside Directors, if any, are to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among Participants who receive, or are eligible to receive, Awards under the Plan.

Article 5.
SHARES SUBJECT TO PLAN

5.1 Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is ________________ (_______) shares, of which one hundred percent (100%) may be delivered pursuant to Incentive Stock Options. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

5.2 Reuse of Shares. To the extent that any Award under this Plan shall be forfeited, shall expire or be canceled, in whole or in part, then the number of shares of Common Stock covered by the Award or stock option so forfeited, expired or canceled may again be awarded pursuant to the provisions of this Plan. In the event that previously acquired shares of Common Stock are delivered to the Company in full or partial payment of the exercise price for the exercise of a Stock Option granted under this Plan, the number of shares of Common Stock available for future Awards under this Plan shall be reduced only by the net number of shares of Common Stock issued upon the exercise of the Stock Option. Awards that may be satisfied either by the issuance of shares of Common Stock or by cash or other consideration shall be counted against the maximum number of shares of Common Stock that may be issued under this Plan only during the period that the Award is outstanding or to the extent the Award is ultimately satisfied by the issuance of shares of Common Stock. Awards will not reduce the number of shares of Common Stock that may be issued pursuant to this Plan if the settlement of the Award will not require the issuance of shares of Common Stock, as, for example, a SAR that can be satisfied only by the payment of cash. Notwithstanding any provisions of the Plan to the contrary, only shares forfeited back to the Company, shares canceled on account of termination, expiration or lapse of an Award, shares surrendered in payment of the exercise price of a Stock Option or shares withheld for payment of applicable employment taxes and/or withholding obligations resulting from the exercise of an option shall again be available for grant of Incentive Stock Options under the Plan, but shall not increase the maximum number of shares described in Section 5.1 above as the maximum number of shares of Common Stock that may be delivered pursuant to Incentive Stock Options.

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Article 6.
GRANT OF AWARDS

6.1 In General.

(a) The grant of an Award shall be authorized by the Committee and shall be evidenced by an Award Agreement setting forth the Incentive or Incentives being granted, the total number of shares of Common Stock subject to the Incentive(s), the Option Price (if applicable), the Award Period, the Date of Grant, and such other terms, provisions, limitations, and performance objectives, as are approved by the Committee, but (i) not inconsistent with the Plan, and (ii) to the extent an Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The Company shall execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within ten (10) years of the date of adoption of this Plan by the Board. The Plan shall be submitted to the Company’s stockholders for approval; however, the Committee may grant Awards under the Plan prior to the time of stockholder approval. Any such Award granted prior to such stockholder approval shall be made subject to such stockholder approval. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

(b) If the Committee establishes a purchase price for an Award, the Participant must accept such Award within a period of thirty (30) days (or such shorter period as the Committee may specify) after the Date of Grant by executing the applicable Award Agreement and paying such purchase price.

(c) Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

6.2 Option Price. The Option Price for any share of Common Stock which may be purchased under a Nonqualified Stock Option for any share of Common Stock must be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Option Price for any share of Common Stock which may be purchased under an Incentive Stock Option must be at least equal to the Fair Market Value of the share on the Date of Grant; if an Incentive Stock Option is granted to an Employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary), the Option Price shall be at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the Date of Grant.

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6.3 Maximum ISO Grants. The Committee may not grant Incentive Stock Options under the Plan to any Employee which would permit the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options (under this and any other plan of the Company and its Subsidiaries) are exercisable for the first time by such Employee during any calendar year to exceed $100,000. To the extent any Stock Option granted under this Plan which is designated as an Incentive Stock Option exceeds this limit or otherwise fails to qualify as an Incentive Stock Option, such Stock Option (or any such portion thereof) shall be a Nonqualified Stock Option. In such case, the Committee shall designate which stock will be treated as Incentive Stock Option stock by causing the issuance of a separate stock certificate and identifying such stock as Incentive Stock Option stock on the Company’s stock transfer records.

6.4 Restricted Stock. If Restricted Stock is granted to or received by a Participant under an Award (including a Stock Option), the Committee shall set forth in the related Award Agreement: (a) the number of shares of Common Stock awarded, (b) the price, if any, to be paid by the Participant for such Restricted Stock and the method of payment of the price, (c) the time or times within which such Award may be subject to forfeiture, (d) specified Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award, and (e) all other terms, limitations, restrictions, and conditions of the Restricted Stock, which shall be consistent with this Plan, to the extent applicable and, to the extent Restricted Stock granted under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The provisions of Restricted Stock need not be the same with respect to each Participant.

(a) Legend on Shares. The Company shall electronically register the Restricted Stock awarded to a Participant in the name of such Participant, which shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, substantially as provided in Section 15.9 of the Plan. No stock certificate or certificates shall be issued with respect to such shares of Common Stock, unless, following the expiration of the Restriction Period (as defined in Section 6.4(b)(i)) without forfeiture in respect of such shares of Common Stock, the Participant requests delivery of the certificate or certificates by submitting a written request to the Committee (or such party designated by the Company) requesting delivery of the certificates. The Company shall deliver the certificates requested by the Participant to the Participant as soon as administratively practicable following the Company’s receipt of such request.

(b) Restrictions and Conditions. Shares of Restricted Stock shall be subject to the following restrictions and conditions:

(i) Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant or the date of exercise of an Award (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock. Except for these limitations, the Committee may in its sole discretion, remove any or all of the restrictions on such Restricted Stock whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(ii) Except as provided in sub-paragraph (a) above or in the applicable Award Agreement, the Participant shall have, with respect to his or her Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon. Certificates for shares of Common Stock free of restriction under this Plan shall be delivered to the Participant promptly after, and only after, the Restriction Period shall expire without forfeiture in respect of such shares of Common Stock or after any other restrictions imposed on such shares of Common Stock by the applicable Award Agreement or other agreement have expired. Certificates for the shares of Common Stock forfeited under the provisions of the Plan and the applicable Award Agreement shall be promptly returned to the Company by the forfeiting Participant. Each Award Agreement shall require that each Participant, in connection with the issuance of a certificate for Restricted Stock, shall endorse such certificate in blank or execute a stock power in form satisfactory to the Company in blank and deliver such certificate and executed stock power to the Company.

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(iii) The Restriction Period of Restricted Stock shall commence on the Date of Grant or the date of exercise of an Award, as specified in the Award Agreement, and, subject to Article 12 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on length of continuous service or such Performance Goals, as may be determined by the Committee in its sole discretion.

(iv) Except as otherwise provided in the particular Award Agreement, upon Termination of Service for any reason during the Restriction Period, the nonvested shares of Restricted Stock shall be forfeited by the Participant. In the event a Participant has paid any consideration to the Company for such forfeited Restricted Stock, the Committee shall specify in the Award Agreement that either (1) the Company shall be obligated to, or (2) the Company may, in its sole discretion, elect to, pay to the Participant, as soon as practicable after the event causing forfeiture, in cash, an amount equal to the lesser of the total consideration paid by the Participant for such forfeited shares or the Fair Market Value of such forfeited shares as of the date of Termination of Service, as the Committee, in its sole discretion shall select. Upon any forfeiture, all rights of a Participant with respect to the forfeited shares of the Restricted Stock shall cease and terminate, without any further obligation on the part of the Company.

6.5 SARs. The Committee may grant SARs to any Participant, either as a separate Award or in connection with a Stock Option. SARs shall be subject to such terms and conditions as the Committee shall impose, provided that such terms and conditions are (a) not inconsistent with the Plan, and (b) to the extent a SAR issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. The grant of the SAR may provide that the holder may be paid for the value of the SAR either in cash or in shares of Common Stock, or a combination thereof. In the event of the exercise of a SAR payable in shares of Common Stock, the holder of the SAR shall receive that number of whole shares of Common Stock having an aggregate Fair Market Value on the date of exercise equal to the value obtained by multiplying (a) the difference between the Fair Market Value of a share of Common Stock on the date of exercise over the SAR Price as set forth in such SAR (or other value specified in the agreement granting the SAR), by (b) the number of shares of Common Stock as to which the SAR is exercised, with a cash settlement to be made for any fractional shares of Common Stock. The SAR Price for any share of Common Stock subject to a SAR may be equal to or greater than the Fair Market Value of the share on the Date of Grant. The Committee, in its sole discretion, may place a ceiling on the amount payable upon exercise of a SAR, but any such limitation shall be specified at the time that the SAR is granted.

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6.6 Restricted Stock Units. Restricted Stock Units may be awarded or sold to any Participant under such terms and conditions as shall be established by the Committee, provided, however, that such terms and conditions are (a) not inconsistent with the Plan, and (b) to the extent a Restricted Stock Unit issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, (a) a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period; or (b) a requirement that the holder forfeit (or in the case of shares of Common Stock or units sold to the Participant, resell to the Company at cost) such shares or units in the event of Termination of Service during the period of restriction.

6.7 Performance Awards.

(a) The Committee may grant Performance Awards to one or more Participants. The terms and conditions of Performance Awards shall be specified at the time of the grant and may include provisions establishing the performance period, the Performance Goals to be achieved during a performance period, and the maximum or minimum settlement values, provided that such terms and conditions are (i) not inconsistent with the Plan and (ii) to the extent a Performance Award issued under the Plan is subject to Section 409A of the Code, in compliance with the applicable requirements of Section 409A of the Code and the regulations or other guidance issued thereunder. If the Performance Award is to be in shares of Common Stock, the Performance Awards may provide for the issuance of the shares of Common Stock at the time of the grant of the Performance Award or at the time of the certification by the Committee that the Performance Goals for the performance period have been met; provided, however, if shares of Common Stock are issued at the time of the grant of the Performance Award and if, at the end of the performance period, the Performance Goals are not certified by the Committee to have been fully satisfied, then, notwithstanding any other provisions of this Plan to the contrary, the Common Stock shall be forfeited in accordance with the terms of the grant to the extent the Committee determines that the Performance Goals were not met. The forfeiture of shares of Common Stock issued at the time of the grant of the Performance Award due to failure to achieve the established Performance Goals shall be separate from and in addition to any other restrictions provided for in this Plan that may be applicable to such shares of Common Stock. Each Performance Award granted to one or more Participants shall have its own terms and conditions.

If the Committee determines, in its sole discretion, that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, or for other reasons that the Committee deemed satisfactory, the Committee may modify the performance measures or objectives and/or the performance period.

(b) Performance Awards may be valued by reference to the Fair Market Value of a share of Common Stock or according to any formula or method deemed appropriate by the Committee, in its sole discretion, including, but not limited to, achievement of Performance Goals or other specific financial, production, sales or cost performance objectives that the Committee believes to be relevant to the Company’s business and/or remaining in the employ of the Company or a Subsidiary for a specified period of time. Performance Awards may be paid in cash, shares of Common Stock, or other consideration, or any combination thereof. If payable in shares of Common Stock, the consideration for the issuance of such shares may be the achievement of the performance objective established at the time of the grant of the Performance Award. Performance Awards may be payable in a single payment or in installments and may be payable at a specified date or dates or upon attaining the performance objective. The extent to which any applicable performance objective has been achieved shall be conclusively determined by the Committee.

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6.8 Dividend Equivalent Rights. The Committee may grant a Dividend Equivalent Right to any Participant, either as a component of another Award or as a separate Award. The terms and conditions of the Dividend Equivalent Right shall be specified by the grant. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Common Stock (which may thereafter accrue additional dividend equivalents). Any such reinvestment shall be at the Fair Market Value at the time thereof. Dividend Equivalent Rights may be settled in cash or shares of Common Stock, or a combination thereof, in a single payment or in installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

6.9 Other Awards. The Committee may grant to any Participant other forms of Awards, based upon, payable in, or otherwise related to, in whole or in part, shares of Common Stock, if the Committee determines that such other form of Award is consistent with the purpose and restrictions of this Plan. The terms and conditions of such other form of Award shall be specified by the grant. Such Other Awards may be granted for no cash consideration, for such minimum consideration as may be required by Applicable Law, or for such other consideration as may be specified by the grant.

6.10 Performance Goals. Awards of Restricted Stock, Restricted Stock Units, Performance Award and Other Awards (whether relating to cash or shares of Common Stock) under the Plan may be made subject to the attainment of Performance Goals relating to one or more business criteria which may consist of one or more or any combination of the following criteria: cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Company’s Common Stock; return on assets, equity or stockholders’ equity; market share; inventory levels, inventory turn or shrinkage; or total return to stockholders (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (a) events that are of an unusual nature or indicate infrequency of occurrence, (b) gains or losses on the disposition of a business, (c) changes in tax or accounting regulations or laws, (d) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases, or (e) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award which is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report.

6.11 Tandem Awards. The Committee may grant two or more Incentives in one Award in the form of a “tandem Award,” so that the right of the Participant to exercise one Incentive shall be canceled if, and to the extent, the other Incentive is exercised. For example, if a Stock Option and a SAR are issued in a tandem Award, and the Participant exercises the SAR with respect to one hundred (100) shares of Common Stock, the right of the Participant to exercise the related Stock Option shall be canceled to the extent of one hundred (100) shares of Common Stock.

6.12 Recoupment for Restatements. Notwithstanding any other language in this Plan to the contrary, the Company may recoup all or any portion of any shares or cash paid to a Participant in connection with an Award, in the event of a restatement of the Company’s financial statements as set forth in the Company’s clawback policy, if any, approved by the Company’s Board from time to time.

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Article 7.
AWARD PERIOD; VESTING

7.1 Award Period. Subject to the other provisions of this Plan, the Committee may, in its discretion, provide that an Incentive may not be exercised in whole or in part for any period or periods of time or beyond any date specified in the Award Agreement. Except as provided in the Award Agreement, an Incentive may be exercised in whole or in part at any time during its term. The Award Period for an Incentive shall be reduced or terminated upon Termination of Service. No Incentive granted under the Plan may be exercised at any time after the end of its Award Period. No portion of any Incentive may be exercised after the expiration of ten (10) years from its Date of Grant. However, if an Employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company (or any parent or Subsidiary) and an Incentive Stock Option is granted to such Employee, the term of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no more than five (5) years from the Date of Grant.

7.2 Vesting. The Committee, in its sole discretion, may determine that an Incentive will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its Date of Grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan. If the Committee imposes conditions upon vesting, then, subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Incentive may be vested.

Article 8.
EXERCISE OR CONVERSION OF INCENTIVE

8.1 In General. A vested Incentive may be exercised or converted, during its Award Period, subject to limitations and restrictions set forth in the Award Agreement.

8.2 Securities Law and Exchange Restrictions. In no event may an Incentive be exercised or shares of Common Stock issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished.

8.3 Exercise of Stock Option.

(a) In General. If a Stock Option is exercisable prior to the time it is vested, the Common Stock obtained on the exercise of the Stock Option shall be Restricted Stock which is subject to the applicable provisions of the Plan and the Award Agreement. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Stock Option may be exercised. No Stock Option may be exercised for a fractional share of Common Stock. The granting of a Stock Option shall impose no obligation upon the Participant to exercise that Stock Option.

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(b) Notice and Payment. Subject to such administrative regulations as the Committee may from time to time adopt, a Stock Option may be exercised by the delivery of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised (the “Exercise Notice”) and the date of exercise thereof (the “Exercise Date”) with respect to any Stock Option shall be the date that the Participant has delivered both the Exercise Notice and consideration to the Company with a value equal to the total Option Price of the shares to be purchased (plus any employment tax withholding or other tax payment due with respect to such Award), payable as provided in the Award Agreement, which may provide for payment in any one or more of the following ways: (i) cash or check, bank draft, or money order payable to the order of the Company, (ii) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, and which the Participant has not acquired from the Company within six (6) months prior to the Exercise Date, (iii) by delivery (including by FAX or electronic transmission) to the Company or its designated agent of an executed irrevocable option exercise form (or, to the extent permitted by the Company, exercise instructions, which may be communicated in writing, telephonically, or electronically) together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option or to pledge such shares as collateral for a loan and promptly deliver to the Company the amount of sale or loan proceeds necessary to pay such purchase price, (iv) by requesting the Company to withhold the number of shares otherwise deliverable upon exercise of the Stock Option by the number of shares of Common Stock having an aggregate Fair Market Value equal to the aggregate Option Price at the time of exercise (i.e., a cashless net exercise), and/or (v) in any other form of valid consideration that is acceptable to the Committee in its sole discretion. In the event that shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so tendered. If the Participant fails to deliver the consideration described in this Section 8.3(b) within three (3) business days of the date of the Exercise Notice, then the Exercise Notice shall be null and void and the Company will have no obligation to deliver any shares of Common Stock to the Participant in connection with such Exercise Notice.

(c) Issuance of Certificate. Except as otherwise provided in Section 6.4 hereof (with respect to shares of Restricted Stock) or in the applicable Award Agreement, upon payment of all amounts due from the Participant, the Company shall cause the Common Stock then being purchased to be registered in the Participant’s name (or the person exercising the Participant’s Stock Option in the event of his or her death), but shall not issue certificates for the Common Stock unless the Participant or such other person requests delivery of the certificates for the Common Stock, in writing in accordance with the procedures established by the Committee. The Company shall deliver certificates to the Participant (or the person exercising the Participant’s Stock Option in the event of his or her death) as soon as administratively practicable following the Company’s receipt of a written request from the Participant or such other person for delivery of the certificates. Notwithstanding the forgoing, if the Participant has exercised an Incentive Stock Option, the Company may at its option retain physical possession of the certificate evidencing the shares acquired upon exercise until the expiration of the holding periods described in Section 422(a)(1) of the Code. Any obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that, if at any time the Committee shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the Committee.

(d) Failure to Pay. Except as may otherwise be provided in an Award Agreement, if the Participant fails to pay for any of the Common Stock specified in such notice or fails to accept delivery thereof, that portion of the Participant’s Stock Option and right to purchase such Common Stock may be forfeited by the Participant.

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8.4 SARs. Subject to the conditions of this Section 8.4 and such administrative regulations as the Committee may from time to time adopt, a SAR may be exercised by the delivery (including by FAX) of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the SAR is to be exercised and the date of exercise thereof (the “Exercise Date”) which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. Subject to the terms of the Award Agreement and only if permissible under Section 409A of the Code and the regulations or other guidance issued thereunder (or, if not so permissible, at such time as permitted by Section 409A of the Code and the regulations or other guidance issued thereunder), the Participant shall receive from the Company in exchange therefor in the discretion of the Committee, and subject to the terms of the Award Agreement:

(a) cash in an amount equal to the excess (if any) of the Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) per share of Common Stock over the SAR Price per share specified in such SAR, multiplied by the total number of shares of Common Stock of the SAR being surrendered;

(b) that number of shares of Common Stock having an aggregate Fair Market Value (as of the Exercise Date, or if provided in the Award Agreement, conversion, of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests; or

(c) the Company may settle such obligation in part with shares of Common Stock and in part with cash.

The distribution of any cash or Common Stock pursuant to the foregoing sentence shall be made at such time as set forth in the Award Agreement.

8.5 Disqualifying Disposition of Incentive Stock Option. If shares of Common Stock acquired upon exercise of an Incentive Stock Option are disposed of by a Participant prior to the expiration of either two (2) years from the Date of Grant of such Stock Option or one (1) year from the transfer of shares of Common Stock to the Participant pursuant to the exercise of such Stock Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Participant shall notify the Company in writing of the date and terms of such disposition. A disqualifying disposition by a Participant shall not affect the status of any other Stock Option granted under the Plan as an Incentive Stock Option within the meaning of Section 422 of the Code.

Article 9.
AMENDMENT OR DISCONTINUANCE

Subject to the limitations set forth in this Article 9, the Board may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided, however, that no amendment for which stockholder approval is required either (a) by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or traded or (b) in order for the Plan and Incentives awarded under the Plan to continue to comply with Sections 421 and 422 of the Code, including any successors to such Sections, or other Applicable Law, shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Incentives theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Incentive outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto. Notwithstanding anything contained in this Plan to the contrary, unless required by law, no action contemplated or permitted by this Article 9 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Incentive theretofore granted under the Plan without the consent of the affected Participant.

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Article 10.
TERM

The Plan shall be effective from the date that this Plan is adopted by the Board. Unless sooner terminated by action of the Board, the Plan will terminate on the tenth anniversary of the Effective Date, but Incentives granted before that date will continue to be effective in accordance with their terms and conditions.

Article 11.
CAPITAL ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an Award, then the Committee shall adjust any or all of the following so that the fair value of the Award immediately after the transaction or event is equal to the fair value of the Award immediately prior to the transaction or event (a) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of Awards, (b) the number of shares and type of Common Stock (or other securities or property) subject to outstanding Awards, (c) the number of shares and type of Common Stock (or other securities or property) specified as the annual per-participant limitation under Section 5.1 of the Plan, (d) the Option Price of each outstanding Award, (e) the amount, if any, the Company pays for forfeited shares of Common Stock in accordance with Section 6.4, and (f) the number of or SAR Price of shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the Plan, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR Price; provided, however, that the number of shares of Common Stock (or other securities or property) subject to any Award shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any Stock Option to violate Section 422 of the Code or Section 409A of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

Upon the occurrence of any such adjustment, the Company shall provide notice to each affected Participant of its computation of such adjustment which shall be conclusive and shall be binding upon each such Participant.

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Article 12.
RECAPITALIZATION, MERGER AND CONSOLIDATION

12.1 No Effect on Company’s Authority. The existence of this Plan and Incentives granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any Change in Control, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.2 Conversion of Incentives Where Company Survives. Subject to any required action by the stockholders and except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Incentive granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a holder of the number of shares of Common Stock subject to the Incentive would have been entitled.

12.3 Exchange or Cancellation of Incentives Where Company Does Not Survive. Except as otherwise provided by Section 12.4 hereof or as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, in the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of outstanding Incentives, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company which were distributed or distributable to the stockholders of the Company in respect to each share of Common Stock held by them, such outstanding Incentives to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms.

12.4 Cancellation of Incentives. Notwithstanding the provisions of Sections 12.2 and 12.3 hereof, and except as may be required to comply with Section 409A of the Code and the regulations or other guidance issued thereunder, all Incentives granted hereunder may be canceled by the Company, in its sole discretion, as of the effective date of any Change in Control, merger, consolidation or share exchange, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or of any proposed sale of all or substantially all of the assets of the Company, or of any dissolution or liquidation of the Company, by either:

(a) giving notice to each holder thereof or his personal representative of its intention to cancel those Incentives for which the issuance of shares of Common Stock involved payment by the Participant for such shares, and permitting the purchase during the thirty (30) day period next preceding such effective date of any or all of the shares of Common Stock subject to such outstanding Incentives, including in the Board’s discretion some or all of the shares as to which such Incentives would not otherwise be vested and exercisable; or

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(b) in the case of Incentives that are either (i) settled only in shares of Common Stock, or (ii) at the election of the Participant, settled in shares of Common Stock, paying the holder thereof an amount equal to a reasonable estimate of the difference between the net amount per share payable in such transaction or as a result of such transaction, and the price per share of such Incentive to be paid by the Participant (hereinafter the “Spread”), multiplied by the number of shares subject to the Incentive. In cases where the shares constitute, or would after exercise, constitute Restricted Stock, the Company, in its discretion, may include some or all of those shares in the calculation of the amount payable hereunder. In estimating the Spread, appropriate adjustments to give effect to the existence of the Incentives shall be made, such as deeming the Incentives to have been exercised, with the Company receiving the exercise price payable thereunder, and treating the shares receivable upon exercise of the Incentives as being outstanding in determining the net amount per share. In cases where the proposed transaction consists of the acquisition of assets of the Company, the net amount per share shall be calculated on the basis of the net amount receivable with respect to shares of Common Stock upon a distribution and liquidation by the Company after giving effect to expenses and charges, including but not limited to taxes, payable by the Company before such liquidation could be completed.

An Award that by its terms would be fully vested or exercisable upon a Change in Control will be considered vested or exercisable for purposes of Section 12.4(a) hereof.

Article 13.
LIQUIDATION OR DISSOLUTION

Subject to Section 12.4 hereof, in case the Company shall, at any time while any Incentive under this Plan shall be in force and remain unexpired, (a) sell all or substantially all of its property, or (b) dissolve, liquidate, or wind up its affairs, then each Participant shall be entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Incentive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Incentive, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) and an adjustment is determined by the Committee to be appropriate to prevent the dilution of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, make such adjustment in accordance with the provisions of Article 11 hereof.

Article 14.
INCENTIVES IN SUBSTITUTION FOR
INCENTIVES GRANTED BY OTHER ENTITIES

Incentives may be granted under the Plan from time to time in substitution for similar instruments held by employees, independent contractors or directors of a corporation, partnership, or limited liability company who become or are about to become Employees, Contractors or Outside Directors of the Company or any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company, the acquisition by the Company of equity of the employing entity, or any other similar transaction pursuant to which the Company becomes the successor employer. The terms and conditions of the substitute Incentives so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the incentives in substitution for which they are granted.

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Article 15.
MISCELLANEOUS PROVISIONS

15.1 Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Incentives granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.

15.2 No Right to Continued Employment. Neither the Plan nor any Incentive granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.

15.3 Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee, each officer of the Company, and each Employee of the Company acting on behalf of the Board or the Committee shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, no member of the Board or the Committee (and no Subsidiary of the Company) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award Agreement or any Claim arising hereunder and, to the fullest extent permitted under applicable law, each Participant (as consideration for receiving and accepting an Award Agreement) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Board or the Committee and any Subsidiary of the Company arising out of this Plan.

15.4 Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

15.5 Compliance with Other Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Incentive if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the Exchange Act); and, as a condition of any sale or issuance of shares of Common Stock under an Incentive, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Incentives hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

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15.6 Tax Requirements. The Company or, if applicable, any Subsidiary (for purposes of this Section 15.6, the term “Company” shall be deemed to include any applicable Subsidiary), shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any federal, state, local, or other taxes required by law to be withheld in connection with an Award granted under this Plan. The Company may, in its sole discretion, also require the Participant receiving shares of Common Stock issued under the Plan to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Participant’s income arising with respect to the Award. Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made by (a) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding obligations of the Company; (b) if the Company, in its sole discretion, so consents in writing, the actual delivery by the exercising Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months prior to the date of exercise, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (c) below) the required tax withholding payment; (c) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the exercise of the Stock Option, which shares so withheld have an aggregate fair market value that equals (but does not exceed) the required tax withholding payment; or (d) any combination of (a), (b), or (c). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Participant. The Committee may in the Award Agreement impose any additional tax requirements or provisions that the Committee deems necessary or desirable.

15.7 Assignability. Incentive Stock Options may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 15.7 that is not required for compliance with Section 422 of the Code.

Except as otherwise provided herein, Awards may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of a Nonqualified Stock Option or SAR to be granted to a Participant on terms which permit transfer by such Participant to (a) the spouse (or former spouse), children or grandchildren of the Participant (“Immediate Family Members”), (b) a trust or trusts for the exclusive benefit of such Immediate Family Members, (c) a partnership in which the only partners are (1) such Immediate Family Members and/or (2) entities which are controlled by the Participant and/or Immediate Family Members, (d) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (e) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (x) there shall be no consideration for any such transfer, (y) the Award Agreement pursuant to which such Nonqualified Stock Option or SAR is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section, and (z) subsequent transfers of transferred Nonqualified Stock Options or SARs shall be prohibited except those by will or the laws of descent and distribution.

Following any transfer, any such Nonqualified Stock Option and SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 8, 9, 11, 13 and 15 hereof the term “Participant” shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which the Nonqualified Stock Options and SARs shall be exercisable or convertible by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of a Nonqualified Stock Option or SAR of any expiration, termination, lapse or acceleration of such Stock Option or SAR. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under a Nonqualified Stock Option or SAR that has been transferred by a Participant under this Section 15.7.

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15.8 Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Incentives granted under this Plan shall constitute general funds of the Company.

15.9 Legend. Each certificate representing shares of Restricted Stock issued to a Participant shall bear the following legend, or a similar legend deemed by the Company to constitute an appropriate notice of the provisions hereof (any such certificate not having such legend shall be surrendered upon demand by the Company and so endorsed):

On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain [DropCar, Inc.] Long-Term Incentive Plan, a copy of which is on file at the principal office of the Company in Round Rock, Texas. No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Plan. By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Plan.”

The following legend shall be inserted on a certificate evidencing Common Stock issued under the Plan if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

15.10 Governing Law. The Plan shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws, rule or principle of Delaware law that might refer the governance, construction, or interpretation of this Plan to the laws of another state). A Participant’s sole remedy for any Claim shall be against the Company, and no Participant shall have any claim or right of any nature against any Subsidiary of the Company or any stockholder or existing or former director, officer or Employee of the Company or any Subsidiary of the Company. The individuals and entities described above in this Section 15.10 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 15.10.

A copy of this Plan shall be kept on file in the principal office of the Company in Round Rock, Texas.

***************

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IN WITNESS WHEREOF, the Company has caused this instrument to be executed as of _________________________, 2020, by its Chief Executive Officer pursuant to prior action taken by the Board.

[DROPCAR, INC.]

By:
Name:
Title:	Chief Executive Officer

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ANNEX K

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of December 19, 2019, between AYRO, Inc., a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Acquiring Person” shall have the meaning ascribed to such term in Section 4.5.

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchasers’ obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Securities, in each case, have been satisfied or waived.

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“Closing Statement” means the Closing Statement in the form on Annex A attached hereto.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Haynes and Boone, LLP with offices located at 30 Rockefeller Plaza, 26th Floor, New York, New York.

“Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.

“Effective Date” means the earliest of the date that (a) the initial Registration Statement has been declared effective by the Commission, (b) all of the Shares and Warrant Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions, (c) following the one year anniversary of the Closing Date provided that a holder of Shares or Warrant Shares is not an Affiliate of the Company, or (d) all of the Shares and Warrant Shares may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act without volume or manner-of-sale restrictions and Company Counsel has delivered to such holders a standing written unqualified opinion that resales may then be made by such holders of the Shares and Warrant Shares pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders.

“EGS” means Ellenoff Grossman & Schole LLP, with offices located at 1345 Avenue of the Americas, New York, New York 10105-0302.

“Escrow Agent” means Signature Bank, a New York State chartered bank, with offices at 261 Madison Avenue, New York, New York 10016.

“Escrow Agreement” means the escrow agreement entered into prior to the date hereof, by and among the Company, the Escrow Agent and Palladium Capital Advisors LLC pursuant to which the Purchasers shall deposit Subscription Amounts with the Escrow Agent to be applied to the transactions contemplated hereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Indebtedness” shall have the meaning ascribed to such term in Section 3.1(bb).

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(p).

“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.1(c).

“Liens” means a lien, charge pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(n).

“Per Share Purchase Price” is as set forth in Section 2.2 hereof, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Placement Agent” means Palladium Capital Advisors LLC.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Public Merger Transaction” means the contemplated acquisition of the company by DropCar, Inc., a Delaware corporation whose common stock is currently listed on the Nasdaq Capital Market (“DCAR”) and the proposed merger or other legal form of acquisition of the Company by DCAR, the (“Merger”)

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.8.

“Registration Statement” means a registration statement of DCAR on Form S-4 or S-1covering the issuance to or resale by the Purchasers of the Shares and the Warrant Shares.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

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“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities” means the Shares, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the shares of Common Stock issued or issuable to each Purchaser pursuant to this Agreement.

“Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for Shares and Warrants purchased hereunder as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a) and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock to be issued upon the Public Merger Transaction is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Warrants, and all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Warrants” means, collectively, the Common Stock purchase warrants delivered to the Purchasers at the Closing in accordance with Section 2.2(a) hereof, which Warrants shall be exercisable immediately and have a term of exercise equal to five years, in the form of Exhibit C attached hereto.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

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ARTICLE II.
PURCHASE AND SALE

2.1 Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, up to an aggregate of $1,150,000 of Shares and Warrants. Each Purchaser shall deliver to the Escrow Agent, via wire transfer immediately available funds equal to such Purchaser’s Subscription Amount as set forth on the signature page hereto executed by such Purchaser within three Business Days of notice from the Placement Agent, and the Company shall deliver to each Purchaser its respective Shares and a Warrant (or cause DCAR to issue, as of the effective time of the Merger), as determined pursuant to Section 2.2(a), and the Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at the offices of EGS or such other location as the parties shall mutually agree.

2.2 Deliveries.

(a) On or prior to the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i) this Agreement duly executed by the Company;

(ii) a legal opinion of Company Counsel, substantially in the form of Exhibit B attached hereto;

(iii) a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver, on an expedited basis, a certificate evidencing a number of Shares equal to such Purchaser’s Subscription Amount divided by the Per Share Purchase Price, registered in the name of such Purchaser such Per Share Purchase Price to be a (X) fraction equal to the Purchaser’s Subscription Amount divided by the aggregate subscription amount of all Purchasers (Y) multiplied by such number of Shares as shall equal 7.03% of the number of shares of DCAR common stock outstanding immediately after the Public Merger Transaction;

(iv) at the request of a Purchaser, some or all of the Shares, as specified in writing by such Purchaser, shall be delivered in the form of a Pre-Funded Warrant, in the form of Exhibit B attached hereto;

(v) a Warrant registered in the name of such Purchaser to purchase up to a number of shares of Common Stock equal to 100% of such Purchaser’s Shares, with an exercise price equal to 115% of the Per Share Purchase Price, subject to adjustment therein;

(vi) the Company shall have provided each Purchaser with the Company’s wire instructions, on Company letterhead and executed by the Chief Executive Officer or Chief Financial Officer.

K-5

(b) On or prior to the third Business Day prior to the Closing Date, each Purchaser shall deliver or cause to be delivered to the or the Escrow Agent, as applicable, the following:

(i) this Agreement duly executed by such Purchaser; and

(ii) to the Escrow Agent, such Purchaser’s Subscription Amount by wire transfer to the account specified in the Escrow Agreement.

2.3 Closing Conditions.

(a) The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) on the Closing Date of the representations and warranties of the Purchasers contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements of each Purchaser required to be performed at or prior to the Closing Date shall have been performed; and

(iii) the delivery by each Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(b) The respective obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on the Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii) the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(iv) there shall have been no Material Adverse Effect with respect to the Company since the date hereof;

(v) the Public Merger Transaction shall be ready to close subject only to filing a Certificate of Merger with the Delaware Secretary of State; and

K-6

(vi) from the date hereof to the Closing Date, trading in DCAR’s common stock shall not have been suspended by the Commission or the Company’s principal Trading Market, and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Securities at the Closing.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby makes the following representations and warranties to each Purchaser:

(a) Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.1(a). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. If the Company has no subsidiaries, all other references to the Subsidiaries or any of them in the Transaction Documents shall be disregarded.

(b) Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

K-7

(c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d) No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

K-8

(f) Issuance of the Securities. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Warrant Shares, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement and the Warrants.

(g) Capitalization. The capitalization of the Company as of the date hereof is as set forth on Schedule 3.1(g), which Schedule 3.1(g). No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock or the capital stock of any Subsidiary, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents or capital stock of any Subsidiary. The issuance and sale of the Securities will not obligate the Company or any Subsidiary to issue shares of Common Stock or other securities to any Person (other than the Purchasers). There are no outstanding securities or instruments of the Company or any Subsidiary with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by the Company or any Subsidiary. There are no outstanding securities or instruments of the Company or any Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to redeem a security of the Company or such Subsidiary. The Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance and sale of the Securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

K-9

(h) RESERVED.

(i) Material Changes; Undisclosed Events, Liabilities or Developments. Except as set forth on Schedule 3.1(i), (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans.

(j) Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k) Labor Relations. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of the Company, no executive officer of the Company or any Subsidiary is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(l) Compliance. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree, or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(m) Environmental Laws. The Company and its Subsidiaries (i) are in compliance with all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(n) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

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(o) Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.

(p) Intellectual Property. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). None of, and neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(r) Transactions with Affiliates and Employees. Except as set forth on Schedule 3.1(r), none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

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(s) RESERVED.

(t) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents other than the Placement Agent. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(u) Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby.

(v) Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(w) RESERVED.

(x) RESERVED

(y) Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

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(z) Disclosure. All of the disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof. The Company confirms that upon the filing of a Current Report on Form 8-K announcing the consummation of the Public Merger Transaction, all information concerning the Company or DCAR that may have been provided to the Purchasers, and which may constitute material, non-public information, shall have been publicly disclosed. The Company understands and confirms that the Purchasers will rely on the foregoing in effecting transactions in securities of DCAR following the consummation of the Public Merger Transaction.

(aa) No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act which would require the registration of any such securities under the Securities Act.

(bb) Solvency. Based on the consolidated financial condition of the Company as of the Closing Date, after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder, (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. Schedule 3.1(bb) sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

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(cc) Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

(dd) No General Solicitation. Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(ee) Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of FCPA.

(ff) Acknowledgment Regarding Purchasers’ Purchase of Securities. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(gg) Office of Foreign Assets Control. Neither the Company nor any Subsidiary nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

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(hh) U.S. Real Property Holding Corporation. The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Purchaser’s request.

(ii) Bank Holding Company Act. Neither the Company nor any of its Subsidiaries or Affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries or Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(jj) Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

(kk) No Disqualification Events. With respect to the Securities to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Purchasers a copy of any disclosures provided thereunder.

(ll) Other Covered Persons. Other than the Placement Agent, the Company is not aware of any person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Securities.

(mm) Notice of Disqualification Events. The Company will notify the Purchasers and the Placement Agent in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.

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3.2 Representations and Warranties of the Purchasers. Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein, in which case they shall be accurate as of such date):

(a) Organization; Authority. Such Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Own Account. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Purchaser’s right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws). Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

(c) Purchaser Status. At the time such Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it exercises any Warrants, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

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(d) Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e) General Solicitation. Such Purchaser is not, to such Purchaser’s knowledge, purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of such Purchaser, any other general solicitation or general advertisement.

The Company acknowledges and agrees that the representations contained in this Section 3.2 shall not modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect Short Sales or similar transactions in the future.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and the Registration Rights Agreement and shall have the rights and obligations of a Purchaser under this Agreement and the Registration Rights Agreement.

(b) The Purchasers agree to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:

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THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders (as defined in the Registration Rights Agreement) thereunder.

(c) Certificates evidencing the Shares and Warrant Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof), (i) while a registration statement covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Shares or Warrant Shares pursuant to Rule 144 (assuming cashless exercise of the Warrants), (iii) if such Shares or Warrant Shares are eligible for sale under Rule 144 (assuming cashless exercise of the Warrants) without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares and Warrant Shares and without volume or manner-of-sale restrictions, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent or the Purchaser if required by the Transfer Agent to effect the removal of the legend hereunder, or if requested by a Purchaser, respectively. If all or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Warrant Shares, or if such Shares or Warrant Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144 (assuming cashless exercise of the Warrants), or if the Shares or Warrant Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares or Warrant Shares or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Warrant Shares shall be issued free of all legends. The Company agrees that at such time as such legend is no longer required under this Section 4.1(c), it will, no later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the delivery by a Purchaser to the Company or its transfer agent of a certificate representing Shares or Warrant Shares, as the case may be, issued with a restrictive legend (such date, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to its transfer agent that enlarge the restrictions on transfer set forth in this Section 4. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of a certificate representing Shares or Warrants Shares, as the case may be, issued with a restrictive legend.

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(d) In addition to such Purchaser’s other available remedies, if the Company fails to (a) issue and deliver (or cause to be delivered) to a Purchaser by the Legend Removal Date a certificate representing the Securities so delivered to the Company by such Purchaser that is free from all restrictive and other legends and if after the Legend Removal Date such Purchaser purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Purchaser of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock that such Purchaser anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of such Purchaser’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) (the “Buy-In Price”) over the product of (A) such number of Shares or Warrant Shares that the Company was required to deliver to such Purchaser by the Legend Removal Date multiplied by (B) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the date of the delivery by such Purchaser to the Company of the applicable Shares or Warrant Shares (as the case may be) and ending on the date of such delivery and payment under this clause (ii).

(e) Each Purchaser, severally and not jointly with the other Purchasers, agrees with the Company that such Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance upon this understanding.

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4.2 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

4.3 Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchasers.

4.4 Use of Proceeds. Except as set forth on Schedule 4.5 attached hereto, the Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes and expense of the Public Merger Transaction and shall not use such proceeds: (a) for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), (b) for the redemption of any Common Stock or Common Stock Equivalents, (c) for the settlement of any outstanding litigation or (d) in violation of FCPA or OFAC regulations.

4.5 Indemnification of Purchasers. Subject to the provisions of this Section 4.5, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is primarily based upon a material breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 4.8 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

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4.6 Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Shares pursuant to this Agreement and Warrant Shares pursuant to any exercise of the Warrants.

4.7 Equal Treatment of Purchasers. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

4.8 Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Purchaser.

4.9 Consummation of Public Merger Transaction. The Company shall use commercially reasonable efforts to complete the Merger with DCAR, and as a condition to closing of such Merger, to cause DCAR to assume all of the Company’s obligations under the Warrants, the Pre-Funded Warrants (if any) and this Agreement.

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ARTICLE V.
MISCELLANEOUS

5.1 Termination. This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the Closing has not been consummated on or before June 19, 2020; provided, however, that no such termination will affect the right of any party to sue for any breach by any other party (or parties).

5.2 Fees and Expenses. At the Closing, the Company has agreed to reimburse Alpha Capital Anstalt (“Alpha”) the non-accountable sum of $25,000 for its legal fees and expenses, Accordingly, in lieu of the foregoing payments, the aggregate amount that Alpha is to pay for the Securities at the Closing shall be reduced by $25,000 in lieu thereof. The Company shall deliver to each Purchaser, prior to the Closing, a completed and executed copy of the Closing Statement, attached hereto as Annex A. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any exercise notice delivered by a Purchaser), stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers.

5.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.

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5.5 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and Purchasers which purchased at least 67% in interest of the Shares based on the initial Subscription Amounts hereunder or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought, provided that if any amendment, modification or waiver disproportionately and adversely impacts a Purchaser (or group of Purchasers), the consent of such disproportionately impacted Purchaser (or group of Purchasers) shall also be required. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any proposed amendment or waiver that disproportionately, materially and adversely affects the rights and obligations of any Purchaser relative to the comparable rights and obligations of the other Purchasers shall require the prior written consent of such adversely affected Purchaser. Any amendment effected in accordance with this Section 5.5 shall be binding upon each Purchaser and holder of Securities and the Company.

5.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger). Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchasers.”

5.8 No Third-Party Beneficiaries. The Placement Agent shall be the third party beneficiary of the representations and warranties of the Company in Section 3.1 and the representations and warranties of the Purchasers in Section 3.2. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.8 and this Section 5.8.

5.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 4.8, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

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5.10 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Securities.

5.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that, in the case of a rescission of an exercise of a Warrant, the applicable Purchaser shall be required to return any shares of Common Stock subject to any such rescinded exercise notice concurrently with the return to such Purchaser of the aggregate exercise price paid to the Company for such shares and the restoration of such Purchaser’s right to acquire such shares pursuant to such Purchaser’s Warrant (including, issuance of a replacement warrant certificate evidencing such restored right).

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5.14 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.15 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16 Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents. For reasons of administrative convenience only, each Purchaser and its respective counsel have chosen to communicate with the Company through EGS. EGS does not represent any of the Purchasers and only represents Alpha. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Purchasers. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

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5.18 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.19 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

5.20 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ayRo, inc.	Address for Notice: Ayro, Inc. 900 E. Old Settlers Boulevard, Suite 100 Round Rock, TX 78664 Attention: Rodney Keller and Curtis Smith E-Mail: rod.keller@ayro.com and curt.smith@ayro.com

By:	/s/ Rod C. Keller Jr.
Name:	Rod C. Keller Jr.
Title:	Chief Executive Officer

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[Signature Page to $1.15MM SPA]

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[PURCHASER SIGNATURE PAGES TO ayRo SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: ________________________________________________________

Signature of Authorized Signatory of Purchaser: __________________________________

Name of Authorized Signatory: ____________________________________________________

Title of Authorized Signatory: _____________________________________________________

Email Address of Authorized Signatory: ______________________________________________

Facsimile Number of Authorized Signatory: _____________________________________________

Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Subscription Amount: $_________________

Shares: _________________

Warrant Shares: __________________

EIN Number: _______________________

[SIGNATURE PAGES CONTINUE]

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Annex A

CLOSING STATEMENT

Pursuant to the attached Securities Purchase Agreement, dated as of the date hereto, the purchasers shall purchase up to $[___________ of Common Stock and Warrants from AYRO, Inc., a Delaware corporation (the “Company”). All funds will be wired into an account maintained by the Company. All funds will be disbursed in accordance with this Closing Statement.

Disbursement Date: [________ ___, _____

I. PURCHASE PRICE
Gross Proceeds to be Received	$

II. DISBURSEMENTS
$
$
$
$
$

Total Amount Disbursed:	$

WIRE INSTRUCTIONS:
Please see attached.

Acknowledged and agreed to

this ___ day of _________, _____

[____________________________

By:
Name:
Title:

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EXHIBIT C

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

ayro, inc.

Warrant Shares: [_______]	Initial Exercise Date: [_______], 2020

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, _____________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on [________]1 (the “Termination Date”) but not thereafter, to subscribe for and purchase from AYRO, Inc., a Delaware corporation (the “Company”), up to ______ shares2 (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated December 19, 2019, among the Company and the purchasers signatory thereto.

1 Insert the date that is the five year anniversary of the Initial Exercise Date, provided that, if such date is not a Trading Day, insert the immediately following Trading Day.

2 100% of the number of shares of Common Stock subscribed for.

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Section 2. Exercise.

a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be 115% of the Per Share Purchase Price, subject to adjustment hereunder (the “Exercise Price”).

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c) Cashless Exercise. If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Warrant Shares to the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) =	the Exercise Price of this Warrant, as adjusted hereunder; and

(X) =	the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 2(c).

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

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Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c).

d) Mechanics of Exercise.

i. Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 (assuming cashless exercise of the Warrants), and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earliest of (i) two (2) Trading Days after the delivery to the Company of the Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

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ii. Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii. Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv. Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

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v. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

vi. Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

vii. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

e) Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be [9.99/4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

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Section 3. Certain Adjustments.

a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Subsequent Equity Sales. If the Company or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents, at an effective price per share less than the Exercise Price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Exercise Price shall be reduced and only reduced to equal the Base Share Price and the number of Warrant Shares issuable hereunder shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price prior to such adjustment. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 3(b) in respect of an Exempt Issuance, as defined below. The Company shall notify the Holder, in writing, no later than the Trading Day following the issuance or deemed issuance of any Common Stock or Common Stock Equivalents subject to this Section 3(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 3(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Warrant Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise. If the Company enters into a Variable Rate Transaction (as defined below), the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised. “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to purchase shares of Common Stock to employees, officers, directors, consultants, suppliers, vendors or professionals of the Company pursuant to any stock or option plan duly adopted for such purpose by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Warrant, provided that, such securities have not been amended since the date of this Warrant to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities, and (c) securities, including options or warrants to purchase shares of Common Stock, issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company and not for the primary purpose of raising capital. “Variable Rate Transaction” means a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may sell securities at a future determined price.

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c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d) Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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e) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, however, that, if the Fundamental Transaction is not within the Company’s control, including not approved by the Company’s Board of Directors, Holder shall only be entitled to receive from the Company or any Successor Entity, as of the date of consummation of such Fundamental Transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the greater of (x) the last VWAP immediately prior to the public announcement of such Fundamental Transaction and (y) the last VWAP immediately prior to the consummation of such Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds within five Business Days of the Holder’s election (or, if later, on the effective date of the Fundamental Transaction). The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

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f) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

g) Notice to Holder.

i. Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company (and all of its Subsidiaries, taken as a whole) is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

h) Voluntary Adjustment By Company. Subject to the rules and regulations of the Trading Market, the Company, at its sole option and in its sole discretion, may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

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Section 4. Transfer of Warrant.

a) Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof and to the provisions of Section 4.1 of the Purchase Agreement, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the original Issue Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d) Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, comply with the provisions of Section 5.7 of the Purchase Agreement.

e) Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

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Section 5. Miscellaneous.

a) No Rights as Stockholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3. Without limiting any rights of a Holder to receive Warrant Shares on a “cashless exercise” pursuant to Section 2(c) or to receive cash payments pursuant to Section 2(d)(i) and Section 2(d)(iv) herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

d) Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

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Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

f) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

g) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h) Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

i) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

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j) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

l) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

m) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

n) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

ayro, inc.

By:
Name:
Title:

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NOTICE OF EXERCISE

To: ayro, inc.

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

[  ] in lawful money of the United States; or

[  ] [if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity: ________________________________________________________________________

Signature of Authorized Signatory of Investing Entity: _________________________________________________

Name of Authorized Signatory: ___________________________________________________________________

Title of Authorized Signatory: ____________________________________________________________________

Date: ________________________________________________________________________________________

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EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated: _______________ __, ______

Holder’s Signature: _______________________

Holder’s Address: _______________________

K-47

ANNEX E

[TO BE EXECUTED BY DROPCAR UPON COMPLETION OF THE MERGER WITH AYRO, INC.]

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of [_________ __], 2020, between DropCar, Inc., a Delaware corporation (the “Company”), and each of the several holders of Registrable Securities (as defined herein) signatory hereto (each such purchaser, a “Holder” and, collectively, the “Holders”).

This Agreement is made pursuant to the Securities Purchase Agreement, dated as of December 19, 2019, between Ayro, Inc. and each Holder (the “Purchase Agreement”).

The Company and each Holder hereby agrees as follows:

1. Definitions.

Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Advice” shall have the meaning set forth in Section 6(d).

“Effectiveness Date” means, with respect to the Initial Registration Statement required to be filed hereunder, the 90th calendar day following the date hereof (or, in the event of a “full review” by the Commission, the 120th calendar day following the date hereof) and with respect to any additional Registration Statements which may be required pursuant to Section 2(c) or Section 3(c), the 30th calendar day following the date on which an additional Registration Statement is required to be filed hereunder (or, in the event of a “full review” by the Commission, the 90th calendar day following the date such additional Registration Statement is required to be filed hereunder); provided, however, that in the event the Company is notified by the Commission that one or more of the above Registration Statements will not be reviewed or is no longer subject to further review and comments, the Effectiveness Date as to such Registration Statement shall be the fifth Trading Day following the date on which the Company is so notified if such date precedes the dates otherwise required above, provided, further, if such Effectiveness Date falls on a day that is not a Trading Day, then the Effectiveness Date shall be the next succeeding Trading Day.

“Effectiveness Period” shall have the meaning set forth in Section 2(a).

“Event” shall have the meaning set forth in Section 2(d).

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“Event Date” shall have the meaning set forth in Section 2(d).

“Filing Date” means, with respect to the Initial Registration Statement required hereunder, the 90th calendar day following the date hereof and, with respect to any additional Registration Statements which may be required pursuant to Section 2(c) or Section 3(c), the earliest practical date on which the Company is permitted by SEC Guidance to file such additional Registration Statement related to the Registrable Securities.

“Holder” or “Holders” means the holder or holders, as the case may be, from time to time of Registrable Securities.

“Indemnified Party” shall have the meaning set forth in Section 5(c).

“Indemnifying Party” shall have the meaning set forth in Section 5(c).

“Initial Registration Statement” means the initial Registration Statement filed pursuant to this Agreement.

“Losses” shall have the meaning set forth in Section 5(a).

“Plan of Distribution” shall have the meaning set forth in Section 2(a).

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated by the Commission pursuant to the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

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“Registrable Securities” means, as of any date of determination, (a) all Shares of the shares of Common Stock then issued pursuant to the Purchase Agreement, (b) all Warrant Shares then issued and issuable upon exercise of the Warrants (assuming on such date the Warrants are exercised in full without regard to any exercise limitations therein), (c) any additional shares of Common Stock issued and issuable in connection with any anti-dilution provisions in the Warrants (in each case, without giving effect to any limitations on exercise set forth in the Warrants) and (d) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing; provided, however, that any such Registrable Securities shall cease to be Registrable Securities (and the Company shall not be required to maintain the effectiveness of any, or file another, Registration Statement hereunder with respect thereto) for so long as (i) a Registration Statement with respect to the sale of such Registrable Securities is declared effective by the Commission under the Securities Act and such Registrable Securities have been disposed of by the Holder in accordance with such effective Registration Statement, (ii) such Registrable Securities have been previously sold in accordance with Rule 144, iii) such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to the Transfer Agent and the affected Holders (assuming that such securities and any securities issuable upon exercise, conversion or exchange of which, or as a dividend upon which, such securities were issued or are issuable, were at no time held by any Affiliate of the Company, and all Warrants are exercised by “cashless exercise” as provided in Section 2(c) of each of the Warrants, as reasonably determined by the Company, upon the advice of counsel to the Company, or (iv) the issuance of the Registrable Securities are registered under a Registration Statement on Form S-4 in connection with the Acquisition Transaction.

“Registration Statement” means any registration statement required to be filed hereunder pursuant to Section 2(a) and any additional registration statements contemplated by Section 2(c) or Section 3(c), including (in each case) the Prospectus, amendments and supplements to any such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in any such registration statement.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Selling Stockholder Questionnaire” shall have the meaning set forth in Section 3(a).

“SEC Guidance” means (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act.

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2. Shelf Registration.

(a) On or prior to each Filing Date, the Company shall prepare and file with the Commission a Registration Statement covering the resale of all of the Registrable Securities that are not then registered on an effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415. Each Registration Statement filed hereunder shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith, subject to the provisions of Section 2(e)) and shall contain (unless otherwise directed by at least 85% in interest of the Holders) substantially the “Plan of Distribution” attached hereto as Annex A and substantially the “Selling Stockholder” section attached hereto as Annex B; provided, however, that no Holder shall be required to be named as an “underwriter” without such Holder’s express prior written consent. Subject to the terms of this Agreement, the Company shall use its best efforts to cause a Registration Statement filed under this Agreement (including, without limitation, under Section 3(c)) to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than the applicable Effectiveness Date, and shall use its best efforts to keep such Registration Statement continuously effective under the Securities Act until the date that all Registrable Securities covered by such Registration Statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders (the “Effectiveness Period”). The Company shall telephonically request effectiveness of a Registration Statement as of 5:00 p.m. (New York City time) on a Trading Day. The Company shall immediately notify the Holders via facsimile or by e-mail of the effectiveness of a Registration Statement on the same Trading Day that the Company telephonically confirms effectiveness with the Commission, which shall be the date requested for effectiveness of such Registration Statement. The Company shall, by 9:30 a.m. (New York City time) on the Trading Day after the effective date of such Registration Statement, file a final Prospectus with the Commission as required by Rule 424. Failure to so notify the Holder within one (1) Trading Day of such notification of effectiveness or failure to file a final Prospectus as foresaid shall be deemed an Event under Section 2(d).

(b) Notwithstanding the registration obligations set forth in Section 2(a), if the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Initial Registration Statement as required by the Commission, covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering, subject to the provisions of Section 2(e); with respect to filing on Form S-3 or other appropriate form, and subject to the provisions of Section 2(d) with respect to the payment of liquidated damages; provided, however, that prior to filing such amendment, the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09.

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(c) Notwithstanding any other provision of this Agreement and subject to the payment of liquidated damages pursuant to Section 2(d), if the Commission or any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater portion of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced as follows:

a.	First, the Company shall reduce or eliminate any securities to be included other than Registrable Securities;

b.	Second, the Company shall reduce Registrable Securities represented by Warrant Shares (applied, in the case that some Warrant Shares may be registered, to the Holders on a pro rata basis based on the total number of unregistered Warrant Shares held by such Holders); and

c.	Third, the Company shall reduce Registrable Securities represented by Conversion Shares (applied, in the case that some Conversion Shares may be registered, to the Holders on a pro rata basis based on the total number of unregistered Conversion Shares held by such Holders).

In the event of a cutback hereunder, the Company shall give the Holder at least five (5) Trading Days prior written notice along with the calculations as to such Holder’s allotment. In the event the Company amends the Initial Registration Statement in accordance with the foregoing, the Company will use its best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended.

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(d) If: (i) the Initial Registration Statement is not filed on or prior to its Filing Date (if the Company files the Initial Registration Statement without affording the Holders the opportunity to review and comment on the same as required by Section 3(a) herein, the Company shall be deemed to have not satisfied this clause (i)), or (ii) the Company fails to file with the Commission a request for acceleration of a Registration Statement in accordance with Rule 461 promulgated by the Commission pursuant to the Securities Act, within five Trading Days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review, or (iii) prior to the effective date of a Registration Statement, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such Registration Statement within ten (10) calendar days after the receipt of comments by or notice from the Commission that such amendment is required in order for such Registration Statement to be declared effective, or (iv) a Registration Statement registering for resale all of the Registrable Securities is not declared effective by the Commission by the Effectiveness Date of the Initial Registration Statement, or (v) after the effective date of a Registration Statement, such Registration Statement ceases for any reason to remain continuously effective as to all Registrable Securities included in such Registration Statement, or the Holders are otherwise not permitted to utilize the Prospectus therein to resell such Registrable Securities, for more than ten (10) consecutive calendar days or more than an aggregate of fifteen (15) calendar days (which need not be consecutive calendar days) during any 12-month period (any such failure or breach being referred to as an “Event”, and for purposes of clauses (i) and (iv), the date on which such Event occurs, and for purpose of clause (ii) the date on which such five (5) Trading Day period is exceeded, and for purpose of clause (iii) the date which such ten (10) calendar day period is exceeded, and for purpose of clause (v) the date on which such ten (10) or fifteen (15) calendar day period, as applicable, is exceeded being referred to as “Event Date”), then, in addition to any other rights the Holders may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 2.0% multiplied by the aggregate amount of such Holder’s Subscription Amount. The parties agree that the maximum aggregate liquidated damages payable to a Holder under this Agreement shall be 12% of such Holder’s Subscription Amount. If the Company fails to pay any partial liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of an Event.

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(e) If Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on another appropriate form and (ii) undertake to register the Registrable Securities on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the Commission.

(f) Notwithstanding anything to the contrary contained herein, in no event shall the Company be permitted to name any Holder or affiliate of a Holder as any Underwriter without the prior written consent of such Holder.

3. Registration Procedures.

In connection with the Company’s registration obligations hereunder, the Company shall:

(a) Not less than five (5) Trading Days prior to the filing of each Registration Statement and not less than one (1) Trading Day prior to the filing of any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall (i) furnish to each Holder copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of such Holders, and (ii) cause its officers and directors, counsel and independent registered public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel to each Holder, to conduct a reasonable investigation within the meaning of the Securities Act. The Company shall not file a Registration Statement or any such Prospectus or any amendments or supplements thereto to which the Holders of a majority of the Registrable Securities shall reasonably object in good faith, provided that, the Company is notified of such objection in writing no later than five (5) Trading Days after the Holders have been so furnished copies of a Registration Statement or one (1) Trading Day after the Holders have been so furnished copies of any related Prospectus or amendments or supplements thereto. Each Holder agrees to furnish to the Company a completed questionnaire in the form attached to this Agreement as Annex B (a “Selling Stockholder Questionnaire”) on a date that is not less than two (2) Trading Days prior to the Filing Date or by the end of the fourth (4th) Trading Day following the date on which such Holder receives draft materials in accordance with this Section.

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(b) (i) Prepare and file with the Commission such amendments, including post-effective amendments, to a Registration Statement and the Prospectus used in connection therewith as may be necessary to keep a Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities, (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and, as so supplemented or amended, to be filed pursuant to Rule 424, (iii) respond as promptly as reasonably possible to any comments received from the Commission with respect to a Registration Statement or any amendment thereto and provide as promptly as reasonably possible to the Holders true and complete copies of all correspondence from and to the Commission relating to a Registration Statement (provided that, the Company shall excise any information contained therein which would constitute material non-public information regarding the Company or any of its Subsidiaries), and (iv) comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by a Registration Statement during the applicable period in accordance (subject to the terms of this Agreement) with the intended methods of disposition by the Holders thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented.

(c) If during the Effectiveness Period, the number of Registrable Securities at any time exceeds 100% of the number of shares of Common Stock then registered in a Registration Statement, then the Company shall file as soon as reasonably practicable, but in any case prior to the applicable Filing Date, an additional Registration Statement covering the resale by the Holders of not less than the number of such Registrable Securities.

(d) Notify the Holders of Registrable Securities to be sold (which notice shall, pursuant to clauses (iii) through (vi) hereof, be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made) as promptly as reasonably possible (and, in the case of (i)(A) below, not less than one (1) Trading Day prior to such filing) and (if requested by any such Person) confirm such notice in writing no later than one (1) Trading Day following the day (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed, (B) when the Commission notifies the Company whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement, and (C) with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information, (iii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose, (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in a Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to a Registration Statement, Prospectus or other documents so that, in the case of a Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vi) of the occurrence or existence of any pending corporate development with respect to the Company that the Company believes may be material and that, in the determination of the Company, makes it not in the best interest of the Company to allow continued availability of a Registration Statement or Prospectus; provided, however, that in no event shall any such notice contain any information which would constitute material, non-public information regarding the Company or any of its Subsidiaries.

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(e) Use its best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order stopping or suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

(f) Furnish to each Holder, without charge, at least one conformed copy of each such Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference to the extent requested by such Person, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission, provided that any such item which is available on the EDGAR system (or successor thereto) need not be furnished in physical form.

(g) Subject to the terms of this Agreement, the Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto, except after the giving of any notice pursuant to Section 3(d).

(h) Prior to any resale of Registrable Securities by a Holder, use its commercially reasonable efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from the Registration or qualification) of such Registrable Securities for the resale by the Holder under the securities or Blue Sky laws of such jurisdictions within the United States as any Holder reasonably requests in writing, to keep each registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by each Registration Statement, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction.

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(i) If requested by a Holder, cooperate with such Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by the Purchase Agreement, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request.

(j) Upon the occurrence of any event contemplated by Section 3(d), as promptly as reasonably possible under the circumstances taking into account the Company’s good faith assessment of any adverse consequences to the Company and its stockholders of the premature disclosure of such event, prepare a supplement or amendment, including a post-effective amendment, to a Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither a Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with clauses (iii) through (vi) of Section 3(d) above to suspend the use of any Prospectus until the requisite changes to such Prospectus have been made, then the Holders shall suspend use of such Prospectus. The Company will use its best efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable. The Company shall be entitled to exercise its right under this Section 3(j) to suspend the availability of a Registration Statement and Prospectus, subject to the payment of partial liquidated damages otherwise required pursuant to Section 2(d), for a period not to exceed 60 calendar days (which need not be consecutive days) in any 12-month period.

(k) Otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission under the Securities Act and the Exchange Act, including, without limitation, Rule 172 under the Securities Act, file any final Prospectus, including any supplement or amendment thereof, with the Commission pursuant to Rule 424 under the Securities Act, promptly inform the Holders in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Holders are required to deliver a Prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder.

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(l) The Company shall use its best efforts to maintain eligibility for use of Form S-3 (or any successor form thereto) for the registration of the resale of Registrable Securities.

(m) The Company may require each selling Holder to furnish to the Company a certified statement as to the number of shares of Common Stock beneficially owned by such Holder and, if required by the Commission, the natural persons thereof that have voting and dispositive control over the shares. During any periods that the Company is unable to meet its obligations hereunder with respect to the registration of the Registrable Securities solely because any Holder fails to furnish such information within three Trading Days of the Company’s request, any liquidated damages that are accruing at such time as to such Holder only shall be tolled and any Event that may otherwise occur solely because of such delay shall be suspended as to such Holder only, until such information is delivered to the Company.

4. Registration Expenses. All fees and expenses incident to the performance of or compliance with, this Agreement by the Company shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of the Company’s counsel and independent registered public accountants) (A) with respect to filings made with the Commission, (B) with respect to filings required to be made with any Trading Market on which the Common Stock is then listed for trading, and (C) in compliance with applicable state securities or Blue Sky laws reasonably agreed to by the Company in writing (including, without limitation, fees and disbursements of counsel for the Company in connection with Blue Sky qualifications or exemptions of the Registrable Securities), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, and (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder. In no event shall the Company be responsible for any broker or similar commissions of any Holder or, except to the extent provided for in the Transaction Documents, any legal fees or other costs of the Holders.

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5. Indemnification.

(a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Holder, the officers, directors, members, partners, agents, brokers (including brokers who offer and sell Registrable Securities as principal as a result of a pledge or any failure to perform under a margin call of Common Stock), investment advisors and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, stockholders, partners, agents and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except to the extent, but only to the extent, that (i) such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement, such Prospectus or in any amendment or supplement thereto (it being understood that the Holder has approved Annex A hereto for this purpose) or (ii) in the case of an occurrence of an event of the type specified in Section 3(d)(iii)-(vi), the use by such Holder of an outdated, defective or otherwise unavailable Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated, defective or otherwise unavailable for use by such Holder and prior to the receipt by such Holder of the Advice contemplated in Section 6(d). The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding arising from or in connection with the transactions contemplated by this Agreement of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified person and shall survive the transfer of any Registrable Securities by any of the Holders in accordance with Section 6(h).

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(b) Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, to the extent arising out of or based solely upon: any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (i) to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by such Holder to the Company expressly for inclusion in such Registration Statement or such Prospectus or (ii) to the extent, but only to the extent, that such information relates to such Holder’s information provided in the Selling Stockholder Questionnaire or the proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement (it being understood that the Holder has approved Annex A hereto for this purpose), such Prospectus or in any amendment or supplement thereto. In no event shall the liability of a selling Holder be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such Holder in connection with any claim relating to this Section 5 and the amount of any damages such Holder has otherwise been required to pay by reason of such untrue statement or omission) received by such Holder upon the sale of the Registrable Securities included in the Registration Statement giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof, provided that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Indemnifying Party.

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An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses, (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding, or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and counsel to the Indemnified Party shall reasonably believe that a material conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of no more than one separate counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

Subject to the terms of this Agreement, all reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten Trading Days of written notice thereof to the Indemnifying Party, provided that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) not to be entitled to indemnification hereunder.

(d) Contribution. If the indemnification under Section 5(a) or 5(b) is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

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The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. In no event shall the contribution obligation of a Holder of Registrable Securities be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such Holder in connection with any claim relating to this Section 5 and the amount of any damages such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission) received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.

The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

6. Miscellaneous.

(a) Remedies. In the event of a breach by the Company or by a Holder of any of their respective obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. Each of the Company and each Holder agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall not assert or shall waive the defense that a remedy at law would be adequate.

(b) No Piggyback on Registrations; Prohibition on Filing Other Registration Statements. Except as set forth on Schedule 6(b) attached hereto, neither the Company nor any of its security holders (other than the Holders in such capacity pursuant hereto) may include securities of the Company in any Registration Statements other than the Registrable Securities. The Company shall not file any other registration statements until all Registrable Securities are registered pursuant to a Registration Statement that is declared effective by the Commission, provided that this Section 6(b) shall not prohibit the Company from filing amendments to registration statements filed prior to the date of this Agreement.

(c) [RESERVED]

(d) Discontinued Disposition. By its acquisition of Registrable Securities, each Holder agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Section 3(d)(iii) through (vi), such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Company will use its best efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable. The Company agrees and acknowledges that any periods during which the Holder is required to discontinue the disposition of the Registrable Securities hereunder shall be subject to the provisions of Section 2(d).

(e) Piggy-Back Registrations. If, at any time during the Effectiveness Period, there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Company’s stock option or other employee benefit plans, then the Company shall deliver to each Holder a written notice of such determination and, if within fifteen days after the date of the delivery of such notice, any such Holder shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities such Holder requests to be registered; provided, however, that the Company shall not be required to register any Registrable Securities pursuant to this Section 6(e) that are eligible for resale pursuant to Rule 144 (without volume restrictions or current public information requirements) promulgated by the Commission pursuant to the Securities Act or that are the subject of a then effective Registration Statement that is available for resales or other dispositions by such Holder.

(f) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders of 50.1% or more of the then outstanding Registrable Securities (for purposes of clarification, this includes any Registrable Securities issuable upon exercise or conversion of any Security), provided that, if any amendment, modification or waiver disproportionately and adversely impacts a Holder (or group of Holders), the consent of such disproportionately impacted Holder (or group of Holders) shall be required. If a Registration Statement does not register all of the Registrable Securities pursuant to a waiver or amendment done in compliance with the previous sentence, then the number of Registrable Securities to be registered for each Holder shall be reduced pro rata among all Holders and each Holder shall have the right to designate which of its Registrable Securities shall be omitted from such Registration Statement. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of a Holder or some Holders and that does not directly or indirectly affect the rights of other Holders may be given only by such Holder or Holders of all of the Registrable Securities to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the first sentence of this Section 6(f). No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration also is offered to all of the parties to this Agreement.

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(g) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement.

(h) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. The Company may not assign (except by merger) its rights or obligations hereunder without the prior written consent of all of the Holders of the then outstanding Registrable Securities.

(i) No Inconsistent Agreements. Neither the Company nor any of its Subsidiaries has entered, as of the date hereof, nor shall the Company or any of its Subsidiaries, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. Except as set forth on Schedule 6(i), neither the Company nor any of its Subsidiaries has previously entered into any agreement granting any registration rights with respect to any of its securities to any Person that have not been satisfied in full.

(j) Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(k) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement.

(l) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any other remedies provided by law.

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(m) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(n) Headings. The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(o) Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement or any other matters, and the Company acknowledges that the Holders are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or transactions. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement with respect to the obligations of the Company contained was solely in the control of the Company, not the action or decision of any Holder, and was done solely for the convenience of the Company and not because it was required or requested to do so by any Holder. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Holder, solely, and not between the Company and the Holders collectively and not between and among Holders.

********************

(Signature Pages Follow)

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

DROPCAR, INC.

By:
Name:
Title:

[SIGNATURE PAGE OF HOLDERS FOLLOWS]

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[SIGNATURE PAGE OF HOLDERS TO DCAR RRA]

Name of Holder: __________________________

Signature of Authorized Signatory of Holder: __________________________

Name of Authorized Signatory: _________________________

Title of Authorized Signatory: __________________________

[SIGNATURE PAGES CONTINUE]

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Annex A

Plan of Distribution

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

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In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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SELLING SHAREHOLDERS

The common stock being offered by the selling shareholders are those previously issued to the selling shareholders, and those issuable to the selling shareholders, upon exercise of the warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “Private Placement of Shares of Common Stock and Warrants” above. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the shares of common stock and warrants, as of ________, 2020, assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling shareholders in the “Private Placement of Shares of Common Stock and Warrants” described above and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the warrants, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed [4.99]% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Name of Selling Shareholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering

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Annex C

dropcar, inc.

Selling Stockholder Notice and Questionnaire

The undersigned beneficial owner of common stock (the “Registrable Securities”) of DropCar, Inc., a Delaware corporation (the “Company”), understands that the Company has filed or intends to file with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”) for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of the Registrable Securities, in accordance with the terms of the Registration Rights Agreement (the “Registration Rights Agreement”) to which this document is annexed. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Registration Rights Agreement.

Certain legal consequences arise from being named as a selling stockholder in the Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling stockholder in the Registration Statement and the related prospectus.

NOTICE

The undersigned beneficial owner (the “Selling Stockholder”) of Registrable Securities hereby elects to include the Registrable Securities owned by it in the Registration Statement.

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The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate:

QUESTIONNAIRE

1.	Name.

	(a)	Full Legal Name of Selling Stockholder

	(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities are held:

	(c)	Full Legal Name of Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities covered by this Questionnaire):

2. Address for Notices to Selling Stockholder:

Telephone:______________________________________________________________________________________
Fax:___________________________________________________________________________________________
Contact Person:__________________________________________________________________________________

3. Broker-Dealer Status:

(a)	Are you a broker-dealer?

Yes	[ ]	No	[ ]

(b)	If “yes” to Section 3(a), did you receive your Registrable Securities as compensation for investment banking services to the Company?

Yes	[ ]	No	[ ]

Note:	If “no” to Section 3(b), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

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(c)	Are you an affiliate of a broker-dealer?

Yes	[ ]	No	[ ]

(d)	If you are an affiliate of a broker-dealer, do you certify that you purchased the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Yes	[ ]	No	[ ]

Note:	If “no” to Section 3(d), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

4. Beneficial Ownership of Securities of the Company Owned by the Selling Stockholder.

Except as set forth below in this Item 4, the undersigned is not the beneficial or registered owner of any securities of the Company other than the securities issuable pursuant to the Purchase Agreement.

(a)	Type and Amount of other securities beneficially owned by the Selling Stockholder:

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5. Relationships with the Company:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (owners of 5% of more of the equity securities of the undersigned) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

State any exceptions here:

The undersigned agrees to promptly notify the Company of any material inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Registration Statement remains effective; provided, that the undersigned shall not be required to notify the Company of any changes to the number of securities held or owned by the undersigned or its affiliates.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 5 and the inclusion of such information in the Registration Statement and the related prospectus and any amendments or supplements thereto. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related prospectus and any amendments or supplements thereto.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Date:	Beneficial Owner:

By:
Name:
Title:

PLEASE FAX A COPY (OR EMAIL A .PDF COPY) OF THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE TO:

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SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of December 19, 2019, between AYRO, Inc., a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Acquiring Person” shall have the meaning ascribed to such term in Section 4.5.

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchasers’ obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Securities, in each case, have been satisfied or waived.

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“Closing Statement” means the Closing Statement in the form on Annex A attached hereto.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Haynes and Boone, LLP with offices located at 30 Rockefeller Plaza, 26th Floor, New York, New York.

“Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.

“Effective Date” means the earliest of the date that (a) the initial Registration Statement has been declared effective by the Commission, (b) all of the Shares and Warrant Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions, (c) following the one year anniversary of the Closing Date provided that a holder of Shares or Warrant Shares is not an Affiliate of the Company, or (d) all of the Shares and Warrant Shares may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act without volume or manner-of-sale restrictions and Company Counsel has delivered to such holders a standing written unqualified opinion that resales may then be made by such holders of the Shares and Warrant Shares pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders.

“EGS” means Ellenoff Grossman & Schole LLP, with offices located at 1345 Avenue of the Americas, New York, New York 10105-0302.

“Escrow Agent” means Signature Bank, a New York State chartered bank, with offices at 261 Madison Avenue, New York, New York 10016.

“Escrow Agreement” means the escrow agreement entered into prior to the date hereof, by and among the Company, the Escrow Agent and Palladium Capital Advisors LLC pursuant to which the Purchasers shall deposit Subscription Amounts with the Escrow Agent to be applied to the transactions contemplated hereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

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“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Indebtedness” shall have the meaning ascribed to such term in Section 3.1(bb).

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(p).

“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.1(c).

“Liens” means a lien, charge pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(n).

“Per Share Purchase Price” is as set forth in Section 2.2 hereof, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Placement Agent” means Palladium Capital Advisors LLC.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Public Merger Transaction” means the contemplated acquisition of the company by DropCar, Inc., a Delaware corporation whose common stock is currently listed on the Nasdaq Capital Market (“DCAR”) and the proposed merger or other legal form of acquisition of the Company by DCAR, the (“Merger”)

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.8.

“Registration Statement” means a registration statement of DCAR on Form S-4 or S-1covering the issuance to or resale by the Purchasers of the Shares and the Warrant Shares.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

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“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities” means the Shares, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the shares of Common Stock issued or issuable to each Purchaser pursuant to this Agreement.

“Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for Shares and Warrants purchased hereunder as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Company as set forth on Schedule 3.1(a) and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock to be issued upon the Public Merger Transaction is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Warrants, and all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Warrants” means, collectively, the Common Stock purchase warrants delivered to the Purchasers at the Closing in accordance with Section 2.2(a) hereof, which Warrants shall be exercisable immediately and have a term of exercise equal to five years, in the form of Exhibit C attached hereto.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

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ARTICLE II.
PURCHASE AND SALE

2.1 Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, substantially concurrent with the execution and delivery of this Agreement by the parties hereto, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, up to an aggregate of $850,000 of Shares and Warrants. Each Purchaser shall deliver to the Escrow Agent, via wire transfer immediately available funds equal to such Purchaser’s Subscription Amount as set forth on the signature page hereto executed by such Purchaser within three Business Days of notice from the Placement Agent, and the Company shall deliver to each Purchaser its respective Shares and a Warrant (or cause DCAR to issue, as of the effective time of the Merger), as determined pursuant to Section 2.2(a), and the Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at the offices of EGS or such other location as the parties shall mutually agree.

2.2 Deliveries.

(a) On or prior to the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i) this Agreement duly executed by the Company;

(ii) a legal opinion of Company Counsel, substantially in the form of Exhibit B attached hereto;

(iii) a copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver, on an expedited basis, a certificate evidencing a number of Shares equal to such Purchaser’s Subscription Amount divided by the Per Share Purchase Price, registered in the name of such Purchaser such Per Share Purchase Price to be a (X) fraction equal to the Purchaser’s Subscription Amount divided by the aggregate subscription amount of all Purchasers (Y) multiplied by such number of Shares as shall equal 9.52% of the number of shares of DCAR common stock outstanding immediately after the Public Merger Transaction;

(iv) at the request of a Purchaser, some or all of the Shares, as specified in writing by such Purchaser, shall be delivered in the form of a Pre-Funded Warrant, in the form of Exhibit B attached hereto;

(v) a Warrant registered in the name of such Purchaser to purchase up to a number of shares of Common Stock equal to 100% of such Purchaser’s Shares, with an exercise price equal to 115% of the Per Share Purchase Price, subject to adjustment therein;

(vi) the Company shall have provided each Purchaser with the Company’s wire instructions, on Company letterhead and executed by the Chief Executive Officer or Chief Financial Officer.

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(b) On or prior to the third Business Day prior to the Closing Date, each Purchaser shall deliver or cause to be delivered to the or the Escrow Agent, as applicable, the following:

(i) this Agreement duly executed by such Purchaser; and

(ii) to the Escrow Agent, such Purchaser’s Subscription Amount by wire transfer to the account specified in the Escrow Agreement.

2.3 Closing Conditions.

(a) The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) on the Closing Date of the representations and warranties of the Purchasers contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements of each Purchaser required to be performed at or prior to the Closing Date shall have been performed; and

(iii) the delivery by each Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(b) The respective obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) when made and on the Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii) all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii) the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(iv) there shall have been no Material Adverse Effect with respect to the Company since the date hereof;

(v) the Public Merger Transaction shall be ready to close subject only to filing a Certificate of Merger with the Delaware Secretary of State; and

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(vi) from the date hereof to the Closing Date, trading in DCAR’s common stock shall not have been suspended by the Commission or the Company’s principal Trading Market, and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of such Purchaser, makes it impracticable or inadvisable to purchase the Securities at the Closing.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby makes the following representations and warranties to each Purchaser:

(a) Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.1(a). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. If the Company has no subsidiaries, all other references to the Subsidiaries or any of them in the Transaction Documents shall be disregarded.

(b) Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

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(c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d) No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

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(f) Issuance of the Securities. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Warrant Shares, when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement and the Warrants.

(g) Capitalization. The capitalization of the Company as of the date hereof is as set forth on Schedule 3.1(g), which Schedule 3.1(g). No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock or the capital stock of any Subsidiary, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents or capital stock of any Subsidiary. The issuance and sale of the Securities will not obligate the Company or any Subsidiary to issue shares of Common Stock or other securities to any Person (other than the Purchasers). There are no outstanding securities or instruments of the Company or any Subsidiary with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by the Company or any Subsidiary. There are no outstanding securities or instruments of the Company or any Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to redeem a security of the Company or such Subsidiary. The Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors or others is required for the issuance and sale of the Securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

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(h) RESERVED.

(i) Material Changes; Undisclosed Events, Liabilities or Developments. Except as set forth on Schedule 3.1(i), (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans.

(j) Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k) Labor Relations. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good. To the knowledge of the Company, no executive officer of the Company or any Subsidiary is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(l) Compliance. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree, or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(m) Environmental Laws. The Company and its Subsidiaries (i) are in compliance with all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(n) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(o) Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.

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(p) Intellectual Property. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). None of, and neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(r) Transactions with Affiliates and Employees. Except as set forth on Schedule 3.1(r), none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

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(s) RESERVED.

(t) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents other than the Placement Agent. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(u) Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby.

(v) Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(w) RESERVED.

(x) RESERVED

(y) Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

(z) Disclosure. All of the disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof. The Company confirms that upon the filing of a Current Report on Form 8-K announcing the consummation of the Public Merger Transaction, all information concerning the Company or DCAR that may have been provided to the Purchasers, and which may constitute material, non-public information, shall have been publicly disclosed. The Company understands and confirms that the Purchasers will rely on the foregoing in effecting transactions in securities of DCAR following the consummation of the Public Merger Transaction.

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(aa) No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act which would require the registration of any such securities under the Securities Act.

(bb) Solvency. Based on the consolidated financial condition of the Company as of the Closing Date, after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder, (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. Schedule 3.1(bb) sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

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(cc) Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

(dd) No General Solicitation. Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(ee) Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor to the knowledge of the Company or any Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of FCPA.

(ff) Acknowledgment Regarding Purchasers’ Purchase of Securities. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(gg) Office of Foreign Assets Control. Neither the Company nor any Subsidiary nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

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(hh) U.S. Real Property Holding Corporation. The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Purchaser’s request.

(ii) Bank Holding Company Act. Neither the Company nor any of its Subsidiaries or Affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries or Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(jj) Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

(kk) No Disqualification Events. With respect to the Securities to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Purchasers a copy of any disclosures provided thereunder.

(ll) Other Covered Persons. Other than the Placement Agent, the Company is not aware of any person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Securities.

(mm) Notice of Disqualification Events. The Company will notify the Purchasers and the Placement Agent in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.

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3.2 Representations and Warranties of the Purchasers. Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows (unless as of a specific date therein, in which case they shall be accurate as of such date):

(a) Organization; Authority. Such Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Own Account. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Purchaser’s right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws). Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

(c) Purchaser Status. At the time such Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it exercises any Warrants, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

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(d) Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e) General Solicitation. Such Purchaser is not, to such Purchaser’s knowledge, purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of such Purchaser, any other general solicitation or general advertisement.

The Company acknowledges and agrees that the representations contained in this Section 3.2 shall not modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect Short Sales or similar transactions in the future.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1 Transfer Restrictions.

(a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and the Registration Rights Agreement and shall have the rights and obligations of a Purchaser under this Agreement and the Registration Rights Agreement.

(b) The Purchasers agree to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

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The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders (as defined in the Registration Rights Agreement) thereunder.

(c) Certificates evidencing the Shares and Warrant Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof), (i) while a registration statement covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Shares or Warrant Shares pursuant to Rule 144 (assuming cashless exercise of the Warrants), (iii) if such Shares or Warrant Shares are eligible for sale under Rule 144 (assuming cashless exercise of the Warrants) without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares and Warrant Shares and without volume or manner-of-sale restrictions, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent or the Purchaser if required by the Transfer Agent to effect the removal of the legend hereunder, or if requested by a Purchaser, respectively. If all or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Warrant Shares, or if such Shares or Warrant Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144 (assuming cashless exercise of the Warrants), or if the Shares or Warrant Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Shares or Warrant Shares or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Warrant Shares shall be issued free of all legends. The Company agrees that at such time as such legend is no longer required under this Section 4.1(c), it will, no later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the delivery by a Purchaser to the Company or its transfer agent of a certificate representing Shares or Warrant Shares, as the case may be, issued with a restrictive legend (such date, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to its transfer agent that enlarge the restrictions on transfer set forth in this Section 4. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of a certificate representing Shares or Warrants Shares, as the case may be, issued with a restrictive legend.

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(d) In addition to such Purchaser’s other available remedies, if the Company fails to (a) issue and deliver (or cause to be delivered) to a Purchaser by the Legend Removal Date a certificate representing the Securities so delivered to the Company by such Purchaser that is free from all restrictive and other legends and if after the Legend Removal Date such Purchaser purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Purchaser of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock that such Purchaser anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of such Purchaser’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) (the “Buy-In Price”) over the product of (A) such number of Shares or Warrant Shares that the Company was required to deliver to such Purchaser by the Legend Removal Date multiplied by (B) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the date of the delivery by such Purchaser to the Company of the applicable Shares or Warrant Shares (as the case may be) and ending on the date of such delivery and payment under this clause (ii).

(e) Each Purchaser, severally and not jointly with the other Purchasers, agrees with the Company that such Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance upon this understanding.

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4.2 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

4.3 Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchasers.

4.4 Use of Proceeds. Except as set forth on Schedule 4.5 attached hereto, the Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes and expense of the Public Merger Transaction and shall not use such proceeds: (a) for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), (b) for the redemption of any Common Stock or Common Stock Equivalents, (c) for the settlement of any outstanding litigation or (d) in violation of FCPA or OFAC regulations.

4.5 Indemnification of Purchasers. Subject to the provisions of this Section 4.5, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is primarily based upon a material breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such stockholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 4.8 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

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4.6 Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Shares pursuant to this Agreement and Warrant Shares pursuant to any exercise of the Warrants.

4.7 Equal Treatment of Purchasers. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

4.8 Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Purchaser.

4.9 Consummation of Public Merger Transaction. The Company shall use commercially reasonable efforts to complete the Merger with DCAR, and as a condition to closing of such Merger, to cause DCAR to assume all of the Company’s obligations under the Warrants, the Pre-Funded Warrants (if any) and this Agreement.

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ARTICLE V.
MISCELLANEOUS

5.1 Termination. This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the Closing has not been consummated on or before June 19, 2020; provided, however, that no such termination will affect the right of any party to sue for any breach by any other party (or parties).

5.2 Fees and Expenses. The Company shall deliver to each Purchaser, prior to the Closing, a completed and executed copy of the Closing Statement, attached hereto as Annex A. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any exercise notice delivered by a Purchaser), stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers.

5.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the email address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.

5.5 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and Purchasers which purchased at least 67% in interest of the Shares based on the initial Subscription Amounts hereunder or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought, provided that if any amendment, modification or waiver disproportionately and adversely impacts a Purchaser (or group of Purchasers), the consent of such disproportionately impacted Purchaser (or group of Purchasers) shall also be required. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any proposed amendment or waiver that disproportionately, materially and adversely affects the rights and obligations of any Purchaser relative to the comparable rights and obligations of the other Purchasers shall require the prior written consent of such adversely affected Purchaser. Any amendment effected in accordance with this Section 5.5 shall be binding upon each Purchaser and holder of Securities and the Company.

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5.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger). Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchasers.”

5.8 No Third-Party Beneficiaries. The Placement Agent shall be the third party beneficiary of the representations and warranties of the Company in Section 3.1 and the representations and warranties of the Purchasers in Section 3.2. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.8 and this Section 5.8.

5.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the Company under Section 4.8, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

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5.10 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Securities.

5.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that, in the case of a rescission of an exercise of a Warrant, the applicable Purchaser shall be required to return any shares of Common Stock subject to any such rescinded exercise notice concurrently with the return to such Purchaser of the aggregate exercise price paid to the Company for such shares and the restoration of such Purchaser’s right to acquire such shares pursuant to such Purchaser’s Warrant (including, issuance of a replacement warrant certificate evidencing such restored right).

5.14 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

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5.15 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16 Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents. For reasons of administrative convenience only, each Purchaser and its respective counsel have chosen to communicate with the Company through EGS. EGS does not represent any of the Purchasers and only represents Alpha. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Purchasers. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

5.18 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.19 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

5.20 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ayRo, inc.	Address for Notice:

Ayro, Inc.
900 E. Old Settlers Boulevard, Suite 100
Round Rock, TX 78664
Attention: Rodney Keller and Curtis Smith
E-Mail: rod.keller@ayro.com and curt.smith@ayro.com

By:	/s/ Rod C. Keller Jr.
Name:	Rod C. Keller Jr.
Title:	Chief Executive Officer

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

[Signature Page to $850K SPA]

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[PURCHASER SIGNATURE PAGES TO ayRo SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: ________________________________________________________

Signature of Authorized Signatory of Purchaser: __________________________________

Name of Authorized Signatory: __________________________________________________

Title of Authorized Signatory: _____________________________________________________

Email Address of Authorized Signatory: ______________________________________________

Facsimile Number of Authorized Signatory: _____________________________________________

Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Subscription Amount: $_________________

Shares: _________________

Warrant Shares: __________________

EIN Number: _______________________

[SIGNATURE PAGES CONTINUE]

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Annex A

CLOSING STATEMENT

Pursuant to the attached Securities Purchase Agreement, dated as of the date hereto, the purchasers shall purchase up to $[___________ of Common Stock and Warrants from AYRO, Inc., a Delaware corporation (the “Company”). All funds will be wired into an account maintained by the Company. All funds will be disbursed in accordance with this Closing Statement.

Disbursement Date: [________ ___, _____

 _____________________________________________________________________________

I. PURCHASE PRICE

Gross Proceeds to be Received	$

II. DISBURSEMENTS

$
$
$
$
$

Total Amount Disbursed:	$

WIRE INSTRUCTIONS: Please see attached.

Acknowledged and agreed to

this ___ day of _________, _____

[____________________________

By:

Name:

Title:

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EXHIBIT C

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

ayro, inc.

Warrant Shares: [_______]	Initial Exercise Date: [_______], 2020

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, _____________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on [________]1 (the “Termination Date”) but not thereafter, to subscribe for and purchase from AYRO, Inc., a Delaware corporation (the “Company”), up to ______ shares2 (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Securities Purchase Agreement (the “Purchase Agreement”), dated December 19, 2019, among the Company and the purchasers signatory thereto.

1 Insert the date that is the five year anniversary of the Initial Exercise Date, provided that, if such date is not a Trading Day, insert the immediately following Trading Day.

2 100% of the number of shares of Common Stock subscribed for.

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Section 2. Exercise.

a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be 115% of the Per Share Purchase Price, subject to adjustment hereunder (the “Exercise Price”).

c) Cashless Exercise. If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Warrant Shares to the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

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(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 2(c).

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

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Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(c).

d) Mechanics of Exercise.

i. Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 (assuming cashless exercise of the Warrants), and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earliest of (i) two (2) Trading Days after the delivery to the Company of the Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

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ii. Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii. Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv. Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

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v. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

vi. Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

vii. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

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e) Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be [9.99/4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

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Section 3. Certain Adjustments.

a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

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b) Subsequent Equity Sales. If the Company or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents, at an effective price per share less than the Exercise Price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Exercise Price shall be reduced and only reduced to equal the Base Share Price and the number of Warrant Shares issuable hereunder shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price prior to such adjustment. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 3(b) in respect of an Exempt Issuance, as defined below. The Company shall notify the Holder, in writing, no later than the Trading Day following the issuance or deemed issuance of any Common Stock or Common Stock Equivalents subject to this Section 3(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 3(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Warrant Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise. If the Company enters into a Variable Rate Transaction (as defined below), the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised. “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to purchase shares of Common Stock to employees, officers, directors, consultants, suppliers, vendors or professionals of the Company pursuant to any stock or option plan duly adopted for such purpose by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Warrant, provided that, such securities have not been amended since the date of this Warrant to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities, and (c) securities, including options or warrants to purchase shares of Common Stock, issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company and not for the primary purpose of raising capital. “Variable Rate Transaction” means a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may sell securities at a future determined price.

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c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d) Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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e) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction; provided, however, that, if the Fundamental Transaction is not within the Company’s control, including not approved by the Company’s Board of Directors, Holder shall only be entitled to receive from the Company or any Successor Entity, as of the date of consummation of such Fundamental Transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the greater of (x) the last VWAP immediately prior to the public announcement of such Fundamental Transaction and (y) the last VWAP immediately prior to the consummation of such Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds within five Business Days of the Holder’s election (or, if later, on the effective date of the Fundamental Transaction). The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

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f) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

g) Notice to Holder.

i. Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company (and all of its Subsidiaries, taken as a whole) is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

h) Voluntary Adjustment By Company. Subject to the rules and regulations of the Trading Market, the Company, at its sole option and in its sole discretion, may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

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Section 4. Transfer of Warrant.

a) Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof and to the provisions of Section 4.1 of the Purchase Agreement, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the original Issue Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d) Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, comply with the provisions of Section 5.7 of the Purchase Agreement.

e) Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

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Section 5. Miscellaneous.

a) No Rights as Stockholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3. Without limiting any rights of a Holder to receive Warrant Shares on a “cashless exercise” pursuant to Section 2(c) or to receive cash payments pursuant to Section 2(d)(i) and Section 2(d)(iv) herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

d) Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

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Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Purchase Agreement.

f) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

g) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h) Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Purchase Agreement.

i) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

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j) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

l) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

m) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

n) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

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(Signature Page Follows)

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

ayro, inc.

By:
Name:
Title:

K-120

NOTICE OF EXERCISE

To: ayro, inc.

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

[  ] in lawful money of the United States; or

[  ] [if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity: _______________________________________________________________________

Signature of Authorized Signatory of Investing Entity: _________________________________________________

Name of Authorized Signatory: ___________________________________________________________________

Title of Authorized Signatory: ____________________________________________________________________

Date: ________________________________________________________________________________________

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EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)
Phone Number:
Email Address:
Dated: _______________ __, ______
Holder’s Signature: ____________________________
Holder’s Address: _____________________________

K-122

ANNEX E

[TO BE EXECUTED BY DROPCAR UPON COMPLETION OF THE MERGER WITH AYRO, INC.]

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of [_________ __], 2020, between DropCar, Inc., a Delaware corporation (the “Company”), and each of the several holders of Registrable Securities (as defined herein) signatory hereto (each such purchaser, a “Holder” and, collectively, the “Holders”).

This Agreement is made pursuant to the Securities Purchase Agreement, dated as of December 19, 2019, between Ayro, Inc. and each Holder (the “Purchase Agreement”).

The Company and each Holder hereby agrees as follows:

1. Definitions.

Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Advice” shall have the meaning set forth in Section 6(d).

“Effectiveness Date” means, with respect to the Initial Registration Statement required to be filed hereunder, the 90th calendar day following the date hereof (or, in the event of a “full review” by the Commission, the 120th calendar day following the date hereof) and with respect to any additional Registration Statements which may be required pursuant to Section 2(c) or Section 3(c), the 30th calendar day following the date on which an additional Registration Statement is required to be filed hereunder (or, in the event of a “full review” by the Commission, the 90th calendar day following the date such additional Registration Statement is required to be filed hereunder); provided, however, that in the event the Company is notified by the Commission that one or more of the above Registration Statements will not be reviewed or is no longer subject to further review and comments, the Effectiveness Date as to such Registration Statement shall be the fifth Trading Day following the date on which the Company is so notified if such date precedes the dates otherwise required above, provided, further, if such Effectiveness Date falls on a day that is not a Trading Day, then the Effectiveness Date shall be the next succeeding Trading Day.

“Effectiveness Period” shall have the meaning set forth in Section 2(a).

“Event” shall have the meaning set forth in Section 2(d).

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“Event Date” shall have the meaning set forth in Section 2(d).

“Filing Date” means, with respect to the Initial Registration Statement required hereunder, the 90th calendar day following the date hereof and, with respect to any additional Registration Statements which may be required pursuant to Section 2(c) or Section 3(c), the earliest practical date on which the Company is permitted by SEC Guidance to file such additional Registration Statement related to the Registrable Securities.

“Holder” or “Holders” means the holder or holders, as the case may be, from time to time of Registrable Securities.

“Indemnified Party” shall have the meaning set forth in Section 5(c).

“Indemnifying Party” shall have the meaning set forth in Section 5(c).

“Initial Registration Statement” means the initial Registration Statement filed pursuant to this Agreement.

“Losses” shall have the meaning set forth in Section 5(a).

“Plan of Distribution” shall have the meaning set forth in Section 2(a).

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated by the Commission pursuant to the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

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“Registrable Securities” means, as of any date of determination, (a) all Shares of the shares of Common Stock then issued pursuant to the Purchase Agreement, (b) all Warrant Shares then issued and issuable upon exercise of the Warrants (assuming on such date the Warrants are exercised in full without regard to any exercise limitations therein), (c) any additional shares of Common Stock issued and issuable in connection with any anti-dilution provisions in the Warrants (in each case, without giving effect to any limitations on exercise set forth in the Warrants) and (d) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing; provided, however, that any such Registrable Securities shall cease to be Registrable Securities (and the Company shall not be required to maintain the effectiveness of any, or file another, Registration Statement hereunder with respect thereto) for so long as (i) a Registration Statement with respect to the sale of such Registrable Securities is declared effective by the Commission under the Securities Act and such Registrable Securities have been disposed of by the Holder in accordance with such effective Registration Statement, (ii) such Registrable Securities have been previously sold in accordance with Rule 144, iii) such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to the Transfer Agent and the affected Holders (assuming that such securities and any securities issuable upon exercise, conversion or exchange of which, or as a dividend upon which, such securities were issued or are issuable, were at no time held by any Affiliate of the Company, and all Warrants are exercised by “cashless exercise” as provided in Section 2(c) of each of the Warrants, as reasonably determined by the Company, upon the advice of counsel to the Company, or (iv) the issuance of the Registrable Securities are registered under a Registration Statement on Form S-4 in connection with the Acquisition Transaction.

“Registration Statement” means any registration statement required to be filed hereunder pursuant to Section 2(a) and any additional registration statements contemplated by Section 2(c) or Section 3(c), including (in each case) the Prospectus, amendments and supplements to any such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in any such registration statement.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Selling Stockholder Questionnaire” shall have the meaning set forth in Section 3(a).

“SEC Guidance” means (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act.

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2. Shelf Registration.

(a) On or prior to each Filing Date, the Company shall prepare and file with the Commission a Registration Statement covering the resale of all of the Registrable Securities that are not then registered on an effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415. Each Registration Statement filed hereunder shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith, subject to the provisions of Section 2(e)) and shall contain (unless otherwise directed by at least 85% in interest of the Holders) substantially the “Plan of Distribution” attached hereto as Annex A and substantially the “Selling Stockholder” section attached hereto as Annex B; provided, however, that no Holder shall be required to be named as an “underwriter” without such Holder’s express prior written consent. Subject to the terms of this Agreement, the Company shall use its best efforts to cause a Registration Statement filed under this Agreement (including, without limitation, under Section 3(c)) to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than the applicable Effectiveness Date, and shall use its best efforts to keep such Registration Statement continuously effective under the Securities Act until the date that all Registrable Securities covered by such Registration Statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders (the “Effectiveness Period”). The Company shall telephonically request effectiveness of a Registration Statement as of 5:00 p.m. (New York City time) on a Trading Day. The Company shall immediately notify the Holders via facsimile or by e-mail of the effectiveness of a Registration Statement on the same Trading Day that the Company telephonically confirms effectiveness with the Commission, which shall be the date requested for effectiveness of such Registration Statement. The Company shall, by 9:30 a.m. (New York City time) on the Trading Day after the effective date of such Registration Statement, file a final Prospectus with the Commission as required by Rule 424. Failure to so notify the Holder within one (1) Trading Day of such notification of effectiveness or failure to file a final Prospectus as foresaid shall be deemed an Event under Section 2(d).

(b) Notwithstanding the registration obligations set forth in Section 2(a), if the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Initial Registration Statement as required by the Commission, covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering, subject to the provisions of Section 2(e); with respect to filing on Form S-3 or other appropriate form, and subject to the provisions of Section 2(d) with respect to the payment of liquidated damages; provided, however, that prior to filing such amendment, the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09.

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(c) Notwithstanding any other provision of this Agreement and subject to the payment of liquidated damages pursuant to Section 2(d), if the Commission or any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater portion of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced as follows:

a.	First, the Company shall reduce or eliminate any securities to be included other than Registrable Securities;

b.	Second, the Company shall reduce Registrable Securities represented by Warrant Shares (applied, in the case that some Warrant Shares may be registered, to the Holders on a pro rata basis based on the total number of unregistered Warrant Shares held by such Holders); and

c.	Third, the Company shall reduce Registrable Securities represented by Conversion Shares (applied, in the case that some Conversion Shares may be registered, to the Holders on a pro rata basis based on the total number of unregistered Conversion Shares held by such Holders).

In the event of a cutback hereunder, the Company shall give the Holder at least five (5) Trading Days prior written notice along with the calculations as to such Holder’s allotment. In the event the Company amends the Initial Registration Statement in accordance with the foregoing, the Company will use its best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended.

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(d) If: (i) the Initial Registration Statement is not filed on or prior to its Filing Date (if the Company files the Initial Registration Statement without affording the Holders the opportunity to review and comment on the same as required by Section 3(a) herein, the Company shall be deemed to have not satisfied this clause (i)), or (ii) the Company fails to file with the Commission a request for acceleration of a Registration Statement in accordance with Rule 461 promulgated by the Commission pursuant to the Securities Act, within five Trading Days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review, or (iii) prior to the effective date of a Registration Statement, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such Registration Statement within ten (10) calendar days after the receipt of comments by or notice from the Commission that such amendment is required in order for such Registration Statement to be declared effective, or (iv) a Registration Statement registering for resale all of the Registrable Securities is not declared effective by the Commission by the Effectiveness Date of the Initial Registration Statement, or (v) after the effective date of a Registration Statement, such Registration Statement ceases for any reason to remain continuously effective as to all Registrable Securities included in such Registration Statement, or the Holders are otherwise not permitted to utilize the Prospectus therein to resell such Registrable Securities, for more than ten (10) consecutive calendar days or more than an aggregate of fifteen (15) calendar days (which need not be consecutive calendar days) during any 12-month period (any such failure or breach being referred to as an “Event”, and for purposes of clauses (i) and (iv), the date on which such Event occurs, and for purpose of clause (ii) the date on which such five (5) Trading Day period is exceeded, and for purpose of clause (iii) the date which such ten (10) calendar day period is exceeded, and for purpose of clause (v) the date on which such ten (10) or fifteen (15) calendar day period, as applicable, is exceeded being referred to as “Event Date”), then, in addition to any other rights the Holders may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 2.0% multiplied by the aggregate amount of such Holder’s Subscription Amount. The parties agree that the maximum aggregate liquidated damages payable to a Holder under this Agreement shall be 12% of such Holder’s Subscription Amount. If the Company fails to pay any partial liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of an Event.

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(e) If Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on another appropriate form and (ii) undertake to register the Registrable Securities on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the Commission.

(f) Notwithstanding anything to the contrary contained herein, in no event shall the Company be permitted to name any Holder or affiliate of a Holder as any Underwriter without the prior written consent of such Holder.

3. Registration Procedures.

In connection with the Company’s registration obligations hereunder, the Company shall:

(a) Not less than five (5) Trading Days prior to the filing of each Registration Statement and not less than one (1) Trading Day prior to the filing of any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall (i) furnish to each Holder copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of such Holders, and (ii) cause its officers and directors, counsel and independent registered public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel to each Holder, to conduct a reasonable investigation within the meaning of the Securities Act. The Company shall not file a Registration Statement or any such Prospectus or any amendments or supplements thereto to which the Holders of a majority of the Registrable Securities shall reasonably object in good faith, provided that, the Company is notified of such objection in writing no later than five (5) Trading Days after the Holders have been so furnished copies of a Registration Statement or one (1) Trading Day after the Holders have been so furnished copies of any related Prospectus or amendments or supplements thereto. Each Holder agrees to furnish to the Company a completed questionnaire in the form attached to this Agreement as Annex B (a “Selling Stockholder Questionnaire”) on a date that is not less than two (2) Trading Days prior to the Filing Date or by the end of the fourth (4th) Trading Day following the date on which such Holder receives draft materials in accordance with this Section.

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(b) (i) Prepare and file with the Commission such amendments, including post-effective amendments, to a Registration Statement and the Prospectus used in connection therewith as may be necessary to keep a Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities, (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and, as so supplemented or amended, to be filed pursuant to Rule 424, (iii) respond as promptly as reasonably possible to any comments received from the Commission with respect to a Registration Statement or any amendment thereto and provide as promptly as reasonably possible to the Holders true and complete copies of all correspondence from and to the Commission relating to a Registration Statement (provided that, the Company shall excise any information contained therein which would constitute material non-public information regarding the Company or any of its Subsidiaries), and (iv) comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by a Registration Statement during the applicable period in accordance (subject to the terms of this Agreement) with the intended methods of disposition by the Holders thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented.

(c) If during the Effectiveness Period, the number of Registrable Securities at any time exceeds 100% of the number of shares of Common Stock then registered in a Registration Statement, then the Company shall file as soon as reasonably practicable, but in any case prior to the applicable Filing Date, an additional Registration Statement covering the resale by the Holders of not less than the number of such Registrable Securities.

(d) Notify the Holders of Registrable Securities to be sold (which notice shall, pursuant to clauses (iii) through (vi) hereof, be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made) as promptly as reasonably possible (and, in the case of (i)(A) below, not less than one (1) Trading Day prior to such filing) and (if requested by any such Person) confirm such notice in writing no later than one (1) Trading Day following the day (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed, (B) when the Commission notifies the Company whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement, and (C) with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information, (iii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose, (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in a Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to a Registration Statement, Prospectus or other documents so that, in the case of a Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vi) of the occurrence or existence of any pending corporate development with respect to the Company that the Company believes may be material and that, in the determination of the Company, makes it not in the best interest of the Company to allow continued availability of a Registration Statement or Prospectus; provided, however, that in no event shall any such notice contain any information which would constitute material, non-public information regarding the Company or any of its Subsidiaries.

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(e) Use its best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order stopping or suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

(f) Furnish to each Holder, without charge, at least one conformed copy of each such Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference to the extent requested by such Person, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission, provided that any such item which is available on the EDGAR system (or successor thereto) need not be furnished in physical form.

(g) Subject to the terms of this Agreement, the Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto, except after the giving of any notice pursuant to Section 3(d).

(h) Prior to any resale of Registrable Securities by a Holder, use its commercially reasonable efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from the Registration or qualification) of such Registrable Securities for the resale by the Holder under the securities or Blue Sky laws of such jurisdictions within the United States as any Holder reasonably requests in writing, to keep each registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by each Registration Statement, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction.

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(i) If requested by a Holder, cooperate with such Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by the Purchase Agreement, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request.

(j) Upon the occurrence of any event contemplated by Section 3(d), as promptly as reasonably possible under the circumstances taking into account the Company’s good faith assessment of any adverse consequences to the Company and its stockholders of the premature disclosure of such event, prepare a supplement or amendment, including a post-effective amendment, to a Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither a Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with clauses (iii) through (vi) of Section 3(d) above to suspend the use of any Prospectus until the requisite changes to such Prospectus have been made, then the Holders shall suspend use of such Prospectus. The Company will use its best efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable. The Company shall be entitled to exercise its right under this Section 3(j) to suspend the availability of a Registration Statement and Prospectus, subject to the payment of partial liquidated damages otherwise required pursuant to Section 2(d), for a period not to exceed 60 calendar days (which need not be consecutive days) in any 12-month period.

(k) Otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission under the Securities Act and the Exchange Act, including, without limitation, Rule 172 under the Securities Act, file any final Prospectus, including any supplement or amendment thereof, with the Commission pursuant to Rule 424 under the Securities Act, promptly inform the Holders in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Holders are required to deliver a Prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder.

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(l) The Company shall use its best efforts to maintain eligibility for use of Form S-3 (or any successor form thereto) for the registration of the resale of Registrable Securities.

(m) The Company may require each selling Holder to furnish to the Company a certified statement as to the number of shares of Common Stock beneficially owned by such Holder and, if required by the Commission, the natural persons thereof that have voting and dispositive control over the shares. During any periods that the Company is unable to meet its obligations hereunder with respect to the registration of the Registrable Securities solely because any Holder fails to furnish such information within three Trading Days of the Company’s request, any liquidated damages that are accruing at such time as to such Holder only shall be tolled and any Event that may otherwise occur solely because of such delay shall be suspended as to such Holder only, until such information is delivered to the Company.

4. Registration Expenses. All fees and expenses incident to the performance of or compliance with, this Agreement by the Company shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of the Company’s counsel and independent registered public accountants) (A) with respect to filings made with the Commission, (B) with respect to filings required to be made with any Trading Market on which the Common Stock is then listed for trading, and (C) in compliance with applicable state securities or Blue Sky laws reasonably agreed to by the Company in writing (including, without limitation, fees and disbursements of counsel for the Company in connection with Blue Sky qualifications or exemptions of the Registrable Securities), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, and (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder. In no event shall the Company be responsible for any broker or similar commissions of any Holder or, except to the extent provided for in the Transaction Documents, any legal fees or other costs of the Holders.

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5. Indemnification.

(a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Holder, the officers, directors, members, partners, agents, brokers (including brokers who offer and sell Registrable Securities as principal as a result of a pledge or any failure to perform under a margin call of Common Stock), investment advisors and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, stockholders, partners, agents and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except to the extent, but only to the extent, that (i) such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement, such Prospectus or in any amendment or supplement thereto (it being understood that the Holder has approved Annex A hereto for this purpose) or (ii) in the case of an occurrence of an event of the type specified in Section 3(d)(iii)-(vi), the use by such Holder of an outdated, defective or otherwise unavailable Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated, defective or otherwise unavailable for use by such Holder and prior to the receipt by such Holder of the Advice contemplated in Section 6(d). The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding arising from or in connection with the transactions contemplated by this Agreement of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified person and shall survive the transfer of any Registrable Securities by any of the Holders in accordance with Section 6(h).

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(b) Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, to the extent arising out of or based solely upon: any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (i) to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by such Holder to the Company expressly for inclusion in such Registration Statement or such Prospectus or (ii) to the extent, but only to the extent, that such information relates to such Holder’s information provided in the Selling Stockholder Questionnaire or the proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement (it being understood that the Holder has approved Annex A hereto for this purpose), such Prospectus or in any amendment or supplement thereto. In no event shall the liability of a selling Holder be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such Holder in connection with any claim relating to this Section 5 and the amount of any damages such Holder has otherwise been required to pay by reason of such untrue statement or omission) received by such Holder upon the sale of the Registrable Securities included in the Registration Statement giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof, provided that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Indemnifying Party.

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An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses, (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding, or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and counsel to the Indemnified Party shall reasonably believe that a material conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of no more than one separate counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

Subject to the terms of this Agreement, all reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten Trading Days of written notice thereof to the Indemnifying Party, provided that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) not to be entitled to indemnification hereunder.

(d) Contribution. If the indemnification under Section 5(a) or 5(b) is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

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The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. In no event shall the contribution obligation of a Holder of Registrable Securities be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such Holder in connection with any claim relating to this Section 5 and the amount of any damages such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission) received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.

The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

6. Miscellaneous.

(a) Remedies. In the event of a breach by the Company or by a Holder of any of their respective obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. Each of the Company and each Holder agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall not assert or shall waive the defense that a remedy at law would be adequate.

(b) No Piggyback on Registrations; Prohibition on Filing Other Registration Statements. Except as set forth on Schedule 6(b) attached hereto, neither the Company nor any of its security holders (other than the Holders in such capacity pursuant hereto) may include securities of the Company in any Registration Statements other than the Registrable Securities. The Company shall not file any other registration statements until all Registrable Securities are registered pursuant to a Registration Statement that is declared effective by the Commission, provided that this Section 6(b) shall not prohibit the Company from filing amendments to registration statements filed prior to the date of this Agreement.

(c) [RESERVED]

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(d) Discontinued Disposition. By its acquisition of Registrable Securities, each Holder agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Section 3(d)(iii) through (vi), such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Company will use its best efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable. The Company agrees and acknowledges that any periods during which the Holder is required to discontinue the disposition of the Registrable Securities hereunder shall be subject to the provisions of Section 2(d).

(e) Piggy-Back Registrations. If, at any time during the Effectiveness Period, there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Company’s stock option or other employee benefit plans, then the Company shall deliver to each Holder a written notice of such determination and, if within fifteen days after the date of the delivery of such notice, any such Holder shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities such Holder requests to be registered; provided, however, that the Company shall not be required to register any Registrable Securities pursuant to this Section 6(e) that are eligible for resale pursuant to Rule 144 (without volume restrictions or current public information requirements) promulgated by the Commission pursuant to the Securities Act or that are the subject of a then effective Registration Statement that is available for resales or other dispositions by such Holder.

(f) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders of 50.1% or more of the then outstanding Registrable Securities (for purposes of clarification, this includes any Registrable Securities issuable upon exercise or conversion of any Security), provided that, if any amendment, modification or waiver disproportionately and adversely impacts a Holder (or group of Holders), the consent of such disproportionately impacted Holder (or group of Holders) shall be required. If a Registration Statement does not register all of the Registrable Securities pursuant to a waiver or amendment done in compliance with the previous sentence, then the number of Registrable Securities to be registered for each Holder shall be reduced pro rata among all Holders and each Holder shall have the right to designate which of its Registrable Securities shall be omitted from such Registration Statement. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of a Holder or some Holders and that does not directly or indirectly affect the rights of other Holders may be given only by such Holder or Holders of all of the Registrable Securities to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the first sentence of this Section 6(f). No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration also is offered to all of the parties to this Agreement.

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(g) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement.

(h) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. The Company may not assign (except by merger) its rights or obligations hereunder without the prior written consent of all of the Holders of the then outstanding Registrable Securities.

(i) No Inconsistent Agreements. Neither the Company nor any of its Subsidiaries has entered, as of the date hereof, nor shall the Company or any of its Subsidiaries, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. Except as set forth on Schedule 6(i), neither the Company nor any of its Subsidiaries has previously entered into any agreement granting any registration rights with respect to any of its securities to any Person that have not been satisfied in full.

(j) Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(k) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement.

(l) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any other remedies provided by law.

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(m) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(n) Headings. The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(o) Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement or any other matters, and the Company acknowledges that the Holders are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or transactions. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement with respect to the obligations of the Company contained was solely in the control of the Company, not the action or decision of any Holder, and was done solely for the convenience of the Company and not because it was required or requested to do so by any Holder. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Holder, solely, and not between the Company and the Holders collectively and not between and among Holders.

********************

(Signature Pages Follow)

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

DROPCAR, INC.

By:
Name:
Title:

[SIGNATURE PAGE OF HOLDERS FOLLOWS]

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[SIGNATURE PAGE OF HOLDERS TO DCAR RRA]

Name of Holder: __________________________

Signature of Authorized Signatory of Holder: __________________________

Name of Authorized Signatory: _________________________

Title of Authorized Signatory: __________________________

[SIGNATURE PAGES CONTINUE]

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Annex A

Plan of Distribution

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

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In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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SELLING SHAREHOLDERS

The common stock being offered by the selling shareholders are those previously issued to the selling shareholders, and those issuable to the selling shareholders, upon exercise of the warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “Private Placement of Shares of Common Stock and Warrants” above. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the shares of common stock and warrants, as of ________, 2020, assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling shareholders in the “Private Placement of Shares of Common Stock and Warrants” described above and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the warrants, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed [4.99]% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Name of Selling Shareholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering

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Annex C

dropcar, inc.

Selling Stockholder Notice and Questionnaire

The undersigned beneficial owner of common stock (the “Registrable Securities”) of DropCar, Inc., a Delaware corporation (the “Company”), understands that the Company has filed or intends to file with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”) for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of the Registrable Securities, in accordance with the terms of the Registration Rights Agreement (the “Registration Rights Agreement”) to which this document is annexed. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Registration Rights Agreement.

Certain legal consequences arise from being named as a selling stockholder in the Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling stockholder in the Registration Statement and the related prospectus.

NOTICE

The undersigned beneficial owner (the “Selling Stockholder”) of Registrable Securities hereby elects to include the Registrable Securities owned by it in the Registration Statement.

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The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate:

QUESTIONNAIRE

1.	Name.

	(a)	Full Legal Name of Selling Stockholder

	(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities are held:

	(c)	Full Legal Name of Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities covered by this Questionnaire):

2. Address for Notices to Selling Stockholder:

Telephone:______________________________________________________________________________________
Fax:___________________________________________________________________________________________
Contact Person:__________________________________________________________________________________

3. Broker-Dealer Status:

(a)	Are you a broker-dealer?

Yes	[ ]	No	[ ]

(b)	If “yes” to Section 3(a), did you receive your Registrable Securities as compensation for investment banking services to the Company?

Yes	[ ]	No	[ ]

Note:	If “no” to Section 3(b), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

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(c)	Are you an affiliate of a broker-dealer?

Yes	[ ]	No	[ ]

(d)	If you are an affiliate of a broker-dealer, do you certify that you purchased the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Yes	[ ]	No	[ ]

Note:	If “no” to Section 3(d), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

4. Beneficial Ownership of Securities of the Company Owned by the Selling Stockholder.

Except as set forth below in this Item 4, the undersigned is not the beneficial or registered owner of any securities of the Company other than the securities issuable pursuant to the Purchase Agreement.

(a)	Type and Amount of other securities beneficially owned by the Selling Stockholder:

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5. Relationships with the Company:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (owners of 5% of more of the equity securities of the undersigned) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

State any exceptions here:

The undersigned agrees to promptly notify the Company of any material inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Registration Statement remains effective; provided, that the undersigned shall not be required to notify the Company of any changes to the number of securities held or owned by the undersigned or its affiliates.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 5 and the inclusion of such information in the Registration Statement and the related prospectus and any amendments or supplements thereto. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related prospectus and any amendments or supplements thereto.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Date:	Beneficial Owner:

By:
Name:
Title:

PLEASE FAX A COPY (OR EMAIL A .PDF COPY) OF THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE TO:

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ANNEX L

LOAN AND SECURITY AGREEMENT

dated as of December 19, 2019

among

AYRO, INC.

as Borrower,

and

the LENDERS listed on Annex A, as Lenders

L-1

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT dated as of December 19, 2019, among AYRO, INC., a Delaware corporation (“Borrower”) and the Persons listed on Annex A (collectively, the “Lenders” and each a, “Lender”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, “controls” or is “controlled by” or is “under common control with” the Person specified.

“Agent” has the meaning specified in Section 6.07.

“Agreement” means this Loan and Security Agreement.

“Applicable Rate” means the rate equal to five percent (5%) per annum.

“Bankruptcy Code” means the Federal Bankruptcy Code of 1978, Title 11 of the United States Code, as amended from time to time.

“Borrower” has the meaning specified in the preamble hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in New York City, New York.

“Closing Date” means the earliest date on which the conditions precedent set forth in Section 3.01 shall have been satisfied or waived in accordance with Section 10.01 of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collateral” has the meaning specified in Section 6.01.

“Company Intellectual Property” has the meaning specified in Section 4.01(i).

“Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, (a) all obligations of such Person for borrowed money; (b) all direct or contingent obligations of such Person arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not more than 30 days past due); (d) indebtedness secured by a Lien on property owned by such Person (including conditional sales or other title retention agreements, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (e) capital leases and synthetic lease obligations; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person; and (g) all Guarantees of such Person in respect of any of the foregoing.

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“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, bankruptcy, moratorium, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions.

“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Dollars” and “$” mean the lawful money of the United States.

“Events of Default” has the meaning specified in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facility Documents” means, collectively, this Agreement and each other agreement or instrument executed or delivered in connection herewith or therewith.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien).

“Information” has the meaning specified in Section 10.09.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, (ii) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof, and all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof, (iii) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress, service marks, logos, domain names and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common law rights related thereto, (iv) all trade secrets arising under the laws of the United States, any other country or any political subdivision thereof, (v) all rights to obtain any reissues, renewals or extensions of the foregoing, (vi) all licenses for any of the foregoing, and (vii) all causes of action for infringement of the foregoing.

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“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of equity interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Law” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Material Adverse Effect” means (a) a material impairment of the ability of Borrower to perform any of its obligations under any of the Facility Documents, (b) a material adverse effect upon the legality, validity, binding effect or enforceability of any provision of any Facility Document, (c) a material adverse change in, or a material adverse effect upon, the business, properties, liabilities (actual or contingent), or financial condition of Borrower or (d) a material adverse change in, a material adverse effect upon, or a material impairment of, (i) the priority of the Lenders’ security interest in a material portion of the Collateral, or (ii) the rights, remedies and benefits available to, or conferred upon, the Lenders under any Facility Document or the Lenders’ ability to foreclose on the Collateral at the times and in the manner contemplated herein, in each case with respect to the foregoing clauses (a) to (d), as determined by the Required Lenders in their sole discretion, unless such material adverse change, effect or impairment was caused by any act or omission or negligence of a Lender or Agent.

“Maturity Date” means, the earliest of: (a) the Stated Maturity Date; (b) the date on which the Term Loans are accelerated pursuant to Section 7.01; and (c) 90 days after the date that Borrower determines not to proceed with the Acquisition Transactions.

“Maximum Lawful Rate” has the meaning specified in Section 2.05.

“Necessary Endorsement” means undated stock powers endorsed in blank or other proper instruments of assignment duly executed and such other instruments or documents as the Agent may reasonably request.

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“Obligations” means the Term Loan to, and all debts, liabilities, obligations, covenants, indemnifications, and duties of, Borrower arising at any time and from time to time, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, under any Facility Document, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, as applicable, for any Person, such Person’s articles or certificate of incorporation, by-laws, memorandum and articles of association, partnership agreement, trust agreement, certificate of limited partnership, articles of organization, certificate of formation, shareholder agreement, voting trust agreement, operating agreement, subscription agreement, side letters, if any, limited liability company agreement and/or analogous documents.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Required Lenders” means Lenders representing at least 51% of the outstanding principal amount of the Term Loans.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Stated Maturity Date” means May 31, 2020.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans” means the term loans made pursuant to Section 2.01(a).

“UCC” means Uniform Commercial Code in effect in the State of New York and any other applicable jurisdiction.

SECTION 1.02. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to local time in New York City, New York.

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SECTION 1.03. Principles of Construction.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Facility Document), (ii) except to the extent consent of the Required Lenders is required as provided herein, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Facility Document, shall be construed to refer to such Facility Document in its entirety and not to any particular provision thereof, (iv) all references in a Facility Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Facility Document in which such references appear, and (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Facility Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Facility Document.

(d) When used herein the terms Accessions, Account, Certificated Securities, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Deposit Account, Document, Electronic Chattel Paper, Equipment, General Intangibles, Goods, Instrument, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangible, Proceeds, Promissory Notes, Securities Account, Security Entitlement, Supporting Obligations and Uncertificated Securities have the meaning provided in Article 8 or Article 9, as applicable, of the UCC. Letter of Credit has the meaning provided in Section 5-102 of the UCC.

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Loan.

Subject to the terms and conditions set forth herein, each Lender, severally and not jointly, agrees to make a loan in Dollars to Borrower on the Closing Date in the amount set forth opposite such Lender’s name on Annex A (the “Term Loans”), by wire transfer in immediately available funds to the account as set forth in Section 10.11. The aggregate original principal amount of the Term Loans shall be equal to $1,000,000. Amounts borrowed hereunder and repaid or prepaid may not be reborrowed.

SECTION 2.02. Repayment of Loan. Borrower shall repay to the Lenders on the Maturity Date the principal amount of the Term Loans outstanding on such date, accrued but unpaid interest thereon and all other outstanding Obligations unless earlier converted in accordance with Article VIII.

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SECTION 2.03. Interest.

(a) Ordinary Interest. Borrower shall pay interest on the unpaid principal amount of the Term Loans, from the Closing Date until such principal amount shall be paid in full, at a rate per annum equal to the Applicable Rate. Interest shall be payable in arrears on the Maturity Date unless earlier converted in accordance with Article VIII hereof. Interest shall be computed on a year of 365 days and actual days elapsed in the period for which interest is payable. Interest (including the default interest set forth below) shall be due and payable before and after judgment or the commencement of any proceeding under any Debtor Relief Law.

(b) Default Interest. If any Event of Default shall have occurred, Borrower shall pay interest on the Term Loans at a rate per annum equal at all times to fifteen percent (15%), from the day of such Event of Default, payable on demand (and in any event in arrears on the date such amount shall be paid in full).

SECTION 2.04. Maximum Interest.

(a) In no event shall the interest charged with respect to the Term Loans or any other obligations of Borrower hereunder exceed the maximum amount permitted under the Laws of the State of New York or of any other applicable jurisdiction. In no event shall the total interest received by the Lenders exceed the amount which the Lenders could lawfully have received had the interest been calculated for the full term hereof at the highest rate of interest permitted under any applicable Law to be charged by the Lenders (the “Maximum Lawful Rate”). If the Lenders have received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Term Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower.

SECTION 2.05. Prepayments of Loan.

Borrower may not prepay all or any portion of the outstanding principal amounts of the Term Loans or the accrued and unpaid interest without the prior written consent of the Required Lenders.

SECTION 2.06. Evidence of Debt.

(a) The records maintained by the Lenders regarding the Term Loans shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided,  however, that the failure of the Lenders to maintain such records or any error therein shall not in any manner affect the obligation of Borrower to repay such obligations in accordance with their terms.

(b) No promissory note shall be required to evidence the Term Loans, and this document, executed by Borrower, shall constitute a promissory note for any lawful collection purpose. Upon the request of the Required Lenders, Borrower shall execute and deliver to each Lender a promissory note, which shall evidence the Team Loans in addition to such records.

SECTION 2.07. Payments and Computations.

(a) Borrower shall make each payment hereunder not later than 5:00 PM on the day when due in Dollars to the Lenders in immediately available funds. All payments received by the Lenders after 5:00 PM shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All payments shall be made pro rata among the Lenders based on the outstanding principal amount of the Term Loans made by each Lender.

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(b) Whenever any payment hereunder would be due on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fees, as the case may be.

(c) All payments (including prepayments and any other amounts received hereunder and payments and amounts received in connection with the exercise of the Lenders’ rights after an Event of Default) made by or on behalf of Borrower under any Facility Document shall be applied in the following order: (i) to any expenses and indemnities payable by Borrower to the Lenders; (ii) to any accrued and unpaid interest and fees due; (iii) to principal payments on the outstanding Term Loans; and (iv) to the extent of any excess, to the payment of all other Obligations.

ARTICLE III
CONDITIONS OF LENDING

SECTION 3.01. Conditions Precedent. The obligation of each Lender to make the Term Loans is subject to satisfaction of the following conditions precedent:

(a) Each Lender shall have received duly executed counterparts of this Agreement.

(b) Reserved.

(c) Each other Lender shall have funded the amount set forth opposite each such other Lender’s name on Annex A in accordance with Section 2.01.

The acceptance of the Term Loans shall be deemed to be a representation and warranty by Borrower that the conditions specified in Section 3.01 have been satisfied on and as of the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties. Borrower represents and warrants to the Lenders that:

(a) Borrower (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing in each other jurisdiction in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure so to qualify and be in good standing could have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

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(b) The execution, delivery and performance by Borrower of this Agreement and the other Facility Documents to which Borrower is a party (when delivered) and the consummation of the transactions contemplated under the Facility Documents are within its corporate powers, have been duly authorized by all necessary corporate action, and do not and will not (i) contravene Borrower’s Organization Documents, (ii) contravene any contractual restriction binding on it or require any consent under any agreement or instrument to which it is a party or by which any of its properties or assets is bound, (iii) result in or require the creation or imposition of any material Liens upon any property or assets of Borrower other than those in favor of the Lenders, or (iv) violate any Law (including, but not limited to, the Securities Act and the Exchange Act and the regulations thereunder) or writ, judgment, injunction, determination or award, except, with respect to clauses (ii) – (iv), such conflicts, contraventions, violations, and Liens that would not reasonably be expected to result in a Material Adverse Effect.

(c) Except for any filings to perfect the Lenders’ security interest in the Collateral and such consents that have been obtained, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any Governmental Authority or any other third party, is required to authorize, or is required in connection with, (i) the execution, delivery and performance by Borrower of any Facility Document, (ii) the creation or perfection of the security interest in the Collateral granted to the Lenders hereunder or (iii) the legality, validity, binding effect or enforceability of any Facility Document by the Lenders.

(d) Borrower is in compliance with the requirements of all Laws and all material orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(e) This Agreement and the other Facility Documents that Borrower is party to are, and will be, legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms. The security interest in the Collateral granted herein is a valid and binding security interest in the Collateral subject to no other liens or security interests other than Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or are otherwise of an immaterial nature.

(f) No Default or Event of Default has occurred and is continuing.

(g) Borrower owns all of the Collateral free and clear of Liens, other than Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or are otherwise of an immaterial nature.

(h) The Company has delivered to each Lender its audited financial statements as of December 31, 2018 for the fiscal year ended December 31, 2018 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of September 30, 2019 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2019; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

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(i) The Company owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all Intellectual Property that is owned or used by as is necessary to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted (“Company Intellectual Property”) without any known conflict with, or infringement of, the rights of others. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

ARTICLE V
COVENANTS OF BORROWER

SECTION 5.01. Affirmative Covenants. On and after the Closing Date and so long as any Obligations have not been indefeasibly paid in full or converted pursuant to Article VIII:

(a) Existence. Borrower shall preserve renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization.

(b) Use of Proceeds. Borrower will use the proceeds of the Term Loans for working capital and general corporate purposes in the ordinary course of business.

(c) Payment of Obligations. Borrower shall pay and discharge as the same shall become due and payable, all its obligations and liabilities, including: (i) all material Taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property; provided, however, that Borrower shall not be required to pay or discharge any such tax, assessment, claim or charge that is being diligently contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (ii) all material lawful claims which, if unpaid, would become a Lien on its property; and (iii) all material Debt, as and when due and payable.

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(d) Inspection Rights. Borrower shall, at any reasonable time during normal business hours and upon reasonable prior notice, from time to time permit the Lenders and their agents and representatives (in each case, subject to Section 10.09) to (i) discuss the affairs, finances, assets and accounts of Borrower with any of Borrower’s officers, directors or other representatives and independent certified public accountants and (ii) upon the occurrence and during the continuance of an Event of Default, to examine and make copies of and abstracts from their records and books of account, all at the expense of Borrower.

(e) Compliance with Laws. Borrower shall comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith would not reasonably be expected to result in a Material Adverse Effect.

(f) Information Rights. Borrower shall promptly deliver to the Lenders any information relating to the financial condition, business, prospects, or corporate affairs of the Company, including any audited and unaudited balance sheet and statements of income and of cash flows, as any the Lenders may from time to time reasonably request; provided, in no event shall Borrower be required to provide Lender with any trade secrets or other commercially sensitive information or any information that is subject to attorney-client privilege.

(g) Security Interest. Borrower shall at all times maintain the Liens and security interest in the Collateral granted to the Lenders hereunder as valid and perfected first priority Liens and security interests in the Collateral in favor of the Lenders. Borrower hereby agrees to defend the same against the claims of any and all Persons and entities. Borrower shall safeguard and protect all Collateral for the account of the Lenders.

(h) Further Assurances. Borrower agrees to execute and/or deliver any additional agreements, documents and instruments, and take such further actions as may be reasonably requested by the Required Lenders from time to time to carry out the intent of the Facility Documents. At the request of the Agent, Borrower will sign and deliver to the Agent on behalf of the Lenders at any time or from time to time one or more financing statements pursuant to the UCC in form reasonably satisfactory to the Agent and will pay the cost of filing the same in all public offices wherever filing is, or is deemed by the Agent to be, necessary or desirable to effect the rights and obligations provided for herein. Without limiting the generality of the foregoing, Borrower shall pay all fees, taxes and other amounts necessary to make any filing required hereunder, including without limitation, any financing statements pursuant to the UCC, continuation statements, partial releases and/or termination statements related thereto or any expenses of any searches, and to maintain the Collateral and the security interest in the Collateral granted to the Lenders hereunder, and Borrower shall obtain and furnish to the Agent from time to time, upon demand, such releases and/or subordinations of claims and liens which may be required to maintain the priority of the security interest in the Collateral granted to the Lenders hereunder. Borrower shall promptly execute and deliver to the Agent such further deeds, mortgages, assignments, security agreements, or other instruments, documents, certificates and assurances and take such further action as the Agent may from time to time request and may in its sole discretion deem necessary to perfect, protect or enforce the Lenders’ security interest in the Collateral.

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SECTION 5.02. Negative Covenants. So long as any Obligations have not been indefeasibly paid in full or converted pursuant to Article VIII, without the prior written consent of the Required Lenders:

(a) Additional Debt. Borrower shall not, directly or indirectly, create, incur or assume any Debt, other than (i) Debt created under the Facility Documents, (ii) Debt that is outstanding on the date of this Agreement and (ii) other unsecured Debt not to exceed $100,000 in the aggregate.

(b) Liens. Borrower shall defend the Collateral against all claims and demands of all persons at any time claiming any interest therein adverse to the Lenders. Borrower shall not, directly or indirectly, create, incur or assume any Lien upon any Collateral, whether now owned or hereafter acquired, except Liens created under the Facility Documents and Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or are otherwise of an immaterial nature.

(c) Mergers, Etc. Other than the Acquisition Transaction, without the prior consent of the Lenders, Borrower shall not, directly or indirectly, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of the property and assets (whether now owned or hereafter acquired) of Borrower to any Person other than completion of the Merger.

(d) Investments. Borrower shall not hold any material Investments except Investments by Borrower outstanding on the date hereof.

(e) Transaction with Affiliates. Borrower shall not enter into any material transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower as would be obtainable by Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

(f) Prepay Debt. Borrower shall not prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any indebtedness of Borrower.

(g) Change Name, Status, Jurisdiction, Tradename. Borrower shall not change its name, change its corporate status or jurisdiction, or use any trade name without delivering written notice to the Lenders at least twenty (20) days prior to the effectiveness of such change or use.

(h) Disposition of Assets. Borrower shall not, and shall not permit any of its direct or indirect Subsidiaries to, sell, license, transfer or otherwise dispose of any interest in any Collateral, except for sales of inventory in the ordinary course of business, licenses or sublicenses of rights in intellectual property on a non-exclusive or other limited basis in the ordinary course of business and sales of obsolete or worn-out equipment.

SECTION 5.03. Additional Covenants of the Borrower. Upon conversion of the Term Loans in accordance with Section 8.01 hereof, the Borrower, as a condition of completing the Acquisition Transactions with PubCo, shall cause PubCo issue to each Lender a number of common stock purchase warrants in the form of Annex D hereto (the “Warrants”), equal to the number of Conversion Shares issued or issuable to each Lender, and the shares issuable upon exercise of such Warrant shall be registered for resale by the Lenders pursuant to the Registration Rights Agreement of PubCo in the form of Annex E hereto, to be executed by PubCo at the closing of the Acquisition Transactions.

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SECTION 5.04. Use of Proceeds. The net proceeds of the Term Loans shall be used as follows, and shall not modified by the Borrower without the prior written consent of the Required Lenders:

ARTICLE VI
SECURITY INTEREST

SECTION 6.01. Granting of Security Interest. Borrower hereby pledges, assigns and grants to the Lenders a first priority security interest in and lien on, and a right of set-off against, the following property and assets, whether now or hereafter existing, owned or acquired by Borrower (collectively, the “Collateral”), to secure the payment and the performance of all the Obligations:

(a) Accounts;

(b) Chattel Paper;

(c) Commercial Tort Claims;

(d) Deposit Accounts;

(e) Documents;

(f) General Intangibles;

(g) Goods;

(h) Inventory;

(i) Equipment;

(j) Instruments;

(k) Intellectual Property;

(l) Investment Property;

(m) Letter-of-Credit Rights and Letters of Credit;

(n) Supporting Obligations;

(o) all books, records, writings, databases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section 6.01;

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(p) all Accessions to and Proceeds of the foregoing and, to the extent not otherwise included, (i) all payments under insurance (whether or not the Agent is the loss payee thereof) and (ii) all tort claims; and

(q) all other property and rights of every kind and description and interests therein.

SECTION 6.02. Proceeds. Except as permitted to be distributed to Borrower pursuant to the terms herein, (a) any property received by Borrower, which shall comprise of such additions, substitutes and replacements for, or proceeds of, the Collateral, shall, after the occurrence and during the continuance of an Event of Default, be held in trust for the Lenders, and (y) any cash proceeds of the Collateral shall, after the occurrence and during the continuance of an Event of Default, be held in trust for the Lenders.

SECTION 6.03. Delivery of Certain Collateral.

Within thirty (30) days after the execution of this Agreement, Borrower shall deliver or cause to be delivered to the Agent any and all certificates and other instruments or documents representing the Collateral, in each case, together with all Necessary Endorsements. Schedule 6 hereto lists:

The principal place of business of the Borrower;

All locations where Collateral is stored;

Names and states where organized of all subsidiaries;

Schedule of all tradenames, trademarks, patents and patent applications;

SECTION 6.04. Authorization to File Financing Statements.

Borrower hereby authorizes the Agent to file financing statements or take any other action required to perfect the Lenders’ security interests in the Collateral, without notice to Borrower, with all appropriate jurisdictions to perfect or protect the Lenders’ interest or rights under the Facility Documents, including a notice that any disposition of the Collateral, except to the extent permitted by the terms of this Agreement, by Borrower, or any other Person, shall be deemed to violate the rights of the Lenders under the UCC.

SECTION 6.05 Appointment of Collateral Agent.

The Lenders hereby appoint Alpha Capital Anstalt to act as their agent (the “Agent”) for purposes of exercising any and all rights and remedies of the Lenders hereunder. Such appointment shall continue until revoked in writing by the Required Lenders, at which time the Required Lenders shall appoint a new Agent. The Agent shall have the rights, responsibilities and immunities set forth in Annex C hereto.

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ARTICLE VII
EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) Borrower shall fail to pay when due (i) any of the outstanding principal of the Term Loans, or (ii) accrued interest on the Term Loans or other amounts or fees owing pursuant to any of the Facility Documents; or

(b) Borrower shall fail to perform or observe in any material respect any term, covenant, or agreement contained in Article V and such failure shall continue for twenty (20) days after receipt of written notice thereof from the Required Lenders; or

(c) (i) any Facility Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; (ii) Borrower contests in any manner the validity or enforceability of any Facility Document; or (iii) Borrower denies that it has any or further liability or obligation under any Facility Document; or

(d) (i) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Borrower and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; (ii) Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (iii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower and the appointment continues undischarged or unstayed for sixty (60) calendar days; (iv) any proceeding under any Debtor Relief Law relating to Borrower or to all or any material part of its property is instituted without the consent of Borrower and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or (v) Borrower shall take any action to authorize any of the actions set forth above in this Section 7.01(d);

(e) the Lenders cease to have a first priority perfected Lien in a material portion of the Collateral; or

(f) there is entered against the Borrower (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding $100,000 (as to all such judgments or orders), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

then, and in any such event, the Required Lenders may declare the Term Loans, all accrued interest thereon, all fees and all other accrued amounts payable under this Agreement and the other Facility Documents to be forthwith due and payable, whereupon the (i) Term Loans, (ii) all such interest and fees and (iii) all such other amounts hereunder (the sum of (i) – (iii), the “Default Amount”) shall become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower; provided,  however, that upon the occurrence of any event in Section 7.01(d), the Default Amount shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower.

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SECTION 7.02. Rights and Remedies.

(a) Following acceleration of the Term Loans pursuant to Section 7.01 after the occurrence of an Event of Default, the Lenders, acting through the Agent, may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to them, all the rights and remedies of a Secured Party (as defined in Article 9 of the UCC) on default under the UCC (whether or not the UCC applies to the affected Collateral) and also may:

(i) take possession of any Collateral not already in the possession of a Lender without demand and without legal process;

(ii) require Borrower to, and Borrower hereby agrees that it will, at its expense and upon request of the Agent forthwith, assemble all or part of the Collateral as directed by the Agent and make it available to the Agent at a place to be designated by the Agent that is reasonably convenient to both Borrower and the Agent;

(iii) enter onto the property where any Collateral is located and take possession thereof without demand and without legal process;

(iv) without notice except as specified below, lease, license, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at the Agent’s office or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ prior notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) All cash proceeds received by the Agent in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall be applied to the Term Loans in the order set forth in Section 2.08(c).

(c) The Agent may:

(i) transfer all or any part of the Collateral into the name of the Lenders, with or without disclosing that such Collateral is subject to the Lien hereunder;

(ii) notify the parties obligated on any of the Collateral to make payment to the Lenders or an agent of the Lenders of any amount due or to become due thereunder;

(iii) withdraw, or cause or direct the withdrawal, of all funds from any Deposit Account or Securities Account of Borrower;

(iv) enforce collection of any of the Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto;

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(v) endorse any checks, drafts, or other writings in Borrower’s name to allow collection of the Collateral;

(vi) take control of any proceeds of the Collateral;

(vii) use, license or sublicense following an Event of Default, any Intellectual Property now owned or hereafter acquired by Borrower; and

(viii) execute (in the name, place and stead of Borrower) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral.

ARTICLE VIII
CONVERSION

SECTION 8.01. Conversion of Term Loans.

Subject to the other terms and provisions of this Article VIII, the aggregate Obligations shall automatically, immediately prior to the consummation of the Acquisition Transaction (as defined herein), convert into such number of shares (the “Conversion Shares”) of common stock of Borrower that will be exchangeable for such number of shares of common stock (“Common Stock”) of DropCar, Inc. (“PubCo”) as shall equal 7.45% of the issued and outstanding shares of Common Stock of PubCo upon the consummation of a merger or a combination contemplated by the Borrower and PubCo (the “Acquisition Transactions”). The Conversion Shares shall be apportioned among the Lenders on a pro rata basis based on the outstanding Obligations due and owing to each such Lender under the Facility Documents immediately preceding the completion of Acquisition Transactions. In the event that there is any material departure from the terms of the Acquisition Transactions contemplated by Borrower and PubCo that results from any Lender’s or PubCo’s failure to perform any obligations required to be performed by such Lender or PubCo or any other failure by such Lender or PubCo to take any action that was necessary or appropriate for such Lender to take in order to complete the Acquisition Transactions on substantially the terms contemplated by PubCo and Borrower, then the Lenders, PubCo and Borrower shall negotiate different conversion terms in good faith.

SECTION 8.02. Reserved.

SECTION 8.03. Conversion Limitation.

Notwithstanding Section 8.01, in no event shall any portion of the Obligations due and owing to a Lender convert into Common Stock if it would cause such Lender’s “beneficial ownership” (within the meaning of Section 13(d) of the Exchange Act), when taken together with other securities of PubCo owned by such Lender, to exceed, at the written election of such Lender, either 4.99% or 9.99% of the outstanding Common Stock (the “Beneficial Ownership Limitation”). In such event, the portion of the Obligations that would cause such Lender to exceed the Beneficial Ownership Limitation, shall instead be converted into a “common stock equivalent” preferred stock which shall have terms customary for “common stock equivalent” preferred stock, including, convertibility into a number of shares of Common Stock that such Lender would have received under this Article VIII but for the Beneficial Ownership Limitation, a Section 13(d) conversion blocker, participation rights with respect to dividends and distributions on the Common Stock, and customary anti-dilution adjustments for stock splits, reverse splits, stock dividends and similar events.

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ARTICLE IX
Indemnification

SECTION 9.01. Indemnification. Borrower agrees to indemnify and hold Lenders and the Agent and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, including Lender, an “Indemnified Party”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by any Indemnified Party as the result of credit having been extended, suspended or terminated under this Agreement and the other Facility Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims to the extent resulting from the gross negligence or willful misconduct of any Indemnified Party.

ARTICLE X
MISCELLANEOUS

SECTION 10.01. Amendments.

No amendment of any provision of this Agreement or any other Facility Document shall be effective unless in writing signed by the Required Lenders and Borrower.

SECTION 10.02. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. All notices and other communications provided for herein shall be sent by email as follows:

(i) if to Borrower, to AYRO, Inc. rod.keller@aevgo.com and curt.smith@ayro.com; and

(ii) if to a Lender, as set forth on Annex A.

Notices and other communications sent by email shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

SECTION 10.03. Waiver. No waiver of any provision of this Agreement or any other Facility Document and no consent to any departure by Borrower therefrom shall be effective unless in writing signed by the Required Lenders and Borrower, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No waiver or consent by any party shall operate or be construed as a waiver or consent in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure on the part of a Lender to exercise, and no delay in exercising any right hereunder or under any other Facility Document shall operate as a waiver thereof nor shall the single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of a Lender to any other or further action in any circumstances without notice or demand.

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SECTION 10.04. Equal Treatment of Lenders. No consideration (including any modification of any Facility Documents) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provisions related to the Term Loans and Facility Documents unless the same consideration is also offered to all Lenders. All payments hereunder shall be made pro rata among the Lenders based on the portion of the Term Loans funded by each Lender as set forth on Annex A.

SECTION 10.05. Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lenders and their Affiliates (including the reasonable fees, charges and disbursements of counsel) in connection with the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of the Facility Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), not to exceed $10,000 and (ii) all out-of-pocket expenses incurred by the Lenders (including the fees, charges and disbursements of any counsel), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Facility Documents, including their rights under this Section 10.05, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Term Loans. Borrower will also, upon demand, pay to the Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which the Agent, for the benefit of the Lenders, may incur in connection with (a) the enforcement of this Agreement, (b) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, or (c) the exercise or enforcement of any of the rights of the Lenders under the Facility Documents.

SECTION 10.06. Governing Law; Submission to Jurisdiction.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to its conflict of laws provisions.

(b) Submission to Jurisdiction. The parties irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court of the Southern District of the State of New York, and all appropriate appellate courts or, if jurisdiction in such court is lacking, any New York State court of competent jurisdiction sitting in New York County (and all appropriate appellate courts), in any action or proceeding arising out of or relating to this Agreement or any other Facility Document.

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(c) Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Facility Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.06(d).

SECTION 10.07. Severability. In case any provision in this Agreement or any other Facility Document shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement or such other Facility Document, as the case may be, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.08. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Facility Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by email shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.09. Cumulative Remedies.

The remedies herein provided are cumulative and are in addition to and not exclusive of any remedies provided by Law.

SECTION 10.10. Wire Instructions. T

he Term Loans by wire transfer shall be delivered in immediately available funds to the account identified by the Borrower in writing.

SECTION 10.11. Entire Agreement.

THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[END OF TEXT]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers or representatives thereunto duly authorized, as of the date first above written.

BORROWER:

AYRO, INC.,
as Borrower

By:	/s/ Rod. C. Keller Jr.
Name:	Rod. C. Keller Jr.
Title:	Chief Executive Officer

[Signature pages of Lenders follow]

Signature Page to Loan and Security Agreement

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[SIGNATURE PAGE OF LENDERS TO LOAN AND SECURITY AGREEMENT]

Name of Lender: __________________________

Signature of Authorized Signatory of Lender: _________________________

Name of Authorized Signatory: _________________________

Title of Authorized Signatory: __________________________

Principal Amount: __________________________

Address for Notices:

Email for Notices:

Address for delivery of Conversion Shares and Warrants:

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Annex A

Investor Name	Investment Amount	Address

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Annex B

Subordinated Lenders (if needed)

None

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Annex C

to

Loan and Security Agreement

THE AGENT

1. Appointment. The Lenders (all capitalized terms used herein and not otherwise defined shall have the respective meanings provided in the Loan and Security Agreement to which this Annex C is attached (the “Agreement”)), by their acceptance of the benefits of the Agreement, hereby designate Alpha Capital Anstalt (the “Agent”) as the Agent to act as specified herein and in the Agreement. Each Lender shall be deemed irrevocably to authorize the Agent to take such action on its behalf under the provisions of the Agreement and any other Facility Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its agents or employees.

2. Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in the Agreement. Neither the Agent nor any of its partners, members, shareholders, officers, directors, employees or agents shall be liable for any action taken or omitted by it as such under the Agreement or hereunder or in connection herewith or therewith, be responsible for the consequence of any oversight or error of judgment or answerable for any loss, unless caused solely by its or their gross negligence or willful misconduct as determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of the Agreement or any other Facility Documents a fiduciary relationship in respect of any Borrower or any Lender; and nothing in the Agreement or any other Facility Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of the Agreement or any other Facility Documents except as expressly set forth herein and therein.

3. Lack of Reliance on the Agent. Independently and without reliance upon the Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of Borrower in connection with such Lender’s investment in Borrower, the creation and continuance of the Obligations, the transactions contemplated by the Facility Documents, and the taking or not taking of any action in connection therewith, and (b) its own appraisal of the creditworthiness of Borrower, and of the value of the Collateral from time to time, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit, market or other information with respect thereto, whether coming into its possession before any Obligations are incurred or at any time or times thereafter.

The Agent shall not be responsible to Borrower or any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith, or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of the Agreement or any other Facility Documents, or for the financial condition of Borrower or the value of any of the Collateral, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of the Agreement or any other Facility Documents, or the financial condition of Borrower, or the value of any of the Collateral, or the existence or possible existence of any default or Event of Default under the Agreement or any of the other Facility Documents.

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4. Certain Rights of the Agent. The Agent shall have the right to take any action with respect to the Collateral, on behalf of all of the Lenders. To the extent practical, the Agent shall request instructions from the Lenders with respect to any material act or action (including failure to act) in connection with the Agreement or any other Facility Documents, and shall be entitled to act or refrain from acting in accordance with the instructions of the Required Lenders; if such instructions are not provided despite the Agent’s request therefor, the Agent shall be entitled to refrain from such act or taking such action, and if such action is taken, shall be entitled to appropriate indemnification from the Lenders in respect of actions to be taken by the Agent; and the Agent shall not incur liability to any person or entity by reason of so refraining. Without limiting the foregoing, (a) no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the terms of the Agreement or any other Facility Documents, and Borrower shall have no right to question or challenge the authority of, or the instructions given to, the Agent pursuant to the foregoing and (b) the Agent shall not be required to take any action that the Agent believes (i) could reasonably be expected to expose it to personal liability or (ii) is contrary to this Agreement, the Facility Documents or applicable law.

5. Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, statement, certificate, email, order or other document or telephone message signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to the Agreement and the other Facility Documents and its duties thereunder, upon advice of counsel selected by it and upon all other matters pertaining to this Agreement and the other Facility Documents and its duties thereunder, upon advice of other experts selected by it. Anything to the contrary notwithstanding, the Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by Borrower or is cared for, protected or insured or that the liens granted pursuant to the Agreement have been properly or sufficiently or lawfully created, perfected, or enforced or are entitled to any particular priority.

6. Indemnification. To the extent that the Agent is not reimbursed by Borrower, the Lenders will jointly and severally reimburse and indemnify the Agent, in proportion to their respective principal amounts of the Term Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder or under the Agreement or any other Facility Documents, or in any way relating to or arising out of the Agreement or any other Facility Documents except for those determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction to have resulted solely from the Agent’s own gross negligence or willful misconduct. Prior to taking any action hereunder as Agent, the Agent may require each Lender to deposit with it sufficient sums as it determines in good faith is necessary to protect the Agent for costs and expenses associated with taking such action.

7. Resignation by the Agent.

(a) The Agent may resign from the performance of all its functions and duties under the Agreement and the other Facility Documents at any time by giving thirty (30) days’ prior written notice to Borrower and the Lenders. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below.

(b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent hereunder.

(c) If a successor Agent shall not have been so appointed within said 30-day period, the Agent shall then appoint a successor agent who shall serve as Agent until such time, if any, as the Lenders appoint a successor agent as provided above. If a successor agent has not been appointed within such 30-day period, the Agent may petition any court of competent jurisdiction or may interplead Borrower and the Lenders in a proceeding for the appointment of a successor Agent, and all fees, including, but not limited to, extraordinary fees associated with the filing of interpleader and expenses associated therewith, shall be payable by Borrower on demand.

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8. Rights with respect to Collateral. Each Lender agrees with all other Lenders and the Agent (a) that it shall not, and shall not attempt to, exercise any rights with respect to its security interest in the Collateral, whether pursuant to any other agreement or otherwise (other than pursuant to this Agreement), or take or institute any action against the Agent or any of the other Lenders in respect of the Collateral or its rights hereunder (other than any such action arising from the breach of this Agreement) and (b) that such Lender has no other rights with respect to the Collateral other than as set forth in this Agreement and the other Facility Documents.

Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under the Agreement. After any retiring Agent’s resignation or removal hereunder as the Agent, the provisions of the Agreement including this Annex C shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

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ANNEX D

Form of Warrant

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

DropCar, Inc.

Warrant Shares: _______	Initial Exercise Date: _________ __, 2020

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, _____________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on [                      ]1 (the “Termination Date”) but not thereafter, to subscribe for and purchase from [COMPANY], a ______________ corporation (the “Company”), up to ______ shares2 (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated in this Section 1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

1 Insert the date that is the fifth anniversary of the Initial Exercise Date; provided, however, that is such date is not a Trading Day, insert the immediately following Trading Day.

2 Equal to the number of Conversion Shares.

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“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to purchase shares of Common Stock to employees, officers, directors, consultants, suppliers, vendors or professionals of the Company pursuant to any stock or option plan duly adopted for such purpose by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Warrant, provided that, such securities have not been amended since the date of this Warrant to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities, and (c) securities, including options or warrants to purchase shares of Common Stock, issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company and not for the primary purpose of raising capital.

“Liens” means a lien, charge pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

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“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing.

“Transfer Agent” means _____________________, the current transfer agent of the Company, , and any successor transfer agent of the Company.

“Variable Rate Transaction” means a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may sell securities at a future determined price.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

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Section 2. Exercise.

a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $_____,3 subject to adjustment hereunder (the “Exercise Price”).

3 115% of the Conversion Price.

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c) Cashless Exercise. If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Warrant Shares, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) =	the Exercise Price of this Warrant, as adjusted hereunder; and

(X) =	the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrants being exercised may be tacked on to the holding period of the Warrant Shares. The Company agrees not to take any position contrary to this Section 2(c).

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d) Mechanics of Exercise.

i. Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 (assuming cashless exercise of the Warrants), and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earliest of (i) two (2) Trading Days after the delivery to the Company of the Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery of the Company Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares; provided payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

ii. Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

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iii. Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv. Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

v. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

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vi. Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

vii. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

e) Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be [9.99/4.99%] of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

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Section 3. Certain Adjustments.

a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Subsequent Equity Sales. If the Company or any Subsidiary thereof, as applicable, at any time while this Warrant is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents, at an effective price per share less than the Exercise Price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Exercise Price shall be reduced and only reduced to equal the Base Share Price and the number of Warrant Shares issuable hereunder shall be increased such that the aggregate Exercise Price payable hereunder, after taking into account the decrease in the Exercise Price, shall be equal to the aggregate Exercise Price prior to such adjustment. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 3(b) in respect of an Exempt Issuance. The Company shall notify the Holder, in writing, no later than the Trading Day following the issuance or deemed issuance of any Common Stock or Common Stock Equivalents subject to this Section 3(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 3(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Warrant Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise. If the Company enters into a Variable Rate Transaction, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised.

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c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d) Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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e) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase this Warrant from the Holder by paying to the Holder an amount of cash equal to the Black Scholes Value (as defined below) of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. (“Bloomberg”) determined as of the day of consummation of the applicable Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date, (B) an expected volatility equal to the greater of 100% and the 100 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the greater of (i) the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in such Fundamental Transaction and (ii) the greater of (x) the last VWAP immediately prior to the public announcement of such Fundamental Transaction and (y) the last VWAP immediately prior to the consummation of such Fundamental Transaction and (D) a remaining option time equal to the time between the date of the public announcement of the applicable Fundamental Transaction and the Termination Date. The payment of the Black Scholes Value will be made by wire transfer of immediately available funds within five Business Days of the Holder’s election (or, if later, on the effective date of the Fundamental Transaction). The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

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f) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

g) Notice to Holder.

i. Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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h) Voluntary Adjustment By Company. Subject to the rules and regulations of the Trading Market, the Company may, at its sole option and in its sole discretion, at any time during the term of this reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Section 4. Transfer of Warrant.

a) Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

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d) Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, provides to the Company an opinion of counsel, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that the transfer of this Warrant does not require registration under the Securities Act.

e) Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5. Miscellaneous.

a) No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3. Without limiting any rights of a Holder to receive Warrant Shares on a “cashless exercise” pursuant to Section 2(c) or to receive cash payments pursuant to Section 2(d)(i) and Section 2(d)(iv) herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

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d) Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

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e) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of this Warrant shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Warrant. If any party shall commence an action or proceeding to enforce any provisions of this Warrant, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

f) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

g) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Exercise, shall be in writing and delivered personally, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above Attention: _________________, email address _______________, or such other facsimile number, email address or address as the Company may specify for such purposes by notice to the Holders. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Company, or if no such facsimile number or address appears on the books of the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

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h) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

i) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

j) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

k) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

l) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

m) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

[COMPANY]

By:
Name:
Title:

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NOTICE OF EXERCISE

To: __________________

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

[  ] in lawful money of the United States; or

[  ] [if permitted] the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

[SIGNATURE OF HOLDER]

Name of Investing Entity: ________________________________________________________________________

Signature of Authorized Signatory of Investing Entity: _________________________________________________

Name of Authorized Signatory: ___________________________________________________________________

Title of Authorized Signatory: ____________________________________________________________________

Date: ________________________________________________________________________________________

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ASSIGNMENT FORM

(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, [____] all of or [_______] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to

_______________________________________________ whose address is

_______________________________________________________________.

_____________________________________________________________

Dated: ______________, _______

Holder’s Signature:	_____________________________

Holder’s Address:	_____________________________

_____________________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

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ANNEX E

[TO BE EXECUTED BY DROPCAR UPON COMPLETION OF THE MERGER WITH AYRO, INC.]

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of [_________ __], 2020, between DropCar, Inc., a Delaware corporation (the “Company”), and each of the several holders of Registrable Securities (as defined herein) signatory hereto (each such purchaser, a “Holder” and, collectively, the “Holders”).

This Agreement is made pursuant to the Loan and Security Agreement, dated as of December 19, 2019, between Ayro, Inc. and each Holder (the “Purchase Agreement”).

The Company and each Holder hereby agrees as follows:

1. Definitions.

Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Advice” shall have the meaning set forth in Section 6(d).

“Effectiveness Date” means, with respect to the Initial Registration Statement required to be filed hereunder, the 90th calendar day following the date hereof (or, in the event of a “full review” by the Commission, the 120th calendar day following the date hereof) and with respect to any additional Registration Statements which may be required pursuant to Section 2(c) or Section 3(c), the 30th calendar day following the date on which an additional Registration Statement is required to be filed hereunder (or, in the event of a “full review” by the Commission, the 90th calendar day following the date such additional Registration Statement is required to be filed hereunder); provided, however, that in the event the Company is notified by the Commission that one or more of the above Registration Statements will not be reviewed or is no longer subject to further review and comments, the Effectiveness Date as to such Registration Statement shall be the fifth Trading Day following the date on which the Company is so notified if such date precedes the dates otherwise required above, provided, further, if such Effectiveness Date falls on a day that is not a Trading Day, then the Effectiveness Date shall be the next succeeding Trading Day.

“Effectiveness Period” shall have the meaning set forth in Section 2(a).

“Event” shall have the meaning set forth in Section 2(d).

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“Event Date” shall have the meaning set forth in Section 2(d).

“Filing Date” means, with respect to the Initial Registration Statement required hereunder, the 90th calendar day following the date hereof and, with respect to any additional Registration Statements which may be required pursuant to Section 2(c) or Section 3(c), the earliest practical date on which the Company is permitted by SEC Guidance to file such additional Registration Statement related to the Registrable Securities.

“Holder” or “Holders” means the holder or holders, as the case may be, from time to time of Registrable Securities.

“Indemnified Party” shall have the meaning set forth in Section 5(c).

“Indemnifying Party” shall have the meaning set forth in Section 5(c).

“Initial Registration Statement” means the initial Registration Statement filed pursuant to this Agreement.

“Losses” shall have the meaning set forth in Section 5(a).

“Plan of Distribution” shall have the meaning set forth in Section 2(a).

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated by the Commission pursuant to the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

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“Registrable Securities” means, as of any date of determination, (a) all Shares of the shares of Common Stock then issued and issuable upon conversion in full of the Term Loans, (b) all Warrant Shares then issued and issuable upon exercise of the Warrants (assuming on such date the Warrants are exercised in full without regard to any exercise limitations therein), (c) any additional shares of Common Stock issued and issuable in connection with any anti-dilution provisions in the Warrants (in each case, without giving effect to any limitations on exercise set forth in the Warrants) and (d) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing; provided, however, that any such Registrable Securities shall cease to be Registrable Securities (and the Company shall not be required to maintain the effectiveness of any, or file another, Registration Statement hereunder with respect thereto) for so long as (i) a Registration Statement with respect to the sale of such Registrable Securities is declared effective by the Commission under the Securities Act and such Registrable Securities have been disposed of by the Holder in accordance with such effective Registration Statement, (ii) such Registrable Securities have been previously sold in accordance with Rule 144, iii) such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to the Transfer Agent and the affected Holders (assuming that such securities and any securities issuable upon exercise, conversion or exchange of which, or as a dividend upon which, such securities were issued or are issuable, were at no time held by any Affiliate of the Company, and all Warrants are exercised by “cashless exercise” as provided in Section 2(c) of each of the Warrants, as reasonably determined by the Company, upon the advice of counsel to the Company, or (iv) the issuance of the Registrable Securities are registered under a Registration Statement on Form S-4 in connection with the Acquisition Transaction.

“Registration Statement” means any registration statement required to be filed hereunder pursuant to Section 2(a) and any additional registration statements contemplated by Section 2(c) or Section 3(c), including (in each case) the Prospectus, amendments and supplements to any such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in any such registration statement.

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Selling Stockholder Questionnaire” shall have the meaning set forth in Section 3(a).

“SEC Guidance” means (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act.

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2. Shelf Registration.

(a) On or prior to each Filing Date, the Company shall prepare and file with the Commission a Registration Statement covering the resale of all of the Registrable Securities that are not then registered on an effective Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415. Each Registration Statement filed hereunder shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form in accordance herewith, subject to the provisions of Section 2(e)) and shall contain (unless otherwise directed by at least 85% in interest of the Holders) substantially the “Plan of Distribution” attached hereto as Annex A and substantially the “Selling Stockholder” section attached hereto as Annex B; provided, however, that no Holder shall be required to be named as an “underwriter” without such Holder’s express prior written consent. Subject to the terms of this Agreement, the Company shall use its best efforts to cause a Registration Statement filed under this Agreement (including, without limitation, under Section 3(c)) to be declared effective under the Securities Act as promptly as possible after the filing thereof, but in any event no later than the applicable Effectiveness Date, and shall use its best efforts to keep such Registration Statement continuously effective under the Securities Act until the date that all Registrable Securities covered by such Registration Statement (i) have been sold, thereunder or pursuant to Rule 144, or (ii) may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders (the “Effectiveness Period”). The Company shall telephonically request effectiveness of a Registration Statement as of 5:00 p.m. (New York City time) on a Trading Day. The Company shall immediately notify the Holders via facsimile or by e-mail of the effectiveness of a Registration Statement on the same Trading Day that the Company telephonically confirms effectiveness with the Commission, which shall be the date requested for effectiveness of such Registration Statement. The Company shall, by 9:30 a.m. (New York City time) on the Trading Day after the effective date of such Registration Statement, file a final Prospectus with the Commission as required by Rule 424. Failure to so notify the Holder within one (1) Trading Day of such notification of effectiveness or failure to file a final Prospectus as foresaid shall be deemed an Event under Section 2(d).

(b) Notwithstanding the registration obligations set forth in Section 2(a), if the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Initial Registration Statement as required by the Commission, covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-3 or such other form available to register for resale the Registrable Securities as a secondary offering, subject to the provisions of Section 2(e); with respect to filing on Form S-3 or other appropriate form, and subject to the provisions of Section 2(d) with respect to the payment of liquidated damages; provided, however, that prior to filing such amendment, the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09.

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(c) Notwithstanding any other provision of this Agreement and subject to the payment of liquidated damages pursuant to Section 2(d), if the Commission or any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater portion of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced as follows:

a.	First, the Company shall reduce or eliminate any securities to be included other than Registrable Securities;

b.	Second, the Company shall reduce Registrable Securities represented by Warrant Shares (applied, in the case that some Warrant Shares may be registered, to the Holders on a pro rata basis based on the total number of unregistered Warrant Shares held by such Holders); and

c.	Third, the Company shall reduce Registrable Securities represented by Conversion Shares (applied, in the case that some Conversion Shares may be registered, to the Holders on a pro rata basis based on the total number of unregistered Conversion Shares held by such Holders).

In the event of a cutback hereunder, the Company shall give the Holder at least five (5) Trading Days prior written notice along with the calculations as to such Holder’s allotment. In the event the Company amends the Initial Registration Statement in accordance with the foregoing, the Company will use its best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended.

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(d) If: (i) the Initial Registration Statement is not filed on or prior to its Filing Date (if the Company files the Initial Registration Statement without affording the Holders the opportunity to review and comment on the same as required by Section 3(a) herein, the Company shall be deemed to have not satisfied this clause (i)), or (ii) the Company fails to file with the Commission a request for acceleration of a Registration Statement in accordance with Rule 461 promulgated by the Commission pursuant to the Securities Act, within five Trading Days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review, or (iii) prior to the effective date of a Registration Statement, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the Commission in respect of such Registration Statement within ten (10) calendar days after the receipt of comments by or notice from the Commission that such amendment is required in order for such Registration Statement to be declared effective, or (iv) a Registration Statement registering for resale all of the Registrable Securities is not declared effective by the Commission by the Effectiveness Date of the Initial Registration Statement, or (v) after the effective date of a Registration Statement, such Registration Statement ceases for any reason to remain continuously effective as to all Registrable Securities included in such Registration Statement, or the Holders are otherwise not permitted to utilize the Prospectus therein to resell such Registrable Securities, for more than ten (10) consecutive calendar days or more than an aggregate of fifteen (15) calendar days (which need not be consecutive calendar days) during any 12-month period (any such failure or breach being referred to as an “Event”, and for purposes of clauses (i) and (iv), the date on which such Event occurs, and for purpose of clause (ii) the date on which such five (5) Trading Day period is exceeded, and for purpose of clause (iii) the date which such ten (10) calendar day period is exceeded, and for purpose of clause (v) the date on which such ten (10) or fifteen (15) calendar day period, as applicable, is exceeded being referred to as “Event Date”), then, in addition to any other rights the Holders may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty, equal to the product of 2.0% multiplied by the aggregate principal amount of the Term Loan extended by the Holder to AYRO, Inc. The parties agree that the maximum aggregate liquidated damages payable to a Holder under this Agreement shall be 12% of the Term Loan extended by each Holder. If the Company fails to pay any partial liquidated damages pursuant to this Section in full within seven days after the date payable, the Company will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Holder, accruing daily from the date such partial liquidated damages are due until such amounts, plus all such interest thereon, are paid in full. The partial liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of an Event.

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(e) If Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on another appropriate form and (ii) undertake to register the Registrable Securities on Form S-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the Commission.

(f) Notwithstanding anything to the contrary contained herein, in no event shall the Company be permitted to name any Holder or affiliate of a Holder as any Underwriter without the prior written consent of such Holder.

3. Registration Procedures.

In connection with the Company’s registration obligations hereunder, the Company shall:

(a) Not less than five (5) Trading Days prior to the filing of each Registration Statement and not less than one (1) Trading Day prior to the filing of any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall (i) furnish to each Holder copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of such Holders, and (ii) cause its officers and directors, counsel and independent registered public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel to each Holder, to conduct a reasonable investigation within the meaning of the Securities Act. The Company shall not file a Registration Statement or any such Prospectus or any amendments or supplements thereto to which the Holders of a majority of the Registrable Securities shall reasonably object in good faith, provided that, the Company is notified of such objection in writing no later than five (5) Trading Days after the Holders have been so furnished copies of a Registration Statement or one (1) Trading Day after the Holders have been so furnished copies of any related Prospectus or amendments or supplements thereto. Each Holder agrees to furnish to the Company a completed questionnaire in the form attached to this Agreement as Annex B (a “Selling Stockholder Questionnaire”) on a date that is not less than two (2) Trading Days prior to the Filing Date or by the end of the fourth (4th) Trading Day following the date on which such Holder receives draft materials in accordance with this Section.

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(b) (i) Prepare and file with the Commission such amendments, including post-effective amendments, to a Registration Statement and the Prospectus used in connection therewith as may be necessary to keep a Registration Statement continuously effective as to the applicable Registrable Securities for the Effectiveness Period and prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities, (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and, as so supplemented or amended, to be filed pursuant to Rule 424, (iii) respond as promptly as reasonably possible to any comments received from the Commission with respect to a Registration Statement or any amendment thereto and provide as promptly as reasonably possible to the Holders true and complete copies of all correspondence from and to the Commission relating to a Registration Statement (provided that, the Company shall excise any information contained therein which would constitute material non-public information regarding the Company or any of its Subsidiaries), and (iv) comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by a Registration Statement during the applicable period in accordance (subject to the terms of this Agreement) with the intended methods of disposition by the Holders thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented.

(c) If during the Effectiveness Period, the number of Registrable Securities at any time exceeds 100% of the number of shares of Common Stock then registered in a Registration Statement, then the Company shall file as soon as reasonably practicable, but in any case prior to the applicable Filing Date, an additional Registration Statement covering the resale by the Holders of not less than the number of such Registrable Securities.

(d) Notify the Holders of Registrable Securities to be sold (which notice shall, pursuant to clauses (iii) through (vi) hereof, be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made) as promptly as reasonably possible (and, in the case of (i)(A) below, not less than one (1) Trading Day prior to such filing) and (if requested by any such Person) confirm such notice in writing no later than one (1) Trading Day following the day (i)(A) when a Prospectus or any Prospectus supplement or post-effective amendment to a Registration Statement is proposed to be filed, (B) when the Commission notifies the Company whether there will be a “review” of such Registration Statement and whenever the Commission comments in writing on such Registration Statement, and (C) with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement or Prospectus or for additional information, (iii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose, (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in a Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to a Registration Statement, Prospectus or other documents so that, in the case of a Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vi) of the occurrence or existence of any pending corporate development with respect to the Company that the Company believes may be material and that, in the determination of the Company, makes it not in the best interest of the Company to allow continued availability of a Registration Statement or Prospectus; provided, however, that in no event shall any such notice contain any information which would constitute material, non-public information regarding the Company or any of its Subsidiaries.

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(e) Use its best efforts to avoid the issuance of, or, if issued, obtain the withdrawal of (i) any order stopping or suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment.

(f) Furnish to each Holder, without charge, at least one conformed copy of each such Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference to the extent requested by such Person, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission, provided that any such item which is available on the EDGAR system (or successor thereto) need not be furnished in physical form.

(g) Subject to the terms of this Agreement, the Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto, except after the giving of any notice pursuant to Section 3(d).

(h) Prior to any resale of Registrable Securities by a Holder, use its commercially reasonable efforts to register or qualify or cooperate with the selling Holders in connection with the registration or qualification (or exemption from the Registration or qualification) of such Registrable Securities for the resale by the Holder under the securities or Blue Sky laws of such jurisdictions within the United States as any Holder reasonably requests in writing, to keep each registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things reasonably necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by each Registration Statement, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject the Company to any material tax in any such jurisdiction where it is not then so subject or file a general consent to service of process in any such jurisdiction.

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(i) If requested by a Holder, cooperate with such Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by the Purchase Agreement, of all restrictive legends, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request.

(j) Upon the occurrence of any event contemplated by Section 3(d), as promptly as reasonably possible under the circumstances taking into account the Company’s good faith assessment of any adverse consequences to the Company and its stockholders of the premature disclosure of such event, prepare a supplement or amendment, including a post-effective amendment, to a Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither a Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the Holders in accordance with clauses (iii) through (vi) of Section 3(d) above to suspend the use of any Prospectus until the requisite changes to such Prospectus have been made, then the Holders shall suspend use of such Prospectus. The Company will use its best efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable. The Company shall be entitled to exercise its right under this Section 3(j) to suspend the availability of a Registration Statement and Prospectus, subject to the payment of partial liquidated damages otherwise required pursuant to Section 2(d), for a period not to exceed 60 calendar days (which need not be consecutive days) in any 12-month period.

(k) Otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission under the Securities Act and the Exchange Act, including, without limitation, Rule 172 under the Securities Act, file any final Prospectus, including any supplement or amendment thereof, with the Commission pursuant to Rule 424 under the Securities Act, promptly inform the Holders in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Holders are required to deliver a Prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder.

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(l) The Company shall use its best efforts to maintain eligibility for use of Form S-3 (or any successor form thereto) for the registration of the resale of Registrable Securities.

(m) The Company may require each selling Holder to furnish to the Company a certified statement as to the number of shares of Common Stock beneficially owned by such Holder and, if required by the Commission, the natural persons thereof that have voting and dispositive control over the shares. During any periods that the Company is unable to meet its obligations hereunder with respect to the registration of the Registrable Securities solely because any Holder fails to furnish such information within three Trading Days of the Company’s request, any liquidated damages that are accruing at such time as to such Holder only shall be tolled and any Event that may otherwise occur solely because of such delay shall be suspended as to such Holder only, until such information is delivered to the Company.

4. Registration Expenses. All fees and expenses incident to the performance of or compliance with, this Agreement by the Company shall be borne by the Company whether or not any Registrable Securities are sold pursuant to a Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of the Company’s counsel and independent registered public accountants) (A) with respect to filings made with the Commission, (B) with respect to filings required to be made with any Trading Market on which the Common Stock is then listed for trading, and (C) in compliance with applicable state securities or Blue Sky laws reasonably agreed to by the Company in writing (including, without limitation, fees and disbursements of counsel for the Company in connection with Blue Sky qualifications or exemptions of the Registrable Securities), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, and (vi) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In addition, the Company shall be responsible for all of its internal expenses incurred in connection with the consummation of the transactions contemplated by this Agreement (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit and the fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange as required hereunder. In no event shall the Company be responsible for any broker or similar commissions of any Holder or, except to the extent provided for in the Transaction Documents, any legal fees or other costs of the Holders.

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5. Indemnification.

(a) Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Holder, the officers, directors, members, partners, agents, brokers (including brokers who offer and sell Registrable Securities as principal as a result of a pledge or any failure to perform under a margin call of Common Stock), investment advisors and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, stockholders, partners, agents and employees (and any other Persons with a functionally equivalent role of a Person holding such titles, notwithstanding a lack of such title or any other title) of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Agreement, except to the extent, but only to the extent, that (i) such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement, such Prospectus or in any amendment or supplement thereto (it being understood that the Holder has approved Annex A hereto for this purpose) or (ii) in the case of an occurrence of an event of the type specified in Section 3(d)(iii)-(vi), the use by such Holder of an outdated, defective or otherwise unavailable Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated, defective or otherwise unavailable for use by such Holder and prior to the receipt by such Holder of the Advice contemplated in Section 6(d). The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding arising from or in connection with the transactions contemplated by this Agreement of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such indemnified person and shall survive the transfer of any Registrable Securities by any of the Holders in accordance with Section 6(h).

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(b) Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, to the extent arising out of or based solely upon: any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (i) to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by such Holder to the Company expressly for inclusion in such Registration Statement or such Prospectus or (ii) to the extent, but only to the extent, that such information relates to such Holder’s information provided in the Selling Stockholder Questionnaire or the proposed method of distribution of Registrable Securities and was reviewed and expressly approved in writing by such Holder expressly for use in a Registration Statement (it being understood that the Holder has approved Annex A hereto for this purpose), such Prospectus or in any amendment or supplement thereto. In no event shall the liability of a selling Holder be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such Holder in connection with any claim relating to this Section 5 and the amount of any damages such Holder has otherwise been required to pay by reason of such untrue statement or omission) received by such Holder upon the sale of the Registrable Securities included in the Registration Statement giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof, provided that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have materially and adversely prejudiced the Indemnifying Party.

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An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses, (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding, or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and counsel to the Indemnified Party shall reasonably believe that a material conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of no more than one separate counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld or delayed. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

Subject to the terms of this Agreement, all reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten Trading Days of written notice thereof to the Indemnifying Party, provided that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) not to be entitled to indemnification hereunder.

(d) Contribution. If the indemnification under Section 5(a) or 5(b) is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

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The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. In no event shall the contribution obligation of a Holder of Registrable Securities be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such Holder in connection with any claim relating to this Section 5 and the amount of any damages such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission) received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.

The indemnity and contribution agreements contained in this Section are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

6. Miscellaneous.

(a) Remedies. In the event of a breach by the Company or by a Holder of any of their respective obligations under this Agreement, each Holder or the Company, as the case may be, in addition to being entitled to exercise all rights granted by law and under this Agreement, including recovery of damages, shall be entitled to specific performance of its rights under this Agreement. Each of the Company and each Holder agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall not assert or shall waive the defense that a remedy at law would be adequate.

(b) No Piggyback on Registrations; Prohibition on Filing Other Registration Statements. Except as set forth on Schedule 6(b) attached hereto, neither the Company nor any of its security holders (other than the Holders in such capacity pursuant hereto) may include securities of the Company in any Registration Statements other than the Registrable Securities. The Company shall not file any other registration statements until all Registrable Securities are registered pursuant to a Registration Statement that is declared effective by the Commission, provided that this Section 6(b) shall not prohibit the Company from filing amendments to registration statements filed prior to the date of this Agreement.

(c) [RESERVED]

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(d) Discontinued Disposition. By its acquisition of Registrable Securities, each Holder agrees that, upon receipt of a notice from the Company of the occurrence of any event of the kind described in Section 3(d)(iii) through (vi), such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Company will use its best efforts to ensure that the use of the Prospectus may be resumed as promptly as is practicable. The Company agrees and acknowledges that any periods during which the Holder is required to discontinue the disposition of the Registrable Securities hereunder shall be subject to the provisions of Section 2(d).

(e) Piggy-Back Registrations. If, at any time during the Effectiveness Period, there is not an effective Registration Statement covering all of the Registrable Securities and the Company shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Company’s stock option or other employee benefit plans, then the Company shall deliver to each Holder a written notice of such determination and, if within fifteen days after the date of the delivery of such notice, any such Holder shall so request in writing, the Company shall include in such registration statement all or any part of such Registrable Securities such Holder requests to be registered; provided, however, that the Company shall not be required to register any Registrable Securities pursuant to this Section 6(e) that are eligible for resale pursuant to Rule 144 (without volume restrictions or current public information requirements) promulgated by the Commission pursuant to the Securities Act or that are the subject of a then effective Registration Statement that is available for resales or other dispositions by such Holder.

(f) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the same shall be in writing and signed by the Company and the Holders of 50.1% or more of the then outstanding Registrable Securities (for purposes of clarification, this includes any Registrable Securities issuable upon exercise or conversion of any Security), provided that, if any amendment, modification or waiver disproportionately and adversely impacts a Holder (or group of Holders), the consent of such disproportionately impacted Holder (or group of Holders) shall be required. If a Registration Statement does not register all of the Registrable Securities pursuant to a waiver or amendment done in compliance with the previous sentence, then the number of Registrable Securities to be registered for each Holder shall be reduced pro rata among all Holders and each Holder shall have the right to designate which of its Registrable Securities shall be omitted from such Registration Statement. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of a Holder or some Holders and that does not directly or indirectly affect the rights of other Holders may be given only by such Holder or Holders of all of the Registrable Securities to which such waiver or consent relates; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the first sentence of this Section 6(f). No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration also is offered to all of the parties to this Agreement.

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(g) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the Purchase Agreement.

(h) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. The Company may not assign (except by merger) its rights or obligations hereunder without the prior written consent of all of the Holders of the then outstanding Registrable Securities.

(i) No Inconsistent Agreements. Neither the Company nor any of its Subsidiaries has entered, as of the date hereof, nor shall the Company or any of its Subsidiaries, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. Except as set forth on Schedule 6(i), neither the Company nor any of its Subsidiaries has previously entered into any agreement granting any registration rights with respect to any of its securities to any Person that have not been satisfied in full.

(j) Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

(k) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement.

(l) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any other remedies provided by law.

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(m) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(n) Headings. The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

(o) Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Holders are in any way acting in concert or as a group or entity with respect to such obligations or the transactions contemplated by this Agreement or any other matters, and the Company acknowledges that the Holders are not acting in concert or as a group, and the Company shall not assert any such claim, with respect to such obligations or transactions. Each Holder shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose. The use of a single agreement with respect to the obligations of the Company contained was solely in the control of the Company, not the action or decision of any Holder, and was done solely for the convenience of the Company and not because it was required or requested to do so by any Holder. It is expressly understood and agreed that each provision contained in this Agreement is between the Company and a Holder, solely, and not between the Company and the Holders collectively and not between and among Holders.

********************

(Signature Pages Follow)

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

DROPCAR, INC.

By:
Name:
Title:

[SIGNATURE PAGE OF HOLDERS FOLLOWS]

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[SIGNATURE PAGE OF HOLDERS TO DCAR RRA]

Name of Holder: __________________________

Signature of Authorized Signatory of Holder: __________________________

Name of Authorized Signatory: _________________________

Title of Authorized Signatory: __________________________

[SIGNATURE PAGES CONTINUE]

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Annex A

Plan of Distribution

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

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In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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SELLING SHAREHOLDERS

The common stock being offered by the selling shareholders are those previously issued to the selling shareholders, and those issuable to the selling shareholders, upon exercise of the warrants. For additional information regarding the issuances of those shares of common stock and warrants, see “Private Placement of Shares of Common Stock and Warrants” above. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the shares of common stock and warrants, as of ________, 2020, assuming exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

In accordance with the terms of a registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling shareholders in the “Private Placement of Shares of Common Stock and Warrants” described above and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the warrants, a selling shareholder may not exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed [4.99]% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Name of Selling Shareholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After Offering

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Annex C

dropcar, inc.

Selling Stockholder Notice and Questionnaire

The undersigned beneficial owner of common stock (the “Registrable Securities”) of DropCar, Inc., a Delaware corporation (the “Company”), understands that the Company has filed or intends to file with the Securities and Exchange Commission (the “Commission”) a registration statement (the “Registration Statement”) for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”), of the Registrable Securities, in accordance with the terms of the Registration Rights Agreement (the “Registration Rights Agreement”) to which this document is annexed. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Registration Rights Agreement.

Certain legal consequences arise from being named as a selling stockholder in the Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling stockholder in the Registration Statement and the related prospectus.

NOTICE

The undersigned beneficial owner (the “Selling Stockholder”) of Registrable Securities hereby elects to include the Registrable Securities owned by it in the Registration Statement.

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The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate:

QUESTIONNAIRE

1.	Name.

	(a)	Full Legal Name of Selling Stockholder

	(b)	Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities are held:

	(c)	Full Legal Name of Natural Control Person (which means a natural person who directly or indirectly alone or with others has power to vote or dispose of the securities covered by this Questionnaire):

2. Address for Notices to Selling Stockholder:

Telephone:______________________________________________________________________________________
Fax:___________________________________________________________________________________________
Contact Person:__________________________________________________________________________________

3. Broker-Dealer Status:

(a)	Are you a broker-dealer?

Yes	[ ]	No	[ ]

(b)	If “yes” to Section 3(a), did you receive your Registrable Securities as compensation for investment banking services to the Company?

Yes	[ ]	No	[ ]

Note:	If “no” to Section 3(b), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

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(c)	Are you an affiliate of a broker-dealer?

Yes	[ ]	No	[ ]

(d)	If you are an affiliate of a broker-dealer, do you certify that you purchased the Registrable Securities in the ordinary course of business, and at the time of the purchase of the Registrable Securities to be resold, you had no agreements or understandings, directly or indirectly, with any person to distribute the Registrable Securities?

Yes	[ ]	No	[ ]

Note:	If “no” to Section 3(d), the Commission’s staff has indicated that you should be identified as an underwriter in the Registration Statement.

4. Beneficial Ownership of Securities of the Company Owned by the Selling Stockholder.

Except as set forth below in this Item 4, the undersigned is not the beneficial or registered owner of any securities of the Company other than the securities issuable pursuant to the Purchase Agreement.

(a)	Type and Amount of other securities beneficially owned by the Selling Stockholder:

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5. Relationships with the Company:

Except as set forth below, neither the undersigned nor any of its affiliates, officers, directors or principal equity holders (owners of 5% of more of the equity securities of the undersigned) has held any position or office or has had any other material relationship with the Company (or its predecessors or affiliates) during the past three years.

State any exceptions here:

The undersigned agrees to promptly notify the Company of any material inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Registration Statement remains effective; provided, that the undersigned shall not be required to notify the Company of any changes to the number of securities held or owned by the undersigned or its affiliates.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 5 and the inclusion of such information in the Registration Statement and the related prospectus and any amendments or supplements thereto. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Registration Statement and the related prospectus and any amendments or supplements thereto.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Date:	Beneficial Owner:

By:
Name:
Title:

PLEASE FAX A COPY (OR EMAIL A .PDF COPY) OF THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE TO:

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ANNEX M

STOCK SUBSCRIPTION AGREEMENT

THIS STOCK SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of December 19, 2019, is entered into by and among AYRO, INC., a Delaware corporation (the “Corporation”), and each subscriber identified on the signature pages hereto (each, including its successors and assigns, a “Subscriber” and collectively, the “Subscribers”).

WITNESSETH

WHEREAS, the authorized capital stock of the Corporation consists of 34,820,000 shares of stock, of which 26,347,500 shares have been designated as common stock, $0.001 par value per share (the “Common Stock”);

WHEREAS, the Company is seeking to merge with and into a wholly-owned subsidiary of DropCar, Inc. (“DropCar”), a Delaware corporation, pursuant to the terms of the Agreement and Plan of Merger and Reorganization, by and among the Company, DropCar and ABC MERGER SUB, INC. (the “Merger”); and

WHEREAS, contingent upon the satisfaction of all conditions to the closing of the Merger other than filing of the Certificate of Merger and effective immediately prior thereto, the Corporation desires to issue and sell up to an aggregate of 1,750,000 shares of Common Stock (or Pre-Funded Warrants, as defined below, to purchase up to an aggregate of 1,750,000 shares of Common Stock) to Subscribers upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the above, the parties hereby agree as follows:

1. The Corporation agrees to issue and sell to the Subscribers, and the Subscribers, severally and not jointly, agree to subscribe to and purchase from the Corporation, up to an aggregate of 1,750,000 shares of Common Stock (the “Shares”) for a purchase price of $0.001 per Share, immediately prior to the closing of the Merger, provided that the Merger shall be ready to close subject only to filing a Certificate of Merger consummating the Merger with the Delaware Secretary of State. Notwithstanding anything herein to the contrary, to the extent that the Subscriber determines, in its sole discretion, that such Subscriber’s purchase of the Shares (together with any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Subscriber as such terms are used in and construed under Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”) (the “Affiliates”) and any person acting as a group together with the Subscriber or any of such Subscriber’s Affiliates) would cause the Subscriber’s beneficial ownership of the shares of Common Stock to exceed 4.99% (or, at the election of the Subscriber, 9.99%) of the outstanding shares of Common Stock, such Subscriber may elect to purchase pre-funded Common Stock purchase warrants (the “Pre-Funded Warrants”), which warrants shall be exercisable immediately following their issuance for an exercise price of $0.0001 per Share, in the form of Exhibit A attached hereto, in lieu of the Shares, for a purchase price of $0.0009 per Pre-Funded Warrant.

M-1

2. Upon the issuance of the Shares or the Pre-Funded Warrants, each Subscriber agrees to pay the aggregate purchase price for the Shares or the Pre-Funded Warrants, equal to such Subscriber’s subscription amount as specified below such Subscriber’s name on the signature page of this Agreement and next to the heading “Subscription Amount.”. At such time as payment is made, the Corporation agrees to deliver to each Subscriber a certificate (the “Certificate”) representing the Shares or the Pre-Funded Warrants in physical form being subscribed to and paid for by the Subscriber, which shares of Common Stock or Pre-Funded Warrants shall be duly authorized, validly issued, fully paid and nonassessable. The Certificate or the Pre-Funded Warrants shall be properly legended to reflect that the shares of Common Stock represented by the Certificate or the Pre-Funded Warrants and any shares of Common Stock issuable upon exercise of the Pre-Funded Warrants (the “Warrant Shares”) are not registered under the Securities Act.

3. The Corporation represents and warrants that the Shares or the Pre-Funded Warrants, when issued, will be duly authorized, validly issued, fully paid and nonassessable. The Warrant Shares, when issued in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and nonassessable.

4. Each Subscriber represents that such Shares or Pre-Funded Warrants are being acquired for its own account, for investment and not with a view to the distribution or resale thereof. Each Subscriber understands that such Shares, the Pre-Funded Warrants and the Warrant Shares have not been registered under the Securities Act or any state securities or “blue sky” laws by reason of their issuance in a transaction exempt from the registration requirements thereunder and may not be resold unless a subsequent disposition thereof is registered thereunder (the Corporation being under no obligation to so register) or is exempt from registration thereunder.

5. As evidence of the restriction on transfer, the following legend (or a substantially similar legend) will be placed on the certificate or certificates evidencing the Shares, the Pre-Funded Warrants and the Warrant Shares:

“THE REGISTERED HOLDER HEREOF HAS REPRESENTED TO THE ISSUER OF THE SECURITIES REPRESENTED HEREBY THAT IT HAS ACQUIRED SUCH SHARES FOR INVESTMENT PURPOSES AND NOT FOR DISTRIBUTION. ACCORDINGLY, SUCH SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS SUBSEQUENTLY REGISTERED THEREUNDER OR AN EXEMPTION FROM REGISTRATION THEREUNDER IS AVAILABLE.”

The Corporation may give appropriate stop-transfer instructions to any transfer agent for the Shares, the Pre-Funded Warrants or Warrant Shares.

[Signature Page Follows]

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[SIGNATURE PAGE TO STOCK SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the parties have executed and delivered this Stock Subscription Agreement as of the date first written above.

AYRO, INC.

By:	/s/ Rod C. Keller Jr.
Title:	Chief Executive Officer

Address for Notice:
Email: rod.keller@ayro.com Fax:

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[SIGNATURE PAGE TO STOCK SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the parties have executed and delivered this Stock Subscription Agreement as of the date first written above.

Name of Subscriber: ________________________________________________________

Signature of Authorized Signatory of Subscriber: __________________________________

Name of Authorized Signatory: ____________________________________________________

Title of Authorized Signatory: _____________________________________________________

Email Address of Authorized Signatory: ______________________________________________

Facsimile Number of Authorized Signatory: _____________________________________________

Address for Notice to Purchaser:

Address for Delivery of Securities to Subscriber (if not same as address for notice):

Subscription Amount: $_________________

Shares: _________________

Pre-Funded Warrant Shares: __________________

EIN Number: _______________________

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Exhibit A

Form of Pre-Funded Warrant

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

PRE-FUNDED COMMON STOCK PURCHASE WARRANT

ayro, inc.

Warrant Shares: [_______]	Issue Date: [_________], 2020
Initial Exercise Date: [_______], 2020

THIS PRE-FUNDED COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, _____________ or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date set forth above (the “Initial Exercise Date”) and until this Warrant is exercised in full (the “Termination Date”) but not thereafter, to subscribe for and purchase from AYRO, Inc., a Delaware corporation (the “Company”), up to ______ shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1. Definitions. In addition to the terms defined elsewhere in this Warrant, the following terms have the meanings indicated in this Section 1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

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“Common Stock” means the common stock of the Company, no par value, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Subscription Agreement” means that certain Stock Subscription Agreement, dated December __, 2019, by and among the Company and the subscribers signatory thereto.

“Subsidiary” means any subsidiary of the Company and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date of the Subscription Agreement.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing)

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

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“Warrants” means this Warrant and the other Pre-Funded Common Stock Warrants issued by the Company pursuant to the Subscription Agreement.

Section 2. Exercise.

a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(d)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Trading Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b) Exercise Price. The aggregate exercise price of this Warrant, except for a nominal exercise price of $0.0001 per Warrant Share, was pre-funded to the Company on or prior to the Initial Exercise Date and, consequently, no additional consideration (other than the nominal exercise price of $0.0001 per Warrant Share) shall be required to be paid by the Holder to any Person to effect any exercise of this Warrant. The Holder shall not be entitled to the return or refund of all, or any portion, of such pre-paid aggregate exercise price under any circumstance or for any reason whatsoever, including in the event this Warrant shall not have been exercised prior to the Termination Date. The remaining unpaid exercise price per share of Common Stock under this Warrant shall be $0.0001, subject to adjustment hereunder (the “Exercise Price”).

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c) Cashless Exercise. This Warrant may also be exercised, in whole or in part, at any time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) =	the Exercise Price of this Warrant, as adjusted hereunder; and

(X) =	the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised. The Company agrees not to take any position contrary to this Section 2(c).

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d) Mechanics of Exercise.

i. Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the transfer agent of the Company (the “Transfer Agent”) to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) this Warrant is being exercised via cashless exercise, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earlier of (A) the earlier of (i) two (2) Trading Days and (ii) the number of days comprising the Standard Settlement Period, in each case after the delivery to the Company of the Notice of Exercise and (B) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received by the Warrant Share Delivery Date. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

ii. Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

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iii. Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv. Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

v. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

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vi. Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

vii. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

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e) Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be [9.99/4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

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Section 3. Certain Adjustments.

a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) RESERVED.

c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d) Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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e) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

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f) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

g) Notice to Holder.

i. Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company (and all of its Subsidiaries, taken as a whole) is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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Section 4. Transfer of Warrant.

a) Transferability. This Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the original Issue Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d) Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5. Miscellaneous.

a) No Rights as Stockholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3. Without limiting any rights of a Holder to receive Warrant Shares on a “cashless exercise” pursuant to Section 2(c) or to receive cash payments pursuant to Section 2(d)(i) and Section 2(d)(iv) herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

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b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then such action may be taken or such right may be exercised on the next succeeding Trading Day.

d) Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

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Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

f) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

g) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding the fact that the right to exercise this Warrant terminates on the Termination Date. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

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h) Notices. Any and all notices or other communications or deliveries to be provided by the holders hereunder including, without limitation, any Notice of Exercise, shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at [__], Attention: [___], email address: [___], facsimile: [__], or such other facsimile number, email address or address as the Company may specify for such purposes by notice to the Holders. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or via e-mail at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.

i) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

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k) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

l) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

m) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

n) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

ayro, inc.

By:
Name:
Title:

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NOTICE OF EXERCISE

To: ayro, inc.

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

[  ] in lawful money of the United States; or

[  ] if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

(4) The time of day this Notice of Exercise is being executed is:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity: ________________________________________________________________________

Signature of Authorized Signatory of Investing Entity: _________________________________________________

Name of Authorized Signatory: ___________________________________________________________________

Title of Authorized Signatory: ____________________________________________________________________

Date: ________________________________________________________________________________________

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EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to exercise the Warrant to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)
Phone Number:

Email Address:

Dated: _______________ __, ______
Holder’s Signature: _______________________________
Holder’s Address: ________________________________

M-23

ANNEX N

AMENDED AND RESTATED BYLAWS OF

AYRO, INC.

A DELAWARE CORPORATION

(Effective as of [____], 20[__])

24

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TABLE OF CONTENTS

(Continued)

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AMENDED AND RESTATED BYLAWS OF AYRO, INC.

ARTICLE I — CORPORATE OFFICES

1.1 Registered Office. The registered office of Ayro, Inc. (the “Corporation”) shall be fixed in the Corporation’s Certificate of Incorporation. References in these Amended and Restated Bylaws (, as amended from time to time, these “Bylaws”) to “Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time, including the terms of any certificates of designation of any series of Preferred Stock.

1.2 Other Offices. The Corporation may at any time establish other offices at any place or places.

ARTICLE II — MEETINGS OF STOCKHOLDERS

2.1 Places of Meetings. Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the board of directors. The board of directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting. The annual meeting of stockholders shall be held on such date, at such time, and at such place (if any) within or without the State of Delaware as shall be designated from time to time by the board of directors and stated in the Corporation’s notice of the meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these Bylaws, may be transacted.

2.3 Special Meeting

(i) A special meeting of the stockholders, other than those required by statute or by the Certificate of Incorporation, may be called at any time only by (A) the affirmative vote of a majority of the Whole Board, (B) the chairperson of the board of directors, if there be one, (C) the chief executive officer, if there be one, or (D) the president. A special meeting of the stockholders may not be called by any other person or persons. The board of directors, by the affirmative vote of a majority of the Whole Board, may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

(ii) The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the board of directors, the chairperson of the board of directors, if thereby one, the chief executive officer, if there be one, or the president. Nothing contained in this Section 2.3(ii) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the board of directors may be held.

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2.4 Advance Notice Procedures.

(i) Advance Notice of Stockholder Business. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought: (A) pursuant to the corporation’s proxy materials with respect to such meeting, (B) by or at the direction of the board of directors, or (C) by a stockholder of the corporation who (1) is a stockholder of record at the time of the giving of the notice required by this Section 2.4(i) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in this Section 2.4(i). In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these bylaws and applicable law. Except for proposals properly made in accordance with Rule 14a-8 under the Securities and Exchange Act of 1934, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), clause (C) above shall be the exclusive means for a stockholder to bring business before an annual meeting of stockholders.

(a) To comply with clause (C) of Section 2.4(i) above, a stockholder’s notice must set forth all information required under this Section 2.4(i) and must be timely received by the secretary of the Corporation. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting, or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described in this Section 2.4(i)(a). “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(b) To be in proper written form, a stockholder’s notice to the secretary must set forth as to each matter of business the stockholder intends to bring before the annual meeting: (1) a brief description of the business intended to be brought before the annual meeting, the text of the proposed business (including the text of any resolutions proposed for consideration) and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and any Stockholder Associated Person (as defined below), (3) the class and number of shares of the Corporation that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person as of the date of delivery of such notice, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, (5) any material interest of the stockholder or a Stockholder Associated Person in such business, and (6) a statement whether either such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the voting power of the Corporation’s voting shares required under applicable law to carry the proposal (such information provided and statements made as required by clauses (1) through (6), a “Business Solicitation Statement”). In addition, to be in proper written form, a stockholder’s notice to the secretary must be supplemented not later than ten days following the record date for notice of the meeting to disclose the information contained in clauses (3) and (4) above as of the record date for notice of the meeting. For purposes of this Section 2.4, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

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(c) Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 2.4(i) and, if applicable, Section 2.4(ii). In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that business was not properly brought before the annual meeting and in accordance with the provisions of this Section 2.4(i), and, if the chairperson should so determine, he or she shall so declare at the annual meeting that any such business not properly brought before the annual meeting shall not be conducted.

(ii) Advance Notice of Director Nominations at Annual Meetings. Notwithstanding anything in these bylaws to the contrary, only persons who are nominated in accordance with the procedures set forth in this Section 2.4(ii) shall be eligible for election or re-election as directors at an annual meeting of stockholders. Nominations of persons for election or re-election to the board of directors of the Corporation shall be made at an annual meeting of stockholders only (A) by or at the direction of the board of directors or (B) by a stockholder of the Corporation who (1) was a stockholder of record at the time of the giving of the notice required by this Section 2.4(ii) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has complied with the notice procedures set forth in this Section 2.4(ii). In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of the Corporation.

(a) To comply with clause (B) of Section 2.4(ii) above, a nomination to be made by a stockholder must set forth all information required under this Section 2.4(ii) and must be received by the secretary of the Corporation at the principal executive offices of the Corporation at the time set forth in, and in accordance with, the final three sentences of Section 2.4(i)(a) above; provided additionally, however, that in the event the number of directors to be elected to the board of directors is increased and there is no Public Announcement naming all of the nominees for director or specifying the size of the increased board made by the Corporation at least ten (10) days before the last day a stockholder may deliver notice of nomination pursuant to the foregoing provisions, a stockholder’s notice required by this Section 2.4(ii) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the date on which such Public Announcement is first made by the Corporation.

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(b) To be in proper written form, such stockholder’s notice to the secretary must set forth:

(1) as to each person (a “nominee”) whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (E) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the board of directors, (F) a written statement executed by the nominee acknowledging that as a director of the Corporation, the nominee will owe fiduciary duties under Delaware law with respect to the Corporation and its stockholders, and (G) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election or re-election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected or re-elected, as the case may be); and

(2) as to such stockholder giving notice, (A) the information required to be provided pursuant to clauses (2) through (5) of Section 2.4(i)(b) above, and the supplement referenced in the second sentence of Section 2.4(i)(b) above (except that the references to “business” in such clauses shall instead refer to nominations of directors for purposes of this paragraph), and (B) a statement whether either such stockholder or Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of the Corporation’s voting shares reasonably believed by such stockholder or Stockholder Associated Person to be necessary to elect or re-elect such nominee(s) (such information provided and statements made as required by clauses (A) and (B) above, a “Nominee Solicitation Statement”).

(c) At the request of the board of directors, any person nominated by a stockholder for election or re-election as a director must furnish to the secretary of the Corporation (1) that information required to be set forth in the stockholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given, (2) such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director or audit committee financial expert of the Corporation under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation and (3) such other information that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; in the absence of the furnishing of any such information of the kind specified in this Section 2.4(ii)(c) if requested, such stockholder’s nomination shall not be considered in proper form pursuant to this Section 2.4(ii).

(d) Without exception, no person shall be eligible for election or re-election as a director of the Corporation at an annual meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 2.4(ii). In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that a nomination was not made in accordance with the provisions prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the annual meeting, and the defective nomination shall be disregarded.

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(iii) Advance Notice of Director Nominations for Special Meetings.

(a) If the board of directors has authorized in the specific case that stockholders may fill a vacancy or newly created directorship at a special meeting of stockholders, and a special meeting has been properly called for such purpose, nominations of persons for election or appointment to the board of directors at such special meeting shall be made only (1) by or at the direction of the board of directors or (2) by any stockholder of the Corporation who (A) is a stockholder of record at the time of the giving of the notice required by this Section 2.4(iii) and on the record date for the determination of stockholders entitled to vote at the special meeting and (B) delivers a timely written notice of the nomination to the secretary of the Corporation that includes the information set forth in Sections 2.4(ii)(b) and (ii)(c) above. To be timely, such notice must be received by the secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected or appointed at such meeting. A person shall not be eligible for election or appointment as a director at a special meeting unless the person is nominated (i) by or at the direction of the board of directors or (ii) by a stockholder in accordance with the notice procedures set forth in this Section 2.4(iii). In addition, a nominee shall not be eligible for election or appointment if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. Any person nominated in accordance with this Section 2.4(iii) is subject to, and must comply with, the provisions of Section 2.4(ii)(c).

(b) The chairperson of such special meeting shall, if the facts warrant, determine and declare at the meeting that a nomination or business was not made in accordance with the procedures prescribed by these bylaws, and if the chairperson should so determine, he or she shall so declare at the meeting, and the defective nomination or business shall be disregarded.

(iv) Other Requirements and Rights. In addition to the foregoing provisions of this Section 2.4, a stockholder must also comply with all applicable requirements of state law and of the Exchange Act with respect to the matters set forth in this Section 2.4. Nothing in this Section 2.4 shall be deemed to affect any rights of:

(a) a stockholder to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act; or

(b) the Corporation to omit a proposal from the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

2.5 Notice of Stockholders’ Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the Certificate of Incorporation or these Bylaws, the written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

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2.6 Quorum. The holders of a majority of the voting power of the stock issued, outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, unless otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules and regulations of any applicable stock exchange. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the then-issued and outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules and regulations of any applicable stock exchange. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, if there be one, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. The chairperson of the meeting shall have the authority to adjourn a meeting of the stockholders in all other events. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.7 Adjourned Meeting; Notice. When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8 Conduct of Business. The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business. The chairperson of any meeting of stockholders shall be designated by the board of directors; in the absence of such designation, the chairperson of the board, if any, the chief executive officer (in the absence of the chairperson), if any, or the president (in the absence of the chairperson of the board and the chief executive officer), or in their absence any other executive officer of the Corporation, shall serve as chairperson of the stockholder meeting.

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2.9 Voting. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these Bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL. Except as may be otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder. Except as otherwise provided by law, the Certificate of Incorporation, these Bylaws or the rules and regulations of any applicable stock exchange, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the Certificate of Incorporation, these Bylaws or the rules and regulations of any applicable stock exchange, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by law, the Certificate of Incorporation, these Bylaws, or the rules and regulations of any applicable stock exchange.

2.10 Stockholder Action by Written Consent Without a Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required by statute to be taken at any annual or special meeting of the stockholders, or any action which may be taken at an annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be (i) signed by the holders of record on the record date (established in the manner set forth in Section 2.11 of this Bylaws and Article VIII of the Certificate of Incorporation) of outstanding shares of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, however, that in the case of the election or removal of directors by written consent, such consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors, and (ii) delivered to the Corporation in accordance with Section 228 of the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

2.11 Record Dates. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the board of directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

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2.12 Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A written proxy may be in the form of a telegram, cablegram, or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram, or other means of electronic transmission was authorized by the stockholder.

2.13 List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. The stockholder list shall be arranged in alphabetical order and show the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place (as opposed to solely by means of remote communication), then a list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then a list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger of the Corporation shall be the only evidence as to the identity of the stockholders entitled to examine the stock list and vote at the meeting and the number of shares held by each of them.

2.14 Inspectors of Election. Before any meeting of stockholders, the board of directors shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one (1) or three (3). If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a person to fill that vacancy.

Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed and designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspector or inspectors’ count of all votes and ballots.

In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspector or inspectors may consider such information as is permitted by applicable law. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all.

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ARTICLE III — DIRECTORS

3.1 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, except as may be otherwise provided in the DGCL or the Certificate of Incorporation.

3.2 Number of Directors. The board of directors shall consist of one (1) or more members, each of whom shall be a natural person. Unless the Certificate of Incorporation fixes the number of directors, the number of directors shall be determined from time to time solely by resolution of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors. Except as provided in Section 3.4 of these Bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the Certificate of Incorporation or these Bylaws. The Certificate of Incorporation or these Bylaws may prescribe other qualifications for directors.

3.4 Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified in the notice of resignation, acceptance of such resignation shall not be necessary to make it effective. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, when one or more directors resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws or if authorized by resolution of the board of directors, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by the stockholders. If the directors are divided into classes, a person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the Whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting power of the capital stock of the Corporation at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.

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3.5 Places of Meetings; Meetings by Telephone. The board of directors may hold meetings, both regular and special, either within or outside the State of Delaware. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the board of directors may participate in a meeting of the board of directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6 Regular Meetings. Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board of directors.

3.7 Special Meetings; Notice. Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairperson of the board of directors, if there be one, the chief executive officer, if there be one, the president, the secretary or a majority of the authorized number of directors, at such times and places as he or she or they shall designate.

Notice of the time and place of special meetings shall be:

(i)	delivered personally by hand, by courier or by telephone;

(ii)	sent by United States first-class mail, postage prepaid;

(iii)	sent by facsimile; or

(iv)	sent by electronic mail,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum; Voting. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the board of directors, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these Bylaws. If the Certificate of Incorporation provides that one or more directors shall have more or less than one vote per director on any matter, every reference in these Bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

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3.9 Board Action by Written Consent Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, these Bylaws or statute, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board of directors or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board of directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

3.10 Fees and Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation, these Bylaws or statute, the board of directors shall have the authority to fix the compensation of directors.

3.11 Removal of Directors. A director may be removed from office by the stockholders of the Corporation with or without cause. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV — COMMITTEES

4.1 Committees of Directors. The board of directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the board of directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, allowed by law and in these Bylaws, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any Bylaw of the Corporation.

4.2 Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

4.3 Meetings and Action of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)	Section 3.5 (place of meetings and meetings by telephone);

(ii)	Section 3.6 (regular meetings);

(iii)	Section 3.7 (special meetings; notice);

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(iv)	Section 3.8 (quorum; voting);

(v)	Section 3.9 (action without a meeting); and

(vi)	Section 7.5 (waiver of notice)

with such changes in the context of these Bylaws as are necessary to substitute the committee and its members for the board of directors and its members. However:

(i) the time of regular meetings of committees may be determined by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the committee; and

(iii) notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The board of directors or a committee may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

Any provision in the Certificate of Incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the Certificate of Incorporation or these Bylaws.

4.4 Subcommittees. Unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolutions of the board of directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V — OFFICERS

5.1 Officers. The officers of the Corporation shall be a president and a secretary. The Corporation may also have, at the discretion of the board of directors, a chairperson of the board of directors, a vice chairperson of the board of directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same person.

5.2 Appointment of Officers. The board of directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these Bylaws, subject to the rights, if any, of an officer under any contract of employment. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Article V for the regular election to such office.

5.3 Subordinate Officers. The board of directors may appoint, or empower the chief executive officer, if any, or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the board of directors may from time to time determine.

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5.4 Removal and Resignation of Officers. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the board of directors or by any officer upon whom such power of removal may be conferred by the board of directors, except that, unless specifically approved by the board, officers may not remove other officers chosen by the board of directors. Any officer may resign at any time by giving written or electronic notice to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the officer. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices. Any vacancy occurring in any office of the Corporation shall be filled by the board of directors or as provided in Section 5.3.

5.6 Representation of Shares or Interests of Other Corporations or Entities. Subject to Section 5.7 of these Bylaws, the chairperson of the board of directors, if any, the president, any vice president, the treasurer, the secretary or any assistant secretary of this Corporation, or any other person authorized by the board of directors is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares or equity interests of any other Corporation or Corporations or entity or entities standing in the name of this Corporation, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duty of Officers. All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the board of directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the board of directors.

ARTICLE VI — STOCK

6.1 Stock Certificates; Partly Paid Shares. The shares of the Corporation shall be represented by certificates, provided that the board of directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares, subject to the requirements of the DGCL. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairperson of the board of directors, if there be one, or vice-chairperson of the board of directors, if there be one, or the president or a vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form. In case any officer, transfer agent or registrar who has signed a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form. The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Corporation in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Corporation shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

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6.2 Special Designation on Certificates. If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 151, 156, 202(a) or 218(a) of the DGCL or with respect to this Section 6.2 a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3 Lost, Stolen or Destroyed Certificates. Except as provided in this Section 6.2, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4 Dividends. The board of directors, subject to any restrictions contained in the Certificate of Incorporation or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to the provisions of the Certificate of Incorporation. The board of directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5 Transfer of Stock. Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer; provided, however, that such succession, assignment or authority to transfer is not prohibited by the Certificate of Incorporation, these Bylaws, applicable law or contract.

6.6 Stock Transfer Agreements. The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

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6.7 Registered Stockholders. The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(ii) shall be entitled (to the fullest extent permitted by law) to hold liable for calls and assessments the person registered on its books as the owner of shares; and

(iii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII — MANNER OF GIVING NOTICE AND WAIVER

7.1 Notice of Stockholders’ Meetings. Notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the Corporation’s records. An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

7.2 Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation or these Bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:

(i) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

(ii) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iv) if by any other form of electronic transmission, when directed to the stockholder.

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An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

7.3 Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

7.4 Notice to Person with whom Communication is Unlawful. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.5 Waiver of Notice. Whenever notice is required to be given to stockholders, directors or other persons under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders or the board of directors, as the case may be, need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

ARTICLE VIII — INDEMNIFICATION

8.1 Indemnification of Directors and Officers in Third Party Proceedings. Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director of the Corporation or an officer of the Corporation, or while a director of the Corporation or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

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8.2 Indemnification of Directors and Officers in Actions by or in the Right of the Corporation. Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

8.3 Successful Defense. To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

8.4 Indemnification of Others; Advance Payment to Others. Subject to the other provisions of this Article VIII, the Corporation shall have power to advance expenses to and indemnify its employees and its agents to the extent not prohibited by the DGCL or other applicable law. The board of directors shall have the power to delegate the determination of whether employees or agents shall be indemnified or receive an advancement of expenses to such person or persons as the board of directors determines.

8.5 Advance Payment of Expenses. Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems reasonably appropriate and shall be subject to the Corporation’s expense guidelines. The right to advancement of expenses shall not apply to any claim for which indemnity is excluded pursuant to these Bylaws, but shall apply to any Proceeding referenced in Section 8.6(ii) or 8.6(iii) prior to a determination that the person is not entitled to be indemnified by the Corporation.

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8.6 Limitation of Indemnification. Subject to the requirements in Section 8.3 and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):

(i) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii) for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(iii) for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(iv) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (a) the board of directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (c) otherwise required to be made under Section 8.7 or (d) otherwise required by applicable law; or

(v) if prohibited by applicable law; provided, however, that if any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VIII (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

8.7 Determination; Claim. If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 90 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such person against any and all expenses that are incurred by such person in connection with any action for indemnification or advancement of expenses from the Corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

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8.8 Non-Exclusivity of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation or any statute, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

8.9 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

8.10 Survival. The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.11 Effect of Repeal or Modification. Any amendment, alteration or repeal of this Article VIII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to such amendment, alteration or repeal.

8.12 Certain Definitions. For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan (excluding any “parachute payments” within the meanings of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended); and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

ARTICLE IX — GENERAL MATTERS

9.1 Execution of Corporate Contracts and Instruments. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the board of directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

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9.2 Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the board of directors and may be changed by the board of directors.

9.3 Seal. The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the board of directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both an entity and a natural person.

ARTICLE X — AMENDMENTS

These Bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the total voting power of all outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Sections 3.1, 3.2, 3.4 and 3.11 of Article III, Article VIII and this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other Bylaw). The board of directors, acting by the affirmative vote of at least a majority of the Whole Board, shall also have the power to adopt, amend or repeal bylaws; provided, however, that a Bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board of directors.

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AYRO, INC.

CERTIFICATE OF ADOPTION OF AMENDED AND RESTATED BYLAWS

The undersigned hereby certifies that he is the duly elected, qualified and acting Secretary of Ayro, Inc., a Delaware corporation (the “Corporation”), and that the foregoing Amended and Restated Bylaws, comprising [twenty (20)] pages, were adopted as the Bylaws of the Corporation on [_____], 20[__].

___________________________

(signature)

____________________________

(print name)

Secretary_____________________

(title)

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ANNEX O

SECURED LOAN

FORM OF SECURED PROMISSORY NOTE

$500,000.00	February 20, 2020

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, AYRO, Inc., a Delaware corporation (the “Borrower” or the “Company”), hereby unconditionally promises to pay to each of the holders set forth on Schedule A or their respective assigns (collectively, the “Noteholders” and each a “Noteholder”, and together with the Borrower, the “Parties”), the principal amount of Five Hundred Thousand Dollars ($500,000.00) (the “Loan”) in cash, together with all accrued interest thereon, as provided in this Subordinated Promissory Note (this “Note”).

1. Definitions. The following terms used herein shall have the meanings set forth in this Section 1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

“Agent” has the meaning set forth in Section 9.17

“Applicable Rate” means the rate equal to seven percent (7%) per annum.

“Borrower” has the meaning set forth in the introductory paragraph.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Debt” of the Borrower, means all (a) indebtedness for borrowed money, (b) obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (e) capital lease obligations, (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f) and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Default Rate” means, at any time, the Applicable Rate plus 3%.

“Event of Default” has the meaning set forth in Section 8.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supranational bodies such as the European Union or the European Central Bank).

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“Law” as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

“Loan” has the meaning set forth in the introductory paragraph.

“Majority Noteholders” has the meaning set forth in Article 6.

“Maturity Date” means the earliest of (a) the Closing Date under the Merger Agreement, (c) May 20, 2020, and (d) the date on which all amounts under this Note shall become due and payable pursuant to Section 8.

“Merger Agreement” means that certain Agreement and Plan of Merger and Reorganization, dated as of December 19, 2019, by and among DropCar, Inc., Merger Sub (as defined therein) and the Borrower, as amended, supplemented and modified from time to time.

“Note” has the meaning set forth in the introductory paragraph.

“Noteholder” has the meaning set forth in the introductory paragraph.

“Parties” has the meaning set forth in the introductory paragraph.

“Permitted Debt” means (a) Debt existing or arising under this Note and any refinancing thereof and (b) Debt existing as of the date of this Note.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

“Secured Lenders” means persons identified as lenders in that certain Loan and Security Agreement, dated December 19, 2019, with the Company.

2. Final Payment Date; Optional Prepayments.

2.1 Final Payment Date. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest and all other amounts payable under this Note shall be due and payable on the Maturity Date in cash.

2.2 Optional Prepayment. The Borrower may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. No prepaid amount may be re-borrowed.

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3. Interest.

3.1 Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at the Applicable Rate from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

3.2 Interest Payment Dates. Subject to the last sentence of Section 2.1, interest shall be payable in arrears to the Noteholders on the Maturity Date.

3.3 Default Interest. Upon the occurrence and during the continuance of an Event of Default, any amounts due hereunder (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, shall bear interest, after as well as before judgment, at the Default Rate from the date of such non-payment until such amount is paid in full.

3.4 Computation of Interest. All computations of interest shall be made on the basis of a year of 365 days and the actual number of days elapsed. Interest shall accrue on the Loan on the day on which such Loan is made and shall not accrue on the Loan for the day on which it is paid.

3.5 Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholders to the Borrower under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law.

4. Payment Mechanics.

4.1 Manner of Payments. Except as set forth in the last sentence of Section 2.1, all payments of interest and principal shall be made in lawful money of the United States of America no later than 4:00 PM, Eastern Time, on the date on which such payment is due by wire transfer of immediately available funds to the account of each Noteholder at a bank specified by each such Noteholder in writing to the Borrower from time to time.

4.2 Application of Payments. All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under the Note.

4.3 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

4.4 Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

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5. Rank and Security. The Company’s obligations under this Note shall rank pari passu with the Company’s other outstanding Debts and the Agent’s security interest in the Collateral set forth below shall rank junior to the security interest of the Secured Lenders.

The Borrower hereby pledges, assigns and grants to the Agent (for the benefit of the Noteholders) a security interest in and lien on, and a right of set-off against, the following property and assets, whether now or hereafter existing, owned or acquired by Borrower (collectively, the “Collateral”), to secure the payment and the performance of all the obligations under this Note (each of the follow defined as set forth in the applicable uniform commercial code):

(a) Accounts;

(b) Chattel Paper;

(c) Commercial Tort Claims;

(d) Deposit Accounts;

(e) Documents;

(f) General Intangibles;

(g) Goods;

(h) Inventory;

(i) Equipment;

(j) Instruments;

(k) Intellectual Property;

(l) Investment Property;

(m) Letter-of-Credit Rights and Letters of Credit;

(n) Supporting Obligations;

(o) all books, records, writings, databases, information and other property relating to, used or useful in connection with, evidencing, embodying, incorporating or referring to, any of the foregoing in this Section 5;

(p) all Accessions to and Proceeds of the foregoing and, to the extent not otherwise included, (i) all payments under insurance (whether or not the Agent is the loss payee thereof) and (ii) all tort claims; and

(q) all other property and rights of every kind and description and interests therein.

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Except as permitted to be distributed to Borrower pursuant to the terms herein, (x) any property received by Borrower, which shall comprise of such additions, substitutes and replacements for, or proceeds of, the Collateral, shall, after the occurrence and during the continuance of an Event of Default, be held in trust for the Agent (for the benefit of the Noteholders), subject to the senior lien of the Secured Lenders, and (y) any cash proceeds of the Collateral shall, after the occurrence and during the continuance of an Event of Default, be held in trust for the Agent (for the benefit of the Noteholders), subject to the senior lien of the Secured Lenders.

Borrower hereby authorizes the Agent to file financing statements or take any other action required to perfect the Agent’s security interests in the Collateral, without notice to Borrower, with all appropriate jurisdictions to perfect or protect the Agent’s security interest in the Collateral.

6. Covenants. From and after the date hereof until all amounts outstanding under this Note have been paid in full, unless consented to in writing by Noteholders representing a majority of the outstanding principal balance of this Note (the “Majority Noteholders”), the Borrower shall not:

6.1 Indebtedness. (a) Incur, create, assume, permit to exist, guarantee or otherwise become liable with respect to any Debt, other than Permitted Debt, or (b) amend, modify or supplement any Debt in any way that adversely affects, or could reasonably be expected to adversely affect, the rights of the Noteholders hereunder.

6.2 Liens. Incur, create, assume or suffer to exist any lien on any of its property or assets, whether now owned or hereinafter acquired except for (a) liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings; (b) non-consensual liens arising by operation of law, arising in the ordinary course of business, and for amounts which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings or that do not materially interfere with the Company’s use of its property; and (c) the liens of the Senior Lenders that are in existence on the date hereof.

6.3 Restricted Payments. Declare or pay any dividend or distribution on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any membership interests of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower.

6.4 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase, hold or acquire any equity interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person, other than extensions of trade credit in the ordinary course of business.

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6.5 Use of Proceeds. Use the proceeds from the Note for the repayment of Debt (other than regularly scheduled payments of interest under the Senior Debt), the settlement of any Borrower lawsuits or any purpose other than working capital, capital expenditures and general corporate purposes.

7. Events of Default. The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

7.1 Failure to Pay. The Borrower fails to pay any principal amount of the Loan and/or accrued and unpaid interest thereon on the Maturity Date.

7.2 Breach of Covenants. The Borrower fails to observe or perform any covenant, obligation, condition or agreement contained in this Note.

7.3 Bankruptcy.

(a) the Borrower commences any case, proceeding or other action (i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower makes a general assignment for the benefit of its creditors;

(b) there is commenced against the Borrower any case, proceeding or other action of a nature referred to in Section 8.3(a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 60 days;

(c) there is commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof;

(d) the Borrower takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 8.3(a), Section 8.3(b) or Section 8.3(c) above; or

(e) the Borrower is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due.

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7.4 Transaction Documents. This Note, at any time after execution and delivery thereof and for any reason ceases to be in full force and effect; (ii) Borrower contests in any manner the validity or enforceability of this Note; or (iii) Borrower denies that it has any or further liability or obligation under this Note.

7.5 Collateral. The Agent cease to have a perfected lien in a material portion of the Collateral.

7.6 Judgment. There is entered against the Borrower (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding $100,000 (as to all such judgments or orders), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, operations, business or assets of the Borrower.

7.7 Other Defaults. The Borrower shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long-term leasing or factoring arrangement.

8. Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Agent (on the direction of the Majority Noteholders) may, by written notice to the Borrower (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable and (b) exercise all rights of a secured party under the applicable uniform commercial code, in each case, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; provided, however that, if an Event of Default described in Section 8.3 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of the Agent or any Noteholder.

In addition to the foregoing remedies, upon the occurrence of any Event of Default, the Agent may (on the direction of the Majority Noteholders) exercise any other right, power or remedy granted to it or otherwise permitted to it by law or under any other agreement either by suit in equity or by action at law, or both. No failure on the part of the Agent in exercising any right or remedy hereunder, and no single, partial or delayed exercise by the Agent of any right or remedy shall preclude the full and timely exercise by the Agent at any time of any right or remedy of the Agent hereunder without notice. No course of dealing or other conduct, no oral agreement or representation made by the Agent or usage of trade shall operate as a waiver of any right or remedy of the Agent.

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9. Miscellaneous.

9.1 Notices.

(a) All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i) If to the Borrower:

Ayro, Inc.

900 E. Old Settlers Boulevard, Suite 100

Round Rock, TX 78664

Attention: Rodney Keller and Curtis Smith

E-Mail: rod.keller@ayro.com and curt.smith@ayro.com

(ii) If to the Noteholders:

***

and

***

(iii) If to the Agent:

***

(b) Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; and (ii) sent by facsimile and e-mail during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next business day).

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9.2 Governing Law. This Note and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Note and the transactions contemplated hereby shall be governed by the laws of the State of New York.

9.3 Submission to Jurisdiction

(a) The Borrower hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Note may be brought in the state and federal courts located in New York County, New York and (ii) submits to the exclusive jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Borrower in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(b) Nothing in this Section 10.3 shall affect the right of the Agent to (i) commence legal proceedings or otherwise sue the Borrower in any other court having jurisdiction over the Borrower or (ii) serve process upon the Borrower in any manner authorized by the laws of any such jurisdiction.

9.4 Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in Section 10.3 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9.5 Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

9.6 Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note constitutes the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

9.7 Successors and Assigns. A Noteholders interest herein may be assigned to any Person. The Borrower may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Majority Noteholders. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

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9.8 Waiver of Notice. The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

9.9 Interpretation. For purposes of this Note (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Schedules, Exhibits and Sections mean the Schedules, Exhibits and Sections of this Note; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

9.10 Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

9.11 Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

9.12 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Agent, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.13 Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in the Note shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC § 7001 et seq.), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. Law §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act.

9.14 Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

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9.15 Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by each Noteholder, Agent and their respective affiliates (including the reasonable fees, charges and disbursements of counsel) in connection with this Note, the preparation, negotiation, execution, delivery and administration of this Note and any related documentation or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), not to exceed $5,000 and (ii) all out-of-pocket expenses incurred by the Lenders (including the fees, charges and disbursements of any counsel), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Note and any related documentation, including their rights under this Section 9.15, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of this Note. Borrower will also, upon demand, pay to the Agent, including the reasonable fees and expenses of its counsel and of any experts and agents, which Agent may incur in connection with (a) the enforcement of this Note, (b) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, or (c) the exercise or enforcement of any of the rights of the Noteholders or the Agent under the Note and any related documentation.

9.16 Indemnification. Borrower agrees to indemnify and hold each Noteholder, the Agent and their respective officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, including Lender, an “Indemnified Party”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by any Indemnified Party as the result of credit having been extended, suspended or terminated under this Note and any related documentation or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases claims to the extent resulting from the gross negligence or willful misconduct of any Indemnified Party.

9.17 Agent. Each Noteholder has appointed [  ] (“Agent”) to act as its agent for purposes of exercising any and all rights and remedies of the Noteholder with respect to any collateral pledged to secure the Borrower’s obligations hereunder, and for taking any other action delegated to such agent, as more fully set forth therein, as more particularly set forth on Schedule B attached hereto.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first written above.

AYRO, INC.

By
Name:	Rodney Keller
Title:	Chief Executive Officer

Acknowledged and Agreed:

Noteholders:

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FORM OF SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of February 20, 2020, is entered into by and among AYRO, INC., a Delaware corporation (the “Corporation”), and [  ] (“Subscriber”).

WITNESSETH

WHEREAS, the Corporation is seeking to merge with and into a wholly-owned subsidiary of DropCar, Inc. (“DropCar”), a Delaware corporation, pursuant to the terms of the Agreement and Plan of Merger and Reorganization, by and among the Company, DropCar and ABC MERGER SUB, INC. (the “Merger”); and

WHEREAS, contingent upon the closing of the Merger and effective immediately thereafter, the Corporation shall cause DropCar to issue and sell warrants to purchase an aggregate of [  ] shares of common stock of DropCar (the “Warrants”) to Subscriber upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the above, the parties hereby agree as follows:

1. The Corporation agrees to cause DropCar to issue and sell to Subscriber, and the Subscriber agrees to subscribe to and purchase from DropCar, the Warrants for an aggregate purchase price of $[  ] immediately after the closing of the Merger, The Warrants shall be exercisable immediately following their issuance for an exercise price of $0.01 per share and shall otherwise be in substantially the form attached hereto as Exhibit A.

2. Upon the issuance of the Warrants, Subscriber agrees to pay the aggregate purchase price therefor. At such time as payment is made, the Corporation shall cause DropCar to deliver to Subscriber the Warrants in physical form, which Warrants shall be duly authorized, validly issued, fully paid and nonassessable. The Warrants shall be properly legended to reflect that the Warrants and any shares of common stock issuable upon exercise thereof (the “Warrant Shares”) are not registered under the Securities Act.

3. The Corporation shall cause the Warrants, when issued, to be duly authorized, validly issued, fully paid and nonassessable. In addition, the Corporation shall also cause the Warrant Shares, when issued in accordance with the terms of the Warrants, to be validly issued, fully paid and nonassessable.

4. Subscriber represents that Warrants are being acquired for its own account, for investment and not with a view to the distribution or resale thereof. Subscriber understands that Warrants and the Warrant Shares have not been registered under the Securities Act or any state securities or “blue sky” laws by reason of their issuance in a transaction exempt from the registration requirements thereunder and may not be resold unless a subsequent disposition thereof is registered thereunder (neither the Corporation nor DropCar being under an obligation to so register) or is exempt from registration thereunder.

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5. As evidence of the restriction on transfer, the following legend (or a substantially similar legend) will be placed on the certificate or certificates evidencing the Warrants and the Warrant Shares:

“THE REGISTERED HOLDER HEREOF HAS REPRESENTED TO THE ISSUER OF THE SECURITIES REPRESENTED HEREBY THAT IT HAS ACQUIRED SUCH SHARES FOR INVESTMENT PURPOSES AND NOT FOR DISTRIBUTION. ACCORDINGLY, SUCH SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS SUBSEQUENTLY REGISTERED THEREUNDER OR AN EXEMPTION FROM REGISTRATION THEREUNDER IS AVAILABLE.”

The Corporation or DropCar may give appropriate stop-transfer instructions to any transfer agent for the Warrants or Warrant Shares.

[Signature Page Follows]

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[SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the parties have executed and delivered this Subscription Agreement as of the date first written above.

AYRO, INC.

By:
Name:	Rod Keller
Title:	Chief Executive Officer

Address for Notice:
Email: rod.keller@ayro.com

NOTEHOLDER:

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ANNEX P

APRIL BRIDGE FINANCING

SECURED PROMISSORY NOTE

$600,000.00	Round Rock, Texas
April 14, 2020

AYRO, Inc., a Delaware corporation (the “Maker”), for value received, hereby promises to pay to Dr. Luis Duarte, an individual (“Payee”) at 1930 Valley View, San Angelo, Texas 76904, the aggregate principal sum of Six Hundred Thousand and No/100 Dollars ($600,000.00) (the “Initial Principal Amount”), or so much as is actually advanced by Payee to Maker, and to pay interest thereon as to any such sums as are advanced from Payee to Maker from the date advanced as provided in this Secured Promissory Note (this “Note”).

1. Initial Term. All outstanding principal and all accrued and unpaid interest hereunder shall be due and payable on or before the earlier of (a) the date that is ninety (90) days following the date of issuance of this Note, or (b) the date that is three (3) business days following the closing of a contemplated reverse merger transaction involving Maker and Drop Car, Inc. (such earlier date, the “Maturity Date”), unless such Maturity Date is accelerated in accordance with the terms of this Note.

2. Funding. Maker agrees to fund the loan evidenced by this Note on the following schedule: One Hundred Thousand Dollars ($100,000.00) on or before April 14, 2020 (the “Initial Installment”); Two Hundred Thousand Dollars ($200,000.00) on or before April 17, 2020 and Three Hundred Thousand Dollars ($300,000.00) on or before April 28, 2020 (collectively, the “Subsequent Installments”). Maker agrees that from and after Maker’s execution of this Note and acceptance of the Initial Installment from Payee, and as a condition of Payee’s agreement to advance the loan contemplated herein to Maker, Payee will have a binding and enforceable obligation to timely advance to Maker the Subsequent Installments, and upon timely funding such Subsequent Installments to receive the shares of Maker’s Common Stock contemplated in Section 4. Notwithstanding the foregoing, Payee shall not be deemed to have breached the obligation to timely fund the Subsequent Installments so long as Payee funds such Subsequent Installments within five (5) days of the respective dates indicated above.

3. Interest. Interest will accrue on the outstanding principal at Fifteen Percent (15%) per annum, simple interest from the date of funding until repaid.

4. Equity. In connection with the Maker’s issuance of this Note and Payee’s funding and Guarantor’s personal guaranty of the loan evidenced hereby, Maker shall, upon Payee’s funding in full of the Initial Principal Amount, grant to each of Payee and Guarantor a number of shares of Maker’s Common Stock (“Common Shares”) equal to the number of issuable shares as calculated below (the “Issuable Shares”). Maker’s Common Stock has par value $0.001 per share and is subject to the rights and restrictions identified in the Company’s Certificate of Incorporation. It is contemplated that Maker’s successor will have approximately 55,012,444 shares of Common Stock outstanding upon the closing of the Merger. Payee and Guarantor are aware of the terms of the pending merger between Maker and DropCar. The number of Issuable Shares to be issued to each of Payee and Guarantor will be equal to two percent (2%) of the aggregate issued and outstanding shares of Maker and DropCar immediately post-merger (the “Post-Merger Outstanding Shares”). For avoidance of doubt, the Issuable Shares, when issued to each of Payee and Guarantor, will in aggregate represent four percent (4%) of the Post-Merger Outstanding Shares. Such Issuable Shares are anticipated to consist of approximately 1,014,614 Common Shares issuable to each of Payee and Guarantor, for a total of 2,029,228 Common Shares expected to be issued by Maker, multiplied by the merger exchange ratio (currently 1.0844 resulting in 1,100,248 each and 2,200,496 total shares of the combined companies, respectively) and, subject to adjustment for the actual number of Post-Merger Outstanding Shares. The number of Common Shares to be issued hereunder as the Issuable Shares will further be adjusted as reasonably required for stock splits, reverse splits and other equity adjustments that similarly affect the Company’s Common Shares. Payee understands that the common stock shares issued under this agreement are subject to the standard lockup period of twelve (12) months following completion of the pending merger and Payee hereby agrees to execute the Maker’s standard “Lockup Agreement”.

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5. Payments. All outstanding principal and accrued and unpaid interest thereunder shall be due and payable in full at the Maturity Date. All payments hereunder shall be applied: (A) first, to accrued and unpaid interest, if any; (B) second, to the payment of the outstanding principal amount of this Note; and (C) third, to payment of any of Payee’s expenses arising out of this Note. All payments of principal, interest, and other amounts due hereunder shall be made by Maker in lawful money of the United States of America in immediately available funds at the principal place of business of Payee or at such other place designated by Payee from time to time in writing to Maker. Notwithstanding anything contained herein to the contrary, payments shall be made when due under this Note. In the event Maker fails to make any payment due hereunder on or before the applicable due date, Maker will issue to each of Payee and Guarantor shares of Maker’s Common Stock in the amount of Five Thousand (5,000) shares per day for each day by which such payment is late. This share issuance requirement will continue until such late payment is made in full by Maker.

6. Prepayment. This Note may be prepaid, in whole or in part, by Maker at any time or from time to time, without penalty or premium and without advance notice to Payee, provided, however, that (i) Maker shall pay all then-accrued interest in connection with any such prepayment, and (ii) Maker acknowledges that the Payee and Guarantor will have fully earned the Issuable Shares upon Payee’s timely funding of the Initial Principal Amount, such that prepayment of this Note shall have no effect on Payee’s and Guarantor’s ownership of the Issuable Shares.

7. Collateral; Personal Guaranty. The Note is to be secured by a subordinated lien security interest in all assets of the Maker (the “Collateral”), which lien will be subordinate to all liens of record against Maker as of the date of this Note and will be granted via a Security Agreement of even date herewith (the “Security Agreement”) executed by Maker as Grantor in favor of Payee as Secured Party. The Note is additionally to be secured by a personal guaranty of even date herewith in favor of Maker (such guaranty, the “Personal Guaranty”) issued by Mark Adams (“Guarantor”), and guarantying 50% of the obligations owed by Maker to Payee and other sums as described in the Personal Guaranty, up to a maximum obligation of Guarantor to Maker of $300,000 in aggregate. Maker and Payee each by execution of this Note acknowledge and agree that as consideration for Guarantor’s execution and delivery to Payee of the Personal Guaranty, Guarantor will receive the Issuable Shares to be issued to Guarantor as described in Section 4.

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8. Events of Default.

a. Any of the events specified in this Section 8 shall constitute a default by Maker hereunder (each, an “Event of Default”):

i. Failure to Pay. Default in the payment of the principal or unpaid accrued interest of this Note within ten (10) business days of the due date thereof (whether at the Maturity Date, upon acceleration, or otherwise);

ii. Breach of Covenants. Any material breach by Maker of any representation, warranty, condition, agreement, or covenant in this Note, or the Security Agreement, including but not limited to Maker’s failure to timely issue an original executed stock certificate representing the Issuable Shares, which breach is not cured within ten (10) business days following the date on which Payee has provided written notice to Maker of the occurrence thereof;

iii. Change of Control. Any transaction or series of transactions, the consummation of which results in a change of Control of Maker (as defined below) of all or substantially all of its business, including, but not limited to: (A) the transfer of all or substantially all of Maker’s assets other than to one or more affiliates of Maker with the prior consent of Payee, or (B) a transfer of Maker’s equity or a reorganization or a merger or consolidation of Maker, in each such case in this subsection (B) with an unaffiliated third party (each, an “Unauthorized Transferee”), in a single transaction or a series of transactions which results in an Unauthorized Transferee owning 50% or more of the voting and equity rights of Maker (or the merged or consolidated entity) immediately following such transfer, reorganization, merger or consolidation or series of transactions, except, in each case, with the prior written consent of Payee, which may not be unreasonably withheld, delayed, or denied. As used herein, “Control of Maker” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of Maker, whether through the ownership of equity, by contract or otherwise. For purposes of this Section 8, change of control of Maker does not include the contemplated reverse merger transaction currently under evaluation; or

iv. Bankruptcy; Etc. Maker (A) makes an assignment for the benefit of creditors, (B) consents to or seeks the appointment of a custodian, receiver, trustee or other similar official for itself or for all or a substantial part of its assets, (C) suffers the appointment of an official as described in (B), and such person is not removed within sixty (60) days after the appointment, or (D) proceedings are commenced against Maker under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction, and they remain undismissed for sixty (60) days after commencement;

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v. Judgments. One or more judgments or decrees shall be entered against Maker and all of such judgments or decree shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) calendar days from the entry thereof.

b. Upon and during the continuance of an Event of Default (but only subsequent to the expiration of any applicable cure period), Payee may, at its option, exercise any one or more of the following remedies, by notice in writing to Maker:

i. Declare the total unpaid principal balance of this Note, together with all accrued and unpaid interest thereon, immediately due and payable; or

ii. Exercise any other right or remedy available to Payee under the Security Agreement, or at law or in equity.

c. Payee’s remedies under this Note shall be cumulative and concurrent and may be pursued singly, successively, or together against Maker, and Payee may resort to every other right or remedy available at law or in equity, or acts in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of receiver or additional or supplementary remedies, all without first exhausting the rights and remedies contained herein, all in Payee’s sole discretion. Failure of Payee, for a period of time or on more than one occasion, to exercise any right or remedy hereunder shall not constitute a waiver of the right to exercise the same at any time during the continued existence of the Event of Default or in the event of any subsequent Event of Default. Payee shall not by any omission or act be deemed to waive any of its rights or remedies hereunder unless such waiver be in writing and signed by Payee, and then only to the extent specifically set forth therein. A waiver in connection with one event shall not be construed as continuing or as a bar to or waiver of any right or remedy in connection with a subsequent event.

d. Maker hereby waives presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor, and notice of protest.

9. Assignment. The rights and obligations of Maker and Payee in this Note shall be binding upon and benefit the successors and permitted assigns and transferees of such parties. This Note is not assignable by any party unless the other party consents to such assignment, the consent for which assignment or transfer may be withheld, delayed or denied by the relevant party in its sole and absolute discretion.

10. Loss, Destruction, Mutilation. Upon receipt by Maker of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Note, Maker will execute and deliver a new Note, which shall constitute an additional contractual obligation on the part of Maker. The issuance and delivery of such new Note shall render this Note null and void.

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11. Amendment. Any provision of this Note may be amended or modified only upon the written consent of Maker and Payee.

12. Waiver. Any provision of this Note may be waived only upon the written consent of the waiving party.

13. Severability. The parties hereto intend and believe that each provision in this Note comports with all applicable law. However, if any provision of this Note is found by a court of law to be in violation of any applicable law, and if such court should declare such provision of this Note to be unlawful, void or unenforceable as written, then it is the intent of Maker that such provisions shall be given full force and effect to the fullest possible extent that it is legal, valid and enforceable, that the remainder of this Note shall be construed as if such unlawful, void or unenforceable provision were not contained therein, and that the rights, obligations and interests of Maker and Payee under the remainder of this Note shall continue in full force and effect.

14. Notices. Except as specifically provided otherwise herein, any and all notices or other communications required or permitted by this Note or by law to be delivered to, served on, or given to any party hereto by any other party to this Note shall be in writing and shall be deemed properly delivered, given, or served when personally delivered to the party to whom it is directed, or in lieu of personal service, when deposited in the United States mail, first-class postage prepaid, certified mail, return receipt requested, at the hereafter indicated addresses for notice. Any party may change his, her, or its address for the purposes of this Section 14 by giving written notice of the change to all other parties in the manner provided in this Paragraph. The parties’ addresses for notice hereunder shall be as set forth on the first page of this Note for Payee, or on the execution page hereof for Maker, or as subsequently provided by a party by notice delivered in accordance with this Section 14.

15. Governing Law. The validity, construction and interpretation of this Note shall be governed by the laws of the State of Texas. The parties hereto irrevocably agree that all actions or proceedings in any way, manner or respect, arising out of or from or related to this Note shall be litigated only in courts having situs in Round Rock, Williamson County, Texas. Each party hereby consents and submits to personal jurisdiction in Round Rock, Williamson County, Texas and waives any right such party may have to transfer the venue of any such action or proceeding.

16. Waiver of Jury Trial. MAKER WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (I) UNDER THIS NOTE, THE SECURITY AGREEMENT, OR ANY OTHER INSTRUMENT, DOCUMENT, AMENDMENT, OR AGREEMENT WHICH MAY BE DELIVERED IN THE FUTURE IN CONNECTION WITH THIS NOTE; OR (II) ARISING FROM THE TRANSACTIONS CONTEMPLATED BY THIS NOTE, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. MAKER AND PAYEE IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT ARISING OUT OF OR FROM OR RELATED TO THIS NOTE SHALL BE LITIGATED ONLY IN COURTS HAVING SITUS WITHIN THE CITY OF ROUND ROCK, STATE OF TEXAS. MAKER AND PAYEE HEREBY CONSENT AND SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY AND STATE. EACH OF MAKER AND PAYEE HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO TRANSFER OR CHANGE VENUE OF ANY SUCH ACTION OR PROCEEDING.

17. Attorneys’ Fees. In the event any suit or action is brought by Payee or Maker under this Note to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to recover its reasonable attorneys’ fees from the non-prevailing party.

18. Heading; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

19. Counterparts; Integration; Effectiveness. This Note, the Security Agreement, and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note and the Security Agreement constitute the entire contract between the parties hereto with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note or the Security Agreement, as applicable.

[EXECUTION PAGE FOLLOWS]

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IN WITNESS WHEREOF, Maker has caused this Note to be issued as of the date set forth above.

MAKER:

AYRO, Inc.
a Delaware corporation

By:	/s/ Rod Keller
Name:	Rod Keller
Title:	CEO

Address:
900 E. Old Settlers Blvd. Suite 100
Round Rock, TX 78664

Agreed to:

PAYEE:

/s/ Dr. Luis Duarte
Dr. Luis Duarte

[EXECUTION PAGE TO

SECURED PROMISSORY NOTE]

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SECURITY AGREEMENT

This Security Agreement (this “Agreement”) is made as of April 9, 2020, by and between AYRO, Inc., a Delaware corporation (the “Grantor”) with a notice address of 900 E. Old Settlers Blvd., Suite 100, Round Rock, TX 78664, in favor of Dr. Luis Duarte, an individual resident of the State of Texas with a principal address of 1930 Valley View, San Angelo, Texas 76904 (the “Secured Party”).

RECITALS

The Grantor is party to a certain Secured Promissory Note between Grantor as Maker and Secured Party as Payee in the original principal amount of $600,000 of even date herewith (the “Secured Note”), issued by Grantor in connection with a loan of $600,000 from Secured Party to Grantor to be funded as set forth in the Secured Note. The parties intend that the Grantor’s obligations under the Secured Note be secured by a security interest in all of the assets of the Grantor, which lien will be subordinate to liens of record as of the date of this Agreement.

AGREEMENT

In consideration of the benefits bestowed upon Grantor as a result of the aforementioned loan transaction documented by the Secured Note and for other good and valuable consideration, the Grantor hereby agrees with the Secured Party as follows:

Grant of Security Interest. To secure the Grantor’s full and timely performance of all of Grantor’s obligations and liabilities to the Secured Party pursuant to the Secured Note (the “Obligations”), the Grantor hereby grants to the Secured Party a continuing security interest (the “Security Interest”) in and to the Grantor’s property described on Schedule 1 attached to this Agreement (the “Collateral”).

Notwithstanding the foregoing, such grant of a security interest shall not extend to, and the term “Collateral” shall not include, any of the Collateral, which are now or hereafter held by the Grantor to the extent that (i) the same are not assignable or capable of being encumbered as a matter of law or under the terms of any agreement applicable thereto (except to the extent that such restriction does not impair the creation of a security interest under the Uniform Commercial Code, as amended (the “Code”), without the consent of the other applicable party thereto and (ii) such consent has not been obtained; provided, however, that such grant of a security interest shall extend to, and the term “Collateral” shall include (A) any and all proceeds of the foregoing to the extent that the assignment or encumbering of such proceeds is not so restricted and (B) upon any other applicable party’s consent being obtained with respect to any of the foregoing that is otherwise excluded, thereafter the same as well as any and all proceeds thereof that might have theretofore been excluded from such grant of a security interest shall be included within the term “Collateral.” For purposes of this Agreement “Event of Default” shall mean, at the discretion of Secured Party, any event of default by the Grantor under or in connection with the Secured Note.

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Remedies. If an Event of Default has occurred and is continuing, the Secured Party may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement relating to the Obligations, all rights and remedies of a secured party under the Code. Without limiting the foregoing, the Secured Party, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon the Grantor or any other person (all of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances collect, receive, appropriate and realize upon any or all of the Collateral, and/or may sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver any or all of the Collateral (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of a Secured Party or elsewhere upon such terms and conditions as the Secured Party may deem advisable, for cash or on credit or for future delivery without assumption of any credit risk. The Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase all or any part of the Collateral so sold, free of any right or equity of redemption in the Grantor, which right or equity is hereby waived or released. The Secured Party shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable expenses incurred therein or in connection with the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Party under this Agreement (including, without limitation, reasonable attorneys’ fees and expenses) to the payment in whole or in part of the Obligations, in such order as the Secured Party may elect, and only after such application and after the payment by the Secured Party of any other amount required by any provision of law, need the Secured Party account for the surplus, if any, to the Grantor. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

Powers Coupled with an Interest. All authorizations and agencies contained in this Agreement with respect to the Collateral are irrevocable and powers coupled with an interest.

No Waiver and Cumulative Remedies. No failure to exercise, nor any delay in exercising, on the part of the parties, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by a party of any right or remedy under this Agreement on any one occasion shall not be construed as a bar to any right or remedy, which such party would otherwise have on any subsequent occasion. The rights and remedies provided in this Agreement are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

5. Perfection of Security Interest and Further Assurances.

(a) The Grantor shall, from time to time, as may be required by the Secured Party with respect to all Collateral, take all actions as may be requested by the Secured Party to perfect the security interest of the Secured Party in the Collateral, including, without limitation, with respect to all Collateral over which control may be obtained within the meaning of sections 8-106, 9-104, 9-105, 9-106 and 9-107 of the UCC, section 201 of the federal Electronic Signatures in Global and National Commerce Act and, as the case may be, section 16 of the Uniform Electronic Transactions Act, as applicable, the Grantor shall immediately take all actions as may be requested from time to time by the Secured Party so that control of such Collateral is obtained and at all times held by the Secured Party. All of the foregoing shall be at the sole cost and expense of the Grantor.

(b) The Grantor hereby irrevocably authorizes the Secured Party at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including any financing or continuation statements or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by the Grantor hereunder, without the signature of the Grantor where permitted by law, including the filing of a financing statement describing the Collateral as all assets now owned or hereafter acquired by the Grantor, or words of similar effect. The Grantor agrees to provide all information required by the Secured Party pursuant to this Section promptly to the Secured Party upon request.

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(c) The Grantor hereby further authorizes the Secured Party to file with the United States Patent and Trademark Office and the United States Copyright Office (and any successor office and any similar office in any state of the United States or in any other country) this Agreement and other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by the Grantor hereunder, without the signature of the Grantor where permitted by law.

(d) If the Grantor shall at any time hold or acquire any certificated securities, promissory notes, tangible chattel paper, negotiable documents or warehouse receipts relating to the Collateral, the Grantor shall endorse, assign and deliver the same to the Secured Party, accompanied by such instruments of transfer or assignment duly executed in blank as the Secured Party may from time to time specify.

(e) If any Collateral is at any time in the possession of a bailee, the Grantor shall promptly notify the Secured Party thereof and, at the Secured Party’s request and option, shall promptly obtain an acknowledgment from the bailee, in form and substance satisfactory to the Secured Party, that the bailee holds such Collateral for the benefit of the Secured Party and the bailee agrees to comply, without further consent of the Grantor, at any time with instructions of the Secured Party as to such Collateral.

(f) The Grantor agrees that at any time and from time to time, at the expense of the Grantor, the Grantor will promptly execute and deliver all further instruments and documents, obtain such agreements from third parties, and take all further action, that may be necessary or desirable, or that the Secured Party may reasonably request, in order to perfect and protect any security interest granted hereby or to enable the Secured Party to exercise and enforce its rights and remedies hereunder or under any other agreement with respect to any Collateral.

(g) The Grantor agrees that until it has fully satisfied all obligations to Secured Party in his capacity as Maker under the Note, Grantor will not incur secured debt or grant any other liens on the Collateral, other than liens arising by operation of law, without obtaining Secured Party’s prior written consent thereto.

Miscellaneous.

Amendments and Waivers. Any term of this Agreement may be amended with the written consent of the Grantor and of Secured Party. Any amendment or waiver effected in accordance with this Section 6(a) shall be binding upon the parties and their respective successors and assigns.

Transfer; Successors and Assigns. The terms and conditions of this Agreement shall be binding upon the Grantor and its successors and assigns and inure to the benefit of the Secured Party and its successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Texas.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Notices. All notices or other communications required or permitted to be given pursuant hereto shall be given via certified mail, return receipt requested, and directed to the parties at their respective addresses as provided in the initial paragraph herein (or at such other notice address as a party may subsequently provide the other party hereto via such method of notice).

Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto concerning such subject matter are expressly canceled.

[Signatures Follow]

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The Grantor has executed this Security Agreement as of the date first written above.

GRANTOR:

AYRO, Inc.
a Delaware corporation

By:	/s/ Rod Keller
Name:	Rod Keller
Title:	CEO

Address for Notice:
900 E. Old Settlers Blvd.,
Suite 100,
Round Rock, TX 78664

[Secured Party Signature Page Follows]

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The undersigned Secured Party has executed this Security Agreement as of the date first written above.

SECURED PARTY:

/s/ Dr. Luis Duarte
Dr. Luis Duarte

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SCHEDULE 1

Collateral

The Collateral shall consist of all right, title, interest, claims and demands of Grantor (sometimes referred to herein as the “Company”) in and to the following:

(a) all equipment (including all “Equipment” as such term is defined in Section 9-102(a)(33) of the Code), machinery, vehicles, fixtures, improvements, supplies, furniture, and other fixed assets, all as now owned or hereafter acquired by the Company or in which the Company has or hereafter acquires any interest, and any items substituted therefor as replacements and any additions or accessions thereto (all of the property described in this clause (a) being hereinafter collectively referred to as “Equipment”);

(b) all goods (including all “Goods” as defined in Section 9-102(a)(44) of the Code) and all inventory (including all “Inventory” as defined in Section 9-102(a)(48) of the Code) of the Company, now owned or hereafter acquired by the Company or in which the Company has or hereafter acquires any interest, including but not limited to, raw materials, scrap inventory, work in process, products, packaging materials, finished goods, documents of title, chattel paper and other instruments covering the same and all substitutions therefor and additions thereto (all of the property described in this clause (b) being hereinafter collectively referred to as “Inventory”);

(c) all present and future accounts in which the Company has or hereafter acquires any interest (including all “Accounts” as defined in Section 9-102(a)(2) of the Code), contract rights (including all rights to receive payments and other rights under all equipment and other leasing contracts) and rights to payment and rights or accounts receivable evidencing or representing indebtedness due or to become due the Company on account of goods sold or leased or services rendered, claims and instruments (including tax refunds, royalties and all other rights to the payment of money of every nature and description), including but not limited to, any such right evidenced by chattel paper (whether in tangible, electronic or other form), and all liens, securities, guaranties, remedies, security interests and privileges pertaining thereto (all of the property described in this clause (c) being hereinafter collectively referred to as “Accounts”);

(d) all investment property now owned or hereafter acquired by the Company (including all “Investment Property” as defined in Section 9-102(a)(49) of the Code), including, without limitation, all securities (certificated and uncertificated), securities accounts, securities entitlements, commodity contracts and commodity accounts, and all dividends and distributions paid or payable thereon;

(e) all general intangibles now owned or hereafter acquired by the Company or in which the Company has or hereafter acquires any interest (including all “General Intangibles” as defined in Section 9-102(a)(42) of the Code), including but not limited to, payment intangibles (including all “Payment Intangibles” as defined in Section 9-102(a)(61) of the Code), choses in action and causes of action and all licenses and permits (to the extent the collateral assignment of such licenses and permits is not prohibited by applicable law), registrations, franchises, corporate or other business records, systems, designs, software, manuals, procedures, drawings, goodwill, logos, indicia, business identifiers, inventions, processes, production methods, proprietary information, know-how and trade-secrets of the Company, and all Intellectual Property, trade-names, copyrights, patents, trademarks (including service marks) and copyright, patent and trademark applications, all continuations thereof in whole or in part, and contract rights (including but not limited to all rights to receive payments and other rights under all equipment and other leasing contracts, instruments and documents owned or used by the Company, and any goodwill relating thereto);

(f) all other personal property owned by the Company or in which the Company has or hereafter acquires any interest, wherever located, and of whatever kind or nature, tangible or intangible;

(g) all moneys, cash, chattel paper (including all “Chattel Paper” as defined in Section 9-102(a)(11) of the Code), checks, notes, bills of exchange, documents of title, money orders, negotiable instruments, commercial paper, and other securities, letters of credit (including all “Letter-of-Credit Rights” as defined in Section 9-102(a)(51) of the Code), supporting obligations (including all “Supporting Obligations” as defined in Section 9-102(a)(77) of the Code), instruments (including all “Instruments” as defined in Section 9-102(a)(47) of the Code), documents (including all “Documents” as defined in Section 9-102(a)(30) of the Code) and deposit accounts (including all “Deposit Accounts” as defined in Section 9-102(a)(29) of the Code), deposits and credits from time to time whether or not in the possession of or under the control of the Secured Party;

(h) all commercial tort claims (as defined in Section 9-102(a)(13) of the Code);

(i) all books and records relating to any of the foregoing assets or property; and

(j) any consideration received or receivable when all or any part of the property referred to in clauses (a) through (i) above is sold, transferred, exchanged, leased, collected or otherwise disposed of, or any value received or receivable as a consequence of possession thereof, including but not limited to, all products, proceeds (including all “Proceeds” as defined in Section 9-102(a)(64) of the Code), cash, negotiable instruments and other instruments for the payment of money, chattel paper, security agreements or other documents, insurance proceeds, condemnation awards or proceeds of other proceeds now or hereafter owned by the Company or in which the Company has an interest.

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PERSONAL GUARANTY

This Personal Guaranty is made as of April 11, 2020, by Mark Adams, an individual resident of the State of Texas (the “Guarantor”), and Dr. Luis Duarte (the “Lender”).

W I T N E S S E T H:

WHEREAS, pursuant to, and subject to certain terms and conditions contained in that certain promissory note of even date herewith in the original principal amount of $600,000 (the “Note”) by and between the Lender and AYRO, Inc., a Delaware corporation (“Borrower”), as the same may be amended, renewed, restated or extended from time to time, the Lender has made a loan to the Borrower in an aggregate principal amount of Six Hundred Thousand Dollars ($600,000), such loan being evidenced by the Note; and

WHEREAS, the Guarantor is a co-founder, director and principal shareholder of the Borrower, and the Guarantor has a substantial interest in the Borrower; and

WHEREAS, the Lender would not enter into the aforesaid loan transaction with the Borrower unless, among other matters, all of the obligations of the Borrower under the Note as hereinafter provided, including, without limitation, the punctual payment of both principal and interest to be paid, are personally guaranteed by the Guarantor, to the extent provided herein;

NOW, THEREFORE, the Guarantor hereby covenants and agrees as follows:

1. This Personal Guaranty shall become effective upon the execution hereof.

2. The Guarantor, as primary obligor and not merely as surety, hereby absolutely, unconditionally and irrevocably, guarantees to the Lender: (i) the due and punctual payment in full (and not merely the collectability) of the principal of the Note, and the interest thereon, in each case when due and payable, according to the terms of the Note, whether at stated maturity, by reason of acceleration or otherwise; (ii) the due and punctual payment in full (and not merely the collectability) of all other sums and charges which may at any time be due and payable in accordance with, or under the terms of, the Note, whether at stated maturity, by reason of acceleration or otherwise; (iii) the due and punctual payment (and not merely the collectability), performance and observance of all of the other obligations, indebtedness, liabilities, terms, covenants and conditions contained in the Note, all agreements and instruments at any time executed in connection with the Note, and any other security instruments and agreements relating to the Note, whether now or hereafter existing, on the part of the Borrower to be performed or observed (collectively the Note, all security instruments and all related agreements, whether now existing or arising hereafter, are collectively referred to herein as the “Loan Documents”); and (iv) the due and punctual payment in full (and not merely the collectability) of any and all other indebtedness, obligations and liabilities of the Borrower to the Lender of every kind and description, whether now existing or hereafter arising, whether direct, indirect or contingent, whether secured or unsecured, and howsoever evidenced, incurred or arising (all of the foregoing are collectively hereinafter called the “Obligations”); provided, however that (i) such Guaranty is intended and agreed to secure payment of a maximum of Fifty Percent (50%) of the total amount of the Obligations, and (ii) in no event will Guarantor’s obligations under this Guaranty exceed a maximum amount of $300,000 in the aggregate.

2. The Guarantor expressly agrees that the Lender may, in Lender’s sole and absolute discretion, without notice to or further assent of the Guarantor and without in any way releasing, affecting or impairing the obligations and liabilities of the Guarantor hereunder deal with the Borrower and its collateral as deemed reasonable by Lender regarding the Lender’s loans to the Borrower; including without limitation (i) assign or otherwise transfer the Loan Documents, including, without limitation, this Guaranty, or any interest therein; and (ii) deal in all respects with the Borrower, the Obligations or any collateral securing the Obligations as if this Guaranty were not in effect. The obligations of the Guarantor under this Guaranty shall be absolute and unconditional, irrespective of the genuineness, validity, regularity, enforceability or priority of the Loan Documents or any other circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor.

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3. The liability of the Guarantor under this Guaranty shall be primary, direct and immediate and not conditional or contingent upon pursuit by the Lender of any remedies Lender may have against the Borrower or any other party with respect to the Loan Documents, whether pursuant to the terms thereof or otherwise. No exercise or non-exercise by the Lender of any right given to them hereunder or under the Loan Documents, and no change, impairment or suspension of any right or remedy of the Lender, shall in any way affect any of Guarantor’s obligations hereunder or give the Guarantor any recourse against the Lender. Without limiting the generality of the foregoing, the Lender shall not be required to make any demand on the Borrower and/or any other party, or otherwise pursue or exhaust their remedies against the Borrower or any other party, before, simultaneously with or after, enforcing their rights and remedies hereunder against the Guarantor. Any one or more successive and/or concurrent actions may be brought hereon against the Guarantor, either in the same action, if any, brought against the Borrower and/or any other party, or in separate actions, as often as the Lender, in Lender’s sole discretion, may deem advisable. Notwithstanding the foregoing, however, and anything to the contrary contained in this Guaranty, Lender agrees it will refrain from taking any action to enforce this Guaranty against Guarantor prior to the date that is ninety (90) days from the occurrence of any Event of Default by Borrower under the Loan Documents.

4. The Guarantor hereby expressly waives: (i) diligence, presentment and demand for payment and protest of nonpayment; (ii) notice of acceptance of this Guaranty and of presentment, demand, dishonor and protest; (iii) notice of any default hereunder or under the Loan Documents and of all indulgences; (iv) demand for observance or performance of, or enforcement of, any terms or provisions of this Guaranty or the Loan Documents; (v) notice of extensions of credit by the Lender to the Borrower and of any change in the rate at which interest accrues under the Loan Documents; (vi) all other notices and demands otherwise required by law which the Guarantor may lawfully waive; (vii) the right to assert in any action or proceeding hereupon any setoff, counterclaim or other claim which Guarantor may have against the Lender; (viii) until payment in full of the Obligations in cash, all rights of subrogation, reimbursement or contribution against the Borrower which might otherwise arise by reason of the Guarantor’ execution, performance or payment of this Guaranty; and (ix) the benefit of all other principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof.

5. In each case of happening of any of the following events (each of which is herein sometimes called an “Event of Default”):

5.1 any representation or warranty made in this Guaranty or in any report, certificate, financial statement or other instrument furnished or to be furnished in connection with this Guaranty, shall prove to be false or misleading in any material respect; or

5.2 default in the payment of any indebtedness of the Borrower to the Lender, when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or by acceleration or otherwise, and continuation of such default for a period of fifteen (15) consecutive days; or

5.3 default in the due observance or performance of any covenant, condition or agreement contained in this Guaranty or in any agreement now or hereafter securing payment of this Guaranty after 30 days’ notice and opportunity to cure;

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5.4 the Guarantor shall (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of any of his property, (ii) admit in writing his inability to pay his debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code, or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against him in any proceeding under any such law or corporate action shall be taken for the purpose of effecting any of the foregoing; or

5.5 the occurrence of an “Event of Default” as defined in the Loan Agreement, which “Events of Default” are incorporated herein by reference as if set forth at length herein; or then and upon any such Event of Default and at any time thereafter during the continuance of such Event of Default, at the election of the Lender, the Note and the Obligations and any and all other obligations of the Borrower and Guarantor and each of them to the Lender shall for the purposes of this Guaranty immediately become due and payable, both as to principal and interest, without presentment, demand, or protest, all of which are hereby expressly waived, anything contained herein or in the Note or other evidence of such obligations to the contrary notwithstanding.

6. All notices, demands, requests or other communications given hereunder or in connection herewith shall be in writing and either mailed, sent by nationally recognized overnight courier service, or personally delivered, addressed to the party to receive such notice at such party’s address set forth below or at such other address as such party may hereafter designate by notice given in like fashion:

If to the Lender:

Dr. Luis Duarte

1930 Valley View

San Angelo, Texas 76904

If to the Guarantor:

Mark Adams

6001 Cervinus Run

Austin, Texas 78735

or, as to each party, at such other address as shall be designated by such parties in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communication shall be deemed given upon receipt by the party to whom such notice is directed.

7. Each party to this Guaranty acknowledges that it has engaged such party’s own legal counsel in connection with the transactions described in this Guaranty to the extent such party desires, or has knowingly and voluntarily waived its right to do so.

8. All rights and remedies afforded to the Lender by reason of this Guaranty and the Loan Documents, or by law are separate and cumulative and the exercise of one shall not in any way limit or prejudice the exercise of any other such rights or remedies. No delay or omission by the Guarantor in exercising any such right or remedy shall operate as a waiver thereof. No waiver of any rights and remedies hereunder, and no modification or amendment hereof, shall be deemed made by the Guarantor unless in writing and duly executed. Any such written waiver shall apply only to the particular instance specified therein and shall not impair the further exercise of such right or remedy or of any other right or remedy of the Guarantor, and no single or partial exercise of any right or remedy hereunder shall preclude further exercise of any other right or remedy.

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9. The obligations of the Guarantor to make payment in accordance with the terms of this Guaranty shall not be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of either Borrower or their respective estates, in bankruptcy or reorganization resulting from the operation of any present or future provision of the Federal Bankruptcy Act or other statute or from the decision of any court.

10. THE GUARANTOR, TO THE EXTENT THAT THE GUARANTOR MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS (COLLECTIVELY, THE “DESIGNATED JURISDICTIONS”, WHETHER ONE OR MORE) AND THE UNITED STATES DISTRICT COURTS HAVING JURISDICTION OR SITTING IN THE DESIGNATED JURISDICTIONS, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THE GUARANTOR’S OBLIGATIONS UNDER OR WITH RESPECT TO THIS GUARANTY. UNLESS THE LENDER AT LENDER’S OPTION SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS IN ANOTHER COURT HAVING SUBJECT MATTER JURISDICTION OVER THE CONTROVERSY, ALL ACTIONS ARISING OUT OF OR UNDER THIS GUARANTY SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURT LOCATED IN THE COUNTY OF TRAVIS, STATE OF TEXAS. THE GUARANTOR EXPRESSLY WAIVES ANY AND ALL OBJECTIONS THE GUARANTOR MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS. THE GUARANTOR AND THE LENDER ALSO WAIVES TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS GUARANTY AND AGREES THAT IN THE EVENT THIS GUARANTY SHALL BE ENFORCED BY SUIT OR OTHERWISE, OR IF THE LENDER SHALL EXERCISE OR ENDEAVOR TO EXERCISE ANY OF THEIR REMEDIES UNDER THE LOAN DOCUMENTS OR GUARANTY, THE GUARANTOR WILL REIMBURSE THE LENDER, UPON DEMAND, FOR ALL EXPENSES AND DAMAGES INCURRED IN CONNECTION THEREWITH, INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES.

11. This Guaranty is made in order to induce the Lender to enter into the aforesaid loan transactions and to make said loan to the Borrower and in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged

12. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SAID STATE, WITHOUT REFRENCE TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THAT OF THE STATE OF TEXAS.

13. This Guaranty shall inure to the benefit of, and be enforceable by, the Lender and their successors and assigns, and shall be binding upon, and enforceable against, the Guarantor and his heirs, successors and assigns.

14. In case this Guaranty or any one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Guaranty shall be construed as if such invalid, illegal or unenforceable provision had never been included.

[[Signature Page Follows]]

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IN WITNESS WHEREOF, the Guarantor has executed this Guaranty as of the day and year first above written.

/s/ Mark Adams
Mark Adams

STATE OF ___________________

COUNTY OF _________________

The foregoing instrument was acknowledged before me this ____ day of_____________, by ______________________________, who is personally known to me or who has produced ___________________________ as identification.

Notary Public
Print Name:
My commission expires:

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Delaware Law and DropCar’s Governing Documents

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Article XIII of the DropCar Charter provides that a director shall not be personally liable to DropCar or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to DropCar or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts specified by the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

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Article VIII of the DropCar Bylaws provides that DropCar shall indemnify its directors and officers, or former directors and officers, against any and all expenses, liabilities or other matters.

Indemnification Agreements

DropCar has entered into agreements to indemnify its directors and officers. These agreements, among other things, will indemnify and advance expenses to DropCar’s directors and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as a DropCar director or officer, or any other company or enterprise to which the person provides services at DropCar’s request.

Insurance

DropCar carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers. The effect of these policies is to indemnify DropCar’s directors and officers against expenses, judgments, attorney’s fees and other amounts paid in settlements incurred by officers and directors for acting in their capacity as such.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg Number
Plans Related to Acquisitions, Reorganizations, Arrangements, Liquidations or Successions
2.1#	Agreement and Plan of Merger and Reorganization by and among DropCar, Inc., ABC Merger Sub, Inc. and AYRO, Inc. dated December 19, 2019		Form 8-K (Exhibit 2.1)	12/20/19	001-34643
2.2#	Asset Purchase Agreement, by and among DropCar, Inc., DropCar Operating Company, Inc., DC Partners Acquisition, LLC, Spencer Richardson and David Newman, dated December 19, 2019		Form 8-K (Exhibit 2.5)	12/20/19	001-34643

Governing Documents and Instruments Defining Security Holders’ Rights
3.1	Certificate of Incorporation of DropCar, Inc., as amended, dated March 8, 2019		Form 10-K (Exhibit 3.1)	4/3/19	001-34643
3.2	Certificate of Designations, Preferences and Rights of the Series H-5 Preferred Stock of DropCar, Inc.		Form 8-K (Exhibit 3.1)	12/6/19	001-34643
3.3	Certificate of Amendment to Certificate of Designations, Preferences and Rights of the Series H-4 Preferred Stock of DropCar, Inc.		Form 8-K (Exhibit 3.1)	12/20/19	001-34643
3.4	Certificate of Designations, Preferences and Rights of the Series H-6 Convertible Preferred Stock of DropCar, Inc.		Form 8-K (Exhibit 3.1)	2/5/20	001-34643

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3.5	Amended and Restated Bylaws of DropCar, Inc., as amended December 18, 2019	Form 8-K (Exhibit 3.2)	12/20/19	001-34643
4.1	Form of DropCar Voting Agreement, by and among AYRO, Inc. and certain stockholders of DropCar, Inc.	Form 8-K (Exhibit 2.2)	12/20/19	001-34643
4.2	Form of AYRO Voting Agreement, by and among DropCar, Inc. and certain stockholders of AYRO, Inc.	Form 8-K (Exhibit 2.3)	12/20/19	001-34643
4.3	Form of Lock-Up Agreement, by and among DropCar, Inc., AYRO, Inc. and certain stockholders of DropCar, Inc. and AYRO, Inc.	Form 8-K (Exhibit 2.4)	12/20/19	001-34643
4.4	Form of Warrant to Purchase Common Stock of WPCS International Incorporated	Form 8-K (Exhibit 10.2)	12/22/16	001-34643
4.5	Form of Series I Warrant to Purchase Common Stock	Form 8-K (Exhibit 4.1)	4/20/18	001-34643
4.6	Form of Series H-3 Warrant to Purchase Common Stock	Form 8-K (Exhibit 10.2)	4/4/17	001-34643
4.7	Form of Warrant Exchange Agreement	Form 8-K (Exhibit 10.1)	4/20/18	001-34643
4.8	Form of Series H-4 Warrant Agreement	Form 8-K (Exhibit 4.1)	3/9/18	001-34643
4.9	Form of Warrant Amendment to Series H-4 Warrant	Form 8-K/A (Exhibit 4.2)	9/10/18	001-34643
4.10	Form of Repricing Offer Letter, Series H-4 Warrants	Form 8-K (Exhibit 10.1)	9/4/18	001-34643
4.11	Form of Reload Warrant	Form 8-K/A (Exhibit 4.1)	9/10/18	001-34643
4.12	Form of Series H-5 Warrant	Form 8-K (Exhibit 4.1)	12/6/19	001-34643
4.13	Registration Rights Agreement, by and among WPCS International Incorporated and the purchasers listed therein, dated December 21, 2016	Form 8-K (Exhibit 10.3)	12/22/16	001-34643
4.14	Registration Rights Agreement by and among WPCS International Incorporated and the purchasers listed therein, dated March 30, 2017	Form 8-K (Exhibit 10.3)	4/4/17	001-34643
4.15	Registration Rights Agreement by and among the DropCar and the purchasers listed therein, dated March 8, 2018	Form 8-K (Exhibit 10.2)	3/9/18	001-34643
4.16	Registration Rights Agreement, dated December 6, 2019, by and among DropCar, Inc. and the purchasers named therein	Form 8-K (Exhibit 10.2)	12/6/19	001-34643
4.17	Form of Exchange Agreement in connection with Series H-6 Convertible Preferred Stock	Form 8-K (Exhibit 10.1)	2/5/20	001-34643

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Legal Opinions
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legal matters	X
8.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding tax matters	X
8.2	Opinion of Haynes and Boone, LLP regarding tax matters	X

Agreements with Executive Officers and Directors
10.1	Form of Indemnification Agreement, by and among DropCar, Inc. and each of its directors and officers		Form 8-K (Exhibit 10.1)	2/5/18	001-34643
10.2	Employment Agreement, dated as of September 6, 2017, by and between DropCar, Inc. and Spencer Richardson		Form 8-K (Exhibit 10.4)	2/5/18	001-34643
10.3	Employment Agreement, dated as of September 6, 2017, by and between DropCar, Inc. and David Newman		Form 8-K (Exhibit 10.5)	2/5/18	001-34643
10.4	Separation Agreement, dated January 30, 2018, by and between the Company and Sebastian Giordano		Form 8-K (Exhibit 10.2)	2/5/18	001-34643
10.5	Separation Agreement, dated January 30, 2018, by and between the Company and David Allen		Form 8-K (Exhibit 10.3)	2/5/18	001-34643
10.6	Employment Agreement, dated as of January 22, 2018, by and between DropCar, Inc. and Paul Commons		Form 8-K (Exhibit 10.6)	2/5/18	001-34643
10.7	DropCar, Inc. Amended and Restated 2014 Equity Incentive Plan. Incorporated by reference to Appendix A of the DropCar’s Definitive Proxy Statement on Schedule 14A filed with the SEC on August 14, 2015		DEF14A	8/14/15	001-34643
10.8	Non-Qualified Stock Option Agreement, dated as of May 14, 2018, by and between the DropCar, Inc. and Victoria C. Pasquale		Form S-8 (Exhibit 99.1)	6/21/18	001-34643

Material Contracts
10.9	Consulting Agreement, by and between the DropCar, Inc. and Ascentaur, LLC, dated July 11, 2018		Form 8-K (Exhibit 10.1)	7/13/18	001-34643

Financing Documents
10.10	Securities Purchase Agreement, dated December 6, 2019, by and among DropCar, Inc. and the investors named therein		Form 8-K (Exhibit 10.1)	12/6/19	001-34643

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Exhibits Related to Subsidiaries, Consents and Powers of Attorney
23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5.1)	X
23.2	Consent of Haynes and Boone, LLP (included in the opinion filed as Exhibit 8.2)	X
23.3	Consent of EisnerAmper LLP	X
23.4	Consent of Plante & Moran, PLLC	X
23.5	Consent of Friedman LLP	X
24.1*	Powers of Attorney (incorporated by reference to the signature pages of the Registration Statement on Form S-4 filed on February 14, 2020)

Additional Exhibits
99.1	Form of Proxy Card for DropCar, Inc’s Special Meeting.	X
99.2	Form of Written Consent for AYRO, Inc. stockholders.	X
99.3	Consent of Gemini Valuation Services, LLC.	X
99.4*	Consent of Rodney C. Keller, Jr. to be named as a director.
99.5	Consent of George Devlin to be named as a director.	X
99.6*	Consent of Mark Adams to be named as a director.
101	Interactive Data Files of Financial Statements and Notes.	X

# Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

* Previously filed.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

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(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (c)immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on April 24, 2020.

DROPCAR, INC.

By:	/s/ Spencer Richardson
Name:	Spencer Richardson
Title:	Chief Executive Officer

Signature	Title	Date

/s/ Spencer Richardson	Chief Executive Officer	April 24, 2020
Spencer Richardson	(Principal Executive Officer)

*	Chief Financial Officer	April 24, 2020
Mark Corrao	(Principal Financial Officer)

*	Chairman of the Board of Directors	April 24, 2020
Joshua Silverman

*
Sebastian Giordano	Director	April 24, 2020

*
David Newman	Chief Business Development Officer and Director	April 24, 2020

*
Zvi Joseph	Director	April 24, 2020

*
Solomon Mayer	Director	April 24, 2020

*
Greg Schiffman	Director	April 24, 2020

By:	/s/ Spencer Richardson
Name:	Spencer Richardson
Title:	Power of Attorney

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